Exhibit C-6

Investing in the Middle Class

BUDGET 2019

Tabled in the House of Commons
by the Honourable
William Francis Morneau, P.C., M.P.
Minister of Finance

March 19, 2019

©Her Majesty the Queen in Right of Canada (2019)

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Table of Contents

Introduction	9

Facing an Uncertain Future	10

Results for the Middle Class	11

A Long-Term Plan for Canadians	13

Investing in the Middle Class	13

Conclusion	14

Overview	15

Canadian Economic Context	15

Budget 2019 Investments	17

Maintaining Canada’s Low-Debt Advantage	19

Chapter 1 – Investing in the Middle Class	21

Part 1: An Affordable Place to Call Home	22

Improving Affordability Today: Support for First-Time Home Buyers	22

Introducing the First-Time Home Buyer Incentive	23

How the First-Time Home Buyer Incentive Would Work	23

Modernizing the Home Buyers’ Plan	25

Working Together: Increasing Housing Supply Through Partnerships and Targeted Investments	27

Expanding the Rental Construction Financing Initiative	27

Encouraging Innovation With the Housing Supply Challenge	28

Launching an Expert Panel on the Future of Housing Supply and Affordability	29

Delivering on Canada’s First National Housing Strategy	29

Increasing Fairness: Strengthening Rules and Compliance in Canada’s Housing Market	31

Taking Action to Enhance Tax Compliance in the Real Estate Sector	31

Deterring Financial Crime in Real Estate	32

Monitoring Purchases of Canadian Real Estate	32

Part 2: A New Approach to Helping Middle Class Canadians Find and Keep Good Jobs	33

Horizontal Skills Review	35

Introducing the Canada Training Benefit	37

How the Canada Training Benefit Will Work	38

How the Canada Training Benefit Will Help Workers and Employers	40

Using the Canada Training Benefit	41

Preparing Young Canadians for Good Jobs	43

Affordable and Accessible Education	43

Helping With the High Cost of Post-Secondary Education	43

Making Canada Student Loans More Affordable	44

1

Making Canada Student Loans More Accessible	45

Enhancing Supports for Apprenticeship	46

Paid Parental Leave for Student Researchers	47

Supporting Graduate Students Through Research Scholarships	48

Supporting Indigenous Post-Secondary Education	48

Skills for Canada and the World	50

Expanding the Canada Service Corps	50

Giving Young Canadians Digital Skills	51

Modernizing the Youth Employment Strategy	52

Canada’s New International Education Strategy	52

On-the-Job Learning and Work Experience	53

Expanding the Student Work Placement Program	54

Part 3: Moving Forward on Implementing National Pharmacare	57

Advisory Council on the Implementation of National Pharmacare	58

Introducing the Canadian Drug Agency	60

Making High-Cost Drugs for Rare Diseases More Accessible	61

Part 4: A Secure Retirement	62

A Better Quality of Life for Canada’s Seniors	63

Improving the Economic Security of Low-Income Seniors	63

Making Sure Everyone Who Is Eligible Receives Canada Pension Plan Benefits	66

Protecting Canadians’ Pensions	66

Empowering Seniors in Their Communities	67

The Canada Pension Plan: Retirement Security for Today and Tomorrow	68

Further Investments Benefitting the Quality of Life of Seniors	70

Chapter 2 – Building a Better Canada	73

Part 1: Building Strong Communities	74

The Investing in Canada Plan: An Update	74

Projects Approved and Underway	75

Creating Jobs Through the Investing in Canada Plan	79

New Infrastructure Funding for Local Communities Through a Municipal Top-Up	80

Part 2: Affordable Electricity Bills and a Clean Economy	81

Investing in the Future of Transportation	81

Making Zero-Emission Vehicles More Affordable	81

Supporting Business Investment in Zero-Emission Vehicles	82

Reducing Energy Costs Through Greater Energy Efficiency	84

More Connectivity = More Affordable Electricity	85

Fighting Climate Change With a Price on Pollution	86

A Just Transition for Canadian Coal Power Workers and Communities	88

Improving Canadian Energy Information	90

Fulfilling Canada’s G20 Commitment	90

2

Part 3: Connecting Canadians	92

Access to High-Speed Internet for All Canadians	92

Bringing High-Speed Internet to Rural, Remote and Northern Communities	92

How We Will Achieve a Fully Connected Canada	95

Part 4: Building a Better Future for Canada’s North	98

Strong Arctic and Northern Communities	98

Investing in Regional Priorities	104

Protecting Water and Soil in the Prairies	104

Investing in Eastern Canada Ferry Services	104

Improving Crossings in Canada’s Capital Region	105

Part 5: Building a Nation of Innovators	106

Canada’s Innovation and Skills Plan	106

Promoting the Development of World-Class Canadian Businesses	107

Establishing a Permanent Global Talent Stream	108

Improving Support for Small, Growing Companies	110

Supporting the Next Generation of Entrepreneurs	110

Helping Canada’s Forest Sector Innovate and Grow	111

Supporting Innovation in the Oil and Gas Sector Through Collaboration	112

Investing in a Diverse and Growing Western Economy	113

Launching a Federal Strategy on Jobs and Tourism	113

Bringing Innovation to Regulations	116

Introducing Regulatory Roadmaps	117

Harmonizing Regulations	119

Modernizing Regulations	120

Part 6: Building Research Excellence in Canada	121

Support for Science, Research and Technology Organizations	121

Strengthening Canada’s World-Class Physics Research	123

Taking a New Approach With the Strategic Science Fund	123

Chapter 3 – Advancing Reconciliation	127

Part 1: Redressing Past Wrongs and Advancing Self-Determination	128

Advancing Reconciliation by Settling Specific Claims	129

Forgiving and Reimbursing Loans for Comprehensive Claim Negotiations	129

Part 2: Strengthening Governance Tools	130

Supporting Strong and Successful Self-Governing Indigenous Communities	130

Better Information for Better Services	131

Core Governance Support for First Nations	131

Part 3: Closing the Gap	133

Part 4: Better Services for First Nations and Inuit Children	136

Continuing Implementation of Jordan’s Principle	136

Supporting Inuit Children	137

3

Part 5: Preserving, Promoting and Revitalizing Indigenous Languages	137

Supporting Indigenous Post-Secondary Education	138

Part 6: Healthy, Safe and Resilient Indigenous Communities	139

On Track to Eliminate Boil Water Advisories on Reserve	139

Safe and Accessible Spaces for Urban Indigenous Peoples	140

Improving Emergency Response On-Reserve	141

Improving Assisted Living and Long-Term Care	142

Supporting the National Inuit Suicide Prevention Strategy	142

Supporting Indigenous Business Development	143

Engaging Indigenous Communities in Major Resource Projects	145

Supporting First Nations Priorities	145

Supporting Inuit Priorities	146

Supporting Métis Nation Priorities	147

Chapter 4 – Delivering Real Change	151

Part 1: Health and Well-Being	152

Addressing Major Health Care Challenges	153

Introducing a National Dementia Strategy	153

Creating a Pan-Canadian Database for Organ Donation and Transplantation	154

Expanding Health-Related Tax Relief	154

Enhancing the Federal Response to the Opioid Crisis in Canada	155

Supporting a Pan-Canadian Suicide Prevention Service	156

Supporting Community-Based Housing for People With Complex Health and Social Needs in Prince Edward Island	157

Supporting a Safe and Non-Discriminatory Approach to Plasma Donation	157

Making Canada Accessible and Supporting People With Disabilities	158

Supporting Employment for Persons With Intellectual Disabilities and Autism Spectrum Disorders	159

More Accessible Federal Government Workplaces	160

Inclusion of Canadians With Visual Impairments and Other Print Disabilities	160

Improvements to the Registered Disability Savings Plan	161

Introducing a Food Policy for Canada	161

Addressing the Challenge of African Swine Fever	164

The Social Finance Fund	164

Part 2: Support for Diversity, Culture and the Arts	167

Expanding Support for Artists and Cultural Events	168

Advancing Gender Equality	169

Expanding the Work of the LGBTQ2+ Secretariat	170

Introducing a New Anti-Racism Strategy	171

Enhancing Support for Minority-Language Education in Canada	172

4

Supporting Canadian Journalism	173

Supporting Donations of Cultural Property	173

Ensuring a Safe and Healthy Sport System	174

Part 3: Support for Canada’s Veterans and Their Families	174

Supporting Veterans as They Transition to Post-Service Life	175

Supporting Research on Military and Veteran Health	176

Supporting Veterans’ Families	177

Commemorating Canada’s Veterans	177

Part 4: Public Safety and Justice	178

Safeguarding the Integrity of Our Institutions and Infrastructure	178

Protecting Canada’s Critical Infrastructure From Cyber Threats	178

Growing Canada’s Advantage in Cyber Security	179

Protecting Democracy	179

Protecting Canada’s National Security	181

Enhancing Accountability and Oversight of the Canada Border Services Agency	182

Enhancing the Integrity of Canada’s Borders and Asylum System	184

Protecting People From Unscrupulous Immigration Consultants	184

Improving Canada’s Ability to Prepare for and Respond to Emergencies and Natural Disasters	185

Ensuring Better Disaster Management Preparation and Response	185

Improving Emergency Medical Response in Western Canada	186

Protecting Vulnerable Canadians From Violence and Exploitation and Promoting Access to Justice	186

Protecting Children From Sexual Exploitation Online	186

Combatting Human Trafficking	187

Giving Canadians Better Access to Public Legal Education and Information	187

Supporting Access to Family Justice in the Official Language of One’s Choice	187

Protecting Community Gathering Places From Hate-Motivated Crimes	188

Part 5: Canada’s International Engagement	188

Increasing Canada’s International Assistance Envelope	188

Supporting Farmers in Supply Managed Sectors Following Ratification of New Trade Agreements	189

Renewing Canada’s Middle East Strategy	190

Reinforcing Canada’s Support for Ukraine	191

More Affordable International Remittances	191

Part 6: Better Government	192

Investing in Service Canada	192

Improving Client Services at the Canada Revenue Agency	193

Improving Immigration Client Service	194

Helping Travellers Visit Canada	194

Resolving Income Security Program Disputes More Quickly and Easily	195

5

Ensuring Proper Payment for Public Servants	195

Moving Toward the Next Generation Pay System for the Federal Public Service	196

Part 7: A Fair Tax System for All Canadians	196

Improving Tax Compliance	197

Strengthening Beneficial Ownership Transparency	198

Strengthening Canada’s Anti-Money Laundering and Anti-Terrorist Financing (AML/ATF) Regime	198

Combatting Aggressive International Tax Avoidance	200

Update on the Base Erosion and Profit Shifting Project	200

Strengthening Canada’s International Tax Rules	202

Employee Stock Options	202

Adjusting the Rules for Cannabis Taxation	206

Improving Access to the Canada Workers Benefit Throughout the Year	206

Intergenerational Business Transfers	207

Small Business Deduction—Farmers and Fishers	207

Closing Tax Loopholes	207

Gender Statement – Equality	211

Advancing Gender Equality and Diversity	211

Gender Results Framework	212

Education and Skills Development	215

Economic Participation and Prosperity	220

Leadership and Democratic Participation	225

Gender-Based Violence and Access to Justice	231

Poverty Reduction, Health and Well-Being	236

Gender Equality Around the World	242

GBA+ of Budget 2019	246

Strengthening the GBA+ Process	246

Target Population for Budget Measures	247

A Renewed Relationship With Indigenous Peoples	248

Helping Persons With Disabilities and Health Issues	249

Supporting Youth	250

Major Beneficiaries	251

Gender	251

Demographics	253

Visible Minority Communities	254

Rural Communities	255

Income Distributional Impacts	255

Intergenerational Impacts	256

6

Annex 1 – Economic and Fiscal Outlook	257

Introduction	257

Recent Economic Developments	258

Budget 2019 Economic Outlook	269

Budget 2019 Fiscal Outlook	271

Annex 2 – Details of Economic and Fiscal Projections	277

1. Private Sector Economic Projections	278

2. Changes to the Fiscal Outlook since the 2018 Fall Economic Statement	281

2.1 Economic and Fiscal Developments since the 2018 Fall Economic Statement	282

3. Fiscal Projections	284

3.1 Summary Statement of Transactions	284

3.2 Outlook for Budgetary Revenues	285

3.3 Outlook for Program Expenses	289

3.4 Financial Source/Requirement	291

4. Supplementary Information	294

4.1 Policy Actions Announced since the 2018 Fall Economic Statement	294

4.2 Other Budget 2019 Measures (Not Included in Previous Chapters)	297

4.4 Reconciliation of Budget 2019 Expenses with 2018–19 Main Estimates and 2019–20 Planned Estimates	311

4.5 Sensitivity of Fiscal Projections to Economic Shocks	320

Annex 3 – Legislative Measures	325

Annex 4 – Modernizing Canada’s Financial Sector	329

Reviewing the Merits of Open Banking	329

Supporting an Innovative and Well-Functioning Canadian Payments System	329

Supporting Sustainable Financing	330

Introducing a Financial Consumer Agency of Canada Governance Council	330

Updating Federal Financial Sector Statutes	331

Modernizing the Unclaimed Assets Framework	331

Debt Management Strategy	333

Introduction	333

Outlook for Government of Canada Debt	333

Planned Borrowing Activities for 2019–20	334

Borrowing Authority	334

Sources of Borrowings	334

Uses of Borrowings	336

Objectives	336

Debt Structure Planning	336

7

Composition of Market Debt	337

2019–20 Treasury Bill Program	337

2019–20 Bond Program	338

Management of Canada’s Official International Reserves	340

Cash Management	340

Prudential Liquidity	340

Annex 5 – Government Tax Expenditure and Spending Reviews	341

Tax Measures: Supplementary Information	349

8

Nearly four years ago, Canadians helped us build a plan for real change.

It was a plan that would invest in the things that matter most: good, well-paying jobs for the middle class and people working hard to join it; more help for families struggling with the high cost of living; strong, connected communities; and better opportunities for our children and grandchildren.

Canadians chose to invest in their future. And in the years since, those investments have begun to pay off.

This year, a typical middle class family of four will receive, on average, about $2,000 more in support than they did in 2015, thanks to the middle class tax cut and the Canada Child Benefit.

Under the Government’s economic plan, Canadians have created over 900,000 new jobs—the vast majority of which have been full-time—driving the unemployment rate to its lowest levels in more than 40 years. The number of Canadians working (as a share of the working-age population) also reached a record high in 2018. This includes especially strong employment gains by women, with the pace of job gains for women more than doubling since November 2015, compared to the previous three-year period.

Not only are there more jobs, but wages have also increased, rising in 2018 at one of the fastest paces of growth seen in the past eight years.

With lower taxes, more money to save or spend each month, and more good jobs, there are many reasons for middle class Canadians to feel more confident about what the future holds for themselves, and their families.

In 2019, however, there persists a sense among some Canadians that the promise of progress—the idea that with hard work, everyone can build a better life—may no longer hold true. Much more needs to be done to make sure all Canadians feel confident and secure about their future.

Introduction	9

Facing an Uncertain Future

Too many Canadians are worried about making ends meet.

High housing costs, mounting household debt, a rapidly changing job market, and the steady erosion of things that used to offer a sense of security—like employer-sponsored pension plans—are adding to the sense of uncertainty.

Many Canadians still feel that they are working harder than ever, but not getting any further ahead.

They feel uncertain about the future for different reasons.

Some young people are worried about their ability to find and keep good jobs, and frustrated that even with a college or university degree, they might not have the skills that employers need. Some of them may want to build a future in the rural areas they grew up in, but have concerns about finding jobs in their field or that suit their skill sets.

For some parents, it’s the rising cost of living, saving for their kids’ education and their own retirement, and taking care of aging parents that may weigh most heavily.

Workers of all ages may wonder if their jobs are secure, or worry about how they’ll get the skills needed to find new or better opportunities down the road.

And some seniors, who have earned a secure and dignified retirement after a lifetime of work, may be concerned about whether they have enough savings to support themselves through their retirement.

Across the country, Canadians of all backgrounds want to be assured that the Government is doing all it can to make sure that the promise of progress endures—creating new jobs and more opportunities; and building a country where more housing is affordable, where climate change is taken seriously, where new Canadians are welcomed and supported, and where reconciliation with Indigenous Peoples continues to move forward.

These concerns—and these hopes for a better future for their children and grandchildren—are real. Canadians deserve a Government that not only listens to these concerns, but has in place a plan to address them. One that will help to make life more affordable and help more people succeed in a rapidly changing world. One that is grounded in evidence and carried out in a responsible and balanced way.

While it is clear that there is much more work to be done, the Government’s efforts to build an economy that works for everyone have delivered promising results.

10

Results for the Middle Class

Since 2015, the Government has focused on strengthening and growing the middle class, and offering real help to people working hard to join it. Its ambitious plan to invest in the middle class has delivered:

A middle class tax cut for over 9 million Canadians. As one of its first orders of business, the Government raised taxes on the wealthiest 1 per cent, and cut taxes for the middle class. As a result, single Canadians who benefit are now saving an average of $330 each year, and couples who benefit are saving an average of $540 each year.

The tax-free Canada Child Benefit. With the Canada Child Benefit, 9 out of 10 families receive more help than they did under previous child benefit programs. This year, on average, families benefitting from the Canada Child Benefit will receive around $6,800 to help with the high cost of raising kids—an amount that will continue to rise with the cost of living.

These two measures alone mean that a typical family of four is $2,000 better off this year—and every year—than they were four years ago.

Canada: Lowest Effective Personal Tax Rate in the Group of Seven (G7)

Once the tax-free Canada Child Benefit is added to family income, a typical Canadian two-income couple with two children now keeps nearly 85 per cent of their gross income. That’s the lowest effective rate of taxation in the G7.

For single-parent households earning the average wage with two kids, or for families with two kids where only one parent is working at the average wage, the benefits are even greater—they pay effective personal tax rates of less than 2 per cent. In other words, these families keep more than 98 per cent of what they earn.

More affordable post-secondary education. More generous support through the Canada Student Loans Program means that, in the 2017-18 school year, over 490,000 Canadian post-secondary students received $1.4 billion from all types of Canada Student Grant support. This represents a 34 per cent increase in Canada Student Grant recipients and a 90 per cent increase in total Canada Student Grant amounts since 2014-15, for Canadian post-secondary students to invest in their future success.

Better support for working Canadians. The Canada Workers Benefit will help low-income workers take home more money while they work—up to nearly $500 more for a worker earning $15,000 in 2019—encouraging more people to join and remain in the workforce, and offering real help to more than 2 million Canadians who are working hard to join the middle class.

More money for vulnerable seniors today. Increasing the Guaranteed Income Supplement (GIS) top-up payment by up to $947 per year for single seniors boosted benefits for nearly 900,000 low-income seniors, while restoring the eligibility age for Old Age Security and GIS benefits to 65 means thousands of dollars more for Canadians as they become seniors.

Introduction	11

A more secure and dignified retirement for all Canadians. The enhancement of the Canada Pension Plan will give Canadian workers greater income security when they retire—including benefits that rise with the cost of living—while helping to fill the gap left by declining workplace pension coverage.

Stronger, more resilient communities. Investing in communities can deliver good, middle class jobs today, while setting the stage for economic, social and environmental returns for years to come. To date, the Government has approved more than 33,000 infrastructure projects in communities across the country—with the vast majority already underway. More than $7 billion of the $19.9 billion committed to projects has been fully invested in projects like new highways, bridges, buses, water treatment plants and community centres.

More affordable places to call home. New, long-term investments in the National Housing Strategy will build 100,000 new units of affordable housing, and help cut chronic homelessness in half. Since Budget 2016, almost $2 billion in new federal funding has been invested in housing across Canada and over 303,500 units have been built or repaired, giving Canadians greater access to affordable housing. These incremental investments have already provided more stable housing to 9,000 Canadians who were homeless or at serious risk of homelessness.

Fewer Canadians living in poverty. Thanks, in part, to a number of investments such as the income-boosting effects of the Canada Child Benefit and the increase to the top-up to the Guaranteed Income Supplement for single seniors, the Government has achieved its targeted 20 per cent reduction of poverty three years ahead of time, lifting over 825,000 Canadians out of poverty in 2017, including 278,000 children, compared to 2015.

A path toward reconciliation with Indigenous Peoples. Historic investments are helping to secure a better quality of life for Indigenous Peoples—lifting more than 80 long-term drinking water advisories, supporting the construction or repair of over 14,000 homes on reserve, and supporting more than 75 active Recognition of Rights and Self-Determination tables representing over 400 communities—while laying the foundation for a renewed relationship with First Nations, Inuit and the Métis Nation based on the recognition of rights, respect, cooperation and partnership.

An ambitious and affordable plan to fight climate change. With the Government’s new Climate Action Incentive payments, most households living in provinces that do not meet the Canada-wide federal standard for reducing carbon pollution—Ontario, New Brunswick, Manitoba and Saskatchewan—will get back more money than their increased costs resulting from the federal carbon pollution pricing system.

12

A Long-Term Plan for Canadians

The positive results realized since 2015 have not happened by accident, and will not continue without sustained effort.

Supported by investments in the middle class, it is the hard work of Canadians that is creating good, well-paying jobs, growing the economy, and helping to make life more affordable for people across the country.

Those investments and that hard work are what will continue to keep the economy strong and growing for the long term.

The alternative—making aggressive cuts to the services Canadians rely on to eliminate the deficit faster—will not help the economy, and it will not help Canadians. Canadians understand that a country cannot cut its way to prosperity.

That’s why the Government has instead chosen to move forward with a plan that continues to invest to grow Canada’s economy for the long term, in a fiscally responsible way that preserves Canada’s low-debt advantage for current and future generations.

It’s a plan that is delivering real results for the middle class and people working hard to join it.

It’s a plan that, step by step, is helping to build an economy that works for everyone, where every person has a real and fair chance at success.

It’s a long-term plan for Canadians that respects the choice Canadians made in 2015, and that will continue to deliver results for people—helping to create good, well-paying jobs and building strong, connected communities we can all be proud to call home.

Investing in the Middle Class

Since 2015, hard-working Canadians have proven what has long been understood: that a strong economy starts with a strong middle class.

Investing in the middle class means more help for people who need it. It means better opportunities for people today, and the promise of a better future—even in a world filled with change.

Budget 2019 is the next step in the Government’s plan to keep Canada’s economy strong and growing. It recognizes Canadians’ concerns and takes their needs to heart.

Introduction	13

With this Budget, the Government is:

•

Investing in the Middle Class—To help more families find good places to live, Budget 2019 introduces the new First-Time Home Buyer Incentive and other measures to make housing more affordable across the country. With the new Canada Training Benefit, working Canadians will have the extra help they need to find and keep good jobs today—and tomorrow. And all Canadians will be healthier and better off with the steps Budget 2019 takes toward implementing national pharmacare.

•

Building a Better Canada—To keep our economy strong and growing, Budget 2019 invests in the infrastructure Canadians—and Canadian communities—need. Doubling the transfer to municipalities will help get more projects underway, creating more good, well-paying jobs and making our cities and towns better places to live. More affordable electricity bills, new support for zero-emission vehicles, and a new commitment to bring high-speed internet to every Canadian home and business are all part of building a better country.

•

Advancing Reconciliation—Building on the progress achieved to date, the distinctions-based investments in Budget 2019 will help deliver clean water and better health care to Indigenous communities, advance self-determination and self-governance, and improve the quality of life for First Nations, Inuit, and Métis Nation people in Canada.

•

Delivering Real Change—Canada is a country defined by its values, and is at its best when everyone has real and fair chance at success. The investments in Budget 2019 will support artists and veterans; improve Canadians’ health, public safety, and access to justice; strengthen Canada’s role in the world; deliver better government; and make sure our tax system is fair for everyone.

Conclusion

Today, over 900,000 more Canadians are working compared with November 2015. Wages are up and the unemployment rate is near 40-year lows. As of 2017, over 825,000 fewer Canadians are living in poverty compared to 2015. The Government’s plan to grow the middle class is working.

Budget 2019 is about building on this progress, and continuing to make a real difference in the lives of Canadians today, and into the future.

It responds to Canadians’ concerns, and underscores the fact that for all the progress that has been made, more hard work lies ahead.

It reminds Canadians that when they work hard, together they can make sure that Canada’s success is felt by everyone, not just by the privileged few.

It gives people the help they need to succeed today, and offers hope for a brighter tomorrow—one where people have the security and the skills they need to meet whatever change comes their way.

Budget 2019 is about investing in the middle class, to build a better future for all.

14

In 2015, Canada’s economy was in a weak position—and so were many Canadians. Low growth, rising unemployment and weak wage growth made it harder for middle class Canadian families to make ends meet, save and plan for the future.

At the same time, Canada’s relatively low debt burden, combined with historically low interest rates, gave the Government room to invest to grow the economy—helping to create good, well-paying jobs in the short term, while building the infrastructure and skilled workforce needed to keep the economy strong and growing for years to come.

The results speak for themselves. Instead of facing low growth as a result of austerity and cuts, the Government’s investments in people and in the communities they call home have helped to drive the strong economic growth Canadians needed to feel more confident.

With Budget 2019, the Government is continuing to deliver on its economic plan—one that favours investment over austerity, with a clear focus on fiscal responsibility.

Canadian Economic Context

In a challenging global economic environment, Canada’s economy remains sound. Since November 2015, targeted investments and strong economic fundamentals have contributed to creating over 900,000 new jobs, pushing the unemployment rate to its lowest levels in over 40 years (Chart 1). In 2018 alone, all employment gains were full-time jobs.

At 3 per cent growth, Canada had the strongest economic growth of all G7 countries in 2017, and was second only to the U.S. in 2018. Recently, growth in global economic activity has slowed more than expected. At home, growth in the Canadian economy was softer at the end of 2018.

Despite these challenges, the Canadian economy is expected to strengthen over the second half of 2019, and to remain among the leaders for economic growth in the G7 in both 2019 and 2020.

Overview	15

Canada’s solid economic performance—bolstered by a strong labour market and the Government’s investments in the middle class—also supported solid wage growth last year, coming in at one of the fastest paces of growth recorded in the past eight years. With higher earnings and a strong economy, consumer confidence remains solid. This confidence is expected to help drive household spending and continued economic growth going forward.

At the same time, business sentiment in Canada remains firmly positive and growth in business investment and exports is expected to regain momentum over 2019, supported by new and modernized arrangements with many trading partners, and recently announced tax incentives designed to encourage businesses to invest in and create middle class jobs (Chart 2). This outlook is also supported by Canada’s reputation as a good place to invest and do business, as evidenced by Canada being the only G7 country to witness a material improvement in foreign direct investment into the country over the first three quarters of 2018.

16

Budget 2019 Investments

Nearly 20 years into the new century, Canada faces a number of challenges: the cost of living continues to rise for many Canadian families; a rapidly changing world leaves many worried about finding and keeping good, well-paying work; and things like global climate change and the growth of populism are fuelling uncertainty about the future. These challenges call for a responsible and forward-looking response, with a plan for the economy that is fiscally responsible and squarely focused on making life better for the middle class and people working hard to join it.

Budget 2019 continues the Government’s plan to invest in the middle class, with a special focus on investing in people and in the things they need to succeed: more affordable places to live, especially for first-time home buyers; skills for a changing job market; lower prescription drug costs to support good health; local infrastructure that helps deliver a good quality of life; and better connections to each other and the world through universal high-speed internet.

Overview	17

Table 1

Economic and Fiscal Developments Since the 2018 Fall Economic Statement (FES 2018) and Investments Included in Budget 2019

billions of dollars

	Projection

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024
FES 2018 budgetary balance[1]	-18.1	-19.6	-18.1	-15.1	-12.6	-11.4
Adjustment for risk from FES 2018	3.0	3.0	3.0	3.0	3.0	3.0
FES 2018 budgetary balance (without risk adjustment)	-15.1	-16.6	-15.1	-12.1	-9.6	-8.4
Economic and fiscal developments since FES 2018	5.9	4.8	4.7	3.7	4.1	4.6
Revised budgetary balance before policy actions and investments	-9.3	-11.9	-10.4	-8.4	-5.5	-3.9
Policy actions since FES 2018[2]	-1.4	-1.0	-0.6	-0.6	-0.2	-0.2
Investments in Budget 2019
Investing in People	0.0	-0.6	-1.3	-1.8	-2.3	-2.4
Building a Better Canada	-3.2	-0.3	-0.8	-0.8	-0.6	-0.4
Advancing Reconciliation	-0.9	-0.7	-1.0	-1.0	-0.6	-0.6
Delivering Real Change	-0.1	-1.7	-1.6	-0.8	-0.5	-0.6
Other Budget 2019 investments[3]	0.0	-0.7	-0.9	1.6	0.6	1.2
Total investments in Budget 2019	-4.2	-4.0	-5.7	-2.7	-3.4	-2.8
Total policy actions and investments since FES 2018	-5.6	-5.0	-6.3	-3.3	-3.6	-2.9
Budgetary balance	-14.9	-16.8	-16.7	-11.8	-9.1	-6.8
Adjustment for risk		-3.0	-3.0	-3.0	-3.0	-3.0
Final budgetary balance (with risk adjustment)	-14.9	-19.8	-19.7	-14.8	-12.1	-9.8
Federal debt (per cent of GDP)	30.8	30.7	30.5	30.0	29.3	28.6

Notes:A negative number implies a deterioration in the budgetary balance. A positive number implies an improvement in the budgetary balance

18

Maintaining Canada’s Low-Debt Advantage

The Government continues to invest in Canada, and in Canadians, in a fiscally responsible way. The Budget 2019 fiscal track is broadly unchanged from that presented in the 2018 Fall Economic Statement, with a deficit that is projected to decline from $19.8 billion in 2019–20 to $9.8 billion in 2023–24.

The federal debt-to-GDP ratio is also expected to decline every year over the forecast horizon, reaching 28.6 per cent by 2023–24 (Chart 4). A declining federal debt-to-GDP ratio will help to further reduce Canada’s net debt-to-GDP ratio, which is already the lowest among G7 countries.

The Government, like Canadians, understands the importance of preserving a low-debt advantage for current and future generations—it supports economic growth and gives Canada the flexibility it needs to respond to changing economic circumstances.

Overview	19

20

From young families taking steps toward homeownership to experienced workers stepping up to embrace new challenges to seniors transitioning into retirement free of worries, a strong middle class is at the heart of Canada’s economy, and the key to this country’s continued success.

One of the best ways to grow the economy is to invest in the middle class.

That means more money for hard-working families. This helps to make life more affordable, drives consumer demand, and gives businesses the confidence they need to invest in creating more good, well-paying jobs.

Investing in the middle class means taking steps to ensure that more Canadians can afford a place to live that is safe and secure—a place they can be proud to call home.

Investing in the middle class also means preparing for the challenges of today and tomorrow—helping people get the skills they need to find and keep a good job, or get the retraining that will help secure work for years to come.

It means ensuring that more Canadians have access to a secure and dignified retirement after a lifetime of hard work.

And it means making sure that people have access to the medicine they need to stay healthy.

In Budget 2019, the Government remains squarely focused on investing in the middle class—introducing new measures that will help build an economy that works for everyone now, and for the long term.

Investing in the Middle Class	21

Part 1: An Affordable Place to Call Home

Every Canadian deserves a safe and affordable place to call home. Yet for many Canadians finding an affordable place to call home is a challenge, especially in some of Canada’s largest cities where the rising costs of living, limited housing supply and strong population growth have pushed home purchase and rental costs beyond what many people can afford.

Although rising house prices and a limited supply can make housing affordability a challenge across the board, young, middle class families are especially worried about their prospects for homeownership. The majority of young people who don’t own a home view a home purchase as a good investment, based on recent surveys. Yet rather than buying a home early in their working lives as their parents and grandparents could, young people often find themselves unable to enter the housing market, and are forced to delay their dream of home ownership.

Elevated house prices also have spillover effects—making rents more expensive and boosting demand for community and subsidized housing. This has created serious affordability challenges for Canadians in different living situations, from people looking to buy or rent houses to individuals and families living in community housing. Today, one in eight Canadian households cannot find affordable housing that is safe, suitable and well-maintained. That is why the Government introduced the National Housing Strategy in Budget 2017.

The Government is committed to a comprehensive plan supporting housing affordability, in particular for those who are finding it increasingly difficult to purchase their first home.

To that end, Budget 2019 proposes a number of measures, to:

•	Make housing more affordable today by reducing barriers to homeownership for first-time home buyers.

•	Boost supply in Canada’s housing and rental markets.

•	Increase fairness in the real estate sector.

Budget 2019’s proposed measures would build on the Government’s previous investments to enhance housing affordability for those who need it most through the National Housing Strategy.

Improving Affordability Today: Support for First-Time Home Buyers

Budget 2019 proposes to introduce targeted support for first-time home buyers, while maintaining the prudent safeguards that protect consumers and promote responsible home purchase decisions.

22	Chapter 1

Introducing the First-Time Home Buyer Incentive

Saving enough for a down payment on a home and managing the monthly costs of homeownership can be challenging—especially for first-time home buyers, many of whom are trying to establish or advance their careers, raise young families, or even relocate to a new community.

  To help make homeownership more affordable for first-time home buyers, Budget 2019 proposes to introduce the First-Time Home Buyer Incentive. The Incentive utilizes a unique financing model that has been used by affordable housing associations and non-profits in Canada and elsewhere. The Incentive enables home buyers to reduce the amount of money required from an insured mortgage without increasing the amount they must save for a down payment. Through the First-Time Home Buyer Incentive, Canada Mortgage and Housing Corporation (CMHC) would provide up to $1.25 billion over three years (starting in 2019–20) to eligible home buyers by sharing in the cost of a mortgage. As a means-tested program, the Incentive would target Canadians that face legitimate challenges entering housing markets.

What Is the CMHC First-Time Home Buyer Incentive?

The CMHC First-Time Home Buyer Incentive is a shared equity mortgage that would give eligible first-time home buyers the ability to lower their borrowing costs by sharing the cost of buying a home with CMHC. The Incentive would provide funding of 5 or 10 per cent of the home purchase price. No ongoing monthly payments are required. The buyer would repay the Incentive, for example at re-sale.

For example, if a borrower purchases a $400,000 home with a 5 per cent down payment and a 5 per cent CMHC shared equity mortgage ($20,000), the size of the borrower’s insured mortgage would be reduced from $380,000 to $360,000, helping to lower the borrower’s monthly mortgage bill. This would make it easier for Canadians to buy homes they can afford.

How the First-Time Home Buyer Incentive Would Work

Eligible first-time home buyers who have the minimum down payment for an insured mortgage would apply to finance a portion of their home purchase through a shared equity mortgage with CMHC.

The Incentive would reduce the monthly payments required to buy a home. This would give first-time home buyers greater flexibility both in purchasing a home and managing its ongoing costs. With a shared equity mortgage, first-time home buyers would save money every month, giving them more money to pay down their insured mortgage sooner or for other priorities.

CMHC would offer qualified first-time home buyers a 10 per cent shared equity mortgage for a newly constructed home or a 5 per cent shared equity mortgage for an existing home. This larger shared equity mortgage for newly constructed homes could help encourage the home construction needed to address some of the housing supply shortages in Canada, particularly in our largest cities.

Investing in the Middle Class	23

The First-Time Home Buyer Incentive would include eligibility criteria to ensure that the program helps those with legitimate needs while ensuring that participants are able to afford the homes they purchase. The Incentive would be available to first-time home buyers with household incomes under $120,000 per year. At the same time, participants’ insured mortgage and the Incentive amount cannot be greater than four times the participants’ annual household incomes.

  Shared equity mortgages are currently offered by non-profit and other providers in some regions. Budget 2019 proposes to establish a fund to assist providers of shared equity mortgages, helping eligible Canadians achieve affordable homeownership. The fund, to be administered by CMHC, would provide up to $100 million in lending to shared equity mortgage providers over a five-year period, starting in 2019–20, to help existing shared equity mortgage providers scale-up their business and encourage new players to enter the market.

The Government will propose legislation that would enable CMHC to offer the First-Time Home Buyer Incentive and administer a fund for third-party shared equity mortgage providers. More details about CMHC’s First-Time Home Buyer Incentive and funds to assist other providers of shared equity mortgages will be released later this year, with the programs expected to be operational by September 2019.

The First-Time Home Buyer Incentive: A New, More Affordable Path to Homeownership

Anita is seeking to buy a new condo in Ajax, Ontario for $400,000. Under the First-Time Home Buyer Incentive, Anita can apply to receive $40,000 in a shared equity mortgage (10 per cent of the cost of a new home) from CMHC, lowering the total amount she needs to borrow.

Compared with an insured mortgage, the CMHC First-Time Home Buyer Incentive would enable Anita to pay $228 less in mortgage payments every month. Anita can use these savings to invest in her future, such as buying a home better suited to her needs, paying down her insured mortgage sooner, or having more monthly disposable income, e.g., to pay for a more convenient option for child care. When Anita sells her condo in the future, CMHC is repaid.

Savings in Mortgage Payments with the CMHC First-Time Home Buyer Incentive
$228 per month / $2,736 per year
Insured Mortgage Model			CMHC First-Time Home Buyer

(No Incentive)			Incentive Model
House Price	$400,000		House Price	$400,000
Down payment	$20,000	(5%)	Down payment	$20,000	(5%)
			CMHC First-Time Home Buyer Incentive	$40,000	(10%)
Insured Mortgage	$380,000		Insured Mortgage	$340,000
	(95%)			(85%)
Monthly carrying cost*	$1,973		Monthly carrying cost*	$1,745
* Assumes an amortization period of 25 years and a mortgage rate of 3.5%.

24	Chapter 1

Modernizing the Home Buyers’ Plan

To help with the down payment and costs associated with the purchase of a first home, the Home Buyers’ Plan (HBP) allows first-time home buyers to withdraw up to $25,000 from their Registered Retirement Savings Plan (RRSP) to purchase or build a home, without having to pay tax on the withdrawal.

Unlike regular RRSP withdrawals, HBP withdrawals are not added to a person’s income when withdrawn. Instead, the HBP withdrawals must be repaid over a 15-year period or included in the individual’s income if not repaid.

The HBP maximum withdrawal amount—currently $25,000—has not been adjusted for 10 years.

  To provide first-time home buyers with greater access to their RRSP savings to purchase or build a home, Budget 2019 proposes to increase the Home Buyers’ Plan withdrawal limit to $35,000. This would be available for withdrawals made after March 19, 2019.

Alex and Michelle are a young couple living in Toronto where high home prices have put their goal of homeownership further from reach. With the increased HBP withdrawal limit, they will be able to withdraw up to $35,000 each from their RRSPs, for a total of $70,000, allowing them to contribute more toward their down payment, making home ownership possible.

For Canadians who have experienced a breakdown in their marriage or common-law partnership, it can be difficult to keep the family home under new and more challenging financial circumstances.

  To help Canadians facing this challenging life event maintain homeownership, Budget 2019 also proposes that individuals that experience the breakdown of a marriage or common-law partnership be permitted to participate in the Home Buyers’ Plan, even if they do not meet the first-time home buyer requirement. This measure would be available for withdrawals made after 2019.

Increasing the HBP withdrawal limit to $35,000 and extending access to individuals who experience the breakdown of a marriage or common-law partnership is estimated to reduce federal revenues by $145 million over five years, starting in 2019–20.

Investing in the Middle Class	25

Impact of Mortgage Rate Stress Tests

The Government has a responsibility to support a stable housing market and economy. Recent policies introduced by the Government and the Office of the Superintendent of Financial Institutions, the independent federal banking regulator, are helping to ensure that Canadians take on mortgages they can afford, even if interest rates rise or incomes change. The Bank of Canada and other institutions have undertaken analysis outlining how the mortgage interest rate “stress tests” are having their intended impacts. These measures have reduced the number of new home buyers with debt levels that extend well beyond their incomes.

Notes: Data include purchases and refinances originated by federally regulated financial institutions. Sources: Regulatory filings of Canadian banks; Department of Finance Canada.

These policies underpin stability for Canada’s economy, financial institutions and individual families, benefitting all Canadians. These actions have also contributed to slower growth in house prices and reduced speculation in key areas, helping to limit the amount of debt Canadians must take on to buy a home and improve housing affordability. Nonetheless, household debt remains high, and there continue to be risks in the global economic environment.

The Government continues to closely monitor the effects of its mortgage finance policies—including the stress test for insured mortgages—and would adjust them if economic conditions warrant, to support access to housing while safeguarding financial stability.

26	Chapter 1

Working Together: Increasing Housing Supply Through Partnerships and Targeted Investments

In some of Canada’s largest cities, many lower income and middle class Canadians are struggling to find, maintain and afford a good place to live. The reality is that housing supply in Canada’s more expensive markets, in particular Toronto and Vancouver, has not grown quickly enough to meet rising housing demand. This lack of supply boosts house and rental prices and makes it more difficult for Canadians to afford housing.

One of the most effective ways to address housing affordability in the long run is to encourage the creation of more housing supply. This will help ensure that house prices grow at a more moderate pace, help keep home ownership or renting more affordable for more Canadians and help keep markets accessible to future generations. Budget 2019 proposes to make long-term investments and collaborate with key partners to boost housing supply in a manner that reflects the housing needs of a broad range of Canadian families. Building more of the right kind of housing supply will keep these Canadian cities livable now and into the future.

Expanding the Rental Construction Financing Initiative

As house prices rise, the rental market is simply not keeping pace with growing demand—especially in large cities where rental vacancy rates hover around one per cent. When demand for limited spaces increases, so too does the average monthly cost of renting. This makes it harder for lower income and middle class Canadians to find an affordable place to live near their work or school, and for future homeowners to save for a down payment.

To help address this challenge, the Government launched the Rental Construction Financing Initiative in 2017—a four-year program that provides low-cost loans for the construction of new rental housing for modest and middle income Canadians. In Budget 2018, the program was enhanced to help build 14,000 new units over the life of the program. To date, applications to the program have been received from every region of Canada. More than 50 projects have been prioritized to receive a loan, and five projects, representing 500 rental units, have been announced.

  To provide more affordable rental options for middle class Canadians, Budget 2019 proposes to provide an additional $10 billion over nine years in financing through the Rental Construction Financing Initiative, extending the program until 2027–28. With this increase, the program would support 42,500 new units across Canada, particularly in areas of low rental supply. On an accrual basis, this represents an investment of $829.5 million over 19 years, starting in 2019–20.

Investing in the Middle Class	27

Rental Construction Financing Initiative

Launched in April 2017, this initiative supports the construction of new rental housing by offering favourable financing rates and terms to developers, relieving pressure in rental markets that are experiencing low vacancy rates. Borrowers must meet minimum requirements for affordability, energy efficiency and accessibility.

Woodman’s Grove Residences Wolfville, Nova Scotia

The federal government is investing close to $8.2 million for the construction of Woodman’s Grove Residences. The four-storey building will provide safe and affordable homes to 48 middle class families. All units will have rents at or lower than 30 per cent of median household income in the area. The building will also achieve energy savings of more than 70 per cent and a reduction in greenhouse gas emissions of more than 25 per cent.

Claridge Homes Housing Project
Ottawa, Ontario

The federal government is investing $70.8 million for the construction of a 27-storey building with 227 rental housing units. Over 200 of the new units will have rents lower than 30 per cent of median household income in the area. The project will achieve strong accessibility and energy efficiency outcomes, with more than 10 per cent of units being accessible and projected energy efficiency savings of 50 per cent.

Encouraging Innovation With the Housing Supply Challenge

The issue of housing supply, particularly in Canada’s most expensive cities is complex. Not only do Canadians require the right kind of homes to be built, things like the accessibility of schools and daycare, and the proximity to public transit are also factors municipal planners must take into consideration when designing sustainable communities that work well. The Government of Canada can help facilitate the new innovative approaches to accelerate construction approvals and densification that are being developed across the country.

  To help municipalities grow housing supply and unlock new solutions for Canadians searching for an affordable place to call home, Budget 2019 proposes to provide $300 million to launch a new Housing Supply Challenge.

The Housing Supply Challenge will invite municipalities and other stakeholder groups across Canada to propose new ways to break down barriers that limit the creation of new housing. Successful applicants will be selected and funded through a merit-based competition. The Challenge aims to provide new resources to find new solutions to enhance housing supply and provide a platform to share these models with communities across Canada.

Infrastructure Canada and Canada Mortgage and Housing Corporation will collaborate on the design of the Challenge, with further details to follow by summer 2019.

28	Chapter 1

Launching an Expert Panel on the Future of Housing Supply and Affordability

To make our highest-priced cities affordable for middle class Canadians, governments need to work together to fully understand housing challenges and how best to address them.

On March 15, 2019, the Ministers of Finance for Canada and British Columbia as well as the Minister of Municipal Affairs and Housing for British Columbia came together to launch an Expert Panel on the Future of Housing Supply and Affordability. The Expert Panel will consult with stakeholders to identify and evaluate measures that could build on recent investments and initiatives to increase the supply of housing in British Columbia to meet demand. The Panel will be comprised of leaders and specialists in a range of fields with relevant expertise who will be jointly selected by the governments of Canada and British Columbia in the coming months.

Canada’s national housing agency, Canada Mortgage and Housing Corporation, currently conducts and shares housing research and analysis. The Corporation is well-placed to support the Panel’s efforts to better understand housing challenges and potential solutions.

  Budget 2019 proposes that Canada Mortgage and Housing Corporation invest $4 million over two years to support the work of the Expert Panel on the Future of Housing Supply and Affordability.

  To improve efforts to address housing supply, Budget 2019 proposes that Canada Mortgage and Housing Corporation invest $5 million over two years for state-of-the-art housing supply modelling and related data collection. This would support the work of the Expert Panel and help ensure that future investments by all levels of government are put to their best possible use.

The Government is committed to working in partnership with other jurisdictions in Canada that share concerns about the supply of affordable housing, and are willing to work together to find solutions.

Delivering on Canada’s First National Housing Strategy

Every Canadian needs a safe and affordable place to call home. As more and more Canadians struggle with housing affordability, Canada’s most vulnerable people are at greatest risk of experiencing inadequate housing and homelessness. This can include seniors, women and children fleeing domestic violence, Indigenous Peoples and persons with disabilities.

In 2017, to help more Canadians have access to housing that affordably meets their needs, the Government launched the National Housing Strategy, a 10-year, $40 billion plan that will build 100,000 new affordable housing units, repair 300,000 others, and reduce chronic homelessness by 50 per cent.

Investing in the Middle Class	29

Since announcing the Strategy:

•

The new National Housing Co-Investment Fund has been launched, and is expected to help build 60,000 new units and repair or renew 240,000 existing units of affordable and community housing through contributions and low-cost loans.

•

Seven provinces and territories have now signed bilateral agreements under the multilateral Housing Partnership Framework, which will see more than $7.7 billion in new federal funding flow to provinces and territories over the next decade to support the stock of community housing and address regional priorities.

In Budget 2019, the Government also proposes to introduce new legislation which will require the federal government to maintain a National Housing Strategy that prioritizes the housing needs of the most vulnerable, and will require regular reporting to Parliament on progress toward the Strategy’s goals and outcomes.

National Housing Co-Investment Fund

Launched in May 2018, the Co-Investment Fund provides a mix of contributions and low-cost loans for the construction and repair of a range of affordable housing projects, including community housing, supportive and transitional housing, and shelters for survivors of domestic violence. To make federal investments go further, projects must also leverage support from other levels of government.

Construction of the New Maison de Lauberivière
Québec, Quebec

The Government of Canada is contributing almost $4.4 million towards the new Maison de Lauberivière, a 10,000-square-metre building which will have seven floors and feature 131 rooms for emergency and support services for homeless or vulnerable individuals, as well as 18 transitional housing units for people living with a mental health condition.

Building Safe and Affordable Housing
Hamilton, Ontario

The Government of Canada is contributing over $10 million towards the construction of 50 units at the YWCA Hamilton Ottawa Street Redevelopment. The Province of Ontario and the City of Hamilton are also partners in this project, which will provide safe and affordable housing for 35 women and women-led families, as well as another 15 units geared toward women with developmental disabilities.

30	Chapter 1

Over the next year, important measures will be introduced to deliver on the Government’s National Housing Strategy commitments. Reaching Home, a new $2.2 billion program to prevent and reduce homelessness, will launch on April 1, 2019—with the goal to reduce chronic homelessness by 50 per cent. Starting in 2020, a new, $4 billion Canada Housing Benefit will provide financial relief directly to those in core housing need and, over time, is expected to support 300,000 households. It is currently being co-developed with provinces and territories to ensure that the benefit is tailored to the diverse realities and needs across the country.

Working to Eliminate Homelessness in Greater Victoria

In 2018, the Government of Canada invested $30 million, as part of a $90 million partnership with the Province of British Columbia through BC Housing and Victoria’s Capital Regional District, with the goal of eliminating chronic homelessness in the Greater Victoria Region. Funding was provided through CMHC’s Affordable Housing Innovation Fund, and based on the most recent data, will result in enough housing units to help eliminate chronic homelessness in the region.

Increasing Fairness: Strengthening Rules and Compliance in Canada’s Housing Market

The purchase of a home often represents the single largest investment individuals will make in their lifetimes. For this reason, it is critical that rules for buying or renting housing are applied equally across Canada’s housing market, in a fair and transparent manner.

Taking Action to Enhance Tax Compliance in the Real Estate Sector

The Canada Revenue Agency (CRA) helps contribute to a healthy, competitive and stable Canadian housing market through its efforts to address tax non-compliance in real estate transactions.

Through the use of advanced risk assessment tools, analytics and third-party data, as well as collaboration with the provinces and territories to share information and access to data, the CRA is continuously enhancing its ability to detect, and take action whenever it finds, real estate transactions where parties have failed to pay the required taxes.

Recent efforts have uncovered more than $100 million of additional taxes assessed due to increasingly complex real estate transactions, which can only be addressed by auditors and business intelligence officers with specific knowledge, training, and expertise.

Investing in the Middle Class	31

  Budget 2019 proposes to provide the CRA with $50 million over five years, starting in 2019–20, to create four new dedicated residential and commercial real estate audit teams in high-risk regions, notably in British Columbia and Ontario. These teams will work to ensure that tax provisions regarding real estate are being followed, with a focus on ensuring that:

•	Taxpayers report all sales of their principal residence on their tax returns;

•	Any capital gain derived from a real estate sale, where the principal residence tax exemption does not apply, is identified as taxable;

•	Money made on real estate flipping is reported as income;

•	Commissions earned are reported as taxable income; and

•	For Goods and Services Tax/Harmonized Sales Tax (GST/HST) purposes, builders of new residential properties remit the appropriate amount of tax to the CRA.

The expected revenue from this initiative is $68 million over five years, starting in 2019–20.

Deterring Financial Crime in Real Estate

The Government continues to work to deter financial crime, including mortgage fraud and money laundering in the real estate sector, through a strengthened enforcement framework, better outreach to and monitoring of private sector partners, and collaborative work among government leads. Federal, provincial and territorial governments are working together to make financial transactions related to corporate ownership more transparent, so that the true identities of parties involved in real estate transactions can be known.

To support this, the Financial Transactions and Reports Analysis Centre of Canada will continue to expand its outreach and examinations in the real estate sector, with a focus on the province of British Columbia, to improve detection of money laundering activities.

In addition, Canada has established a joint working group with the Province of British Columbia to examine issues related to tax fraud and money laundering in British Columbia and the Metro Vancouver region. The Government will continue to collaborate with its provincial and territorial partners to preserve the integrity and affordability of Canada’s real estate market.

Monitoring Purchases of Canadian Real Estate

Together, tax non-compliance and money laundering can push up the cost of housing, making homeownership less affordable for middle class Canadians. To better fight these activities and protect fairness in Canada’s real estate markets, federal enforcement agencies need access to good, high-quality data on foreign and domestic purchases of homes.

32	Chapter 1

One way to do this is by working closely with other orders of government, including by using advancements in provincial and territorial records on real estate ownership to strengthen tax compliance. For example, British Columbia has recently enhanced its monitoring capabilities for real estate, including through the administration of its new speculation and vacancy tax. The data collected is shared with the Canada Revenue Agency, helping both British Columbia and Canada better administer their respective tax systems and Canada meet its information sharing obligations under international exchange of information relationships.

  To improve monitoring of real estate purchases and ensure that information is shared in a timely manner, Budget 2019 proposes to provide Statistics Canada with up to $1 million over two years starting in 2019–20 to conduct a comprehensive federal data needs assessment. The assessment would seek to facilitate further streamlining of data sharing between federal and provincial governments to inform enforcement efforts on tax compliance and anti-money laundering.

Results of the assessment would initially be used to inform the work of the British Columbia-Canada Working Group on Real Estate. The federal government is interested in working with other jurisdictions in Canada to jointly improve monitoring of real estate transactions across the country.

Part 2: A New Approach to Helping Middle Class Canadians Find and Keep Good Jobs

Canada is a country whose economic success has always rested on the talent and creativity of its people. Well-educated, ambitious and hardworking, Canadians have what it takes to compete and succeed, even in an increasingly competitive global economy.

The challenge for Canada—and for Canadians—will be to find new ways to learn, and new ways to approach the changing world of work. This includes a rise in automation that challenges the very nature of work, with the Organisation for Economic Co-operation and Development (OECD) estimating that about one in ten Canadian jobs are at high risk of automation within the next 10 to 20 years, with about one in three jobs likely to experience significant change as a result of automation.

While past transitions suggest that the number of new jobs created will more than make up for those lost, this kind of change can be disruptive for many Canadians. It will be important to ensure that Canadians feel greater certainty in their skills and their ability to adapt to ongoing change.

“To motivate both individuals and employers to significantly increase their investments in skills development, the government needs to deliver a jolt to the system by providing financial incentives, while also encouraging new training practices for all industries, all ages, and throughout the country.”

—Advisory Council on

Economic Growth 2017

Investing in the Middle Class	33

Budget 2019 proposes new measures to support Canadians of all ages—as they enter the workforce and throughout their working lives.

Investing in Workers

Canadians work hard every day to take care of their families, support their communities and grow the economy. By investing in workers—giving them the tools and support they need for their continued success—the Government is helping workers find and keep good jobs today, and prepare for the new good jobs of tomorrow. These investments include:

Labour Market Development Agreements

These agreements between the federal government and the provincial and territorial governments help to deliver skills training and employment assistance to workers eligible for Employment Insurance (EI). This allows workers to access the help they need, when they need it most.

Investment: $1.8 billion over six years, announced in Budget 2017.

Workforce Development Agreements

Introduced in 2017, these agreements provide support for Canadian workers who are not eligible for EI, including persons with disabilities, creating flexible opportunities to upgrade skills, gain work experience or start a business.

Investment: $900 million over six years, announced in Budget 2017.

Skills Boost

A suite of measures announced in Budgets 2017 and 2018, these programs support Canadian workers who want to return to school and upgrade their skills, and include:

•  Updated Canada Student Loans Program eligibility criteria to better assist part-time learners and low- and middle-income students with dependent children as they seek to retrain.

•  Expanded Canada Student Grants to allow people who have been out of high school for at least 10 years to receive up to an additional $1,600 per school year ($200 per month) in top-up grant funding under a three-year pilot program.

•  Revised Canada Student Grants eligibility criteria for participants to allow current income to be considered in their eligibility assessment, to better reflect the true economic circumstances of working or unemployed Canadians whose employment situation has changed significantly from the previous year.

•  Changed EI eligibility rules to allow unemployed Canadians to enroll in full-time training without affecting their eligibility for EI benefits.

Investment: $575 million over four years, launched in the 2018-19 academic year and based on announcements in Budgets 2017 and 2018.

Future Skills

The Future Skills initiative will play a key role in ensuring that the Government is able to provide skills development programs that help Canadians prepare for the future of work by exploring major trends shaping the future and testing innovative approaches to prepare Canadians to meet them head-on.

Investment: $225 million over four years, with $75 million per year ongoing, announced in Budget 2017.

34	Chapter 1

Horizontal Skills Review

The Government makes significant investments in skills development—close to $7.5 billion annually—across more than 100 distinct programs, ranging from programs for literacy and essential skills and apprenticeships, to those that assist newcomers to Canada in entering the labour market. Almost $3 billion of this programming is delivered in partnership with the provinces, territories and Indigenous groups, and targets students and Canadians who are unemployed.

In Budget 2018, the Government committed to a review of skills programming, to maximize its effectiveness, particularly the way in which support is provided to workers wishing to take advantage of emerging opportunities.

The review found that Canada has a robust suite of programs that support the development of key skills for Canadians—programs that encourage more people to work, including those who are traditionally underrepresented in the workforce, and those who face significant barriers to employment.

It also provided an opportunity to reflect on successes and determine where more can be done to help more Canadians find and keep good jobs. For instance, the review found that the current suite of programs is well-positioned to respond to the needs of post-secondary students, but that more can be done to provide all students the opportunity to gain valuable work experience, at home and abroad.

The review also recognized that there are a broad range of supports in place to help unemployed Canadians acquire and develop new skills, but that working adults in mid-career could benefit from more opportunities to refresh their skills, or gain new ones. This is consistent with what the Government has heard from other stakeholders, including the Government’s Advisory Council on Economic Growth and Canada’s Economic Strategy Tables, who have stressed the importance of investing in proactive retraining for working adults and encouraging everyone to embrace a culture of lifelong learning.

Investing in the Middle Class	35

Following the Horizontal Review, the Government believes targeted changes could be made to help Canadians more easily navigate the programs and supports they need, improve the way that programs reflect the emerging skills needs in the labour market, and improve how programs show results so that decision-makers can better identify and invest in “what works.”

Through Budget 2019, the Government is committed to making improvements that simplify access to programming so that more Canadians can benefit from existing supports, and to ensure that the skills people have are a good match with what employers need today—and in the future.

Improving Gender and Diversity Outcomes in Skills Programs

  Budget 2019 provides $5.0 million over five years, starting in 2019–20, to Employment and Social Development Canada to develop a strategy and improve capacity to better measure, monitor and address gender disparity and promote access of under-represented groups across skills programming. This will build on work already underway to improve the quality and accessibility of labour market information, in partnership with Statistics Canada and the Labour Market Information Council.

36	Chapter 1

Introducing the Canada Training Benefit

For generations, middle class Canadians and those working hard to join them could be assured that with a good job came a good quality of life. Families were able to pay their bills, save for their retirement, and set aside money to give their kids a good education and a path to future success.

Today, the evolving nature of work means that people may change jobs many times over the course of their working lives or they may require new skills to adapt to changing roles. For working Canadians, this presents a new challenge: how to get the training they need to keep their existing jobs, or prepare for a new one.

Canadians who are already finding it difficult to make ends meet may find it tough to set aside money for additional training—even if that is what will give them the best chance at long-term success. Others, especially middle class Canadians with family responsibilities, struggle to find the time between work and family pressures to get new skills.

Canadians at all stages in their working lives should have the opportunity to invest in new skills, build greater job security and chart a better future for themselves and their families.

  To help working Canadians get the skills they need to succeed in a changing world, Budget 2019 proposes to establish a new Canada Training Benefit—a personalized, portable training benefit to help people plan for and get the training they need. To deliver this new program, Budget 2019 proposes to invest more than $1.7 billion over five years, and $586.5 million per year ongoing.

Investing in the Middle Class	37

How the Canada Training Benefit Will Work

The Canada Training Benefit includes two key components—a new, non-taxable Canada Training Credit to help with the cost of training fees, and a new Employment Insurance (EI) Training Support Benefit to provide income support when an individual requires time to take off work. In addition, the Government intends to consult on changes to federal, provincial and territorial labour legislation to ensure that workers can take time away from work to pursue training without risk to their job security.

What the Canada Training Benefit Means for Workers

After four years, workers will have four weeks for training, up to $1,000 to help pay for the training, money to help cover living expenses, and the security of knowing they’ll have a job to come back to when their training is done.

Canada Training Credit

•

This new, non-taxable credit would help Canadians pay for training fees. Every year, eligible workers between the ages of 25 and 64 would accumulate a credit balance of $250 per year, up to a lifetime limit of $5,000. With this credit, a Canadian worker would accumulate $1,000 every four years, to be used for training fees.

38	Chapter 1

•

The accumulation of this refundable tax credit would be available to workers with earnings of at least $10,000 (including maternity and parental benefits) and income less than around $150,000 a year ($147,667 in the 2019 tax year).

•

Canadians would be able to apply their accumulated Canada Training Credit balance against up to half the cost of training fees at colleges, universities, and eligible institutions providing occupational skills training starting in 2020.

•

Canadians would claim this refund when they file their tax return. The updated credit balance would be included in the information the Canada Revenue Agency (CRA) sends to Canadians each year after they file their taxes. Canadians would also be able to check the total of their balance at any time, using CRA’s My Account.

•	To introduce and deliver this new credit, Budget 2019 proposes to invest $710 million over five years, starting in 2019–20, and $265 million per year ongoing.

EI Training Support Benefit

•

This new benefit—expected to be launched in late 2020—would be available through the EI program and would provide up to four weeks of income support, every four years. This income support—paid at 55 per cent of a person’s average weekly earnings—would help workers cover their living expenses, providing support for ongoing payments such as mortgage payments, electricity bills, and general life costs, while on training and without their regular paycheque.

•

The new EI Training Support Benefit would provide workers with the flexibility to train when it works best for them, within a four-year period (for example, taking three weeks of paid leave in the first year, and the final week in the last year).

Investing in the Middle Class	39

•	To introduce and deliver this new benefit, Budget 2019 proposes to invest $1.04 billion over five years, starting in 2019–20, and $321.5 million per year ongoing.

Making the EI Training Support Benefit Work for Employers

•   Improved access to training will mean that Canadian workers have the right skills to adapt and succeed in a changing economy, and are able to respond to the evolving needs of employers across Canada.

•   At the same time, the Government recognizes that small businesses may worry about how the new EI Training Support Benefit may affect their bottom line in the short term. As a reflection of the Government’s commitment to making this new benefit work for employers as well as workers, Budget 2019 proposes to introduce an EI Small Business Premium Rebate. Starting in 2020 any business that pays employer EI premiums equal to or less than $20,000 per year would be eligible for a rebate to offset the upward pressure on EI premiums resulting from the introduction of the new EI Training Support Benefit.

Leave Provisions

•

Recognizing that many workers cannot afford to risk their employment while they pursue training, the Government proposes to consult with provinces and territories on changes to labour legislation to support new leave provisions.

•

These new leave provisions would ensure that workers are entitled to leave and job protection while they are on training and receiving the EI Training Support Benefit. Employers, for their part, will benefit from motivated employees with upgraded skills, and small business will be protected against any increases in EI premiums.

In the coming months, the Government will consult with workers, employers, educational institutions and training providers, as well as provinces and territories, to finalize the design of the new EI Training Support Benefit and leave provisions.

How the Canada Training Benefit Will Help Workers and Employers

As a comprehensive collection of supports, the Canada Training Benefit targets the most pressing barriers to ongoing learning and retraining.

By cutting the direct costs of training by up to 50 per cent, workers can more easily save for—and benefit from—new training and new skills.

40	Chapter 1

With income support through the EI program, workers won’t have to choose between their training needs and their family’s needs. Workers can take the time they need to invest in new skills, knowing that support is available to help them cover their living expenses.

With job protection through the leave provisions, workers will be able pursue training without worrying about losing their jobs.

And for employers, the benefits are also considerable. The Canada Training Benefit means workers with continually upgraded skills will be better able to help them—and Canada’s economy as a whole—adapt and grow.

Canada Training Benefit by the Numbers

After four years, a typical Canadian worker will have:

•   A $1,000 Canada Training Credit balance, which can be claimed fully against training and tuition fees of $2,000 or more.

•   Up to four weeks of income support through the EI Training Support Benefit, paid at 55 per cent of average weekly earnings.

Using the Canada Training Benefit

Martin is a 37-year-old customer service representative working in a busy call centre. He earns $35,000 per year and likes his job, but knows that customer service is becoming increasingly automated. He is considering taking a five-week college course in human resources, to improve his chances of getting one of the shift manager jobs at his company.

After four years, Martin has accumulated $1,000 to his Canada Training Credit balance, and because he has been working full-time for several years, is eligible for the EI Training Support Benefit.

Investing in the Middle Class	41

How Does the Canada Training Benefit Work for Martin?

Step 1: Prior to training

After confirming that the training institution he is interested in is eligible for the Canada Training Credit, Martin checks his balance through My Account, to make sure that he has the credit balance needed to take the next step. With that information confirmed, Martin discusses his training plan with his employer, letting them know that he’ll need to take a leave to attend the course, offered by a local community college.

Step 2: Enrolling in training

Martin registers for the training course. He pays the full cost of registering for the course—$2,000—knowing that he will be able to claim the $1,000 Canada Training Credit when he files his taxes for the year.

Step 3: During training

Martin applies for the EI Training Support Benefit through Service Canada, to access his four weeks of benefits. Once his application is processed and eligibility is determined, Martin will start to receive up to 55 per cent of his average weekly earnings, via direct deposit.

Step 4: After training

After completing the course, Martin returns to work, bringing with him new skills that help him feel more confident about his work, and his future with his employer. Several months later, when he files his income tax return for the year, Martin claims the $2,000 he paid in tuition fees, and receives a $1,000 tax credit, drawn from his Canada Training Credit balance, which builds up again as Martin continues to work.

Overall, Martin will receive:

Canada Training Credit	$1,000

EI Training Support Benefit (4 weeks)	$1,481

Total support from the Canada Training Benefit:	$2,481

42	Chapter 1

Preparing Young Canadians for Good Jobs

Young Canadians are more diverse, better educated and more socially connected than ever before. They have the curiosity needed to learn skills, and the ambition required to work hard and succeed.

At the same time, for too many families, the rising cost of post-secondary education has put the goal of attending college or university further out of reach. It can be difficult to save when children are young, and students who receive financial assistance often find it difficult to repay their loans.

To help the next generation of Canadian students get the education and training they need to do well and help grow our economy, Budget 2019 proposes a number of measures to make college and university education more affordable and accessible, and give young Canadians access to the work experience they need to find and keep good, well-paying jobs for years to come.

“Working together, we will find better ways to put the skills of young Canadians to work, and benefit from their contributions to a stronger economy and more equal society.”

—Expert Panel on Youth Employment 2017

Affordable and Accessible Education

In the decades to come, young Canadians will be the ones who drive the future growth of Canada’s economy. It’s essential to our shared prosperity and continued quality of life that young people have access to high-quality education they can afford. For this reason, and because young Canadians deserve opportunities to grow, pursue meaningful careers and build rewarding lives of their own, the Government has taken decisive action to make post-secondary education more affordable for more young Canadians.

Helping With the High Cost of Post-Secondary Education

As an important first step toward helping young Canadians succeed, Budget 2016 used the savings realized from the elimination of the Education and Textbook Tax Credits to increase Canada Student Grants amounts by 50 per cent for students from low- and middle-income families. Budget 2016 also expanded Canada Student Grant eligibility criteria, making it possible for more students to receive non-repayable assistance.

Together, these changes helped more than 490,000 students receive an average of over $2,800 each in support from the Canada Student Grants program in the 2017-18 school year.

Investing in the Middle Class	43

Looking ahead, Budget 2019 is doing even more to help make post-secondary education more affordable, and make student debt more manageable.

Making Canada Student Loans More Affordable

Despite the progress made since Budget 2016—which introduced changes so that no student has to repay their Canada Student Loans until they are earning at least $25,000 per year—many Canadian students still struggle to save for their education or repay student loans. This means difficult choices for many young people, who may leave school prematurely or put off life decisions like starting a family, or buying a home.

Lower Interest Rates

  To help more students better manage the mounting pressure of higher living costs and the changing nature of work, and specifically to help make sure that student loans are more affordable for the students who need them, Budget 2019 proposes the following changes to Canada Student Loans and Canada Apprentice Loans:

•

Lower the floating interest rate—the rate chosen by approximately 99 per cent of Canada Student Loans borrowers—to prime, from its current rate of prime plus 2.5 percentage points, starting in 2019–20.

•	Lower the fixed interest rate to prime plus 2.0 percentage points, from its current rate of prime plus 5.0 percentage points, starting in 2019–20.

44	Chapter 1

New Interest-Free Grace Period

  In addition, Budget 2019 proposes to amend the Canada Student Financial Assistance Act, so that student loans will not accumulate any interest during the six-month non-repayment period (the “grace period”) after a student loan borrower leaves school.

Lowering the interest rate and making the grace period interest-free will make post-secondary education more affordable and help students transition to the labour market successfully after leaving school. As a result of these changes the average borrower will save approximately $2,000 over the lifetime of their loan. Approximately 1 million student loan borrowers currently in repayment, and 200,000 graduates who leave school each year, will benefit from these changes.

Lowering the interest rate on Canada Student Loans and making the grace period interest-free will help approximately 1 million student loan borrowers currently in repayment, including Angela, who recently graduated from university with a bachelor’s degree in psychology. After a five-month job search, she secured a position at a medium-sized consumer goods company. Budget 2019’s proposal to make the grace period interest-free means Angela does not need to worry about accumulating further debt as she takes the time to transition from school to work. In addition, the new lower interest rate on Canada Student Loans will make Angela’s $13,500 debt significantly easier to manage, saving her approximately $2,000 in interest payments over the 9.5-year repayment period for her loan.

Making Canada Student Loans More Accessible

The Canada Student Loans Program helps to make post-secondary education affordable for hundreds of thousands of students every year, but a small number of outdated program rules and restrictions make the Program less flexible and less accessible for some.

  To better respond to the needs of vulnerable student loan borrowers, including those facing challenging life or financial circumstances, Budget 2019 proposes to invest $15.0 million over five years, starting in 2019–20, to modernize the Canada Student Loans Program.

For student borrowers with disabilities, these changes would:

•

Increase the cap on the Canada Student Grant for Services and Equipment for Students with Permanent Disabilities from $8,000 to $20,000 per year, to help students with permanent disabilities afford the necessary services and equipment for their studies.

•	Expand eligibility for the Severe Permanent Disability Benefit so that more student borrowers with severe permanent disabilities can qualify for loan forgiveness.

Investing in the Middle Class	45

•

Make it easier for students with permanent disabilities to return to school after a long absence by removing the restriction that borrowers using the Repayment Assistance Plan for Borrowers with a Permanent Disability who have been out of study for five years cannot receive further loans and grants until their outstanding loans are paid in full, starting in 2020–21.

For student borrowers in other vulnerable financial or life situations, these changes would:

•

Increase the eligibility for loan rehabilitation after a borrower defaults on their student loan, so that financially vulnerable borrowers in default can access supports such as the Repayment Assistance Plan and begin making affordable payments on their outstanding debt again.

  Implement interest-free and payment-free leave in six-month stackable periods, for a maximum of 18 months, for borrowers taking temporary leave from their studies for medical or parental reasons, including mental health leave. Budget 2019 also proposes to increase compensation to provinces and territories—partners in the Canada Student Loans Program—by $20.0 million over five years, starting in 2019–20, with $4.0 million per year ongoing. This increased funding will compensate provinces and territories for their costs stemming from Budget 2019’s proposed changes to improve the accessibility of student financial assistance.

Enhancing Supports for Apprenticeship

Skilled trades people are in high demand. These fields offer well-paid and valuable employment opportunities for those who wish to pursue them. To encourage people to explore careers in the skilled trades, the Government has made significant investments in apprenticeship programs that support a skilled, mobile and certified skilled trades workforce, and works closely with provincial/territorial partners and stakeholders to support high-quality apprenticeship systems across Canada. Many of these investments are now delivering results.

For example, through the Union Training and Innovation Program, launched in 2017, the Government is helping individuals get the training they need to succeed in the skilled trades, by supporting the purchase of up-to-date training equipment and innovative approaches to reduce barriers limiting apprenticeship outcomes. Since its launch, the program is helping Canadians by:

•	Leveraging over $23 million in investments through cost-shared purchases of advanced training equipment and funding for innovative approaches to apprenticeship training.

•	Targeting training supports to over 28,000 Canadians.

•	Helping vulnerable Canadians—women, Indigenous Peoples, persons with disabilities and newcomers to Canada make up 40 per cent of project participants.

•	Helping improve accessibility to training in remote communities through e-learning platforms and mobile training units.

46	Chapter 1

  To encourage more young people to consider training and work in the skilled trades, the Government proposes to provide Skills Canada—a national organization dedicated to encouraging young people to consider careers in the skilled trades and technology—with $40 million over four years, starting in 2020–21, and $10 million per year ongoing. This investment will enable Skills Canada to continue to encourage and support a coordinated approach to promoting skilled trades and technologies to young people through skills competitions and by providing resources to better equip them for careers in the skilled trades.

  To bolster these efforts, the Government also proposes to invest $6 million over two years, starting in 2019–20, to create a national campaign to promote the skilled trades as a first-choice career for young people. The campaign will work to change the perception around careers in the skilled trades, promoting their merits, including high demand, high wages, and continual professional development. In 2019, the Government will appoint co-chairs to begin work on this campaign, lead initial consultations, and explore partnerships to assist with promotion of the skilled trades.

Budget 2019 also proposes to develop a new strategy to support apprentices and those employed in the skilled trades. This Apprenticeship Strategy will ensure that existing supports and programs—including the Apprenticeship Incentive and Completion Grants—address the barriers to entry and progression for those who want to work in the skilled trades in the most effective way, and support employers who face challenges in hiring and retaining apprentices.

Paid Parental Leave for Student Researchers

Budget 2018 provided historic new funding to reinvigorate Canada’s research system, including the single largest investment in fundamental science in Canadian history. It also committed to ensuring that Canada’s next generation of researchers—including students, trainees and early-career researchers—is more diverse.

To allow them to focus fully on their research, students receiving federal research grants or scholarships may not be participating in the traditional labour market. As there is no typical employer-employee relationship, student researchers are unable to take advantage of parental leave benefits offered under the Employment Insurance program.

  To further improve equity, diversity and inclusion in the research system, Budget 2019 proposes to provide a total of $37.4 million over five years, starting in 2019–20, and $8.6 million per year ongoing, to the federal granting councils, to expand parental leave coverage from six months to 12 months for students and postdoctoral fellows who receive granting council funding. This investment will help young researchers, especially women. It will also help parents better balance work obligations with family responsibilities, such as child care.

Investing in the Middle Class	47

Supporting Graduate Students Through Research Scholarships

In addition to student loans and grants, the Government offers a suite of scholarships that make higher education more accessible for students seeking to pursue graduate studies and develop the research skills needed in the knowledge-based economy. As the recipients of these scholarships train at universities and research hospitals and transition to the workforce, they bring new ideas and perspectives to tackle some of the worlds’ biggest challenges.

  To help more students access graduate studies, Budget 2019 proposes to provide $114 million over five years, starting in 2019–20, with $26.5 million per year ongoing, to the federal granting councils—the Natural Sciences and Engineering Research Council, the Canadian Institutes of Health Research and the Social Sciences and Humanities Research Council—to create 500 more master’s level scholarship awards annually and 167 more three-year doctoral scholarship awards annually through the Canada Graduate Scholarship program.

In addition, starting in 2019–20, the federal government will work collaboratively with willing provincial and territorial partners on options to improve access to financial supports for graduate students from low-income families. Increased participation in post-secondary education will help vulnerable graduate students have higher earnings and get good-quality jobs, and helps the economy be more productive.

Supporting Indigenous Post-Secondary Education

Indigenous Peoples are among the youngest and fastest-growing segments of the Canadian population, yet they continue to face barriers when it comes to pursuing post-secondary education and finding good, well-paying work. Engaging more Indigenous People in the workforce would boost economic outcomes for the nearly 1.5 million Indigenous Canadians as well as spur economic opportunities and raise living standards for all Canadians, potentially adding $7 billion to gross domestic product. More than two-thirds of Canadian jobs from now to 2024 are expected to require some form of post-secondary education, yet Indigenous Peoples are less likely to access and complete post-secondary education. Indigenous Peoples in the core working population are, on average, 18 percentage points less likely than their non-Indigenous counterparts to hold a university certificate, diploma or degree at the bachelor level or above.

48	Chapter 1

The proposed investments in Budget 2019 will help Indigenous Peoples obtain the skills and experiences they need to succeed in a changing economy and contribute to stronger economic growth for all Canadians.

  Budget 2019 proposes a number of investments, starting in 2019–20, to ensure that Indigenous students have better access to post-secondary education, and more support to ensure that they can succeed during their studies. This includes support for:

•

First Nations communities by investing $327.5 million over five years to renew and expand funding for the Post-Secondary Student Support Program while the Government engages with First Nations on the development of long-term First Nations-led post-secondary education models.

•	An Inuit-led post-secondary education strategy through an investment of $125.5 million over ten years, and $21.8 million per year ongoing.

•

A Métis Nation-led post-secondary education strategy consisting of financial assistance for Métis Nations students through an investment of $362.0 million over ten years, and $40.0 million per year ongoing.

  To further support Indigenous students, Budget 2019 proposes to provide Indspire with $9.0 million over three years, starting in 2019–20, for additional bursaries and scholarships for First Nations, Inuit and Métis students. Indspire is an Indigenous-led registered charitable organization with a proven track record of helping Indigenous students attend post-secondary institutions and find good jobs.

Finally, to help Indigenous students access the full range of available student supports, including financial assistance programs such as Canada Student Grants, the Government will engage Indigenous Peoples to ensure that these programs are working for them.

Investing in the Middle Class	49

Skills for Canada and the World

Young people recognize that not all skills are learned in the classroom. Increasingly, students and recent graduates are taking advantage of co-op programs and other experiential learning opportunities—such as work placements with local employers or service opportunities within their communities—as a way to further what they have learned in school while earning valuable work experience. The Government supports this comprehensive approach to learning and is investing to help more young people get the skills that will make Canada—and the world—a better place.

Expanding the Canada Service Corps

Service opportunities give young Canadians the chance to gain valuable work and life experience, build on what they’ve learned through their formal education, and give back to their communities in meaningful ways.

To encourage and support more service, in January 2018, the Government launched the design phase of the Canada Service Corps, a youth service initiative. Since that time, the Government has been meeting with and listening to young people—from across the country and from different backgrounds and circumstances—to better understand what service means to them.

Like young people, the Government believes that every young person who wants to build a better Canada through volunteer service should have the opportunity to do so.

50	Chapter 1

  Based on the extensive consultations and feedback received to date, Budget 2019 proposes to invest up to an additional $314.8 million over five years, starting in 2019–20, with $83.8 million per year ongoing, to make the Canada Service Corps Canada’s signature national youth service program. This investment will support:

•	Up to 15,000 annual volunteer service placements with national, regional and local partner organizations by 2023–24.

•	1,000 annual individual grants for self-directed service projects.

•	New incentives and program supports co-created with young people to address barriers to participation in volunteer service programs.

•

A new digital platform—seamlessly integrated with the Government’s new Youth Digital Gateway, an online, user-friendly platform to help youth access federal supports—that allows young people to identify, manage and share experiences from their service placements.

Kayla has just graduated from high school and hopes to complete a service experience related to her passion for environmental protection before pursuing post-secondary studies. Budget 2019’s new funding for the Canada Service Corps (CSC) means Kayla can use the Youth Digital Gateway to find an experience that is both relevant to her interests and flexible enough to align with her schedule.

Over the next six months, Kayla completes a CSC-sponsored service placement related to ocean conservation that allows her to contribute to her community and improves her ability to speak in public and work collaboratively, leading a small team of her peers. This placement inspires Kayla to continue volunteering with environmental organizations and provides her with skills and experience that will aid her in her studies and subsequent job search.

Giving Young Canadians Digital Skills

Canadians are living and working in an increasingly digital world. With more opportunities to acquire and develop digital skills, young Canadians—from kindergarten to grade 12—will have a head start in building the skills they will need to find and keep good, in-demand jobs. The CanCode program helps young people get these coding and digital skills, with training support for their teachers and a special focus on reaching young people who are traditionally underrepresented in Science, Technology, Engineering and Mathematics, such as girls and Indigenous youth. In its first two years, CanCode has provided more than 800,000 K-12 students and about 40,000 teachers with the chance to learn these important skills.

  To give even more young people opportunities to get the digital skills that will help them succeed, Budget 2019 proposes to provide $60 million over two years, starting in 2019–20, to support CanCode’s ongoing work and help one million more young Canadians gain new digital skills.

Investing in the Middle Class	51

Modernizing the Youth Employment Strategy

Young Canadians are talented, ambitious and hard-working, but making the transitions from school to the workforce can be challenging for many—especially for vulnerable youth who face additional barriers to success, such as low-income youth, Indigenous youth, racialized youth and youth with disabilities.

Since 1997, the Youth Employment Strategy has helped young people make the transition from school to work, and get a strong start in their careers. At the same time, as noted by the Expert Panel on Youth Employment, the Strategy is in need of an update, to ensure that it is able to continue to meet the needs of young people in the future.

  Budget 2019 proposes to invest an additional $49.5 million over five years, starting in 2019–20, to launch a modernized Youth Employment Strategy informed by the recommendations of the Expert Panel on Youth Employment and extensive engagement with youth, service delivery organizations and other stakeholders.

The modernized Youth Employment Strategy will embrace a “no wrong door” approach with the aim of ensuring that all young people have access to the supports they need, including enhanced supports for young people facing more serious barriers to joining and staying in the workforce.

This investment will support work placements, build partnerships with stakeholders, test pilot programs for hiring youth and improve program evaluation. It will also support the ongoing development of the Youth Digital Gateway—an online, interactive, user-friendly platform to help youth access federal supports, that is focused on outcome-based results.

Canada’s New International Education Strategy

Canada’s post-secondary education system is world-renowned for the quality of its institutions and the high performance of its students. However, in an increasingly global economy and labour market, Canadian youth need to develop a range of skills. These include adaptability, fluency in more than one or two languages and inter-cultural skills—skills that are best fostered through international experiences, such as travelling, studying and working overseas.

  Building on the commitment in the 2018 Fall Economic Statement to develop a new International Education Strategy, the Government proposes to invest $147.9 million over five years, starting in 2019–20, and $8.0 million per year ongoing. These funds will be used for:

•

International work/study opportunities—To help Canadian post-secondary students gain the skills needed to succeed in a global economy, the Government proposes to develop an outbound student mobility program, on a pilot basis; and,

•

Promotion of the merits of Canadian education—To ensure that top-tier foreign students continue to choose Canada as their education destination of choice, the Government proposes to invest to promote Canadian educational institutions as high-calibre places to study.

52	Chapter 1

This new Strategy will be delivered in coordination with provinces and territories, as well as colleges, polytechnics and university educational institutions and other key partners.

On-the-Job Learning and Work Experience

“When it comes to getting good jobs and work experience, there’s a familiar refrain among young people. (They) tell me that they can’t get a job because they don’t have any work experience, and they can’t get any work experience because they don’t have a job. It’s a vicious circle. (Our) government is taking steps to help break it.”

— Prime Minister Justin Trudeau,

April 19, 2016

On-the-job or work-integrated learning gives young people the opportunity to gain relevant, real-world work experience while they are still in school. It’s a chance to apply what they’ve learned in the classroom, and a way to help build a stronger understanding of the skills and knowledge they will need to succeed in the workforce once they graduate.

Work-integrated learning can take many forms. For thousands of Canadian college, university and polytechnic students, formal co-op programs help to bring together academic learning and applied work experience. These work placements can also include internships, mentorship programs or applied research projects. What is common among them all, and what is so valuable, is the connection—between a student who needs relevant work experience and an employer looking to benefit from the talent, new ideas and hard work that young people can bring to the workplace.

Because young Canadians deserve every opportunity to study, work, and help contribute to our economy and their own future success, Budget 2019 proposes to set an ambitious target: that within 10 years, the Government will strive to ensure that every young Canadian who wants a work-integrated learning opportunity should get one.

Yasmin is an undergraduate student studying English literature at a Toronto-based university. Thanks to the expanded Student Work Placement Program, Yasmin was able to apply to more co-op jobs through her university and was successfully hired into a work placement at Raher Enterprises, an engineering company in Montréal.

Yasmin’s work placement—made possible by the partial wage subsidy Raher Enterprises received from the Government—gave her valuable work experience, and her strong writing skills helped her employer meet several urgent client deadlines. She looks forward to accepting Raher’s offer to join the company as a full-time technical writer after she graduates.

Investing in the Middle Class	53

Expanding the Student Work Placement Program

Every year, Canada’s Student Work Placement Program gives thousands of post-secondary students in science, technology, engineering, math (STEM) programs, as well as business programs, the opportunity to gain paid work experience related to their field of study.

  Based on the program’s strong track record of success, Budget 2019 proposes to expand the Student Work Placement Program to give students in fields outside of STEM—such as the arts, humanities and social sciences—access to work-integrated learning opportunities. Budget 2019 proposes to invest $631.2 million over five years, starting in 2019–20, to support up to 20,000 new work placements per year for post-secondary students across Canada, in all disciplines, by 2021–22.

  In addition, Budget 2019 proposes to provide Employment and Social Development Canada with an additional $150.0 million over four years, starting in 2020–21, to create partnerships with innovative businesses to create up to a further 20,000 work-integrated learning opportunities per year. Together, these efforts will, over time, help create 40,000 work placements for Canadian students by 2023–24.

What the Student Work Placement Program Delivers

Benefits for Students:	Benefits for Employers:

•   Acquire different knowledge, hard skills and soft skills.

•   Gain valuable work experience necessary to begin professional career.

•   Link classroom learning with the workplace.

•   Widen professional network and get paid.

•   Short- and long-term solutions to address labour shortages.

•   Easy access to talent pipeline of qualified candidates with a variety of skills and technical knowledge.

•   Easier and more affordable hiring choice for small and medium-sized enterprises (SMEs).

•   Partial hiring wage subsidy from Government.

54	Chapter 1

Tom is the co-founder of an educational software start-up based in Vancouver.

By participating in the Student Work Placement Program, Tom is able to bypass many of the hurdles of the typical recruiting process, giving him more time to focus on the day-to-day challenges of managing a new business. Thanks to the Program, he was able to find and hire Isabel, a graphic design major, and Mackenzie, a computer science student, for paid summer internships in areas relevant to their fields of study.

The internships give Isabel and Mackenzie a chance to earn a good income over the summer, practice their design and coding skills in a real-world setting, and make professional connections. With a positive experience and a growing business, Tom looks forward to hiring four summer students next year.

In addition, as a signal of how valuable the Student Work Placement program is for employers, the Business/Higher Education Roundtable has committed to match these placements, creating an additional 44,000 work-integrated learning placements and opportunities per year by 2021. The Business/Higher Education Roundtable will act as a convener to bring together other partners, such as post-secondary education institutions, non-governmental organizations, and other orders of government to help meet this target.

Investing in the Middle Class	55

  To support these efforts, Budget 2019 proposes to provide the Business/Higher Education Roundtable with up to $17 million over three years, starting in 2019–20, to help forge these partnerships and create more work-integrated learning opportunities for young Canadians.

In total, Budget 2019 sets a target of creating 84,000 new student work placements across Canada by 2023–24. This will mark a significant step to closing the gap between the number of young people who want a student work placement and the number currently able to secure one, estimated at 150,000 placements per year.

What Is the Business/Higher Education Roundtable?

The Business/Higher Education Roundtable represents some of Canada’s largest companies and leading post-secondary institutions. Launched in 2015, the organization works to support young Canadians as they transition from education to the workplace, deepen collaboration between industry and educational institutions, and help Canadian employers and workers adapt to the economy of the future.

Real-Life Testimonials From the Student Work Placement Program

“Being a part of the Student Work Placement Program has provided me with the opportunity to gain hands-on experience from industry professionals and exposure to the dynamic work structure that comes with being a part of a tech start-up. Overall, I believe that this program helps build both technical and soft skills that cannot be learned in a classroom and allows young professionals grow their talents as they get ready to graduate from post-secondary schooling.”

— Student Participant, MaRs

“Brains Adventure is a small software company focusing on bringing next-level technology adaptation to businesses and improving their day-to-day operation. For us, it would have been a huge risk to hire our first full timer on our own. A risk big enough that we couldn’t have probably taken it until next year. With career ready program not only we were able to take the mitigated risk, but we were also connected to Algonquin College and Carleton University. The connections made it possible for us to start a collaborative AI project with Carleton University, something that goes well beyond the initial scope of this subsidy program. The founders of our company strongly recommend such programs and their extension because the added value chain they create for students, small companies and academy.”

— Employer Participant, Information Technology Association of Canada

56	Chapter 1

“Smaller biotech companies are often reluctant to invest in training students with no work experience. Giving students the opportunity to get hands-on experience while finishing their studies will strengthen Canada’s bio-economy by bridging the gap between industry and academia.”

— Rob Henderson, President and CEO of BioTalent Canada

Part 3: Moving Forward on Implementing National Pharmacare

Canadians are proud of our publicly funded universal health care system, which provides high-quality care based on need and not on a person’s ability to pay.

Yet, when it comes to prescription drugs, Canadians do not have consistent coverage and face some of the highest costs in the world. Many middle class Canadians—and in particular those in the working poor—cannot afford the prescription drugs they need. Every year, nearly one million Canadians give up food and heat so that they can afford medicines.

When people can’t afford their medications, they are less healthy and less able to contribute in their families, in their jobs, and in their communities. When prescription drugs are unaffordable, it leads to higher health care costs for all Canadians.

It is time for prescription drugs to be affordable for all Canadians. Budget 2019 starts us down that road.

Investing in the Middle Class	57

Advisory Council on the Implementation of National Pharmacare

In Budget 2018, the Government announced the creation of the Advisory Council on the Implementation of National Pharmacare, to begin a national dialogue and recommend ways for the Government to move ahead with a national pharmacare program.

Over the past year, the Advisory Council has undertaken extensive consultations with Canadians from coast to coast to coast on how best to ensure that all Canadians have affordable access to the medicines they need. The Government is committed to finding a way forward in partnership with patients, health care providers, provinces, territories, First Nations, Inuit, the Métis Nation, industry, employers, labour and other stakeholders. Its focus will be squarely on two key challenges—lowering the cost of drugs for all Canadians and expanding coverage so all Canadians have access to affordable medicine.

While the Government awaits the Advisory Council’s final report, the Government is prepared to take initial steps based on the Advisory Council’s consultations and interim report, released earlier this month. Budget 2019 announces the Government’s intention to work with its partners to move forward on three foundational elements of national pharmacare:

1)

The creation of the Canadian Drug Agency, a new national drug agency that will build on existing provincial and territorial successes and take a coordinated approach to assessing effectiveness and negotiating prescription drug prices on behalf of Canadians. By negotiating better prices, this could help lower the cost of drugs for Canadians by up to $3 billion per year in the long term.

2)

In partnership with provinces, territories and stakeholders, part of the Agency’s work will be taking steps toward the development of a national formulary—a comprehensive, evidence-based list of prescribed drugs. This would provide the basis for a consistent approach to formulary listing and patient access across the country.

3)

A national strategy for high-cost drugs for rare diseases to help Canadians get better access to the effective treatments they need. Working with provinces, territories, and other partners, the Government will co-develop a plan to ensure that patients with rare diseases have better and more consistent coverage for their treatments, which are often life-saving. This is an important first step in expanding drug coverage through federal support.

58	Chapter 1

Consulting With Canadians: Finding a Way Forward on National Pharmacare

In Budget 2018, the Government of Canada announced the creation of the Advisory Council on the Implementation of National Pharmacare, led by Dr. Eric Hoskins.

The Council has concluded an extensive national dialogue with Canadians. It held 16 regional roundtables, numerous meetings with stakeholders, and bilateral meetings with every provincial and territorial government. In addition, the Council received more than 150 written submissions and 15,000 responses to an online questionnaire.

These consultations confirmed that:

•   Canadians support improving drug coverage in order to make coverage more accessible and affordable for all Canadians.

•   Patient groups want a fairer system of drug coverage that preserves timely patient access to promising therapies, as well as patient choice.

•   Health professionals desire a system that provides affordable access to medications for all Canadians and improves the management of medication and health services.

•   Provincial and territorial governments are focused on improving access by removing cost barriers. They view the federal government as an important partner in ensuring the long-term sustainability of the drug plans they provide.

•   First Nations, Inuit and Métis Nation leaders support efforts to address gaps in prescription drug coverage, in a way that supports self-determination and better health outcomes for Indigenous Peoples.

•   Employers indicate that private drug plans are an important tool to attract employees and promote workplace health and productivity; however, they are concerned about high-cost drugs and the sustainability of their plans.

•   Labour groups generally support efforts to implement a universal, single-payer pharmacare program that ensures all Canadians have access to prescription medications, regardless of their income, age or where they work or live.

•   Private insurance companies are also concerned about high-cost drugs and the sustainability of drug plans.

The Advisory Council has published its interim report, which contains recommendations for improving the affordability of prescription drugs by improving the coordination between drug plans in Canada. The Advisory Council’s final report, which will address the issue of access to drug coverage, is expected this spring. The Advisory Council’s final report will be made public and tabled in the House of Commons.

Investing in the Middle Class	59

Introducing the Canadian Drug Agency

Canadians pay some of the highest prices in the world for prescription drugs. Brand-name medicines cost, on average, 20 per cent more in Canada than they do in other advanced economies—making paying for prescription drugs difficult for some families.

New pharmaceuticals and biologic therapies—which can help many people in need of innovative treatments—are welcome developments. At the same time, they can come with unprecedented prices. Many prescription drugs in Canada now cost more than $10,000 per year, per patient.

As a result, prescription drug spending in Canada has risen dramatically over the last three decades—from $2.6 billion in 1985 to $33.7 billion in 2018. Canada’s current patchwork of drug coverage—which includes more than 100 public programs and 100,000 private insurance plans—is not well equipped to handle the increasingly expensive drugs now coming to market. Absorbing these rising costs is difficult for individual Canadians and their families—and poses challenges to the long-term sustainability of government- and employer-sponsored drug plans.

  To help make prescription drugs more affordable for more Canadians, the Government proposes to work with provinces, territories, and stakeholders to create the Canadian Drug Agency.

The Agency would:

•	Assess the effectiveness of new prescription drugs.

•	Negotiate drug prices on behalf of Canada’s drug plans.

•

Recommend which drugs represent the best value-for-money for Canadians, and in cooperation with provinces, territories and other partners, identify which drugs could form the basis of a future national formulary.

60	Chapter 1

The Agency would be able to provide impartial and independent advice. For the first time in Canada, drug evaluation and price negotiation could be carried out by a single entity—resulting in lower prescription drug prices for Canadians and their families. The Agency would build on the important work of the Canadian Agency for Drugs and Technologies in Health and the Institut national d’excellence en santé et en services sociaux that provide expert advice to public drug plans on the effectiveness of prescription drugs, as well as the pan-Canadian Pharmaceutical Alliance, which negotiates prices for prescription drugs on behalf of public drug plans.

Creating the Canadian Drug Agency would help ensure the sustainability of drug coverage in Canada. By acting as a single evaluator and negotiator on behalf of Canada’s drug plans, the proposed agency could reduce drug spending by billions of dollars per year, compared to baseline projections, within ten years of implementation.

Over the coming months, the Government will work with provinces and territories, and other partners, to develop a vision and mandate for such an agency.

  Budget 2019 proposes to provide Health Canada with $35 million over four years, starting in 2019–20, to establish a Canadian Drug Agency Transition Office to support the development of this vision.

While the proposed Canadian Drug Agency would be a powerful tool for addressing the rising cost of prescription drugs and harmonizing what drugs are covered across Canada, the Government is also committed to tackling the challenge presented by inadequate and inconsistent coverage for Canadians. The Government is committed to ensuring all Canadians have access to affordable medicine, and looks forward to receiving the Advisory Council’s final report this spring.

Making High-Cost Drugs for Rare Diseases More Accessible

For many Canadians who require prescription drugs to treat rare diseases, the cost of these necessary medications can be astronomically high. This can create significant financial and emotional distress for these patients, and for their loved ones. The list prices for these drugs often exceed $100,000 per patient each year and sometimes significantly more. As new therapies enter the market, worldwide sales of high-cost drugs for rare diseases are forecast to grow at twice the rate of other drugs.

What Is a Rare Disease?

Rare diseases are life-threatening, debilitating or serious, and chronic conditions affecting a small number of patients. Many rare diseases predominantly affect children, as they are often genetically based and appear at birth or in early childhood. According to the Canadian Organization for Rare Disorders, more than 7,000 rare diseases have been identified to date, although each one affects a relatively small number of patients.

Investing in the Middle Class	61

In their reports, the House of Commons Standing Committee on Health and the Advisory Council on the Implementation of National Pharmacare highlighted the unique challenges of high-cost drugs for rare diseases as an area of acute need. Special consideration is required to ensure a nationally consistent approach for these medications.

The high cost of many drugs for rare diseases and the fact that clinical evidence is often limited because of small patient populations make it difficult for patients and their families, employers, and governments to make decisions on whether and how to pay for treatments. This can lead to challenges for many provinces and territories looking to help families. A national strategy—one that includes the proposed Canadian Drug Agency—could ensure more effective assessments of a drug’s efficacy, better manage costs and, where appropriate, expand coverage.

  The Government proposes to work with provinces, territories and stakeholders to establish a national strategy for high-cost drugs for rare diseases. Budget 2019 proposes to invest up to $1 billion over two years, starting in 2022–23, with up to $500 million per year ongoing, to help Canadians with rare diseases access the drugs they need.

Guided by the upcoming final report from the Advisory Council on the Implementation of National Pharmacare, the Government intends to partner with provincial and territorial governments to build a coordinated strategy for gathering and evaluating evidence on high-cost drugs for rare diseases, improve the consistency of decision-making and access across the country, negotiate prices with drug manufacturers, and ensure that effective treatments reach the patients who need them.

Part 4: A Secure Retirement

All Canadians deserve a secure and dignified retirement, free of financial worries. For many people in the middle class as well as people working hard to join it, Canada’s public pensions—including the Old Age Security (OAS) program and the Canada and Quebec Pension Plans—provide confidence that they will be able to retire in dignity. The Government is committed to strengthening these public pensions, and to improving the quality of life for seniors now, and for generations to come.

Since 2016, the Government has taken concrete steps to improve Canadians’ retirement security, by:

•	Enhancing the Canada Pension Plan (CPP), which will raise the maximum CPP retirement benefit by up to 50 per cent over time;

•	Restoring the eligibility age for OAS and GIS benefits to 65, putting thousands of dollars back in the pockets of Canadians as they become seniors;

•

Increasing Guaranteed Income Supplement (GIS) top up payments by up to $947 per year for single seniors, which boosted benefits for nearly 900,000 low-income seniors and lifted about 57,000 seniors out of poverty; and

•

Introducing legislative changes so that couples who receive GIS and Allowance benefits and have to live apart for reasons beyond their control, can receive higher benefits based on their individual incomes (the Allowance is available to certain individuals age 60-64 who are spouses/common-law partners of someone eligible to receive GIS, while the Allowance for the Survivor is available to certain 60-64 year olds who are widows/widowers).

62	Chapter 1

Higher Benefits for Low-Income Single Seniors

Zofia is a 72-year-old resident of Brandon, Manitoba. Active and independent, she continues to live alone, but has no other monthly income apart from OAS and GIS benefits. The increase in the GIS top-up benefit for single seniors introduced in Budget 2016 gives Zofia an additional $947 per year.

“We have taken concrete action to strengthen public pensions, notably by restoring the age of eligibility for the Old Age Security pension and the Guaranteed Income Supplement (GIS) to 65 and by increasing the GIS for the most vulnerable single seniors.”

— The Honourable Filomena Tassi, Minister of Seniors

Increased Benefits for Older Canadians Forced to Live Apart

Anna and Leo, aged 62 and 77, have been married for 40 years. Leo requires long-term care and so they must live apart in their hometown of Thunder Bay, Ontario. Leo receives $3,000 in Canada Pension Plan benefits and used to receive OAS and GIS benefits of more than $12,500. Anna earns $6,000 per year from part-time work and would have received over $5,800 in Allowance benefits. Taken together, the Old Age Security program would have provided the two with over $18,300 in annual income support.

With the changes introduced in Budget 2016, Leo now receives more than $14,300 in OAS and GIS benefits, and Anna receives about $8,300 in Allowance benefits. Taken together, the enhanced Old Age Security program now provides Anna and Leo with annual income support of about $22,600—more than $4,000 more than they were entitled to before.

A Better Quality of Life for Canada’s Seniors

Canada’s seniors have worked hard to support their families, build strong communities, and help grow our economy. While many look forward to closing the chapter on their working lives, for some—especially low-income seniors—retirement can be a daunting prospect, with the potential for financial insecurity and feelings of isolation. Budget 2019 proposes a series of measures to help Canada’s seniors keep more money in their pockets, receive the Canada Pension Plan benefits they are entitled to, and stay active and involved in their communities.

Improving the Economic Security of Low-Income Seniors

Over the course of their lives, seniors have made tremendous contributions to communities all across Canada—and have a wealth of knowledge, experiences, and skills that they can continue to contribute today. Many older Canadians want to stay active and involved in their communities, including through work.

Investing in the Middle Class	63

Unfortunately, for some older low-income Canadians who wish to continue working, there can be financial barriers to doing so. This is especially true for low-income workers who face significant reductions in their Guaranteed Income Supplement (GIS) or Allowance benefits for every dollar they earn through work.

The GIS earnings exemption currently allows low-income seniors and their spouses to each earn up to $3,500 per year in employment income without triggering a reduction in GIS or Allowance benefits. This amount has remained unchanged since 2008, and under the current rules, only up to $3,500 of income earned as an employee can be exempted for the purpose of calculating benefits. This does not reflect the reality of today’s labour market in which many seniors have self-employment income.

  To allow low-income older Canadians to effectively take home more money while they work, Budget 2019 proposes to introduce legislation that would enhance the GIS earnings exemption beginning with the July 2020 to July 2021 benefit year. The enhancement would:

•	Extend eligibility for the earnings exemption to self-employment income.

•	Provide a full or partial exemption on up to $15,000 of annual employment and self-employment income for each GIS or Allowance recipient as well as their spouse, specifically by:

–	Increasing the amount of the full exemption from $3,500 to $5,000 per year for each GIS or Allowance recipient as well as their spouse;

–

Introducing a partial exemption of 50 per cent, to apply to up to $10,000 of annual employment and self-employment income beyond the initial $5,000 for each GIS or Allowance recipient as well as their spouse.

The Enhancement to the GIS Earnings Exemption Provides Increased Take-Home Pay for Low-Income Working Seniors

Eunice is 66 years old, has $5,000 of CPP income and lives in Toronto. She loves vintage clothes and is considering part-time work at a vintage clothing store, where she would earn minimum wage.

Currently, Eunice would only get to keep about $6,650 of her roughly $14,600 from the part-time job, or 45 cents of every dollar earned after the GIS benefit clawback, federal and provincial taxes, tax credits and other benefits are taken into account.

With the proposed enhancement to the earnings exemption, Eunice’s take-home pay would effectively increase to almost $9,600, leaving her with nearly $2,950 dollars more of her earnings to spend on things like healthy foods, a new bicycle and gifts for her grandchildren.

* Simplified example based on benefits received and taxes owed in calendar year 2019, assuming that earnings and pension income were the same in 2017 and 2018. In actuality, earnings in 2019 would impact GIS benefits received in the July 2020 to June 2021 benefit year.

It is estimated that improving the economic security of low-income seniors through the enhanced GIS earning exemption would cost approximately $1.76 billion over four years.

64	Chapter 1

As shown in Charts 1.6 and 1.7 low-income seniors will be able to keep more of their income from working in relation to GIS benefits after the enhancement to the earnings exemption. The gains would be relatively more pronounced for the self-employed, since they have no exemption under the current system, while those with employment income can currently exempt up to $3,500.

Investing in the Middle Class	65

Making Sure Everyone Who Is Eligible Receives Canada Pension Plan Benefits

The standard age to receive CPP benefits is 65, but some people may choose to delay the start of their pension benefits until age 70. For those who defer their start date, this provides a permanent increase in their pension amount.

A small number of Canadians, however, are currently missing out on receiving their CPP benefit because they applied for the benefit late, or not at all. Typically, these are people who spent less time in the workforce during their working lives, which also means they are more likely to have low incomes in retirement.

  To ensure that all Canadian workers receive the full value of the benefits to which they contributed, the Government proposes to introduce legislative amendments to proactively enroll Canada Pension Plan contributors who are age 70 or older in 2020 but have not yet applied to receive their retirement benefit.

It is estimated that with this change, approximately 40,000 individuals over the age of 70 who are currently missing out would begin to receive an average monthly retirement pension of $302 in 2020. In addition, approximately 1,500 Canadian seniors turning age 70 in 2020 will be proactively enrolled, receiving an estimated average monthly retirement pension of $645. By 2040, as many as 4,000 people could be proactively enrolled each year.

Because some individuals may prefer not to receive a CPP retirement pension since it could reduce federal and provincial income-tested benefits, the Government also proposes to extend the period under which a person can choose not to receive a CPP retirement pension from six months to a year to ensure that no one is disadvantaged.

To cover the start-up costs of proactive enrollment, $9.6 million would be sourced from the Canada Pension Plan Account.

Protecting Canadians’ Pensions

In recent years, concerns have been raised about the security of some workplace pensions when the employer goes bankrupt. In response to these concerns, the Government committed in Budget 2018 to undertake a whole-of-government, evidence-based approach to improving retirement security for all Canadians. Consultations with workers, pensioners, companies, and the public at large resulted in the Government receiving more than 4,400 submissions on this important issue.

To ensure that Canadians can have greater peace of mind when it comes to their retirement, the Government proposes to introduce legislative amendments to the Companies’ Creditors Arrangement Act, the Bankruptcy and Insolvency Act, the Canada Business Corporations Act and the Pension Benefits Standards Act, 1985 to better protect workplace pensions in the event of corporate insolvency.

66	Chapter 1

Budget 2019 proposes new measures that will make insolvency proceedings fairer, more transparent and more accessible for pensioners and workers. This will be accomplished in part by requiring everyone involved to act in good faith, and by giving courts greater ability to review payments made to executives in the lead up to insolvency.

At the same time, changes to corporate law will set higher expectations and better oversight of corporate behaviour. It will be made clear that federally incorporated businesses are able to consider diverse interests, such as those of workers and pensioners, in corporate-decision making. In addition, publicly traded, federally incorporated firms will be required to disclose their policies pertaining to workers and pensioners and executive compensation, or explain why such policies are not in place. These firms will also be required to hold and disclose the results of non-binding shareholder votes on executive compensation.

The proposed pension measures will protect Canadians’ hard-earned benefits by clarifying in federal pension law that if a plan is wound-up, it must still provide the same pension benefits as when it was ongoing. In addition, allowing defined benefit plans to fully transfer the responsibility to provide pensions to a regulated life insurance company through the purchase of annuities will improve plan sustainability and better protect retirees’ pensions from the risk of employer insolvency. The Government will also continue to engage with Canadians on further ways to support the sustainability of defined benefit plans.

  In keeping with its evidence-based approach to policy development, Budget 2019 proposes to provide $150,000 over three years to the National Pension Hub to support pension research focused on improving retirement savings outcomes for Canadians and developing solutions to pension challenges. Budget 2019 also proposes to provide $12.5 million over ten years to the Global Risk Institute, founder of the National Pension Hub, to continue its work in developing new approaches to financial risk management.

Empowering Seniors in Their Communities

Far too many of our seniors face isolation in their retirement years, compounded in some cases by ageism, poor health, reduced mobility, poverty, and even abuse.

The New Horizons for Seniors program supports projects that improve the quality of life for seniors and promote their full participation in Canadian society. The program offers up to $25,000 to support projects in local communities—such as new fitness equipment for seniors’ centres—and up to $5 million to support projects that are national in scope and that can benefit seniors across the country, like financial literacy classes.

  To improve seniors’ quality of life, and to better promote seniors’ participation and inclusion in their communities, Budget 2019 proposes to provide additional funding of $100 million over five years, with $20 million per year ongoing, for the New Horizons for Seniors Program.

Investing in the Middle Class	67

New Horizons for Seniors Program Supports Important Community Projects Across Canada Delivered by Local Organizations:

Champagne and Aishihik First Nations in Yukon Territory was granted $20,769 for capital improvements to their community kitchen so seniors can continue to prepare weekly lunches for other seniors and offer new programs for traditional food preparations.

Bangladesh Centre and Community Services in Toronto was granted $24,456 for a project to support teaching seniors computer and social media skills. These skills will allow seniors to communicate with family and friends overseas, enabling increased social engagement and reduced isolation.

McLaren Housing Society in Vancouver was granted $25,000 for their “out and about” program to reduce isolation and create opportunities for social interactions and activities. Volunteers organize activities and social events, creating a social network for residents and program participants.

These measures build on the Canada Pension Plan enhancement which will significantly improve the retirement income security of current and future Canadian workers when they retire.

The Canada Pension Plan: Retirement Security for Today and Tomorrow

Every Canadian deserves a secure retirement. The Canada Pension Plan (CPP), and the Quebec Pension Plan help to give Canadian seniors a reliable and stable source of income after they retire—giving them greater income security and peace of mind.

The Government is ensuring that the younger generations—today’s workers and those joining the workforce in the future—will enjoy a secure retirement. In June 2016, the Government reached an historic agreement with provinces to enhance the CPP. The CPP enhancement, which is being phased-in starting in 2019, will give Canadian workers greater income security when they retire and offers a number of advantages over other types of savings:

•	It will provide a secure, predictable benefit in retirement, so Canadians can worry less about outliving their savings and be less anxious about the safety of their investments.

•	Benefits will be indexed, which means that they will keep up with the cost of living.

•	It will be a good fit with young workers entering Canada’s changing job market, helping to fill the gap left by declining workplace pension coverage.

•	It will be portable across jobs and provinces, including in Quebec where the Quebec Pension Plan has been enhanced in a similar fashion.

68	Chapter 1

The CPP enhancement is being phased in gradually and will raise the maximum CPP retirement benefit by up to 50 per cent over time. This means that the current maximum retirement benefit will increase by nearly $7,300, from $13,855 to more than $21,100, in today’s dollar terms.

The CPP enhancement represents a major strengthening of one of the three pillars of Canada’s retirement income system (along with the Old Age Security program and voluntary tax-assisted private savings). It will significantly reduce the risk of undersaving for Canadian families, and will be particularly beneficial for middle income families and families without workplace pension plan coverage.

Investing in the Middle Class	69

Further Investments Benefitting the Quality of Life of Seniors

In addition to improving the retirement income security of Canadians, the Government has also made other important investments in the lives of seniors.

•	Appointing a Minister of Seniors to help the Government better understand the needs of Canadian seniors, and ensure that programs and services are designed to respond to those needs.

•

$40-billion for the 10-year National Housing Strategy, which will help ensure that vulnerable Canadians, including low-income seniors, have access to housing that meets their needs and that they can afford.

•	$6 billion over 10 years for home care, to allow provinces and territories to improve access to home, community and palliative care services.

•	$77 million in additional funding for the Enabling Accessibility Fund, to improve the safety and accessibility of community spaces.

•

Making it easier to apply for Employment Insurance caregiving benefits, and introducing a new Employment Insurance caregiving benefit of up to 15 weeks to support individuals who are providing care to an adult family member who requires significant support in order to recover from critical illness or injury.

70	Chapter 1

Chapter 1—Investing in the Middle Class

millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Part 1. An Affordable Place to Call Home
Introducing the First-Time Home Buyer Incentive	0	0	0	0	0	0	0
Fiscal Framework	0	15	20	27	29	30	121
Less: Projected Revenues	0	0	0	0	0	0	0
Modernizing the Home Buyers’ Plan	0	25	30	30	30	30	145
Expanding the Rental Construction Financing Initiative	0	18	40	84	115	129	385
Encouraging Innovation with the Housing Supply Challenge	0	0	63	63	63	63	250
Launching an Expert Panel on Housing Supply and Affordability	0	7	2	0	0	0	9
Less: Reduction in Departmental Funding	0	-7	-2	0	0	0	-9
Taking Action to Enhance Tax Compliance in the Real Estate Sector	0	9	10	10	10	10	50
Less: Projected Revenues	0	-10	-14	-14	-14	-14	-68
Monitoring Purchases of Canadian Real Estate	0	1	1	0	0	0	1
Part 1. An Affordable Place to Call Home Total	0	58	149	199	232	247	885
Part 2. A New Approach to Helping Middle Class Canadians Find and Keep Good Jobs
Improving Gender and Diversity Outcomes in Skills Programs	0	1	1	1	1	1	5
Canada Training Credit	0	35	155	185	210	230	815
Less: Projected Revenues	0	-5	-20	-25	-25	-30	-105
Employment Insurance Training Support Benefit	0	21	133	343	353	359	1,209
Less: Projected Revenues	0	-83	-241	-250	-259	-269	-1,103
Less: Projected Savings	0	0	0	-3	-3	-3	-8
Making Canada Student Loans More Affordable	0	224	345	361	377	392	1,700
Less: Projected Savings	0	0	-1	-2	-4	-5	-12
Making Canada Student Loans More Accessible	0	9	22	25	27	29	111
Less: Projected Savings	0	-17	-24	-19	-18	-18	-96
Enhancing Supports for Apprenticeship	0	3	13	10	10	10	46

Investing in the Middle Class	71

Chapter 1—Investing in the Middle Class

millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Paid Parental Leave for Student Researchers	0	5	6	9	9	9	37
Supporting Graduate Students Through Research Scholarships	0	15	20	27	27	27	114
Supporting Indigenous Post-Secondary Education	0	82	99	119	119	121	540
Expanding the Canada Service Corps	0	35	57	68	71	84	315
Giving Young Canadians Digital Skills	0	30	30	0	0	0	60
Modernizing the Youth Employment Strategy	0	30	5	5	5	5	50
Canada’s New International Education Strategy	0	21	44	66	8	8	148
Expanding the Student Work Placement Program	0	76	113	148	148	148	631
Additional Work-Integrated Learning Opportunities	0	0	20	30	50	50	150
Supporting the work of the Business/Higher Education Roundtable	0	6	6	6	0	0	17
Part 2. A New Approach to Helping Middle Class Canadians Find and Keep Good Jobs Total	0	485	783	1,102	1,107	1,147	4,624
Part 3. Moving Forward on Implementing National Pharmacare
Introducing the Canadian Drug Agency	0	5	10	10	10	0	35
Making High-Cost Drugs for Rare Diseases More Accessible	0	0	0	0	500	500	1,000
Part 3. Moving Forward on Implementing National Pharmacare Total	0	5	10	10	510	500	1,035
Part 4. A Secure Retirement
Improving the Economic Security of Low-Income Seniors	0	0	346	466	471	476	1,759
Making Sure Everyone Who Is Eligible Receives Canada Pension Plan Benefits	0	0	0	0	0	0	0
Protecting Canadians’ Pensions	0	0	1	1	1	1	5
Empowering Seniors in their Communities	0	20	20	20	20	20	100
Part 4. A Secure Retirement Total	0	20	367	487	492	497	1,864
Chapter 1—Net Fiscal Impact	0	568	1,310	1,798	2,342	2,391	8,408

72	Chapter 1

For a century and a half—and for Indigenous Peoples, millennia before that—the people who call Canada home have come together to build a better country, and a better future for themselves and their children.

Together, we built the cities and towns that have given millions of people a good start in life, and are now a welcoming place to raise our own families.

Recognizing the importance of connections, we built the roads and railways, seaways and ports that link our communities to each other, and the world.

Canadians also built our world-class public institutions—home to innovators whose ideas and inventions are making the world a healthier, cleaner, more connected place.

As our history proves, however, there is always more work to be done to build a better Canada.

Canadians want continued investments in their communities—making them even better places to live while creating good, well-paying jobs and keeping our economy strong and growing.

They want new ways to connect—so that all Canadians have access to high-speed internet and more affordable electricity, and so that no one is left out, or left behind.

They recognize the very real challenge of climate change, and embrace the opportunity to be a world leader in fighting pollution.

And they want to build a nation of entrepreneurs and scientists that will help create the better future we all want.

With Budget 2019, the Government is investing in that future, to build a better Canada.

Building a Better Canada	73

Part 1: Building Strong Communities

Investing in infrastructure creates good, well-paying middle class jobs today, and sets the stage for long-term economic growth that benefits everyone. But there is more to infrastructure than jobs and growth. It also makes our communities better places to live.

Better public transit means busy parents can get home sooner at the end of a long day. Modern water and wastewater systems help to keep Canadians healthy and safe. Flood mitigation projects help communities cope with the damaging effects of climate change. More efficient transportation corridors mean that businesses can get their goods to customers more quickly. And better social infrastructure—things like affordable housing, community centres, and public parks—make our cities and towns places we can all be proud to call home.

The Investing in Canada Plan: An Update

In Budget 2016, the Government announced the first phase of its Investing in Canada Plan, which provided $14.4 billion for short-term investments to upgrade and repair existing infrastructure. In Budget 2017, the Government outlined the second phase of its plan, including a commitment to invest an additional $81.2 billion in long-term funding for public transit, green infrastructure, social infrastructure, and infrastructure that supports trade and transportation, and rural and northern communities. In total, the Government is investing more than $180 billion over 12 years to build infrastructure in communities across the country. Additional investment associated with the first and second phase of the Investing in Canada Plan is expected to help create or maintain an estimated 42,000 jobs by 2020–21.

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Progress Since Fall 2018

•   Since the last update in the 2018 Fall Economic Statement, long-term agreements have been signed with all provinces and territories that will deliver more than $33 billion in federal infrastructure investments. As a result, more priority projects identified by the provinces and territories are able to move forward, including two major Light Rail Transit projects in Edmonton that will extend service to new areas of the city, improve riders’ experience and increase accessibility.

•   To reduce export bottlenecks and help Canadian businesses take advantage of new overseas markets, the Government accelerated funding available under the National Trade Corridors Fund. Organizations that are benefitting from funding from the National Trade Corridors Fund include, Gander International Airport Authority (NL), Ville de Montreal (QC) and First Air (NU).

•   To help increase investments in critical public transit, trade and transportation, and green infrastructure, the Canada Infrastructure Bank is actively engaged with governments and the investor community on major project opportunities across the country, building on its $1.28 billion investment in the Réseau express métropolitain project in Montréal.

Projects Approved and Underway

Working with provinces and territories, the Government has approved more than 33,000 infrastructure projects for communities across Canada, supported by federal investments of approximately $19.9 billion.1 The majority of these projects are already underway—creating good, middle class jobs today, and delivering long-term economic, social, and environmental benefits in communities both big and small.

At the same time, the pace of spending under the Investing in Canada Plan has been slower than originally anticipated, for reasons that include delays between construction activity and receipt by the Government of claims for payment, and by some jurisdictions being slower to prioritize projects than expected.

The Government is currently working with the provinces and territories to accelerate projects under their bilateral agreements to ensure momentum continues. The Government is taking steps to streamline the process for the provinces and territories to prioritize projects for funding, and to improve financial reporting so that it is clear when project costs are incurred, and when federal funds will flow to recipients.

[1]

The Government is also investing in thousands of projects through ongoing programs that were in place before 2016. For example, the federal Gas Tax Fund supports approximately 4,000 projects in 3,600 communities each year.

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[2]	In addition to project values mapped above, the total $19.9 billion includes additional funding of $496 million nationally and $152.8 million for Indigenous communities in the Atlantic region.

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Building a Better Canada	77

Table 2.1

Investing in Canada Plan—Major Programs

Phase	Program name	Objective

Phase 1	Public Transit Infrastructure Fund	Alleviate traffic congestion, reduce air pollution and cut long commutes that make it harder for people to get to work and for families to spend time together to strengthen communities.

	Clean Water and Wastewater Fund	Keep our waterways clean and our communities healthy with improved reliability to drinking water, wastewater and storm water systems.

	Investment in Affordable Housing	Reduce the number of Canadians in need and improve access to affordable housing for vulnerable Canadians, fostering safe, independent living.

Connect to Innovate	Extend high-speed Internet to rural and remote communities in Canada, with a focus on building new backbone infrastructure in communities to provide connections to institutions like schools, hospitals and libraries.

	Homelessness Partnering Strategy	Prevent and reduce homelessness by providing direct support and funding to designated communities.

Phase 2	Investing in Canada Infrastructure Program	Deliver funds to provinces and territories for prioritized projects in the areas of public transit, green infrastructure, community, culture and recreation infrastructure, rural and northern communities’ infrastructure.

	Canada Infrastructure Bank	Attract private capital to enable more infrastructure to get built at a lower cost to Canadians by investing in revenue generating public infrastructure.

National Trade Corridors Fund	Address transportation bottlenecks, vulnerabilities and congestion along Canada’s trade corridors, helping Canadian companies to compete in global markets and trade more efficiently with international partners.

	Disaster Mitigation and Adaptation Fund	Help communities better manage the increasing risks of natural disasters as a result of climate change.

	Canada Cultural Spaces Fund	Support cultural infrastructure projects across the country by investing in traditional arts and heritage facilities, such as museums, theatres and performing arts centres.

	Indigenous Community-Based Climate Monitoring Program	Build capacity within First Nation, Métis and Inuit communities to monitor climate change effects, providing the data required to inform community adaptation actions.

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Creating Jobs Through the Investing in Canada Plan

In 2015–16, the Government spent approximately $8 billion on infrastructure. With the introduction of the Investing in Canada Plan in 2016, the level of investment steadily grew, to $14.3 billion in 2018–19—an increase of 75 per cent in just three years. Over the next nine years, the Plan will invest an average of more than $16 billion per year. This dramatic increase in infrastructure investments spending has already helped to strengthen and grow Canada’s economy, and its continued rise over the next two years will support economic growth at a time when the global outlook remains uncertain.

The Department of Finance Canada estimates that the incremental increase in infrastructure spending associated with Phase 1 and Phase 2 of the Investing in Canada Plan will raise the level of real gross domestic product (GDP) by 0.4 per cent by 2020–21, compared to what would have been the case without this additional infrastructure investment. This translates into employment opportunities in highly skilled areas, with an estimated 42,000 jobs created or maintained by 2020–21.

The Investing in Canada Plan recognizes the important role infrastructure plays in building strong communities, creating employment opportunities in highly skilled areas and growing the economy. Statistics Canada’s Infrastructure Economic Account shows that the value of the overall Investing in Canada Plan—Legacy Programs funding together with Phase 1 and Phase 2—is associated with about 100,000 direct and indirect jobs in 2018–19.

Slightly more than half of these jobs are the result of direct investment effects in well-paid industries such as construction or manufacturing, whereas the rest are in the Canadian companies that supply the equipment, supplies and services needed for large-scale infrastructure projects.

Going forward, the ongoing investments will continue to provide employment opportunities to over 100,000 Canadians on average each year throughout the remainder of the long-term infrastructure plan.

Infrastructure investments also deliver economic benefits over the long term. The International Monetary Fund3 recently examined the long-term effect of a permanent increase in public infrastructure investments and found that for advanced economies such as Canada, permanently increasing investment in public infrastructure by 1 per cent of GDP would boost GDP by approximately 2.5 per cent after 10 years.

Trade Infrastructure

The National Trade Corridors Fund provided $9.2 million to Ashcroft Terminal Ltd. in British Columbia to build a new rail link, extra rail track and an internal road network. These new infrastructure projects will provide producers and shippers improved efficiency in the shipment of goods, support the movement and storage of rail cars to enhance fluidity through Canada’s Pacific Gateway Trade Corridor and ensure that rail and truck operations do not interfere with each other, thereby increasing safety.

[3]	International Monetary Fund, World Economic Outlook, October 2014.

Building a Better Canada	79

Given both the short- and long-term benefits of infrastructure, and the thousands of projects currently underway across Canada, it is clear that the Investing in Canada Plan is delivering real benefits for Canadians—and will continue to do so for years to come.

New Infrastructure Funding for Local Communities Through a Municipal Top-Up

In 2015, the Government made a commitment to ensure that promised infrastructure investments in communities would be kept. Prior to that time, too often, money that had been budgeted for investment in communities was left unspent and unallocated—shortchanging cities and towns that needed those funds for important projects such as road maintenance, water infrastructure, public transit and recreational infrastructure.

Since 2015, the federal government has worked in partnership with provinces and territories to protect these infrastructure dollars, to ensure that they do not lapse and are available to flow to communities when projects are ready. The Government transferred remaining uncommitted funds from older federal infrastructure programs to municipalities through the federal Gas Tax Fund, and has ensured that the $81.2 billion in long-term infrastructure funding announced in Budget 2017 is available for jurisdictions when it is needed.

Because many municipalities across Canada continue to face serious infrastructure deficits, Budget 2019 proposes a one-time transfer of $2.2 billion through the federal Gas Tax Fund to address short-term priorities in municipalities and First Nation communities. This will double the Government’s commitment to municipalities in 2018–19 and will provide much needed infrastructure funds for communities of all sizes, all across the country.

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Part 2: Affordable Electricity Bills and a Clean Economy

For too many Canadians, the rising cost of electricity is a source of economic anxiety. No one should have to choose between heating their home in winter and being able to afford the other things that provide a good quality of life—things like healthy, nutritious food, or clothes for family members. Yet the fact remains that in many Canadian cities, the cost of electricity is rising much faster than growth in household disposable income—making it hard for many people to make ends meet.

Budget 2019 proposes a number of measures to help hard-working Canadians more easily afford this necessity.

Investing in the Future of Transportation

Transportation accounts for about one quarter of Canada’s greenhouse gas emissions, mainly coming from gas- and diesel-powered cars and trucks. The future of transportation lies in the increased use of zero-emission vehicles—cars and trucks powered by rechargeable electric batteries or hydrogen fuel cells. While these vehicles are not yet common in communities across Canada, they can provide a cleaner, more efficient way to transport people and goods and, over the long run, help Canadians reduce the everyday cost of transportation.

That is why Canada has set a target to sell 100 per cent zero-emission vehicles by 2040, with sales goals of 10 per cent by 2025 and 30 per cent by 2030 along the way. By becoming an early adopter of this new technology, Canada will help the Canadian zero-emission vehicle market advance, making zero-emission vehicle options more readily available and affordable for more and more Canadians.

Making Zero-Emission Vehicles More Affordable

More and more Canadians are choosing to drive zero-emission vehicles as an increasing number of models become available and prices decline. Those who have already purchased these vehicles are realizing the financial savings from lower operating costs. The Government is taking action to help more Canadians choose zero-emission vehicles, which will allow Canada to transition to a low carbon economy and reduce transportation costs for the middle class. The Government also wants to encourage investment in Canada’s domestic auto industry so that it can become a global leader in zero-emission transportation manufacturing.

Budget 2019 proposes strategic investments that will make it easier and more affordable for Canadians to choose zero-emission vehicles—helping people to get from place to place, improving air quality and cutting greenhouse gas emissions at the same time.

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  To expand the network of zero-emission vehicle charging and refuelling stations, Budget 2019 proposes to build on previous investments by providing Natural Resources Canada with $130 million over five years, starting in 2019–20, to deploy new recharging and refuelling stations in workplaces, public parking spots, commercial and multi-unit residential buildings, and remote locations.

  Meeting the ambitious sales targets requires automakers to make sufficient models and numbers of zero-emission vehicles available for sale to meet Canadian needs. Budget 2019 proposes to provide $5 million over five years, starting in 2019–20 to Transport Canada to work with auto manufacturers to secure voluntary zero-emission vehicle sales targets to ensure that vehicle supply meets increased demand.

  To encourage more Canadians to buy zero-emission vehicles, Budget 2019 proposes to provide $300 million over three years, starting in 2019–20, to Transport Canada to introduce a new federal purchase incentive of up to $5,000 for electric battery or hydrogen fuel cell vehicles with a manufacturer’s suggested retail price of less than $45,000. Program details to follow.

  To attract and support new high-quality, job-creating investments in zero-emission vehicle manufacturing in Canada, automotive manufacturers and parts suppliers can access funding through the Strategic Innovation Fund, which was recently provided $800 million in additional funding through the 2018 Fall Economic Statement.

Supporting Business Investment in Zero-Emission Vehicles

  To further support businesses’ adoption of zero-emission vehicles, Budget 2019 proposes that these vehicles be eligible for a full tax write-off in the year they are put in use. Qualifying vehicles will include electric battery, plug-in hybrid (with a battery capacity of at least 15 kWh) or hydrogen fuel cell vehicles, including light-, medium- and heavy-duty vehicles purchased by a business. This will encourage all businesses to convert to zero-emission fleets and leave more money to be invested in other productive ways. For example, a taxi company or a school bus operator will be able to recoup their investments in eligible zero-emission vehicles in a faster manner.

Immediate expensing will apply to eligible vehicles purchased on or after March 19, 2019 and before January 1, 2024. Capital costs for eligible zero-emission passenger vehicles will be deductible up to a limit of $55,000 plus sales tax. This is higher than the capital cost limit of $30,000 plus sales tax that currently applies to passenger vehicles. This new $55,000 capital cost limit reflects the comparably higher cost of zero-emission vehicles and will be reviewed annually to ensure that it remains appropriate as market prices evolve over time.

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How Immediate Expensing Will Support Investment in Zero-Emission Vehicles

Anne is a travelling sales representative working as an independent contractor. She needs to replace the aging gasoline vehicle that she currently uses strictly for her business and is considering the advantages of buying an electric vehicle. Anne drives long distances every day and requires an electric vehicle with a long range. She found that a suitable electric vehicle has a cost of $48,000. With measures announced in this Budget, she could deduct the $48,000 purchase price of the electric vehicle in full in the year she starts using it. This is in addition to the fact that she would be refunded the GST or HST paid. The decision to purchase an electric vehicle would reduce Anne’s federal/provincial income taxes and GST/HST in the year she acquires the vehicle by about $13,000. This significantly reduces the impact of the higher initial price of the electric vehicle. Given the electric car’s lower operating costs, Anne concludes that opting for the electric vehicle would result in savings over time. This choice significantly reduces the carbon footprint of Anne’s business, while freeing up resources for other purposes in the year she acquires the vehicle.

Happy Transport provides transportation services to schools in a rapidly growing community. The corporation would like to acquire $1 million worth of new electric school buses to expand its operations. Over time, Happy Transport expects that the lower operating costs of the electric school buses will improve profitability and allow it to further expand its business and the employment opportunity it provides. With immediate expensing for zero-emission vehicles, Happy Transport will be allowed to deduct from income the full $1 million acquisition cost in the year the buses are acquired. This is $550,000 more than previously permitted, resulting in savings of over $145,000 in current federal and provincial corporate income taxes. This improved cash-flow will help Happy Transport secure the bank loan it requires to pay for the increased upfront costs of electric school buses.

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Reducing Energy Costs Through Greater Energy Efficiency

Improving the energy efficiency of Canada’s homes and buildings will make them more comfortable and affordable by lowering energy bills.

  To help reduce Canadians’ electricity bills—whether they are homeowners, renters or building operators—Budget 2019 proposes to invest $1.01 billion in 2018–19 to increase energy efficiency in residential, commercial and multi-unit buildings. These investments will be delivered by the Federation of Canadian Municipalities (FCM) through the Green Municipal Fund. The FCM has been the national voice of municipal government since 1901 and is a trusted partner in delivering federal funds directly to local governments. Its members include Canada’s largest cities, small urban and rural communities and 19 provincial and territorial municipal associations. Budget 2019 proposes to allocate the resources to three initiatives that would provide financing to municipalities as follows:

•

Collaboration on Community Climate Action ($350 million): to provide municipalities and non-profit community organizations with financing and grants to retrofit and improve the energy efficiency of large community buildings as well as community pilot and demonstration projects in Canadian municipalities, both large and small. FCM and the Low Carbon Cities Canada Initiatives will create a network across Canada that will support local community actions to reduce GHG emissions.

•

Community EcoEfficiency Acceleration ($300 million) to provide financing for municipal initiatives to support home energy efficiency retrofits. Homeowners could qualify for assistance in replacing furnaces and installing renewable energy technologies. The FCM will use innovative approaches like the Property Assessed Clean Energy (PACE) model that allows homeowners to repay retrofit costs through their property tax bills.

•

Sustainable Affordable Housing Innovation ($300 million) to provide financing and support to affordable housing developments to improve energy efficiency in new and existing housing and support on-site energy generation.

  Budget 2019 also proposes to invest $60 million in 2018–19 in FCM’s Municipal Asset Management Capacity Fund to help small communities get skills training on how to inventory, grow and maintain infrastructure assets over five years. This program has proven to be popular and has demonstrated results to assist communities in developing accurate data around local infrastructure for budgetary and investment decisions. To support this proposal and others, including support for coal-affected communities and investments in the Arctic, the remaining Green Infrastructure funding identified in Budget 2017 has now been allocated.

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Energy Efficiency in Action

Sinton is a small business owner who owns a restaurant in Halifax. To help with the bills, he also rents out a small apartment above the restaurant to two students. Sinton received a loan for retrofits from the Halifax Regional Municipality from funding provided to the city from the Green Municipal Fund. With the money, he was able to replace the windows in the building, install a new tankless hot water system in the apartment and a high efficiency heating and cooling system for the restaurant. As a result of these investments, Sinton’s customers are more comfortable year-round, and his and his tenants’ electricity bills have been lowered.

More Connectivity = More Affordable Electricity

Canadians should have access to affordable, reliable, and clean electricity, including people living in remote and northern communities.

In Canada, the provinces and territories—rather than the federal government—are responsible for the generation, transmission, distribution and sale of electricity within their boundaries. First Ministers agreed in December 2018 to develop a framework for a clean electric future of reliable and affordable electricity, including by considering interprovincial clean energy corridors. Partners also agreed on the importance of encouraging communities to move away from using diesel to generate power in remote communities and to increase industrial electrification.

The Canada Infrastructure Bank (CIB) has identified clean hydroelectricity and electrical connectivity infrastructure as an area it will look to support in its upcoming workplans. The CIB is well positioned to work with jurisdictions, including northern communities, to plan and finance projects that improve access within Canada to affordable, reliable and clean electricity in the most effective way. This includes projects that improve interconnections between provincial electricity grids. The CIB can help jurisdictions to assess supply and demand dynamics, and to develop business cases for promising projects. It can also co-invest in projects in order to attract capital from and transfer risks to the private sector—helping to expand the reach of public infrastructure dollars. The CIB has been allocated $5 billion for investments in green infrastructure, which could include electricity projects such as interties between provinces and territories.

The Government also recognizes that small jurisdictions face unique constraints. Through improvements to the Investing in Canada Infrastructure Program, the Government will support planning efforts by jurisdictions to advance clean energy projects and other infrastructure priorities in small communities and the territories.

  In addition, as noted in “Building Connections in Canada’s Arctic and Northern Regions”, Budget 2019 proposes to provide a further $18 million, over three years, starting in 2019–20, to support planning by the Government of Northwest Territories for its proposed Taltson hydroelectricity expansion project.

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Historic Indigenous-Led Transmission Project to Connect Remote First Nations Communities to the Ontario Power Grid

On March 22, 2018, in partnership with Ontario, the Government announced $1.6 billion in federal funding for Wataynikaneyap Power to connect 16 First Nations to the provincial power grid. The federal contribution will be offset by reductions to federal funding for diesel generation in these communities that will be no longer required due to the new transmission line. Locally sourced diesel power is more expensive and produces more greenhouse gas emissions than grid-connected electricity.

The Wataynikaneyap Power project will be the largest First Nations grid connection project in the history of the province and a model for development. This investment will provide clean, safe and reliable energy and will improve the quality of life for northern Ontario’s remote communities.

Fighting Climate Change With a Price on Pollution

We have all seen the impact of climate change through extreme weather events. We need to act now to ensure that our children and grandchildren have clean air to breathe, and Canada has a strong and healthy economy.

In December 2016, Canada’s First Ministers adopted the Pan-Canadian Framework on Clean Growth and Climate Change. The Pan-Canadian Framework is this country’s plan to meet our emissions reduction targets, grow the economy and build resilience to a changing climate. The Framework is built on four pillars: pricing carbon pollution; complementary actions to further reduce emissions across the economy; measures to adapt to the impacts of climate change and build resilience; and actions to accelerate innovation, support clean technology and create jobs.

Pricing carbon pollution is central to the Framework. It is the most efficient way to send a price signal to companies, investors, and consumers to make more environmentally sustainable choices. This is the least costly way to reduce greenhouse gas emissions and foster clean innovation. Starting this year, it is no longer free to pollute in Canada. The Government is making sure that there is a price on carbon pollution across the country, while also taking steps to maintain affordability for households and ensuring that Canadian companies can compete and succeed in a competitive global marketplace.

Many provinces and territories have already implemented or are on track to implement a carbon pollution pricing system, or have asked to adopt the federal system in whole or in part. The federal carbon pollution pricing system has two components: a regulatory charge on fossil fuels and an output-based pricing system for large industrial facilities, which provides a price incentive to reduce emissions and spur innovation. The federal output-based pricing system came into effect in Ontario, New Brunswick, Prince Edward Island, Manitoba and partially in Saskatchewan in January 2019 and will apply in Yukon and Nunavut starting in July 2019. The federal fuel charge will apply in Ontario, Manitoba, New Brunswick and Saskatchewan starting in April 2019 and in Yukon and Nunavut starting in July 2019.

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Today, the Department of Finance is publishing a news release, accompanied by a backgrounder and draft amendments, seeking comments on further refinements to the federal carbon pollution pricing system. The proposals include: expanded relief of the fuel charge for electricity generation for remote communities; a rebate for exports of fuel under certain conditions; integration of the Saskatchewan output-based performance standards system with the federal fuel charge; and expanded relief of the fuel charge for farmers for gasoline and light fuel oil (e.g., diesel) delivered at cardlock facilities.

The Government will not keep any direct proceeds from the federal carbon pollution pricing system.

For jurisdictions that do not meet the Canada-wide federal standard for reducing carbon pollution—Ontario, New Brunswick, Manitoba and Saskatchewan—the Government will return all direct proceeds from the fuel charge in the jurisdiction of origin, with the bulk of direct proceeds going to individuals and families residing in those provinces through Climate Action Incentive payments. Further details about the Climate Action Incentive payments can be found in the box below.

The remainder of proceeds will be directed towards providing support to sectors within these provinces that may be particularly affected by the carbon pollution price, including small and medium-sized businesses, municipalities, universities, colleges, schools, hospitals, non-profits and Indigenous communities. The Government will introduce legislation to allow proceeds from the regulatory charge to be directed towards these sectors.

For jurisdictions that voluntarily adopted the federal system—Prince Edward Island, Yukon and Nunavut—all direct proceeds will be returned to the governments of those jurisdictions.

Table 2.2

Baseline Climate Action Incentive Payment Amounts in 2019 (Through 2018 Personal Income Tax Returns)

	Ontario	New Brunswick	Manitoba	Saskatchewan
Single adult, or first adult in a couple	$154	$128	$170	$305
Second adult in a couple, or first child of a single parent	$ 77	$ 64	$ 85	$152
Each child under 18 (starting with the second child for single parents)	$ 38	$ 32	$ 42	$ 76
Example: Total amount for family of four	$307	$256	$339	$609

Note: Payments made to individuals and families vary by province of residence given that different levels of proceeds are generated in each affected jurisdiction, and the impacts of carbon pollution pricing on households differ. These variations are an outcome of the different types and quantities of fuels consumed in different provinces. These amounts do not include the 10-per-cent supplement for eligible residents of small and rural communities.

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Climate Action Incentive Payments

Eligible residents of Ontario, New Brunswick, Manitoba and Saskatchewan can now claim tax-free Climate Action Incentive payments for their family, through their 2018 personal income tax returns. Most households will receive more in Climate Action Incentive payments than their increased costs resulting from the federal carbon pollution pricing system.

Climate Action Incentive payment amounts are based on family composition and province of residence (see Table 2.2). A 10-per-cent supplement is available to eligible individuals and families residing in small or rural communities, in recognition of their increased energy needs and reduced access to clean transportation options.

The federal carbon pollution pricing system is about recognizing that pollution has a cost, empowering Canadians, and driving innovation. Putting a price on products that are more polluting, and returning the bulk of the direct proceeds to individuals and families in the jurisdiction of origin, enables households to make cleaner and more environmentally sustainable choices. A family that receives a Climate Action Incentive payment may choose to invest it in energy efficiency improvements. This in turn allows them to save more money.

Going forward, Climate Action Incentive payment amounts will be boosted on an annual basis until 2022, to reflect increases in the price on carbon pollution under the federal backstop system and updated levels of proceeds being generated in each jurisdiction.

A Just Transition for Canadian Coal Power Workers and Communities

We’ve seen what can happen when governments take a stand for cleaner air. In 2005, in Toronto, there were 53 smog days. A decade later, thanks in large part to the phase-out of coal-fired generating stations, there were zero smog days.

— Rt. Hon Justin Trudeau, Prime Minister of

Canada, October 2016

In 2016, coal generated approximately 9 per cent of electricity in Canada but was responsible for 72 per cent of greenhouse gas emissions in the electricity sector. Recognizing the costs of coal-fired electricity to human health and its impact on climate change, and supported by commitments in the 2015 Paris Agreement, the Government committed in 2016 to the phase-out of traditional coal-fired electricity across the country by 2030.

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Coal-fired power plants produce almost 40 per cent of global electricity today, making carbon pollution from coal a leading contributor to climate change.

The health effects of air pollution from burning coal, including respiratory diseases and premature deaths, impose massive costs in both human and economic terms. Analysis has found that more than 800,000 people die each year around the world from the pollution generated by burning coal.

As a result, phasing out unabated coal power is one of the most important steps governments can take to tackle climate change and meet our commitment to keep global temperature increase well below 2°C, and to pursue efforts to limit it to 1.5°C.

— Powering Past Coal Alliance Declaration, 2018

While this phase-out is important to protect the health of Canadians and make progress on the 2030 climate change targets, the Government understands that this requirement will mean job losses for some workers, especially in communities in Alberta, Saskatchewan, New Brunswick and Nova Scotia that rely on coal production and combustion as an important source of employment. The Government is committed to helping these workers and communities prepare for, find and act on new opportunities as Canada makes a gradual transition away from the use of coal-fired power.

In 2018, the Task Force on Just Transition for Canadian Coal Power Workers and Communities was formed to consider how to support those affected in making the transition to a clean-growth economy. On March 11, 2019, the Task Force released its final report, including a series of recommendations for the Government’s consideration.

  In response to the Task Force’s recommendations, the Government intends to take the following actions:

•

Create worker transition centres that will offer skills development initiatives and economic and community diversification activities in western and eastern Canada. These efforts are being supported by a federal investment of $35 million over five years, funded through Budget 2018, for Western Economic Diversification Canada and the Atlantic Canada Opportunities Agency.

•	Work with those affected to explore new ways to protect wages and pensions, recognizing the uncertainty that this transition represents for workers in the sector.

•

Create a dedicated $150 million infrastructure fund, starting in 2020–21, to support priority projects and economic diversification in impacted communities. This Fund will be administered by Western Economic Diversification Canada and the Atlantic Canada Opportunities Agency.

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The Minister of Natural Resources, with support from the Minister of Environment and Climate Change, the Minister of Employment, Workforce Development and Labour, the Minister of Innovation, Science and Economic Development and the Minister of Rural Economic Development, will be responsible for reporting on results from these activities, while continuing to engage with provinces, workers, unions, municipalities and economic development agencies, to ensure that people affected by the phase-out have access to the help they need during this period of transition.

Improving Canadian Energy Information

Canada has a diverse energy mix, and responsibility for energy data collection is fragmented and spread across multiple sources, including provincial and federal governments. Canadians benefit from comparable and consolidated energy data as it contributes towards better decision-making by governments and industry, and supports higher quality research.

  Budget 2019 proposes to provide Natural Resources Canada with $15.2 million over five years, starting in 2019–20, with $3.4 million per year ongoing, to establish a virtual Canadian Centre for Energy Information delivered by Statistics Canada. This Centre will compile energy data from several sources into a single easy-to-use website. The Centre will also support ongoing research by Statistics Canada to identify data gaps that would improve the overall quality of energy information available to Canadians.

Fulfilling Canada’s G20 Commitment

The Government believes that a clean environment and a strong economy go hand in hand—and that eliminating inefficient fossil fuel subsidies is an important step in the transition to a low-carbon economy.

In 2009, Canada and other Group of Twenty (G20) countries committed to phase out and rationalize inefficient fossil fuel subsidies, recognizing that these subsidies can encourage wasteful consumption, impede investment in clean energy sources and undermine efforts to fight the threat of climate change. For its part, Canada went one step further and committed to rationalize inefficient fossil fuel subsidies by 2025.

To date, Canada’s efforts to reform fossil fuel subsidies have resulted in the phase-out or rationalization of eight tax expenditures. The phase-out or rationalization of these eight tax expenditures have been introduced gradually to enable the industry to adapt. Actions this Government has taken to move forward in meeting our commitment include:

•	Rationalizing the tax treatment of expenses for successful oil and gas exploratory drilling (announced in Budget 2017 and to be completed by 2021).

•

Phasing out a tax preference that allows small oil and gas companies to reclassify certain development expenses as more favorably treated exploration expenses (announced in Budget 2017 and to be completed in 2020).

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•	Announcing that the accelerated capital cost allowance for liquefied natural gas facilities would expire as scheduled in 2025 (announced in Budget 2016).

Continuing the Momentum

Canada will continue to review measures that could be considered inefficient fossil fuel subsidies with a view to reforming them as necessary. As part of that work, Canada and Argentina recently committed to undergo peer reviews of inefficient fossil fuel subsidies under the G20 process. Peer reviews of inefficient fossil fuel subsidies can increase transparency, encourage international dialogue, and help develop best practices while moving toward a low-carbon economy. This voluntary process will enable both countries to compare and improve knowledge, and push forward the global momentum to identify and reduce inefficient fossil fuel subsidies.

As part of the peer review process:

•    Canada will develop a self-review report, which will include a list of federal fossil fuel subsidies, including the description of the subsidies, annual costs, analysis of the subsidies and any potential plans to reform subsidies. Discussions with experts will be held to help inform the development of Canada’s self-review report, which will form the basis upon which an international expert review panel will assess Canada. This report will be made public once the peer review is finalized.

•    Canada will also establish an international expert review panel to analyse the self-review report. The Organisation of Economic Co-operation and Development has agreed to chair the panel, which is expected to include our partnering country, Argentina, as well as other countries and key stakeholders. The findings and recommendations of the international panel will be made public once the review is finalized.

“On the path to a low-carbon economy, Canada is a world leader. This peer review supports the commitment we made to our G20 partners to phase out inefficient fossil fuel subsidies and is another important step in the Government’s plan to invest in clean growth that helps create jobs for the middle class.”

—Bill Morneau, Minister of Finance

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Part 3: Connecting Canadians

Access to High-Speed Internet for All Canadians

In 2019, fast and reliable internet access is no longer a luxury—it’s a necessity.

For public institutions, entrepreneurs, and businesses of all sizes, quality high-speed internet is essential to participating in the digital economy—opening doors to customers who live just down the street or on the other side of the world. It is also important in the lives of Canadians. It lets students and young people do their homework, stay in touch with their friends, and apply for their very first jobs. It helps busy families register for recreational programs, shop online and pay their bills and access essential services. For many seniors, the internet is a way to stay up on current events and stay connected to distant family members and friends.

Canadians have a strong tradition of embracing new technologies, and using them to help generate long-term economic growth and drive social progress. In recent years, Canada and Canadian companies built mobile wireless networks that are among the fastest in the world and made investments that are delivering next-generation digital technologies and services to people and communities across the country. Yet, unfortunately, many Canadians still remain without reliable, high-speed internet access. In this time in the 21st Century, this is unacceptable.

Bringing High-Speed Internet to Rural, Remote and Northern Communities

The Government has been steadfast in its commitment to bringing higher quality internet access to every part of Canada, especially those areas that are typically underserved, including rural, remote, and northern communities. With its first budget in 2016, the Government launched the $500 million Connect to Innovate program, which has since approved approximately 180 projects, with further investments of $554 million from the private sector and other orders of government. Once complete, these projects will add more than 20,000 kilometres of advanced fibre networks across the country, improving connectivity in over 900 communities, including 190 Indigenous communities. From homes and schools to hospitals and community centres, this investment will help deliver better connectivity to more than three times the number of communities originally expected to be helped by this program.

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Canadians Benefit From High-Speed Internet

Catherine, 31, is an Indigenous entrepreneur in northern Quebec who operates a graphic design firm out of her home office. Before Connect to Innovate, broadband internet speeds in her rural community were quite limited, and communicating with clients and sending and receiving large files was slow and unreliable. After the expansion of a Connect to Innovate project in her community, she is now able to subscribe to a much faster and more reliable broadband internet connection that better suits the needs of her growing business. With better access, Catherine is able to take advantage of modern software programs with minimum interruption, utilize cloud-based computing and meet virtually with clients from around the world. In addition, her two school-aged children are able to take advantage of 21st century learning technologies, find information online and submit assignments electronically.

Working together, industry and governments have been able to successfully bring more people and more communities online. As a result, virtually every Canadian now has some level of access to the internet—but that access is not universally fast or reliable. A gap persists between the services available to people in rural, remote, and northern communities, compared to Canadians who live in more populated and urban towns and cities.

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Download Internet Speeds	Benefits	It is estimated that by the time all currently
planned broadband programs are in place
by 2021, about 90 per cent of Canadians
will have reliable access to internet speeds
of 50 megabits per second (Mbps) for
downloading data and 10 Mbps for
uploading data (also known as 50/10
Mbps). However, even with 90 per cent of
Canadians covered, about 1.5 million
Canadian households will still be
underserved. That needs to change.
1 Mbps	Insufficient speed to meaningfully participate online. Allows for basic browsing and email services.
5 Mbps	Sufficient to conduct normal internet activities, such as accessing government services, social media and basic streaming videos.
50 Mbps

Speed identified by the CRTC for Canadians to take advantage of cloud-based software applications, multiple government services (e.g. telehealth services, business support) online learning resources and high definition streaming videos.

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What Can Canadians Do With 50/10 Mbps Internet Speeds?

On a typical day, Dan, who is the father of three, enjoys preparing dinner by streaming cooking videos for new ideas while his wife Tatiana, finishes her work day, using cloud-based accounting software to manage her small business. At the same time, their eldest child, Leigha, is researching the respiratory system for a science project through an interactive and media rich website while her twin brother plays an online game with their cousin who lives abroad.

How We Will Achieve a Fully Connected Canada

Delivering universal high-speed internet to every Canadian in the quickest and most cost-effective way will require a coordinated effort involving partners in the private sector and across all levels of government. To meet this commitment, Budget 2019 is proposing a new, coordinated plan that would deliver $5 billion to $6 billion in new investments in rural broadband over the next 10 years:

1.	Support through the Accelerated Investment Incentive to encourage greater investments in rural high-speed internet from the private sector.

2.	Greater coordination with provinces, territories, and federal arm’s-length institutions, such as the CRTC and its $750 million rural/remote broadband fund.

3.	Securing advanced Low Earth Orbit satellite capacity to serve the most rural and remote regions of Canada.

4.	New investments in the Connect to Innovate program and introduction of the Government’s new Universal Broadband Fund.

5.	New investments by the Canada Infrastructure Bank to further leverage private sector investment.

Canada’s Commitment: Universal High-Speed Internet for Every Canadian

In Budget 2019, the Government is announcing its commitment to set a national target, in which 95 per cent of Canadian homes and businesses will have access to internet speeds of at least 50/10 Mbps by 2026 and 100 per cent by 2030, no matter where they are located in the country. This is in keeping with the broadband internet speed objective set by the Canadian Radio-television and Telecommunications Commission (CRTC) for Canadian households and businesses across Canada.

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Using the Accelerated Investment Incentive

In the 2018 Fall Economic Statement, the Government introduced the Accelerated Investment Incentive—an accelerated capital cost allowance designed to encourage businesses to invest and create more good, well-paying jobs. The Incentive is available to businesses of all sizes, across all sectors of the economy, including the telecommunications sector. Response to this new Incentive has been very favourable—to date, telecommunications companies have signalled more than $1 billion worth of private sector activity, focused on providing better internet access to unserved or underserved communities. The Accelerated Investment Incentive is also expected to enhance competitiveness and help accelerate the deployment of next-generation digital technologies, such as 5G connectivity, across the country.

Working Closely With Partners

Provinces and territories are also moving forward and making their own important investments to help improve and expand access to high-speed internet. For example:

•	The Government of Nova Scotia recently invested $193 million in an internet funding trust to help connect more homes, businesses, and communities across the province.

•	In its 2019 budget, the Government of British Columbia announced $50 million to expand high-speed internet service to more than 200 communities in the province.

The Canadian Radio-television and Telecommunications Commission also recently launched its own five-year $750 million Broadband Fund to improve internet access in underserved areas. The CRTC’s Broadband Fund aligns with the Government’s priorities and will include a focus on providing last-mile connectivity and provision of wireless coverage in unserved areas, and where projects are not financially viable without CRTC funding

The Government recognizes that collaboration is essential to solve the challenge of bringing universal access to high-speed internet to all Canadians. To this end, the Government is committed to continue working with jurisdictions across Canada, Indigenous partners, and the private sector to enhance connectivity and to support Canadians full participation in the digital economy. This includes advancing the recent intergovernmental agreement between the federal, provincial and territorial governments to develop a long-term strategy and joined-up approach to improve access to high-speed internet for all Canadians.

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Investing in Connect to Innovate and Launching the New Universal Broadband Fund

  To help every Canadian gain access to high-speed internet at minimum speeds of 50/10 Mbps, Budget 2019 proposes to invest up to $1.7 billion in new targeted initiatives that will support universal high-speed internet in rural, remote and northern communities. These investments would include:

•

Up to $1.7 billion over 13 years, starting in 2019–20, to establish a new national high-speed internet program, the Universal Broadband Fund. The Fund would build on the success of the Connect to Innovate program, and would focus on extending “backbone” infrastructure to underserved communities (“backbone” is the central channel used to transfer internet traffic at high speed—the internet equivalent of a major roadway or railway spur). For the most difficult-to-reach communities, funding may also support “last-mile” connections to individual homes and businesses.

•

Included in the $1.7 billion commitment to the Universal Broadband Fund, the Government will look to top-up the Connect to Innovate program and to secure advanced, new, low-latency Low Earth Orbit satellite capacity. This process will be launched in the spring 2019 and will help bring reliable high-speed internet access to even the most challenging rural and remote homes and communities in Canada.

•

Up to $11.5 million over five years, starting in 2019–20, for two Statistics Canada surveys to measure household access and use of the internet and business online behaviour. This will enhance understanding of how digital issues are impacting Canadians, and help inform next steps.

Harnessing Partnerships With the Canada Infrastructure Bank

In partnership with the Government, the Canada Infrastructure Bank is examining opportunities to apply its innovative financing tools to stimulate private sector investment in high-speed internet infrastructure in unserved and underserved communities. Working to maximize the contribution of private capital, the Bank will seek to invest $1 billion over the next 10 years, and leverage at least $2 billion in additional private sector investment to increase broadband access for Canadians. In helping to make publicly funded dollars go further, the Bank will contribute to Canada’s long-term ambition of bringing high-speed internet to every Canadian.

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Part 4: Building a Better Future for Canada’s North

Every region in Canada has unique attributes that contribute to the country’s current economic strength and future potential. The Arctic is a region that has immense opportunities for growth and needs investment to realize its potential, to the benefit of all Canadians.

Strong Arctic and Northern Communities

Though only a small number of people—including Indigenous and non-Indigenous people—call the Arctic home, all Canadians can be proud of our identity as a northern country. Part of what makes the region unique is its climate and geography. As harsh and challenging as it is beautiful and inspiring, the Arctic is on the front lines of global warming, and the cumulative effects of climate change are reshaping both the landscape and the way of life for many people in Canada’s North.

Canada has an opportunity—and a responsibility—to be a world leader in sustainably developing the North. This means making the most of emerging economic opportunities while ensuring that the people who reside in the North are able to be full participants in and beneficiaries of the region’s growth.

People living in the North have been clear: they want and deserve to be included in decisions about the future of the Arctic and other northern regions.

Meaningful action is needed so that the quality of life experienced by northern residents is, to the greatest extent possible, comparable to that experienced by people in the rest of Canada. It also means making sure that federal policies, programs, and investments take into account the unique circumstances and needs of people living in the North. This includes a greater understanding of, and respect for, the history, culture, and traditional knowledge of northern Indigenous Peoples.

Building on the Government’s ongoing support for the region, Budget 2019 announces more than $700 million over 10 years in new and focused funding to ensure that Arctic and northern communities can continue to grow and prosper. This includes new funding for more diversified post-secondary educational options in the territories, enhanced infrastructure resources to connect northern and remote communities, increased economic development programming, and more support to enable critical Arctic research.

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Ongoing Support for Canada’s Arctic and Northern Regions

The large, remote regions of Canada’s North create unique infrastructure and energy challenges. The Investing in Canada Plan and the Pan-Canadian Framework on Clean Growth and Climate Change include initiatives to help address these challenges and create new connections in the Arctic and northern regions of Canada. Key investments include:

•   More than $1.7 billion over 12 years, for the three northern territories, for infrastructure development through bilateral agreements under the Investing in Canada Plan, including $400 million for the Arctic Energy Fund to help people living in northern communities access more reliable and renewable energy.

•   Nearly $150 million allocated to the three territories and northern Quebec through the Connect to Innovate program, which brings high-speed internet to rural and remote communities in Canada.

•   $400 million over 11 years dedicated for transportation infrastructure in the three territories under the National Trade Corridors Fund.

•   $84 million over five years to build knowledge of climate change impacts and to enhance the climate resiliency of northern communities by improving the design and construction of northern infrastructure.

In addition, the Government also supports a number of long-term programs and activities in the Arctic and northern regions of the country to build healthy and safe communities and contribute to a strong, diversified, sustainable and dynamic economy. For example, to support the delivery of territorial public services, including health care, education and social services, that are comparable to those in other regions of the country, the federal government provides annually escalated and unconditional Territorial Formula Financing transfers, which will be over $3.9 billion in 2019–20.

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In December 2016, the Prime Minister announced the Government’s commitment to create a new vision for Canada’s Arctic and northern regions, to be co-developed in cooperation with the people who live there. Since then, the Government has been working with a number of partners, including Indigenous Peoples, territories, provinces and international stakeholders, to co-develop a new Arctic and Northern Policy Framework.

This new Framework is intended to identify shared priorities, goals, and objectives in Canada’s Arctic and North, through 2030. It is also designed to be more comprehensive in scope than previous strategies, incorporating both a domestic and international understanding of the unique opportunities and challenges that exist for these regions. Ultimately, the Framework represents a new way for Arctic and northern peoples, governments, leaders, organizations, and institutions, to come together to set a consensus-based course towards better outcomes for everyone.

“The simple fact is that Arctic strategies throughout my lifetime have rarely matched or addressed the magnitude of the basic gaps between what exists in the Arctic and what other Canadians take for granted”

— Mary Simon, Special Representative to the Minister of

Crown-Indigenous Relations on

Arctic Leadership

The Government will continue to work with its partners to finalize the Framework, set common objectives, and reach agreements on ways to collectively invest to meet these objectives. Budget 2019 proposes a number of new measures to support the eventual Framework and complement existing efforts to strengthen Arctic and northern communities.

100	Chapter 2

  Helping People in Arctic and Northern Communities Succeed

•

Communities thrive—and people succeed—when educational opportunities exist. Budget 2019 proposes to provide up to $1.0 million, over two years, starting in 2019–20, to establish a Task Force to study post-secondary education in Canada’s Arctic and northern regions. The Task Force will make recommendations to the federal and territorial governments and Indigenous partners on establishing a robust system of post-secondary education in the North.

•

To help Yukon College undertake its transformation into a hybrid university (an institution that offers a mix of diplomas, certificates, degrees, and continuing education), Budget 2019 proposes to provide up to $26 million over five years, starting in 2019–20, for the construction of a new campus science building in support of their efforts to become Canada’s first university in the North.

•

To foster Indigenous knowledge and education, Budget 2019 proposes to provide $13 million over five years, starting in 2019–20, for the Dechinta Centre for Research and Learning in the Northwest Territories. This funding will support the delivery of culturally appropriate and community developed curricula to enhance access to and success in higher education for Indigenous and northern students.

•

To address the higher cost of nutritious food in the Arctic, in the 2018 Fall Economic Statement the Government announced new investments in the Nutrition North Canada program. This ongoing investment will support several program changes, and introduces a new Harvesters Support Grant to help lower the high costs associated with traditional hunting and harvesting activities. In addition, as part of a National Food Policy, Budget 2019 proposes to provide the Canadian Northern Economic Development Agency with $15 million, over five years, starting in 2019–20, to establish a Northern Isolated Community Initiatives Fund. This fund will support community-led projects for local and Indigenous food production systems.

•

The Inuit Tapiriit Kanatami’s (ITK) National Inuit Suicide Prevention Strategy was released in July 2016 and set out a series of actions and interventions at the community and regional level to address the high number of deaths by suicide among Inuit, where the suicide rate remains 5 to 25 times the national average for Canada. To continue to support Inuit peoples and communities, Budget 2019 proposes an investment of $50 million over 10 years, starting in 2019–20, with $5 million per year ongoing, to support ITK’s Inuit-specific approach through the Strategy to address deaths by suicide in Inuit communities.

•

Nunavut has been without an addictions treatment centre for over 20 years. For too long, Inuit and other residents of Nunavut seeking mental health and substance use supports have had to travel south, far from their families, friends and communities to access the services that they need. The Truth and Reconciliation Commission of Canada called on the federal government to ensure funding for healing centres in Nunavut is a priority as part of Call to Action 21. Together with contributions from the Government of Nunavut and Inuit partners, as part of Budget 2019, the Government announces its commitment to support the construction and ongoing operation of a treatment facility in Nunavut.

Building a Better Canada	101

•

On February 28, 2019, the Prime Minister announced $2.05 billion, over 24 years, to ensure that Canada continues to be a leader in space robotics. This investment includes up to $14 million over five years, starting in 2019–20, to the Canadian Space Agency to identify opportunities where space, health and Indigenous partners could work together to develop approaches and innovative technology solutions to address challenges common to both deep space and remote health care environments.

  Building Connections in Canada’s Arctic and Northern Regions

•

To improve and expand infrastructure in the northern regions of Canada, Budget 2019 proposes to increase the allocation of the National Trade Corridors Fund to Arctic and northern regions by up to $400 million over eight years, starting in 2020–21, bringing the total allocation to these regions to $800 million. This will help build new roads and other vital connections to and between Arctic and northern communities.

•

Access to reliable and cleaner sources of energy is key to building healthier and more sustainable communities. The Government is committed to reducing community reliance on diesel for heat and electricity across the North, and presently supports the planning of clean energy projects in small communities and the territories through the Investing in Canada Infrastructure Program. To help northern communities more easily access the support they need, the Government proposes to consolidate federal programs that help reduce diesel reliance in Indigenous, northern and remote communities.

Restoring Rail Service to Churchill, Manitoba

In the last several months the Government has provided over $100 million in funding for the acquisition, repairs and an annual operating subsidy required by the Hudson Bay Railway Company, the Hudson Bay Port Company and the Churchill Marine Tank Farm, along with financing through Export Development Canada. This has restored rail service on the Hudson Bay Railway Line, which is expected to grow into a key transportation and export hub, to both international markets and northern Canada.

•

To reduce pollution in Canada’s North resulting from electricity generation, Budget 2019 proposes to provide a further $18 million, over three years, starting in 2019–20, to Crown-Indigenous Relations and Northern Affairs Canada to support planning by the Government of Northwest Territories for its proposed Taltson hydroelectricity expansion project. The proposed expansion would more than double current hydroelectric capacity in the Northwest Territories, reducing reliance on diesel by the city of Yellowknife and the mining sector, as well as providing employment opportunities for Indigenous people and other residents of the territory.

•

Budget 2019 proposes to establish a national connectivity target in which every Canadian home and small business will have access to internet speeds of at least 50/10 Mbps within the next 10 years, no matter where they are located in the country, including in the North. Delivering high-speed internet to every Canadian, especially in more rural and remote areas, will help businesses grow, create new jobs and connect more people to the resources, services and information they need to build a better future.

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  Supporting Northern Innovation and Economic Development

•

The Canadian Northern Economic Development Agency helps to develop a diversified, sustainable, and dynamic economy across Canada’s three territories. To support innovation and encourage stronger business growth in the territories, Budget 2019 proposes to provide an additional $75 million over five years, starting in 2019–20, to the Canadian Northern Economic Development Agency to enhance its current economic development program. This investment would help to create a new initiative: Inclusive Diversification and Economic Advancement in the North (IDEANorth). This updated programming will allow the agency to support a wider range of initiatives, including the development of foundational economic infrastructure such as roads or visitor centres, to address the higher cost of doing business in the North.

•

Resource development provides jobs and wealth in the territorial economies. The Government announced in the 2018 Fall Economic Statement the extension of the Mineral Exploration Tax Credit, which helps junior exploration companies raise capital to finance early-stage mineral exploration, including in the North, for an additional five years, until March 31, 2024.

  Supporting Science and Protecting the Environment

•

The Polar Continental Shelf Program provides critical logistics support—such as coordinating air charters and supplying field equipment—to Canadian researchers seeking to advance our understanding of the North. Budget 2019 proposes to provide Natural Resources Canada with up to $10 million, over two years, starting in 2019–20, to help the Program to respond to growing demand.

•

To support ongoing scientific research in the High Arctic, Budget 2019 proposes to provide Environment and Climate Change Canada with up to $21.8 million over five years, starting in 2019–20, for the Eureka Weather Station on Ellesmere Island, Nunavut. This investment will support critical repairs and necessary upgrades to the station’s systems such as the aircraft runway, sewage, ventilation and plumbing and will help ensure continued safe operations of the site for weather and climate forecasting and as a key hub for Arctic research and Government military operations.

•

The Government manages a number of contaminated sites in northern Canada that were formerly mines and since abandoned by their previous owners. The contamination of these properties is the result of private sector mining and oil and gas activities from many years ago, before the environmental impacts were fully understood. To clean up the largest and most high-risk of these sites, Budget 2019 proposes to provide $49.9 million over fifteen years ($2.2 billion on a cash basis), starting in 2020–21, to Crown-Indigenous Relations and Northern Affairs Canada to create the Northern Abandoned Mine Reclamation Program.

Building a Better Canada	103

•

The Government is exploring the potential creation of a marine conservation area in the High Arctic Basin or Tuvaijuittuq (which means “the ice never melts” in Innu)—the last portion of the Arctic region expected to retain summer sea ice until at least 2050. The Government will work with the Government of Nunavut and Qikiqtani Inuit Association to advance this important conservation initiative, while also working to support the development of a conservation economy in the region.

•

To further strengthen Canada’s leadership in the Arctic, Budget 2019 proposes to provide Natural Resources Canada with up to $7.9 million over five years, starting in 2019–20, to continue to provide scientific support for Canada’s claim to its continental shelf in both the Arctic and Atlantic Oceans. This will ensure that Canada’s sovereign rights in the Arctic Ocean are internationally recognized, with a strong claim supported by science and evidence.

Investing in Regional Priorities

Protecting Water and Soil in the Prairies

In recent years, Canada’s Prairie provinces have experienced the worsening effects of climate change, including more extreme weather events, resulting in more costly storms and floods, droughts and wildfires. Billions of dollars have been spent by all orders of government—including Indigenous governments—along with businesses, private citizens, and the insurance industry, in an attempt to recover from these events. At the federal level, the Disaster Financial Assistance Arrangement has paid out more to help offset flood and wildfire losses in the last six years than in the entire previous history of the program—stretching back to 1970.

More than just the financial impacts of recovery, the ongoing effects of climate change on the Prairies’ valuable water and soil resources threaten the ability of farmers and ranchers to continue to grow high-quality crops and raise world-class herds—putting the future of Prairie communities and Canada’s food supply at risk.

  To support climate change adaptation efforts across the Prairies, the Government proposes to provide Western Economic Diversification Canada with up to $1 million, in 2019–20, to develop a new strategy to sustainably manage water and land in the Prairies. This strategy would be developed in partnership with the provinces of Alberta, Saskatchewan and Manitoba, as well as Indigenous partners, academics and private sector groups. It would take stock of existing federal and provincial actions that address the impact of climate change on water and land resources, to help ensure greater resilience in Prairie communities for years to come.

Investing in Eastern Canada Ferry Services

In 2017–18, federally funded ferry services in eastern Canada helped move more than 800,000 passengers and 100,000 commercial vehicles. Canada supports inter-provincial ferry services in eastern Canada by providing funding to Marine Atlantic Inc., a Crown corporation operating ferries between Nova Scotia and Newfoundland and Labrador, and Transport Canada’s Ferry Services Contribution Program, linking Saint John, New Brunswick, to Digby, Nova Scotia; Wood Islands, Prince Edward Island, to Caribou, Nova Scotia; and Îles de la Madeleine, Quebec, to Souris, Prince Edward Island.

104	Chapter 2

  To maintain safe and reliable ferry services, Budget 2019 proposes to:

•	Support Marine Atlantic Inc. to modernize its fleet through the procurement of a new ferry.

•

Extend Transport Canada’s Ferry Services Contribution Program until 2022 with existing service levels and fleet size, which includes ensuring two vessels operate between Prince Edward Island and Nova Scotia.

•	Procure two ferries to replace the MV Madeleine, operating between Quebec and Prince Edward Island, and the MV Holiday Island, operating between Prince Edward Island and Nova Scotia.

Improving Crossings in Canada’s Capital Region

Interprovincial bridge crossings serve as important links between the cities of Ottawa, Ontario, and Gatineau, Quebec—helping people get back and forth to work, serving as a key transportation route and providing access to both cities for tourists and locals travelling by car, by bicycle or on foot. The five interprovincial crossings carry close to 150,000 vehicles and 9,000 pedestrians and cyclists each day, an increase of over 15,000 since 2015 alone. These bridges are aging, with the newest bridge having been opened in 1973, and were built in an era when the National Capital Region had a much smaller population, fewer interprovincial commuters and far less congestion due to truck traffic.

  To ensure that these interprovincial crossings remain safe and open for residents and visitors, Budget 2019 proposes to:

•

Replace the Alexandra bridge as it is now more than 100 years old and needs to be replaced. The new Alexandra Bridge will provide long-lasting economic benefits to the communities on each side of the Ottawa River and more broadly to the region as a whole.

•

Address the demonstrated need for an additional National Capital Region crossing by refreshing existing studies and developing a long-term integrated interprovincial crossing plan led by the National Capital Commission with both provincial governments and the cities of Gatineau and Ottawa.

•	Support the rehabilitation and ongoing maintenance of National Capital Region crossings, including the Chaudière and MacDonald-Cartier bridges by providing up to $80.4 million over 10 years.

Building a Better Canada	105

Part 5: Building a Nation of Innovators

Canadians are innovators—constantly seeking answers to difficult questions and always looking for new ways to apply what we’ve learned. That curiosity and creativity built the industries and created the jobs that gave rise to Canada’s strong and successful middle class, and Canadians’ innovative spirit continues to change our country—and our world—for the better.

Canada’s Innovation and Skills Plan

Launched in 2017, the Government’s Innovation and Skills Plan is helping Canadian businesses to start up, scale up, and become globally competitive. The Plan is an ambitious effort to help create good well-paying jobs by making Canada a world leader in innovation—and it’s already delivering results:

•

Five industry-led innovation superclusters are now up and running, supported by a $950-million federal investment. These superclusters—in digital technologies, food production, advanced manufacturing, artificial intelligence in supply chain management, and ocean industries—are expected to create 50,000 jobs and add $50 billion to the economy over the next 10 years. They bring together more than 450 businesses, 60 post-secondary institutions, and 180 other partners to generate new ideas, attract and develop talent, collaborate on research, develop new intellectual property and bring new products to market here in Canada and around the world.

•

The Strategic Innovation Fund is a new approach to supporting business innovation, and investments across the country and in all economic sectors. In the last two years, the Fund has proven successful in attracting and supporting high-quality and innovative business investment in Canada. As of January 2019, the Fund had secured 31 investment agreements from leading researchers and manufacturers, worth a total of $8.1 billion, including a federal investment of $795 million. This shared investment is expected to help secure 50,000 good, well-paying jobs over the next 22 years.

•

Innovative Solutions Canada was launched in December 2017 and provides a novel procurement approach to allow the Government of Canada to partner with Canadian entrepreneurs in the development of early stage, pre-commercial innovation. Twenty participating federal departments and agencies issue challenges, designed around desired outcomes, seeking novel technologies, products and process solutions, in order to address federal government needs. The program will dedicate over $100 million per year in spending by the end of March 2020. To date, Innovative Solutions Canada has launched 42 challenges in areas such as sustainable fishing and aquaculture, high energy lasers, and plant pest detection.

•

Recognizing the importance of ideas in the knowledge economy, the Government put forward the first Canadian National Intellectual Property Strategy in Budget 2018. In the coming months, the Government will be selecting the proponent to manage a pilot Patent Collective, which will help Canadian start-ups and small and medium-sized enterprises pool together vital intellectual property assets to help them grow and expand internationally, in the technology areas of tomorrow.

106	Chapter 2

Building New Partnerships and Superclusters: The Protein Industries Supercluster

Canada has a well-deserved reputation as a country that produces high-quality, innovative agricultural products. Building on this success, the Protein Industries Supercluster was established to apply plant genomics and new processing technologies to increase the value of key Canadian crops, including plant-based meat alternatives—such as pulses and flax-based proteins—that are in high demand in foreign markets. The Government’s investment of $153 million in this Supercluster will help Canada become a leading source of plant proteins and, ultimately, feed the world.

•   $4.5 billion: the estimated contribution of this Supercluster to Canada’s GDP over 10 years.

•   4,500: the number of jobs expected to be created by this Supercluster over 10 years.

Promoting the Development of World-Class Canadian Businesses

When Canadian businesses innovate, they succeed—creating good, well-paying jobs for the middle class in communities all across the country. Helping businesses find the talent they need to innovate and grow, supporting small companies, and giving entrepreneurs the support they need to succeed—these are just some of the ways the Government is investing in innovative Canadians.

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Establishing a Permanent Global Talent Stream

Canada’s Global Skills Strategy, announced in the 2016 Fall Economic Statement, helps Canadian businesses attract the talent they need to compete and succeed in the global marketplace. Whether recruiting professionals from around the world to help train Canadian workers, or giving employers the assistance they need to invest and create more good, well-paying jobs in Canada, the Global Skills Strategy gives businesses a faster, more predictable way to bring global talent to Canada.

As part of the Global Skills Strategy, a two-year pilot project was introduced to help innovative Canadian firms quickly access the highly skilled global talent they need to scale-up, grow and help create jobs for Canadians. Since the launch of the pilot in 2017, employers have made commitments to:

•	create more than 40,000 new jobs for Canadians and permanent residents;

•	develop over 10,000 co-op placements; and,

•	invest over $90 million in skills development and training for their workers.

  Building on the success of the Global Talent Stream pilot, Budget 2019 proposes to make the Global Talent Stream a permanent program. A permanent Global Talent Stream will give Canadian businesses expedited, predictable access to top global talent when Canadian workers are unavailable. To establish this new permanent program, Budget 2019 proposes to invest $35.2 million over five years, beginning in 2019–20, with $7.4 million per year ongoing.

“The Global Skills Strategy is helping employers recruit and employ high skilled workers. We are attracting some of the most highly skilled people of the world now through our Global Skills Strategy. There was a time when Canada used to lose its most talented individuals and now we’re getting people coming this way because of our immigration system.”

— The Honourable Ahmed Hussen, Minister of Immigration, Refugees and

Citizenship

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The Global Talent Stream is available to:
Category A: Employers referred by Designated Referral Partners	Category B: Employers seeking to hire highly skilled foreign workers for occupations found on Employment and Social Development Canada’s Global Talent Occupations List
Designated Referral Partners include provincial and municipal governments and regional development agencies.

The Global Talent Occupations List includes occupations for which there are demonstrable shortages in Canada, including information technology(IT) and science, technology, engineering and mathematics(STEM) occupations.

Canadian companies applying for workers through the Global Talent Stream receive:

•   Client-focused service to help them throughout the application process.

•   Flexible recruitment requirements.

•   Expedited processing of Labour Market Benefit Plans and work permits (10 business days, compared to an average of two months to complete the Labour Market Impact Assessment process).

How Canada’s Global Talent Stream Is Working

Sharing knowledge with Canadian workers: Vancouver-based Terramerra used the Global Talent Stream to quickly hire an international expert in microscopic worms when they were unable to find the right skills in Canada. The scientist is helping Terramerra develop innovative environmentally safe bio-pesticides, while providing on-the-job training to colleagues and co-op students from the University of British Columbia and Simon Fraser University. He is also sharing his knowledge and expertise with Canadian academics, who will in turn transfer this knowledge to the universities’ students—Canada’s future scientists.

Creating jobs for Canadians: Toronto-based financial technology firm Wave has leveraged the Global Talent Stream to add two experienced software engineers and a global leader in the financial technology sector to their team. Hiring specific, skilled workers helped the company grow quickly and as a result, they have created dozens of new jobs in technology that employ Canadian workers.

Helping Canadian companies innovate: Ottawa’s Shopify, a world leader in e-commerce, has used the Global Talent Stream to add international tech expertise to its Canadian workforce to continue to advance its innovative platform and reach global markets.

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Improving Support for Small, Growing Companies

The Scientific Research and Experimental Development (SR&ED) Tax Incentive Program encourages business innovation by providing an investment tax credit for businesses of all sizes, in all sectors, that conduct scientific research and experimental development in Canada. In a global economy where knowledge and ideas are key, the innovation of Canadian firms will be a competitive advantage. The SR&ED Tax Incentive Program is often cited as a significant source of support by Canada’s innovative firms, as it provides a 35-per-cent refundable tax credit to eligible small and medium-sized businesses and a 15-per-cent tax credit to all businesses performing SR&ED in Canada. Access to the 35-per-cent rate is determined by a business’ level of income and capital.

One challenge often cited by entrepreneurs who use the SR&ED program to grow their firm relates to how the incentive changes based on the growth of their business.

  To better support growing innovative businesses as they are scaling up, the Government proposes to eliminate the income threshold for accessing the enhanced credit. This will ensure continued enhanced support for small and medium-sized innovative businesses that are experiencing rapid growth in income or may have variable income from year to year; that is, at the exact time when continued Government support can help take a business to the next level. The capital threshold will continue to apply to ensure that the enhanced rate remains targeted toward small and medium-sized businesses. This change will build on other major initiatives put forward by the Government to help make Canada a leader in science and innovation, creating the jobs of tomorrow and building globally leading businesses.

Supporting the Next Generation of Entrepreneurs

Futurpreneur Canada is a national not-for-profit organization that provides young entrepreneurs with mentorship, learning resources and start-up financing to help them bring their business ideas to market. Over the past two decades, Futurpreneur Canada’s core program has helped more than 11,400 young entrepreneurs launch nearly 9,600 new businesses. Last year, more than 40 per cent of the businesses supported by Futurpreneur Canada were owned by women—more than double the national average.

  To help Futurpreneur Canada continue its efforts to support the next generation of entrepreneurs, Budget 2019 proposes to provide Futurpreneur Canada $38 million over five years, starting in 2019–20. Futurpreneur Canada will match these investments with funding received from other government and private sector partners, and it is expected that this renewed investment would help support the work of approximately 1,000 young entrepreneurs per year.

This funding includes $3 million over five years for Futurpreneur Canada to provide targeted support to Indigenous entrepreneurs. This will allow Futurpreneur Canada to engage up to 7,250 Indigenous youth through outreach, access to business support tools and training as well as support up to 175 additional Indigenous businesses. Additional measures targeting support to Indigenous entrepreneurs can be found in Chapter 3.

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Helping Canada’s Forest Sector Innovate and Grow

Canada’s forest sector is an important source of jobs and growth for more than 100 communities across the country, directly employing almost 210,000 people and contributing more than $24 billion to the Canadian economy in 2017. The sector currently faces significant challenges, including threats to supply caused by more forest fires and other disturbances such as pest infestations, which are decreasing the availability of wood fibre, and ongoing disputes with significant trading partners.

At the same time, there are tremendous opportunities available for Canada’s forest sector to capitalize on global growth in the bioeconomy, which is expected to grow to as much as $5 trillion on an annual basis by 2030. Technological advancements are boosting the demand for wood fibre in markets around the world, giving the Canadian forest sector an opportunity to emerge as a supplier of choice—aided by its own strong drive to innovate, as seen in the development of greener construction materials for use in high-rise construction and the use of wood-based by-products to replace more carbon-intensive fuels.

What Is the Bioeconomy?

In the bioeconomy, renewable and sustainably sourced biomass resources—such as trees, agricultural crops and organic materials left over from harvesting and timber processing—are used to provide a broad range of consumer and industrial products, such as food additives, textiles, bioplastics and auto parts. (Source: 2018 State of the Forest Report, Natural Resources Canada).

  To help Canada’s forest sector continue to innovate and grow, Budget 2019 proposes to invest up to $251.3 million over three years, starting in 2020–21, to Natural Resources Canada to extend existing innovation and diversification programs. An emphasis will be placed on those programs that have strong track records of success and that leverage private sector investment. This proposed investment would include:

•

Up to $91.8 million over three years for the Forest Innovation Program, to support pre-commercial research and development, positioning the Canadian forest sector at the forefront of the emerging bioeconomy.

•

Up to $82.9 million over three years for the Investments in Forest Industry Transformation program, to support the industrial commercialization and adoption of innovative technologies and processes, contributing to clean economic growth and jobs.

•

Up to $64.0 million over three years for the Expanding Market Opportunities Program, to increase and diversify market opportunities for Canadian forest products in offshore markets, and expand wood use in non-residential and mid-rise construction, including within Canada.

•	Up to $12.6 million over three years for the Indigenous Forestry Initiative, to support forest-based economic development for Indigenous communities across Canada.

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Natural Resources Canada will, with existing resources, revise the project selection criteria and results tracking for this suite of programming to include requirements to address gender and other representation gaps within the forest industry.

Supporting Innovation and Market Diversification in Canada’s Forest Sector: Success Stories

Investing in Renewable Fuel Technology

Bioenergy AE Côte-Nord (Côte-Nord, Quebec), a partnership between Arbec Forest Products and Ensyn, has built the world’s first commercial facility using technology designed specifically for the conversion of forest residues to liquid renewable fuel oil for energy applications. Through $17.5 million in funds from the Investments in Forest Industry Transformation program, announced in 2016, 30 direct jobs have been created, and a new liquid forest bioenergy product that reduces greenhouse gas emissions is now available for sale across North America.

Supporting the Creation of Value-Added Wood Products

Corruven Canada Inc. (Edmunston, New Brunswick) is leading on the creation of smart and sustainable building material, furniture and packaging. With $2.5 million in support from the Investments in Forest Industry Transformation Program, announced in 2016, Corruven was able to design and manufacture a new production line of composite high-performance wood, using rejected wood fibre, creating 13 jobs to date and developing new markets for its products, both within Canada and abroad.

Supporting Innovation in the Oil and Gas Sector Through Collaboration

The Government is committed to helping bring together Canada’s research expertise with businesses that are seeking to seize growth opportunities and address challenges through the development, demonstration and adoption of innovative technologies and processes. Budget 2018 identified the Strategic Innovation Fund as a flagship “platform” within the Government’s business innovation toolkit, and announced that the program’s role in advancing research and development through collaboration between academia, not-for-profits and the private sector would be expanded.

The Clean Resource Innovation Network is a consortium made up of companies of all sizes, innovators, not-for-profits, and academic institutions. These organizations are working together to accelerate the development and adoption of innovative technologies and processes that seek to lower the oil and gas industry’s environmental impacts, such as by reducing water and land use, applying new technologies to land and wellsite remediation and reducing greenhouse gas emissions.

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  Budget 2019 proposes to provide a further $100 million over four years, starting in 2019–20, to the Strategic Innovation Fund, leveraging private sector co-investments, in order to support the activities of the Clean Resource Innovation Network.

By developing ground-breaking clean tech and emission-lowering solutions through collaboration, the Network will support economic growth, will create good, well-paying jobs, and will lead to cleaner energy production from source to end use.

Investing in a Diverse and Growing Western Economy

Almost one third of Canadians call British Columbia, Alberta, Saskatchewan and Manitoba home. Western Canada is well positioned to continue to prosper from its unique strengths and advantages, including its growing digital economy, abundant natural resources, and innovative post-secondary institutions and research facilities. The strategic proximity to Asian markets also creates significant opportunities for the region’s world-class energy, agriculture and agri-food sectors.

The Government is presently working with business, industry, academia, Indigenous communities and organizations, and other levels of government, to develop a Western Canada Growth Strategy which will reflect the unique regional advantages of each province, and help to stimulate economic growth, incent innovation, increase the participation of under-represented groups and attract investment.

  To support the creation of a more resilient, inclusive and diversified economy in the west, Budget 2019 proposes to provide $100 million over three years (on a cash basis), starting in 2019–20, to Western Economic Diversification Canada to increase its programming in western Canada.

Launching a Federal Strategy on Jobs and Tourism

Tourism in Canada is strong and growing. Last year Canadian communities of all sizes welcomed more than 21.1 million international visitors—boosting economic growth and creating good, well-paying jobs across the country. Canada’s tourism sector is an important source of jobs and growth, employing over 750,000 people and contributing a.bout 2 per cent to Canada’s GDP. Recognizing the importance of tourism to Canada’s overall economy, the Government is developing a new Federal Strategy on Jobs and the Visitor Economy.

  To help Canada’s tourism sector innovate and grow, Budget 2019 proposes to provide $58.5 million over two years, starting in 2019–20, to the Regional Development Agencies for the creation of a Canadian Experiences Fund. The Fund would support Canadian businesses and organizations seeking to create, improve or expand tourism-related infrastructure—such as accommodations or local attractions—or new tourism products or experiences. These pan-Canadian investments would focus on five categories: tourism in rural and remote communities, Indigenous tourism, winter tourism, inclusiveness, specifically for the LGBTQ2 community, and farm-to-table tourism, which is also known as culinary tourism.

Building a Better Canada	113

  In addition, Budget 2019 proposes to provide $5 million to Destination Canada for a tourism marketing campaign that will help Canadians to discover lesser-known areas, hidden national gems and new experiences across the country. Destination Canada is Canada’s signature tourism agency that collaborates with partners to promote Canada as a premier tourism destination.

  To further prioritize Canada’s tourism sector, Budget 2019 also proposes to create a seventh Economic Strategy Table dedicated to tourism. The Economic Strategy Tables bring together government and industry leaders to identify economic opportunities and help guide the Government in its efforts to provide relevant and effective programs for Canada’s innovators. The Tables set ambitious growth targets, identify sector-specific challenges and bottlenecks, and lay out strategies to help innovators achieve their goals.

Budget 2019 tourism funding will complement existing and ongoing investments aimed at driving growth in the tourism sector. For instance, Budget 2017 provided Destination Canada with permanent funding of $95.5 million per year for tourism-related work, and significant funding is also made available through Canada’s six Regional Development Agencies, which support local businesses, including tourism. Since 2016, Regional Development Agencies have allocated over $196 million to tourism businesses. The Business Development Bank of Canada is another important source of support for Canada’s tourism industry, having provided more than $1.4 billion in financing since 2016, and tourism businesses are also supported by Export Development Canada, which assists Canadian tourism businesses that wish to expand into global markets.

How Tourism Supports Rural Canada: Success Story

Fogo Island, Newfoundland and Labrador, was an isolated fishing village of 2,300 prior to the establishment of one of Canada’s most highly regarded tourism companies: The Fogo Island Inn. Federal, provincial and private investments played an important role in the development of the Fogo Island Inn, which now generates annual profits that are funnelled back into the community.

Funding from the Inn and its charity have led to spillover for the local economy, helping to create jobs and supporting business start-ups. The Inn has also attracted nationally-known chefs who have built Fogo Island’s brand as an authentic culinary destination that sources its food from local Newfoundland suppliers and farmers. The success of the Fogo Island Inn has raised the profile of the province and the Atlantic region as an international tourism destination.

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Canada Reaches for the Moon and Beyond

Space exploration represents the very essence of innovation. It inspires all of us to push the limits of what is possible and makes Canadians proud of what we can achieve.

As we approach the 50th anniversary after the 1st Moon landing, space exploration is entering a new chapter—and Canada will play a big role in it. Canada will be a partner in the NASA-led Lunar Gateway—a project that will see humans return to the Moon and set the stage for further exploration to Mars—by developing the robotic systems for the Lunar Gateway, including a third generation artificial intelligence-enabled Canadarm. The Canadarm is Canada’s most famous robotic and technological achievement and established Canada’s international reputation for robotics innovation, inspiring generations of scientists and engineers as they develop new technologies for industry, medicine, and other applications. The Canadarm for the Lunar Gateway will be an integral piece of the station required to maintain, repair, and inspect the Gateway as well as support spacewalks and assemble and deploy scientific instruments.

Developing technology for the International Space Station has allowed Canadian companies to become world leaders in space robotics. These innovations have translated to real-world applications such as medical robots for neurosurgery, pediatric surgery and breast-cancer detection, and robots that can be used to safely inspect nuclear reactors.

Canada’s contributions to the Lunar Gateway will build on Canada’s world- leading capabilities in robotics and further strengthen space companies in Canada, notably in Quebec which is home to many first-rate space companies. Canada’s contribution will also create opportunities for Canadian participation in future exploration missions to the Moon and open opportunities for additional Canadian astronaut flights.

To support these efforts, on February 28, 2019, the Prime Minister announced an investment of $2.05 billion over 24 years to ensure that Canada continues to be a leader in space robotics. This investment includes $150 million over five years, starting in 2019–20, for a Lunar Exploration Accelerator Program that will help small and medium-sized enterprises develop new technologies to be used and tested in lunar orbit and on the Moon’s surface in fields that include artificial intelligence, robotics, and health.

Through this funding, the Government is supporting future generations of innovators and explorers, and ensuring that Canadians are well-positioned to lead and succeed in the jobs and industries of tomorrow.

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Bringing Innovation to Regulations

Simply put, regulations are rules that stipulate how businesses must operate. When they are effective, they contribute to the protection of health, safety, security and the environment. They also support innovation, productivity and competition by establishing the rules for fair markets and a predictable environment for businesses, reducing barriers to trade and fostering new investment. While the OECD Regulatory Policy Outlook (2018) has again ranked Canada in the top five jurisdictions on many key measures of regulatory governance, recent reports from panels convened to advise the Government, such as the Advisory Council on Economic Growth and the Economic Strategy Tables, have called for Canada to take steps to change how we design and administer regulations. The Government is responding.

In a turbulent world of digital disruption and growing global trade, regulatory measures can both serve the public interest and encourage innovation. But to achieve this balance, we need to regulate differently than we have in the past.

— Advisory Council on Economic

Growth, 2017

In Budget 2018, the Government announced its intention to review regulatory requirements and practices that impede innovation and growth in the following high-growth sectors:

•	Agri-food and aquaculture.

•	Health and bio-sciences.

•	Transportation and infrastructure.

The 2018 Fall Economic Statement continued this work, proposing additional ways to reform and modernize federal regulations, with an emphasis on making it easier for businesses to grow while continuing to protect Canadians’ health and safety and the environment. As a next step, Budget 2019 introduces the first three “Regulatory Roadmaps” to specifically address stakeholder issues and irritants in these sectors, informed by over 140 responses from businesses and Canadians across the country, as well as recommendations from the Economic Strategy Tables.

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Introducing Regulatory Roadmaps

These Roadmaps lay out the Government’s plans to modernize regulatory frameworks, without compromising our strong health, safety, and environmental protections. They contain proposals for legislative and regulatory amendments as well as novel regulatory approaches to accommodate emerging technologies, including the use of regulatory sandboxes and pilot projects—better aligning our regulatory frameworks with industry realities.

  Budget 2019 proposes the necessary funding and legislative revisions so that regulatory departments and agencies can move forward on the Roadmaps, including providing the Canadian Food Inspection Agency, Health Canada and Transport Canada with up to $219.1 million over five years, starting in 2019–20, (with $0.5 million in remaining amortization), and $3.1 million per year on an ongoing basis.

In the coming weeks, the Government will be releasing the full Regulatory Roadmaps for each of the reviews, as well as timelines for enacting specific initiatives, which can be grouped in the following three main areas:

1.	Creating a user-friendly regulatory system:

The Roadmaps propose a more user-friendly regulatory system, including the use of more digital services (e.g. online portals, electronic templates), and clearer guidance for industry so that innovative and safe products are available for Canadians more quickly.

2.	Using novel or experimental approaches:

The Roadmaps propose greater exploration, innovation, and the use of sandboxes and pilot programs for new and innovative products. This will allow these products to be approved for use in a risk-based and flexible way—encouraging ongoing innovation while continuing to protect Canadians’ health and safety, and the environment.

3.	Facilitating greater cooperation and reducing duplication:

The Roadmaps propose greater alignment and coordination within the federal government and across Canadian and international jurisdictions.

What Is a Regulatory Sandbox?

Regulatory sandboxes are controlled “safe spaces” in which innovative products, services, business models and delivery mechanisms can be tested without immediately being subject to all of the regulatory requirements.

— European Banking Authority, 2017

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Real Improvements for Business

Digitizing Canadian Food Inspection Agency services

The Canadian Food Inspection Agency currently relies on a paper-based system for issuing export certificates. As a result, Canadian exporters are required to submit forms by mail and wait for those forms to be returned prior to exporting their products. When Canadian firms are allowed to complete the application process online and have their reviewed forms returned electronically, Canadian business owners will be able to export their products more rapidly.

Updating the Canadian grains legislative and regulatory frameworks

The Canada Grain Act has not been substantially updated in decades, and its requirements are not aligned with current market realities. A broad-based review of the Act, and of the operations of the Canadian Grain Commission, will be undertaken to address a number of issues raised by the Canadian grain industry, including redundant inspections and issues within the current grain classification process that unnecessarily restrict Canadian grain exporters.

Establishing a regulatory sandbox for new and innovative medical products

The regulatory approval system has not kept up with new medical technologies and processes. Health Canada proposes to modernize regulations to put in place a regulatory sandbox for new and innovative products, such as tissues developed through 3D printing, artificial intelligence, and gene therapies targeted to specific individuals.

Modernizing the regulation of clinical trials

Industry and academics have expressed concerns that regulations related to clinical trials are overly prescriptive and inconsistent. Health Canada proposes to implement a risk-based approach to clinical trials to reduce costs to industry and academics by removing unnecessary requirements for low-risk drugs and trials. The regulations will also provide the agri-food industry with the ability to carry out clinical trials within Canada on products such as food for special dietary use and novel foods.

Enhancing the road safety transfer payment program

Road safety and transportation requirements vary among Canadian provinces and territories, creating barriers and inefficiencies for businesses that transport goods by road. Transport Canada will support provinces and territories in working towards improved alignment of these requirements, including for the use of autonomous and connected vehicles. Funding would be made available to other stakeholders, such as academia and industry associations, to identify innovative road safety options, including for emerging technologies.

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Real Improvements for Business

Introducing a regulatory sandbox for dangerous goods electronic shipping documents

Currently, shipments of dangerous goods in Canada must be accompanied by paper documentation which can be burdensome and inefficient for businesses. Under this initiative, Transport Canada would work with industry, American counterparts and provincial/territorial jurisdictions to identify options for the sharing of shipping documents by electronic means, based on existing technologies.

Removing federal barriers to the interprovincial trade of alcohol

To facilitate internal trade, the Government intends to remove the federal requirement that alcohol moving from one province to another be sold or consigned to a provincial liquor authority. Provinces and territories would continue to be able to regulate the sale and distribution of alcohol within their boundaries.

  To ensure that these Roadmaps can be implemented in a timely manner, Budget 2019 proposes to provide up to $67.8 million over five years, starting in 2019–20, for Justice Canada resources. These funds will strengthen the Government’s capacity to draft the legislative and regulatory changes needed to facilitate a new approach to regulations in these sectors and others.

Harmonizing Regulations

When regulations are more consistent between jurisdictions, Canadian companies are better able to trade within Canada and beyond, while also giving Canadian consumers greater choice. The Government is working with provinces and territories to better harmonize regulations across provincial and territorial boundaries, opening up the door to more seamless internal trade. Canada also has an opportunity to harmonize regulations with its international trading partners, making Canada an even more attractive place to invest in and grow a business. The Government does this through a number of regulatory cooperation bodies, for example, the Canadian Free Trade Agreement Regulatory Reconciliation and Cooperation Table, the Canada-U.S. Regulatory Cooperation Council and the Regulatory Cooperation Forum of the Canada-European Union Comprehensive Economic and Trade Agreement.

  Budget 2019 proposes to provide $3.1 million per year in ongoing funding to the Treasury Board Secretariat, starting in 2020–21, to support its leadership of the Government’s regulatory cooperation priorities at home and abroad.

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Modernizing Regulations

In the 2018 Fall Economic Statement, the Government announced its plan to introduce an annual modernization bill consisting of legislative amendments to various statutes to help eliminate outdated federal regulations and better keep existing regulations up to date. In Budget 2019, the Government proposes to introduce legislation to begin this work. Work also continues to identify opportunities to make regulatory efficiency and economic growth a permanent part of regulators’ mandates, while continuing to prioritize health and safety and environmental responsibilities.

As part of these ongoing efforts, the President of Treasury Board will announce shortly the establishment of an External Advisory Committee on Regulatory Competitiveness, which will bring together business leaders, academics and consumer representatives from across the country, to help identify opportunities to streamline regulations and for novel regulatory approaches as well as to advise the Government on other sectors for consideration in the next round of regulatory reviews.

Safe Food for Canadians Regulations

•   A recent regulatory modernization success is related to the coming into force of the new Safe Food for Canadians Regulations in January 2019. These modern regulations apply across all sectors and have introduced an outcomes-based approach to food safety regulations.

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Part 6: Building Research Excellence in Canada

Canada has a strong tradition of research and discovery, and it’s a Canadian desire to understand the world—to see new ideas and new possibilities come to life—that will create the industries and jobs that our children and grandchildren will be a part of when they grow up.

To support the next generation of research and researchers, the Government announced in Budget 2018 the largest ever increase in funding for fundamental research through Canada’s granting councils—more than $1.7 billion over five years. Since 2016, the Government has committed more than $9.4 billion to support Canadian scientists and researchers, including significant investments in the cutting-edge equipment needed to make scientific breakthroughs and drive innovation.

Budget 2019 builds on these earlier investments in science excellence, delivering economic benefits while making Canada and the world a safer, healthier, better place to live.

Support for Science, Research and Technology Organizations

Canada is home to world-leading non-profit organizations that undertake research and bring together experts from diverse backgrounds to make discoveries, accelerate innovation and tackle health challenges. The Government helps support these collaborative efforts with targeted investments that return real economic and social benefits for Canadians.

  Budget 2019 proposes to make additional investments in support of the following organizations:

•

Stem Cell Network: Stem cell research—pioneered by two Canadians in the 1960s—holds great promise for new therapies and medical treatments for respiratory and heart diseases, spinal cord injury, cancer, and many other diseases and disorders. The Stem Cell Network is a national not-for-profit organization that helps translate stem cell research into clinical applications and commercial products. To support this important work and foster Canada’s leadership in stem cell research, Budget 2019 proposes to provide the Stem Cell Network with renewed funding of $18 million over three years, starting in 2019–20.

•

Brain Canada Foundation: The Brain Canada Foundation is a national charitable organization that raises funds to foster advances in neuroscience discovery research, with the aim of improving health care for people affected by neurological injury and disease. To help the medical community better understand the brain and brain health, Budget 2019 proposes to provide the Brain Canada Foundation’s Canada Brain Research Fund with up to $40 million over two years, starting in 2020–21. This investment will be matched by funds raised from other non-government partners of the Brain Canada Foundation.

Building a Better Canada	121

•

Terry Fox Research Institute: The Terry Fox Research Institute manages the cancer research investments of the Terry Fox Foundation. Budget 2019 proposes to provide the Terry Fox Research Institute with up to $150 million over five years, starting in 2019–20, to help establish a national Marathon of Hope Cancer Centres Network. The Institute would seek matching funding through a combination of its own resources and contributions that it would seek from other organizations, including hospital and research foundations.

•

Ovarian Cancer Canada: Ovarian Cancer Canada supports women living with the disease and their families, raises awareness and funds research.Budget 2019 proposes to provide Ovarian Cancer Canada with $10 million over five years beginning in 2019–20 to help address existing gaps in knowledge about effective prevention, screening, and treatment options for ovarian cancer.

•

Genome Canada: The insights derived from genomics—the study of the entire genetic information of living things encoded in their DNA and related molecules and proteins—hold the potential for breakthroughs that can improve the lives of Canadians and drive innovation and economic growth.Genome Canada is a not-for-profit organization dedicated to advancing genomics science and technology in order to create economic and social benefits for Canadians. To support Genome Canada’s operations, Budget 2019 proposes to provide Genome Canada with $100.5 million over five years, starting in 2020–21. This investment will also enable Genome Canada to launch new large-scale research competitions and projects, in collaboration with external partners, ensuring that Canada’s research community continues to have access to the resources needed to make transformative scientific breakthroughs and translate these discoveries into real-world applications.

•

Let’s Talk Science: Science, technology, engineering and math (STEM) are not just things we study in school—together, they are transforming all aspects of our lives, and redefining the skills and knowledge people need to succeed in a changing world. Let’s Talk Science engages youth in hands-on STEM activities and learning programs, such as science experiments, helping youth develop critical thinking skills and opening up doors to future study and work in these fields. It also helps ensure more girls—and other groups that are underrepresented in STEM—gain and maintain interest in STEM from an early age. Budget 2019 proposes to provide Let’s Talk Science with $10 million over two years, starting in 2020–21, to support this important work.

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Strengthening Canada’s World-Class Physics Research

TRIUMF is a world-class sub-atomic physics research laboratory located in British Columbia, and home to the world’s largest cyclotron particle accelerator. TRIUMF has played a leading role in many medical breakthroughs—such as developing alongside Canadian industrial partners new approaches to the medical imaging of diseases—and brings together industry partners, leading academic researchers and scientists, and graduate students from across Canada and around the world to advance medical isotope production, drug development, cancer therapy, clinical imaging, and radiopharmaceutical research.

  Budget 2019 proposes to provide TRIUMF with $195.9 million over five years, starting in 2020–21, to build on its strong track record of achievements. Combined with an additional $96.8 million from the existing resources of the National Research Council, federal support for TRIUMF will total $292.7 million over this five-year period.

Taking a New Approach With the Strategic Science Fund

To make federal investments in third-party science and research more effective, Budget 2019 proposes to establish a new Strategic Science Fund. This new Fund will respond to recommendations that arose during consultations with third-party science and research organizations. It will operate using a principles-based framework for allocating federal funding that includes competitive, transparent processes. This will help protect and promote research excellence.

Under the Fund, the principles-based framework will be applied by an independent panel of experts, including scientists and innovators, who will provide advice for the consideration of the Government on approaches to allocating funding for third-party science and research organizations.

  Budget 2019 proposes to establish and operate the Strategic Science Fund starting in 2022–23.

This Strategic Science Fund will be the Government’s key new tool to support third-party science and research organizations. Going forward, the selection of recipient organizations and corresponding level of support will be determined through the Fund’s competitive allocation process, with advice from the expert panel and informed by the Minister of Science’s overall strategy. The Minister of Science will provide more detail on the Fund over the coming months.

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Chapter 2—Building a Better Canada

millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Part 1. Building Strong Communities
New Infrastructure Funding for Local Communities Through a Municipal Top-Up	2,200	0	0	0	0	0	2,200
Part 1. Building Strong Communities Total	2,200	0	0	0	0	0	2,200
Part 2. Affordable Electricity Bills and a Clean Economy
Making Zero-Emission Vehicles More Affordable	0	82	119	159	38	37	435
Less: Funds existing in the Fiscal Framework	0	0	0	-35	-37	-36	-108
Less: Funds Sourced from Existing Departmental Resources	0	-1	-1	-1	-1	-1	-5
Supporting Business Investment in Zero-Emission Vehicles	0	14	21	40	90	100	265
Reducing Energy Costs Through Greater Energy Efficiency	1,010	0	0	0	0	0	1,010
Less: Funds existing in the Fiscal Framework	0	0	0	-43	-61	-61	-165
More Connectivity = More Affordable Electricity	0	6	6	6	0	0	18
A Just Transition for Coal Power Workers and Communities	0	0	30	30	30	30	120
Less: Funds existing in the Fiscal Framework	0	0	0	-60	-30	-30	-120
Improving Canadian Energy Information	0	2	3	3	3	3	15
Part 2. Affordable Electricity Bills and a Clean Economy Total	1,010	103	179	99	32	42	1,465

Part 3. Connecting Canadians
Access to High-Speed Internet for all Canadians	0	26	162	220	216	92	717
Part 3. Connecting Canadians Total	0	26	162	220	216	92	717

124	Chapter 2

Chapter 2—Building a Better Canada

millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Part 4. Building a Better Future for Canada’s North
Strong Arctic and Northern Communities	0	23	35	61	98	138	355
Less: Funds existing in the Fiscal Framework	0	0	0	-38	-148	-148	-334
Less: Funds Sourced from Existing Departmental Resources	0	-1	-1	-1	-1	-1	-4
Northern Abandoned Mine Reclamation Program	0	0	3	3	3	3	13
Protecting Water and Soil in the Prairies	0	1	0	0	0	0	1
Improving Crossings in Canada’s Capital Region	0	6	7	5	3	7	28
Less: Funds Sourced from Existing Departmental Resources	0	-1	-1	0	0	0	-2
Part 4. Building a Better Future for Canada’s North Total	0	28	44	30	-45	-1	56

Part 5. Building a Nation of Innovators
Establishing a Permanent Global Talent Stream	0	6	7	7	7	8	35
Improving Support for Small, Growing Companies	0	5	80	100	105	105	395
Supporting the Next Generation of Entrepreneurs	0	7	8	8	8	8	38
Helping Canada’s Forest Sector Innovate and Grow	0	0	85	85	85	1	255
Less: Funds Sourced from Existing Departmental Resources	0	0	-1	-1	-1	-1	-4
Supporting Innovation in the Oil and Gas Sector Through Collaboration	0	10	30	30	30	0	100
Investing in a Diverse and Growing Western Economy	0	9	9	9	0	0	27
Launching a Federal Strategy on Jobs and Tourism	0	24	39	0	0	0	63
Less: Funds from Previous Budgets or Fall Statements	-6	0	0	0	0	0	-6
Bringing Innovation to Regulations	0	44	59	58	29	29	219
Part 5. Building a Nation of Innovators Total	-6	106	315	296	263	149	1,123

Building a Better Canada	125

Chapter 2—Building a Better Canada

millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Part 6. Building Research Excellence in Canada
Stem Cell Network	0	6	6	6	0	0	18
Less: Funds Sourced from Existing Departmental Resources	0	-6	-6	-6	0	0	-18
Brain Canada Foundation	0	0	20	20	0	0	40
Terry Fox Research Institute	0	11	20	32	39	48	150
Ovarian Cancer Canada	0	1	2	2	2	2	10
Genome Canada	0	0	32	18	23	19	92
Let’s Talk Science	0	0	5	5	0	0	10
Strengthening Canada’s World Class Physics Research	0	0	39	39	41	38	158
Part 6. Building Research Excellence in Canada Total	0	12	119	117	104	107	459
Chapter 2—Net Fiscal Impact	3,204	275	818	761	571	390	6,020

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Clean, safe drinking water. Homes that aren’t overcrowded or unsafe. Communities that care for and support children and families, and that are able to carry on valued languages and traditions. The chance to get a good education and a good job, and have a say in how one’s community is governed.

These are things that everyone in Canada should have, yet they are also things that, for too many Indigenous Peoples in Canada, remain out of reach.

Across the country, Indigenous Peoples, non-Indigenous Canadians, and the Government are working hard to improve the quality of life of First Nations, Inuit and Métis peoples. Together, we are making steady progress—advancing reconciliation and forging a new relationship based on recognition of rights, respect, cooperation, and partnership.

For example, where it took Canada more than 40 years to negotiate 40 Indigenous land and rights agreements prior to 2015, a new approach is delivering positive results for Indigenous communities. More than 75 new Recognition of Indigenous Rights and Self-Determination discussions are underway and 29 preliminary agreements have been signed.

Investments in housing, early learning and child care, health, mental health and infrastructure have all helped to close the gap between Indigenous Peoples and non-Indigenous Canadians. These investments are not only the right thing to do, but they make economic sense. The National Indigenous Economic Development Board estimates that closing the economic gaps between Indigenous Peoples and the non-Indigenous population could boost Canada’s gross domestic product by 1.5 per cent each year.

There is much more work to be done to advance reconciliation, and many more steps to take.

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Budget 2019 represents the next step in the ongoing path toward reconciliation and a better future for Indigenous Peoples—and all Canadians.

Part 1: Redressing Past Wrongs and Advancing

Self-Determination

The Government is working closely with Indigenous Peoples to better respond to their priorities, to better support their plans for self-government, self-determination, and their work of nation rebuilding. That’s why the Government has taken concrete measures to remove impediments to negotiating agreements that recognize Indigenous rights and address past grievances.

For example, Budget 2018 announced that Indigenous participation in the negotiation of comprehensive claims would no longer be contingent on the use of loans—instead, the Government would directly support groups in these negotiations through non-repayable contributions. Budget 2018 also provided $101.5 million over five years to support Indigenous groups pursuing their own path to reconstituting their nations through a new Nation Rebuilding Program.

Budget 2019 builds on these measures to further support the priorities of Indigenous communities, to chart a path forward together with all Canadians.

Advancing Self-Determination

The Government of Canada is working with Indigenous Peoples to support them in their work to advance self-determination including self-government. For example:

•   Together with the Manitoba Metis Federation, the Government of Canada co-developed a joint action plan to advance reconciliation and improve the social and economic well-being of the Manitoba Métis community, and support the Manitoba Metis Federation’s transition to a self-governing Métis Government. Canada and the Manitoba Metis Federation have committed to work together to reach a self-government agreement that implements the Manitoba Métis community’s vision of self-determination.

•   Following 20 years of negotiations, in 2017 the Government of Canada signed a historic sectoral self-government agreement on education with 23 Anishinabek Nation First Nations. Under the agreement, participating First Nations will create the Anishinabek Education System. The agreement recognizes Anishinabek law-making powers and authorities over education on-reserve from Junior Kindergarten to Grade 12, as well as administrative control over funding for post-secondary education. This agreement will impact approximately 2,000 students on-reserve and is an important step out from under the Indian Act toward greater self-determination for participating First Nations.

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Advancing Reconciliation by Settling Specific Claims

The Government is committed to advancing reconciliation with Indigenous Peoples and to redressing past wrongs related to Canada’s failure to discharge its legal obligations to First Nations. The specific claims process helps right past wrongs and address longstanding grievances of First Nations through a voluntary process to seek resolution of claims through negotiations, rather than through the court system.

Working with First Nations, as of March 4, 2019, the Government has settled 68 specific claims since November 2015—more than a 40 per cent increase over the number of specific claims settled in the previous three and a half years (2012-2015). However, there is more work to do.

  The current funding to support the settlement of specific claims was to expire in March 2019. To support negotiated settlements of specific claims in a timely way, Budget 2019 proposes to renew and replenish funding for the Specific Claims Settlement Fund for a further three years, starting in 2019–20.

Budget 2019 also proposes to provide additional support of $40.0 million over five years, starting in 2019–20, to First Nations to help research and develop their claims.

Forgiving and Reimbursing Loans for Comprehensive Claim Negotiations

The use of loans has been a longstanding barrier to Indigenous participation in negotiations and to concluding subsequent agreements, as debts from prolonged comprehensive claim negotiations can make it difficult for Indigenous groups to move forward with other priorities, such as economic development initiatives or service improvements. Forgiving and reimbursing loans will allow Indigenous communities and governments to use their resources to strengthen their communities and improve the quality of life of their members.

Budget 2018 ended the practice of funding comprehensive claims negotiations through loans and replaced them with non-repayable contributions.

  To support Indigenous communities’ ability to invest in their own priorities, and to demonstrate the Government’s commitment to recognizing Indigenous rights, Budget 2019 proposes funding of $1.4 billion over seven years starting in 2018–19, to forgive all outstanding comprehensive claim negotiation loans and to reimburse Indigenous governments that have already repaid these loans. Forgiving and reimbursing loans will allow more than 200 Indigenous communities to reinvest in their priorities like governance, infrastructure and economic development that will increase health and well-being for all community members.

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New Departments to Support New Relationship

To help support a renewed relationship with Indigenous Peoples, on August 28, 2017, the Prime Minister announced the dissolution of Indigenous and Northern Affairs Canada and creation of two new departments: Crown-Indigenous Relations and Northern Affairs Canada, and Indigenous Services Canada.

Building on recommendations from the Royal Commission on Aboriginal Peoples over twenty years ago, and listening to the concerns and hopes of Indigenous Peoples conveyed during recent consultations on the creation of the two departments, Crown-Indigenous Relations and Northern Affairs Canada would be responsible for leading the Government’s forward-looking and transformative work to create a new relationship with Indigenous Peoples, focused on the recognition and implementation of Indigenous rights. Indigenous Services Canada would be the focal point for improving the quality of services delivered to First Nations, Inuit and Métis and for supporting the increased delivery of those services by Indigenous Peoples rather than the Government of Canada.

Following the completion of consultations in 2018, the Government proposes to introduce legislation to effect the formal creation of these two new departments.

Part 2: Strengthening Governance Tools

Supporting Strong and Successful Self-Governing Indigenous Communities

The Government recognizes that Indigenous Peoples have an inherent right to self-government as an existing Aboriginal right under section 35 of the Constitution Act, 1982. In 2016, the Government committed to working with self-governing Indigenous communities to co-develop a new self-government fiscal policy as part of a collaborative fiscal policy development process. The Government is delivering on this commitment by working with self-governing Indigenous communities to develop evidence-based costing methodologies that will more accurately reflect these communities’ funding requirements.

To help ensure that Indigenous governments have the fiscal capacity to govern their people, communities, land and resources effectively, Budget 2019 proposes to invest in a new co-developed collaborative self-government fiscal policy including:

•	a new approach for governance funding;

•	a new life-cycle funding model for the maintenance and replacement of community infrastructure; and

•	an interim approach to land and resource management responsibilities.

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Better Information for Better Services

All governments—including First Nations governments—need access to timely data and information. With better information, governments are better able to make informed decisions, and deliver the high-quality services their citizens expect.

  To ensure that First Nations have the information they need to serve their members well, Budget 2019 proposes to provide $78.9 million over seven years, starting in 2019–20, with $13.7 million per year ongoing, to permanently fund the Surveys on Indigenous Peoples and the First Nations Regional Health Survey. These surveys provide important information on education, health, employment and language proficiency—information that is needed for decision-making in First Nations communities and for designing programs and services tailored to community needs. These surveys are conducted under the leadership of the First Nations Information Governance Centre, in collaboration with Statistics Canada.

Core Governance Support for First Nations

In Budget 2018, the Government committed to undertaking a comprehensive and collaborative review of programs and funding that support First Nations governance. That review is currently underway. At the same time, a number of First Nations communities need additional support to build their governance capacity to effectively serve their communities.

  To help with this critical need, Budget 2019 proposes to provide $48.0 million over two years, starting in 2019–20, to directly support communities in greatest need obtain the expertise, advice and tools required to govern their communities and deliver critical programs and services.

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Supporting a New Fiscal Relationship: 10-Year Grants

Ensuring Funding “Keeps Up” With Key Cost Drivers

As of April 1, 2019, at least 70 First Nations will have their funding provided through the new 10-year grant, developed to help advance a new fiscal relationship. This funding mechanism will provide First Nations with greater certainty, greater flexibility, and reduced administrative and reporting burden. To ensure the 10-year grants grow with the needs of First Nations, Budget 2019 is proposing that starting April 1, 2020, funding for core programs and services provided through the 10-year grants will be escalated to address key cost drivers including inflation and population growth.

Tax Agreements with Indigenous Governments

The Government has been engaging with Indigenous groups and organizations to hear their perspectives on tax matters and the role of tax powers and tax arrangements in the new fiscal relationship. Discussions are ongoing with, among others, self-governing Indigenous governments, Indigenous groups in self-government negotiations and the Assembly of First Nations.

The Government is assessing the proposals advanced by Indigenous groups and organizations to date and will continue to work collaboratively with Indigenous partners on charting the path forward.

The Government also confirms its continued willingness to negotiate agreements with interested Indigenous governments to enable the implementation of First Nations Goods and Services Tax within their settlement lands or reserves, and with interested self-governing Indigenous governments to enable them to implement a personal income tax within their settlement lands. The Government also supports and encourages direct taxation arrangements between interested provinces or territories and Indigenous governments and will continue to facilitate such arrangements. The Government recognizes the important role that tax powers and tax arrangements could play in establishing a new fiscal relationship and in supporting self-sufficiency and self-determination for Indigenous governments.

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Part 3: Closing the Gap

“It’s time for a new fiscal relationship with First Nations that gives your communities sufficient, predictable and sustained funding. This is a promise we made, and a promise we will keep.”

— Prime Minister Justin Trudeau,

December 8, 2015

With Budgets 2016, 2017 and 2018, the Government began the important work of increasing investment in Indigenous Peoples and their priorities—starting with a commitment to establish a new fiscal relationship, and supported by total investments of more than $16.8 billion to address areas of critical need in Indigenous communities. This resulted in planned funding for First Nations, Inuit and Métis growing from just over $11.0 billion in 2015–16 to more than $15.0 billion in 2021–22—an increase of 34 per cent in total funding.

Building on these previous commitments, Budget 2019 proposes to invest a further $4.5 billion over five years, beginning in 2019–20, to continue efforts to close the gap between the living conditions of Indigenous Peoples and the non-Indigenous population, bringing total planned federal government investments in Indigenous programs to more than $17 billion in 2021–22, an increase of 50 per cent compared to the year the Government was elected. Through significant investments the Government has lifted the 2 per cent cap on funding.

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Making Progress on the Truth and Reconciliation Commission of Canada’s Calls to Action

Established in 2008 as part of the Indian Residential Schools Settlement Agreement, the Truth and Reconciliation Commission of Canada gave people affected by the legacy of the Indian Residential Schools system an opportunity to share their stories and experiences, and laid the groundwork for reconciliation among former students, their families, their communities and all Canadians in a series of 94 recommendations, or Calls to Action. The Government has committed to implementing these Calls to Action and progress has been made.

For example, Budget 2016 provided $2.6 billion over five years to address Call to Action 8 and end the discrepancy in education funding for First Nations children on and off reserve. In Budget 2017, the Government invested $1.705 billion over 10 years to address Call to Action 12 and develop culturally appropriate early childhood education programs for Indigenous families. In Budget 2018, the Government invested $1.4 billion over six years, starting in 2017–18, to support Call to Action 1 and help reduce the number of Indigenous children in care. Further, the Government has taken strides to work collaboratively with plaintiffs not included in the Indian Residential Schools Settlement Agreement to implement Call to Action 29, including through the successful settlement of the Anderson class action litigation (for survivors of Newfoundland Residential Schools) and the ongoing settlement process for survivors of the Sixties Scoop. Efforts are also being made to advance Call to Action 3 to support the full implementation of Jordan’s Principle, including additional funding proposed in Budget 2019 and described later in this chapter.

Budget 2019 builds on this important work and proposes investments to continue progress on implementation of the Calls to Action including:

•   Calls to Action 53 to 55—National Council for Reconciliation. Budget 2019 proposes to provide $126.5 million in 2020–21 to establish a National Council for Reconciliation and endow it with initial operating capital. The Council will involve all Canadians in creating a better understanding of reconciliation, and will serve as a permanent reminder of the importance of reconciliation and the Calls to Action. The Council will engage First Nations, Inuit and Métis Nation peoples, as well as non-Indigenous Canadians, in Canada’s reconciliation process, and ensure that the important work of the Truth and Reconciliation Commission continues.

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Making Progress on the Truth and Reconciliation Commission of Canada’s Calls to Action

•   Calls to Action 72 to 76—Honouring Missing Residential School Children. In memory of all the children who went missing while attending residential schools, and in support of their grieving families and communities, the Government proposes to develop and maintain the National Residential School Student Death Register and to work with parties to establish and maintain an online registry of residential school cemeteries. Opportunities for commemoration will be provided, to support the healing and ongoing reconciliation for families and communities affected by residential schools. This will be done in partnership with affected families and communities, as well as the National Centre for Truth and Reconciliation, supported by a proposed investment of $33.8 million over three years, starting in 2019–20.

•   Call to Action 50—Supporting Renewed Legal Relationships with Indigenous Peoples. Indigenous Peoples in Canada have unique laws and legal traditions. The Government recognizes the importance of revitalizing Indigenous legal systems, and the important role that Indigenous law institutes, in partnership with Indigenous communities, can play in understanding, developing and implementing Indigenous laws. To this end, Budget 2019 proposes to provide $9.1 million over three years, starting in 2019–20, to support the construction of an Indigenous Legal Lodge at the University of Victoria, a leader in this field. The Indigenous Legal Lodge will house the university’s new dual degree program in Canadian Common Law and Indigenous Legal Orders, and will serve as a foundation for debate, learning, public education and partnership on the revitalization of Indigenous laws. Budget 2019 also proposes to provide $10.0 million over five years, starting in 2019–20, in support of Indigenous law initiatives across Canada through the Justice Partnership and Innovation Program, to improve equality for Indigenous Peoples in Canada’s legal system.

•   Call to Action 66—Indigenous Youth and Reconciliation. Indigenous youth are the future leaders of their communities and the country’s fastest growing demographic. To help ensure that the voices of First Nations, Inuit and Métis youth are heard and to support Indigenous youth reconciliation initiatives, Budget 2019 proposes to provide $15.2 million over three years, starting in 2019–20, for an Indigenous youth pilot program delivered by Canadian Roots Exchange. Canadian Roots Exchange is a non-profit organization which works to advance reconciliation by bringing together Indigenous and non-Indigenous youth to promote mutual understanding and respect. Funding will support the establishment of a distinctions-based national network of Indigenous youth, help ensure that Government of Canada policies and programs are informed by the diverse voices of Indigenous youth, and provide support to community events and gatherings for Indigenous youth and reconciliation-focused community-based Indigenous youth activities.

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Making Progress on the Truth and Reconciliation Commission of Canada’s Calls to Action

•   Call to Action 80—National Day for Truth and Reconciliation. To enable communities to recognize and commemorate the legacy of residential schools on the proposed National Day for Truth and Reconciliation, and to celebrate the unique heritage, diverse cultures and outstanding contributions of First Nations, Inuit and Métis Peoples on National Indigenous Peoples Day, Budget 2019 proposes to provide $10.0 million over two years, starting in 2019–20, to support non-governmental and community organizations holding events in communities across Canada, through Canadian Heritage’s Celebration and Commemoration Program.

Part 4: Better Services for First Nations and Inuit Children

All children in Canada deserve a real and fair chance to reach their full potential, no matter where they live. For too long, First Nations and Inuit children have faced systemic barriers that have made it difficult for them to access the services they need. The Government is working with First Nations and Inuit partners to eliminate these barriers and help give children in these communities the good education, quality health care and culturally relevant social supports they need to succeed.

Together, the Government and First Nations, Inuit and Métis Nation partners co-developed Indigenous child welfare legislation, Bill C-92: An Act respecting First Nations, Inuit and Métis Children, Youth and Families, to help address the overrepresentation of Indigenous children in the child welfare system. The proposed legislation affirms the rights and authorities of Indigenous Peoples over child welfare services to create laws and policies to help keep children safe, within their families and communities.

Continuing Implementation of Jordan’s Principle

Jordan’s Principle helps ensure that all First Nations children can access the health, social and educational services they need, when they need them. In 2016, the Government took a new approach to implementing Jordan’s Principle, and respond to the Truth and Reconciliation Commissions’ Call to Action 3, aimed at reducing the gaps in services between First Nations children and other children in Canada. This included an initial investment of $382.5 million over three years, to establish the Child First Initiative. Since July 2016, more than 214,000 requests for services have been approved, giving First Nations children access to life-changing services including speech therapy, educational supports, medical equipment, mental health services, and more.

  To ensure that First Nations children continue to have access to the services that they need, Budget 2019 proposes to invest $1.2 billion over three years, beginning in 2019–20. During that time, the Government and First Nations will continue to work together to develop a long-term approach to improving services for First Nations children, based on Jordan’s Principle.

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Jordan’s Story

Every child deserves access to services like health care and supports at school. However, First Nations children have not always had the same access to services as other Canadians.

This is because different levels of government fund different services for First Nations children, especially those living on-reserve. This has led to disputes between governments about who should pay for which services.

Jordan River Anderson from Norway House Cree Nation in Manitoba got caught in one of these payment disputes. Jordan was born in 1999 with multiple disabilities and stayed in the hospital from birth.

When he was 2 years old, doctors said he could move to a special home for his medical needs. However, the federal and provincial governments could not agree on who should pay for his home-based care.

Jordan stayed in the hospital until he passed away at the age of 5.

In 2007, the House of Commons passed Jordan’s Principle in memory of Jordan. It was a commitment that First Nations children would get the products, services and supports they need, when they need them, and the payments would be worked out later.

Jordan’s Principle will support First Nations children for generations to come. This is the legacy of Jordan River Anderson.

Supporting Inuit Children

Due to the remoteness of their home communities and the limited availability of culturally appropriate services, Inuit children face a number of unique challenges accessing health and social services. Inuit families often have to travel far from their communities to receive the services that are typically available to children in other parts of the country. In September 2018, the Government committed to work with Inuit partners to ensure that Inuit children have better access to health and social services within Inuit Nunangat.

  To address the immediate needs of Inuit children, Budget 2019 proposes to invest $220 million over five years, beginning in 2019–20, to provide services to Inuit children as work continues with Inuit and other government partners to improve local capacity to deliver services.

Part 5: Preserving, Promoting and Revitalizing Indigenous Languages

Preserving, promoting and revitalizing Indigenous languages is a critical part of recognizing Indigenous identity and strengthening Indigenous communities. To support this work, the Government is advancing Indigenous languages legislation, co-developed with Indigenous Peoples. Introduced in February 2019, Bill C-91: An Act Respecting Indigenous Languages, supports these efforts. It also responds to Calls to Action 13, 14 and 15 made by the Truth and Reconciliation Commission of Canada, and supports the implementation of the United Nations Declaration on the Rights of Indigenous Peoples.

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  To support the implementation of the proposed Indigenous Languages Act, Budget 2019 proposes to invest $333.7 million over the next five years, starting in 2019–20, with $115.7 million per year ongoing. This investment will make possible a distinctions-based approach to Indigenous language revitalization projects, will support the creation of the proposed Office of the Commissioner of Indigenous Languages, and begin the important work of revitalizing the languages that help to affirm Indigenous identity and experiences.

There are more than 70 Indigenous languages spoken by over 260,000 Indigenous peoples in Canada.

1 in 5 Indigenous peoples over the age of 65 report an Indigenous language as their mother tongue.

However, only about 1 in 7 Indigenous children report being able to carry on a conversation in an Indigenous language. 1 in 10 report an Indigenous language as a mother tongue.

Learning an Indigenous language at home in childhood as a primary language is a crucial element of the long-term viability of Indigenous languages. Elders in Indigenous communities will play an important role in the transmission of Indigenous languages to future generations. Children are the future speakers of Indigenous languages.

Supporting Indigenous Post-Secondary Education

Indigenous Peoples are among the youngest and fastest growing segments of the Canadian population, yet they continue to face barriers when it comes to pursuing post-secondary education and finding good, well-paying work.

Budget 2019 proposes to invest $824.0 million over ten years, starting in 2019–20, and $61.8 million ongoing in support of Indigenous distinctions-based post-secondary education. For more information see Chapter 1.

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Part 6: Healthy, Safe and Resilient Indigenous Communities

On Track to Eliminate Boil Water Advisories on Reserve

Everyone in Canada should have reliable access to safe, clean drinking water. Since 2015, the Government has invested nearly $2 billion to build new public water systems in First Nations communities, and repair and upgrade existing systems.

Investments in Action

Recent investments are currently supporting 490 water and wastewater projects in 581 communities. For example:

•   Horse Lake First Nation in Alberta partnered with Indigenous Services Canada for the construction of a new water treatment plant capable of meeting all guidelines for Canadian drinking water quality. The previous water treatment plant was constructed in the 1980s and had multiple issues that resulted in it being not capable of treating source water for contamination. The community now has a water treatment plant that meets the Canadian Drinking Water Guidelines and corrects a bacteriological risk associated with the ground water source.

•   On December 19, 2018, Weenusk First Nation, a remote community 770 kilometres northwest of Timmins, Ontario, lifted a boil water advisory that had been in place since 2006. Weenusk First Nation partnered with Indigenous Services Canada to complete the necessary upgrades and repairs to the community’s water treatment plant, developed an operational action plan, and now has a certified water operator overseeing the water treatment plant.

•   The Nation huronne-wendat in Quebec built a water connection to a new residential area in the community that provides safe, clean water and an improved quality of life for community members.

•   Miawpukek First Nation in Newfoundland and Labrador successfully completed upgrades to the disinfection system and an expansion of its water treatment plant to lift a long-term drinking water advisory that had been in effect since September 2014.

These investments are delivering tangible results. Together, the Government and First Nations continue to reduce reliance on the delivery of bottled water and make progress on eliminating long-term drinking water advisories on-reserve, with the goal of having all advisories lifted by 2021. Since November 2015, more than 80 long-term drinking water advisories have been lifted—45 more that were resolved in the previous 4 years.

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In communities where reliable access to safe, clean drinking water has been restored, however, a risk remains. Without sufficient resources to operate and maintain water and wastewater systems, it is possible that new drinking water advisories may be issued in future.

  To ensure that does not happen and to make sure that previous investments deliver lasting benefits, Budget 2019 proposes to invest an additional $739 million over five years, beginning in 2019–20, with $184.9 million per year ongoing. This investment will support ongoing efforts to eliminate and prevent long-term drinking water advisories—funding urgent repairs to vulnerable water systems, and providing water operator training and support programs, so that First Nations communities can effectively operate and maintain their public drinking water systems.

Safe and Accessible Spaces for Urban Indigenous Peoples

Roughly 60 per cent of all Indigenous people live in urban centres. Through Urban Programming for Indigenous Peoples (UPIP), the federal government supports Indigenous social service organizations that deliver culturally enhanced programs and services to urban Indigenous residents, such as help finding a job, assistance accessing childcare and other support. However, many of the facilities where service providers operate need significant retrofitting, or need to be entirely rebuilt, in order to be able to provide the programs and services that clients have come to rely on.

  To ensure that urban Indigenous residents have safe and accessible spaces to access culturally-relevant services, Budget 2019 proposes to invest $60 million over five years, beginning in 2019–20, to support capital infrastructure investments in Friendship Centres, which deliver the majority of UPIP programming, as well as other urban Indigenous service provider facilities.

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Improving Emergency Response On-Reserve

First Nations communities face disproportionate health and safety risks arising from emergencies and natural disasters. The result is disruption, dislocation, and for too many people, a disconnection from the land that they call home. On average, people living on First Nations reserves in Canada are 18 times more likely to be evacuated as a result of disasters such as wildfires, floods and severe storms, compared to people living off-reserve.

Responding to Natural Disasters

In the last year, Canada experienced the devastating effects of wildfires in British Columbia and Ontario, floods in the Saint John River Valley in New Brunswick, as well as tornadoes in the National Capital Region. With a changing climate, extreme weather events and the preconditions for wildfires are on the rise.

Indigenous communities, 80 per cent of which are located in forested areas, are particularly vulnerable to the wildfires, which burn on average 2.3 million hectares of land per year across Canada.

In the context of the 2018 British Columbia wildfires, First Nations experienced both the largest number of wildfire emergencies and the largest number of evacuations since data first became available in 2009. Federal support ranged from the Canadian Armed Forces providing air and ground assets for evacuations and assistance, to the Canadian Coast Guard making available aviation assets in support of the federal response. Parks Canada deployed an Incident Management Team for firefighting, as well as managing fire responses within national park sites.

  To help First Nations communities prepare for emergencies and better adapt to the threats of climate change, Budget 2019 proposes to make additional investments, including:

•	$211.0 million over five years, starting in 2019–20, with $49.4 million per year ongoing to support increased resiliency and emergency management on-reserve.

•	$48.0 million over four years, starting in 2020–21, to renew funding for infrastructure projects on-reserve that will protect communities from climate-related hazards.

These additional investments will strengthen the capacity of First Nations communities to prepare for and respond to emergencies, support activities to prevent and reduce the consequences of emergencies, and fund infrastructure projects such as dams and culverts to help decrease the need for emergency response and recovery on-reserve.

They will also support the creation of an Indigenous Fire Marshall’s Office. This would be a First Nations-led institution that would promote fire safety and prevention, undertake public education, enforce local fire safety and building codes, and conduct regular building inspections in First Nations communities.

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Finally, as part of the Government’s efforts to strengthen emergency management across the country, Budget 2019 also proposes to invest in expanding the FireSmart program on-reserve.

Improving Assisted Living and Long-Term Care

Members of First Nations communities who live on-reserve and have chronic illnesses or disabilities receive help through the Assisted Living Program, which provides daily living supports that help people maintain their independence and stay in their own homes and communities, close to their families and friends. This program helps over 10,000 people each year, on an income-tested basis, providing services that include in-home care, adult foster care and nursing home care.

  With a growing and aging client population, and greater demand for in-home care, Budget 2019 proposes to invest $35 million in 2019–20 to ensure the Assisted Living Program continues to help meet the needs of seniors and people with disabilities. To better support First Nations and Inuit individuals living with chronic illnesses and disabilities now and in the future, Budget 2019 also proposes to provide an additional $8.5 million over two years, starting in 2019–20, to work with First Nations and Inuit communities on developing a new and more holistic long-term care strategy.

Supporting the National Inuit Suicide Prevention Strategy

  The Inuit Tapiriit Kanatami’s National Inuit Suicide Prevention Strategy was released in July 2016 and set out a series of actions and interventions at the community and regional level to address the high number of deaths by suicide among Inuit, where the suicide rate remains 5 to 25 times the national average for Canada. To continue to support Inuit peoples and communities, Budget 2019 proposes an investment of $50 million over 10 years, starting in 2019–20, with $5 million per year ongoing, to support ITK’s Inuit-specific approach through the Strategy to address deaths by suicide in Inuit communities.

Improving Access to Addictions Treatment Support in Nunavut

Nunavut has been without an addictions treatment centre for over 20 years. For too long, Inuit and other residents of Nunavut seeking mental health and substance use supports have had to travel south, far from their families, friends and communities to access the services that they need. The Truth and Reconciliation Commission of Canada called on the federal government to ensure funding for healing centres in Nunavut is a priority as part of Call to Action 21. As announced in Chapter 2, together with contributions from the Government of Nunavut and Inuit partners, the Government is committed to supporting the construction and ongoing operation of a treatment facility in Nunavut.

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Supporting Indigenous Business Development

The population of Indigenous Peoples in Canada is growing, and is increasingly younger than the general population. These younger generations of Indigenous Peoples are entrepreneurial and business-oriented, and increasingly recognize economic development as a means to self-reliance and greater autonomy for their communities and their people. At the same time, Indigenous Peoples are underrepresented in the labour market, compared to the general population in Canada. Ensuring that First Nations, Inuit and Métis are able to fully contribute to and share in Canada’s economic success is a critical part of advancing reconciliation and self-determination.

  To that end, Budget 2019 proposes to invest $78.9 million over five years, starting in 2019–20, with $15.8 million per year ongoing, to support Indigenous entrepreneurs and economic development. This investment, through the Community Opportunity Readiness Program, will help First Nations and Inuit communities build business plans, and provide funding to expand existing Indigenous-led businesses, and launch new Indigenous-led start-ups.

  The Métis Nation represents important Métis communities in Ontario, Manitoba, Saskatchewan, Alberta and British Columbia. Building on Budget 2016 investments to support the Métis Nation in developing an economic development strategy, Budget 2019 proposes to provide $50 million over five years, starting in 2019–20, to enhance the funding of the Métis Capital Corporations to support the start-up and expansion of Métis small and medium-sized enterprises.

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Supporting Indigenous Entrepreneurs Through the Indigenous Growth Fund

At present, there are 59 Aboriginal Financial Institutions across Canada providing financing to Indigenous entrepreneurs, helping them to start and grow successful businesses. This support not only helps individual businesses and their employees, it fosters greater economic self-reliance and lays the groundwork for growth that benefits Indigenous Peoples, and all Canadians.

To further encourage investments in Indigenous-led businesses, Budget 2019 proposes to create an Indigenous Growth Fund. Managed by the National Aboriginal Capital Corporations Association, this Fund would allow all Aboriginal Financial Institutions, including Métis Capital Corporations and others, to support more Indigenous entrepreneurs, and more ambitious projects. The Government is proposing to provide up to $100 million, through the Social Finance Fund and the Business Development Bank of Canada, to support the Indigenous Growth Fund. Further details will be announced in the coming year, including the opportunity for participation by private sector investors. Further details of the Social Finance Fund can be found in Chapter 4.

  To further support Indigenous entrepreneurs, Budget 2019 also proposes to provide $17 million over three years, starting in 2020–21, to expand the Aboriginal Entrepreneurship Program. This program provides a range of services and supports that promote the growth of a strong Indigenous business sector in Canada.

As announced in Chapter 2, Budget 2019 also proposes to provide Futurpreneur Canada, a national not-for-profit organization that helps youth entrepreneurs, $3 million over five years, starting in 2019–20, to allow the organization to increase its targeted support to the next generation of Indigenous entrepreneurs. Further details regarding support to Futurpreneur Canada can be found in Chapter 2.

Rock-Tech: An Indigenous Success Story

Rock-Tech, located just west of Sudbury in Lively, Ontario, provides products for the mining industry. With the financial support of the Métis Voyageur Development Fund, a Métis Capital Corporation, Rock-Tech was able to purchase and renovate its 32,000-square-foot manufacturing plant, and acquire the latest in manufacturing equipment, to help sustain and grow its business. With the additional capital, Rock-Tech was also able to improve plant safety and environmental and manufacturing competiveness, and won export contracts in South America.

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Engaging Indigenous Communities in Major Resource Projects

As a potential source of revenue, business development opportunities, and good, well-paying jobs for community members, major natural resource projects such as pipelines can offer significant benefits to Indigenous communities. Indigenous people are more likely to work in the natural resources sector than non-Indigenous persons. This can be a significant benefit as the natural resources sector’s average hourly wage is over $38, which is significantly higher than the national average of $27.

  Budget 2019 proposes to provide $12.8 million in 2019–20 to Natural Resources Canada to maintain its capacity to conduct meaningful consultations with Indigenous communities on major energy projects and to support Indigenous economic participation in the natural resource sectors.

The Trans Mountain Expansion Project is an example of how the Government is consulting meaningfully with First Nations and Métis communities. Government officials, and representatives of Trans Mountain Corporation, have met with nearly all of the potentially impacted Indigenous communities along the route, and have heard important issues. Indigenous people are telling the Government that they want to protect sensitive sites, improve emergency response and safety capacity in their communities, protect the iconic southern resident killer whales and their habitat, mitigate the cumulative impacts of development on land and water, and ensure their communities have the opportunity to benefit economically from the project. The Government has provided federal consultation teams with a strong mandate to accommodate these concerns. The Government will make a decision on the Project once it is satisfied that the Crown has adequately fulfilled its duty to consult.

Supporting First Nations Priorities

Budget 2019 proposes significant investments to advance priorities identified by First Nations including:

•	Funding to forgive and reimburse all comprehensive claim negotiation loans, which will allow communities to reinvest in their priorities.

•

$1.2 billion over three years to continue to implement Jordan’s Principle and help ensure that all First Nations children can access the health, social and educational services they need, when they need them.

•	$327.5 million over five years to enhance the Post-Secondary Student Support Program while the Government engages with First Nations on long-term regional post-secondary education models.

•

More than $1 billion over five years to improve essential services on-reserve, such as clean drinking water, fire protection, emergency response and supports for residents with disabilities or chronic illnesses.

•	Support for a distinctions-based approach to Indigenous language revitalization projects with $333.7 million over five years to preserve, promote and revitalize Indigenous languages.

•

$40.0 million over five years to help First Nations research and develop their specific claims and a commitment to renew and replenish funding for the Specific Claims Settlement Fund for a further three years.

Advancing Reconciliation	145

•	Support for strong and successful self-governing First Nations including investments to support a new co-developed collaborative self-government fiscal policy.

•	A commitment to escalate funding for core programs and services provided through the 10-year grant to ensure that funding keeps up with key cost drivers effective April 2020.

Supporting Inuit Priorities

Through the Inuit-Crown Partnership Committee, the Inuit Tapiriit Kanatami and the Government of Canada have worked together to advance important priorities for Inuit such as eliminating tuberculosis in Inuit Nunangat, creating a permanent Inuit Health Survey and addressing overcrowded housing. Through Budget 2019, the Government is providing $286.2 million over five years to expand the reach of successful activities and take action in new areas, including:

•	$125.5 million over 10 years for an Inuit-led post-secondary education strategy.

•	$50 million over 10 years to continue the important work of the National Inuit Suicide Prevention Strategy.

•	$220 million over five years to provide important health and social services to Inuit children.

•

Support for a distinctions-based approach to Indigenous language revitalization projects with $333.7 million over five years to preserve, promote and revitalize Indigenous languages, including Inuktitut and Inuvialuktun.

In addition, Inuit will also benefit from the following measures:

•	Funding to forgive and reimburse all comprehensive claim loans, which will allow communities to reinvest in their priorities.

•	Support for strong and successful Indigenous self-governments including investments to support a new co-developed collaborative self-government fiscal policy.

•

$15 million, over five years to establish a Northern Isolated Community Initiatives Fund to support community-led food production projects and provide skills training for local and Indigenous food production systems.

•

Together with contributions from the Government of Nunavut and Inuit partners, as part of the Budget 2019, the Government announces its commitment to support the construction and ongoing operation of a mental health and substance abuse treatment facility in Nunavut.

•

The Government is exploring the potential creation of a marine conservation area in the High Arctic Basin or Tuvaijuittuq (which means “the ice never melts” in Innu)—the last portion of the Arctic region expected to retain summer sea ice until at least 2050. The Government will work with the Government of Nunavut and Qikiqtani Inuit Association to advance this important conservation initiative, while also working to support the development of a conservation economy in the region.

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Supporting Métis Nation Priorities

In 2017, the Government of Canada and the Métis Nation signed the Canada-Métis Nation Accord. In this agreement, both parties agreed to work together on advancing joint policy objectives and making real progress to improve socio-economic outcomes for Métis Peoples. Building on the significant investments already made to support Métis Nation priorities in the areas of housing, skills and training, early learning and child care, and governance capacity, Budget 2019 continues this progress on Métis Nation priorities, including

•	$362 million over 10 years to support a Métis Nation-led post-secondary education strategy.

•	$30 million to recognize the contribution of Métis veterans to the country’s Second World War efforts and to commemorate the sacrifices and achievements of all Métis veterans.

•

Support for a distinctions-based approach to Indigenous language revitalization projects with $333.7 million over five years to preserve, promote and revitalize Indigenous languages, including Michif, the traditional language spoken by Métis Peoples.

•

$50 million over five years to enhance the funding of the Métis Capital Corporations to support the start-up and expansion of Métis small and medium-sized enterprises, and up to $100 million to establish an Indigenous Growth Fund to further encourage investments in Indigenous-led businesses by Aboriginal Financial Institutions, including Métis Capital Corporations.

Advancing Reconciliation	147

Chapter 3—Advancing Reconciliation
millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Part 1. Redressing Past Wrongs and Advancing Self-Determination
Advancing Reconciliation by Settling Specific Claims	0	8	8	8	8	8	40
Forgiving and Reimbursing Loans for Comprehensive Claim Negotiations	938	0	98	98	98	98	1,331
Part 1. Redressing Past Wrongs and Advancing Self-Determination Total	938	8	106	106	106	106	1,371

Part 2. Strengthening Governance Tools
Better Information for Better Services	0	4	6	16	17	12	55
Core Governance Support for First Nations	0	24	24	0	0	0	48
Part 2. Strengthening Governance Tools Total	0	28	30	16	17	12	103

Part 3: Closing the Gap
National Council for Reconciliation	0	0	127	0	0	0	127
Honouring Missing Residential School Children	0	8	11	15	0	0	34
Supporting Renewed Legal Relationships With Indigenous Peoples	0	4	5	6	2	3	19
Indigenous Youth and Reconciliation	0	5	5	5	0	0	15
National Day for Truth and Reconciliation	0	5	5	0	0	0	10
Closing the Gap	0	21	153	26	2	3	205

Part 4. Better Services for First Nations and Inuit Children
Continuing Implementation of Jordan’s Principle	0	404	404	404	0	0	1,212
Supporting Inuit Children	0	30	40	50	50	50	220
Part 4. Better Services for First Nations and Inuit Children Total	0	434	444	454	50	50	1,432

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Part 5. Preserving, Promoting and Revitalizing Indigenous Languages
Preserving, Promoting and Revitalizing Indigenous Languages	0	15	44	72	87	116	334
Part 5. Preserving, Promoting and Revitalizing Indigenous Languages Total	0	15	44	72	87	116	334

Part 6. Healthy, Safe and Resilient Indigenous Communities
On Track to Eliminate Boil Water Advisories on Reserve	0	67	149	164	174	185	739
Safe and Accessible Spaces for Urban Indigenous Peoples	0	4	9	21	21	6	60
Improving Emergency Response On-Reserve	0	33	50	58	57	61	259
Improving Assisted Living and Long Term Care	0	40	3	0	0	0	44
Supporting the National Inuit Suicide Prevention Strategy	0	5	5	5	5	5	25
Supporting Indigenous Business Development	0	26	26	26	26	26	129
Supporting Indigenous Entrepreneurs Through the Indigenous Growth Fund	0	0	11	5	10	0	26
Less: Funds existing in the Fiscal Framework	0	0	-9	0	0	0	-9
Engaging Indigenous Communities in Major Resource Projects	0	13	0	0	0	0	13

Part 6. Healthy, Safe and Resilient Indigenous Communities Total	0	187	244	278	292	283	1,285
Chapter 3—Net Fiscal Impact	938	694	1,021	953	554	570	4,730

Advancing Reconciliation	149

“Canada’s economy is strong and growing, but the message from Canadians is clear: there is more work to be done.” —Bill Morneau, Minister of Finance, 2019

Canada is recognized worldwide as a safe, just and fair society with strong democratic traditions and institutions that work—built on values of openness, cooperation and care for our fellow Canadians.

Since 2015, the Government has taken action to protect those values through investments that strengthen our institutions, support those in need, and reaffirm Canada’s place in the world. The results are making a real difference in the lives of Canadians—delivering the real change Canadians expect and deserve.

Investing in people and in the infrastructure that will build a better Canada has, along with the hard work of Canadians, created more good, well-paying jobs. Targeted benefits like the Canada Child Benefit and the middle class tax cut have helped ensure that more people benefit from a strong and growing economy.

Despite Canada’s success, challenges remain. In a world where values of democracy, pluralism and openness are under increasing threat, more work needs to be done to continue to achieve progress and deliver real change for Canadians.

Budget 2019 takes the steps today to support Canadian society and to protect the values that Canadians believe in.

Delivering Real Change	151

Part 1: Health and Well-Being

As Canada’s demographics change and new health care challenges emerge, federal, provincial and territorial governments must work together to innovate, adapt and improve health services to better meet the needs of Canadians.

The Government is providing leadership on key issues that affect the health and well being of Canadians and their families:

•

The Government has provided over $350 million since 2017 in response to the opioid crisis, with measures focused on prevention, treatment, enforcement and harm reduction. This includes $150 million provided directly to provinces and territories through the Emergency Treatment Fund.

•

Efforts to strengthen tobacco control in Canada also continue, with the objective of implementing plain packaging requirements on all tobacco products as well as the modernization of the Federal Tobacco Control Strategy, to reduce tobacco-related diseases and deaths. Between new funds set out in Budget 2018 as well as existing resources, the Government plans to make significant investments in tobacco control, including vaping, over the next five years.

•

The Government will also continue the implementation of the multi-year comprehensive Healthy Eating Strategy to help Canadians make informed and healthier food choices, including through the introduction of restrictions on the marketing of unhealthy food and beverages to children, and through improved food labelling. The Government also recently launched the new Canada’s Food Guide, which is an integral part of the Healthy Eating Strategy that will help Canadians make healthy food choices for themselves and their families.

Investing in Better Home Care and Mental Health

In Budget 2017, the Government committed $11 billion over 10 years to provincial and territorial governments to support home care and mental health. This funding will help more Canadians to receive better care at home or in their community—including enhancing access to palliative care and end-of-life care, increasing support for caregivers and enhancing home care infrastructure, such as digital connectivity and facilities for community-based service delivery. It will also help expand access to community-based mental health and addiction services, particularly for children and youth.

These priorities are outlined in the Common Statement of Principles on Shared Health Priorities between federal, provincial and territorial health ministers. The Government is working with jurisdictions to establish bilateral agreements that will set out how individual jurisdictions will use federal funding to improve access to home care and mental health services.

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Addressing Major Health Care Challenges

Introducing a National Dementia Strategy

It is estimated that there are more than 400,000 Canadians living with dementia in Canada today, two-thirds of whom are women. As Canada’s population ages, this number is expected to rise. The Alzheimer Society of Canada estimates that in less than 15 years, there will be close to one million Canadians living with dementia.

In Budget 2018, the Government announced an investment of $20 million over five years, with $4 million per year ongoing, to support community-based projects that enhance the well-being of people living with dementia, with particular focus on senior women. This funding will help to improve the quality of life of those seniors living with dementia and ensure that their caregivers—who are also predominantly women—have access to the resources they need, including mental health supports.

  Building on this investment, and in support of the National Strategy for Alzheimer’s Disease and Other Dementias Act, Budget 2019 proposes to provide the Public Health Agency of Canada with $50 million over five years, starting in 2019–20, to support the implementation of Canada’s first National Dementia Strategy, which is expected to be publicly released this spring.

Working with key stakeholders, including the provinces and territories, this funding will help improve the quality of life of people living with dementia, and their caregivers, by:

•	Increasing awareness about dementia through targeted campaigns and activities that focus on prevention, as well as reducing risk and stigma.

•	Developing treatment guidelines and best practices for early diagnosis.

•	Improving our understanding of the prevalence and effects of dementia on our communities.

Delivering Real Change	153

Creating a Pan-Canadian Database for Organ Donation and Transplantation

Transplantation is amongst the most effective treatments for organ failure. Organ transplants are considered the best therapy for end-stage kidney disease and the only treatment for end-stage liver, heart and lung disease. They offer patients the best possible improvement to health and quality of life, and for many Canadians can truly mean the difference between life or death.

More than any other element of the health care system, organ donation and transplantation requires strong coordination and knowledge-sharing between different jurisdictions and health providers to ensure the right care at the right time. At present, there are significant gaps in both access and care with respect to organ donation and transplantation in Canada. This is due in part to strong demand: approximately 3,000 organs were donated in 2017, yet 4,500 individuals remained on waiting lists. Many individuals wait for more than a year before an organ becomes available, and every year, approximately 250 individuals die while waiting. Disparities across the country in both access to organ donations and quality of care are resulting in missed opportunities for transplantation.

Over the last year, the Government has been working to facilitate collaboration on an organ and tissues donation and transplantation system that gives more Canadians access to timely and effective care. Health Canada has led the Organ Donation and Transplantation Collaborative in collaboration with provincial and territorial partners and Canadian Blood Services. Through extensive interviews with stakeholders and individuals with lived experience, this collaboration has identified ways to improve organ donation rates, organ transplant patient care and equity of access.

  To help Canada move to a more coordinated and effective approach to organ donation and transplantation, Budget 2019 proposes to provide Health Canada with $36.5 million over five years, starting in 2019–20, with $5 million per year ongoing, to develop a pan-Canadian data and performance system for organ donation and transplantation, in collaboration with provincial and territorial partners. This will help to improve consistency and quality in data, allowing more donors and recipients to be effectively matched in order to ensure Canadians have timely and effective access to organ transplant care.

Expanding Health-Related Tax Relief

The Government is committed to ensuring that the tax system reflects the evolving nature of the health care system, while giving Canadians access to the high-quality health services they expect and deserve.

  Budget 2019 proposes to expand health-related tax relief under the Goods and Services Tax/Harmonized Sales Tax (GST/HST) system to better meet the health care needs of Canadians by:

•

Providing GST/HST relief for Canadians experiencing infertility, as well as single individuals and same-sex couples who are increasingly turning to assisted human reproduction to help build their families, by relieving human ova and in vitro embryos of the GST/HST. At present, human sperm is relieved of the GST/HST, while human ova and in vitro embryos are not.

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•

Expanding the list of GST/HST-exempt health care services to specifically include a multidisciplinary health care service, such as when a physician, occupational therapist and physiotherapist combine their expertise and work together as a team to provide a rehabilitation service.

•

Allowing the purchase of certain foot care devices to be relieved of the GST/HST on the written order of licenced podiatrists and chiropodists. This proposal reflects the involvement of these health care professionals in the treatment of foot problems.

The changes to the GST/HST health-related measures will be effective March 20, 2019.

The Government is also committed to ensuring that the Medical Expense Tax Credit reflects medically related developments. To this end, the Government will be reviewing the income tax treatment of fertility-related medical expenses under the Medical Expense Tax Credit for fairness and consistency, and in light of work being undertaken by Health Canada in relation to the Assisted Human Reproduction Act and supporting regulations.

Enhancing the Federal Response to the Opioid Crisis in Canada

The opioid crisis continues to be Canada’s most significant public health crisis in recent years. Its impact has been felt by individuals, families and communities across the country. More than 9,000 lives were lost between January 2016 and June 2018, and many more lives disrupted by the social, economic and health effects of problematic opioid use.

Since 2017, the Government has committed over $350 million in funding toward a comprehensive public health emergency response to the crisis, including:

•

Reducing legislative and regulatory barriers to life-saving harm reduction and treatment—such as by making Naloxone available without a prescription and streamlining the process to establish supervised consumption sites;

•	Supporting prevention, such as through new guidelines for the prescription of opioids, restrictions on the marketing of opioids and supporting awareness and stigma reduction amongst Canadians;

•	Providing law enforcement with the tools to detect, disrupt and dismantle criminal networks responsible for the proliferation of dangerous street drugs such as fentanyl in our communities; and,

•	Improving the Government’s knowledge base on opioid-related deaths and harms to help better tailor interventions on the ground.

Delivering Real Change	155

In Budget 2018, the Government also announced a $150 million Emergency Treatment Fund. This provided one-time emergency funding to provinces and territories, based on severity of need and population size. Agreements have now been signed with all provinces and territories.

The Government continues to work with experts and partners in order to effectively respond to this evolving crisis. The evidence shows that the risk of harm from the use of illegal drugs, particularly opioids, continues to increase as dangerous narcotics, such as fentanyl and carfentanil, have permeated the illegal drug supply, fuelling this unprecedented rate of overdoses and deaths.

  Budget 2019 proposes to provide additional funding of $30.5 million over 5 years, starting in 2019–20, with $1 million in ongoing funding, for targeted measures to address persistent gaps in harm reduction and treatment. Specifically, funding will support efforts to expand access to a safe supply of prescription opioids, protecting people with problematic opioid use from the risks of overdose and death. It will also support better access to opioid overdose response training and to Naloxone—a life-saving medication that can stop or reverse an opioid overdose—in underserved communities.

Working With Partners to Address the Rise of Methamphetamine Use

As the opioid crisis evolves, reports from Alberta, Saskatchewan and Manitoba also point to a dramatic increase in problematic use of methamphetamines.

In December 2018, the Government of Manitoba, in partnership with the Government of Canada and the City of Winnipeg announced the creation of the Illicit Drug Task Force to address and respond to the rapid increase in the distribution and use of methamphetamines and other substances.

The task force will determine practical short- and long-term recommendations to combat the use and distribution of illicit drugs, such as methamphetamines, opioids, cocaine and hallucinogens. It is expected to release a report on its recommendations in June 2019.

Supporting a Pan-Canadian Suicide Prevention Service

Deaths by suicide have devastating and immeasurable impacts and leave families, friends, classmates, coworkers and communities struggling with grief. It is the ninth leading cause of death in Canada for the general population and the second leading cause among youth and young adults (aged 10 to 29), after accidents. For every suicide death, there are five self-inflicted injury hospitalizations, 25 to 30 suicide attempts, and 7 to 10 people affected by suicide loss, including family and friends. Thoughts of suicide and suicide-related behaviour are disproportionately prevalent among LGBTQ2+ people, particularly youth, in comparison to their non-LGBTQ2+ peers.

During consultations with the Government, young Canadians have emphasized the need for increased mental health services more than almost any other issue. There are currently many community-based, regional, and provincial/territorial crisis lines offering a wide range of services and operating times, but these are uneven across the country. The U.S. Suicide Prevention Lifeline also receives more than 20,000 incoming calls from Canadian residents each year, however, it is unable to transfer these callers to local Canadian services without a national line in Canada.

156	Chapter 4

  Budget 2019 proposes to provide $25 million over five years, starting in 2019–20, with $5 million per year ongoing, to work with experienced and dedicated partners in the space to support a pan-Canadian suicide prevention service, in order to provide people across Canada with access to bilingual, 24/7, crisis support from trained responders, using the technology of their choice (voice, text or chat). This service will leverage and build on existing services and experiences of partners dedicated to suicide prevention.

Supporting Community-Based Housing for People With Complex Health and Social Needs in Prince Edward Island

Strong communities include shared spaces, where people can come together in a safe environment to find support, build new networks, learn new skills and work to achieve their goals.

  To this end, the Government is investing $50.8 million over five years, starting in 2019–20, in Prince Edward Island’s Public Safety Housing project. The project will support structured social housing, life skills training, and enhanced access to integrated and assisted technologies. This initiative will primarily help people with complex health and social needs, such as those who require intensive services and have a history that could include a mental health disorder, specialized treatment, multi-system involvement, chronic substance abuse or dependency, or housing instability, to successfully live in their communities.

Supporting a Safe and Non-Discriminatory Approach to Plasma Donation

The Government of Canada is working towards reducing barriers to blood and plasma donation for men who have sex with men.

In 2016, Health Canada approved a reduced blood donation ineligibility period for men who have sex with men from five years to one year from last sexual contact. At the time, the Government also provided $3.0 million to Canadian Blood Services to strengthen the evidence base supporting a non-discriminatory approach to blood donations. Results of these research projects are expected to be available between now and the winter of 2020 to inform future changes to blood donation policies.

Delivering Real Change	157

In December 2018, Canadian Blood Services and Héma-Québec submitted proposals to Health Canada to further reduce the blood donation ineligibility period to three months.

  To continue to support a safe and non-discriminatory approach to blood donation, Budget 2019 proposes to provide $2.4 million over three years, starting in 2019–20, for additional research specific to reducing barriers to the donation of blood plasma, which supports crucial treatment for patients with immunodeficiency, leukemia and a wide range of other illnesses. New funding would inform feasibility assessments and pilot testing of new approaches for donation in consultation with key stakeholders, including the LGBTQ2+ community and patients who depend on plasma.

Making Canada Accessible and Supporting People With Disabilities

“Accessibility is the complete ability to join in, participate or attend the activity or conversation as much as anybody else of my age in my community.”

— Accessible Canada consultation participant

Accessibility in Canada is about creating communities, workplaces and services that allow everyone to participate fully in society, without barriers to their inclusion and success. Today, 6.2 million Canadians, or one in 5 Canadians aged 15 and older, report being limited in their daily activities due to a disability. This figure is expected to rise as Canada’s population ages.

This growing group of Canadians with disabilities continues to face barriers that limit their ability to take part in many aspects of daily life, including routine activities that most Canadians take for granted. These barriers can be physical (e.g. building without ramps), electronic (e.g. websites that cannot be navigated by people with visual impairments) and attitudinal (e.g. misconceptions of what persons with disabilities can or cannot do). The Government of Canada is committed to building a more accessible, inclusive, and barrier-free Canada where no one is left behind.

Through new investments in Budget 2019, the Government is ensuring persons with disabilities have more opportunities to contribute to our society and our economy, and make Canada a more accessible country for everyone.

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The new Accessible Canada Act, introduced in June 2018, will provide all Canadians, especially Canadians with disabilities, greater and more consistent accessibility across the country, through the proactive identification, removal and prevention of barriers to accessibility in sectors under federal jurisdiction.

•   The Government will work with stakeholders and Canadians with disabilities to create new accessibility standards and regulations that will apply to these sectors, which include banking, telecommunications, transportation, and the Government of Canada itself.

•   The Act also includes compliance and enforcement measures that will proactively address accessibility barriers in the federal jurisdiction, alleviating the burden on Canadians with disabilities to resort to a formal complaints process.

•   Along with the new legislation, the Government announced an investment of $290 million over six years, starting in 2018–19, to implement the Act, ensure that the federal government leads in accessibility improvements, and promote broader inclusion of persons with disabilities beyond the federal jurisdiction.

To help ensure people with disabilities receive the benefits and credits to which they are entitled, the Government reinstated the Canada Revenue Agency’s Disability Advisory Committee in 2017, with a mandate to provide advice on ways to better serve Canadians with disabilities.

The Government also recognizes the recent work of the Standing Senate Committee on Social Affairs, Science and Technology on disability issues. The Standing Committee on Human Resources, Skills and Social Development and the Status of Persons with Disabilities has also undertaken work on challenges faced by people with episodic disabilities. The Government will be reviewing the advice of these committees as it considers further ways to support Canadians with disabilities.

Supporting Employment for Persons With Intellectual Disabilities and Autism Spectrum Disorders

Persons with intellectual disabilities, and Autism Spectrum Disorders, face unique barriers in finding a job. At the same time, a diverse and inclusive workforce can bring new skills and ideas to employers helping them compete and succeed as they support people in their communities. Further, because persons with disabilities are more likely to be low-income, providing employment opportunities enhances their income security and overall quality of life.

  To improve employment outcomes for persons with intellectual disabilities, and Autism Spectrum Disorders, Budget 2019 proposes to provide $12 million over three years, starting in 2019–20, to the Canadian Association for Community Living, in partnership with the Canadian Autism Spectrum Disorders Alliance for the Ready, Willing and Able program. The funding will be provided through the Opportunities Fund for Persons with Disabilities.

Delivering Real Change	159

More Accessible Federal Government Workplaces

To shape a more inclusive federal government, and support the implementation of the Accessible Canada Act, the Government intends to lead by example and become a model for accessibility in the workplace. This includes setting and attaining recruitment goals. The Government has committed to hiring at least 5,000 people with disabilities over the next five years.

  In support of this commitment, Budget 2019 proposes to provide Shared Services Canada with additional funding of $13.7 million over five years, starting in 2019–20, with $2.9 million per year ongoing, to help identify, remove and prevent technological barriers in federal government workplaces.

Inclusion of Canadians With Visual Impairments and Other Print Disabilities

A print disability is a learning, physical or visual disability that prevents a person from reading conventional print. Based on the 2017 Canadian Survey on Disability, an estimated 2.4 million Canadians over the age of 15 have a print disability. Accessible reading materials (e.g. braille, accessible electronic documents and accessible audiobooks) allow individuals with print disabilities to read and learn, improving their quality of life and opening the door to more opportunities to work, and contribute to their own success and Canada’s economy.

Many Canadians with print disabilities find it difficult to access books in fully accessible formats—according to stakeholders, only 10 per cent of published books are made available in an accessible format.

  To address this challenge, Budget 2019 proposes to provide the Centre for Equitable Library Access with an investment of $3.0 million in 2019–20 to produce new accessible reading materials that will be available through public libraries across Canada.

  The Government is also committed to putting in place a strategy that will ensure the sustainable production and distribution of accessible reading material over the longer term. To that end, Budget 2019 proposes to invest $22.8 million over five years, starting in 2019–20, to assist Canada’s independent book publishing industry in increasing their production of accessible books for persons with print disabilities.

  To improve employment opportunities for persons with visual impairments, Budget 2019 proposes to provide $1.0 million, in 2019–20, to the Canadian National Institute for the Blind to connect persons with visual impairments to small and medium-sized employers.

  To support the independence of persons with disabilities, Budget 2019 also proposes to invest $0.5 million in 2019–20 towards finding ways to improve the accessibility of electronic payment terminals to enable persons with disabilities to conduct daily activities, such as paying for their groceries, without relying on others.

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Improvements to the Registered Disability Savings Plan

The Registered Disability Savings Plan (RDSP) is designed to help Canadians with severe disabilities, along with their families, save for their long-term financial security. To support this goal of saving for the future, the federal government provides Canada Disability Savings Grants and Canada Disability Savings Bonds to Canadians with severe disabilities. Together, these provide up to $90,000 in additional support over a beneficiary’s lifetime.

Private contributions to an RDSP can attract Canada Disability Savings Grants at matching rates of 100, 200, or 300 per cent, depending on family income and the amount contributed. No private contributions are required to receive the Canada Disability Savings Bond, making this an important financial support for individuals and families with low and modest incomes.

Each year, more Canadians are using RDSPs to save for themselves or for a loved one with a disability. Since RDSPs became available in December 2008, Canadians have opened more than 180,000 RDSPs, and the Government has contributed a total of $2.2 billion in Canadian Disability Savings Grants and $1.0 billion in Canada Disability Savings Bonds since the inception of the plan.

  To ensure that the RDSP continues to respond to the needs of Canadians with disabilities, Budget 2019 proposes two changes that will better protect the long-term savings of persons with disabilities:

•

To open an RDSP, an individual must be eligible for the Disability Tax Credit (DTC). When a beneficiary no longer qualifies for the DTC, the RDSP rules can require that the plan be closed, and grants and bonds be repaid to the Government of Canada. To address concerns that this treatment does not appropriately recognize the financial impact that periods of severe, but episodic, disability can have on individuals, Budget 2019 proposes to eliminate the requirement to close an RDSP when a beneficiary no longer qualifies for the DTC. Doing so will allow grants and bonds otherwise required to be repaid to the Government to remain in the RDSP. To ensure fairness for DTC-eligible beneficiaries, some restrictions on access to these amounts will apply. The estimated cost of this measure is $109 million over five years, beginning in 2019–20, and $33 million per year ongoing.

•

Unlike RRSPs, amounts held in RDSPs are not exempt from seizure by creditors in bankruptcy. To level the playing field, Budget 2019 also proposes to exempt RDSPs from seizure in bankruptcy, with the exception of contributions made in the 12 months before the filing.

Introducing a Food Policy for Canada

All Canadians should have access to safe, healthy, affordable, culturally appropriate and locally produced food. However, it is estimated that one in eight Canadian households currently experience food insecurity, meaning that they are without reliable access to a sufficient quantity of affordable, nutritious, and culturally appropriate food. Food insecurity is even more pronounced in some more vulnerable segments of the population (e.g. low income households with children; 1 out of every 2 households in Nunavut). Canadians have also expressed concerns about rising levels of food waste, global instances of food fraud, and the availability and affordability of healthy, locally produced foods in Canada.

Delivering Real Change	161

In response to these concerns, the Government committed to developing A Food Policy for Canada—the first of its kind. The Food Policy for Canada will set out a coordinated and collaborative approach to addressing food-related issues while ensuring that Canada’s agriculture and agri-food sector continues to succeed and help grow the economy as a trusted global source of healthy food. The Food Policy for Canada will establish four areas for near-term action, including: 1) Help Canadian Communities Access Healthy Food; 2) Make Canadian Food the Top Choice at Home and Abroad; 3) Support Food Security in Northern and Indigenous Communities; and 4) Reduce Food Waste.

  To support food policy priorities in the near term, Budget 2019 proposes to invest $134.4 million over five years, on a cash basis, beginning in 2019–20, with $5.2 million ongoing in a suite of new measures. In addition, Budget 2019 proposes to allocate $100 million over five years, beginning in 2019–20, from the Strategic Innovation Fund, to support innovation in the food processing sector.

Reducing Food Insecurity With Local, Nutritious Foods

Paul and Corinne operate a not-for-profit food bank in Hay River, Northwest Territories. They receive generous donations of fresh raspberries from a local farmer during the growing season, but because of their limited freezer capacity, they are unable to preserve these donations for use in the winter months when fresh fruits are harder to obtain.

With support from the new Local Food Infrastructure Fund, Paul and Corinne will be able to purchase additional freezers for the food bank, allowing them to generate less food waste, while addressing food insecurity in the local community with additional healthy, nutritious and locally grown food options throughout the winter.

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In addition to taking leadership on food waste, the Government is also taking action on plastic waste. Plastics play a major role in our economy and daily lives, however plastic waste is a growing problem in Canada and around the world. Over the past year, Canada led the development of the G7 Oceans Plastics Charter to move towards a more resource-efficient and sustainable approach to managing plastics. A total of 18 countries and 50 companies, universities, non-profit organizations and others have signed onto the Charter. Closer to home, the Canadian Council of Ministers of the Environment is working on an action plan to implement the National Strategy for Zero Plastic Waste. The Government will continue to make efforts on this important issue.

Addressing the Challenge of African Swine Fever

African Swine Fever is a highly contagious viral disease experienced by domestic and wild pigs. While it poses no risk to human health, it can lead to a high number of deaths in infected pigs.

The increasing spread of African Swine Fever incidents in parts of Asia and Europe has increased the risk of the disease spreading to Canada. If African Swine Fever were to enter Canada, hog farmers and meat processors would face significant losses and would be unable to export Canadian pigs and pork products internationally.

The most likely way for African Swine Fever to enter Canada is through the importation of undeclared meat products, brought into the country by travellers or sent to Canada via postal services.

  The Canada Border Services Agency uses detector dogs to screen for food, plant and animal products at international airports. Budget 2019 confirms the Government’s plan to provide the Canada Border Services Agency with up to $31 million over the next five years, starting in 2019–20, with up to $5.8 million per year ongoing, to increase the number of detector dogs deployed across the country. This will help ensure that no contaminated products enter the country, protecting Canada’s hog farmers and meat processors from the serious economic threat posed by African Swine Fever.

The Social Finance Fund

Many Canadians face persistent and complex social challenges that make it difficult for them to succeed and reach their full potential.

In the 2018 Fall Economic Statement, the Government proposed to make available up to $755 million on a cash basis over 10 years to establish a Social Finance Fund.

What Is Social Finance?

Social finance refers to the practice of making investments intended to create social or environmental impact, in addition to financial returns.

The Fund will help charitable, non-profit and other social purpose organizations access financing for projects that will have a positive social impact, such as reducing poverty, expanding employment opportunities for persons with disabilities, or building more affordable housing.

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How the Social Finance Fund Will Work:

•   Funding will be managed through professional investment managers with expertise in social impact reporting and a proven ability to promote inclusive growth and diversity in the social finance market, to be selected through a competitive selection process in the fall of 2019.

• The fund manager(s) will invest in existing or emerging social finance intermediary organizations that have leveraged private or philanthropic capital for co-investment.

•   The fund manager(s) will be required to leverage a minimum of two dollars of non-government capital for every dollar of federal investment, with the exception of investments for Indigenous-led or Indigenous-owned funds.

Under the Social Finance Fund:

•   A minimum of $100 million will be allocated towards projects that support greater gender equality—leveraging existing philanthropic and private sector funds towards this purpose in order to help them reduce the social and economic barriers faced by diverse groups of Canadians of all genders.

• A $50 million investment will be made in the newly proposed Indigenous Growth Fund.

Further details on the Indigenous Growth Fund can be found in Chapter 3.

  As announced in the 2018 Fall Economic Statement, the Government is also proposing a related investment of $50 million over two years, starting in 2019–20, to improve the ability of social purpose organizations to successfully participate in the social finance market. This funding will support more robust business planning, provide technical assistance and enable social purpose organizations to develop impact measurement tools to monitor progress achieved.

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There are several existing funds already active in Canada’s social finance market. Both newly created and existing funds will be able to access the capital available through the Social Finance Fund, including funds such as:

•   VERGE Capital (Ontario) makes loans to social enterprises in Southwestern Ontario that build affordable housing, provide access to employment and offer training for persons with disabilities, and provide affordable and accessible education materials. Since VERGE was launched in 2014, it has leveraged an additional $5 from investors for every dollar of provincial support.

•   The Chantier de l’économie sociale Trust (Quebec) provides patient capital financing to support start-up, expansion and real estate activities of co-operatives and non-profit businesses. The Trust has provided loans to local communities to help restore essential services, and supported programs to help at-risk youth, including Indigenous youth, acquire skills through integrated learning opportunities.

•   The Saint John Community Loan Fund (New Brunswick) works towards helping individuals and organizations create income and build assets and self-reliance using finance, training and support. For example, the Fund provided: a loan to leverage a mortgage to develop affordable housing units; support for establishing a literacy organization; and capital for an innovation hub to help launch and develop new social enterprises.

•   The Social Enterprise Fund (Alberta) provides access to loan capital for social entrepreneurs to address challenges in the environment, social issues, local food security, culture and other public benefit missions. For example, the Fund has provided support to mental health organizations to help provide accessible housing for clients, employment opportunities for persons with disabilities, and therapeutic programs for adults and children with physical and mental intellectual disabilities.

•   Renewal Funds (British Columbia) provides early-stage growth capital to for-profit social enterprises with the potential to create social or environmental change in industries such as clean technology and sustainable agriculture.

•   Jubilee Fund (Manitoba) is managed by the Assiniboine Credit Union, and provides loan guarantees and bridge financing to non-profit community projects focused on reducing poverty and financial exclusion.

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Poverty Reduction Strategy

In August 2018, the Minister of Families, Children and Social Development publicly released a Poverty Reduction Strategy entitled “Opportunity for All”. The Strategy established short-term and long-term targets of 20 per cent poverty reduction by 2020 and 50 per cent poverty reduction by 2030 from the 2015 level, which were enshrined in legislation. The Government reaffirms its commitment to move ahead with legislation to:

•   adopt an official poverty line based on a basket of goods and services that Canadians require to achieve a modest standard of living in communities across the country as well as a dashboard of other indicators, such as housing and literacy, to monitor progress;

•   create a national advisory council on poverty;

•   require the development and implementation of a poverty reduction strategy; and

•   designate a responsible Minister and require the Minister to table annual reports to Parliament.

Part 2: Support for Diversity, Culture and the Arts

Across the country, Canada’s artists and their supporters bring people together, to appreciate and celebrate the diversity and creativity that Canadians are known for the world over. Our cultural industries are also an important source of jobs—employing more than 650,000 Canadians—and are a key contributor to our economy, worth nearly $54 billion each year.

In recent years, the way that Canadians consume cultural content and news has shifted and changed. It’s important that Canadian producers of arts, culture and news are able to adapt to this changing reality and continue to tell our unique stories.

At the same time, rising intolerance and hateful rhetoric, in Canada and around the world, remind us that diversity and a welcoming spirit must be celebrated and nurtured as continued sources of strength for our country.

Offering stronger support for the arts, culture and diversity is one way that the Government—and Canadians—can work together to build a stronger country.

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Expanding Support for Artists and Cultural Events

Whether through music, dance, theatre, visual arts or other forms of artistic expression, the arts bring Canadians together in a shared celebration of our history, traditions and cultural diversity, and are an important part of our economy.

With the growing importance of digital media today, Canadian artists—especially musicians and music entrepreneurs (e.g., producers, agents)—now face the challenge of marketing their content internationally and across all platforms, while also putting a greater emphasis on touring and live performances.

  To address some of the challenges faced by Canadian musicians in the digital era, Budget 2019 proposes to provide $20 million over two years, starting in 2019–20, to the Canada Music Fund, so that the Fund can enhance its support for the production, promotion and distribution of Canadian music. With this investment, the Fund will be able to support more Canadian musicians and music entrepreneurs, and help with the rising costs of marketing and promotion necessary in the music industry today.

For musical artists, these investments will create greater opportunities to innovate and experiment on a wider range of digital and non-digital platforms. This, combined with enhanced support for promotion—including more touring and more modern marketing approaches—will ensure that Canadian music reaches more audiences at home and abroad.

Alina is a folk musician who has been writing and performing her music across Canada and Europe since 2003. With the advent of streaming platforms, Alina is no longer able to generate the same income from album sales and as a result she needs to tour more frequently and put on more live performances to make ends meet. She also faces a great deal of competition when it comes to online sales, and needs to market her music more aggressively in order to make herself stand out from the crowd.

With the modernized Canada Music Fund, Alina will have access to more resources and tools to market her music on digital platforms, and will be able to spend more time touring to help her music be heard at home and abroad.

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  To support the production of more artistic events across the country, Budget 2019 also proposes to provide $16 million over two years, starting in 2019–20, to the Canada Arts Presentation Fund. This Fund supports not-for-profit professional performing arts organizations—including festivals and performing arts series—in all regions of the country, and provides targeted support for the Confederation Centre of the Arts in Charlottetown, Prince Edward Island. This investment will provide support for professional festivals and performing arts series, as well as emerging arts presenters in underserved areas, and will help support the activities of the Confederation Centre of the Arts. Collectively, this will help bring the talents of Canada’s live performers to more communities across the country, giving more Canadians a chance to see, hear and celebrate Canadians’ talents.

  To support more festivals, large-scale and community-based celebrations and commemoration initiatives, Budget 2019 proposes to provide $24 million over two years, starting in 2019–20, to the Building Communities Through Arts and Heritage Program and the Celebration and Commemoration Program. These types of events bring Canadians together, and help foster a stronger sense of connection between diverse Canadians—especially those from underserved and underrepresented communities—while underscoring our shared interests and values.

  In addition, to further support Canadian Heritage’s efforts to integrate Gender-based Analysis plus (GBA+) in program design, Budget 2019 proposes to provide $1.0 million over two years, starting in 2019–20, to improve the collection of disaggregated data and strengthen reporting requirements for the above mentioned programs in order to better support gender equality and diversity in funding allocations.

Advancing Gender Equality

Every day across Canada, community organizations lead the way in seeking a more equal society for Canadians of all genders—whether by developing tools to help employers reduce barriers in the workplace, promoting participation in public life, or providing community supports for survivors of gender-based violence. In December 2018, legislation was passed to create the new Department for Women and Gender Equality (formerly Status of Women Canada), with an expanded mandate for gender equality that includes sexual orientation, gender identity and expression.
“If I can convince you to make one change that has the power to change lives,and indeed, to save lives…it is this: invest in women’s organizations.” —Kate McInturff, 2017.

The Department supports grassroots action with the goal to achieve free and full participation in the economic, social and democratic life of Canada regardless of sex or gender. This is done primarily through the Women’s Program, which supports local, regional and national projects that address the three priorities of the program: ending gender-based violence, improving economic security and prosperity, and encouraging diversity in leadership and decision-making roles.

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In Budget 2018, the Government provided $100 million over five years for the Women’s Program to better support the sustainability of women’s organizations and equality-seeking groups, with a particular focus on vulnerable women, including Indigenous women, women with disabilities, members of the LGBTQ2+ community, and newcomer, racialized and migrant women.

  To further support the Department in its strengthened mandate and continue to advance gender equality in Canada, Budget 2019 proposes a historic investment: $160 million over 5 years, starting in 2019–20. By 2023–24, the Women’s Program will total $100 million annually. This funding will enable further community action to tackle systemic barriers impeding women’s progress, while recognizing and addressing the diverse experiences of gender and inequality across the country.

Improving Women’s Economic Security in Moncton, New Brunswick

Through the Women’s Program, the New Brunswick Coalition for Pay Equity, Inc. will receive $335,000 for a 36-month project to determine equitable pay levels for a range of caregiving services in New Brunswick. As part of the Valuing Private Care Work Offered in the Private Sector project, funding will also be used to support caregivers in advocating for pay equity, while helping to transform the way in which caregiving is valued in society. By investing in projects that improve women’s economic security, the Government is helping to ensure that women, their families and communities can prosper.

  In addition, Budget 2019 proposes to provide $1.5 million over 5 years, starting in 2019–20 to the Treasury Board Secretariat to work with departments receiving Budget 2019 funding to ensure robust administrative data collection and reporting practices with respect to gender-based analysis plus (GBA+) information for all initiatives. The Secretariat will draw on the expertise of Statistics Canada and the Department for Women and Gender Equality in developing standardized frameworks and tools for GBA+ disaggregated data collection and reporting. This will achieve greater consistency and comparability over time and across programs in the aim of improving the inclusiveness of Government of Canada programs.

Expanding the Work of the LGBTQ2+ Secretariat

The Prime Minister’s apology to LGBTQ Canadians in 2017 recognized that LGBTQ2+ communities across Canada have been, and continue to be, deeply affected by homophobia, biphobia and transphobia, along with other forms of discrimination, including misogyny and gender-based discrimination. Budget 2017 provided $3.6 million over three years for the LGBTQ2+ Secretariat, which works with stakeholders across the country to inform the Government’s activities on issues related to sexual orientation, gender identity and gender expression.

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  To further support the Government’s commitment to promoting diversity and inclusion, Budget 2019 proposes to provide $20 million over 2 years, starting in 2019–20 to help address the unique needs and persisting disparities among LGBTQ2+ Canadians by investing in capacity building and community-level work of Canadian LGBTQ2+ service organizations. An additional $1.2 million in 2020–21 is proposed to support the ongoing establishment of the LGBTQ2+ Secretariat.

Introducing a New Anti-Racism Strategy

Diversity and inclusion are cornerstones of Canadian identity, a source of social and economic strength, and something that all Canadians can be proud of. At the same time, recent events in Canada and abroad have shown that no community is immune to the effects of hateful rhetoric. Around the world, ultranationalist movements have emerged. In Canada, those groups are unfairly targeting new Canadians, racialized individuals and religious minorities—threatening the peace, security and civility of the communities we call home.

Taking its cue from Canadians, the Government is committed to fostering and promoting a Canada where every person is able to fully and equally participate in our country’s economic, cultural, social and political life. Initiatives like the Multiculturalism Program support this work, with projects that work toward the elimination of discrimination, racism and prejudice in communities across Canada.

Supporting Diversity Across Canada

The Multiculturalism Program is one of the ways the Government supports and promotes the Canadian Multiculturalism Act. It works to promote inclusion, equality and equity, through support for community-based events and projects. In November 2017, the Multiculturalism Program provided $1.2 million in funding for four Edmonton-area projects, including the Edmonton Centre for Race and Culture’s Unheard Youth Voices project, which will produce a podcast about migration, identity and belonging by sharing the stories of connections between migrant and Canadian-born youth.

The Multiculturalism Program also supports international engagement, and direct public outreach and promotional activities such as Asian Heritage Month and Black History Month.

Budget 2018 provided $23 million over two years to support cross-country consultations on a new national anti-racism approach, as well as to increase funds for the Multiculturalism Program to address racism and discrimination targeted against Indigenous Peoples, and women and girls.

Budget 2018 also provided more than $19 million over five years as a first step towards recognizing the significant and unique challenges faced by Black Canadians in Canada. These funds focused on Black youth and enhancing mental health supports for the Black community. Funding of $6.7 million over five years was also provided to Statistics Canada to create a new Centre for Gender, Diversity and Inclusion Statistics which will increase the disaggregation of various data sets by race, with a particular focus on the experience of Black Canadians. This will inform better policy making, taking into consideration the diversity of our population.

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The Government will continue to listen to Canadians, seeking ways to improve engagement with the federal government, foster greater public awareness of systemic racism and discrimination, and looking for opportunities to strengthen support for underrepresented communities.

  Building on previous commitments, Budget 2019 proposes to provide $45 million over three years, starting in 2019–20, to support a new Anti-Racism Strategy. Its key purpose will be to find ways to counter racism in its various forms, with a strong focus on community-based projects. These projects could include developing new public educational materials or programs that help to build skills and provide leadership and employment opportunities. At the core of this strategy will be an Anti-Racism Secretariat that will work across government to identify opportunities, coordinate activities and engage with our diverse communities. Further details on the Anti-Racism Strategy and the Secretariat will be announced at a later date.

  In addition, in recognition of the United Nations International Decade for People of African Descent, Budget 2019 proposes to provide $25 million over five years starting in 2019-20, for projects and capital assistance to celebrate, share knowledge and build capacity in our vibrant Black Canadian communities.

Enhancing Support for Minority-Language Education in Canada

In 2019, Canada celebrates the 50th anniversary of the Official Languages Act, which gives equal status to French and English in the Government of Canada. The Government recognizes that Canada’s proud tradition of linguistic duality can only truly thrive with the presence of strong, vibrant minority-language communities across the country. Today, there are more than one million Francophones living outside Quebec and similar number of Anglophones—1.1 million—living in Quebec.

Because the contributions of official language minority communities are vital to Canada’s success, they are a key part of the new Action Plan for Official Languages announced in 2018—with total new investments of $499.2 million over five years.

Every year, the Government provides more than $235 million to provinces and territories for minority-language education and second-language instruction—through the Protocol for Agreements for Minority-Language Education and Second-Language Instruction. Through this Protocol:

•	Members of official language minority communities in each province or territory have opportunities to be educated in their own language;

•	Residents of each province or territory have opportunities to learn English or French as a second language; and

•	All Canadians have opportunities to learn more about the cultures associated with the French-language or English-language minority communities.

With a rising number of minority-language students across the country, the Government recognizes the costs and unique challenges faced by these communities, and has set aside additional funds to enhance its support for minority-language education, as it works with provinces and territories to finalize the next Protocol.

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Any additional funding will be conditional upon the conclusion of a new Protocol, or subject to new bilateral agreements, which would include commitments by the provinces and territories regarding accountability with respect to the use of federal investments, and regular consultations with stakeholders, including school boards, in the design of related action plans. These agreements would allow Canadians to better assess and understand the impact of federal investments on the vitality of our official languages communities across Canada.

Supporting Canadian Journalism

A strong and independent news media is crucial to a well-functioning democracy. Recognizing the vitally important role the media play in helping citizens make informed decisions about important issues, in the 2018 Fall Economic Statement the Government announced its intention to introduce three new tax measures to support Canadian journalism:

•	A new refundable tax credit for journalism organizations.

•	A new non-refundable tax credit for subscriptions to Canadian digital news.

•	Access to charitable tax incentives for not-for-profit journalism.

As previously announced, the Government will establish an independent panel of experts from the Canadian journalism sector to assist the Government in implementing these measures, including recommending eligibility criteria.

Given the importance of ensuring that media outlets are able to operate with full independence, the Government proposes to establish an independent administrative body that will be responsible for recognizing journalism organizations as being eligible for any of the three measures.

Further details are available in Tax Measures: Supplementary Information.

Supporting Donations of Cultural Property

To encourage Canadians to donate cultural property of “outstanding significance” and “national importance” to certain designated institutions in Canada, such as museums and public art galleries, the Government provides special tax incentives. These incentives help to ensure that important cultural property remains in Canada, for the benefit of Canadians.

A recent court decision related to the interpretation of “national importance” has created uncertainty about the availability of these tax incentives. Budget 2019 proposes to introduce legislative amendments to ensure that these tax incentives continue to be available for donations of cultural property of outstanding significance made to designated institutions in Canada.

This measure will apply in respect of donations made on or after Budget Day.

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Ensuring a Safe and Healthy Sport System

It is important, especially in the era of the #metoo movement, that we continue taking strong action to protect Canadians participating in sport by ensuring a safe and healthy sport system. In June 2018, the Minister of Science and Sport announced a new policy to address abuse, discrimination and harassment in sport. The national and international sporting environment, from community participation to the highest level of competition, are facing ongoing and emerging issues that negatively impact our athletes and threaten the integrity of sport.

Together, the Minister of Science and Sport and the Minster of Health announced new concussion guidelines for safe return to school, work, and play. Recently, the Government supported the launch of a parliamentary sub-committee focused on studying sport-related concussions. These additional measures are adding significant financial pressures on our country’s sports organizations.

  Budget 2019 proposes to provide $30 million over five years, starting in 2019–20, with $6 million per year ongoing, to enable Canadian sports organizations to promote accessible, ethical, equitable and safe sports. This funding will go a long way to ensuring a higher standard for Canadian families, athletes and coaches.

Part 3: Support for Canada’s Veterans and Their Families

Canada’s veterans have bravely defended our country’s most cherished values—openness, democracy, and respect for human rights—and the peace and security we enjoy today. It is our responsibility to ensure that all veterans and their families receive the support and services they need, when they need it. This is a promise the Government has made on behalf of all Canadians, and it is working hard to deliver on this commitment.

Starting on April 1, 2019, the Government’s new Pension for Life will provide a combination of benefits that recognizes the sacrifices made by members of the Canadian Armed Forces and by veterans experiencing a service-related illness or injury. These benefits will give veterans the income support and stability they need, and the power to decide what form of compensation works best for them and their families. The Pension for Life simplifies the existing range of benefits and services, which will make it easier for veterans to understand and access support, and help Canadian Armed Forces members make a more seamless transition out of military life.

The Pension for Life benefits represent an investment of close to $3.6 billion in support of Canada’s veterans. When combined with previously announced programs that assist with education, employment, caregiver support and physical and mental health, the Government of Canada’s investments in veterans’ initiatives totals over $10 billion since 2016.

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While these investments are already making a difference in the lives of our veterans, it is also clear that veterans’ needs and the needs of their families and caregivers will continue to evolve. The Government will continue to work hard to ensure that these needs are met, so that all veterans can enjoy a good quality of life and a successful transition following their years of dedicated service to our country.

Supporting Veterans as They Transition to Post-Service Life

For some service members, the transition to post-service life, can be difficult. This is especially true for those who leave service due to illness or injury. Navigating the transition process can be complicated and time-consuming—exacerbated by the considerable paperwork involved—and can be particularly challenging for service members who lack family support and are navigating the transition process on their own.

Budget 2019 proposes a number of initiatives to make the transition process simpler and seamless for veterans, including, for example:

•

Expanding access to support provided by the Canadian Armed Forces Transition Group to ensure that members of the Canadian Armed Forces—not just those who are ill and injured—benefit from personalized support services.

•	Enhancing training available on transitioning to civilian life, to improve members of the Canadian Armed Forces’ knowledge of programs, benefits and available services.

•

Launching a new online questionnaire to help Veterans Affairs Canada identify members of the Canadian Armed Forces at risk of a difficult transition and proactively inform them about the services and benefits that may help them most.

•	Improving service to departing members by making benefit application and information sharing between Veterans Affairs Canada and the Department of National Defence simpler and more streamlined.

•	Launching a personalized transition guide, available through a service member’s My VAC Account, to help them better navigate the process from beginning to end.

In addition, in Budget 2019 the Government proposes to amend legislation to expand eligibility for the Education and Training Benefit, so that members of the Supplementary Reserve can access the Benefit. Launched on April 1, 2018, the Education and Training Benefit provides veterans with up to $80,000 for education. Supplementary Reservists—who were previously ineligible for this benefit—will now have access to this additional support to help them transition to post-military careers and life.

  With these examples and measures to improve administrative processes, veterans and members of the Canadian Armed Forces will be better supported as they transition out of service life. To support these measures, Budget 2019 proposes to provide Veterans Affairs Canada and the Department of National Defence with $135.1 million over six years, beginning in 2018–19, with $24.4 million per year ongoing.

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Nicole: A successful transition to post-service life

Nicole is a Corporal with the Canadian Armed Forces. During her second tour in Afghanistan, she was injured during a training exercise, causing nerve damage to her right leg. Nicole returned to Canada and was posted to the Canadian Armed Forces Transition Unit for rehabilitation. It eventually became clear that the damage to Nicole’s leg was permanent, and she would not be able to return to active duty.

She was contacted by both Canadian Armed Forces (CAF) and Veterans Affairs Canada (VAC) case managers to develop a transition strategy for her and her husband, Marc-André. Through this process, Nicole’s case manager helped her identify the programs and services from CAF and VAC that would help provide her family with the assistance they needed, including Pain and Suffering Compensation, rehabilitation and income replacement.

After her release, Nicole and Marc-André moved to a new city. Her Income Replacement Benefit—which provides her with 90 per cent of her pre-release salary—has helped free Nicole to focus on her rehabilitation. Volunteering at her local homeless shelter is also helping Nicole find a new sense of purpose. Confident that her skills and experience will allow her to continue to help people, Nicole is now working with a counsellor through VAC’s Career Transition Services to find and follow a path to a new career.

Supporting Research on Military and Veteran Health

Military members, veterans and their families face unique health challenges due to the nature of military service. Compared to the general Canadian population, veterans experience higher levels of physical and mental health challenges, including higher rates of post-traumatic stress disorder, chronic pain and suicide.

Improving health outcomes for veterans requires an in-depth understanding of the health challenges they face, and calls for an innovative approach to supporting military members, veterans and their families, supported by research that focuses on their specific needs.

  The rate of chronic pain among veterans, in particular, is almost double that of the general Canadian population. Budget 2019 proposes to create a Centre of Excellence on Chronic Pain Research. Working closely with veterans, partners and experts in the field, the Centre will help ensure that veterans’ chronic pain realities are reflected in research on chronic pain treatment, and help pilot innovative therapies and enhance treatment options. To support the centre, Budget 2019 proposes to provide Veterans Affairs Canada $ 20.1 million over five years, starting in 2019–20, with $5 million per year ongoing.

This work will be complemented by that of the Canadian Institute for Military and Veteran Health Research (CIMVHR), which brings together a network of 43 Canadian university members, 10 global affiliates, four philanthropic organizations, three industry partners, several government departments and more than 1,700 researchers—all committed to improving the way that Canada cares for members of the military, veterans and their families. Organizations like the Royal Canadian Legion that need to develop effective, evidence-based services for veterans and their families rely on the research done by CIMVHR.

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  To ensure that the Canadian Institute for Military and Veteran Health Research can continue to respond to the unique health needs of military members, veterans and their families, Budget 2019 proposes to provide Veterans Affairs Canada with $25 million over 10 years, starting in 2020–21, to fund CIMVHR’s ongoing operations.

Supporting Veterans’ Families

Veterans committed their lives to our country, with their partners at their side. The Government is committed to ensure that service men and women, and their spouses, are cared for.

  To better support veterans who married over the age of 60 and their spouses, Budget 2019 announces a new Veterans Survivors Fund committing $150 million over 5 years starting in 2019–20 to Veterans Affairs Canada. With these funds, the Government will work with the community to identify impacted survivors, process their claims and ensure survivors have the financial support they need. The Government will announce additional details on this measure in the coming months.

Commemorating Canada’s Veterans

A big part of this Government’s commitment to veterans and their families is ensuring their stories live on. It is our responsibility to honour their service, dedication and sacrifice.

Many organizations and people across Canada and abroad take it upon themselves to organize tributes and commemorative activities for veterans. Remembering all that Canada’s veterans have done during times of war, military conflict and peace helps us to better understand our nation’s history and its future.

In honour and remembrance of those who have served during times of conflict, the Highway of Heroes project will see 2 million trees being planted between Trenton and Toronto: one tree for every Canadian that has served since Confederation. So far, over 90,000 trees have been planted.

  To support the Highway of Heroes project, Budget 2019 proposes to provide funding of $2.9 million over three years, starting in 2019–20, to the Highway of Heroes Fund, through Veterans Affairs Canada.

The Juno Beach Centre is a Second World War museum in Normandy, France, that pays homage to the Canadians who lost their lives during the Second World War. The Centre’s mandate is to preserve the legacy of all Canadians who served during the Second World War for future generations. The Centre has been receiving operating funding from Veterans Affairs Canada since 2007.

  To help the Centre continue to deliver its mandate, Budget 2019 provides $2.5 million over five years, starting in 2019–20 to Veterans Affairs Canada.

  Many young Métis men and women served in the Canadian Forces during the Second World War. To recognize the contribution of Métis veterans to the country’s Second World War efforts and to commemorate the sacrifices and achievements of all Métis veterans, Budget 2019 provides $30 million to Veterans Affairs Canada in 2019–20.

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Part 4: Public Safety and Justice

Canada is among the safest countries in the world. As Canadians, we enjoy a high standard of living, supported by strong public and democratic institutions, including a world-class justice system.

At the same time, Canada is part of a rapidly changing and evolving world. From the threats to our communities posed by climate change to the risks to our democracy as a result of disinformation campaigns to the dangers of child sexual exploitation online, we must be vigilant in upholding the rule of law, and detecting, assessing and responding to the things that challenge our security and threaten our values.

Safeguarding the Integrity of Our Institutions and Infrastructure

Protecting Canada’s Critical Infrastructure From Cyber Threats

Canadians expect that the systems they use and rely on every day—things such as banking, transport, telecommunications, and energy—are protected from cyber security threats and vulnerabilities. As Canada’s critical infrastructure systems become more and more interconnected, and essential services are increasingly managed online, cyber incidents or attacks against critical infrastructure have the potential to seriously compromise national security and public safety. To defend against this, the Government is taking action to protect the critical cyber systems that underpin the infrastructure and services that are integral to the daily lives of Canadians, and to the health and security of Canada’s economy.

A safe and secure cyber space is important for the security, stability and prosperity of Canada. Through Budget 2018, the Government took action to strengthen Canada’s cyber security, committing $507.7 million over five years starting in 2018-19 and $108.8 million per year ongoing to support Canada’s first comprehensive National Cyber Security Strategy and to establish the Canadian Centre for Cyber Security.

  To strengthen the cyber security of Canada’s critical infrastructure, Budget 2019 builds on these investments and proposes $144.9 million over five years, starting in 2019–20, including $22.9 million from within existing Communications Security Establishment resources. This investment will help to protect Canada’s critical cyber systems including in the finance, telecommunications, energy and transport sectors. To this end, the Government intends to propose new legislation and make necessary amendments to existing federal legislation in order to introduce a new critical cyber systems framework. Funding will also support the Canadian Centre for Cyber Security in providing advice and guidance to critical infrastructure owners and operators on how to better prevent and address cyber attacks.

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Growing Canada’s Advantage in Cyber Security

Digital technologies are increasingly knitted into the lives of Canadians. New technologies—like the fifth generation (5G) telecommunications networks that will enable autonomous vehicles and smart cities—create exciting opportunities in the form of good, well-paying jobs and new products and services.

As rapid growth in the digital economy continues, safeguarding cyber security has become a priority for governments, businesses and individuals. According to Statistics Canada, Canadian businesses reported spending $14 billion in 2017 to prevent, detect, and recover from cyber security incidents. Workers with cyber security skills are increasingly in demand and cyber security innovation must keep pace with technological change as new risks emerge.

Canada’s highly skilled workforce and world-class universities means that Canada is primed to lead in cyber security research, innovation and talent development. University-affiliated cyber and information security centres in Canada have emerged to help advance Canada’s cyber capabilities. These include Ryerson University’s Cybersecure Catalyst, the University of New Brunswick’s Canadian Institute for Cybersecurity, University of Calgary’s Institute for Security, Privacy and Information Assurance and Concordia University’s Centre for Cybersecurity, among others.

  To promote collaboration between Canadian cyber security centres of expertise, Budget 2019 proposes to provide $80 million over four years, starting in 2020–21, to support three or more Canadian cyber security networks across Canada that are affiliated with post-secondary institutions. The networks—to be selected through a competitive process—will expand research, development and commercialization partnerships between academia and the private sector, and expand the pipeline of cyber security talent in Canada. Additional details on this program will be announced in the coming months.

Protecting Democracy

At the heart of Canada’s democracy are its institutions. In recent years, however, these institutions have increasingly come under threat from foreign influence and disinformation campaigns, fuelled by new technology and the rise of social media. This has created new avenues for malicious actors to interfere with the democratic process, as evidenced by numerous attempts to influence election outcomes around the world, including in well-established Western democracies. Canada is not immune to these threats. If left unchecked, these threats may weaken these important pillars of democracy, eroding public trust and putting the future of our democracy at risk.

In light of these threats, the Government has taken action to prevent foreign interference in our federal elections. Recent updates to the Canada Elections Act have reinforced protections that prevent foreign actors from using money to influence the outcome of elections and that inhibit the use of malicious technologies.

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  To further strengthen and safeguard Canada’s democratic institutions, Budget 2019 proposes to invest $30.2 million over five years to implement a number of new measures:

•

To protect Canada’s democratic institutions from cyber attacks, the Government is proposing to provide the Communications Security Establishment with additional funding of up to $4.2 million over three years, starting in 2019–20, to provide cyber security advice and guidance to Canadian political parties and election administrators.

•

To strengthen cooperation and information sharing in response to foreign threats to our democracies, G7 Leaders agreed during the June 2018 Summit in Charlevoix to each set up a Rapid Response Mechanism unit, with Canada taking on an added coordination role on behalf of the network. To support this commitment, the Government proposes to provide Global Affairs Canada with $2.1 million over three years, starting in 2019–20.

•

To strengthen Canadians’ resilience to online disinformation and to help ensure Canadians have access to a wide range of transparent, high-quality information, Budget 2019 proposes to provide the Department of Canadian Heritage with $19.4 million over four years, starting in 2019–20, to launch a Digital Democracy Project. Funding would support research and policy development on online disinformation in the Canadian context. This investment would also enable Canada to lead an international initiative aimed at building consensus and developing guiding principles on how to strengthen citizen resilience to online disinformation. These guiding principles would then be adopted by Canada and other likeminded countries as a framework for efficient cooperation between governments, civil society organizations, and online platforms.

The Digital Citizen Initiative

Earlier this year, the Government committed to provide the Department of Canadian Heritage with $7.5 million over two years, starting in 2018–19, for the Digital Citizen Initiative, which supports digital, news, and civic literacy programming and tools, ahead of the 2019 General Election. This will help to equip Canadians with a better understanding of deceptive practices used online, and give people the tools they need to navigate the internet, including tools to help them better understand the information they consume online.

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Protecting Canada’s National Security

Canada is a first-class investment destination. As evidence of its attractiveness as a place to do business and invest, Canada was the only G7 country to witness a material improvement in inward Foreign Direct Investment (FDI) flows for the first three quarters of 2018 relative to one year earlier (Chart 4.2). Worldwide, inward flows of FDI declined by roughly 25 per cent for the same period.

Foreign investments and trade help businesses to succeed and grow, creating more good, well-paying jobs and delivering strong economic growth that benefit all Canadians. At the same time, it is critical that the Government has the tools and resources it needs to protect against economic-based security threats, including the ability to safeguard against theft of our Canadian intellectual property and Canadian-made technologies, and against Canada’s research and development activities being used as “back-door” channels to obtain sensitive Canadian technologies.

  To support efforts to assess and respond to economic-based security threats, Budget 2019 proposes to invest $67.3 million over five years, starting in 2019–20 and $13.8 million per year ongoing, to Public Safety Canada; Innovation, Science and Economic Development Canada; Global Affairs Canada; and the Royal Canadian Mounted Police, among other federal agencies. These departments and agencies will work together in a coordinated way to enhance outreach and engagement with key stakeholders including Canadian businesses and academic institutions; raise awareness about risks; and enhance the suite of tools to appropriately address threats while continuing to encourage foreign investment, trade and economic growth.

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Enhancing Accountability and Oversight of the Canada Border Services Agency

The Canada Border Services Agency (CBSA) plays a vital role enforcing laws governing trade and travel, while stopping potential threats at the Canadian border. In carrying out these duties, the CBSA relies on border services officers who engage with the public at various ports of entry—highway crossings, airports, marine terminals, rail ports, and postal facilities. Border services officers enforce laws and regulations that touch nearly every sector of Canadian society, including our agriculture, manufacturing and service sectors.

  While the Canada Border Services Agency has procedures in place to hear comments or complaints about the public’s experience with the Agency, to reinforce the accountability and oversight of the Agency, Budget 2019 proposes to invest $24.42 million over five years, starting in 2019–20, and $6.83 million per year ongoing, to expand the mandate of the Civilian Review and Complaints Commission for the RCMP.

To do this, in Budget 2019, the Government proposes to amend the Canada Border Services Agency Act, the Royal Canadian Mounted Police Act and other Acts, as required, to expand the Civilian Review and Complaints Commission to act as an independent review body for the Royal Canadian Mounted Police and the Canada Border Services Agency.

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Strengthening the Royal Canadian Mounted Police (RCMP)

The RCMP is Canada’s national police service, responsible for preventing and investigating crimes, enforcing laws and working with other police and law enforcement agencies. The RCMP protects Canada’s national security, reduces the threat and impact of organized crime, and supports crime prevention, intervention and enforcement initiatives.

As the safety and security needs of Canada evolves, so too do the needs of the RCMP. Emerging areas of policing such as cybercrime and money laundering require the RCMP to constantly look at ways to enhance federal enforcement capacity and support operational readiness. To this end, Budget 2018 funding provided targeted support to bolster the RCMP’s capacity to fight cybercrime, including through the creation of the National Cybercrime Coordination Unit. In addition, Budget 2018 supported critical investments for the RCMP to renew its radio systems in four divisions, ensuring that front-line officers have the tools they need to serve Canadians.

The RCMP is also exploring ways to become a more modern organization. In January 2019, the Government announced the establishment of the Interim Management Advisory Board which will provide expert advice to support the RCMP as a modern and effective organization. The Government proposes to introduce legislative amendments to the Royal Canadian Mounted Police Act and other Acts, as required, in order to establish the Management Board for the RCMP.

  Budget 2019 builds on these measures and proposes to provide the RCMP with:

•   $508.6 million over five years to support policing operations

•   $77.3 million over five years and $13.5 million ongoing for enhanced law enforcement at the border

•   $68.9 million over five years and $20 million ongoing for enhanced federal policing capacity, including to fight money laundering

•   $11.5 million over three years to support transportation security

•   $5.7 million over five years and $1.2 million ongoing to protect national economic security.

Delivering Real Change	183

Enhancing the Integrity of Canada’s Borders and Asylum System

Canada has a strong reputation as a fair and welcoming country, but one that is also governed by the rule of law. Securing the integrity of Canada’s borders and of our asylum system is essential to making sure we continue to benefit from a world-class immigration system.

In recent years, elevated numbers of asylum seekers, including those that have crossed into Canada irregularly, have challenged the fairness and effectiveness of Canada’s asylum system. To help address these challenges, the Government will implement a comprehensive Border Enforcement Strategy. Through this Strategy, Canadian immigration, border, and law enforcement officials—including from the Canada Border Services Agency and the Royal Canadian Mounted Police—will be better positioned to detect and intercept individuals who cross Canadian borders irregularly and who try to exploit Canada’s immigration system. Failed asylum claimants who entered into Canada at irregular crossings or between official ports of entry will also be removed on a priority basis.

  To support implementation of the Border Enforcement Strategy, and to process 50,000 asylum claims per year, as well as to facilitate removal of failed asylum claimants in a timely manner, Budget 2019 proposes to invest $1.18 billion over five years, starting in 2019–20, and $55.0 million per year ongoing. Additional resources will be provided to strengthen processes at the border, and accelerate the processing of claims and removals, to ensure the asylum system remains available to those genuinely in need of refugee protection. The investment will also expand a pilot project that aims to increase efficiencies among delivery partners in the pre-hearing process for refugee protection claims.

In addition, Budget 2019 proposes to introduce legislative amendments to the Immigration and Refugee Protection Act to better manage, discourage and prevent irregular migration. New resources for immigration and refugee legal aid will build on previous investments, supporting the delivery of legal services, while new Federal Court judicial positions will help ensure efficient and timely processing of asylum claimants seeking judicial review. To do this, the Government intends to introduce amendments to the Federal Courts Act to create three new judicial positions.

Protecting People From Unscrupulous Immigration Consultants

Individuals seeking to immigrate to Canada or become citizens often rely on the advice and expertise of immigration consultants to help them navigate our immigration rules. However, these individuals can be the victims of unscrupulous immigration consultants who prey on their lack of knowledge of Canadian laws and regulations.

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  To help protect newcomers and applicants wishing to obtain the services of legitimate service providers, Budget 2019 proposes to provide $51.9 million over five years, starting in 2019–20, and $10.1 million per year ongoing. Funding will improve oversight of immigration consultants and strengthen compliance and enforcement measures. It will also support public awareness activities that will help vulnerable newcomers and applicants protect themselves against fraudulent immigration consultants. These measures will help to ensure that all applicants have access to quality immigration and citizenship advice, and that those who are providing the services operate in a professional and ethical manner, with disciplinary powers in place should fraud or misrepresentation occur.

In addition, the Government proposes to introduce legislation and propose amendments to the Immigration and Refugee Protection Act and the Citizenship Act in order to implement these measures.

Improving Canada’s Ability to Prepare for and Respond to Emergencies and Natural Disasters

Ensuring Better Disaster Management Preparation and Response

The annual economic costs of disasters around the world have increased five-fold since the 1980s, and Canada has not been immune to this trend, as disasters resulting from the impacts of climate change have increased in frequency and severity across the country. The 2016 Fort McMurray wildfires, for example, resulted in an estimated $3.6 billion in insured damages. In addition to large-scale disasters such as this, over 195 major disasters have been recorded between 2008 and 2018.

Events related to climate change—such as wildfires and floods—are becoming more severe, more frequent and more costly for Canadians and their communities. These events can threaten people’s safety, result in the loss of personal and public property, and in the most tragic circumstances, can also end with the loss of lives. Together, they can cause significant emotional distress for Canadians, and can also undermine Canada’s economic stability and national security.

  To strengthen Canada’s ability to respond to such emergencies, Budget 2019 proposes to invest $151.23 million over five years, starting in 2019–20, and $9.28 million per year ongoing, to improve emergency management in Canada, including in Indigenous communities. This investment will improve Canada’s ability to predict and respond to threats through the use of early warning systems, and enhance our understanding of the nature of the risks posed by floods, wildfires and earthquakes. In addition, this investment will help to assess the condition and resilience of Canada’s critical infrastructure—including energy grids, water and food supplies and health services—in the aftermath of a natural disaster.

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  Budget 2019 also proposes to provide $5.0 million over five years, starting in 2019–20, to Public Safety Canada to develop all-hazard awareness-raising activities that are targeted to specific, at-risk audiences such as low-income Canadians, seniors, people with disabilities, recent immigrants, and Indigenous Peoples.

  To support response and recovery efforts in the wake of large-scale natural disasters, Budget 2019 also proposes to provide $260 million over two years, on a cash basis, starting in 2019–20, to Public Safety Canada to support provincial and territorial disaster relief and recovery efforts through the Disaster Financial Assistance Arrangements Program.

Improving Emergency Medical Response in Western Canada

When tragedy strikes, every second counts. Since 1985, the Shock Trauma Air Rescue Service (STARS) has provided rapid and specialized emergency helicopter ambulance services to patients who are critically ill or injured in communities across Manitoba, Saskatchewan, Alberta and parts of British Columbia, including Indigenous communities and national parks. Thanks to STARS, Western Canadians living in rural and remote communities have access to emergency care.

  In recognition of the vital role that STARS plays in delivering access to emergency care for the communities it serves, the Government proposes to provide a one-time investment of $65 million in 2018–19 for STARS to replace its aging fleet and acquire new emergency ambulance helicopters. This funding will be made available through Public Safety Canada.

Protecting Vulnerable Canadians From Violence and Exploitation and Promoting Access to Justice

Protecting Children From Sexual Exploitation Online

The sexual exploitation of a child is a reprehensible crime causing life-long harm and suffering to victims. While the internet has created new ways for people from around the world—including children—to connect and interact, it has also created new spaces and platforms for online predators to lure child victims for sexual purposes.

  To better protect children from these threats, and building on investments in Budgets 2017 and 2018 to combat child sexual exploitation through It’s Time: Canada’s Strategy to Prevent and Address Gender-Based Violence, Budget 2019 proposes to invest a further $22.24 million over three years, starting 2019–20, to combat child sexual exploitation online. This funding will support Public Safety Canada’s efforts to raise awareness of this serious issue, reduce the stigma associated with reporting, increase Canada’s ability to pursue and prosecute offenders, and work together with industry to find new ways to combat the sexual exploitation of children online.

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Combatting Human Trafficking

Human trafficking is a complex crime that involves the recruitment, transportation and harbouring of persons and/or control of their movements for the purpose of exploiting them. This includes both sexual and labour-based exploitation and also the use of threats, violence, abduction, fraud or other forms of coercion. Individuals at greatest risk of victimization include persons who are socially or economically disadvantaged, women and girls, youth and children, Indigenous Peoples, refugees and migrants, LGBTQ2+ persons and persons with disabilities. The Government is committed to preventing gender-based violence and protecting vulnerable populations from human trafficking. Building on investments announced in Budget 2018 to establish a National Human Trafficking Hotline, the Government intends to develop a new whole-of-government strategy to combat human trafficking.

Giving Canadians Better Access to Public Legal Education and Information

Navigating Canada’s complex legal system can be daunting. Canadians deserve to have access to information and services that help them understand and exercise their legal rights. Across Canada, Public Legal Education and Information organizations provide people who may face barriers to accessing justice—such as newcomers to Canada, people who are elderly or live with a disability, and people who cannot afford access to a lawyer—with services to better understand their legal rights. As Canada’s population continues to grow, and as the law becomes more complex, demand for these services is on the rise.

  To help Canadians gain access to the legal education and information they need, Budget 2019 proposes to provide the Department of Justice Canada with an additional $8.1 million over five years, starting in 2019–20, with $1.62 million per year ongoing, to support the work of Public Legal Education and Information organizations across Canada.

Supporting Access to Family Justice in the Official Language of One’s Choice

  Divorce and separation affect Canadians from all walks of life. Ensuring that Canadians can access the family justice system using either official language can provide additional reassurance and support to people and families at a difficult time.

To support access to family justice in both official languages, Budget 2019 proposes to provide the Department of Justice with $21.6 million over five years, starting in 2020–21, to support legislative amendments that provide for increased access to family justice—and divorce in particular—in the official language of one’s choice. This funding will help improve the availability of bilingual services in the family justice system, and will be delivered through the Department of Justice Canada.

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Protecting Community Gathering Places From Hate-Motivated Crimes

Canadians of all backgrounds and identities should always feel safe to gather together. This is how we meet new friends, support our neighbours and build strong communities. Unfortunately, as recent tragic events have demonstrated, certain groups of people, because of their race, religion, or sexual orientation, are at risk of being targeted by hate-motivated crimes, threatening their safety and security and the gathering places they enjoy.

  To make needed security improvements to important community gathering spaces—such as schools, community centres, and places of worship—Budget 2019 proposes to provide an additional investment of $2 million per year, starting in 2019–20, doubling the size of Public Safety Canada’s Security Infrastructure Program from $2 million per year to $4 million per year until 2021-22. This builds on the measure adopted in Budget 2017, which doubled the original budget of the Security Infrastructure Program for five years. The Program is a component of Public Safety Canada’s National Crime Prevention Strategy. This Program aims to make Canada’s community gathering spaces safer places to live, work, and play.

Part 5: Canada’s International Engagement

Canada plays a leading role in the world by standing up for human rights and democracy, promoting free and progressive trade, and providing assistance to some of the world’s most vulnerable citizens. The values that underpin these actions help to define who we are as Canadians, and contribute to both the prosperity of Canadians at home and Canada’s future as a leader in an increasingly interconnected world.

Increasing Canada’s International Assistance Envelope

Canada made important investments in Budget 2018 to strengthen the impact of Canada’s Feminist International Assistance Policy, and advance our international leadership—providing an additional $2 billion in new International Assistance Envelope resources over five years, beginning in 2018–19. Budget 2018 also established the new International Assistance Innovation and Sovereign Loans Programs, which will allow the Government of Canada to explore new ways to engage internationally and advance the Sustainable Development Goals. In addition, Canada will be hosting the Women Deliver conference in Vancouver in June 2019. This is the world’s largest conference on gender equality, health, rights and well-being of girls and women.

  To continue Canada’s efforts as a global leader dedicated to making progress on advancing gender equality and the empowerment of women and girls around the world, and to reinforce our commitment to reduce global poverty, Budget 2019 announces an additional $700 million in 2023–24 to the International Assistance Envelope. This commitment will ensure that there is clear and predictable funding in place to allow Canada to make strategic investments in international assistance and continue our leadership on the global stage.

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The Government has made important legislative updates so that information on Canada’s international assistance efforts will be presented in a single consolidated report. This report will help Canadians better understand Canada’s international assistance efforts, and promote greater transparency and accountability when it comes to Canada’s international assistance programs. This report will also give Canadians and the international community a clearer and more comprehensive update on our progress on implementing the Feminist International Assistance Policy. This report will reconcile the 2018–19 International Assistance Envelope Pool allocations presented in Budget 2018 with Canada’s actual 2018–19 International Assistance Envelope expenditures.

Supporting Farmers in Supply Managed Sectors Following Ratification of New Trade Agreements

Canada has a unique place in the world—located next to the world’s largest economy to the south, with close historic and economic ties to Europe to the east, and deep connections to the fast-growing Asia-Pacific nations to the west. With the successful conclusion of the Canada-United States-Mexico Agreement, as well as the Canada-European Union Comprehensive Economic and Trade Agreement (CETA) and the Comprehensive and Progressive Agreement for Trans-Pacific Partnership (CPTPP), Canada is the only G7 country to have free trade agreements with all other G7 nations.

Canada now has comprehensive free trade agreements (FTAs) with countries representing two-thirds of the world’s total GDP. The Government’s ongoing commitment to free trade with economies around the world—including those in emerging markets—will help to further strengthen and grow the middle class and deliver long term economic growth that benefits all Canadians.

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  Following the recent ratifications of CETA and CPTPP, Budget 2019 proposes up to $3.9 billion in support for supply-managed farmers:

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Support will be offered to sustain the incomes of eligible dairy, poultry, and egg farmers, by making available up to $2.4 billion. Of this amount, $250 million has already been provided to support dairy farmers as a result of CETA, therefore a net amount of up to $2.15 billion will be available in coming years to deal with income losses associated with these agreements; and

•

Assistance will also be offered to protect the value of investments made by farmers in supply-managed sectors, through a Quota Value Guarantee Program that will protect against reduction in quota value when the quota is sold. $1.5 billion has been set aside for this demand-driven program.

Through 2019, the Government will continue to work in partnership with supply management stakeholders to address the impacts on processing, as well as potential future impacts of the Canada-United States-Mexico Agreement.

Renewing Canada’s Middle East Strategy

In February 2016, Canada announced a three-year, whole-of-government strategy for the Middle East. This was undertaken in response to the ongoing crises in Iraq and Syria, and their impact on the region, in particular on Jordan and Lebanon. The Global Coalition has been effective in its mission to degrade and ultimately defeat Daesh in Iraq and Syria. Going forward, Canada will continue to work with the international community to set the conditions for longer-term security and stability, enable civilian-led stabilization programs and support governance efforts.

Middle East Strategy—Key Results Achieved

Through the current Middle East Strategy, Canada has made a real difference in Iraq, Syria, Jordan and Lebanon. With the support of Canada and other Coalition partners:

•   Over 7.7 million people, and more than 99 per cent of the territory once held by Daesh in Iraq and Syria, have been freed from Daesh’s control.

•   More than 18.5 million square metres of land have been cleared of explosives, allowing displaced persons to safely return home.

•   Security forces in Iraq, Jordan and Lebanon have received specialized advice, training and equipment to detect and address security threats in the region.

Canadian humanitarian and development assistance has enabled humanitarian partners to provide 8.5 million people with emergency food assistance, as well as training and financial support to 3,600 public schools in Jordan.

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  Budget 2019 confirms the Government’s plan to provide an additional $1.39 billion over two years on a cash basis, starting in 2019–20, to renew the Middle East Strategy, with a greater focus on building stability, governance and long-term resilience. Of this amount, $967.9 million will be provided from the fiscal framework and $426 million would be sourced from Global Affairs Canada’s existing International Assistance Envelope resources. The overall funding would be allocated as follows:

•	$926 million to support humanitarian, development, stabilization and security, and diplomatic activities.

•	$442 million to renew Operation IMPACT, Canada’s military contribution.

•	$25.9 million to support intelligence activities.

Reinforcing Canada’s Support for Ukraine

Canada is a steadfast partner of Ukraine, and among the strongest international supporters of the country’s efforts to defend itself, and implement democratic and economic reforms.

Since 2015, the Canadian Armed Forces, with the support of Global Affairs Canada, have been providing military training and capacity building to the Ukrainian Armed Forces through Operation UNIFIER, supporting Ukraine in its efforts to maintain its sovereignty and security.

  The Government remains fully committed to providing this assistance to Ukraine. To that end, Budget 2019 confirms the Government’s plan to invest up to $105.6 million over three years, starting in 2019–20, to renew Operation UNIFIER. This includes $99.6 million over three years in incremental funding for Canada’s military contribution, and up to $6 million to support broader efforts on defence and security sector reforms in Ukraine allocated by Global Affairs Canada from existing International Assistance Envelope resources.

These efforts complement Canada’s participation in North Atlantic Treaty Organization assurance and deterrence measures in Central and Eastern Europe through Operation REASSURANCE, which was extended in July 2018 at a cost of $514 million over four years.

More Affordable International Remittances

Every day, Canadians rely on international remittances to send money abroad to relatives and friends.

Canadians who transfer money abroad want to be able to do so at a low cost. While the cost of remittances in Canada has fallen over the last decade, the Government is committed to further lowering the costs Canadians incur when sending money abroad—to an average of 5 per cent by 2022 and 3 per cent by 2030, consistent with Canada’s Group of Twenty (G20) commitment and the Sustainable Development Goals.

Statistics Canada is undertaking a study on the Canadian remittance market, including its characteristics and costs. Results from the study will be available in the spring of 2019 and will inform future policy directions.

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In addition, to support innovation and competition in the remittance market, the Government will hold targeted consultations to explore new ways to facilitate payments system access arrangements for remittance service providers—such as sandboxes or other mechanisms—in the context of implementation of the proposed retail payments oversight framework.

Part 6: Better Government

Canadians work hard every day to support their families and their communities. They deserve a Government that does the same to continuously and responsibly improve the ways it administers and operates programs, and delivers services to Canadians.

This means giving Canadians better access to government services and information—both online and off—and ensuring that the services Canadians rely on are secure, reliable and easy to use.

Investing in Service Canada

Employment and Social Development Canada (ESDC), through Service Canada, is responsible for the delivery of many of the income security programs that Canadians rely on to make ends meet—including Old Age Security, the Guaranteed Income Supplement, the Canada Pension Plan and Employment Insurance.

As Canada’s population continues to grow and to age, the demand for timely benefits and services will continue to increase. This is true for both Service Canada’s call centres—which respond to more than 10 million calls a year from Canadians—and for the digital service delivery systems that process data and benefit claims. Regular maintenance and improvement of these systems are essential if Canadians are to receive timely benefits and quality service in the years to come.

  To support Service Canada in providing Canadians with the benefits and information they are entitled to in a timely manner, Budget 2019 proposes to provide $305.3 million over five years to Employment and Social Development Canada to continue improving and modernizing service delivery systems. These investments will allow ESDC to:

•	Make improvements to the Old Age Security and Canada Pension Plan delivery platforms.

•	Hire additional staff at Service Canada to assess and process Old Age Security benefit claims.

•	Migrate Service Canada’s call centers to more modern phone and information technology platforms, which will help to ensure faster and better quality service to Canadians.

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Improving Client Services at the Canada Revenue Agency

Canadians deserve to receive prompt, high-quality service in their interactions with Government, including when dealing with the Canada Revenue Agency (CRA). In recent years, the Government—responding to Canadians’ concerns about unacceptable delays and other service challenges—has taken steps to ensure that CRA services are fairer, more helpful, and easier to use. This includes a significant investment in Budget 2018, in which the Government provided $206 million over five years to improve CRA services, and committed to undertake a review of the CRA service model to ensure that Canadians receive the help they need and the good service they deserve.

Review of Canada Revenue Agency Service Model

In 2018, the Government completed a departmental review of the Canada Revenue Agency’s (CRA’s) service model. This included an in-depth look at whether CRA’s compliance, collections, and client services activities are being assigned in the most efficient manner, and investigated whether progress is being made in delivering high-quality services that meet the needs and expectations of Canadians.

As a result of this review, CRA resources will be reallocated internally to improve service delivery for Canadians. This includes:

•   Improved digital services—Canadians will be notified promptly as progress is made on their file, and will be able to view this progress online.

•   Timely resolution to taxpayers’ objections—Disputes with the CRA will be resolved in a more timely manner, allowing the CRA to more consistently meet its published service standards.

•   Additional liaison officers—Right now, experienced auditors currently visit about 9,500 new unincorporated businesses each year to guide them through the tax assessment prior to filing their tax returns. CRA will broaden the reach and scope of this service, helping an additional 1,700 more businesses per year, including those that are incorporated.

These changes accompany other important steps recently taken by CRA to support the Government’s commitment to service excellence. This includes appointing a Chief Service Officer (CSO) and establishing an External Advisory Panel on Service, to ensure that progress continues to be made in delivering better service to Canadians.

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  To further support the Canada Revenue Agency’s ongoing service improvement efforts, Budget 2019 proposes to invest an additional $50 million over five years, starting in 2019–20, in two key initiatives:

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Every year, at the request of individual tax payers, the CRA processes more than two million adjustments to T1 returns post-filing. Though the volume of changes makes some delay inevitable, Canadians are often frustrated by the time it takes to process these adjustments; in fact, this was a key concern highlighted by the Taxpayers’ Ombudsman in her 2018 report. By investing $34 million over five years to hire additional staff, it will be possible to make these adjustments more quickly, reducing frustration for taxpayers and ensuring that vulnerable Canadians do not encounter unnecessary delays in calculating the credits and benefits to which they are entitled.

•

In Budget 2016, the Government invested in a pilot program to provide a dedicated telephone support line for tax service providers, giving them faster and more reliable access to experienced CRA officers. The Government proposes to invest $16 million over five years to make this well-received program permanent, improving service for the millions of Canadians who work with tax service providers each year.

Improving Immigration Client Service

Canada’s ability to offer high-quality client service for those seeking to immigrate to Canada is another important part of our world-class immigration system. As global demand to visit, study or work in, or immigrate permanently to Canada grows, so must the Government’s ability to provide services that are accessible, timely and responsive to the needs of existing and potential newcomers to Canada.

  To help improve immigration client services, Budget 2019 proposes to provide Immigration, Refugees and Citizenship Canada (IRCC) with an additional $42.9 million over two years, beginning in 2019–20. This investment would increase the number of IRCC call centre agents so that enquiries from visitors, new Canadians, and others can be responded to more quickly, with a focus on the business lines with the longest delays.

Helping Travellers Visit Canada

Global demand to travel to Canada to visit, work or study is growing. Each year, Canada welcomes millions of tourists, temporary foreign workers and international students who inject billions into our economy. Canada benefits from the contribution of visitors and international students who spend money in our communities, bring fresh perspectives to our institutions, and create linkages to friends and family around the world. Temporary foreign workers are essential in meeting broader short-term labour market needs and ensure that Canada remains responsive to the needs of industries that rely on those workers during peak seasons.

  To ensure immigration and border officials are well-equipped to facilitate the efficient entry of visitors, while protecting the health and security of Canadians, Budget 2019 proposes to invest $78.6 million over two years, beginning in 2019–20. This investment will ensure that resources are in place to process global demand for Canadian visitor visas, work and study permits.

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Resolving Income Security Program Disputes More Quickly and Easily

The Employment Insurance (EI), the Canada Pension Plan (CPP) and the Old Age Security (OAS) programs provide important income support to millions of Canadians every year. At times, people may disagree with decisions made regarding their claims or benefits. When that occurs, Canadians deserve a recourse process that delivers appropriate decisions in a timely way.

  To make the recourse process for EI, CPP, and OAS easier to navigate and more responsive to the needs of Canadians, Budget 2019 proposes to invest $253.8 million over five years, starting in 2019–20, with $56.7 million per year ongoing. This investment will fund a series of proposed changes that build on the recommendations of a 2017 independent review of the Social Security Tribunal of Canada, and on the views expressed by Canadians through subsequent consultations, and will ensure that decision timelines are shortened at every stage of the process.

Ensuring Proper Payment for Public Servants

Canada’s public servants work hard in service of all Canadians and deserve to be paid properly and on time for their important work. The Phoenix pay system for federal public servants was originally intended to save money, however, since its launch it has resulted in unacceptable pay inaccuracies—resulting in hardships for public servants across the country. Serious issues and challenges with the pay system continue, and too many of Canada’s public servants are not being properly paid, or are waiting for their pay issues to be resolved.

  To continue progress on stabilizing the current pay system, Budget 2019 provides an additional $21.7 million in 2018–19 to address urgent pay administration pressures (partially sourced from existing departmental funds), and proposes to invest an additional $523.3 million over five years, starting in 2019–20, to ensure that adequate resources are dedicated to addressing payroll errors. This investment will also support system improvements, to reduce the likelihood of errors occurring in the first place.

  To ensure that the Canada Revenue Agency is able to quickly and accurately process income tax reassessments for federal government employees that are required due to Phoenix pay issues, and to support related telephone enquiries, Budget 2019 proposes to provide the Agency with an additional $9.2 million in 2019–20.

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While the Phoenix pay system has been underpaying some public servants, it has also been paying others too much. Under current legislation, any employee who received an overpayment in a previous year is required to pay back the gross amount of this overpayment to their employer. The employee must recover from the Canada Revenue Agency the excess income tax, Canada Pension Plan contributions and Employment Insurance premiums that were deducted by their employer when the overpayment was made. On January 15, 2019, the Government proposed legislative amendments that would allow overpaid employees working in both the public and private sectors to repay their employer only the net amount they received after these deductions. The proposed amendments are intended to alleviate the burden faced by employees who were required to make repayments larger than the amounts they received from their employer, creating uncertainty and potential financial hardship.

Moving Toward the Next Generation Pay System for the Federal Public Service

In Budget 2018, the Government announced its intention to move away from the Phoenix pay system toward one better aligned to the complexity of the Government’s pay structure and to the future needs of Canada’s world-class public service.

Working cooperatively with experts, federal public sector unions, employees, pay specialists and technology providers, the Treasury Board Secretariat (TBS) launched a process to review lessons learned, and identify options for a next-generation pay solution.

As part of this process, pay system suppliers were invited to demonstrate possible solutions, which were directly tested with users. Based on feedback from users and participating stakeholders, TBS has been able to identify options with the potential to successfully replace the Phoenix pay system. As a next step, the Government will work with suppliers and stakeholders to develop the best options, including pilot projects that will allow for further testing with select departments and agencies, while assessing the ability of suppliers to deliver.

Finally, TBS will continue to engage public servants throughout this process, to ensure that their feedback is fully reflected in any future solution.

Part 7: A Fair Tax System for All Canadians

The Government is committed to building an economy that works for everyone. To do that, we need a tax system that is fair, and we need all Canadians to pay their fair share.

The taxes Canadians pay help to build the infrastructure that keeps people moving and our economy growing. They help support the schools that teach us when we’re young and pay for the medical care that keeps us healthy as we age. They also help to create good, well-paying jobs—and provide a solid social safety net to help people when they lose their jobs.

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It’s important to all Canadians that the Government be able to deliver the programs and services Canadians rely on, while keeping taxes low for the middle class. In each of its budgets, the Government has strengthened the Canada Revenue Agency’s ability to crack down on tax evasion and combat tax avoidance, and proposed measures to close tax loopholes—often used by the wealthiest Canadians—that result in unfair tax advantages for some at the expense of others.

Budget 2019 builds on this approach, with additional measures aimed at ensuring Canada’s tax system is efficient, effective and fair.

Improving Tax Compliance

The taxes we pay support government services that benefit all Canadians—from health care and education to affordable housing and public safety. By cracking down on tax evasion and aggressive tax avoidance, the Government is ensuring that it has the money needed to deliver the programs that Canadians depend on.

Significant investments have been made in recent years to strengthen the Canada Revenue Agency’s (CRA’s) ability to unravel complex tax schemes, increase collaboration with international partners, and ultimately bring offenders to justice.

These investments have already yielded positive results.

Starting in 2015, the CRA expanded the number of audit teams that focus on high net worth individuals and their associated corporate structures. As a result, there are now more than 1,100 offshore audits underway, resulting in more than 50 criminal investigations with links to offshore transactions.

To further combat tax evasion and aggressive tax avoidance, Budget 2019 proposes to invest an additional $150.8 million over five years, starting in 2019–20. This investment will allow the CRA to fund new initiatives and extend existing programs, including:

•	Hiring additional auditors, conducting outreach and building technical expertise to target non-compliance associated with cryptocurrency transactions and the digital economy.

•	Creating a new data quality examination team to ensure proper withholding, remitting and reporting of income earned by non-residents.

•	Extending programs aimed at combatting offshore non-compliance.

Budget 2019 accounts for the expected revenue impact from these targeted compliance initiatives, of $369.0 million over five years. These amounts do not reflect the gain that will be realized by provinces and territories, whose tax revenues will also increase as a result of these initiatives.

  To help the CRA stay ahead of non-compliance schemes driven by the use of new, advanced technologies, Budget 2019 also proposes to invest $65.8 million over five years to improve the CRA’s information technology systems, including replacing legacy systems, so that the infrastructure used to fight tax evasion and aggressive tax avoidance continues to evolve.

Delivering Real Change	197

Strengthening Beneficial Ownership Transparency

In December 2017 the Minister of Finance and his provincial and territorial counterparts jointly committed to improving corporate transparency so that Canadian authorities can more clearly know who owns which corporations in Canada. The Ministers also agreed to work together to better harmonize corporate ownership record requirements between jurisdictions.

To that end, the Canada Business Corporations Act was amended to require federally incorporated corporations to maintain beneficial ownership information. In Budget 2019, the Government proposes further amendments to the Act to make the beneficial ownership information maintained by federally incorporated corporations more readily available to tax authorities and law enforcement.

What Is Beneficial Ownership? Beneficial ownership refers to the identity of individuals who own, control or profit from a corporation or trust.

In addition, Budget 2018 proposed the introduction of enhanced tax reporting requirements for trusts, effective for the 2021 and later taxation years, in order to improve the collection of beneficial ownership information for income tax purposes.

The Government will continue to collaborate with the provinces and territories to assess how best to improve corporate ownership transparency.

Strengthening Canada’s Anti-Money Laundering and Anti-Terrorist Financing (AML/ATF) Regime

Money laundering, terrorist financing and tax evasion are a threat to Canadians’ safety, security and quality of life, and harm the integrity and stability of the financial sector and the broader economy. Canada takes a comprehensive and coordinated approach to combatting money laundering, terrorist financing and organized crime. However, those seeking to launder proceeds of crime—or raise, transfer and use funds for the purposes of terrorism—are finding new ways to exploit the complex global financial system and evade the considerable protections already in place in Canada. There are growing concerns that illicit funds are finding their way into the Canadian economy through channels that millions of Canadians rely on, including corporations, real estate and trade.

The recent report by the House of Commons Standing Committee on Finance entitled Confronting Money Laundering and Terrorist Financing: Moving Canada Forward provides a roadmap to respond to current and future threats. Budget 2019 proposes an integrated plan to modernize Canada’s AML/ATF framework and strengthen data resources, financial intelligence and information sharing to identify and meet evolving threats—while continuing to protect the privacy rights of Canadians and manage the regulatory burden on the private sector.

A first phase of concerted action will give police the resources they need to tackle financial crime and address gaps in information sharing. It will also dedicate new resources to identify and address complex money laundering operations in Canada.

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The Government proposes to:

  Strengthen federal policing operational and investigative capacity by providing up to $68.9 million over five years, beginning in 2019–20, and $20.0 million per year ongoing, to the Royal Canadian Mounted Police.

  Create the Anti-Money Laundering Action, Coordination and Enforcement (ACE) Team, which will bring together dedicated experts from across intelligence and law enforcement agencies to strengthen inter-agency coordination and cooperation and identify and address significant money laundering and financial crime threats. Budget 2019 proposes to invest $24 million over five years, beginning in 2019–20, for Public Safety Canada to implement the ACE Team as a pilot initiative.

  Create a multi-disciplinary Trade Fraud and Trade-Based Money Laundering Centre of Expertise, which will complement the efforts of the ACE Team. This initiative will strengthen capacity at the Canada Border Services Agency and the Financial Transactions and Reports Analysis Centre of Canada (FINTRAC) to target these growing threats. Budget 2019 proposes to invest $28.6 million over four years, beginning in 2020–21, with $10.5 million per year ongoing to create a multi-disciplinary Trade Fraud and Trade-Based Money Laundering Centre of Expertise.

  Strengthen operational capacity at FINTRAC, Canada’s AML/ATF regulator and financial intelligence unit, to:

•	Improve oversight of modern financial practices related to virtual currencies, foreign money service businesses, pre-paid products and customer identification.

•	Expand public-private partnership projects to improve the overall efficiency and effectiveness of the AML/ATF Regime.

•	Increase outreach and examinations in the real estate and casino sectors with a focus on the province of British Columbia.

  Budget 2019 proposes to invest $16.9 million over five years in FINTRAC, beginning in 2019–20, and $1.9 million per year ongoing to advance these objectives.

  Budget 2019 also proposes complementary legislative measures to strengthen Canada’s legal framework and support operational capacity. With these measures, Canada will adopt international best practices, provide new tools for investigators and prosecutors, and support regulatory compliance by the private sector.

Budget 2019 proposes to make legislative amendments to:

•

Add an alternative requirement of recklessness to the offence of money laundering in the Criminal Code. This would criminalize the activity of moving money on behalf of another person or organization while being aware that there is a risk that this activity could be money laundering and continuing with that activity in spite of the risk. It would also provide law enforcement with an important, practical tool in the fight against professional money launderers in Canada.

Delivering Real Change	199

•

Add Revenu Québec and the Competition Bureau as disclosure recipients of FINTRAC financial intelligence by amending the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (PCMLTFA), and provide $2.4 million over five years, beginning in 2019–20, and $0.5 million per year ongoing for FINTRAC to develop additional expertise and capacity.

•	Modify the timing and the discretion of the Director of FINTRAC to make public certain information related to an administrative monetary penalty, by amending the PCMLTFA.

•

Exclude the identity of a reporting entity, the nature of the violations and the amount of the penalty imposed from the scope of any confidentiality order that acourt may issue in relation of the administrative monetary penalty, by amending the PCMLTFA.

•	Broaden access to specialized asset management services at Public Services and Procurement Canada by amending the Seized Property Management Act.

•	Make technical amendments to the PCMLTFA to expand the definition of designated information, clarify terminology and improve readability.

Collecteur Project: A Vast Money Laundering Network Dismantled

Dismantling complex money laundering networks that fuel criminal activity requires significant investment of time and resources—as well as cooperation across domestic and international law enforcement agencies. The Collecteur Project, a major investigation led by the Royal Canadian Mounted Police, in cooperation with the Canada Revenue Agency, led to the arrests of 17 individuals associated with a vast money laundering network in mid-February 2019. The network moved money collected from criminal groups in Montréal, through various individuals and currency exchange offices in Toronto, using an informal value transfer system with connections in Lebanon, the United Arab Emirates, Iran, the United States and China. The funds were then returned to drug-exporting countries such as Colombia and Mexico. To date, the estimated value of assets seized and restrained through the investigation totals more than $32.8 million, including drugs, cash, properties, and money in bank accounts.

Combatting Aggressive International Tax Avoidance

Update on the Base Erosion and Profit Shifting Project

The Government is committed to safeguarding Canada’s tax system and to that end continues to be an active participant in the Organisation for Economic Co-operation and Development/Group of Twenty (OECD/G20) project known as the Base Erosion and Profit Shifting (BEPS) initiative. BEPS refers to international planning used by some corporations and wealthy individuals to inappropriately avoid paying taxes by shifting profits earned in Canada to other offshore jurisdictions. The Government continues to work with its international partners to improve and update the international tax system, and to ensure a coherent and consistent response to fight cross-border tax avoidance.

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Ongoing Base Erosion and Profit Shifting Project

Country-by-Country Reporting

Large multinational enterprises in Canada and elsewhere are now required to file country-by-country reports that include information on their global allocation of income and taxes, as well as the nature of their global business activities. These reports are exchanged between the Canada Revenue Agency (CRA) and other tax authorities with whom Canada has the required exchange agreements in place.

Country-by-country reports are an important tool in combatting Base Erosion and Profit Shifting (BEPS) by providing the CRA and other tax authorities with new information to better assess transfer pricing risks (transfer pricing refers to the prices and other conditions that apply to transactions between members of multinational enterprises; while these are supposed to reflect what arm’s length parties would do, there is the risk that multinational enterprises will use transfer pricing to shift profits from Canada to low-tax jurisdictions). The first exchanges of these reports took place in 2018. Canada is now participating in an OECD review of the standard for these reports to ensure that they provide tax administrations with better information that allows for proper assessment of transfer pricing and other BEPS risks. This review is scheduled to be completed in 2020.

Multilateral Instrument

The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (known as the Multilateral Instrument or MLI) is an important tool in facilitating a number of the measures developed under the OECD/G20 BEPS project, and in combatting international tax avoidance. The MLI is intended to allow participating jurisdictions to modify their existing tax treaties without having to individually renegotiate those treaties. Canada, along with another 86 jurisdictions to date, is a signatory to the MLI. The Government is taking the necessary steps to enact the MLI into Canadian law and to ratify the MLI as needed to bring it into force.

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Strengthening Canada’s International Tax Rules

The Government is also taking action to protect the integrity and improve the fairness of Canada’s international tax system. This system includes rules to prevent taxpayers from avoiding Canadian income tax by shifting property income into foreign resident corporations. It also includes rules aimed at ensuring that non-residents pay their fair share of tax on income derived from Canadian sources.

To further strengthen Canada’s international tax rules, the Government proposes to:

•

Extend the foreign affiliate dumping rules in the Income Tax Act to prevent a corporation resident in Canada that is controlled by a non-resident individual or trust from reducing its tax payable by investing in a foreign affiliate.

•	Introduce an ordering rule to ensure that the transfer pricing rules (i.e., rules that apply to certain international transactions) in the Income Tax Act apply before other provisions of the Act.

•	Ensure that the term “transaction” has the same meaning in both the transfer pricing rules and the assessment rules in the Income Tax Act.

•	Prevent non-resident taxpayers from avoiding Canadian dividend withholding tax on compensation payments made under cross-border share lending arrangements with respect to Canadian shares.

Employee Stock Options

In Budget 2016, the Government committed to undertake a wide-ranging review of federal tax expenditures. Individuals and businesses had expressed concerns about the efficiency and fairness of Canada’s tax system, and how some tax expenditures unfairly benefit the wealthiest Canadians rather than the middle class and those people working hard to join it.

Since Budget 2016, the Government has taken many actions to improve the fairness of the tax system including eliminating the ability to artificially multiply the small business deduction, limiting the ability to use businesses to shelter investment income and cracking down on tax evasion and aggressive tax avoidance. In total, the Government’s actions are expected to recoup over $3 billion per year in revenues (see Annex 5) which have been reinvested in tax reductions and benefits going to middle class families, seniors and Canadians who need it most.

Budget 2019 announces the Government’s intent to limit the use of the current employee stock option tax regime and move toward aligning the tax treatment with the United States for employees of large, long-established, mature firms.

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Employee stock options, which provide employees with the right to acquire shares of their employer at a designated price, are an alternative compensation method used by businesses to increase employee engagement, and promote entrepreneurship and growth. Many smaller, growing companies, such as start-ups, do not have significant profits and may have challenges with cash flow, limiting their ability to provide adequate salaries to hire talented employees. Employee stock options can help such companies attract and retain talented employees by allowing them to provide a form of remuneration linked to the future success of the company.

To support this objective, the tax rules provide employee stock options with preferential personal income tax treatment in the form of a stock option deduction which effectively results in the benefit being taxed at a rate equal to one half of the normal rate of personal taxation, the same rate as capital gains. The tax benefits of the employee stock option deduction, however, disproportionately accrue to a very small number of high-income individuals.

Table 4.1

Distribution of Employee Stock Option Deduction by Income (2017)

	Stock option deduction claimed

Individual’s total income[1] ($)	Number of individuals	Average amount ($)	Aggregate amount ($ millions)	Per cent of aggregate amount
Under 200,000	20,140	6,000	120	6
200,000 to 1,000,000	14,160	44,000	630	30
Over 1,000,000	2,330	577,000	1,340	64
Overall	36,630	57,000	2,090	100
1	Including stock option benefits.

Note: Numbers may not add due to rounding.

Source: Tax filer data for the 2017 taxation year.

When examining the evidence, it is clear that the employee stock option deduction is highly regressive. In 2017, 2,330 individuals, each with a total annual income of over $1 million, claimed over $1.3 billion of employee stock option deductions. In total, these 2,330 individuals, representing 6 per cent of stock option deduction claimants, accounted for almost two-thirds of the entire cost of the deduction to taxpayers.

The public policy rationale for preferential tax treatment of employee stock options is to support younger and growing Canadian businesses. The Government does not believe that employee stock options should be used as a tax-preferred method of compensation for executives of large, mature companies.

Delivering Real Change	203

To address this inequity, the Government intends to move forward with changes to limit the benefit of the employee stock option deduction for high-income individuals employed at large, long-established, mature firms. In its approach, the Government will be guided by two key objectives:

1.	to make the employee stock option tax regime fairer and more equitable for Canadians, and

2.	to ensure that start-ups and emerging Canadian businesses that are creating jobs can continue to grow and expand.

Specifically, the Government will move toward aligning Canada’s employee stock option tax treatment with that of the United States by applying a $200,000 annual cap on employee stock option grants (based on the fair market value of the underlying shares) that may receive tax-preferred treatment for employees of large, long-established, mature firms. Under this approach, the vast majority of employees of these firms that may receive employee stock option benefits would be unaffected.

For start-ups and rapidly growing Canadian businesses, employee stock option benefits would remain uncapped. In this manner, start-ups and emerging Canadian businesses will be protected and maintain the ability to use employee stock options as an effective tool to attract and reward employees and accelerate their growth.

Further details of this measure will be released before the summer of 2019.

Any changes would apply on a go-forward basis only and would not apply to employee stock options granted prior to the announcement of legislative proposals to implement any new regime.

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How a new regime for taxing employee stock options could affect employees who are granted employee stock options

Henry is an executive of a large, long-established, mature company that has an employee stock option plan. Henry’s employer grants him stock options to acquire 100,000 shares at a price of $50 per share (the fair market value of the shares on the date the options are granted), with all of the options vesting in a future year. Since the fair market value of the underlying shares at the time of grant ($50 × 100,000 = $5 million) exceeds the $200,000 limit, the amount of stock options that can receive preferential tax treatment will be capped. In particular, the stock option benefits associated with 4,000 ($200,000 ÷ $50 = 4,000) of the options can continue to receive preferential personal income tax treatment, while the stock option benefits associated with the remaining 96,000 options will be included in Henry’s income and fully taxed at ordinary rates and deductible for corporate income tax purposes.

For instance, if the price of the shares has increased to $70 at the time that Henry exercises the options, $1,920,000 ($70 × 96,000 - $50 × 96,000) of the employee stock option benefit will be included in Henry’s income and fully taxed at ordinary rates, while only $80,000 ($70 × 4,000 - $50 × 4,000) of the benefit will receive preferential personal income tax treatment (with no deduction to the employer).

This treatment is very different from the tax treatment Henry could receive under current tax rules, under which he would generally be entitled to a $1,000,000 employee stock option deduction on the $2,000,000 employee stock option benefit.

Clara is a senior manager at the same large, long-established, mature company, which grants her employee stock options to acquire 3,000 shares at a price of $50 per share (the fair market value of the shares on the date the options are granted). Since the fair market value of the underlying shares at the time of grant ($50 × 3,000 = $150,000) is within the $200,000 limit, all of the stock option benefits associated with these options will continue to receive preferential personal income tax treatment.

For instance, if the price of the shares has increased to $70 at the time that Clara exercises the options, her stock option benefit of $60,000 ($70 × 3,000 - $50 × 3,000) will continue to receive preferential personal income tax treatment.

Amanda is an employee of a start-up company that has an employee stock option plan. Amanda’s employer grants her stock options to acquire 100,000 shares at a price of $1 per share. Since Amanda received these options from a start-up, all of the stock option benefits associated with the options will continue to receive preferential personal income tax treatment.

For instance, if the price of the shares has increased to $6 at the time that Amanda exercises the options, her stock option benefit of $500,000 ($6 × 100,000 - $1 × 100,000) will continue to receive preferential personal income tax treatment.

Delivering Real Change	205

Adjusting the Rules for Cannabis Taxation

New classes of cannabis products, namely edible cannabis, cannabis extracts, and cannabis topicals, will be permitted for legal sale under the Cannabis Act later this year. The Government is proposing that the excise duty framework for cannabis products be amended to more effectively apply the excise duty on these new classes of cannabis products, as well as to cannabis oils, which are already legally available for sale. This proposed change will result in the framework better reflecting recommendations from the expert Task Force on Cannabis Legalization and Regulation and feedback received from the cannabis industry.

For most products, namely fresh and dried cannabis, and seeds and seedlings, there will be no changes to the current excise duty framework. However, for cannabis edibles, cannabis extracts (which will include cannabis oils), and cannabis topicals, excise duties will be imposed on the quantity of tetrahydrocannabinol (THC) contained in a final product.

The proposed THC-based rate will help simplify the excise duty calculation for specific cannabis products and ease compliance issues that producers have encountered with respect to cannabis oils. Certain low-THC products (e.g., cannabis oils) will also generally be subject to lower excise duties than before, providing further tax relief for cannabis products typically used by individuals for medical purposes.

The proposed measure will come into effect on May 1, 2019, and will not affect the federally administered co-ordinated revenue-sharing agreements reached with most provincial and territorial governments, and is not expected to materially change the overall projected excise duty revenues presented in Budget 2018.

Improving Access to the Canada Workers Benefit Throughout the Year

Budget 2018 introduced the new Canada Workers Benefit (CWB), a refundable tax credit that helps supplement the earnings of low-income workers, by letting them take home more money while they work. The CWB features a payment option through which beneficiaries are able to receive up to four advance payments of the benefit throughout a year, totalling up to half of their estimated CWB entitlement for the year. Currently, this provision is little used.

  To give low-income workers improved access to support throughout the year, Budget 2019 proposes to provide the Canada Revenue Agency (CRA) with $4 million over two years, starting in 2019–20, to conduct targeted outreach. This outreach would increase awareness of the CWB, including the advance payment provision.

Budget 2019 further proposes that this funding be used to allow low-income workers to apply online for advance payment of the Canada Workers Benefit through the CRA’s My Account portal. The Government intends to determine what investments are required to support the delivery of the Benefit, while reducing the paper burden for eligible workers, and will continue to look for ways to improve the Canada Workers Benefit and support more Canadians working hard to join the middle class.

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Intergenerational Business Transfers

The Government understands the importance Canadian farmers, fishers and other business owners place on being able to pass their businesses on to their children. The Government will continue its outreach to farmers, fishers and other business owners throughout 2019 to develop new proposals to better accommodate intergenerational transfers of businesses while protecting the integrity and fairness of the tax system.

Small Business Deduction—Farmers and Fishers

Currently, certain relief is given to Canadian-controlled private corporations carrying on a farming or fishing business from the tax rules designed to prevent the multiplication of the small business deduction. Budget 2019 proposes to extend that relief to sales of farming products and fishing catches to any arm’s length corporation. This measure applies to taxation years that begin after March 21, 2016.

Closing Tax Loopholes

In each of its previous three budgets, the Government has taken action to ensure that Canada’s tax rules function as intended and that they do not result in unfair tax advantages for some at the expense of others. Budget 2019 continues this approach by proposing measures to close tax loopholes that can result in some people paying less than their fair share. Ongoing legislative adjustments help ensure the integrity of Canada’s tax system and give Canadians greater confidence that the system is fair for everyone.

To make Canada’s tax system more fair, Budget 2019 proposes to:

•

Prevent the use by mutual fund trusts of a method of allocating capital gains or income to their redeeming unitholders where the use of that method inappropriately defers tax or converts fully taxable ordinary income into capital gains taxed at a lower rate.

•	Improve existing rules meant to prevent taxpayers from using derivative transactions to convert fully taxable ordinary income into capital gains taxed at a lower rate.

•

Stop the use of individual pension plans to avoid the prescribed transfer limits. These limits are meant to prevent inappropriate tax deferrals when individuals transfer assets out of certain types of pension plans.

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Chapter 4—Delivering Real Change

millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total

Part 1. Health and Well-Being

Introducing a National Dementia Strategy	0	3	12	12	12	12	50
Creating a Pan-Canadian Database for Organ Donation and Transplantation	0	1	6	10	10	10	37
Expanding Health Related Tax Relief	0	0	0	0	0	0	0
Enhancing the Federal Response to the Opioid Crisis in Canada	0	7	11	6	4	2	31
Supporting a Pan-Canadian Suicide Prevention Service	0	5	5	5	5	5	25
Supporting Community-Based
Housing for People with Complex
Health and Social Needs in PEI	0	10	10	10	10	10	51
Less: Funds Sourced from Existing Departmental Resources	0	-10	-10	-10	-10	-10	-51
Supporting a Safe and Non- Discriminatory Approach to Plasma Donation	0	1	2	0	0	0	2
Supporting Employment for Persons with Intellectual Disabilities and Autism Spectrum Disorders	0	4	4	4	0	0	12
More Accessible Federal Government Workplaces	0	2	3	4	3	3	14
Inclusion of Canadians with Visual Impairments and Other Print Disabilities	0	9	5	6	4	2	27
Less: Funds Sourced from Existing Departmental Resources	0	-3	0	0	0	0	-3
Improvements to the Registered Disability Savings Plan	0	3	17	28	30	31	109
Introducing a Food Policy for Canada	0	36	43	53	54	54	239
Less: Funds existing in the Fiscal Framework	0	-10	-15	-25	-25	-25	-100
Less: Funds Sourced from Existing Departmental Resources	0	-1	-1	-1	-1	-1	-6
Addressing the Challenges of African Swine Fever	0	5	8	6	6	6	31
The Social Finance Fund	0	25	25	0	0	0	50
Less: Funds from 2018 Fall Statement	0	-15	-35	0	0	0	-50

Part 1. Health and Well-Being Total	0	71	89	108	101	98	467

Part 2. Support for Diversity, Culture and the Arts

Expanding Support for Artists and Cultural Events	0	31	31	0	0	0	61
Advancing Gender Equality	0	10	10	20	40	80	162
Expanding the Work of the LGBTQ2+ Secretariat	0	10	11	0	0	0	21
Introducing a New Anti-Racism Strategy	0	17	15	13	0	0	45
Supporting Black Canadian Communities	0	5	5	5	5	5	25
Supporting Canadian Journalism Tax Credit for Journalism Organizations	0	0	75	95	95	95	360
Tax Credit for Digital News Subscriptions	0	5	26	31	36	41	138

208	Chapter 4

Chapter 4—Delivering Real Change

millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Access to Charitable Tax Incentives for Not-for-Profit Journalism	0	6	25	32	22	11	96
Less: Funds from Previous Budgets or Fall Statements	0	-45	-105	-130	-150	-165	-595
Supporting Donations of Cultural Property	0	0	0	0	0	0	0
Ensuring a Safe and Healthy Sport System	0	6	6	6	6	6	30

Part 2. Support for Diversity, Culture and the Arts Total	0	45	98	72	54	73	343

Part 3. Support for Canada’s Veterans and Their Families

Supporting Veterans as They Transition to Post-Service Life	0	33	28	25	25	24	136
Supporting Research on Military and Veteran Health	0	1	7	7	7	7	30
Supporting Veteran’s Families	0	30	30	30	30	30	150
Commemorating Canada’s Veterans	0	1	1	1	0	0	3
Juno Beach Centre	0	1	1	1	1	1	3
Recognizing Métis Veterans	0	30	0	0	0	0	30

Part 3. Support for Canada’s Veterans and Their Families Total	0	95	66	64	63	62	351

Part 4. Public Safety and Justice

Protecting Canada’s Critical Infrastructure from Cyber Threats	0	22	32	39	26	26	145
Less: Funds from Previous Budgets or Fall Statements	0	-3	-11	-7	-6	-6	-34
Less: Funds Sourced from Existing Departmental Resources	0	-5	-5	-5	-5	-5	-23
Growing Canada’s Advantage in Cyber Security	0	0	20	20	20	20	80
Protecting Democracy	0	8	10	11	12	12	52
Less: Funds Sourced from Existing Departmental Resources	0	-1	-1	-1	-1	0	-4
Protecting Canada’s National Security	0	13	14	14	14	14	70
Less: Funds Sourced from Existing Departmental Resources	0	-1	-1	-1	-1	-1	-3
Enhancing Accountability and Oversight of the CBSA	0	1	3	6	7	7	24
Strengthening the Royal Canadian Mounted Police	0	96	112	100	100	100	509
Enhancing the Integrity of Canada’s Borders and Asylum System	0	362	460	229	65	60	1,176
Protecting People from Unscrupulous Immigration Consultants	0	11	11	10	10	10	52
Ensuring Better Disaster Management Preparation and Response	0	18	33	36	35	34	156
Improving Emergency Medical Response in Western Canada	65	0	0	0	0	0	65
Protecting Children from Sexual Exploitation Online	0	4	9	9	0	0	22
Giving Canadians Better Access to Public Legal Education and Information	0	2	2	2	2	2	8
Supporting Access to Family Justice in the Official Language of One’s Choice	0	0	4	4	4	4	17

Delivering Real Change	209

Chapter 4—Delivering Real Change

millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Protecting Community Gathering Places from Hate Motivated Crimes	0	2	2	2	2	2	10

Part 4. Public Safety and Justice Total	65	529	695	468	285	281	2,323

Part 5. Canada’s International Engagement

Increasing Canada’s International Assistance Envelope	0	0	0	0	0	700	700
Less: Funds from Previous Budgets or Fall Statements	0	0	0	0	0	-600	-600
Renewing Canada’s Middle East Strategy	0	666	721	2	2	2	1,394
Less: Existing International Assistance Envelope Resources	0	-213	-213	0	0	0	-426
Reinforcing Canada’s Support for Ukraine	0	36	34	36	0	0	106
Less: Existing International Assistance Envelope Resources	0	-2	-2	-2	0	0	-6

Part 5. Canada’s International Engagement Total	0	488	540	36	2	102	1,167

Part 6. Better Government

Investing in Service Canada	0	124	112	62	9	0	305
Less: Funds from CPP Account	0	-21	-24	-12	-7	0	-64
Less: Projected Revenues	0	-1	-2	-2	-2	-2	-7
Improving Client Services at the Canada Revenue Agency	0	38	40	41	41	38	198
Foregone Revenues	0	25	25	25	25	25	125
Less: Funds Sourced from Existing Departmental Resources	0	-30	-30	-30	-30	-30	-148
Improving Immigration Client Service	0	18	25	0	0	0	43
Helping Travellers Visit Canada	0	38	40	0	0	0	79
Resolving Income Security Program Disputes More Quickly and Easily	0	36	46	59	57	57	254
Less: Funds from CPP Account	0	-8	-14	-15	-14	-14	-65
Less: Projected Revenues	0	-11	-32	-33	-35	-36	-148
Ensuring Proper Payments for Public Servants	22	366	74	77	8	8	554
Less: Funds existing in the Fiscal Framework	-18	0	0	0	0	0	-18

Part 6. Better Government Total	3	574	260	171	53	46	1,108

Part 7. A Fair Tax System for All Canadians

Improving Tax Compliance	0	23	43	44	48	59	217
Less: Projected Revenues	0	-65	-76	-76	-76	-76	-369
Strengthening Canada’s AML-ATF Regime	0	16	28	35	42	39	161
Less: Funds Sourced from Existing Departmental Resources	0	-4	-5	-5	-2	0	-16
Adjusting the Rules for Cannabis Taxation	0	0	0	0	0	0	0
Improving Access to the Canada Workers Benefit Throughout the Year	0	4	1	0	0	0	4
Small Business Deduction - Farmers and Fishers	0	0	0	0	0	0	0
Closing Tax Loopholes	0	-25	-105	-90	-75	-55	-350

Part 7. A Fair Tax System for All Canadians Total	0	-52	-114	-92	-63	-33	-354

Chapter 4 - Net Fiscal Impact	68	1,750	1,635	829	495	630	5,406

Notes:	“0” indicates a nil amount or small amount (less than $500,000).

210	Chapter 4

The Canadian story is one where all people, from all backgrounds, come together for a common good. When everyone can contribute their perspective, skills and insights to the social and economic progress of Canada, the country is enriched. Those shared values of cooperation, fairness and respect for all persons underpin the Government’s commitment to greater equality in Canada. When every Canadian has the opportunity to succeed, all Canadians benefit.

Advancing Gender Equality and Diversity

Key GBA+ Milestones

2015

•	Canada’s first gender-balanced Cabinet
•	First full Minister for Status of Women appointed

2016

•	GBA+ becomes mandatory for all Memoranda to Cabinet and Treasury Board submissions

2017

•	Canada’s first ever Gender
•	Statement published

2018

•	Budget 2018 establishes Canada’s Gender Results Framework
•	Parliament passes the Canadian Gender Budgeting Act
•	Department for Women and Gender Equality is created

Gender budgeting is a foundational element of the Government’s strategy to improve equality in Canada. Although the Government has been using Gender-based Analysis Plus (GBA+) in the development of policies and programs for over two decades, it has prioritized and reinvigorated this commitment in recent years. Changes put in place by the Government since 2015 are designed to ensure an ongoing focus on gender equality. The Government will continue to strive to improve the quality of data that informs GBA+ across departments.

The Canadian Gender Budgeting Act was passed by Parliament in December 2018, enshrining the Government’s commitment to decision-making that takes into consideration the impacts of policies on all Canadians in a budgetary context.

Equality	211

The Department for Women and Gender Equality was also established through legislation introduced by the Government. The new department will advance equality for all Canadians across many dimensions such as sex, sexual orientation, gender identity or expression, race, national and ethnic origin, Indigenous origin or identity, age, socio-economic condition, place of residence and disability. This legislation recognizes the important role that the Minister for Women and Gender Equality plays in providing guidance, best practices and expertise in the area of GBA+.

In Budget 2018, GBA+ was performed for every single budget measure and GBA+ information was included for the main budget measures. Budget 2019 moves even further, reflecting concerted efforts to incorporate GBA+ in the policy development process and to make the Government’s analysis available to Canadians. The first part of this chapter presents information on where we currently stand with regard to equality, and how recent government actions work towards improving disparities. The chapter concludes with an overview of GBA+ impacts of Budget 2019 as a whole, while the Budget 2019 GBA+ Annex contains a comprehensive summary of GBA+ analysis by measure. GBA+ continues to be a work in progress; the Government invites Canadians to share their ideas on what they find valuable in this analysis and how it could be improved in future budgets.

Gender Results Framework

“All countries must step up their efforts to ensure that public policy truly reflects—and results in—more inclusive societies, in which boys, girls, men and women can all reach their true potential.”

—Organisation for Economic

Co-operation and Development

(OECD), 2017

The Government’s Gender Results Framework (GRF) was introduced in Budget 2018 as a whole-of-government tool to help guide future policy decisions and to track developments in gender equality and diversity across a number of identified policy priorities. These priorities, which range from addressing the gender wage gap to promoting more equal parenting roles, are associated with a set of goals and indicators to benchmark progress in achieving gender equality and diversity in Canada. Federal, provincial and territorial ministers have also agreed to track a subset of gender equality indicators to measure progress over time. Canadians can learn more about the Gender Results Framework by accessing two new resources:

•

On March 19, 2019, to complement the tabling of Budget 2019, the Department for Women and Gender Equality launched the Gender Results Framework Portal, an up-to-date source of data and research relevant to the indicators included in the Framework: (https://cfc-swc.gc.ca/grf-crrg/index-en.html).

•

Statistics Canada launched the Centre for Gender, Diversity and Inclusion Statistics on September 26, 2018. The Centre houses quick facts, statistics and recent analysis related to gender equality and diversity, as well as detailed data tables related to the Gender Results Framework indicators. (http://www.statcan.gc.ca/eng/topics-start/gender_diversity_and_inclusion)

212	Gender Statement

This section presents statistics on a number of GRF indicators, summarizing the current status of the indicators today, noting important action that has been taken to advance progress and highlighting areas where further attention is needed. GRF indicators are not expected to change overnight, but this information reflects the Government’s commitment to tracking progress. In other words, the GRF helps the Government see where Canada was, where it is now, and where it can be in relation to gender equality.

Note: In this section, the term “visible minorities” is used because it is the official demographic category defined by the Employment Equity Act and used by Statistics Canada, which facilitates longitudinal comparisons.

Minister of Finance Leadership at Home and on the International Stage

The International Gender Champions initiative was launched at the Palais des Nations in Geneva in 2015 as a platform for senior leaders to unite in building a world where gender differences do not prevent individuals from achieving their potential.

In June 2018, the Minister of Finance announced he would become an International Gender Champion, the world’s first national Finance Minister to do so.

In becoming an International Gender Champion, the Minister of Finance made three concrete commitments to advance gender equality:

• To ensure rigorous gender budgeting as a means to achieve greater equality and inclusion.

•  To achieve gender parity in Canadian appointments to the board of International Finance Institutions for which the Minister of Finance is governor, and to instruct these appointees to prioritize gender equality in their work at these institutions.

• Pledging to no longer sit on single-sex panels. This pledge is at the core of the International Gender Champion initiative.

Equality	213

Canada’s Gender Results Framework Canada’s economic future depends on people having equal opportunity to reach their full potential, regardless of gender. Gender Equality Goals for Canada

Equal opportunities and diversified paths in education and skills development

•    More diversified educational paths and career choices

•    Reduced gender gaps in reading and numeracy skills among youth, including Indigenous youth

•    Equal lifelong learning opportunities and outcomes for adults

Equal and full participation in the economy

•    Increased labour market opportunities for women, especially women in underrepresented groups

•    Reduced gender wage gap

•    Increased full-time employment of women

•    Equal sharing of parenting roles and family responsibilities

•    Better gender balance across occupations

•    More women in higher-quality jobs, such as permanent and well-paid jobs

Gender equality in leadership roles and at all levels of decision-making

•    More women in senior management positions, and more diversity in senior leadership positions

•    Increased opportunities for women to start and grow their businesses, and succeed on a global scale

•    More company board seats held by women, and more diversity on company boards

•    Greater representation of women and underrepresented groups in elected office and ministerial positions in national and sub-national governments

•    Increased representation of women and underrepresented groups as administrators of the justice system

Eliminating gender-based violence and harassment, and promoting security of the person and access to justice

•    Workplaces are harassment-free

•    Fewer women are victims of intimate partner violence and sexual assault

•    Fewer victims of childhood maltreatment

•    Fewer women killed by an intimate partner

•    Increased police reporting of violent crimes

•    Fewer Indigenous women and girls are victims of violence

•    Increased accountability and responsiveness of the Canadian criminal justice system

Reduced poverty and improved health outcomes

•    Fewer vulnerable individuals living in poverty

•    Fewer women and children living in food insecure households

•    Fewer vulnerable individuals lacking stable, safe and permanent housing

•    Child and spousal support orders are enforced

•    More years in good health

•    Improved mental health

•    Improved access to contraception for young people and reduced adolescent birth rate

Promoting gender equality to build a more peaceful, inclusive, rules-based and prosperous world

•    Feminist international approach to all policies and programs, including diplomacy, trade, security and development

The GRF is aligned with the Government of Canada’s policy of GBA+, ensuring that gender is considered in relation to other intersecting identity factors. Wherever possible, intersecting identity factors will be considered in the above indicators.

214	Gender Statement

Canada’s Gender Results Framework

Education and Skills Development

Choices about and access to education should be based on interests, aptitudes and goals, free from gendered expectations and stereotypes. This helps Canadians reach their full potential, fostering equality and stronger economic growth. Looking ahead, technological advancement is changing the types of jobs available and the skills needed to succeed in those roles. Lifelong learning to master new skills is proving increasingly necessary to remain competitive. For these reasons, the Government has taken steps to make it easier for Canadians to get the skills training they need and to promote more gender equality in educational outcomes, and help boost the economy.

Key Gender Results Indicators: Where We Stand

Goal: More diversified educational paths and career choices

•   Boys are less likely to complete high school than girls. For example, in 2016, 90 per cent of women aged 25-64 years had obtained at least a high school diploma, compared to 87 per cent of men of the same age.

• Women are more likely to continue their education than men, representing 53 per cent of post-secondary credential holders aged 25-64 years in 2016.

•   Women with intersecting identities may face additional barriers reaching their educational goals. For example, First Nations, Inuit and Métis women aged 25-64 years have lower high school completion rates than non- Indigenous women at 73 per cent, 57 per cent and 85 per cent, respectively. Indigenous men have even lower rates: 66 per cent among First Nations, 55 per cent among Inuit and 79 per cent among Métis.

•   Women are less likely to pursue studies in architecture, engineering, mathematics and computer science than men, accounting for only 24 per cent of students at the undergraduate level in 2016-17. In contrast, men are less likely to study education and health-related fields, accounting for 24 per cent of undergraduate students.

Goal: Reduced gender gaps in reading and numeracy skills among youth, including Indigenous youth

•   In 2015, boys aged 15 years had lower average reading scores than girls (514 versus 540), while girls had lower average mathematics scores than boys (511 versus 520). Average science scores were similar across genders (528 for boys and 527 for girls).

• Voluntary questions on Indigenous identity will be included in six provinces as part of the 2018 Programme for International Student Assessment.

Goal: Equal lifelong learning opportunities and outcomes for adults

• Adult women had lower numeracy scores than men in 2012 (258 versus 273), while adult literacy scores were similar across genders (272 versus 275).

• Women and men were equally likely to participate in adult education and training in 2012 (57 per cent versus 58 per cent).

Sources: 2016 Census; Postsecondary Student Information System; OECD Programme for International Student Assessment; C.D. Howe Institute; OECD Programme for the International Assessment of Adult Competencies; 2012 OECD Survey of Adult Skills; Department of Finance Canada calculations.

Equality	215

Education improves the likelihood of finding a high-quality job and having a comfortable income. Moreover, the skills needed in the labour market are increasingly knowledge-based. Since the start of the 20th century, educational attainment has increased rapidly for all Canadians. In the last half century, the increase has been particularly fast for women, who are now more likely to complete high school and to obtain a post-secondary qualification than men.

There also continue to be important disparities between young men and women in scores on standardized aptitude tests across fields of study. For example, at age 15, boys, on average, achieve higher test scores than girls in mathematics, while girls outperform boys in reading. Several studies suggest that these differences are influenced by established norms and institutional barriers around gender roles and identities.

216	Gender Statement

Choices about credential type and field of study at the post-secondary level also differ across genders. Men are less likely to study education and teaching, public administration and health-related fields. Women are less likely to study engineering and mathematics and computer science, and less likely to pursue the trades, accounting for only 11 per cent of newly registered apprentices in Red Seal Trades with inter-provincial standards in 2017. These differences in field of study and credential type lead to differences in occupational choices—and earnings—across genders, and are important factors in explaining the gender wage gap.

With the rapid pace of technological change, lifelong learning and skills training are becoming increasingly important. Although women and men were equally likely to participate in adult education and training in 2012, women were less likely to participate in job-related training (46 per cent compared to 51 per cent).

Equality	217

Supporting Education and Skills Development
Recent Actions

•   CanCode: This program is providing $50 million to teach coding and digital skills to students and teachers from kindergarten to Grade 12. The program is designed to reach groups that are traditionally underrepresented in science, technology, engineering and mathematics (STEM). To date, CanCode has reached about 350,000 girls, over 68,000 Indigenous students, over 100,000 youth at risk, and 34,000 newcomers to Canada.

•   Canada Research Chairs: In November 2018, this program added 285 chair positions and created a new research supplement to support the program’s early-career researchers. In total, 649 researchers—about 38 per cent women—benefitted from the stipend. Continued efforts to improve equity among chair holders have increased the proportion of women chair holders to 32 per cent—an historic high for the program.

•   New Frontiers in Research Fund: This fund, launched in December 2018, will support at least 75 early-career researchers in conducting international, interdisciplinary, fast-breaking and higher-risk research in the fund’s first year.

•   Pre-Apprenticeship Program: This program funds projects that build awareness of the trades as viable, quality career paths and helps individuals pursue them as a career. It is designed to target groups that face barriers to participating in skilled trades careers, including women. Five projects are underway, with another six expected to launch in 2019. The program will track and report the number of women participants in the funded projects in order to demonstrate results with respect to increasing women’s representation in the trades.

•   Apprenticeship Incentive Grant for Women: This grant, launched in December 2018, encourages women to enter the Red Seal Trades and increases opportunities to gain access to well-paying jobs in the skilled trades. The grant is expected to provide support to approximately 5,000 women over a five-year period.

•   Women in Construction Fund: This fund provides mentoring, coaching and tailored supports that help women progress through their training to find and keep jobs in the trades. The fund will track and report measurable outcomes related to the progression of women in skilled trades (e.g., the percentage of women who report improving their skills, are registered or plan to register in an apprenticeship, participate in the program and are employed in a skilled trade).

•   Indigenous Skills and Employment Training Program: This program funds Indigenous service delivery organizations that provide skills development, job training and employment services. The program’s predecessor, the Aboriginal Skills and Employment Training Strategy, provided job support to roughly 50,000 Indigenous people across Canada, with 47 per cent of clientele being women. Additional funding in Budget 2018 will assist approximately 15,000 more clients.

218	Gender Statement

Supporting Education and Skills Development
Budget 2019 Actions

• Making the Canada Student Loan Program more accessible by improving flexibility for vulnerable student loan borrowers, such as students with permanent disabilities.

•   Making Canada Student Loans and Canada Apprentice Loans more affordable by lowering the interest rates and making the first six months after a borrower exits post-secondary education (the “grace period”) interest-free.

• Implementing the Canada Service Corps as Canada’s signature national youth service program.

• Supporting initiatives that provide coding and digital skills development to boys and girls from kindergarten to Grade 12 through the CanCode program.

• Renewing and expanding funding for the Post-Secondary Student Support Program while engaging with First Nations on the development of long-term First Nations-led post-secondary education models.

• Implementing an Inuit-led post-secondary education strategy.

• Implementing a Métis Nation-led post-secondary education strategy consisting of financial assistance for Métis Nations students.

•   Engaging girls and boys in science, technology, engineering and mathematics (STEM), introducing them to critical skills development opportunities and opening doors to future studies and occupations through Let’s Talk Science.

• Supporting the production of accessible materials for people with print disabilities.

• Funding Indspire for scholarships and bursaries for First Nations, Inuit and Métis students.

• Expanding parental leave coverage from six months to 12 months for students and postdoctoral fellows who receive granting council funding.

•   Helping to address key barriers to adult upskilling through the Canada Training Benefit, which combines a Canada Training Credit and a new Employment Insurance Training Support Benefit, along with new leave provisions to be established in consultation with provinces and territories to allow workers time away from work for training.

•   Increasing funding to ESDC for the collection and development of better gender and diversity data with an aim to improve the improve capacity to better measure, monitor and address gender disparity and promote access of under-represented groups across the Government’s skills programming.

• Ensuring that skills development programs are forward looking and prepare Canadians to meet challenges head on through the Future Skills Initiative, announced in Budget 2017.

•   Co-developing a new Arctic and Northern Policy Framework through ongoing discussions with northern governments and residents, including Indigenous Peoples, and identifying opportunities to enable communities’ economic development and greater prosperity, and expanded post-secondary educational options in the Arctic and North.

Equality	219

Canada’s Gender Results Framework

Economic Participation and Prosperity

When every individual has the means and opportunity to participate fully in the economy, Canada performs at its best. Advancing economic participation and prosperity for women and other underrepresented groups will raise the incomes of Canadian families and benefit the economy as a whole. For these reasons, the Government has taken steps to help individuals gain access to the labour market and achieve greater financial security.

Key Gender Results Indicators: Where We Stand

Goal: Increased labour market opportunities for women, especially women in underrepresented groups

•   Women are less likely to participate in the workforce than men (61 per cent versus 70 per cent in 2018), although men’s participation rates have been declining in recent years. Women’s employment rates are also lower than men’s rates (58 per cent versus 65 per cent).

•   Women from underrepresented groups may face additional barriers. In 2018, the participation rate for recent immigrant women was 20 percentage points lower than that for men (61 per cent versus 81 per cent).

Goal: Reduced gender wage gap

•   Men earn more than women on an hourly and annual basis. The median hourly gender wage gap for full-time workers was 12 per cent in 2018, while the median annual employment income gap was 30 per cent in 2017.

Goal: Increased full-time employment of women

•   Fewer women work in full-time positions, with only 74 per cent of employed women working full-time compared to 88 per cent of men in 2018.

Goal: Equal sharing of parenting roles and family responsibilities

•   Over the last 30 years, the share of men participating in housework tasks has increased from 64 per cent to 76 per cent. However, in 2015, women spent 90 minutes more per day on unpaid domestic and care work than men.

•   In 2016, the take-up rate among mothers reached 89 per cent in Canada (excluding Quebec), while it was only 13 per cent among fathers. In Quebec, which has dedicated weeks for paternity leave and more generous benefits, the take-up rate among fathers is much higher at 80 per cent. The take-up rate among mothers is also higher at 97 per cent.

•   In 2016, there was a child care space for 27.2 per cent of children, up from 24.1 per cent in 2014. There was significant provincial and territorial variation, ranging from 8.4 per cent in Saskatchewan to 55.1 per cent in Quebec.

•   In 2015, families with at least one child aged 0-3 years and at least one child aged 4-14 years who had child care expenses spent, on average, 7 per cent of their annual household income on child care.

220	Gender Statement

Key Gender Results Indicators: Where We Stand

Goal: Better gender balance across occupations

•   Men represented only 14 per cent of office support workers and 10 per cent of nurses in 2018, while women represented only 17 per cent of those working in front-line public protection services and 4 per cent of those working in industrial, electrical and construction trades.

Goal: More women in higher-quality jobs, such as permanent and well-paid jobs

•   In 2018, women and men aged 15 years and over were almost equally likely to hold temporary jobs (14 per cent versus 13 per cent) and be working involuntarily part-time (5 per cent versus 3 per cent). Women were somewhat more likely to work in low-wage jobs (26 per cent versus 18 per cent).

Sources: Labour Force Survey; Canadian Income Survey; 2015 General Social Survey; Child Care Resources and Research Unit; Statistics Canada Custom Tabulation; Survey of Household Spending; Department of Finance Canada calculations.

The 20th century witnessed important shifts in gender roles and economic opportunities for women, contributing to a sustained increase in the share of women working and a meaningful reduction of the gender wage gap. However, improvements in labour force participation have stalled since the early 2000s, and the gender wage gap remains quite large. Particular groups of women, such as visible minorities, recent immigrants, Indigenous women and women with disabilities, face additional barriers in the labour market, which are reflected in lower employment rates and lower employment earnings; indeed, the gender wage gap is highest among recent immigrants. Access to affordable, quality child care is cited by many researchers as an important factor in encouraging strong attachment to the labour force among women.

Equality	221

The factors contributing to the gender wage gap are numerous and complex, but one important factor is persistent social norms that place additional care and family responsibilities on women. Women spend significantly more time than men doing unpaid domestic and caregiving work, which can have an impact on the number of hours they work at more formal, paid labour. Research has also shown that women can face discrimination in hiring and salary decisions, and that mothers can be evaluated as less competent and committed to paid work than women without children. The impact on earnings when women become mothers is often termed the “motherhood penalty.” Since earnings are an important factor in Employment Insurance benefits, pensions and savings, these differences can have important long-term impacts on welfare.

Table 5.1

Gap in Median Annual Employment Earnings Between Men and Women, Latest Year

	Men ($)	Women ($)	Gap Relative to Men (%)	Gap Relative to Total Population of Men (%)
Total population	40,600	28,500	30	30
Visible minorities	32,600	25,000	23	38
Recent immigrants	30,200	19,000	37	53
Indigenous Peoples	30,900	23,100	25	43

Notes: Data for the total population are from the 2017 edition of the Canadian Income Survey, while data for visible minorities, recent immigrants and Indigenous Peoples are from the 2016 Census. Income data from the Canadian Income Survey are for individuals 16 years and over, while income data from the Census are for individuals aged 15 years and over.

Sources: Canadian Income Survey; 2016 Census; Department of Finance Canada calculations.

222	Gender Statement

Supporting Economic Participation and Prosperity

Recent Actions

•   Multilateral Early Learning and Child Care Framework: Through Budgets 2016 and 2017, the Government of Canada committed $7.5 billion over 11 years for more high-quality affordable child care. Through these investments, the government is on track to create up to 40,000 more child care spaces across the country by 2020. As part of this investment, a new distinctions-based Indigenous Early Learning and Child Care Framework—co-developed with the Assembly of First Nations, Inuit Tapiriit Kanatami, the Métis National Council—is delivering $1.7 billion over 10 years since 2018-19 to strengthen services for Indigenous families. These investments are in addition to support provided through the Canada Child Benefit, the Canada Social Transfer, and new Parental Leave programs. Leading into 2020, the Government will negotiate renewed early learning and child care agreements with provinces and territories, while seeking additional investments, more transparency, and better outcomes from underperforming partners.

•   Employment Insurance (EI) Parental Sharing Benefit: Starting March 17, 2019, three months earlier than originally planned, this benefit will provide additional weeks of EI parental benefits when both parents agree to share parental leave, thereby encouraging greater equality in the distribution of family, child care and home responsibilities. A more equitable parental leave will also help lead to more equitable hiring practices, reducing conscious and unconscious bias by employers.

•   Proactive Pay Equity Regime: This new proactive pay equity regime, which received Royal Assent on December 12, 2018, will contribute to enhancing fairness in the workplace by ensuring men and women in federally regulated sectors receive the same pay for work of equal value.

•   Pay Transparency: Budget 2018 provided $3 million over five years to implement pay transparency for federally regulated employers. Pay transparency will require federally regulated private sector employers to report the wage gap for women, Indigenous Peoples, persons with disabilities and members of visible minorities.

•   Labour Market Information (LMI): Building on a commitment to enhance the quality of LMI, including the launch of a one-stop national labour market information portal, Employment and Social Development Canada and Statistics Canada are working to improve the quality of labour market information and its accessibility to Canadians, in partnership with the recently established Labour Market Information Council. Statistics Canada has begun to release articles providing insights on post-secondary enrolments, post-secondary graduates, labour market outcomes for college and university graduates, as well as earnings indicators for registered apprentices.

•   Visible Minority Newcomers: Budget 2018 announced funding of $31.8 million over three years, starting in 2018-19, to launch a 3-year pilot to support programming for newcomer women who are also visible minorities to help them get into and stay in the workforce.

Equality	223

Supporting Economic Participation and Prosperity

Budget 2019 Actions

• Launching a modernized Youth Employment Strategy that helps youth gain the skills and experience they need to find a job by offering a suite of supports tailored to their needs.

•   Investing in work-integrated learning by expanding the Student Work Placement Program, investing in additional placement opportunities, and partnering with the Business/Higher Education Roundtable to support up to 84,000 new work placements per year by 2023-24 for post-secondary students across Canada.

•   Making it easier for workers and employers to navigate the wide variety of skills development programs, and ensuring that the programs reflect employers’ needs by simplifying access to skills programming and emphasizing skills innovation and experimentation with partners to ensure programs respond to changing labour market needs.

• Improving employment of persons with visual impairments.

• Identifying, removing and preventing technological barriers in federal government workplaces.

• Consulting with Indigenous communities on major energy projects and supporting Indigenous economic participation in the natural resource sectors.

• Promoting apprenticeships in skilled trades and technology as viable career paths through the Skills Canada Program and a new Apprenticeship Campaign.

•   Developing a new strategy to support apprentices and those employed in the skilled trades, ensuring that programs effectively target the barriers to entry and aid progression for Canadians who want to work in the skilled trades.

• Introducing new requirements for federally regulated financial institutions to disclose policies aimed at promoting greater diversity on boards and in senior management.

224	Gender Statement

Canada’s Gender Results Framework

Leadership and Democratic Participation

Gender equality and diversity in leadership and at all levels of decision-making are essential to a fair and democratic society. The Government has taken steps to encourage diversity in economic, political and judicial spheres.

Key Gender Results Indicators: Where We Stand

Goal: More women in senior management positions, and more diversity in senior leadership positions

•   Women accounted for 48 per cent of employment in 2018, but only 33 per cent of those employed in senior management. Women accounted for only 9 per cent of C-suite executives at Canada’s 100 largest publicly traded corporations.

Goal: Increased opportunities for women to start and grow their business, and succeed on a global scale

• In 2017, 16 per cent SMEs were majority-owned by women. Of those that are exporters, 15 per cent were majority-owned by women.

• Visible minorities held the majority ownership of 12 per cent of SMEs in 2017, Indigenous Peoples held 1 per cent, and people with disabilities held 1 per cent.

Goal: More company board seats held by women, and more diversity on company boards

•   In 2018, 25 per cent of FP500 board seats were held by women. Indigenous Peoples, visible minorities, people with disabilities and LGBTQ2+ represented 1 per cent, 6 per cent, 1 per cent and 1 per cent of directors, respectively.

Goal: Greater representation of women and underrepresented groups in elected office and ministerial positions in national and sub-national governments

• Women account for 27 per cent of federal Members of Parliament, 47 per cent of federal Cabinet Ministers, and 47 per cent of federal Senators.

• Only one of 13 Premiers, about one in three cabinet members and elected officials in provincial and territorial governments are women.

•   13 per cent of mayors and 36 per cent of councillors are women in municipalities with over 200,000 inhabitants, while 28 per cent of councillors and 21 per cent of Chiefs of First Nations Band Councils are women.

Equality	225

Key Gender Results Indicators: Where We Stand

Goal: Increased representation of women and underrepresented groups as administrators of the justice system

•   In 2017-18, of the 79 appointments to the federal judicial system over the year starting October 2017, 46 were women, 3 were Indigenous, 7 were visible minorities, 11 identified as part of an ethnic or cultural group, 2 were persons with disabilities, and 6 identified as LGBTQ2+.

•   In 2017, women represented 21 per cent of police officers across all police forces in Canada. In the Royal Canadian Mounted Police, about one-fifth are women. In 2016, visible minorities represented 22 per cent of the population but only 8 per cent of police officers, while Indigenous Peoples represented 5 per cent, roughly equal to their share of the population.

Sources: Labour Force Survey; Women in Capital Markets; 2017 Survey on Financing and Growth of Small and Medium Enterprises; Canadian Board Diversity Council; House of Commons; Senate; Indigenous Services Canada; Office of the Commissioner for Federal Judicial Affairs Canada; Police Administration Survey; Royal Canadian Mounted Police; 2016 Census.

Women and diversity in leadership is good for business, and good for Canada’s economy. In less than two decades, women’s representation on the boards of Canada’s largest corporations has significantly improved; however, women still represent only a small portion of company board members. In the Financial Post 500 (FP500) ranking, which includes public firms, private companies, subsidiaries and Crown corporations, women accounted for 25 per cent of board seats in 2018, up from 11 per cent in 2001.

Taking into account only publicly listed companies, Canada ranked 15th out of 36 OECD countries, with women holding 26 per cent of board seats in 2017. Although Canada’s share was higher than the OECD average (22 per cent), it was below that of France (43 per cent) and all other Group of Seven (G7) countries except the United States and Japan.

226	Gender Statement

Diversity in public institutions is particularly important as these bodies create and enforce legislation that can significantly influence people’s day-to-day lives. Over the last generation, there has been important progress in terms of gender representation in political life. For example, women currently represent almost half of the Cabinet Ministers at the federal level and almost half of the Senators. However, there continues to be underrepresentation of women in the federal House of Commons, with women accounting for only slightly more than one-quarter of the Members of Parliament. This places Canada’s gender representation in the lower house below that of all G7 countries except the United States and Japan.

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There has also been significant progress toward gender equality in new appointments and elevations of judges to superior courts in Canada. For example, in 2006-07, women represented only 30 per cent of new appointments and 36 per cent of elevations, while in 2017-18, women accounted for 58 per cent of new appointments and elevations. Starting in 2016-17, the Office of the Commissioner for Federal Judicial Affairs also started collecting data on diversity, including on Indigenous Peoples, visible minorities, people identifying as belonging to an ethnic or cultural group, persons with disabilities, and persons identifying as LGTBQ2, to better understand how appointments and elevations of judges to superior courts reflect the diversity of the Canadian experience.

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Promoting Leadership and Democratic Participation

Recent Actions

•   Governor-in-Council Appointees: Since the implementation of the new nomination process for Governor-in-Council (GIC) appointments, the gender representation of women serving as GIC appointees has increased from 34 per cent in late 2015 to 47 per cent today.

•   Diversity on Corporate Boards: Bill C-25 became law on May 1, 2018. It includes the provision that publicly traded corporations regulated by the Canada Business Corporations Act are required to provide shareholders with information on the corporations’ policies related to diversity (beyond gender) on the board of directors and within senior management.

•   GBA+ Forum: In November 2018, the Department for Women and Gender Equality hosted the first ever GBA+ Forum, a national dialogue on improving the effectiveness of GBA+, sharing best practices and reflecting on challenges and successes. More than 1,000 participants took part in person and online from all levels of government, as well as civil society—including non-governmental organizations, academics, leaders from the private sector and international stakeholders.

•   Work-Life Balance for Members of Parliament: Amendments to the Parliament of Canada Act allow the House of Commons and the Senate to adopt regulations permitting parental leave. The Government also announced its intention in Budget 2018 to work toward better accommodation for Members of Parliament with young children, notably by providing child care and designated spaces for their use.

•   Women Entrepreneurship Strategy: Budget 2018 announced the Women Entrepreneurship Strategy, a comprehensive, whole-of-government plan investing nearly $2 billion to help women start and grow their businesses, responding to the advice of the Canada-United States Council for Advancement of Women Entrepreneurs and Business Leaders. Through multiple investments, women entrepreneurs (including diverse and underrepresented women) and their businesses will benefit from increased access to financing, talent, networks and expertise.

•   Women’s Program: Budget 2018 invested $100 million to build the capacity of women’s and equality-seeking organizations and reduce gender inequality by supporting initiatives such as Daughters of the Vote.

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Promoting Leadership and Democratic Participation

Budget 2019 Actions

• Enhancing the funding of the Métis Capital Corporations to support the start-up and expansion of Métis small and medium-sized enterprises.

• Expanding the Aboriginal Entrepreneurship Program.

•   Creating the Indigenous Growth Fund to allow all Aboriginal Financial Institutions, including Métis Capital Corporations and others, to support more Indigenous entrepreneurs and more ambitious projects.

• Investing in Futurpreneur Canada so that it can continue supporting the next generation of entrepreneurs.

•   Supporting the construction of an Indigenous Legal Lodge at the University of Victoria. The Indigenous Legal Lodge will house the university’s new dual degree program in Canadian Common Law and Indigenous Legal Orders, and will serve as a foundation for debate, learning, public education and partnership on the revitalization of Indigenous laws.

• Enhancing the Women’s Program to advance gender equality in Canada, including support for projects that will encourage women and girls in leadership and decision-making roles.

• Introducing new requirements for federally regulated financial institutions to disclose policies aimed at promoting greater diversity on boards and in senior management.

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Canada’s Gender Results Framework

Gender-Based Violence and Access to Justice

All Canadians should be safe and free from physical, emotional or sexual violence, discrimination and harassment. The Government is taking steps to prevent violence and workplace harassment, enhance support for survivors, and improve the responsiveness and accountability within the criminal justice system.

Key Gender Results Indicators: Where We Stand

Goal: Workplaces are harassment-free

• Women are victims of workplace harassment more often than men. In 2016, 19 per cent of working-age women and 13 per cent of men reported experiencing workplace harassment in the past 12 months.

Goal: Fewer women are victims of intimate partner violence and sexual assault

• Women are overrepresented as victims of police-reported intimate partner violence. In 2017, women accounted for almost 8 out of 10 victims.

• Women are more than 7 times more likely to be victims of sexual assault than men. In 2013-2014, there were 37 self-reported incidents of sexual assault for every 1,000 women aged 15 years and older.

Goal: Fewer victims of childhood maltreatment

• More men recall experiencing childhood maltreatment than women. In 2014, 32 per cent of men and 27 per cent of women reported experiencing physical and/or sexual abuse before the age of 15 years.

Goal: Fewer women killed by an intimate partner

•   Women were 5 times more likely to be killed by an intimate partner than men. In 2017, the rate of intimate partner homicide was 0.41 per 100,000 women, while it was 0.08 per 100,000 men. Women accounted for 84 per cent of homicide victims killed by an intimate partner in 2017.

Goal: Increased police reporting of violent crimes

•   Sexual assault incidents were the least likely to be reported to the police of all incidents of violent victimization. In 2014, 83 per cent of sexual assault incidents were not reported to the police, compared to 54 per cent of robbery incidents and 60 per cent of physical assault incidents.

Goal: Fewer Indigenous women and girls are victims of violence

•   Indigenous women are more likely to experience sexual assault. In 2014, Indigenous women recorded a sexual assault rate of 113 incidents per 1,000 women, more than three times higher than the rate for non-Indigenous women and more than 22 times higher than the rate for non-Indigenous men.

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Key Gender Results Indicators: Where We Stand

•   In late 2013, the RCMP initiated a study of reported incidents of missing and murdered Indigenous women across all police jurisdictions in Canada. There were 1,181 police-reported incidents of Indigenous women homicides and unresolved missing Indigenous women. In 2013, Indigenous women made up approximately 11 per cent of all missing women and roughly 16 per cent of all homicides where women are victims, higher than their population share at the time of 4 per cent.

Goal: Increased accountability and responsiveness of the Canadian criminal justice system

• In 2017, 14 per cent of sexual assaults reported to all police forces in Canada (e.g., federal, provincial, municipal) were classified as unfounded, down from 19 per cent in 2016.

Sources: 2016 General Social Survey; 2014 General Social Survey; Uniform Crime Reporting Survey; Homicide Survey; Royal Canadian Mounted Police.

Discrimination, harassment and violence in the workplace can have profound negative effects on health and safety, absenteeism and productivity. Workplace harassment, which includes verbal abuse, humiliating behaviour, threats to the person, physical violence and unwanted sexual attention or sexual harassment, can be experienced by anyone, regardless of gender, race, ethnicity, religion or sexual orientation. In 2016, women were more likely to report experiencing workplace harassment than men, with gender differences most pronounced for cases of verbal abuse and unwanted sexual attention or sexual harassment.

Physical and sexual violence can also occur in childhood, and is often accompanied by profound and long-lasting negative impacts, sometimes spanning generations. Individuals who experience childhood maltreatment are also more than twice as likely to experience violent victimization as adults. In 2014, a higher share of men than women aged 15 years and older reported childhood maltreatment, although women were more likely to report being sexually abused, while men were more likely to report being physically abused.

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Indigenous girls and young women are overrepresented among victims of violence. Although only 7 per cent of young women and girls are Indigenous, they accounted for 34 per cent of the homicide victims that were young women or girls over the past decade.

Addressing Gender-Based Violence and Improving Access to Justice

Recent Actions

•   Canada’s Strategy to Prevent and Address Gender-Based Violence: The Government has invested nearly $200 million, and over $40 million per year ongoing, for new and expanded initiatives related to gender-based violence. The initiatives are organized across the strategy’s three pillars: Preventing Gender-Based Violence, Supporting Survivors and their Families, and Promoting Responsive Legal and Justice Systems, and are coordinated through the Gender-Based Violence Knowledge Centre, launched on December 10, 2018.

•   Workplace Harassment: The Government has invested $50.4 million over five years to boost legal aid across the country, to support victims of sexual harassment in the workplace, and to establish a pan-Canadian outreach and awareness campaign. The Government also invested $34.9 million over five years and $7.4 million per year ongoing to support the implementation of Bill C-65, which was passed on October 25, 2018 to ensure federal workplaces are protected from harassment and violence. Funding has been allocated towards regulatory development, the training and hiring of new special investigators, and the development of educational materials and tools. Additionally, an outreach Hub to support employees has been staffed and running since March 2018.

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Addressing Gender-Based Violence and Improving Access to Justice

•   Canadian Human Rights Act and Criminal Code: Legislation on gender identity and gender expression became law in June 2017 protecting individuals from discrimination based on gender identity and gender expression in the Act. It also expands the reasons in the Criminal Code for longer sentences for hate-motivated criminal offences to include gender identity and gender expression.

•   Unified Family Courts: Budget 2018 proposed $77.2 million over four years and $20.8 million per year ongoing to support the creation of 39 new Unified Family Court judicial positions. These courts will help streamline family justice for Canadians, contributing to better outcomes for families.

•   Unfounded Sexual Assault Cases: Budget 2018 provided the RCMP with $10 million over five years and $2 million per year ongoing to increase the RCMP’s capacity to address sexual assault complaints coded as “unfounded.” In particular, the RCMP is taking action to strengthen police training and awareness, investigative accountability, victim support, public education and communication.

•   National Housing Strategy: This strategy prioritizes the most vulnerable Canadians, including women and children fleeing family violence. The $13.2 billion National Housing Co-Investment Fund, launched in May 2018, will help build 60,000 new units and repair or renew 240,000 units. This includes 4,000 shelter spaces for survivors of family violence, which will help reduce wait times for beds, and help women who might otherwise return to abusive relationships or turn to the streets. This is in addition to Budget 2016 funding to create 3,000 shelter spaces. The Co-Investment Fund is also encouraging partnerships between housing projects and support services to help those experiencing mental health or addiction challenges.

•   National Framework to Prevent Gender-Based Violence on Campus: Budget 2018 committed $5.5 million over five years to work with stakeholders, including provincial and territorial governments, to develop a framework to prevent and address gender-based violence at post-secondary institutions.

•   National Inquiry into Missing and Murdered Indigenous Women: Budget 2016 and subsequent funding provided $53.9 million to launch the National Inquiry into Missing and Murdered Indigenous Women and Girls. In June 2018, in response to the Interim Report, the Government provided: $21.3 million over three years to increase health supports and victim services for survivors and families; $5.42 million to extend the availability of Family Information Liaison Units and funding for community-based organizations to support families beyond the life of the Inquiry; $10 million over two years to establish a commemoration fund; $1.25 million over two years to fund organizations with expertise in law enforcement and policing to lead a review of police policies and practices; and $9.6 million over five years to support the Royal Canadian Mounted Police’s new National Investigative Standards and Practices Unit. The Inquiry’s Final Report will be released in April 2019.

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Addressing Gender-Based Violence and Improving Access to Justice

Budget 2019 Actions

• Supporting efforts to combat the sexual exploitation of children online.

• Supporting Indigenous law initiatives across Canada through the Justice Partnership and Innovation Program, to improve equality for Indigenous Peoples in Canada’s legal system.

• Announcing the Government’s intention to develop a new, whole-of-government strategy to combat human trafficking.

• Supporting the growing demand for Public Legal Education and Information services across Canada.

• Supporting legislative amendments for increased access to family justice—and divorce in particular—in the official language of one’s choice.

• Enhancing the Women’s Program to advance gender equality in Canada, including support for projects that will address gender-based violence.

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Canada’s Gender Results Framework

Poverty Reduction, Health and Well-Being

All Canadians should have a real and fair opportunity to succeed, including resources to ensure their basic needs are met. The Government’s new Poverty Reduction Strategy provides clear targets to reduce poverty based on Canada’s Official Poverty Line. It will also help support Canadians working hard to join the middle class and build a diverse, prosperous and truly inclusive country, where all can realize their full potential. Due in part to the recent investments of the Government, such as the Canada Child Benefit, Canada has achieved its targeted 20 per cent reduction of poverty three years ahead of time, lifting over 825,000 Canadians out of poverty compared to 2015.

Key Gender Results Indicators: Where We Stand

Goal: Fewer vulnerable individuals living in poverty

• In 2017, 9.4 per cent of men and 9.6 per cent of women were below the poverty line, defined by the cost of a basket of essential goods and services.

• People in lone-parent households headed by women were more likely to be in poverty than people living in couples (25 per cent versus 7 per cent).

Goal: Fewer women and children living in food insecure households

• Food insecurity occurs when a household must compromise in quality and/or quantity of food consumed, or reduce food intake and disrupt eating patterns. In 2011-12, 7 per cent of men aged 12 years and over lived in food insecure households, compared to 9 per cent of women. Lone-parent households were significantly more likely to face food insecurity than households led by couples (23 per cent compared to 7 per cent).

Goal: Fewer vulnerable individuals lacking stable, safe and permanent housing

• A household in core housing need is one whose dwelling is considered unsuitable, inadequate or unaffordable and who could not afford alternative adequate housing in their community. In 2016, 26 per cent of women who were lone parents lived in core housing need, compared to 11 per cent of all women and 10 per cent of all men.

• In 2016, 18 per cent of the visible minority population was in core housing need, compared to 9 per cent of the non-visible minority population.

Goal: Child and spousal support orders are enforced

• In 2016-17, only 71 per cent of the total support payments in active cases was collected when both the spouse and child are beneficiaries, lower than when only the child (77 per cent) or only the spouse (85 per cent) is the beneficiary.

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Key Gender Results Indicators: Where We Stand

Goal: More years in good health

• A girl born in 2015 had an expected 71 years in good health compared to 69 years for a boy.

• The leading cause of death for men and women in 2016 was malignant neoplasms (cancerous tumours) followed by diseases of the heart. In both cases, the death rate was higher for men than for women. Deaths caused by intentional self-harm were significantly higher among men (16 per 100,000) than among women (6 per 100,000).

• In 2015, 96 per cent of girls aged 5-17 years were not meeting the physical activity guidelines compared to 88 per cent of boys. 82 per cent of men and 83 per cent of women aged 18-79 years were not meeting the guidelines.

Goal: Improved mental health

• In 2017, 68 per cent of women aged 12 years and over self-reported a high level of mental health compared to 73 per cent of men.

• Indigenous Peoples have significantly higher rates of suicide.

Goal: Improved access to contraception for young people and reduced adolescent birth rate

• Of those sexually active aged 15-34 years not trying to conceive and not pregnant, 29 per cent did not use a condom or other method of contraception during their last sexual intercourse.

• In 2017, the adolescent birth rate was 7.9 live births per 1,000 women aged 15-19 years, down from 17.3 live births per 1,000 women in 2000.

Sources: Canadian Income Survey; 2011-2012 Canadian Community Health Survey; 2016 Census; Survey of Maintenance Enforcement Programs; Vital Statistics – Death Database; Vital Statistics – Birth Database; Canadian Health Measures Survey; Canadian Community Health Survey – Annual Component; Department of Finance Canada calculations.

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In 2017, women and men were almost equally likely to face poverty, although there were important differences for specific subgroups of women. For example, lone-parent households led by women were much more likely to face food insecurity and lack appropriate housing than lone-parent households led by men or couple households.

Other underrepresented groups also face an elevated risk of poverty and lack of appropriate housing and/or food security. Indigenous Peoples, recent immigrants and persons with disabilities are particularly at risk. For example, 1 in 4 recent immigrants and almost 4 in 10 Inuit are in core housing need.

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Poverty is closely linked to longevity. For example, boys born into the poorest households in Canada in 2010-2012 are expected to live 76 years, while boys born into the richest households in Canada in the same years could expect to live 81 years. Girls born into the poorest households faced a smaller gap, but could still expect to live 2.4 years less than those born into the richest households.

Poverty can also lead to significantly lower levels of mental and physical health. In particular, individuals living in the poorest households were less likely to report very good or excellent mental or physical health than those in the richest households. For all types of households, women are less likely to report very good or excellent mental health than men. However, the Canadian Mental Health Association notes that mental health problems may go undiagnosed among men because they find it relatively more difficult to acknowledge emotional symptoms compared to physical ones.

Reducing Poverty and Supporting Health and Well-Being

Recent Actions

•   Canada Child Benefit: Introduced in Budget 2016, this benefit provides more money to low- and middle-income families to help with the high cost of raising children. Nine out of 10 Canadian families are receiving more in child benefits than they did under the previous system. The Canada Child Benefit has helped lift nearly 300,000 children out of poverty.

•   Poverty Reduction Strategy: Released in August 2018, the Strategy introduced Canada’s Official Poverty Line and set targets to reduce poverty by 20 per cent by 2020, which has already been reached, and 50 per cent by 2030 from 2015 levels. The Strategy also committed to the establishment of a National Advisory Council on Poverty, tasked to advise and publicly report progress toward poverty reduction.

•   Indigenous Health and Safety: Since 2015, the Government has announced nearly $9 billion in infrastructure investments to improve the lives of Indigenous Peoples. Budgets 2017 and 2018 announced funding to reduce overcrowding and housing in disrepair through support for distinctions-based housing strategies and investments in the repair and construction of housing units in First Nations, Inuit and Métis Nation communities. Additional investments have provided over $3.1 billion to help close gaps in health outcomes between Indigenous Peoples and non-Indigenous Canadians. This includes the continued implementation of Jordan’s Principle, which ensures that First Nations children can access public services that are typically available to other children, including health services. In addition, there have been investments to help address acute health issues, provide greater support for distinctions-based health care data collection and delivery, and expand Indigenous health systems that are increasingly delivered and controlled by Indigenous Peoples. As key social determinants of health, budget investments in housing, infrastructure and safe drinking water have also contributed to positive health outcomes for Indigenous communities. Since November 2015, more than 80 of 105 long-term drinking water advisories have been lifted on public systems on-reserve.

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Reducing Poverty and Supporting Health and Well-Being

•   Home Care and Mental Health: In Budget 2017, the Government committed $11 billion over 10 years to provincial and territorial governments to support home care and mental health. This funding will help more Canadians to receive better care at home or in their community. It will also help expand access to community-based mental health and addiction services, particularly for children and youth.

•   Mental Health Supports for Inmates: The Correctional Service of Canada implemented a full intermediary mental health care staffing model in maximum-security units in each of its five regional women’s institutions. It is also working to expand access to in-patient psychiatric care for women in federal corrections.

•   National Housing Strategy: Launched in November 2017, the initiative sets ambitious targets of removing 530,000 families from housing need, cutting chronic homelessness by 50 per cent, renovating and modernizing 300,000 housing units and building 100,000 new units for families in need. Under this Strategy, in May 2018, the Government launched the National Housing Co-Investment Fund to provide loans and contributions to support the creation or repair of affordable homes, which has seen positive uptake. In addition, a redesigned federal homelessness program, to be called Reaching Home, will be launched in April 2019.

240	Gender Statement

Reducing Poverty and Supporting Health and Well-Being

Budget 2019 Actions

•   Enhancing the Guaranteed Income Supplement earnings exemption to improve the economic security of lower-income seniors.

•   Supporting the implementation of Canada’s first National Dementia Strategy.

•   Introducing legislation to proactively enroll Canada Pension Plan contributors who are age 70 or older in 2020 but have not yet applied to receive their retirement pension, ensuring Canadian seniors have access to the benefits to which they are entitled.

•   Supporting Prince Edward Island’s Public Safety Housing Project to assist individuals with complex health and social needs.

•   Implementing Jordan’s Principle, while work continues to develop a longer-term approach.

•   Continuing work with Inuit partners to address the immediate needs of Inuit children and their unique challenges accessing health and social services.

•   Ensuring the Assisted Living Program continues to meet the needs of seniors and people with disabilities on-reserve.

•   Engaging with First Nations and Inuit communities in the development of a long-term care strategy.

•   Supporting the construction and ongoing operation of a treatment facility in Nunavut, help ensure that Inuit and other residents of Nunavut have access to mental health and substance use supports.

•   Supporting ongoing efforts to eliminate and prevent long-term drinking water advisories in First Nations communities.

•   Ensuring that urban Indigenous residents have safe and accessible spaces to access culturally-relevant services, through capital infrastructure investments in Friendship Centres and other Urban Programming for Indigenous Peoples service provider facilities.

•   Supporting seniors’ participation and inclusion in their communities through the New Horizons for Seniors Program.

•   Ensuring refugees and other eligible claimants have access to temporary health coverage under the Interim Federal Health Program, easing the health care costs of provincial and territorial governments.

•   Creating a pan-Canadian database for organ donation and transplantation.

•   Enhancing the Federal Government’s response to the opioid crisis.

•   Expanding the reach of the National Inuit Suicide Prevention Strategy to enhance access to Inuit-specific mental health supports.

•   Supporting a Pan-Canadian Suicide Prevention Service.

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Canada’s Gender Results Framework

Gender Equality Around the World

Despite important advances over the last two decades, women and girls around the world continue to face unequal access to resources, opportunities and security that prevent them from realizing their full potential. Full and equal participation of women and girls can lead to greater prosperity, improved quality of life and peace and security for everyone. For these reasons and more, Canada is applying a feminist lens across all international policies.

Key Gender Results Indicators: Where We Stand

Goal: Increased and meaningful participation of women in peace and security efforts

•   In 2018, women comprised only 5 per cent of combined UN police and military personnel in peacekeeping missions. Evidence shows that the inclusion of women in peacekeeping has benefits for effective operations.

Goal: More women in leadership and decision-making roles, and stronger women’s rights organizations

•   While evidence shows that women’s rights organizations are the single most significant factor in influencing policy changes towards gender equality, only 0.5 per cent of the total amount of aid earmarked for OECD gender specific programming went to women’s rights organizations in 2014.

•   Between 1997 and 2019, the global average of women members of parliament rose from 12 per cent to 24 per cent.

Goal: More women and girls have access to sexual and reproductive health services, and their rights are promoted

•   There were an estimated 89 million unintended pregnancies in developing countries in 2017, and every day approximately 830 women die from preventable causes related to pregnancy and childbirth, with adolescent girls facing an even higher risk of complications and death.

Goal: More of Canada’s trade agreements include gender-related provisions

•   Canada’s new and revised trade agreements include gender provisions, including free trade agreements with Chile and Israel, the Canada-United States-Mexico Agreement, and the Comprehensive and Progressive Agreement for Trans-Pacific Partnership.

Goal: More women have equitable access to and control over the resources they need to build their own economic success and the economic success of their communities

•   In 2018, nearly 40 per cent of countries worldwide imposed constraints on women’s right to own property, 104 countries had laws preventing women from working specific jobs, and in 18 countries husbands could legally prevent their wives from working.

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Key Gender Results Indicators: Where We Stand

Goal: Fewer people are victims of sexual and gender-based violence and sexual exploitation, including in conflict settings and online

•   1 in 3 women worldwide are estimated to have experienced physical and/or sexual intimate partner violence or sexual violence by a non-partner, and at least 200 million women and girls worldwide have been subjected to female genital mutilation, of which 44 million are girls below age 15.

Goal: More girls and women access quality education and skills training

•   Women make up more than two-thirds of the world’s nearly 750 million illiterate people, and in conflict zones girls are 2.5 times more likely than boys to be out of school entirely.

Sources: United Nations Department of Peacekeeping Operations; Inter-Parliamentary Union; Global Affairs Canada; World Bank; United Nations Children’s Fund (UNICEF); United Nations Women.

In the past generation, the world has made steady advances towards gender equality and the empowerment of women and girls. Since the UN’s Fourth World Conference on Women in 1995, international frameworks have been established to promote gender equality and important progress has been made in some areas. For instance, between 2005 and 2017 the number of women holding ministerial positions in government increased by 44 per cent, and women now make up half or more of those attending university in 93 countries worldwide.

However, important gaps remain as only 63 per cent of women aged 25-54 participate in the formal labour market, compared to 94 per cent of men.

Moreover, momentum towards gender equality has recently stalled. Just last year the United Nations warned that international progress on gender equality was “unacceptably slow”—a claim backed up by mounting evidence. For example, the World Economic Forum confirms that, despite significant variation across countries and regions, global progress towards gender equality—as measured by an index of equality in health and survival, educational attainment, political participation, and economic participation and opportunity—has plateaued.

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Though gaps between men and women have narrowed substantially in measures of health and educational attainment, persistent and significant gender gaps remain in the areas of political and economic empowerment. For example, women today are three times less likely than men to hold leadership positions as legislators, senior officials or managers. According to the United Nations Office on Drugs and Crime, women and girls also account for 71 per cent of global human trafficking victims, most of whom are trafficked for the purpose of sexual exploitation.

In this light, Canada has been moving forward decisively on an agenda that advances gender equality and the empowerment of women and girls at home and abroad. This goal matters not only because promoting gender equality is the right thing do, but because increasing evidence shows that the full participation of women and girls leads to more inclusive and sustainable results, whether in conflict resolution and peacebuilding, realizing the potential of trade agreements, or contributing to economic growth and development.

Supporting Gender Equality Around the World

Recent Actions
International Trade and Investment

•   To help ensure that the benefits of international trade and investment are more widely shared, Canada achieved gender provisions in modernized free trade agreements with Chile and Israel, the Canada-United States- Mexico Agreement, and the Comprehensive and Progressive Agreement for Trans-Pacific Partnership.

•   The Business Women in International Trade program led three trade missions involving over 125 women-owned businesses and business support organizations.

•   In multilateral forums like the UN and the G20, Canada works to advance women’s economic empowerment, including upholding their right to own property and participate in the labour market, and improving access to finance and global value chains through initiatives such as the Women Entrepreneurs Finance Initiative (We-Fi).

Diplomacy

•   At the 2018 G7 Charlevoix Summit, Canada created the G7’s first Gender Equality Advisory Council and led G7 partners in committing to meaningful action to help improve the lives of women and girls around the world, including leveraging $3.8 billion to support women’s and girls’ education in conflict, post-conflict and crisis situations.

•   Underscoring the benefits of integrating a gender perspective in international affairs, Canada and the European Union co-hosted the world’s first formal Women Foreign Ministers’ Meeting.

•   Canada’s diplomatic representation has made substantial progress towards gender balance. In 2018, 48 per cent of heads of missions—ambassadors, high commissioners and consuls general—were women, up from 32 per cent in 2015.

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Supporting Gender Equality Around the World

Peace and Security Operations

•   To spur transformational change regarding women’s meaningful participation in UN peace operations, Canada launched the Elsie Initiative for Women in Peace Operations and spearheaded the G7 Women, Peace and Security Partnerships Initiative.

•   Budget 2018 invested $20.3 million over five years to welcome an extra 1,000 vulnerable women and girls from various conflict zones around the world as government-assisted refugees in Canada.

International Development Assistance

•   Through the Women’s Voice and Leadership Program, Canada supports women’s organizations and networks in over 30 developing countries, strengthening their ability to promote women’s rights, women’s empowerment, and gender equality.

•   To catalyze new investments in support of women and girls in developing countries, Canada launched a new Partnership for Gender Equality, bringing together the Government of Canada, the philanthropic community, the private sector and civil society.

•   To enable the fight against sexual and gender-based violence, including female genital mutilation, Canada launched the Her Voice, Her Choice initiative.

Supporting Gender Equality Around the World

Budget 2019 Actions

•   Renewing Canada’s Middle East Strategy to aid and reduce the vulnerability of conflict-affected populations, particularly women, girls and other vulnerable groups, and bolster the participation of women in the peace process in Syria and the reconciliation processes in Iraq.

•   Increasing the World Bank’s capacity to support the achievement of the Sustainable Development Goals.

•   Supporting the implementation of Canada’s Feminist International Assistance Policy through the International Assistance Envelope by investing an additional $700 million in 2023–24.

•   Announcing the Government’s intention to develop a new, whole-of-government strategy to combat human trafficking.

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GBA+ of Budget 2019

This year’s budget is about investing in people—middle class Canadians who work, every day, to make the country a better place to live. It includes measures to ensure all Canadians have the tools they need to find good jobs and succeed in the economy of the future. It builds upon the Government’s plan to grow the economy by addressing the changing nature of work and social challenges facing our country.

As the previous pages in this chapter illustrate, a great deal of work still needs to be done to narrow the gaps that exist not only between women and men, but also among historically underrepresented groups, such as Indigenous Peoples, visible minorities, and persons with disabilities. The diversity in Canadian society is a source of strength and a key driver of economic growth. Making policy decisions that help vulnerable Canadians learn new skills, participate in the economy, or improve their health and well-being leads to positive outcomes for everyone.

The Government’s efforts to enrich the quality of GBA+ have continued since the first Gender Statement in 2017, supported by investments in Statistics Canada and the Department for Women and Gender Equality. Enhanced GBA+ training was given to public servants developing and analyzing budget proposals. To strengthen the consistency and comparability of GBA+, a common set of information was collected for all budget proposals.

While certain measures (e.g., personal income tax measures, transfers to individuals) lend themselves naturally to GBA+ because of the direct nature of the disaggregated data, many measures have impacts that are more diffuse—making GBA+ more challenging, but nonetheless important. The remainder of this chapter tells the story of Budget 2019 from a GBA+ perspective, focusing on impacts of the budget as a whole. This analysis is complemented by the comprehensive analysis of individual measures found in the GBA+ Annex.

Strengthening the GBA+ Process

High-quality GBA+ requires early attention and robust data to develop effective options and strategies for delivering programs and services to Canadians. For GBA+ to be most valuable, it is ideally built directly into the early stages of the policy development process. Based on the information provided by departments that developed budget proposals, for 66 per cent of Budget 2019 measures the GBA+ was performed early in the development phase or had been performed on the existing program. This early engagement suggests a clear effort by the whole of government to incorporate gender and diversity considerations early in the policy process, but obviously leaves room for further improvement.

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For some measures, the results of analysis can reveal challenges or barriers that could constrain the proposed program’s effectiveness for certain groups. In these instances, an important part of the GBA+ process is to develop specific approaches to mitigate these challenges and ensure the measure is available to as many Canadians as possible. Approximately 15 per cent of measures have identified the possibility of outcomes that could negatively impact some groups or perpetuate existing inequalities. For the majority of these measures, mitigation strategies have been developed to address possible negative differential impacts. A further 8 per cent of measures have proactively instituted approaches to minimize possible inequalities and help level the playing field, even where negative impacts are seen as highly unlikely. Establishing diversity policies, convening consultation groups or adjusting current processes to expand knowledge on the people impacted by the proposed program are some examples of proactive approaches.

Target Population for Budget Measures

All Government programs and policies are aimed at improving welfare and strengthening Canada’s economy and society. In some cases, these objectives are achieved through broad initiatives that are universally applied and seek to benefit all Canadians. In other cases, measures seek to help a specific group of the population, reflecting their particular challenges or opportunities. In Budget 2019, 86 measures, representing 40 per cent of the value of new budget measures, are intended to benefit all Canadians. An additional 83 measures, representing 49 per cent of the total value of new measures, were aimed at particular groups, and in a number of cases aimed at more than one of these groups. For example, implementing Jordan’s Principle seeks to help First Nations children and has been counted as targeting both First Nations and youth. 29 measures representing 11 per cent of the value of new budget measures, are aimed at particular regions or sectors. This section highlights some of the specific groups benefitting from Budget 2019 measures.

Equality	247

A Renewed Relationship With Indigenous Peoples

A number of measures in this budget are aimed at helping Indigenous Peoples. As discussed in Chapter 3, the Government has committed to chart a new path forward toward reconciliation and to renew the relationship between Canada and Indigenous Peoples. 24 measures in this budget are specifically aimed at helping First Nations, Inuit or Métis across a broad range of areas, including education, economic participation, and health and well-being. This includes the introduction of a variety of distinct post-secondary supports to help reduce the educational attainment gap, including a renewed and expanded First Nations Post-Secondary Student Support Program, and new ten year Inuit-led and Métis Nation-led post-secondary education strategies. Further investments are being made to increase labour market opportunities through Indigenous engagement on resource projects and support for First Nation and Inuit business development through the Community Opportunity Readiness Program. Budget 2019 also provides a number of investments in health and well-being, such as renewing and expanding the reach of the National Inuit Suicide Prevention Strategy, and implementing Jordan’s Principle to ensure timely medical care for First Nations children. Additionally, further investments are being made to provide First Nations communities across the country with access to clean drinking water.

248	Gender Statement

Helping Persons With Disabilities and Health Issues

20 measures in this budget are specifically targeted at helping persons with disabilities, including those with chronic health issues. As persons with disabilities are more likely to be unemployed, to live in poverty and to earn less than people without a disability, supporting accessibility in Canada helps to support individuals while growing the economy.

The Public Health Agency of Canada notes that 44 per cent of adults over 20 years of age have at least one of the ten most common chronic health conditions. Because they tend to live longer, studies show that women have a higher incidence than men of suffering from chronic disease, especially for some like dementia, arthritis or osteoporosis, where age is a major risk factor. Budget 2019 is making over $2 billion over six years in targeted investments to improve the lives of Canadians with chronic health issues and to remove barriers experienced by persons with disabilities.

Key Measures Designed to Assist Persons With Disabilities and Health Issues

•   $15.0 million over five years to make Canada Student Loans more accessible by making it more flexible for vulnerable student loan borrowers, such as students with permanent disabilities.

•   $12 million to improve employment outcomes for persons with intellectual disabilities and Autism Spectrum Disorders.

•   $13.7 million over five years to help identify, remove and prevent technological barriers in federal government workplaces.

•   $25.8 million to support the production of accessible materials for persons with print disabilities.

•   $1.0 million to improve employment of persons with visual impairments.

•   $0.5 million towards innovation in accessible electronic payment terminals.

•   Changes to allow the Registered Disability Savings Plan to remain open after a change in status for the Disability Tax Credit at an estimated cost of $109 million, to better protect the long-term savings of persons with episodic disabilities.

•   $50 million over five years to support the implementation of a National Dementia Strategy.

•   $1.0 billion over two years to help Canadians with rare diseases access the drugs they need.

•   $25 million over five years to support a pan-Canadian suicide prevention service through 24/7 crisis support from trained responders.

•   $30.5 million for targeted measures to enhance the federal response to the Opioid crisis in Canada.

•   Creating a pan-Canadian database for organ donation and transplantation

Equality	249

Supporting Youth

For the first time, the GBA+ measures in Budget 2019 include an increased focus on young people, providing almost $6 billion across a range of measures specifically aimed at helping Canada’s youth. Today’s youth are more educated, connected and diverse than ever before, but they also face their own challenges. While living a digital life and being highly connected brings many benefits, it also raises new vulnerabilities, such as the potential for online exploitation and cyberbullying, and for exacerbating mental health challenges. Evidence shows that girls, LGBTQ2+ and at-risk youth are most vulnerable to online exploitation, which is why this budget is making investments in raising awareness of online abuse and protecting some of the most vulnerable Canadians from harm. Boys, LGBTQ2+ (particularly transgender), and Indigenous youth face the highest rates of suicide. Investments in the Canada Suicide Prevention Service will facilitate access to around-the-clock crisis support from trained responders.

With the increased pace of globalization, automation and the application of artificial intelligence impacting the nature of employment, the Government understands that finding fulfilling full-time employment can be a challenge for today’s youth. That’s why Budget 2019 is modernizing the Youth Employment Strategy and making investments in the Student Work Placement Program so that youth can gain relevant experience and build networks upon which to grow their careers. The proposed expansion of the

Key Budget 2019 Measures Designed to Assist Youth

•   $1.7 billion in forgone revenue over five years, and $375.9 million per year ongoing, to lower the interest rate on Canada Student Loans and make the first six months after a borrower exits post-secondary education interest-free.

•   Up to $314.8 million over the next five years, and $83.8 million per year ongoing, to implement the Canada Service Corps as Canada’s signature national youth service program.

•   $15.2 million over three years, starting in 2019-20, for an Indigenous youth pilot program delivered by Canadian Roots Exchange, to help ensure that the voices of First Nations, Inuit, and Métis youth are heard and to support Indigenous youth reconciliation initiatives.

•   $10 million over two years to support Let’s Talk Science, engaging youth in science, technology, engineering and mathematics (STEM), introducing them to critical skills development opportunities, and opening doors to future studies and occupations.

•   $49.5 million over five years to launch a modernized Youth Employment Strategy that helps youth find jobs through a suite of supports tailored to their needs.

•   $798.2 million over five years to invest in work-integrated learning by expanding the Student Work Placement Program, investing in additional placement opportunities, and partnering with the Business/Higher Education Roundtable to support up to 84,000 new work placements per year by 2023-24 for post-secondary students across Canada.

•   $147.9 million over five years, and $8.0 million per year ongoing, to implement Canada’s new International Education Strategy.

•   $38 million over five years to Futurpreneur Canada to support the next generation of entrepreneurs.

250	Gender Statement

Canada Service Corps will create opportunities for youth to gain skills and leadership experience while making a meaningful difference in their communities.

Budget 2019 is also taking steps to address the hurdle of homeownership that many young people face today. Through changes to the Home Buyers’ Plan and the introduction of the new Shared Equity Mortgage Program, first-time home buyers have more options to leverage for purchasing their first home.

Major Beneficiaries

This section focuses on what GBA+ revealed about the benefits of Budget 2019 measures. While a policy objective might target a certain population, or Canadians as a whole, all measures carry impacts, whether direct or indirect, short or long term. For example, the Rental Construction Financing Initiative will directly benefit modest and middle income individuals and families in urban areas, but indirect benefits will go to those building the rental units in the construction industry.

Indirect benefits are defined here as a second–order outcome. Examples include benefits realized by the group delivering the initiative or providing goods or services to those receiving the direct benefits, or by those benefitting from a connection with the direct beneficiaries (e.g., family members or individuals in the same region).

Gender

The majority of measures in this budget carry direct benefits that are expected to be broadly felt by women and men in equal proportions, while others carry benefits that are likely to affect women or men differently. For 80 per cent of the value measures, the benefitting group was seen as broadly gender-balanced, while men or women were disproportionately represented in the benefitting group for 8 and 12 per cent of measures, respectively. This reflects the fact that men and women tend to participate in different sectors of the workforce, have different income levels, play different roles within a family and are unequally vulnerable to different challenges.

Equality	251

For example, although fathers are increasingly spending more time on child care, mothers still tend to serve as the primary caregivers within families. Consequently, while it is expected that some men will benefit from measures such as the new interest-free and payment-free medical and parental leave for student loan borrowers, and extending parental leave for graduate students, the majority of benefits from these initiatives are expected to be felt by women. Similarly, initiatives such as the increasing efforts to combat child sexual exploitation online and the implementation of a National Dementia Strategy will mostly improve the health and safety of women due to their risk factors being higher than those of men.

Conversely, measures like the Veteran Second Centre of Excellence will help all veterans, the majority of whom are men. Although measures like enhancing federal support for apprenticeships and investments in infrastructure would tend to directly or indirectly benefit men, the Government has taken a number of steps both in Budget 2019 and in previous budgets to encourage women to participate in apprenticeships and work in the construction trades.

252	Gender Statement

Demographics

While Canadians may share a common set of values, we all come from different backgrounds and experiences. The “plus” in GBA+ acknowledges that GBA goes beyond biological (sex) and socio-cultural (gender) differences to look at the intersecting identities that every individual holds, like race, ethnicity, religion, age and mental or physical disability. This idea of intersectionality was analyzed across budget measures, in terms of direct and indirect benefits that were expected to be seen by various subgroups of women and men.

The chart below shows the number of measures that were identified as carrying notable benefits for specific groups of Canadians (i.e., beyond their representation in the overall population). Since many budget measures carry benefits for more than one group, these numbers overlap across categories. For example, a measure like the National Dementia Strategy will benefit those who are at greater risk of developing dementia. Since early detection and awareness is a key element of the strategy, seniors, women, Indigenous communities and Canadians living in rural areas are most likely to feel the direct benefits from this measure as they have higher risk factors.

Equality	253

Visible Minority Communities

Visible minorities represent a growing share of the population who continue to be an important driver of Canada’s social fabric and economy. Whether they are asylum seekers, immigrants or Canadian-born, the systemic barriers and challenges faced by visible minorities are as diverse as their backgrounds.

It is estimated that men from visible minority groups are 24 per cent more likely to be unemployed than men from non-racialized groups. Visible minority women are 48 per cent more likely to be unemployed than, and earn 55.6 per cent of the income of non-visible minority men. With respect to social participation, approximately 1 in 5 visible minority respondents to the 2014 General Social Survey reported feeling discrimination or unfair treatment in the five years preceding the survey. Sixty-three per cent of these respondents believed it was based on their race or skin colour.

Key Budget 2019 Measures Benefitting [Newcomers and] Visible Minority Groups

• $45 million over three years for the Multiculturalism Program and to develop and implement a new federal Anti-Racism Strategy.

• $25 million over five years for projects and capital assistance that support Black Canadian communities.

• $35.2 million over five years, and $7.44 million per year ongoing, to make permanent the Global Talent Stream pilot project and ensure that Canadian employers have access to the global talent they need to grow their businesses and create good jobs for Canadians.

• $283.1 million over two years to ensure refugees and other eligible claimants have access to temporary health coverage under the Interim Federal Health Program.

The need for federal actions aimed at addressing systemic barriers faced by visible minority communities, along with the need for better and more disaggregated data on these issues, stems from a number of key recommendations over the last few years, notably by the Standing Committee on Canadian Heritage and the United Nations Committee on the Elimination of Racial Discrimination. Budget 2018 provided $6.5 million over five years, starting in 2018–19, to create a new Centre for Gender, Diversity and Inclusion Statistics which, among other things, will collect, analyze and disseminate data on visible minorities to understand the barriers different groups face and how best to support them.

15 measures in Budget 2019 were identified as benefitting visible minority communities including initiatives such as the new Anti-Racism Strategy, as well as the Global Talent Stream, Multiculturalism and Interim Federal Health programs.

254	Gender Statement

Rural Communities

Rural and remote communities are essential to Canada’s economic success and social landscape, but face a unique set of challenges, such as lack of connectivity, lack of employment diversity, population decline, out-migration of youth, lower availability and quality of services (e.g., health care), declining infrastructure and lower educational attainment. Budget 2019 has more than 20 measures that provide direct benefits to rural and remote populations including the initiatives supporting the new Arctic and Northern Policy Framework, the creation of a Canadian Experiences Fund supporting Canada’s tourism sector, new investments in the Connect to Innovate program and introduction of the Government’s new the Universal Broadband Fund.

Income Distributional Impacts

Each measure in Budget 2019 was also evaluated with respect to how it affected Canadians at different income levels. Budget 2019 proposes a number of measures with progressive impacts (benefitting lower-income Canadians), such as lowering the interest rate on Canada Student Loans and proactively enrolling seniors age 70 and over for the Canada Pension Plan (CPP) but who have not yet applied. Other initiatives have characteristics that make them more likely to be utilized by higher-income Canadians, such as changes to the Home Buyers’ Plan.

Equality	255

Intergenerational Impacts

In conducting the GBA+, broad consideration was given to how a measure may affect different generations of Canadians. In large numbers of cases, measures impacted generations equally; however, certain Budget 2019 measures primarily provided disproportionate benefits to seniors or to youth. Proactive CPP enrollment will help seniors, enhancing the Guaranteed Income Supplement earnings exemption will tend to benefit low-income working baby boomers, and those at risk of developing dementia will be helped through the National Dementia Strategy. A significant number of measures will also help today’s young people and future generations. For example, the lower interest rates on Canada Student Loans will make post-secondary education more affordable for youth and help them transition successfully to the labour market after their studies. Through the Student Work Placement Program, post-secondary education students across Canada, including vulnerable students and those from underrepresented groups will have access to more on-the-job learning opportunities, following their career aspirations. Children and future generations will also benefit from measures intended to fight climate change, such as investments in clean technologies, carbon pollution pricing and zero-emission vehicles.

256	Gender Statement

Economic and Fiscal Outlook

Introduction

In a challenging global economic environment, Canada’s economy remains sound. Targeted investments in the middle class and strong economic fundamentals have contributed to strong job creation and resulted in an unemployment rate that has reached its lowest levels in more than four decades (Chart A1.1).

Since November 2015, the hard work of Canadians has helped to create over 900,000 jobs. In 2018, there were more Canadians employed, as a share of the working-age population, than at any moment in Canada’s history. Underlying this strong performance have been strong employment gains by women, with the pace of job gains for women more than doubling since November 2015, compared to the previous three-year period.

In recent months, the outlook for global growth has become more uncertain and financial market volatility has risen. From a global perspective, economic activity is estimated to have peaked earlier in 2018, with momentum slowing somewhat more than expected since that time. At home, a more uncertain global economic environment, lower oil prices and higher interest rates have also contributed to softer economic growth at the end of 2018.

Despite these challenges, Canada began 2019 with the strongest two-month stretch of job creation since 2012. The economy is expected to strengthen over the second half of 2019, and to remain among the leaders for economic growth in the Group of Seven (G7) in both 2019 and 2020.

Canada’s trade advantage is also expected to pay dividends in the coming years. With the successful conclusion of the new NAFTA—the Canada-United States-Mexico Agreement—as well as the Canada-European Union Comprehensive Economic and Trade Agreement (CETA) and the Comprehensive and Progressive Agreement for Trans-Pacific Partnership (CPTPP), Canada is now the only G7 country to have free trade agreements with all other G7 nations, and now has comprehensive free trade agreements with countries representing nearly two-thirds of the world’s total gross domestic product (GDP).

This trade strength, combined with new tax incentives to encourage businesses to accelerate investment in capital goods, will support a strengthening in business investment in Canada going forward.

At the same time, it is clear that there is more work to be done to ensure that the middle class and people working hard to join it are able to share in Canada’s economic success. The Government’s commitment to investing in the middle class continues.

Economic and Fiscal Outlook	257

Recent Economic Developments

Global economic expansion is moderating

For the past two years, global economic activity has been strong and broad-based across most regions of the world. This has helped push the unemployment rate among Organisation for Economic Co-operation and Development (OECD) countries to its lowest level since 1980.

The International Monetary Fund (IMF) estimates that the global economy grew by 3.7 per cent in 2018, largely reflecting growth seen in emerging economies (Chart A1.2). However, it is likely that global growth peaked in 2018, as business activity has slowed in virtually all major advanced economies.

A shift to a slower pace of global economic activity was expected. However, growth slowed more than anticipated in Europe in the second half of 2018, with Germany’s economy registering virtually no growth and Italy entering a technical recession (i.e., two consecutive quarters of contraction in real GDP).

In the United Kingdom, where uncertainty over the country’s planned exit from the European Union has prevailed, economic growth slowed markedly at the end of 2018. Meanwhile, a number of recent indicators for China and other emerging economies have underperformed, potentially signalling weaker-than-expected economic momentum in these regions as well.

258	Annex 1

Taken together, many of these developments contributed to the IMF marking down its latest outlook for global growth. It now projects that global growth will slow to about 3.5 per cent in both 2019 and 2020, down from average annual growth of 3.8 per cent in the past two years.

In the U.S., the pace of economic growth is expected to moderate to 2.4 per cent in 2019 (compared to 2.9 per cent in 2018), and to 1.7 per cent in 2020, in part reflecting waning fiscal stimulus. However, a number of the factors that underpinned U.S. growth in 2018 are expected to carry forward into 2019, including job and wage gains, which will continue to support consumption growth.

Economic and Fiscal Outlook	259

Global growth concerns contributed to increased market volatility at the end of 2018

Slowing global economic growth, combined with policy uncertainty related to the U.S. government shutdown and ongoing tensions between China and the U.S., led to a drop in business and consumer confidence at the end of 2018. These factors, along with lower expectations for corporate earnings, translated into increased financial market volatility. The result was sharply lower global equity valuations, declining government bond yields and a moderate rise in corporate credit spreads, as markets began to reprice these developments.

In addition, over the past year, the evolution of some financial indicators has raised concerns about the prospects for future growth. In particular, the flattening of the U.S. yield curve, which has been associated with impending recessions in the past, has exacerbated concerns over the current expansion.

Since the end of 2018, the performance of global equities has improved and other financial conditions have eased. This includes a rise in U.S. equities after the Federal Reserve signalled a more patient approach to further monetary policy normalization amid slowing external demand and market volatility.

Canada’s economy remains strong, focus on middle class growth remains essential

Canada faces the current environment of global uncertainty and softer economic growth at the end of 2018 from a position of strength. Canada led the G7 in growth in 2017 and was second only to the U.S. in 2018. Going forward, the IMF expects growth in Canada to remain among the leaders in the G7 in both 2019 and 2020.

Labour market conditions are at their strongest in decades. Throughout 2018, another year of solid employment gains left the unemployment rate at its lowest levels in over 40 years. Since November 2015, the hard work of Canadians has created over 900,000 jobs. About three-quarters of these new jobs have been full-time positions; in 2018 alone, all employment gains were full-time positions.

Underlying Canada’s strong employment growth have been strong gains by women, with the pace of job gains for women more than doubling since November 2015, compared to the previous three-year period. This contributed to lifting the share of working-age Canadians who are employed to a record high in 2018 (Chart A1.3). It is also helping to offset the pressures of an aging population, which is weighing on the overall employment-to-population ratio.

Recent improvements in employment have also been shared among groups of Canadians who are often underrepresented in the labour market. These include recent immigrants, single mothers, Indigenous Peoples living off-reserve, youth and individuals with lower educational attainment. Today, the share of working-age Canadians who are employed is close to or higher than its pre-recession level for most of these underrepresented groups.

260	Annex 1

Amid strong labour market conditions, a relatively high number of employers in the Bank of Canada’s latest Business Outlook Survey continued to report labour shortages, indicating that they continue to struggle to find the people they need to grow their businesses and meet rising demand. These tight conditions contributed to an upturn in wage growth in 2017, and supported another solid gain in 2018—among the fastest paces of growth witnessed in the past eight years.

In oil-producing provinces—Alberta, Saskatchewan and Newfoundland and Labrador—wage growth notably softened over the second half of 2018, pulling down the national average. Overall, employment and wage growth in these provinces continues to be affected by the lasting effects of lower world oil prices.

Encouragingly, employment in both Alberta and Saskatchewan increased in 2018 across a number of industries, including the sub-sector linked to oil and gas extraction. However, unemployment rates in these provinces remain well above levels seen before the significant decline in oil prices that began in mid-2014.

Economic and Fiscal Outlook	261

262	Annex 1

Household spending has cooled, and housing markets are more balanced

The Canadian economy grew roughly 2 per cent in 2018, in line with the economy’s long-term, potential pace of growth and consistent with an economy and labour market operating close to capacity.

Across the country, households are adjusting to overheating in some regional housing markets, higher interest rates and mortgage regulation changes. In turn, household credit growth has eased to more sustainable levels (Chart A1.5).

Economic and Fiscal Outlook	263

Following the overheating that occurred in 2016 and 2017 in the Toronto and Vancouver housing markets, sales have moderated and price growth has softened (Chart A1.6).

The fundamentals remain supportive of business investment

Building on improved momentum since the end of 2016, business investment grew for a second consecutive year in 2018, reflecting growth outside of the oil and gas industry (Chart A1.7).

In recent quarters, business investment has moderated amid slowing global economic activity and trade, and heightened uncertainty over the global growth outlook. Business investment in Canada is expected to improve going forward, supported by continued gains in domestic and foreign demand. The signing of new and modernized trade agreements, including the new NAFTA—the Canada-United States-Mexico Agreement—and new tax incentives proposed in the 2018 Fall Economic Statement to encourage businesses to accelerate investment in capital goods, including the Accelerated Investment Incentive, also support this outlook.

264	Annex 1

At the same time, Canada’s attractiveness as a place to do business is evidenced by year-to-date flows of foreign direct investment (FDI) to Canada in 2018. For this period, Canada was the only G7 country to witness a material improvement in foreign direct investment into the country. For the same period, foreign direct investment inflows worldwide declined by roughly 25 per cent.

Export growth continues to be led by energy and services

In recent years, modest increases in total real exports have been driven in large part by exports of energy commodities and services (Chart A1.8). Meanwhile, despite a recent uptick, non-energy exports have grown little over the last two years.

Going forward, exports will continue to be supported by rising foreign demand and a weak Canadian dollar. However, ongoing trade policy uncertainties will continue to act as headwinds to Canada’s export performance.

Economic and Fiscal Outlook	265

Encouragingly, recent data suggests that growth in exports to non-U.S. markets—particularly for those directed to European countries—has outpaced growth in exports to the U.S. This development is supported by the coming into force of the Canada-European Union Comprehensive Economic and Trade Agreement. Further diversification will be supported by the Comprehensive and Progressive Agreement for Trans-Pacific Partnership, which entered into force on December 30, 2018.

Lower global oil prices are dampening growth

In early October, major world oil benchmark prices began to drop after hitting their highest levels in nearly four years. The decline has largely been attributed to surging oil output in the U.S., along with weaker-than-expected enforcement of U.S. sanctions against Iran and expectations of slower global growth. The price of West Texas Intermediate (WTI) crude oil has recently improved to about US$55 per barrel—but remains roughly 25 per cent below its early-October peak, and well below expectations in the 2018 Fall Economic Statement (Chart A1.9).

266	Annex 1

The outlook for world oil prices remains very uncertain. On the one hand, crude oil supply, particularly out of the U.S., could continue to exceed expectations. This would exert further downward pressure on world prices. On the other hand, there remains uncertainty around supply and export patterns from Organization of Petroleum Exporting Countries members and their allies, as well as around the balance of world oil markets in a context of ongoing tensions involving both major importers and exporters of crude oil.

Canadian energy producers face additional volatility in Canadian oil prices, reflecting ongoing production growth amid constrained transportation capacity. Since 2017, the growing supply of crude oil from Western Canada has exceeded available export pipeline infrastructure and the region’s refining capacity (Chart A1.10). As a result, record levels of crude oil have been transported by rail, increasing average transportation costs and putting increased pressure on the rail network running out of the region.

Despite government and industry efforts to increase capacity, it has not kept pace with supply growth, exerting downward pressure on crude oil benchmarks priced in Western Canada in 2018. This situation was exacerbated in the fall, when temporary refinery shutdowns in the U.S. Midwest disrupted the largest market for crude oil from Western Canada and sent several Canadian crude oil benchmarks to historically low levels.

Economic and Fiscal Outlook	267

Recently, Canadian benchmark prices have improved substantially after the refineries in the U.S. Midwest resumed normal operations and the Alberta government’s December announcement that it would begin to temporarily curtail oil production at the start of 2019. However, Canadian crude oil prices are expected to remain vulnerable to disruptions on a pressured export transportation network and to adverse supply or demand developments. This situation is expected to persist until one or more new major pipelines come on stream.

268	Annex 1

Budget 2019 Economic Outlook

The economic outlook has been revised moderately down since the 2018 Fall Economic Statement

The average of private sector forecasts has been used as the basis for fiscal planning since 1994 and introduces an element of independence into the Government’s economic and fiscal forecast. The Budget 2019 economic forecast presented in this section is based on a survey conducted in February 2019.

Reflecting expectations of slightly weaker economic growth in late 2018 and early 2019, the private sector economists have lowered their forecast for real GDP growth in 2019, to 1.8 per cent from 1.9 per cent anticipated in the 2018 Fall Economic Statement (Table A1.1). Over the five-year projection period, real GDP growth is expected to average 1.8 per cent—unchanged compared to the 2018 Fall Economic Statement.

The outlook for GDP inflation (the broadest measure of economy-wide inflation) has been revised down in 2019 to 1.6 per cent, compared to 2.0 per cent in the 2018 Fall Economic Statement, mainly reflecting terms of trade impacts of lower forecasted crude oil prices. As a result, the level of nominal GDP (the broadest measure of the tax base) is lower by an average of about $12 billion per year over the forecast horizon compared to the 2018 Fall Economic Statement.

Economic and Fiscal Outlook	269

Table A1.1

Average Private Sector Forecasts

per cent, unless otherwise indicated

	2018	2019	2020	2021	2022	2023	2018– 2023

Real GDP growth[1]
Budget 2018	2.1	1.6	1.7	1.6	1.8	–	–
2018 Fall Economic Statement	1.9	1.9	1.6	1.6	1.9	1.9	1.8
Budget 2019	1.9	1.8	1.6	1.7	1.9	1.9	1.8

GDP inflation[1]
Budget 2018	2.0	1.9	2.0	2.0	1.9	–	–
2018 Fall Economic Statement	2.0	2.0	1.7	2.0	2.0	2.0	2.0
Budget 2019	1.9	1.6	1.9	2.0	2.0	2.0	1.9

Nominal GDP growth[1]
Budget 2018	4.1	3.5	3.8	3.6	3.8	–	–
2018 Fall Economic Statement	3.9	4.0	3.3	3.7	4.0	3.9	3.8
Budget 2019	3.8	3.4	3.5	3.7	3.9	4.0	3.7

Nominal GDP level[1] (billions of dollars)
Budget 2018	2,229	2,307	2,395	2,482	2,576	–
2018 Fall Economic Statement	2,226	2,314	2,391	2,479	2,578	2,679
Budget 2019	2,223	2,298	2,379	2,467	2,564	2,667
Difference between Budget 2018 and Budget 2019	-6	-9	-16	-15	-12	–	–
Difference between 2018 Fall Economic Statement and Budget 2019	-3	-16	-12	-13	-14	-13	-12
1	Figures have been restated to reflect the historical revisions to the Canadian System of National Accounts, released on March 1st, 2019.

Sources: For Budget 2018, Department of Finance Canada December 2017 survey of private sector economists; for the 2018 Fall Economic Statement, September 2018 survey of private sector economists; and for Budget 2019, February 2019 survey of private sector economists.

270	Annex 1

Budget 2019 Fiscal Outlook

The Government continues to manage deficits carefully while delivering real results that grow the economy, create jobs and improve the quality of life for the middle class and people working hard to join it.

In Budget 2019, the Government of Canada is introducing new investments to support workers, strengthen income security of seniors, bolster the health of Canadians and improve housing affordability, while maintaining the debt-to-GDP ratio on a downward track and protecting the long-term fiscal sustainability of Canada’s economy.

Table A1.2 outlines the fiscal impact of economic and fiscal developments since the 2018 Fall Economic Statement, including the cost of new measures announced in this budget.

Notably, 2018–19 monthly fiscal results have been better than expected since the 2018 Fall Economic Statement. The stronger-than-expected 2018–19 monthly fiscal results are primarily driven by higher income tax revenues, reflecting a strong labour market and higher corporate profits. The impact of the 2018–19 results partially carries forward over the forecast horizon, which more than offsets the impact of the downward revision to the economic growth outlook provided by private sector economists. Details of the Budget 2019 fiscal outlook are provided in Annex 2.

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Table A1.2

Economic and Fiscal Developments since the 2018 Fall Economic Statement (FES 2018) and Investments Included in Budget 2019

billions of dollars

	Projection

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024
FES 2018 budgetary balance[1]	-18.1	-19.6	-18.1	-15.1	-12.6	-11.4
Adjustment for risk from FES 2018	3.0	3.0	3.0	3.0	3.0	3.0
FES 2018 budgetary balance (without risk adjustment)	-15.1	-16.6	-15.1	-12.1	-9.6	-8.4
Economic and fiscal developments since FES 2018	5.9	4.8	4.7	3.7	4.1	4.6
Revised balance before policy actions and investments	-9.3	-11.9	-10.4	-8.4	-5.5	-3.9
Policy actions since FES 2018[2]	-1.4	-1.0	-0.6	-0.6	-0.2	-0.2
Investments in Budget 2019
Investing in the Middle Class	0.0	-0.6	-1.3	-1.8	-2.3	-2.4
Building a Better Canada	-3.2	-0.3	-0.8	-0.8	-0.6	-0.4
Advancing Reconciliation	-0.9	-0.7	-1.0	-1.0	-0.6	-0.6
Delivering Real Change	-0.1	-1.7	-1.6	-0.8	-0.5	-0.6
Other Budget 2019 investments[3]	0.0	-0.7	-0.9	1.6	0.6	1.2
Total investments in Budget 2019	-4.2	-4.0	-5.7	-2.7	-3.4	-2.8
Total policy actions and investments since FES 2018	-5.6	-5.0	-6.3	-3.3	-3.6	-2.9
Budgetary balance	-14.9	-16.8	-16.7	-11.8	-9.1	-6.8
Adjustment for risk		-3.0	-3.0	-3.0	-3.0	-3.0
Final budgetary balance (with risk adjustment)	-14.9	-19.8	-19.7	-14.8	-12.1	-9.8
Federal debt (per cent of GDP)	30.8	30.7	30.5	30.0	29.3	28.6

Note: Totals may not add due to rounding.

1

A negative number implies a deterioration in the budgetary balance (lower revenues or higher spending). A positive number implies an improvement in the budgetary balance (higher revenues or lower spending).

2	Table A2.8 provides a detailed list of policy actions since FES 2018.
3	Table A2.9 provides a detailed list of other Budget 2019 investments.

272	Annex 1

Budget 2019 continues to carefully manage deficits over the medium term. After including the measures proposed in this budget, the deficit is projected to decline from $19.8 billion in 2019–20 to $9.8 billion by 2023–24, with a projected continuous decline in the federal debt-to-GDP ratio, which is expected to reach 28.6 per cent in 2023–24 (Chart A1.11).

Economic and Fiscal Outlook	273

Budgetary revenues are expected to grow on average by 4.1 per cent annually over the forecast horizon, in line with economic growth over the period, while expenses are expected to grow at approximately 3.3 per cent per year (Chart 1.12). Notably, the decrease in revenue growth in 2019–20 is associated with the new tax incentives proposed in the 2018 Fall Economic Statement to encourage businesses to accelerate investment in capital, including the Accelerated Investment Incentive.

Impact of Alternative Economic Scenarios

The fiscal projections presented in this budget are based on an average of the February 2019 private sector economic outlook survey. However, economists surveyed offered a wide range of views on future economic growth and the path of nominal GDP (the broadest measure of the tax base). Changes in economic growth assumptions can have large impacts on the budgetary balance and debt-to-GDP profile over an extended projection horizon.

274	Annex 1

For example, if economic growth was stronger than expected, equaling the average of the top four individual forecasts for nominal GDP growth–which is equivalent to nominal GDP growth being 0.4 percentage points per year higher, on average, than the full February survey–the budgetary balance would improve by $5.4 billion per year (Chart A1.13).

Conversely, basing fiscal projections on the average of the bottom four individual forecasts for nominal GDP growth—which is equivalent to nominal GDP growth being 0.4 percentage points per year lower, on average, than in the full February survey—the budgetary balance would worsen by $5.3 billion per year on average, and the federal debt-to-GDP ratio would still decline, but would be 29.9 per cent in 2023–24.

Economic and Fiscal Outlook	275

Details of Economic and

Fiscal Projections

Contents

Budget 2019 economic and fiscal projections are detailed in this annex in the following sections:

1.	Private Sector Economic Projections

2.	Changes to the Fiscal Outlook since the 2018 Fall Economic Statement

2.1	Economic and Fiscal Developments since the 2018 Fall Economic Statement

3.	Fiscal Projections

3.1	Summary Statement of Transactions
3.2	Outlook for Budgetary Revenues
3.3	Outlook for Program Expenses
3.4	Financial Source/Requirement

4.	Supplementary Information

4.1	Policy Actions Announced since the 2018 Fall Economic Statement
4.2	Other Budget 2019 Measures (Not Included in Previous Chapters)
4.3	Policy Actions and Budget 2019 Investments by Department (Estimates Basis)
4.4	Reconciliation of Budget 2019 Expenses with 2018–19 Main Estimates and 2019–20 Planned Estimates
4.5	Sensitivity of Fiscal Projections to Economic Shocks

Details of Economic and Fiscal Projections	277

1. Private Sector Economic Projections

The average of private sector forecasts has been used as the basis for fiscal planning since 1994 and introduces an element of independence into the Government’s economic and fiscal forecast.

The economic forecast presented in this section is based on a survey conducted in February 2019. The February 2019 survey includes the views of 14 private sector economists:

1.	BMO Capital Markets,
2.	Caisse de dépôt et placement du Québec,
3.	Canadian Federation of Independent Business,
4.	CIBC World Markets,
5.	The Conference Board of Canada,
6.	Desjardins,
7.	IHS Markit,
8.	Industrial Alliance Insurance and Financial Services Inc.,
9.	Laurentian Bank Securities,
10.	National Bank Financial Markets,
11.	Royal Bank of Canada,
12.	Scotiabank,
13.	TD Bank Financial Group, and
14.	the University of Toronto (Policy and Economic Analysis Program).

278	Annex 2

Table A2.1

Average Private Sector Forecasts

per cent, unless otherwise indicated

	2018	2019	2020	2021	2022	2023	2018– 2023
Real GDP growth[1]
Budget 2018	2.1	1.6	1.7	1.6	1.8	–	–
2018 Fall Economic Statement	1.9	1.9	1.6	1.6	1.9	1.9	1.8
Budget 2019	1.9	1.8	1.6	1.7	1.9	1.9	1.8
GDP inflation[1]
Budget 2018	2.0	1.9	2.0	2.0	1.9	–	–
2018 Fall Economic Statement	2.0	2.0	1.7	2.0	2.0	2.0	2.0
Budget 2019	1.9	1.6	1.9	2.0	2.0	2.0	1.9
Nominal GDP growth[1]
Budget 2018	4.1	3.5	3.8	3.6	3.8	–	–
2018 Fall Economic Statement	3.9	4.0	3.3	3.7	4.0	3.9	3.8
Budget 2019	3.8	3.4	3.5	3.7	3.9	4.0	3.7
Nominal GDP level[1] (billions of dollars)
Budget 2018	2,229	2,307	2,395	2,482	2,576	–
2018 Fall Economic Statement	2,226	2,314	2,391	2,479	2,578	2,679
Budget 2019	2,223	2,298	2,379	2,467	2,564	2,667
Difference between Budget 2018 and Budget 2019	-6	-9	-16	-15	-12	–	–
Difference between 2018 Fall Economic Statement and Budget 2019	-3	-16	-12	-13	-14	-13	-12
3-month treasury bill rate
Budget 2018	1.4	2.0	2.3	2.5	2.5	–	–
2018 Fall Economic Statement	1.4	2.1	2.4	2.4	2.4	2.6	2.2
Budget 2019	1.4	1.9	2.2	2.3	2.4	2.5	2.1
10-year government bond rate
Budget 2018	2.3	2.8	3.1	3.2	3.3	–	–
2018 Fall Economic Statement	2.3	2.8	3.0	3.1	3.2	3.3	3.0
Budget 2019	2.3	2.4	2.7	2.8	3.1	3.3	2.8
Exchange rate (US cents/C$)
Budget 2018	79.0	79.6	80.3	80.6	81.2	–	–
2018 Fall Economic Statement	77.6	78.4	78.7	79.5	80.2	81.1	79.2
Budget 2019	77.2	76.3	77.2	77.7	78.2	79.9	77.8
Unemployment rate
Budget 2018	6.0	6.0	6.1	6.0	6.0	–	–
2018 Fall Economic Statement	5.9	5.8	6.0	6.1	6.0	6.0	6.0

Details of Economic and Fiscal Projections	279

Table A2.1

Average Private Sector Forecasts

per cent, unless otherwise indicated

	2018	2019	2020	2021	2022	2023	2018– 2023
Budget 2019	5.8	5.7	5.9	6.0	6.0	5.9	5.9
Consumer Price Index inflation
Budget 2018	1.9	2.0	1.9	1.9	2.0	–	–
2018 Fall Economic Statement	2.4	2.1	1.9	1.9	2.0	2.0	2.0
Budget 2019	2.3	1.9	2.0	1.9	2.0	2.0	2.0
U.S. real GDP growth
Budget 2018	2.4	1.9	1.9	1.8	1.9	–	–
2018 Fall Economic Statement	2.8	2.5	1.8	1.8	2.0	1.9	2.1
Budget 2019	2.9	2.4	1.7	1.7	1.9	1.9	2.1
WTI crude oil price ($US per barrel)
Budget 2018	56	57	57	59	62	–	–
2018 Fall Economic Statement	67	68	65	65	68	71	67
Budget 2019	66	59	60	61	63	65	62

1	Figures have been restated to reflect the historical revisions to the Canadian System of National Accounts, released on March 1st, 2019.

Sources: For Budget 2018, Department of Finance Canada December 2017 survey of private sector economists; for the 2018 Fall Economic Statement, September 2018 survey of private sector economists; and for Budget 2019, February 2019 survey of private sector economists.

280	Annex 2

2. Changes to the Fiscal Outlook since the 2018

Fall Economic Statement

Table A2.2

Economic and Fiscal Developments since the 2018 Fall Economic Statement

(FES 2018) and Investments Included in Budget 2019

billions of dollars

	Projection

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024
FES 2018 budgetary balance[1]	-18.1	-19.6	-18.1	-15.1	-12.6	-11.4
Adjustment for risk from FES 2018	3.0	3.0	3.0	3.0	3.0	3.0
FES 2018 budgetary balance (without risk adjustment)	-15.1	-16.6	-15.1	-12.1	-9.6	-8.4
Economic and fiscal developments since FES 2018	5.9	4.8	4.7	3.7	4.1	4.6
Revised budgetary balance before policy actions and investments	-9.3	-11.9	-10.4	-8.4	-5.5	-3.9
Policy actions since FES 2018[2]	-1.4	-1.0	-0.6	-0.6	-0.2	-0.2
Investments in Budget 2019
Investing in the Middle Class	0.0	-0.6	-1.3	-1.8	-2.3	-2.4
Building a Better Canada	-3.2	-0.3	-0.8	-0.8	-0.6	-0.4
Advancing Reconciliation	-0.9	-0.7	-1.0	-1.0	-0.6	-0.6
Delivering Real Change	-0.1	-1.7	-1.6	-0.8	-0.5	-0.6
Other Budget 2019 Investments[3]	0.0	-0.7	-0.9	1.6	0.6	1.2
Total investments in Budget 2019	-4.2	-4.0	-5.7	-2.7	-3.4	-2.8
Total policy actions and investments since FES 2018	-5.6	-5.0	-6.3	-3.3	-3.6	-2.9
Budgetary balance	-14.9	-16.8	-16.7	-11.8	-9.1	-6.8
Adjustment for risk		-3.0	-3.0	-3.0	-3.0	-3.0
Final budgetary balance (with risk adjustment)	-14.9	-19.8	-19.7	-14.8	-12.1	-9.8
Federal debt (per cent of GDP)	30.8	30.7	30.5	30.0	29.3	28.6
Note:	Totals may not add due to rounding.
1

A negative number implies a deterioration in the budgetary balance (lower revenues or higher spending). A positive number implies an improvement in the budgetary balance (higher revenues or lower spending).

2	Table A2.8 provides a detailed list of policy actions since FES 2018.
3	Table A2.9 provides a detailed list of other Budget 2019 investments.

Details of Economic and Fiscal Projections	281

2.1 Economic and Fiscal Developments since the 2018 Fall Economic Statement

Table A2.3

Economic and Fiscal Developments since the 2018 Fall Economic Statement billions of dollars

	Projection

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024
Economic and fiscal developments by component[1]:
Change in budgetary revenues
(1.1) Income taxes	4.2	1.7	2.0	1.2	1.2	1.4
(1.2) Excise taxes/duties	1.6	1.5	1.1	1.2	1.2	1.2
(1.3) Fuel charge proceeds	0.0	0.0	0.0	0.0	0.0	0.1
(1.4) Employment Insurance premiums	-0.6	-0.5	-0.7	-0.7	-0.8	-0.8
(1.5) Other revenues[2]	0.6	-0.4	-0.3	-0.1	0.0	0.0
(1) Total budgetary revenues	5.7	2.3	2.1	1.6	1.6	1.8
Change in program expenses
(2.1) Major transfers to persons	1.5	1.5	1.6	1.1	0.9	0.7
(2.2) Major transfers to other levels of government	-0.1	-0.2	0.0	0.1	0.1	0.0
(2.3) Direct program expenses[2]	-1.5	-0.1	-0.4	-0.7	0.2	1.0
(2) Total program expenses	-0.1	1.2	1.1	0.5	1.2	1.6
(3) Public debt charges	0.3	1.3	1.4	1.6	1.4	1.2
(4) Total economic and fiscal developments since the 2018 Fall Economic Statement	5.9	4.8	4.7	3.7	4.1	4.6
Note:	Totals may not add due to rounding.
1

A negative number implies a deterioration in the budgetary balance (lower revenues or higher spending). A positive number implies an improvement in the budgetary balance (higher revenues or lower spending).

2

For comparison purposes, the impact of a change in the Government’s accounting for the Canadian Commercial Corporation, which results in the commercial trading transactions of the Corporation no longer being presented in the Government’s financial results, has been excluded from the table. The change has offsetting impacts on revenues and expenses and no overall impact on the budgetary balance.

Relative to the 2018 Fall Economic Statement (FES 2018), budgetary revenues are projected to be higher across the forecast horizon, driven by strong fiscal results in 2018–19. This year-to-date strength is partly offset by a weaker economic outlook starting in 2019–20, as the projected level of nominal GDP is lower relative to expectations at the time of FES 2018.

Income tax revenues have been revised up relative to FES 2018, driven by improvements across the various revenue streams. In 2018–19, upward revisions to corporate and non-resident income tax revenues account for the majority of the increase, due in large part to strength in year-to-date fiscal results. In particular, a number of large reassessments are contributing to 2018-19 corporate income tax revenue strength. Over the rest of the forecast horizon, income tax revenues are projected to be higher, with personal income tax revenues playing a larger role, driven by low unemployment and a strong labour market.

282	Annex 2

Excise taxes and duties have been revised up relative to FES 2018 due to stronger-than-expected year-to-date fiscal results. Of note, the upward revision is larger in the first two years than in the outer years due to the assumed continued application of steel and aluminum tariffs until the middle of 2019–20.

Employment Insurance (EI) premium revenues are projected to be lower across the forecast horizon than at the time of FES 2018. This is a result of slightly weaker-than-expected year-to-date results in 2018–19, and a projected decrease in the EI premium rate beginning in 2020 (not including Budget 2019 measures).

Other revenues, such as those resulting from the sales of goods and services, investments and loans, interest and penalties and Crown corporations’ net profits, are projected to be higher in 2018–19, primarily due to a better-than-expected financial performance by enterprise Crown corporations and interest and penalties revenues. Small downward revisions in future years mostly reflect lower expected returns on the Government’s interest-bearing investments, as a result of the lower interest rate outlook.

With respect to expenses, major transfers to persons have been revised downwards throughout the forecast horizon compared to FES 2018. EI benefits are lower, reflecting year-to-date results that have shown fewer-than-expected beneficiaries, largely due to a strengthening labour market. The outlook for spending on elderly benefits (including Old Age Security, Guaranteed Income Supplement and Allowance payments) has also been reduced, due to lower-than-projected year-to-date results and lower projected Consumer Price Index (CPI) inflation in the near term (to which these benefits are indexed).

Major transfers to other levels of government are broadly similar to FES 2018 projections. The increase in the early years is driven by revised tax point transfers under the Quebec Abatement, which are offset from 2020–21 onwards by lower forecasted Canada Health Transfer and Equalization transfer payments (reflecting a weaker outlook for nominal GDP).

Compared to FES 2018, direct program expenses are higher in 2018–19 through 2021–22, reflecting the anticipated revaluation of a number of liabilities, including higher pensions and employee future benefits expenses due to lower projected long-term interest rates, and Indigenous claims. Direct program expenses are slightly lower in the remaining years of the forecast horizon, reflecting small adjustments in departmental spending forecasts.

Public debt charges are lower across the forecast horizon compared to FES 2018. Public debt charges are expected to be lower in 2018–19, largely due to lower inflation, which results in lower CPI adjustments on Real Return Bonds. From 2019–20 onwards, the improvement over FES 2018 largely reflects lower projected interest rates, which result in lower interest expenses on market debt, pensions and employee future benefits.

Details of Economic and Fiscal Projections	283

3. Fiscal Projections

3.1 Summary Statement of Transactions

Table A2.4

Summary Statement of Transactions

billions of dollars

		Projection

	2017– 2018	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024
Budgetary revenues[1]	311.2	332.2	338.8	351.4	366.7	380.7	395.5
Program expenses[1]	308.3	323.5	329.4	339.7	348.3	358.4	369.1
Public debt charges	21.9	23.6	26.2	28.5	30.2	31.4	33.2
Total expenses	330.2	347.1	355.6	368.2	378.4	389.8	402.2
Adjustment for risk			-3.0	-3.0	-3.0	-3.0	-3.0
Final budgetary balance	-19.0	-14.9	-19.8	-19.7	-14.8	-12.1	-9.8
Financial position
Total liabilities[1]	1,151.3	1,186.3	1,219.3	1,257.5	1,293.6	1,325.5	1,353.7
Financial assets[1,2]	398.4	415.1	425.6	441.5	460.0	477.7	494.6
Net debt	752.9	771.2	793.7	816.0	833.6	847.8	859.1
Non-financial assets[1]	81.6	85.6	88.3	90.9	93.7	95.9	97.4
Federal debt	671.3	685.6	705.4	725.1	739.8	751.9	761.7
Per cent of GDP[3]
Budgetary revenues	14.5	14.9	14.7	14.8	14.9	14.8	14.8
Program expenses	14.4	14.6	14.3	14.3	14.1	14.0	13.8
Public debt charges	1.0	1.1	1.1	1.2	1.2	1.2	1.2
Budgetary balance	-0.9	-0.7	-0.9	-0.8	-0.6	-0.5	-0.4
Federal debt	31.3	30.8	30.7	30.5	30.0	29.3	28.6
Note:	Totals may not add due to rounding.
1

For comparison purposes with financial results presented over the projection period, 2017–18 figures have been restated to reflect the change in accounting treatment of the Canadian Commercial Corporation.

2	The projected level of financial assets for 2018–19 includes an estimate of other comprehensive income.
3	Figures for 2017-18 have been restated to reflect the historical revisions to the Canadian System of National Accounts, released on March 1st, 2019.

284	Annex 2

3.2 Outlook for Budgetary Revenues

Table A2.5

The Revenue Outlook

billions of dollars

		Projection

	2017– 2018	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024
Income taxes
Personal income tax	153.6	162.8	170.4	177.8	185.0	192.7	201.3
Corporate income tax	47.8	52.0	46.3	47.0	49.7	50.7	52.8
Non-resident income tax	7.8	9.6	9.7	9.7	9.7	9.8	9.9
Total	209.3	224.3	226.5	234.5	244.4	253.2	264.0
Excise taxes/duties
Goods and Services Tax	36.8	39.6	40.8	42.1	43.6	45.2	47.0
Customs import duties	5.4	6.9	6.3	5.9	6.1	6.4	6.3
Other excise taxes/duties	11.7	12.0	12.3	12.4	12.6	12.7	12.7
Total	53.8	58.5	59.3	60.4	62.3	64.3	66.0
Total tax revenues	263.1	282.9	285.8	294.9	306.6	317.5	330.0
Fuel charge proceeds	0.0	0.0	2.3	3.5	4.6	5.7	5.7
Employment Insurance premium revenues	21.1	21.4	22.0	22.7	23.5	24.4	25.3
Other revenues
Enterprise Crown corporations	7.7	7.4	7.3	7.9	8.7	9.3	10.0
Other programs[1]	17.8	19.5	19.4	20.1	20.9	21.3	21.8
Net foreign exchange	1.5	1.1	1.9	2.3	2.3	2.6	2.7
Total	27.0	27.9	28.7	30.3	31.9	33.2	34.5
Total budgetary revenues	311.2	332.2	338.8	351.4	366.7	380.7	395.5
Per cent of GDP[2]
Total tax revenues	12.3	12.7	12.4	12.4	12.4	12.4	12.4
Fuel charge proceeds	0.0	0.0	0.1	0.1	0.2	0.2	0.2
Employment Insurance premium revenues	1.0	1.0	1.0	1.0	1.0	1.0	0.9
Other revenues	1.3	1.3	1.2	1.3	1.3	1.3	1.3
Total budgetary revenues	14.5	14.9	14.7	14.8	14.9	14.8	14.8
Note:	Totals may not add due to rounding.
1	For comparison purposes with revenues presented over the projection period, 2017–18 figures have been restated to reflect the change in accounting treatment of the Canadian Commercial Corporation.
2	Figures for 2017-18 have been restated to reflect the historical revisions to the Canadian System of National Accounts, released on March 1st, 2019.

Table A2.5 sets out the Government’s projection for budgetary revenues. Overall, budgetary revenues are expected to increase by 6.7 per cent in 2018-19, reflecting robust year-to-date results and economic growth. Over the remainder of the forecast horizon, revenues are projected to grow at an average annual rate of 3.5 per cent, in line with projected growth in nominal GDP.

Details of Economic and Fiscal Projections	285

Personal income tax revenues—the largest component of budgetary revenues—are projected to increase by $9.2 billion, or 6.0 per cent, to $162.8 billion in 2018–19. The strong growth in 2018–19 is driven, in particular, by high employment, reflecting a strong labour market. Over the remainder of the projection period, personal income tax revenues are forecast to increase somewhat faster than growth in nominal GDP, averaging 4.3 per cent annually, given the progressive nature of the income tax system combined with projected real income gains.

Corporate income tax revenues are projected to increase by $4.2 billion, or 8.7 per cent, to $52.0 billion in 2018–19. This increase reflects growth in year-to-date revenues from a number of sectors, including finance, manufacturing, and wholesale trade, as well as several large reassessments resulting from audits. Revenues are then expected to decline in 2019–20 by 10.9 per cent, primarily due to the temporary cost of new tax measures to promote business investment announced in the 2018 Fall Economic Statement, as well as a projected slowdown in corporate profits. Over the remainder of the projection period, corporate income tax revenues are expected to grow at an average annual rate of 3.3 per cent.

Non-resident income tax revenues are taxes paid by non-residents on Canadian-sourced income, notably dividend and interest income. For 2018–19, non-resident income tax revenues are projected to increase by $1.7 billion, or 21.9 per cent, based on strong year-to-date results and the associated increase in dividend and interest income. Over the remainder of the forecast horizon, these revenues are projected to grow at an average annual rate of 0.7 per cent.

Goods and Services Tax (GST) revenues are forecast to grow by 7.8 per cent in 2018–19 based on year-to-date fiscal results. Over the remainder of the projection period, GST revenues are forecast to grow by 3.5 per cent per year, on average, in line with the outlook for taxable consumption.

Customs import duties are projected to grow 27.0 per cent in 2018–19, largely due to the temporary application of the steel and aluminum retaliatory tariffs. Over the remainder of the projection horizon, customs import duties are projected to decline at an average of 1.8 per cent, due to the assumed removal of steel and aluminum tariffs and the phase-out of tariffs under various trade agreements, including the Comprehensive and Progressive Agreement for Trans-Pacific Partnership and the Canada-United States-Mexico Agreement.

Other excise taxes and duties (OETD) revenues are projected to increase by $0.4 billion, or 3.2 per cent, to $12.0 billion in 2018–19, largely due to the higher excise duty on tobacco products announced in Budget 2018. Over the remainder of the projection horizon, OETD revenues are expected to grow at an average annual rate of 1.1 per cent based on historical consumption trends as well as the forecast of cannabis revenue.

Beginning in 2019–20, the revenue outlook includes an estimate for fuel charge proceeds that arise from the federal carbon pollution pricing system. The Government will return all direct proceeds from the fuel charge to the jurisdiction of origin. For jurisdictions that do not meet the Canada-wide federal standard for reducing carbon pollution—Ontario, New Brunswick, Manitoba and Saskatchewan—the bulk of these proceeds will be going to individuals and families through Climate Action Incentive payments. For jurisdictions that voluntarily adopted the federal system—Yukon and Nunavut—all direct proceeds will be returned to the governments of those jurisdictions.

286	Annex 2

EI premium revenues are projected to increase by 1.3 per cent in 2018–19 due to modest growth in insurable earnings coupled with an increase in the EI premium rate to $1.66 per $100 of insurable earnings in 2018. In 2019–20, EI premium revenues are then expected to grow 2.6 per cent, as stronger expected growth in earnings more than offsets the reduction in the EI premium rate in 2019 to $1.62 per $100 of insurable earnings (as announced by the Canada Employment Insurance Commission). Over the remainder of the forecast horizon, EI premium revenues are expected to continue on their upward trend based on projected growth in insurable earnings and a projected EI premium rate for 2020 of $1.61 per $100 of insurable earnings, after taking into account new EI measures announced in Budget 2019.

Other revenues are made up of three broad components: net income from enterprise Crown corporations; other program revenues, particularly consolidated Crown corporation revenues, returns on investments, proceeds from the sales of goods and services; and revenues in the Exchange Fund Account.

Enterprise Crown corporation revenues are projected to decrease slightly in 2018-19 and 2019-20 driven by expected declines in net income reported by Export Development Canada and Canada Mortgage and Housing Corporation. Revenue is expected to grow at an average annual rate of 8.1 per cent over the remainder of the forecast horizon, reflecting the outlooks presented in respective enterprise Crown corporation corporate plans.

Other program revenues are affected by consolidated Crown corporation revenues, interest and exchange rate movements (which affect the Canadian-dollar value of foreign-denominated assets), and flow-through items that give rise to an offsetting expense and therefore do not impact the budgetary balance. These revenues are projected to increase by 9.4 per cent in 2018–19, largely reflecting an increase in interest and penalties revenues due to higher interest rates and large company reassessments. Over the remainder of the forecast horizon, other program revenues are projected to increase at an average annual rate of 2.3 per cent as a result of growth in revenue from sales of goods and services and interest and penalties revenues.

Net foreign exchange revenues, which consist mainly of returns on investments held in the Exchange Fund Account, are volatile and sensitive to fluctuations in foreign exchange rates and foreign interest rates. These revenues are expected to decrease in 2018–19, due in large part to a decrease in the expected net income for the Exchange Fund Account. Over the remainder of the projection period, net foreign exchange revenues are projected to increase, largely as a result of a projected increase in interest rates.

Details of Economic and Fiscal Projections	287

288	Annex 2

3.3 Outlook for Program Expenses

Table A2.6

The Expense Outlook

billions of dollars

		Projection

	2017– 2018	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024
Major transfers to persons
Elderly benefits	50.6	53.3	56.2	59.7	63.3	66.9	70.6
Employment Insurance benefits[1]	19.7	18.8	19.9	21.5	23.0	24.0	24.8
Canada Child Benefit[2]	23.4	23.9	24.3	24.6	25.1	25.6	26.1
Total	93.8	96.0	100.4	105.8	111.4	116.4	121.5
Major transfers to other levels of government
Canada Health Transfer	37.1	38.6	40.4	41.8	43.3	44.9	46.6
Canada Social Transfer	13.7	14.2	14.6	15.0	15.5	15.9	16.4
Equalization	18.3	19.0	19.8	20.5	21.3	22.1	22.9
Territorial Formula Financing	3.7	3.8	3.9	4.2	4.3	4.4	4.6
Gas Tax Fund[3]	2.1	4.3	2.2	2.2	2.3	2.3	2.4
Home care and mental health	0.3	0.9	1.1	1.3	1.5	1.2	1.2
Other fiscal arrangements[4]	-4.7	-4.7	-5.1	-5.3	-5.5	-5.8	-6.0
Total	70.5	76.0	76.9	79.6	82.6	85.0	88.1
Direct program expenses
Fuel charge proceeds returned[5]	0.0	0.6	2.6	3.8	4.9	5.7	5.7
Other transfer payments	47.1	54.1	52.8	55.0	54.5	55.1	56.4
Operating expenses[6,7]	96.8	96.7	96.7	95.4	95.0	96.2	97.3
Total	144.0	151.5	152.1	154.2	154.3	156.9	159.4
Total program expenses	308.3	323.5	329.4	339.7	348.3	358.4	369.1
Per cent of GDP
Major transfers to persons	4.4	4.3	4.4	4.4	4.5	4.5	4.6
Major transfers to other levels of government	3.3	3.4	3.3	3.3	3.3	3.3	3.3
Direct program expenses	6.7	6.8	6.6	6.5	6.3	6.1	6.0
Total program expenses	14.4	14.6	14.3	14.3	14.1	14.0	13.8

Note: Totals may not add due to rounding.

1

EI benefits include regular EI benefits, sickness, maternity, parental, compassionate care, fishing and work-sharing benefits, and employment benefits and support measures. These represent about 90 per cent of total EI program expenses. The remaining EI costs relate mainly to administration and are part of operating expenses.

2

Includes retroactive payments for previous children’s benefits (Canada Child Tax Benefit and Universal Child Care Benefit) that existed prior to the introduction of the Canada Child Benefit in Budget 2016.

3	The Gas Tax Fund is a component of the Community Improvement Fund.
4

Other fiscal arrangements include the Youth Allowances Recovery; Alternative Payments for Standing Programs, which represent a recovery from Quebec of a tax point transfer; statutory subsidies; payments under the 2005 Offshore Arrangements; and established terms for repayable floor loans.

5	This will be included as a transfer payment in the Public Accounts of Canada.
6	This includes capital amortization expenses.
7	For comparison purposes with expenses presented over the projection period, 2017–18 figures have been restated to reflect the change in accounting treatment of the Canadian Commercial Corporation.

Details of Economic and Fiscal Projections	289

Table A2.6 provides an overview of the projections for program expenses, on an accrual basis, by major component. A more detailed outlook for 2018–19 and 2019–20 can be found in Tables A2.13 and A2.14, which provide a full estimates-budget reconciliation. Program expenses consist of major transfers to persons, major transfers to other levels of government and direct program expenses.

Major transfers to persons are projected to increase from $96.0 billion in 2018–19 to $121.5 billion in 2023–24. Major transfers to persons consist of elderly, EI and children’s benefits.

Elderly benefits, which are comprised of Old Age Security, Guaranteed Income Supplement and Allowance payments to qualifying seniors, are projected to grow from $53.3 billion in 2018–19 to $70.6 billion in 2023–24, or approximately 5.8 per cent per year. The expected increase in elderly benefits is due to projected consumer price inflation, to which benefits are fully indexed, and a projected increase in the population of seniors.

EI benefits are projected to decrease by 4.7 per cent to $18.8 billion in 2018–19, driven by a falling unemployment rate. Over the remainder of the horizon, EI benefits are projected to grow at an average of 5.7 per cent annually, reflecting expected gains in average weekly benefits and modest increases in the number of EI beneficiaries as the unemployment rate is projected to stabilize at around 6.0 per cent after 2019, based on the outlook provided by private sector forecasters.

Canada Child Benefits (CCB) are projected to rise from $23.9 billion in 2018–19 to $26.1 billion in 2023–24, or approximately 1.7 per cent annually, largely reflecting the full indexation of the CCB to consumer price inflation.

Major transfers to other levels of government, which include the Canada Health Transfer (CHT), the Canada Social Transfer (CST), Equalization, Territorial Formula Financing and the Gas Tax Fund, among others, are expected to increase over the forecast horizon, from $76.0 billion in 2018–19 to $88.1 billion in 2023–24.

The CHT is projected to grow from $38.6 billion in 2018–19 to $46.6 billion in 2023–24. The CHT grows in line with a three-year moving average of nominal GDP growth, with funding guaranteed to increase by at least 3.0 per cent per year. The CST is legislated to grow at 3.0 per cent per year. Gas Tax Fund commitments are expected to increase to $4.3 billion in 2018-19 due to a one-time transfer of $2.2 billion proposed in this budget. In 2019–20 and beyond, base Gas Tax Fund commitments are indexed at 2.0 per cent per year, with increases applied in $100 million increments. Announced in Budget 2017, home care and mental health transfers in support of provincial and territorial home care and mental health initiatives will grow from $0.9 billion in 2018–19 to $1.2 billion in 2023–24.

Direct program expenses are projected to rise to $151.5 billion in 2018–19 and further to $159.4 billion by 2023–24. Direct program expenses include transfer payments administered by departments and operating expenses.

290	Annex 2

The projected increase in direct program expenses is driven, in large part, by the introduction of the federal carbon pollution pricing system and the associated return of direct fuel charge proceeds, which are expected to increase from $0.6 billion in 2018–19 to $5.7 billion in 2023–24. There is also a projected increase in other transfer payments administered by departments over the forecast horizon, including transfers to provincial, municipal and Indigenous governments and post-secondary institutions for investments in infrastructure. Other transfer payments are projected to increase from $54.1 billion in 2018–19 to $56.4 billion in 2023–24.

Operating expenses reflect the cost of doing business for more than 100 government departments, agencies and Crown corporations, and are projected to reach $96.7 billion in 2018–19. Operating expenses are projected to decrease to $95.0 billion in 2021–22, and then grow to $97.3 billion in 2023–24. The growth in operating expenses is composed of average annual growth of about 3 per cent in departmental expenses, which is offset by falling expenses related to pensions and employee future benefits, reflecting the projected rise in long-term interest rates.

3.4 Financial Source/Requirement

The budgetary balance is presented on a full accrual basis of accounting, recording government revenues and expenses when they are earned or incurred, regardless of when the cash is received or paid.

In contrast, the financial source/requirement measures the difference between cash coming in to the Government and cash going out. This measure is affected not only by the budgetary balance, but also by the Government’s non-budgetary transactions. These include changes in federal employee pension liabilities; changes in non-financial assets; investing activities through loans, investments and advances; and changes in other financial assets and liabilities, including foreign exchange activities.

Details of Economic and Fiscal Projections	291

Table A2.7

The Budgetary Balance, Non-Budgetary Transactions and Financial Source/Requirement

billions of dollars

		Projection

	2017– 2018	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024
Budgetary balance	-19.0	-14.9	-19.8	-19.7	-14.8	-12.1	-9.8
Non-budgetary transactions
Pensions and other accounts	10.4	7.5	6.3	2.9	0.6	-1.2	-1.6
Non-financial assets[1]	-3.9	-4.0	-2.6	-2.6	-2.8	-2.1	-1.5
Loans, investments and advances
Enterprise Crown corporations	-2.1	-5.0	-7.0	-6.0	-7.7	-7.2	-5.8
Other	-1.0	-5.4	-0.6	-2.3	-2.2	-2.2	-2.0
Total	-3.1	-10.4	-7.6	-8.3	-9.9	-9.4	-7.8
Other transactions
Accounts payable, receivable, accruals and allowances[1]	4.3	7.6	-7.1	-6.0	-5.8	-3.8	-4.6
Foreign exchange activities	1.9	1.5	-1.0	-3.6	-3.9	-4.0	-3.9
Total	6.1	9.1	-8.1	-9.6	-9.7	-7.8	-8.6
Total	9.5	2.3	-12.1	-17.7	-21.8	-20.5	-19.5
Financial source/requirement	-9.4	-12.6	-31.9	-37.3	-36.6	-32.5	-29.3

Note: Totals may not add due to rounding.

1

For comparison purposes with financial results presented over the projection period, 2017–18 figures have been restated to reflect the change in accounting treatment of the Canadian Commercial Corporation.

As shown in Table A2.7, a financial requirement is projected over the entire forecast period. The projected financial requirements for 2018–19 to 2023–24 largely reflect requirements associated with the budgetary balance, increases in retained earnings of enterprise Crown corporations, and growth in other assets, including financing of the Exchange Fund Account.

A financial source is projected for pensions and other accounts for 2018–19 to 2021–22. Pensions and other accounts include the activities of the Government of Canada’s employee pension plans and those of federally appointed judges and Members of Parliament, as well as a variety of other employee future benefit plans, such as health care and dental plans, and disability and other benefits for veterans and others. The financial source for pensions and other accounts largely reflects adjustments for pension and benefit expenses not funded in the period.

292	Annex 2

Financial requirements for non-financial assets mainly reflect the difference between cash outlays for the acquisition of new tangible capital assets and the amortization of capital assets included in the budgetary balance. They also include disposals of tangible capital assets and changes in inventories and prepaid expenses. A net cash requirement of $2.6 billion is estimated for 2019–20.

Loans, investments and advances include the Government’s investments in enterprise Crown corporations, such as Canada Mortgage and Housing Corporation (CMHC), Export Development Canada, the Business Development Bank of Canada (BDC) and Farm Credit Canada (FCC). They also include loans, investments and advances to national and provincial governments and international organizations, and for government programs. The requirements for enterprise Crown corporations projected from 2018–19 to 2023–24 reflect retained earnings of enterprise Crown corporations as well as the Government’s decision in Budget 2007 to meet all the borrowing needs of CMHC, BDC and FCC through its own domestic debt issuance. In general, loans, investments and advances are expected to generate additional revenues for the Government in the form of interest or additional net profits of enterprise Crown corporations, which partly offset debt charges associated with these borrowing requirements. These revenues are reflected in projections of the budgetary balance.

Other transactions include the payment of tax refunds and other accounts payable, the collection of taxes and other accounts receivable, the conversion of other accrual adjustments included in the budgetary balance into cash, as well as foreign exchange activities. Projected cash requirements associated with other transactions mainly reflect forecast increases in the Government’s official international reserves held in the Exchange Fund Account, as per the prudential liquidity plan, as well as projected growth in accounts receivable, in line with historical trends.

Details of Economic and Fiscal Projections	293

4. Supplementary Information

4.1 Policy Actions Announced since the 2018 Fall Economic Statement

Table A2.8

Policy Actions Announced since the 2018 Fall Economic Statement 1 millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Government Operations, Fairness and Openness	45	177	100	83	83	83	571
Real Property Price and Volume Protection	1	64	64	64	64	64	319
Funding for Public Services and Procurement Canada to support price and volume fluctuations related to real property assets.
Expediting Access to Pardons for Simple Cannabis Possession Convictions	0	2	0	0	0	0	2

Funding provided to the Parole Board of Canada and the Royal Canadian Mounted Police to support legislation to expedite access to pardons for Canadians previously convicted of simple possession of cannabis.

Canada Summer Jobs 2019-20	4	62	0	0	0	0	66
Funding provided to Employment and Social Development Canada to continue the Government’s commitment to double Canada Summer Job placements in summer 2019-20.
Digital Democracy Project	1	7	0	0	0	0	8

Funding provided to Canadian Heritage for measures to support citizen digital literacy ahead of the 2019 General Election. This initiative will aim to equip Canadians with knowledge of deceptive practices and the tools to navigate the internet and better understand information consumption online more generally.

Establishing Two New Departments: Indigenous Services Canada and Crown-Indigenous Relations and Northern Affairs Canada	40	41	36	19	19	19	175
Funding provided to support the stand-up of the departments of Indigenous Services Canada and Crown-Indigenous Relations and Northern Affairs Canada.
Veterans Affairs Canada Adjustments for Non-discretionary Cost Fluctuations*	–	–	–	–	–	–	–
Funding adjustments for Veterans Affairs Canada to reflect non-discretionary costs increases or savings based on take-up for benefits.
Royal Canadian Mounted Police Disability Pension Program Adjustments*	–	–	–	–	–	–	–
Funding adjustments for the Royal Canadian Mounted Police (RCMP) to reflect non-discretionary cost increases for the RCMP disability pension program adjustments.
Improving the Safety of LGBTQ2+ Communities	0	1	0	0	0	0	1

Funding is provided to Public Safety Canada to support the work of Pride Toronto, particularly as it relates to developing a better understanding of LGBTQ2+ victimization (including hate crimes) and contributing to the implementation of education and prevention tools. Funding is also provided to Canadian Heritage to support Pride Toronto’s efforts to raise awareness among Canadians about the 50th anniversary of the decriminalization of homosexuality in Canada.

294	Annex 2

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Growth, Innovation, Infrastructure and the Environment	29	259	270	326	140	97	1,122
Canada Reaches for the Moon and Beyond	0	10	48	67	55	30	209

Funding provided to the Canadian Space Agency to develop and contribute a smart robotic system – including a third generation artificial intelligence-enabled Canadarm – that will repair and maintain the NASA-led Lunar Gateway, a project that will see humans return to the Moon and set the stage for further exploration to Mars. This investment includes support for a new Lunar Exploration Accelerator Program to help small and medium-sized businesses in Canada develop new technologies to be used and tested in lunar orbit and on the Moon’s surface.

Department of Finance Support for Government Priorities	1	3	3	3	3	3	16
Funding provided to the Department of Finance to address pressures stemming from an increasing workload that the Department has undertaken in meeting Government priorities.
Deconstruction of Champlain Bridge	15	86	156	170	0	0	426

Funding announced in February 2019 for Jacques Cartier and Champlain Bridges Incorporated to deconstruct the Champlain Bridge following the entrance in service of the new bridge – the Samuel de Champlain Bridge.

Support for Provincial Infrastructure Priorities	6	42	43	43	47	27	208
Less: Year-over-year Reallocation of Funding	-5	-18	-12	16	4	5	-11
Funding provided to Infrastructure Canada to support provincial infrastructure priorities.
Reallocating Funding for the Icefields Trail Project	0	0	0	0	-4	-4	-7

In January 2019, the Minister of Environment and Climate Change announced that the Parks Canada Agency will not be proceeding with the Icefields Trail project in Jasper National Park. The remaining funding has been reallocated towards other priorities, including addressing wildfire damage in Waterton Lakes National Park and undertaking environmental activities at the Sable Island National Park Reserve. The remaining funding for the project has been returned to the fiscal framework.

Operating Funding for Windsor-Detroit Bridge Authority	0	29	29	28	35	36	157

Funding provided for the Windsor-Detroit Bridge Authority to manage the Gordie Howe International Bridge project. This will ensure the corporation has the required resources for project delivery during the construction period.

Restoring Rail Service to Churchill, Manitoba	10	0	0	0	0	0	10

Financing provided by Export Development Canada via the Canada Account for the acquisition, repairs and operation required by the Hudson Bay Railway Company, the Hudson Bay Port Company, and the Churchill Marine Tank Farm.

Response to Intercity Bus Service Disruptions in Western Canada	3	8	5	0	0	0	15

Funding provided to Western Economic Diversification Canada and Crown-Indigenous Relations and Northern Affairs Canada to support communities affected by the cancellation of Greyhound Canada’s bus service in Western Canada. This will allow for service to affected communities to continue where no other service provider has emerged.

Supporting Small and Medium-Sized Businesses that Produce and Use Steel and Aluminum	0	100	0	0	0	0	100

Funding provided to the regional development agencies to support small and medium-sized enterprises that are either producers or downstream users of steel and aluminum. This is part of the Government’s continued efforts to defend and protect the interests of Canadian workers and businesses facing U.S. Section 232 tariffs on Canadian steel and aluminum exports.

Labour Markets, Health, Safety and Economic Prosperity of Canadians	113	24	0	0	0	0	137

Details of Economic and Fiscal Projections	295

Table A2.8

Policy Actions Announced since the 2018 Fall Economic Statement 1 millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Trans Mountain Pipeline Consultations and National Energy Board Reconsideration	25	29	0	0	0	0	55
Less: NEB Cost Recovery	-8	-1	0	0	0	0	-9
Less: Funds Sourced from Existing Departmental Resources	-5	-5	0	0	0	0	-10

Funding provided to Natural Resources Canada, Fisheries and Oceans Canada, Transport Canada, Crown-Indigenous Relations and Northern Affairs Canada, Indigenous Services Canada, and the National Energy Board (NEB) to re-initiate consultations on the proposed Trans Mountain Pipeline Expansion Project and to support NEB reconsideration of the project. Funding provided to the NEB will be fully cost-recovered from industry.

Emergency Management Assistance Program	102	0	0	0	0	0	102
Funding provided to Indigenous Services Canada to support the Emergency Management Assistance Program with the costs of response and recovery activities on reserve following an emergency event.
Trade, International Relations and Security	24	58	36	20	19	19	176
Expo 2020	12	9	14	4	0	0	40
Less: Year-over-year Reallocation of Funding	-12	12	3	-3	0	0	0

Funding provided to Global Affairs Canada for Canada’s participation in World Expo 2020, to be hosted in Dubai. This will be an opportunity to showcase Canada as a destination for trade, investment, tourism and culture, to a large international audience.

Global Affairs Canada Adjustments for Non- Discretionary Cost Fluctuations	24	37	19	19	19	19	136

Funding provided to Global Affairs Canada for non-discretionary cost increases affecting missions abroad, such as changes in exchange rates and inflation. This will allow the Government to maintain its high standards for the delivery of overseas operations.

(Net) fiscal impact of non-announced measures	1,197	450	165	172	-25	-27	1,932

The net fiscal impact of measures that are not announced is presented at the aggregate level, and would include provisions for anticipated Cabinet decisions not yet made and funding decisions related to national security, commercial sensitivity, collective bargaining and litigation issues.

Grand Total	1,409	968	571	602	216	171	3,937
Note:	Totals may not add due to rounding.
1

The Government’s spending plans are generally laid out in the annual budget. Due to operational reasons, some funding decisions may be required between budgets. All such “off-cycle” funding decisions taken since the 2018 Fall Economic Statement that are not discussed in the previous chapters are detailed in this table.

*

Public Sector accounting rules require that the present value of all increased future payments to eligible recipients be recognized up-front when changes are made to benefit plans as well as on an annual basis based on actuarial forecasts. As such, funding adjustments on an accrual basis have already been accounted for. The actual cost of adjustments for approved benefits for all eligible recipients is reflected in the cash table (see Table A2.10)

296	Annex 2

4.2 Other Budget 2019 Measures (Not Included in Previous Chapters)

Table A2.9

Other Budget 2019 Measures

millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Government Operations, Fairness and Openness	0	453	237	244	239	275	1,448
Better Digital Services for Canadians	0	0	12	12	0	0	24
Funding to extend the mandate of the Canadian Digital Service, which works with federal organizations to design, prototype and build better digital services for Canadians.
Insuring Income Replacement Benefits for Medically Released Members of the Forces	0	182	182	182	182	182	910
Funding to cover anticipated costs under the Service Income Security Insurance Plan and Long-term Disability
Federal Public Service Dental Plan Amendments	0	11	14	15	15	16	71
To implement plan amendments as a result of an arbitral decision on negotiations for the Public Service Dental Care Plan
Maintaining Service Levels of the Controlled Goods Program	0	4	4	4	0	0	12

Funding provided to Public Services and Procurement Canada to maintain the Controlled Goods Program, which oversees the examination, possession and transfer of controlled goods (primarily defence weaponry) within Canada.

Industrial Security Systems Transformation Project	0	2	1	1	6	6	16

Funding provided to Public Services and Procurement Canada to upgrade the current aging information technology systems that support the Contract Security and the Controlled Goods Programs with a single unified solution that will provide industry with a self-service electronic interface with the federal government.

Cost and Profit Assurance Program	0	3	3	3	0	0	9

Funding provided to Public Services and Procurement Canada to provide clarity to businesses (primarily to those with defence contracts) and to ensure that procurement continues to be fair and transparent to both Canadian businesses and taxpayers.

Predictable Capital Funding	0	3	11	20	45	80	158

Funding provided to Public Services and Procurement Canada to improve the management of its portfolio of assets. Proposed projects include the rehabilitation of the Alaska Highway, and the replacement of the breaker transformation distribution system at the Sinclair Center in Vancouver.

Real Property Repairs and Maintenance	0	275	0	0	0	0	275

Funding provided to Public Services and Procurement Canada’s Federal Accommodation Program to maintain current office accommodation and related real property service levels to federal departments and agencies.

Details of Economic and Fiscal Projections	297

Table A2.9

Other Budget 2019 Measures

millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Supporting the Canadian Human Rights Commission and Access to Justice	0	1	1	1	1	1	4

Funding proposed for the Canadian Human Rights Commission to implement a modern and streamlined case management system. The new system will better support the operational needs of the Commission, as well as access to justice for Canadians.

Supporting the Delivery of Justice through the Courts Administration Service	0	2	2	2	5	3	13
Funding proposed for the Courts Administration Service to increase capacity to translate Federal Court decisions and to relocate the federal courthouse in Montreal.
Protecting the Privacy of Canadians	0	5	5	4	4	4	22

Funding proposed for the Office of the Privacy Commissioner to enhance the Office’s capacity, including its ability to engage with Canadian individuals and businesses, address complaints and respond to privacy issues as they occur.

Supporting the Public Prosecution Service of Canada	0	4	21	21	21	21	89
Funding proposed for the Public Prosecution Service of Canada to support the continued fulfillment of its responsibilities to carry out the prosecution of criminal offences under federal law.
Support for Access to Information	0	3	0	0	0	0	3
Funding proposed for the Office of the Information Commissioner to enable it to continue resolving new and existing complaints regarding access to information requests.
Improving Labour Standards in CPTPP Partner Countries	0	1	1	1	1	1	3
Less: Funds Sourced from Existing Departmental Resources	0	-1	-1	-1	-1	-1	-3
Funding proposed for Employment and Social Development Canada to promote, monitor and enforce labour standards in CPTPP partner countries. To be sourced from existing departmental reference levels.
Ensuring Income Security Benefits are Fair and Efficient	0	32	36	35	15	15	133
Less: Foregone Revenues	0	13	38	39	41	42	173
Projected Savings	0	-97	-99	-101	-101	-101	-499

Funding proposed to Employment and Social Development Canada to support enhanced oversight and assessment of benefit entitlements and detect fraud and abuse. As ESDC has a proven track record for successfully recovering overpayments, Budget 2019 accounts for the expected revenue impact of approximately $500 million over five years.

298	Annex 2

Table A2.9

Other Budget 2019 Measures

millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Supporting Judicial Advisory Committee Members	0	1	1	1	1	1	6

Funding is proposed for the Office of the Commissioner for Federal Judicial Affairs to provide a per diem to non-judicial members of Judicial Advisory Committees. Judicial Advisory Committees help to inform federal judicial appointments, and play a key role in upholding a judicial appointment process that is fair, neutral, and conscious of the diversity of Canada.

Canadian Energy Regulator Transition Costs	0	4	0	0	0	0	4
Less: Costs to Be Recovered	0	-1	0	0	0	0	-1
Funding proposed for the National Energy Board to support its transition to its new role as the Canadian Energy Regulator.
Fisheries and Oceans Canada – Advancing Reconciliation	0	5	5	4	4	4	23
Funding is proposed for Fisheries and Oceans Canada to support its capacity to work with Indigenous groups and advance reconciliation.
Growth, Innovation, Infrastructure and the Environment	0	459	650	152	116	64	1,442
Canada’s Marine Safety Response	0	15	15	15	0	0	46
Less: Funds Sourced from Existing Departmental Resources	0	0	0	0	0	0	-1

Funding proposed for the Canadian Coast Guard, Transport Canada and Environment and Climate Change Canada to continue to improve marine environmental response planning. This brings together federal, provincial and Indigenous partners to jointly plan for a quicker and more efficient response to marine pollution incidents. Fast, efficient responses help to ensure that if incidents happen, our environment and communities stay safe.

Ensuring Continued Access to US Markets for Canadian Meat Products	0	13	13	0	0	0	26

Funding proposed for the Canadian Food Inspection Agency to maintain its Daily Shift Inspection Presence Program. This program provides additional food safety inspection resources at all Canadian meat processing facilities to ensure continued access to the U.S. market for Canadian meat products.

Protecting Against Bovine Spongiform Encephalopathy in Canada	0	40	40	40	40	40	199

Funding proposed for the Canadian Food Inspection Agency, Health Canada, and the Public Health Agency of Canada to maintain world class inspection programs to protect against Bovine Spongiform Encephalopathy in the Canadian cattle herd. These programs help ensure that Canadian cattle and beef products are safe for consumers at home and abroad, thereby protecting the health of Canadians and maintaining access to international markets for Canadian cattle and beef products.

Safe and Secure Road and Rail Transportation	0	73	72	61	57	1	264

Funding proposed for Transport Canada to continue oversight and regulation of motor vehicle safety, railway safety and transportation of dangerous goods, and to support the continuation of passenger rail services to remote communities with no alternative means of surface transportation. This will support safe transportation on Canadian roads and railways, and access to transportation services for remote communities.

Details of Economic and Fiscal Projections	299

Table A2.9

Other Budget 2019 Measures

millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Delivering Better Service for Air Travellers	0	296	871	7	0	0	1,175
Less: Costs to be Recovered	0	0	0	0	-12	-16	-27
Less: Funds Sourced from Existing Departmental Resources	0	0	-426	-32	-32	-32	-523

Funding is proposed for the Canadian Air Transport Security Authority (CATSA), Transport Canada and the Royal Canadian Mounted Police to ensure that air travellers and workers at airports are effectively screened. The Government also proposes to provide funding for the Canadian Transportation Agency and Transport Canada in support of transitioning CATSA to an independent, not-for-profit entity. The Government intends to introduce legislation to establish this entity.

Cleaning-up Federal Contaminated Sites	0	0	22	22	22	22	87
Funding is proposed to renew the Federal Contaminated Sites Action Plan to continue work to address contaminated sites for which the federal government has responsibility.
Implementing a Federal Carbon Offset System	0	3	4	3	3	3	15
Less: Funds Sourced from Existing Departmental Resources	0	-2	-2	-2	-2	-2	-11

Providing compliance flexibility for participating facilities is an important feature of the federal output-based carbon pollution pricing system. To support Canada’s actions to reduce greenhouse gas emissions, funding is proposed for Environment and Climate Change Canada to develop the information technology infrastructure and tracking systems required for a national carbon offset credit system.

Supporting Capital Assets in Canada’s National Parks, Conservation Areas and Historic Sites	0	0	3	5	4	7	19

Funding proposed for capital projects in national parks, national marine conservation areas and national historic sites administered by the Parks Canada Agency. The Government will also introduce amendments to the Parks Canada Agency Act to create a standard, one-year appropriation authority for the Agency to ensure that Canadians continue to enjoy Canada’s natural treasures in our national parks, heritage sites, and marine conservation areas and to better manage heritage, tourism, waterway, and highway assets.

Enhancing Canada’s Global Arctic Leadership	0	6	7	7	7	7	34

Funding proposed for Global Affairs Canada to enhance Canada’s global Arctic leadership, by strengthening Canada’s engagement in the Arctic Council, creating the first Arctic Council-related permanent secretariat in Canada (for the Sustainable Development Working Group), increasing the participation of northerners in Arctic Council and Arctic research activities, and providing northern youth with international learning opportunities.

Increased Funding for the Regional Development Agencies	0	9	13	0	0	0	23

Funding proposed for Atlantic Canada Opportunities Agency, Canada Economic Development for Quebec Regions, and Western Economic Diversification Canada that is equivalent to repayable contributions collected in 2018-19, based on current estimates. Access to funding will be based on actual repayments in 2018-19. In addition, permanent funding of $184.5 million per year ($97.8 million per year on an accrual basis), starting in 2024-25, to the Federal Development Agency of Southern Ontario to support innovation and economic growth in southern Ontario.

300	Annex 2

Table A2.9

Other Budget 2019 Measures

millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Preparing for a New Generation of Wireless Technology	0	7	19	27	30	35	117

Funding proposed for Innovation, Science and Economic Development Canada to continue to effectively manage wireless networks in Canada. This will support equipment modernization and the development of innovative tools and systems to enhance ongoing efforts to minimize network interference and verify compliance with health and safety standards, including in the context of the new generation of wireless networks, referred to as 5G.

Labour Markets, Health, Safety and Economic Prosperity of Canadians	0	334	327	38	37	35	771
Supporting the Harbourfront Centre	0	0	0	7	7	7	20

Funding proposed for Canadian Heritage to support the operations of the Harbourfront Centre in Toronto and to help the Centre to continue to provide internationally-renowned programming in arts, culture, education and recreation.

Boosting the Capacity of the Federal Mediation and Conciliation Services	0	1	1	1	1	1	5
Funding proposed for Employment and Social Development Canada to support the hiring of additional mediators to strengthen the Federal Mediation and Conciliation Service’s overall advisory capacity.
Providing Health Care to Refugees and Asylum Seekers	0	125	158	0	0	0	283

Funding proposed for Immigration, Refugees and Citizenship Canada to provide increased funding for the Interim Federal Health Program. This will promote better public health outcomes for both Canadians and those seeking asylum in Canada.

Modernizing Canada’s Border Operations	0	127	134	24	23	24	332
Less: Funds Previously Provisioned in the Fiscal Framework	0	-21	-17	-1	-2	-3	-44

Funding proposed for the Canada Border Services Agency to support effective border management and enforcement, and to modernize border operations. This funding will facilitate the safe and timely flow of transactions at the border.

Support for the Correctional Service of Canada	0	95	0	0	0	0	95

Funding proposed for the Correctional Service of Canada to support existing operations. The Correctional Service of Canada is responsible for the safe and humane custody of offenders serving sentences of two years or more and for assisting in offender rehabilitation, encouraging offenders to become law-abiding citizens when they return to the community.

Protecting the Rights and Freedoms of Canadians	0	5	6	7	8	6	32

Funding is proposed for the Canadian Security Intelligence Service to continue efforts to modernize its framework for compliance with Canadian law, Ministerial direction, and Federal Court requirements, as well as CSIS’ internal policies, in a manner that protects national security interests and respects the rights and freedoms of Canadians.

Enhancing Indigenous Consultation and Capacity Support	0	2	2	0	0	0	3

Funding proposed for Crown-Indigenous Relations and Northern Affairs Canada to support Indigenous partners’ development of, and participation in, consultation processes with the Government of Canada through Consultation Protocols.

Details of Economic and Fiscal Projections	301

Table A2.9

Other Budget 2019 Measures

millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
On-Reserve Income Assistance: Case Management and Pre-Employment Support	0	0	39	0	0	0	39
Funding proposed for Indigenous Services Canada to support individuals to transition from income assistance to employment and education.
Matrimonial Real Property Implementation Support Program	0	0	3	0	0	0	3

Funding proposed for Crown-Indigenous Relations and Northern Affairs Canada to support First Nations in developing their own community-specific matrimonial real property laws, and to provide targeted training and awareness activities to law enforcement and members of the judiciary.

Improving the Health and Safety of Canadian Workers	0	1	1	1	1	1	4

Funding provided to the Canadian Centre for Occupational Health and Safety (CCOHS) in support of its Employee Benefit Plan premiums. This will allow the CCOHS to continue its important work to safeguard and improve the physical and mental health of Canada’s workers.

Trade, International Relations and Security	248	5	4	1	1	1	260
Supporting the World Bank	248	0	0	0	0	0	248

Funding to purchase Canada’s International Bank for Reconstruction and Development (IBRD) shares, which will increase the World Bank’s financial capacity and allow the institution to provide more financing for developing countries to promote sustainable economic growth.

Administration of New Free Trade Agreement Measures and Steel Safeguards	0	5	4	1	1	1	12

Funding proposed for Global Affairs Canada for the implementation of new trade openings and control measures under the Comprehensive and Progressive Agreement for Trans-Pacific Partnership (CPTPP) and Canada-United States-Mexico Agreement (CUSMA). These trade agreements will benefit Canadian companies, providing new trade opportunities in the Asia-Pacific region, as well as reinforcing and modernizing trade relationships across North America. Funding is also proposed for Global Affairs Canada for the administration of potential import safeguards on certain steel products.

(Net) fiscal impact of measures discussed in Tax Measures: Supplementary Information and Strengthening and Modernizing Canada’s Financial Sector (Annex 4)	–	1	4	4	4	5	18
(Net) fiscal impact of non-announced measures	-267	-533	-323	-2,056	-978	-1,585	-5,742

The net fiscal impact of measures that are not announced is presented at the aggregate level, and would include provisions for anticipated Cabinet decisions not yet made and funding decisions related to national security, commercial sensitivity, collective bargaining and litigation issues.

Grand Total	-18	718	898	-1,617	-580	-1,206	-1,804
Note:	Totals may not add due to rounding

302	Annex 2

Table A2.10

Policy Actions since the 2018 Fall Economic Statement by Department (estimates basis)

millions of dollars (cash basis)

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total (Cash)
Canadian Heritage	1	7	0	0	0	0	8
Digital Democracy Project	1	7	0	0	0	0	8
Improving the Safety of LGBTQ2+ Communities	0	0.3	0	0	0	0	0.3
Canadian Space Agency	0	10	61	221	265	240	797
Canada Reaches for the Moon and Beyond	0	10	61	221	265	240	797
Crown-Indigenous Relations and Northern Affairs Canada	7	8	5	0	0	0	20
Establishing Two New Departments: Indigenous Services Canada and Crown-Indigenous Relations and Northern Affairs Canada	5	5	4	0	0	0	14
Response to Intercity Bus Service Disruptions in Western Canada	2	3	1	0	0	0	5
Trans Mountain Pipeline Consultations and National Energy Board Reconsideration	0	1	0	0	0	0	1
Department of Finance Canada	1	3	3	3	3	3	16
Department of Finance Support for Government Priorities	1	3	3	3	3	3	16
Employment and Social Development Canada	4	62	0	0	0	0	66
Canada Summer Jobs 2019-20	4	62	0	0	0	0	66
Fisheries and Oceans Canada	2	3	0	0	0	0	5
Trans Mountain Pipeline Consultations and National Energy Board Reconsideration	2	3	0	0	0	0	5
Global Affairs Canada	36	59	36	21	19	19	176
Expo 2020	0	22	17	2	0	0	40
Global Affairs Canada Adjustments for Non-Discretionary Fluctuations	24	37	19	19	19	19	136
Indigenous Services Canada	137	37	32	19	19	19	263
Emergency Management Assistance Program	102	0	0	0	0	0	102
Establishing Two New Departments: Indigenous Services Canada and Crown-Indigenous Relations and Northern Affairs Canada	35	36	32	19	19	19	160
Trans Mountain Pipeline Consultations and National Energy Board Reconsideration	0	1	0	0	0	0	1
Infrastructure Canada	1	24	30	59	50	33	197
Support for Provincial Infrastructure Priorities	1	24	30	59	50	33	197
Regional Development Agencies (allocation to be determined)	0	100	0	0	0	0	100
Supporting Small and Medium-Sized Businesses that Produce and Use Steel and Aluminum	0	100	0	0	0	0	100
Jacques Cartier and Champlain Bridge Inc.	15	86	156	170	0	0	426
Deconstruction of the Champlain Bridge	15	86	156	170	0	0	426
National Energy Board	8	1	0	0	0	0	9
Trans Mountain Pipeline Consultations and National Energy Board Reconsideration	8	1	0	0	0	0	9
Natural Resources Canada	7	17	0	0	0	0	24
Trans Mountain Pipeline Consultations and National Energy Board Reconsideration	7	17	0	0	0	0	24
Parks Canada	0	0	-16	0	0	0	-15
Reallocating Funding for the Icefields Trail Project	0	0	-16	0	0	0	-15
Parole Board of Canada	0	1	0	0	0	0	1
Expediting Access to Pardons for Simple Cannabis Possession Convictions	0	1	0	0	0	0	1
Public Safety Canada	0	0	0	0	0	0	1
Improving the Safety of LGBTQ2+ Communities	0	0	0	0	0	0	1
Public Services and Procurement Canada	1	64	64	64	64	64	319
Supporting Price and Volume Fluctuations Related to Real Property Assets	1	64	64	64	64	64	319
Royal Canadian Mounted Police	29	93	0	0	0	0	121
Expediting Access to Pardons for Simple Cannabis Possession Convictions	0	1	0	0	0	0	1
Royal Canadian Mounted Police Disability Pension Program Adjustments	29	92	0	0	0	0	120
Transport Canada	2	3	0	0	0	0	4
Trans Mountain Pipeline Consultations and National Energy Board Reconsideration	2	3	0	0	0	0	4
Veterans Affairs Canada	323	240	0	0	0	0	563
Veterans Affairs Canada Adjustments for Non-discretionary Cost Fluctuations	323	240	0	0	0	0	563
Western Economic Diversification Canada	1	5	4	0	0	0	10
Response to Intercity Bus Service Disruptions in Western Canada	1	5	4	0	0	0	10
Windsor-Detroit Bridge Authority	0	29	29	28	35	36	157
Operating Funding for Windsor-Detroit Bridge Authority	0	29	29	28	35	36	157
Total – Voted Budgetary Measures Since the 2018 Fall Economic Statement by Department	568	869	415	584	455	416	3,307
Other	4	-18	-12	0	0	-3	-29
Total - All Policy Actions Since the 2018 Fall Economic Statement	572	851	403	584	455	413	3,278
Note:	Totals may not add due to rounding

Details of Economic and Fiscal Projections	303

Table A2.11

Budget 2019 Measures by Department (estimates basis)

millions of dollars (cash basis)

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total (Cash)
Administrative Tribunals Support Service of Canada	0	1	1	1	1	1	4
Resolving Income Security Program Disputes More Quickly and Easily	0	1	1	1	1	1	4
Agriculture and Agri-Food Canada	0	19	19	19	19	19	95
A Food Policy for Canada	0	19	19	19	19	19	95
Atlantic Canada Opportunities Agency	0	27	13	9	9	9	67
A Just Transition for Coal Power Workers and Communities	0	0	9	9	9	9	36
Launching a Federal Strategy on Jobs and Tourism	0	2	4	0	0	0	6
Increased Funding for the Regional Development Agencies	0	25	0	0	0	0	25
Canada Border Services Agency	0	262	337	193	188	276	1,257
Addressing the Challenges of African Swine Fever	0	6	9	6	6	6	32
Enhancing Accountability and Oversight of the CBSA	0	1	2	3	3	3	11
Enhancing the Integrity of Canada’s Borders and Asylum System	0	106	158	102	8	8	382
Helping Travellers Visit Canada	0	13	17	0	0	0	30
Modernizing Canada’s Border Operations	0	135	148	76	159	247	765
Protecting People from Unscrupulous Immigration Consultants	0	2	2	2	2	2	10
Strengthening Canada’s AML-ATF Regime	0	0	2	5	11	10	28
Canada Economic Development for Quebec Regions	0	3	57	0	0	0	60
Launching a Federal Strategy on Jobs and Tourism	0	3	6	0	0	0	9
Increased Funding for the Regional Development Agencies	0	0	51	0	0	0	51
Canada Mortgage and Housing Corporation	0	33	61	110	144	159	507
Expanding the Rental Construction Financing Initiative	0	18	40	84	115	129	385
Introducing the First-Time Home Buyer Incentive	0	15	21	27	29	30	121
Canada Revenue Agency	0	61	77	77	76	75	367
Access to Charitable Tax Incentives for Not-for-Profit Journalism	0	1	3	2	2	1	9
Ensuring Proper Payments for Public Servants	0	9	0	0	0	0	9
Improving Access to the Canada Workers Benefit Throughout the Year	0	4	1	0	0	0	4
Improving Client Services at the Canada Revenue Agency	0	9	11	12	12	8	50
Improving Tax Compliance	0	29	53	53	52	54	241
Taking Action to Enhance Tax Compliance in the Real Estate Sector	0	9	10	10	10	10	50
Tax Credit for Digital News Subscriptions	0	0	1	1	1	1	3
Canadian Air Transport Security Authority	0	288	309	0	0	0	597
Delivering Better Service for Air Travellers	0	288	309	0	0	0	597
Canadian Centre for Occupational Health and Safety	0	1	1	1	1	1	4
Improving the Health and Safety of Canadian Workers	0	1	1	1	1	1	4
Canadian Food Inspection Agency	0	56	60	48	50	51	266
A Food Policy for Canada	0	3	6	5	6	5	24
Bringing Innovation to Regulations	0	3	4	5	7	8	27
Ensuring Continued Access to US Markets for Canadian Meat Products	0	13	13	0	0	0	26
Protecting Against Bovine Spongiform Encephalopathy in Canada	0	38	38	38	38	38	189
Canadian Heritage	0	83	110	108	109	131	541
Ensuring a Safe and Healthy Sport System	0	6	6	6	6	6	30
Expanding Support for Artists and Cultural Events	0	31	31	0	0	0	61
Inclusion of Canadians with Visual Impairments and Other Print Disabilities	0	4	5	6	4	2	23
Introducing a New Anti-Racism Strategy	0	17	15	13	0	0	45
National Day for Truth and Reconciliation	0	5	5	0	0	0	10
Protecting Democracy	0	5	5	5	5	0	19
Supporting the Harbourfront Centre	0	0	0	7	7	7	20
Preserving, Promoting and Revitalizing Indigenous Languages	0	15	44	72	87	116	334

304	Annex 2

Table A2.11

Budget 2019 Measures by Department (estimates basis)

millions of dollars (cash basis)

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total (Cash)
Canadian Human Rights Commission	0	1	1	1	1	1	4
Supporting the Canadian Human Rights Commission and Access to Justice	0	1	1	1	1	1	4
Canadian Institutes of Health Research	0	6	8	11	11	11	46
Paid Parental Leave for Student Researchers	0	2	2	3	3	3	14
Supporting Graduate Students Through Research Scholarships	0	4	6	7	7	7	32
Canadian Northern Economic Development Agency	0	15	16	18	23	23	95
A Food Policy for Canada	0	3	3	3	3	3	15
Launching a Federal Strategy on Jobs and Tourism	0	2	3	0	0	0	5
Strong Arctic and Northern Communities	0	10	10	15	20	20	75
Canadian Radio-television and Telecommunications Commission	0	3	3	5	0	0	11
Protecting Canada’s Critical Infrastructure from Cyber Threats	0	3	3	5	0	0	11
Canadian Security Intelligence Service	0	24	26	13	14	20	97
Enhancing the Integrity of Canada’s Borders and Asylum System	0	2	4	0	0	0	6
Helping Travellers Visit Canada	0	1	2	0	0	0	3
Protecting Canada’s National Security	0	3	3	3	3	3	16
Protecting Democracy	0	0	2	3	6	12	23
Protecting the Rights and Freedoms of Canadians	0	9	7	7	5	5	33
Renewing Canada’s Middle East Strategy	0	8	8	0	0	0	17
Canadian Transportation Agency	0.0	0.0	0.1	0.1	0.1	0.1	0.3
Delivering Better Service for Air Travellers	0.0	0.0	0.1	0.1	0.1	0.1	0.3
Communications Security Establishment Canada	0	18	26	26	24	24	118
Protecting Canada’s Critical Infrastructure from Cyber Threats	0	9	18	22	22	22	92
Protecting Canada’s National Security	0	2	2	2	2	2	12
Protecting Democracy	0	2	1	1	0	0	4
Renewing Canada’s Middle East Strategy	0	5	5	0	0	0	9
Correctional Service Canada	0	95	0	0	0	0	95
Support for the Correctional Service of Canada	0	95	0	0	0	0	95
Courts Administration Service	0	5	6	7	15	3	37
Enhancing the Integrity of Canada’s Borders and Asylum System	0	3	2	0	0	0	5
Supporting the Delivery of Justice through the Courts Administration Service	0	3	4	7	15	3	33
Crown-Indigenous Relations and Northern Affairs Canada	0	934	1,546	1,520	433	419	4,853
Advancing Reconciliation by Settling Specific Claims	0	883	1,078	1,148	8	8	3,125
Better Information for Better Services	0	0	0	11	12	7	29
Enhancing Indigenous Consultation and Capacity Support	0	2	2	0	0	0	3
Honouring Missing Residential School Children	0	8	11	15	0	0	34
Indigenous Youth and Reconciliation	0	5	5	5	0	0	15
Matrimonial Real Property Implementation Support Program	0	0	3	0	0	0	3
More Connectivity = More Affordable Electricity	0	6	6	6	0	0	18
National Council for Reconciliation	0	0	127	0	0	0	127
Northern Abandoned Mine Reclamation Program	0	0	181	196	270	273	921
Supporting Indigenous Business Development	0	26	26	26	26	26	129
Supporting Indigenous Entrepreneurs Through the Indigenous Growth Fund	0	0	2	5	10	0	17
Loan Forgiveness and Reimbursement for Comprehensive Claims Negotiations	0	0	98	98	98	98	393
Strong Arctic and Northern Communities	0	5	8	11	9	8	40
Department of Finance Canada	0	1	13	1	1	1	17
Introducing a FCAC Governance Council	0	0	0	0	0	0	1
Protecting Canadians’ Pensions	0	0	13	0	0	0	13
Strengthening Canada’s AML-ATF Regime	0	1	1	1	1	1	4

Details of Economic and Fiscal Projections	305

Table A2.11

Budget 2019 Measures by Department (estimates basis)

millions of dollars (cash basis)

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total (Cash)
Department of Justice Canada	0	27	34	32	13	12	118
Bringing Innovation to Regulations	0	7	8	7	5	3	30
Enhancing the Integrity of Canada’s Borders and Asylum System	0	17	18	17	0	0	52
Giving Canadians Better Access to Public Legal Education and Information	0	2	2	2	2	2	8
Supporting Access to Family Justice in the Official Language of One’s Choice	0	0	4	4	4	4	17
Supporting Renewed Legal Relationships With Indigenous Peoples	0	1	2	3	2	3	10
Destination Canada	0	5	0	0	0	0	5
Launching a Federal Strategy on Jobs and Tourism	0	5	0	0	0	0	5
Employment and Social Development Canada	0	325	437	377	336	347	1,823
Boosting the Capacity of the Federal Mediation and Conciliation Services	0	1	1	1	1	1	5
Empowering Seniors in their Communities	0	20	20	20	20	20	100
Enhancing Supports for Apprenticeship	0	3	13	10	10	10	46
Ensuring Income Security Benefits are Fair and Efficient	0	24	26	25	15	15	105
Establishing a Permanent Global Talent Stream	0	6	7	7	7	8	35
Expanding the Canada Service Corps	0	35	57	68	71	84	315
Expanding the Student Work Placement Program	0	76	113	148	148	148	631
Additional work-Integrated learning Opportunities	0	0	20	30	50	50	150
Improving Gender and Diversity Outcomes in Skills Programs	0	1	1	1	1	1	5
Improving the Economic Security of Low-Income Seniors	0	0	1	0	0	0	1
Inclusion of Canadians with Visual Impairments and Other Print Disabilities	0	2	0	0	0	0	2
Investing in Service Canada	0	91	87	49	2	0	229
Resolving Income Security Program Disputes More Quickly and Easily	0	0	1	1	1	1	4
Supporting Black Canadian Communities	0	5	5	5	5	5	25
Supporting Indigenous Entrepreneurs Through the Indigenous Growth Fund	0	0	50	0	0	0	50
Modernizing the Youth Employment Strategy	0	30	5	5	5	5	50
Supporting Employment for Persons with Intellectual Disabilities Including Autism Spectrum Disorders	0	4	4	4	0	0	12
Supporting Indigenous Post-Secondary Education	0	3	3	3	0	0	9
Participation of Social Purpose Organizations in the Social Finance Market	0	25	25	0	0	0	50
Environment and Climate Change Canada	0	26	14	20	30	16	107
Canada’s Marine Safety Response	0	3	3	3	0	0	8
Ensuring Better Disaster Management Preparation and Response	0	1	1	1	1	1	6
Implementing a Federal Carbon Offset System	0	5	1	0	0	0	6
Strong Arctic and Northern Communities	0	18	9	16	29	15	87

306	Annex 2

Table A2.11

Budget 2019 Measures by Department (estimates basis)

millions of dollars (cash basis)

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total (Cash)
Federal Economic Development Agency for Southern Ontario	0	4	8	0	0	0	12
Launching a Federal Strategy on Jobs and Tourism	0	4	8	0	0	0	12
Permanent Funding ($185 million annually starting in 2024-25)	–	–	–	–	–	–	–
Financial Transactions and Reports Analysis Centre of Canada	0	4	5	5	4	3	20
Strengthening Canada’s AML-ATF Regime	0	4	5	5	4	3	20
Fisheries and Oceans Canada	0	16	17	16	4	4	57
Canada’s Marine Safety Response	0	11	11	11	0	0	34
Fisheries and Oceans Canada - Advancing Reconciliation	0	5	5	4	4	4	23
Global Affairs Canada	0	270	262	9	8	108	658
Administration of new free trade agreement measures and steel safeguards	0	11	3	0	0	0	15
Increasing Canada’s International Assistance Envelope	0	0	0	0	0	100	100
Protecting Canada’s National Security	0	1	1	1	1	1	7
Protecting Democracy	0	1	1	1	0	0	2
Renewing Canada’s Middle East Strategy	0	250	250	0	0	0	500
Enhancing Canada’s Global Arctic Leadership	0	6	7	7	7	7	34
Health Canada	0	51	98	107	580	577	1,413
Brain Canada Foundation	0	0	20	20	0	0	40
Bringing Innovation to Regulations	0	25	26	25	14	14	103
Enhancing the Federal Response to the Opioid Crisis in Canada	0	7	11	6	4	2	31
Introducing the Canadian Drug Agency	0	5	10	10	10	0	35
Making High-Cost Drugs for Rare Diseases More Accessible	0	0	0	0	500	500	1,000
Ovarian Cancer Canada	0	1	2	2	2	2	10
Protecting Against Bovine Spongiform Encephalopathy in Canada	0	1	1	1	1	1	6
Supporting a Safe and Non-Discriminatory Approach to Plasma Donation	0	1	2	0	0	0	2
Terry Fox Research Institute	0	11	20	32	39	48	150
Creating a Pan-Canadian Database for Organ Donation and Transplantation	0	1	6	10	10	10	37
Immigration and Refugee Board of Canada	0	57	151	0	0	0	208
Enhancing the Integrity of Canada’s Borders and Asylum System	0	57	151	0	0	0	208
Immigration, Refugees and Citizenship Canada	0	339	341	103	44	41	869
Enhancing the Integrity of Canada’s Borders and Asylum System	0	160	128	95	36	33	452
Improving Immigration Client Service	0	18	25	0	0	0	43
Helping Travellers Visit Canada	0	24	21	0	0	0	46
Protecting People from Unscrupulous Immigration Consultants	0	11	9	8	8	8	45
Providing Health Care to Refugees and Asylum Seekers	0	125	158	0	0	0	283
Indigenous Services Canada	0	695	837	834	441	444	3,250
Better Information for Better Services	0	4	6	6	5	5	26
Continuing Implementation of Jordan’s Principle	0	404	404	404	0	0	1,212
Core Governance Support for First Nations	0	24	24	0	0	0	48
Ensuring Better Disaster Management Preparation and Response	0	6	11	11	11	11	48
On Track to Eliminate Boil Water Advisories On-Reserve	0	67	149	164	174	185	739
Improving Assisted Living and Long Term Care	0	40	3	0	0	0	44
Improving Emergency Response On-Reserve	0	33	50	58	57	61	259
On-Reserve Income Assistance: Case Management and Pre- Employment Support	0	0	39	0	0	0	39
Safe and Accessible Spaces for Urban Indigenous Peoples	0	4	9	21	21	6	60
Supporting Indigenous Post-Secondary Education	0	79	96	116	119	121	531
Supporting Inuit Children	0	30	40	50	50	50	220
Supporting the National Inuit Suicide Prevention Strategy	0	5	5	5	5	5	25

Details of Economic and Fiscal Projections	307

Table A2.11

Budget 2019 Measures by Department (estimates basis)

millions of dollars (cash basis)

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total (Cash)
Infrastructure Canada	0	0	63	63	63	63	250
Encouraging Innovation with the Housing Supply Challenge	0	0	63	63	63	63	250
Innovation, Science and Economic Development Canada	0	93	321	381	367	173	1,335
Access to High-Speed Internet for all Canadians	0	26	162	220	216	92	717
Genome Canada	0	0	32	18	23	19	92
Giving Young Canadians Digital Skills	0	30	30	0	0	0	60
Growing Canada’s Advantage in Cyber Security	0	0	20	20	20	20	80
Let’s Talk Science	0	0	5	5	0	0	10
Preparing for a New Generation of Wireless Technology	0	7	20	70	69	33	199
Protecting Canada’s Critical Infrastructure from Cyber Threats	0	1	1	1	0	0	3
Protecting Canada’s National Security	0	1	1	1	1	1	5
Supporting Innovation in the Oil and Gas Sector Through Collaboration	0	10	30	30	30	0	100
Supporting Renewed Legal Relationships With Indigenous Peoples	0	3	3	3	0	0	9
Supporting the Next Generation of Entrepreneurs	0	7	8	8	8	8	38
Supporting the work of the Business/Higher Education Roundtable	0	6	6	6	0	0	17
Launching a Federal Strategy on Jobs and Tourism (FedNor)	0	2	4	0	0	0	6
National Defence	0	437	477	237	203	203	1,557
Insuring Income Replacement Benefits for Medically Released Members of the Forces	0	182	182	182	182	182	910
Protecting Canada’s National Security	0	2	2	2	2	2	12
Renewing Canada’s Middle East Strategy	0	199	243	0	0	0	442
Supporting Veterans as They Transition to Post-Service Life	0	19	19	19	19	19	94
Reinforcing Canada’s Support for Ukraine	0	34	32	34	0	0	100
National Energy Board	0	4	0	0	0	0	4
Canadian Energy Regulator Transition Costs	0	4	0	0	0	0	4
National Research Council Canada	0	0	39	39	41	38	158
Strengthening Canada’s World Class Physics Research	0	0	39	39	41	38	158
Natural Resources Canada	0	43	126	145	143	58	514
Encouraging Canadians to Use Zero Emission Vehicles	0	10	12	35	37	36	130
Engaging Indigenous Communities in Major Resource Projects	0	13	0	0	0	0	13
Ensuring Better Disaster Management Preparation and Response	0	11	21	21	18	18	88
Helping Canada’s Forest Sector Innovate and Grow	0	0	84	84	84	0	251
Improving Canadian Energy Information	0	2	3	3	3	3	15
Protecting Canada’s Critical Infrastructure from Cyber Threats	0	1	1	1	0	0	3
Strong Arctic and Northern Communities	0	6	6	1	1	1	14
Office of the Commissioner for Federal Judicial Affairs Canada	0	2	2	2	2	2	12
Enhancing the Integrity of Canada’s Borders and Asylum System	0	1	1	1	1	1	6
Supporting Judicial Advisory Committee Members	0	1	1	1	1	1	6

308	Annex 2

Table A2.11

Budget 2019 Measures by Department (estimates basis)

millions of dollars (cash basis)

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total (Cash)
Offices of the Information and Privacy Commissioners of Canada	0	8	5	4	4	4	25
Protecting the Privacy of Canadians	0	5	5	4	4	4	22
Support for Access to Information	0	3	0	0	0	0	3
Parks Canada	0	0	143	224	0	0	368
Supporting Capital Assets in Canada’s National Parks, Conservation Areas and Historic Sites	0	0	143	224	0	0	368
Privy Council Office	0	0	1	0	0	0	1
Expanding the Work of the LGBTQ2+ Secretariat	0	0	1	0	0	0	1
Public Health Agency of Canada	0	8	18	18	18	17	79
Introducing a National Dementia Strategy	0	3	12	12	12	12	50
Protecting Against Bovine Spongiform Encephalopathy in Canada	0	1	1	1	1	1	4
Supporting a Pan-Canadian Suicide Prevention Service	0	5	5	5	5	5	25
Public Prosecution Service of Canada	0	4	21	21	21	21	89
Supporting the Public Prosecution Service of Canada	0	4	21	21	21	21	89
Public Safety Canada	65	172	132	28	17	17	431
Enhancing Accountability and Oversight of the CBSA	0	0	2	3	4	4	14
Ensuring Better Disaster Management Preparation and Response	0	158	109	4	4	4	279
Improving Emergency Medical Response in Western Canada	65	0	0	0	0	0	65
Protecting Canada’s Critical Infrastructure from Cyber Threats	0	2	2	2	0	0	6
Protecting Canada’s National Security	0	2	2	2	2	2	10
Protecting Children from Sexual Exploitation Online	0	4	9	9	0	0	22
Protecting Community Gathering Places from Hate Motivated Crimes	0	2	2	2	2	2	10
Strengthening Canada’s AML-ATF Regime	0	3	5	6	5	5	24
Public Services and Procurement Canada	22	1,020	666	862	816	883	4,270
Cost and Profit Assurance Program	0	3	3	3	0	0	9
Ensuring Proper Payments for Public Servants	22	352	89	90	0	0	553
Improving Crossings in Canada’s Capital Region	0	6	13	21	12	8	60
Industrial Security Systems Transformation Project	0	8	15	10	2	2	37
Maintaining Service Levels of the Controlled Goods Program	0	4	4	4	0	0	12
Predictable Capital Funding	0	373	542	734	802	873	3,323
Real Property Repairs and Maintenance	0	275	0	0	0	0	275
Royal Canadian Mounted Police	0	123	144	137	137	135	675
Delivering Better Service for Air Travellers	0	3	4	5	0	0	12
Enhancing the Integrity of Canada’s Borders and Asylum System	0	18	16	16	15	14	80
Protecting Canada’s National Security	0	1	1	1	1	1	6
Strengthening Canada’s AML-ATF Regime	0	4	10	15	20	20	69
Support for the Royal Canadian Mounted Police	0	96	112	100	100	100	509
Natural Sciences and Engineering Research Council of Canada	0	6	8	11	11	11	49
Paid Parental Leave for Student Researchers	0	2	2	3	3	3	15
Supporting Graduate Students Through Research Scholarships	0	4	6	8	8	8	34
Shared Services Canada	0	2	3	4	3	3	14
Making Federal Government Workplaces More Accessible	0	2	3	4	3	3	14
Social Sciences and Humanities Research Council of Canada	0	8	10	13	13	13	56
Paid Parental Leave for Student Researchers	0	1	2	2	2	2	9
Supporting Graduate Students Through Research Scholarships	0	6	8	11	11	11	48
Statistics Canada	0	1	1	0	0	0	1
Monitoring Purchases of Canadian Real Estate	0	1	1	0	0	0	1
Transport Canada	0	162	214	238	117	100	832
Bringing Innovation to Regulations	0	10	18	18	0	0	46
Canada’s Marine Safety Response	0	1	1	1	0	0	3

Details of Economic and Fiscal Projections	309

Table A2.11

Budget 2019 Measures by Department (estimates basis)

millions of dollars (cash basis)

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total (Cash)
Delivering Better Service for Air Travellers	0	5	3	3	0	0	11
Encouraging Canadians to Use Zero Emission Vehicles	0	71	106	123	0	0	300
Protecting Canada’s Critical Infrastructure from Cyber Threats	0	2	3	3	0	0	7
Safe and Secure Road and Rail Transportation	0	73	73	61	57	0	264
Strong Arctic and Northern Communities	0	0	10	30	60	100	200
Treasury Board of Canada Secretariat	0	36	29	31	19	19	134
Advancing Gender Equality	0	0.3	0.3	0.3	0.3	0.3	1.5
Better Digital Services for Canadians	0	0	12	12	0	0	24
Bringing Innovation to Regulations	0	0	3	3	3	3	13
Ensuring Proper Payments for Public Servants	0	25	0	0	0	0	25
Federal Public Service Dental Plan Amendments	0	11	14	15	15	16	71
Veterans Affairs Canada	0	76	48	45	44	43	256
Supporting Veterans’ Families	0	30	30	30	30	30	150
Commemorating Canada’s Veterans	0	1	1	1	0	0	3
Juno Beach Centre	0	1	1	1	1	1	3
Recognizing Métis Veterans	0	30	0	0	0	0	30
Supporting Research on Military and Veteran Health	0	1	7	7	7	7	30
Supporting Veterans as They Transition to Post-Service Life	0	14	9	6	6	5	41
Western Economic Diversification Canada	0	54	62	54	21	21	212
A Just Transition for Coal Power Workers and Communities	0	0	21	21	21	21	84
Launching a Federal Strategy on Jobs and Tourism	0	4	7	0	0	0	11
Protecting Water and Soil in the Prairies	0	1	0	0	0	0	1
Increased Funding for the Regional Development Agencies	0	16	0	0	0	0	16
Investing in a Diverse and Growing Western Economy	0	33	33	33	0	0	100
Women and Gender Equality	0	10	10	20	40	80	160
Advancing Gender Equality	0	10	10	20	40	80	160
Total – Voted Budgetary Measures by Department	87	6,022	7437	6249	4682	4682	29159
Departmental Allocation To Be Determined	0	36	294	298	240	240	1,107
Canada’s New International Education Strategy	0	22	45	66	8	8	149
Cleaning-up Federal Contaminated Sites	0	0	232	232	232	232	927
Expanding the Work of the LGBTQ2+ Secretariat	0	10	10	0	0	0	20
Launching a Federal Strategy on Jobs and Tourism	0	4	8	0	0	0	11
Other Budget 2019 measures (Estimates Basis)	99	3,937	1,405	2,424	1,734	1,393	10,991
Expanding the Rental Construction Financing Initiative	0	500	750	1,750	1,750	1,500	6,250
New Infrastructure Funding for Local Communities Through a Municipal Top-Up	0	2,200	0	0	0	0	2,200
Improving the Economic Security of Low-Income Seniors	0	0	345	466	471	476	1,758
Introducing the First-Time Home Buyer Incentive	0	250	500	500	0	0	1,250
Reducing Energy Costs Through Greater Energy Efficiency	0	1,010	0	0	0	0	1,010
Other	99	2,177	-190	-292	-487	-583	723
Total - All Budget 2019 Measures	186	9,995	9,136	8,970	6,655	6,315	41,258

Note: Totals may not add due to rounding

310	Annex 2

4.4 Reconciliation of Budget 2019 Expenses with 2018–19 Main Estimates and

2019–20 Planned Estimates

Under this reconciliation, the accrual expense forecast is broken out into nine building blocks. These begin with Main Estimates authorities for 2018–19 or Planned Estimates authorities for 2019–20, and also include Budget Implementation Vote (BIV) allocations-to-date in 2018–19, Budget 2019 measures, additional Estimates authorities for which Parliamentary approval may be sought through Supplementary Estimates, amounts forecasted to remain unspent or carried forward from total authorities, further spending financed by departmental revenues, spending-like programs delivered through the tax system, and remaining accrual and consolidation adjustments required to put the forecast on the same accounting basis as the Public Accounts of Canada, Volume I. These building blocks are consistent with concepts and definitions used in the Public Accounts of Canada, Volume II.

Table A2.12

Summary Reconciliation of Budget 2019 Expenses with 2018–19 Main Estimates and 2019–20 Planned Estimates billions of dollars

		2018– 19	2019– 20
(1) Main estimates/ Planned estimates		276.0	292.5
(2) Budget Implementation Vote allocations
Allocations to Departments	4.8
Drawdowns of Vote	(4.8)	0.0

(3) Measures (Estimates basis)		0.1	6.0
(4) Other anticipated authorities		18.1	12.2
(5) Unspent/carried forward		(14.4)	(11.3)

(6) Net expenditures		279.8	299.6
(7) Netted revenues		11.5	11.6
(8) Tax credits & repayments		28.0	31.3
(9) Accrual & consolidation adjustments		27.9	13.2

(10) Budget expense forecast		347.1	355.6

Details of Economic and Fiscal Projections	311

Table A2.13

Reconciliation of Budget 2019 Expenses with the 2018–19 Main Estimates billions of dollars

	(1)	(2)	(3)	(4)	(5)	(6)

	Main Estimates	BIV allocation to date	Budget 2019 measures	Other anticipated authorities	Unspent/ carried forward	Net expenditures
Direct program expenses of large departments
National Defence	20.4	0.0	0.0	1.7	(0.5)	21.6
Indigenous Services Canada	9.3	0.8	0.0	1.9	(0.3)	11.8
Employment and Social Development	7.2	0.1	0.0	0.6	(0.1)	7.8
Treasury Board Secretariat	13.6	(4.3)	0.0	1.1	(4.0)	6.5
Global Affairs Canada	6.5	0.2	0.0	0.8	(0.4)	7.1
Crown-Indigenous Relations and Northern Affairs Canada	3.1	0.1	0.0	2.0	(0.5)	4.7
Infrastructure of Canada	4.0	0.0	0.0	0.5	(0.5)	4.1
Canada Revenue Agency	4.2	0.1	0.0	0.2	(0.2)	4.3
Veterans Affairs Canada	4.4	0.0	0.0	0.7	(0.2)	5.0
Royal Canadian Mounted Police	3.5	0.1	0.0	0.5	(0.1)	4.0
Public Services and Procurement Canada	3.2	0.6	0.0	0.7	(0.7)	3.9
Fisheries and Oceans Canada	2.4	0.1	0.0	1.2	(0.4)	3.3
Industry Canada	2.9	0.1	0.0	0.3	(0.8)	2.5
Immigration, Refugees and Citizenship Canada	2.4	0.1	0.0	1.6	(1.6)	2.5
Correctional Service of Canada	2.4	0.1	0.0	0.1	(0.1)	2.5
Agriculture and Agri-Food Canada	2.5	0.0	0.0	-0.3	(0.2)	2.1
Shared Services Canada	1.5	0.2	0.0	0.3	(0.1)	2.0
Canada Border Services Agency	1.8	0.1	0.0	0.6	(0.3)	2.2
Environment and Climate Change Canada	1.5	0.1	0.0	0.1	(0.3)	1.4
Transport Canada	1.5	0.0	0.0	0.1	(0.4)	1.4
Parks Canada	1.5	0.0	0.0	0.5	(0.5)	1.5
Natural Resources	1.5	0.0	0.0	0.0	(0.1)	1.3
Canadian Heritage	1.3	0.1	0.0	0.1	0.0	1.4
Health Canada	1.3	0.2	0.0	0.1	(0.1)	1.5
Public Safety Canada	1.2	0.0	0.1	0.0	(0.2)	1.1
Department of Finance	0.7	0.0	0.0	0.4	(0.1)	1.0
Subtotal	106.0	(1.2)	0.1	15.8	(12.4)	108.3
Consolidated Crown corporations	5.0	0.4	0.0	1.1	(0.6)	5.8
Other direct program expenses	15.1	0.9	0.0	2.0	(1.4)	16.5
Total direct program expenses	126.0	0.0	0.1	18.9	(14.4)	130.6
Major transfers	127.1	0.0	0.0	(0.5)	0.0	126.7
Public debt charges	22.8	0.0	0.0	(0.3)	0.0	22.6
Total expenses	276.0	0.0	0.1	18.1	(14.4)	279.8

312	Annex 2

Table A2.13

Reconciliation of Budget 2019 Expenses with the 2018–19 Main Estimates billions of dollars

	(6)	(7)	(8)	(9)	(10)

	Net expenditures	Netted revenues	Tax credits & repayments	Accrual & consolidation adjustments	Budget expense forecast
Direct program expenses of large departments
National Defence	21.6	0.4	0.0	7.4	29.3
Indigenous Services Canada	11.8	0.1	0.0	(0.1)	11.8
Employment and Social Development	7.8	2.0	0.0	0.2	10.0
Treasury Board Secretariat	6.5	0.7	0.0	(0.2)	7.0
Global Affairs Canada	7.1	0.0	0.0	(0.4)	6.8
Crown-Indigenous Relations and Northern Affairs Canada	4.7	0.0	0.0	2.5	7.1
Infrastructure of Canada	4.1	0.0	0.0	(0.9)	3.2
Canada Revenue Agency	4.3	0.4	4.0	3.9	12.6
Veterans Affairs Canada	5.0	0.0	0.0	(3.9)	1.1
Royal Canadian Mounted Police	4.0	1.7	0.0	1.1	6.8
Public Services and Procurement Canada	3.9	3.6	0.0	(4.1)	3.4
Fisheries and Oceans Canada	3.3	0.0	0.0	0.2	3.6
Industry Canada	2.5	0.3	0.0	(0.2)	2.5
Immigration, Refugees and Citizenship Canada	2.5	0.4	0.0	(0.1)	2.9
Correctional Service of Canada	2.5	0.1	0.0	(0.3)	2.4
Agriculture and Agri-Food Canada	2.1	0.0	0.0	0.0	2.1
Shared Services Canada	2.0	0.7	0.0	(0.8)	1.9
Canada Border Services Agency	2.2	0.0	0.0	(0.1)	2.1
Environment and Climate Change Canada	1.4	0.1	0.0	(0.1)	1.4
Transport Canada	1.4	0.1	0.0	(0.1)	1.3
Parks Canada	1.5	0.0	0.0	(0.5)	1.0
Natural Resources	1.3	0.0	0.0	1.0	2.3
Canadian Heritage	1.4	0.0	0.0	0.0	1.4
Health Canada	1.5	0.1	0.0	0.0	1.6
Public Safety Canada	1.1	0.0	0.0	0.1	1.2
Department of Finance	1.0	0.0	0.0	0.0	1.0
Subtotal	108.3	10.8	4.0	4.6	127.7
Consolidated Crown corporations	5.8	0.0	0.0	0.8	6.6
Other direct program expenses	16.5	0.7	0.0	0.0	17.2
Total direct program expenses	130.6	11.5	4.0	5.5	151.5
Major transfers	126.7	0.0	23.9	21.4	172.0
Public debt charges	22.6	0.0	0.0	1.0	23.6
Total expenses	279.8	11.5	28.0	27.9	347.1

Note: Totals may not add due to rounding.

Details of Economic and Fiscal Projections	313

Table A2.14

Reconciliation of Budget 2019 Expenses with the 2019–20 Planned Estimates billions of dollars

	(1)		(3)	(4)	(5)	(6)

	Planned Estimates		Budget 2019 measures	Other anticipated authorities	Unspent/ carried forward	Net expenditures
Direct program expenses of large departments
National Defence	21.2	–	0.4	1.7	(0.8)	22.6
Indigenous Services Canada	11.5	–	0.7	0.3	(0.4)	12.1
Employment and Social Development	8.2	–	0.3	0.0	(0.1)	8.4
Treasury Board Secretariat	7.3	–	0.0	(2.3)	(1.8)	3.2
Global Affairs Canada	6.5	–	0.3	0.9	(0.3)	7.3
Crown-Indigenous Relations and Northern Affairs Canada	6.0	– –	0.9	1.3	(0.4)	7.9
Infrastructure of Canada	5.8	–	0.0	0.7	(0.6)	5.9
Canada Revenue Agency	4.4	–	0.1	0.2	(0.2)	4.4
Veterans Affairs Canada	4.3	–	0.1	0.4	(0.2)	4.7
Royal Canadian Mounted Police	3.4	–	0.1	0.6	(0.1)	4.0
Public Services and Procurement Canada	3.2	–	1.0	0.8	(0.7)	4.3
Fisheries and Oceans Canada	3.0	–	0.0	1.1	(0.2)	3.9
Industry Canada	2.6	–	0.1	0.4	(0.7)	2.5
Immigration, Refugees and Citizenship Canada	2.6	–	0.3	1.5	(1.3)	3.1
Correctional Service of Canada	2.5	–	0.1	0.1	(0.1)	2.6
Agriculture and Agri-Food Canada	2.5	–	0.0	(0.1)	(0.1)	2.3
Shared Services Canada	1.9	–	0.0	0.3	(0.1)	2.0
Canada Border Services Agency	1.9	–	0.2	0.4	(0.2)	2.3
Environment and Climate Change Canada	1.8	–	0.0	0.1	(0.1)	1.8
Transport Canada	1.7	–	0.2	0.1	(0.3)	1.7
Parks Canada	1.7	–	0.0	0.5	(0.5)	1.7
Natural Resources	1.5	–	0.0	1.2	(0.1)	2.6
Canadian Heritage	1.4	–	0.1	0.1	0.0	1.6
Health Canada	1.3	–	0.1	0.2	0.0	1.5
Public Safety Canada	0.7	–	0.2	0.0	(0.1)	0.7
Department of Finance	0.7	–	0.0	0.1	(0.1)	0.7
Subtotal	109.7	–	5.3	10.4	(9.8)	115.6
Consolidated Crown corporations	6.1	–	0.3	0.9	(0.4)	6.8
Other direct program expenses	16.8	–	0.4	1.0	(1.0)	17.1
Total direct program expenses	132.5	–	6.0	12.2	(11.3)	139.6
Major transfers	135.3	–	0.0	0.0	0.0	135.3
Public debt charges	24.7	–	0.0	0.0	0.0	24.7
Total expenses	292.5	–	6.0	12.2	(11.3)	299.6

314	Annex 2

Table A2.14

Reconciliation of Budget 2019 Expenses with the 2019–20 Planned Estimates billions of dollars

	(6)	(7)	(8)	(9)	(10)

	Net expenditures	Netted revenues	Tax credits & repayments	Accrual & consolidation adjustments	Budget expense forecast
Direct program expenses of large departments
National Defence	22.6	0.4	0.0	5.8	28.8
Indigenous Services Canada	12.1	0.2	0.0	(0.2)	12.0
Employment and Social Development	8.4	2.1	0.0	(0.1)	10.4
Treasury Board Secretariat	3.2	0.8	0.0	(0.2)	3.8
Global Affairs Canada	7.3	0.1	0.0	(0.8)	6.6
Crown-Indigenous Relations and Northern Affairs Canada	7.9	0.0	0.0	(5.1)	2.7
Infrastructure of Canada	5.9	0.0	0.0	(1.1)	4.8
Canada Revenue Agency	4.4	0.4	7.0	4.1	15.9
Veterans Affairs Canada	4.7	0.0	0.0	(3.5)	1.2
Royal Canadian Mounted Police	4.0	1.7	0.0	0.7	6.4
Public Services and Procurement Canada	4.3	3.6	0.0	(4.5)	3.4
Fisheries and Oceans Canada	3.9	0.0	0.0	(1.5)	2.4
Industry Canada	2.5	0.3	0.0	(0.2)	2.6
Immigration, Refugees and Citizenship Canada	3.1	0.3	0.0	(0.1)	3.3
Correctional Service of Canada	2.6	0.1	0.0	(0.3)	2.5
Agriculture and Agri-Food Canada	2.3	0.0	0.0	(0.4)	1.9
Shared Services Canada	2.0	0.6	0.0	(0.8)	1.9
Canada Border Services Agency	2.3	0.0	0.0	(0.1)	2.2
Environment and Climate Change Canada	1.8	0.1	0.0	(0.1)	1.8
Transport Canada	1.7	0.1	0.0	0.0	1.8
Parks Canada	1.7	0.0	0.0	(0.6)	1.1
Natural Resources	2.6	0.0	0.0	(1.0)	1.6
Canadian Heritage	1.6	0.0	0.0	0.0	1.6
Health Canada	1.5	0.1	0.0	(0.1)	1.5
Public Safety Canada	0.7	0.0	0.0	0.3	1.1
Department of Finance	0.7	0.0	0.0	0.0	0.7
Subtotal	115.6	10.9	7.0	(9.6)	123.9
Consolidated Crown corporations	6.8	0.0	0.0	0.1	6.9
Other direct program expenses	17.1	0.7	0.0	3.5	21.4
Total direct program expenses	139.6	11.6	7.0	(6.0)	152.1
Major transfers	135.3	0.0	24.3	17.7	177.3
Public debt charges	24.7	0.0	0.0	1.5	26.2
Total expenses	299.6	11.6	31.3	13.2	355.6
Note:Totals may not add due to rounding.

Details of Economic and Fiscal Projections	315

1. Main Estimates (2018–19) and Planned Estimates (2019–20)

The Estimates reflect authorities approved in previous budgets that have been confirmed by Treasury Board for all organizations that receive a voted appropriation from Parliament. The Estimates also include, for information, forecasts of spending under most statutory authorities previously provided by Parliament.

The Estimates are presented on a modified cash basis of accounting. Figures are net of certain revenues collected by departments, which departments can respend to reduce the level of appropriations sought from Parliament.

The Estimates are designed primarily to support Parliament’s scrutiny of the portion of government spending that requires annual approval through the appropriation acts. As such, they exclude several programs where authorities and reporting to Parliament are established under separate regimes, most notably the Employment Insurance Operating Account and programs delivered through the tax system.

Estimates include both budgetary authorities (for expenditures which impact the income statement) and non-budgetary authorities (for balance sheet transactions). As the objective in this reconciliation table is to identify transactions and adjustments that affect accrual expenses, the Main Estimates and Planned Estimates columns include only budgetary authorities.

Values in this column for 2019-20 are preliminary, reflecting Treasury Board approvals through the end of February 2019.

2. Budget Implementation Vote Allocations-to-Date (2018–19 only)

The Budget Implementation Vote (BIV) was introduced in the Main Estimates 2018–19. The BIV was included in the Main Estimates of the Treasury Board of Canada Secretariat (TBS), and is being allocated to departments throughout the fiscal year as Budget 2018 measures included in the vote are confirmed by Treasury Board.

This column shows 2018–19 amounts that have been allocated to departments by Treasury Board as of the latest available monthly update published by TBS which reflects Treasury Board approvals through the end of February 2019.

BIV amounts which are remaining to be allocated later in 2018–19 are included within the “Other anticipated authorities” column.

316	Annex 2

3. Budget 2019 measures

This column is based on the Budget 2019 measures by department (cash basis) in Table A2.11, adjusted to follow the same accounting and presentational conventions as the Estimates (for example, as discussed above, amounts related to the Employment Insurance Operating Account do not flow through the Estimates).

Measures affecting departments other than the 26 identified in the table are grouped in the “Other direct program expenses” row. Measures which are solely statutory (and budgetary) are included in the “Other anticipated authorities” column.

4. Other Anticipated Authorities

This category captures a range of forecasted authorities for measures and mechanisms that have been approved in principle off cycle or in previous budgets, or that have already been authorized under existing legislation, and that are expected to appear in a Supplementary Estimates or the Public Accounts.

For example, a revolving fund or a department with multi-year appropriations may have authority to carry forward unspent authorities from 2018–19 into 2019–20, but that amount cannot be confirmed until the audited financial results for 2018–19 become available.

Similarly, the Treasury Board manages several central votes for carry-forwards, certain eligible personnel expenditures and other contingencies that are initially presented under Treasury Board Secretariat and subsequently allocated to departments throughout the year as departments meet eligibility requirements. This includes amounts remaining to be allocated from the Budget Implementation Vote for Budget 2018 measures.

Another common reason authorities are not sought until a Supplementary Estimates is that a previous budget or off-cycle measure has not yet received the supporting policy or program approval.

There are also certain statutory authorities, often small, which may not be included for information in the Estimates but which are reported in the Public Accounts.

Note that the sum of the values in the first four columns represent a forecast of total budgetary authorities available by department, consistent with the concepts and definitions applied in the Public Accounts of Canada Volume II, Section 1, Table 5.

Details of Economic and Fiscal Projections	317

5. Unspent/Carried Forward

This column is the forecasted difference between the forecast of potential spending authorities (the sum of authorities from columns one through four) and anticipated spending over that period (net expenditures in column six).

Specifically, the Estimates show the maximum amount of appropriated funding that can be spent at a point in time, while the budget projects the amount of spending that will likely be spent over the entire course of the fiscal year.

The budget forecast recognizes that some amount of authorities included in the Estimates will remain unspent at the end of the fiscal year. These unspent amounts are either carried forward automatically into subsequent years or they “lapse”. Amounts that technically lapse in one year are often spent in a subsequent year as they are reprofiled and included in a future Estimates.

Lapses are influenced by many factors, such as contract and project delays, uncommitted authorities in Treasury Board managed central votes, as well as departmental funds management practices to ensure that spending does not exceed the authorities approved by Parliament.

In terms of the Public Accounts of Canada, Volume II, Section 1, Table 5, this column aligns with the sum of “Available for use in subsequent years” and “Lapsed.”

6. Net Expenditures

Expenditures are largely funded through voted appropriations and statutory authorities, and to a limited extent through departmental revenues. In the Estimates, authorities and expenditures are presented on a “net” basis, i.e. excluding expenditures expected to be funded by departmental revenues, in order to reflect the expected impact on the Consolidated Revenue Fund.

Figures in this column are presented on the same modified cash basis of accounting as the Estimates, and represent a forecast of the corresponding amount in the Public Accounts of Canada, Volume II, Section 1, Table 5.

7. Netted Revenues

Certain expenditures are funded through departmental revenues. Accrual expenses in the budget and the Public Accounts are on a “gross” basis, so revenues that are netted against expenditures in the Estimates are added back in order to arrive at forecasted accrual expenses. Summing the figures in the Net expenditures column with the Netted revenues column would yield “Total gross expenditures” on a modified cash basis of accounting. Net expenditures, Netted revenues and Total gross expenditures are reported by department in the Public Accounts of Canada, Volume II, Section 1, Table 3.

318	Annex 2

8. Tax Credits & Repayments

This column captures expenditures forecasted to be delivered through the tax system, but not shown in the Estimates. Costs related to the Canada Child Benefit are the largest component in this column (shown in the “Major transfers” row). Tax credits and repayments that are considered direct program expenses are shown in the “Canada Revenue Agency” row, and include, for example, incentives for research and development, the Canada Workers Benefit, and the return of direct fuel charge proceeds through Climate Action Incentive payments associated with the introduction of carbon pollution pricing.

Parliament does not authorize annual spending for such tax expenditures and refundable tax credits, which are instead legislated through the Income Tax Act. These expenditures are reported in the Public Accounts of Canada, Volume II, Section 1, Table 3a. In addition, the Department of Finance Canada’s annual Report on Federal Tax Expenditures includes both historical and forecasted values by program.

9. Accrual & Consolidation Adjustments

This column captures other differences in accounting basis and scope between the Estimates and the budget/Public Accounts of Canada.

The budget is presented on an accrual basis whereas the Estimates are presented on a modified cash basis. As a result, certain items such as acquisitions of tangible capital assets will be reported differently between the two publications. Under accrual accounting, the cost to acquire an asset is amortized over the expected life of the asset, whereas under modified cash accounting, the cost is recognized as disbursements are made. For example, if a building is acquired that has a useful life of 30 years, then accrual accounting will see the cost amortized over the 30-year life of the asset, while cash accounting will portray the cost only in the first few years when the payments are made.

Other examples of accrual adjustments include bad debt expenses, operating expenses and public debt charges related to pensions and benefits for which cash disbursements are expected to be made in subsequent years but for which expenses are accrued in the current year.

All costs related to consolidated specified purpose accounts, and certain costs related to consolidated Crown corporations, are also included here, including some amounts announced in Budget 2019. The most important is Employment Insurance (EI) benefits. Most EI costs are paid directly out of the Employment Insurance Operating Account, rather than a departmental appropriation, and are therefore not specifically included in the Estimates, though they are included in the budget. Similarly, expenses of consolidated Crown corporations that are funded from their own revenues are also captured here.

A final consolidation adjustment included is the reversal of expenses that are internal to government, such as when one department pays another to provide it with a service.

This column represents a forecast consistent with a group of adjustments reported in the Public Accounts of Canada, Volume II, Section 1, Table 3a.

Details of Economic and Fiscal Projections	319

10. Budget Expense Forecast

This column represents final external expenses on an accrual basis, inclusive of all budget and off-cycle measures outlined in the Budget.

4.5 Sensitivity of Fiscal Projections to Economic Shocks

Changes in economic assumptions affect the projections for revenues and expenses. The following tables illustrate the sensitivity of the budgetary balance to a number of economic shocks:

•	A one-year, 1-percentage-point decrease in real GDP growth driven equally by lower productivity and employment growth.

•

A decrease in nominal GDP growth resulting solely from a one-year, 1-percentage-point decrease in the rate of GDP inflation (assuming that the Consumer Price Index (CPI) moves in line with GDP inflation).

•	A sustained 100-basis-point increase in all interest rates.

These sensitivities are generalized rules of thumb that assume any decrease in economic activity is proportional across income and expenditure components, and are meant to provide a broad illustration of the impact of economic shocks on the outlook for the budgetary balance. Actual economic shocks may have different fiscal impacts. For example, they may be concentrated in specific sectors of the economy or cause different responses in key economic variables (e.g. GDP inflation and CPI inflation may have different responses to a given shock).

320	Annex 2

Table A2.15

Estimated Impact of a One-Year, 1-Percentage-Point Decrease in Real GDP Growth on Federal Revenues, Expenses and Budgetary Balance

billions of dollars

	Year 1	Year 2	Year 5
Federal revenues
Tax revenues
Personal income tax	-3.0	-3.1	-3.6
Corporate income tax	-0.7	-0.7	-0.7
Goods and Services Tax	-0.4	-0.4	-0.5
Other	-0.2	-0.2	-0.2
Total tax revenues	-4.2	-4.3	-5.0
Employment Insurance premiums	0.1	0.5	0.6
Other revenues	-0.1	-0.1	-0.1
Total budgetary revenues	-4.2	-3.9	-4.5
Federal expenses
Major transfers to persons
Elderly benefits	0.0	0.0	0.0
Employment Insurance benefits	0.9	0.9	0.3
Canada Child Benefit	0.0	0.1	0.2
Total	0.8	1.0	0.5
Other program expenses	-0.2	-0.2	-0.5
Public debt charges	0.1	0.2	0.6
Total expenses	0.7	0.9	0.6
Budgetary balance	-4.9	-4.9	-5.1
Note:	Totals may not add due to rounding.

A 1-percentage-point decrease in real GDP growth proportional across income and expenditure components reduces the budgetary balance by $4.9 billion in the first year, $4.9 billion in the second year and $5.1 billion in the fifth year (Table A2.15).

•

Tax revenues from all sources fall by a total of $4.2 billion in the first year. Personal income tax revenues decrease as employment and the underlying tax base fall. Corporate income tax revenues fall as output and profits decrease. GST revenues decrease as a result of lower consumer spending associated with the fall in employment and personal income.

•

EI premium revenues increase as a result of an increase in the EI premium rate, which, under the seven-year break-even mechanism adjusts to offset the increase in benefits due to the higher number of unemployed, such that the EI Operating Account balances over time.

Details of Economic and Fiscal Projections	321

•

Expenses rise, mainly reflecting higher EI benefits (due to an increase in the number of unemployed) and higher public debt charges (reflecting a higher stock of debt due to the lower budgetary balance). This rise is partially offset by lower other program expenses (as certain programs are linked to growth in nominal GDP).

Table A2.16

Estimated Impact of a One-Year, 1-Percentage-Point Decrease in GDP Inflation on Federal Revenues, Expenses and Budgetary Balance

billions of dollars

	Year 1	Year 2	Year 5
Federal revenues
Tax revenues
Personal income tax	-2.8	-2.0	-2.0
Corporate income tax	-0.5	-0.5	-0.6
Goods and Services Tax	-0.4	-0.3	-0.2
Other	-0.2	-0.2	-0.2
Total tax revenues	-3.8	-3.1	-3.0
Employment Insurance premiums	-0.1	-0.1	-0.2
Other revenues	-0.1	-0.1	-0.1
Total budgetary revenues	-4.0	-3.3	-3.3
Federal expenses
Major transfers to persons
Elderly benefits	-0.4	-0.6	-0.7
Employment Insurance benefits	-0.1	-0.1	-0.1
Canada Child Benefit	0.0	-0.1	-0.2
Total	-0.5	-0.8	-1.2
Other program expenses	-0.5	-0.6	-1.2
Public debt charges	-0.6	0.1	0.2
Total expenses	-1.5	-1.3	-2.2
Budgetary balance	-2.5	-2.0	-1.1
Note:	Totals may not add due to rounding.

322	Annex 2

A 1-percentage-point decrease in nominal GDP growth proportional across income and expenditure components resulting solely from lower GDP inflation (assuming that the CPI moves in line with GDP inflation) lowers the budgetary balance by $2.5 billion in the first year, $2.0 billion in the second year and $1.1 billion in the fifth year (Table A2.16).

•

Lower prices result in lower nominal income and, as a result, personal income tax revenues decrease. As the parameters of the personal income tax system are indexed to inflation, the fiscal impact is smaller than under the real shock. For the other sources of tax revenue, the negative impacts are similar under the real and nominal GDP shocks.

•	EI premium revenues decrease in response to lower earnings.

•	Other revenues decline slightly as lower prices lead to lower revenues from the sales of goods and services.

•

Partly offsetting lower revenues are the declines in the cost of statutory programs that are indexed to inflation, such as elderly benefit payments, which puts downward pressure on federal program expenses. Payments under these programs are smaller if inflation is lower. In addition, other program expenses are also lower as certain programs are linked directly to growth in wages and nominal GDP.

•	Public debt charges decline in the first year due to lower costs associated with Real Return Bonds, then rise due to the higher stock of debt.

Table A2.17

Estimated Impact of a Sustained 100-Basis-Point Increase in All Interest Rates on Federal Revenues, Expenses and Budgetary Balance

billions of dollars

	Year 1	Year 2	Year 5
Federal revenues	1.3	2.0	3.0
Federal expenses	1.9	3.4	5.7
Budgetary balance	-0.6	-1.4	-2.7
Note:	Totals may not add due to rounding.

An increase in interest rates decreases the budgetary balance by $0.6 billion in the first year, $1.4 billion in the second year and $2.7 billion in the fifth year (Table A2.17). The decline stems entirely from increased expenses associated with public debt charges. The impact on debt charges rises through time as longer-term debt matures and is refinanced at higher rates. Moderating the overall impact is an increase in revenues associated with the increase in the rate of return on the Government’s interest-bearing assets, which are recorded as part of other revenues. The impacts of changes in interest rates on public sector pension and benefit expenses are excluded from the sensitivity analysis.

Details of Economic and Fiscal Projections	323

Legislative Measures

This annex includes a number of measures (other than tax-related measures) that would be implemented through legislation.

Legislative Measures

Subject of the Measure	Proposed Legislative Action
Shared Equity Mortgage	The Government proposes to introduce legislation that would enable CMHC to offer the First-Time Home Buyer Incentive and administer a fund for third-party shared equity mortgage providers.

National Housing Strategy	The Government proposes to introduce new legislation that would require the federal government to maintain a National Housing Strategy that prioritizes the housing needs of the most vulnerable, and require regular reporting to Parliament on progress toward the Strategy’s goals and outcomes.

Affordable and Accessible Education

The Government proposes changes to Canada Student Loans and Canada Apprentice Loans that would lower the floating interest rate and the fixed interest rate.

The Government proposes to introduce amendments the Canada Student Financial Assistance Act so that student loans will not accumulate any interest during the six-month non-repayment period (the “grace period”) after a student loan borrower leaves school.

Economic Security of Low-Income Seniors	The Government proposes to introduce legislation that would enhance the Guaranteed Income Supplement earnings exemption.

Enrollment in Canada Pension Plan	The Government proposes to introduce legislative amendments that would proactively enroll Canada Pension Plan contributors who are age 70 or older in 2020 but have not yet applied to receive their retirement benefit.

Protecting Canadians’ Pensions	The Government proposes to introduce legislative amendments to the Companies’ Creditors Arrangement Act, the Bankruptcy and Insolvency Act, the Canada Business Corporations Act and the Pension Benefits Standards Act, 1985 that would better protect workplace pensions in the event of corporate insolvency.

Gas Tax Fund	The Government proposes a one-time transfer of $2.2 billion through the federal Gas Tax Fund to address short-term priorities in municipalities and First Nation communities.

Annex 3	325

Subject of the Measure	Proposed Legislative Action
Energy Efficiency	The Government proposes to invest $1.01 billion in 2018–19 to increase energy efficiency in residential, commercial and multi-unit buildings and to support infrastructure skills training for community.

Price on Pollution	The Government proposes to introduce legislation that would allow direct proceeds from the regulatory charge on fossil fuels to be directed towards sectors that may be particularly affected by the carbon pollution price.

Bringing Innovation to Regulations	The Government proposes to introduce legislation to begin its work on an annual modernization bill consisting of legislative amendments to various statutes to help eliminate outdated federal regulations and better keep existing regulations up to date.

New Departments to Support New Relationship with Indigenous People	The Government proposes to introduce legislation that would effect the formal creation of two new departments: Crown-Indigenous Relations and Northern Affairs Canada, and Indigenous Services Canada.

Supporting Veterans as they Transition to Post-Service Life	The Government proposes to amend legislation that would expand eligibility for the Education and Training Benefit, so that members of the Supplementary Reserve can access the Benefit.

Protecting Canada’s Critical Infrastructure	The Government intends to propose new legislation and make necessary amendments to existing federal legislation in order to introduce a new critical cyber systems framework.

Enhancing Accountability and Oversight of the Canada Border Services Agency	The Government proposes to introduce amendments to the Canada Border Services Agency Act, the Royal Canadian Mounted Police Act and other Acts, as required, that would expand the Civilian Review and Complaints Commission to act as an independent review body for the Royal Canadian Mounted Police and the Canada Border Services Agency.

Strengthening the Royal Canadian Mounted Police	The Government proposes to introduce legislative amendments to the Royal Canadian Mounted Police Act and other Acts, as required, that would establish the Management Board for the RCMP.

Enhancing the Integrity of Canada’s Borders and Asylum System	The Government proposes to introduce legislative amendments to the Immigration and Refugee Protection Act to better manage, discourage and prevent irregular migration. The Government proposes to introduce amendments to the Federal Courts Act to create three new judicial positions to help ensure efficient and timely processing of asylum claimants seeking judicial review.

Protecting People from Unscrupulous Immigration Consultants	The Government proposes to introduce legislation and propose amendments to the Immigration and Refugee Protection Act and the Citizenship Act in order to implement measures to help protect newcomers and applicants wishing to obtain the services of legitimate service providers.

Improving Emergency Medical Response in Western Canada	The Government proposes to provide a one-time investment of $65 million in 2018–19 for the Shock Trauma Air Rescue Service (STARS) to replace its aging fleet and acquire new emergency ambulance helicopters.

326	Legislative Measures

Subject of the Measure	Proposed Legislative Action
Beneficial Ownership Transparency	The Government proposes amendments to the Canada Business Corporations Act to make the beneficial ownership information maintained by federally incorporated corporations more readily available to tax authorities and law enforcement.

Strenghtening Anti-Money Laundering and Anti-Terrorist Financing Regime	The Government proposes legislative amendments to the Criminal Code and Proceeds of Crime (Money Laundering) and Terrorist Financing Act as well as complementary legislative measures to strengthen Canada’s legal framework and support operational capacity of FINTRAC.

CATSA Transition	The Government proposes to introduce legislation that would enable CATSA to transition to an independent, not-for-profit entity and to establish this entity.

Parks Canada	The Government proposes amendments to the Parks Canada Agency Act to create a standard, one-year appropriation authority for the Agency to ensure that Canadians continue to enjoy Canada’s natural treasures in our national parks, heritage sites, and marine conservation areas and to better manage heritage, tourism, waterway, and highway assets.

New Retail Payments Oversight	The Government proposes to introduce legislation to implement a new retail payments oversight framework, so that retail payment services providers can continue to offer innovation in services, while remaining reliable and safe.

Modernizing the Governance Framework of Payments Canada	The Government proposes to introduce technical amendments to the Canadian Payments Act to modernize the governance framework of Payments Canada.

Updating Federal Financial Sector Statutes

The Government proposes to introduce amendments to the federal financial institutions statutes (the Bank Act, Insurance Companies Act and Trust and Loan Companies Act) and related legislation such as the Bank of Canada Act, Canada Deposit Insurance Corporation Act and Payment Clearing and Settlement Act that would ensure that they meet the changing needs of Canadian consumers and businesses.

Amendments will be proposed to: ensure the legislation remains clear and current; modernize the corporate governance framework for federally regulated financial institutions; and add further clarity on how investors, creditors and other participants may be compensated as a result of actions taken by financial sector authorities to sell, wind down or restore to viability a failing bank or financial market infrastructure.

Unclaimed Assets Framework	The Government proposes to introduce legislative amendments to the Bank Act, the Bank of Canada Act, the Trust and Loan Companies Act and the Pension Benefits Standards Act, 1985 to expand the scope of the framework to include foreign denominated bank accounts and unclaimed pension balances from terminated federally regulated pension plans.

Poverty Reduction	The Government reaffirms its commitment to move ahead with poverty reduction legislation.

Annex 3	327

Subject of the Measure	Proposed Legislative Action
Prompt Payments	The Government proposes to introduce legislation that would ensure that payments flow down the construction supply chain promptly and to provide for an effective adjudicative mechanism when they do not, thus facilitating the orderly and timely building of federal construction projects on federal property.

Public Sector Pension Plan Sustainability	The Government proposes to introduce legislation that would amend the Public Service Superannuation Act, the Canadian Forces Superannuation Act and the Royal Canadian Mounted Police Superannuation Act to increase the surplus limit for the pension plans covering: (i) the Public Service; (ii) the Canadian Armed Forces (Regular Force); and (iii) the Royal Canadian Mounted Police, from 10 per cent to 25 per cent of the plans’ liabilities.

NAV Canada Indemnity	The Government proposes to introduce amendments to the Aviation Industry Indemnity Act that would indemnify NAV Canada for any liability arising from its support of Canadian Armed Forces operations.

Transportation Appeal Tribunal	The Government proposes to introduce amendments to the Transportation Appeal Tribunal of Canada Act that would ensure clarity around the Transportation Appeal Tribunal of Canada’s jurisdiction in respect of reviews and appeals connected to administrative monetary penalties under the Marine Liability Act.

Pilotage Modernization	The Government proposes to introduce amendments to the Pilotage Act that would support the Oceans Protection Plan by strengthening the governance of Canada’s pilotage authorities, strengthening enforcement provisions, streamlining fee-setting and increasing transparency.

First Nations Access to Land and Land Management	The Government proposes to introduce amendments to the First Nations Land Management Act and the Addition of Lands to Reserves and Reserve Creation Act that would streamline the process for Additions to Reserve.

National Parks

The Government proposes to introduce amendments to the Canada National Parks Act:

•   to alter the boundaries of ski areas in Banff National Park, and

•   to take steps to legally establish the Thaidene Nëné National Park Reserve in the Northwest Territories.

Amendments to the Employment Equity Act	The Government proposes to introduce amendments to the Employment Equity Act and the Employment Equity Regulations that would introduce pay transparency measures for federally regulated employees in order to reduce wage gaps.

328	Legislative Measures

Modernizing Canada’s Financial Sector

Canadians expect and deserve a stable financial system that safeguards their savings and investments and delivers the financial services they need at a fair price.

To that end, the Government proposes to modernize Canada’s financial sector framework through measures that will support consumers, including new products and services, promote stability and innovation, and enhance the security and integrity of the financial system.

Reviewing the Merits of Open Banking

Open banking has the potential to offer Canadian consumers—including small businesses—a secure way to consent to sharing their financial transaction data with financial service providers, allowing them to benefit from a broader range of financial products and services at more competitive prices. This could better serve consumers and grow businesses and markets, benefitting Canada’s economy as a whole.

In Budget 2018, the Government announced that it would undertake a review, and appointed an Advisory Committee on Open Banking last year. A public consultation paper was released in January 2019, and roundtable consultations are currently underway to learn more about how Canadians feel about open banking. The Committee will deliver a report to the Minister of Finance assessing the merits of open banking after the consultations are complete. Subject to its findings, the Government would assess best potential ways to move ahead with open banking, with the highest regard for consumer privacy, security and financial stability.

Supporting an Innovative and Well-Functioning Canadian Payments System

Retail payment services make it possible for Canadians to buy goods and services, pay their bills and transfer funds using cash, debit and credit cards, cheques, and mobile and electronic devices. A range of new innovative service providers and technologies are emerging that are changing how Canadians make payments.

Modernizing Canada’s Financial Sector	329

In Budget 2019, the Government proposes to introduce legislation to implement a new retail payments oversight framework, so that retail payment services providers can continue to offer innovation in services, while remaining reliable and safe. The framework would require payment service providers to establish sound operational risk management practices and to protect users’ funds against losses. The Bank of Canada would oversee the payment service providers’ compliance with operational and financial requirements and maintain a public registry of regulated payment service providers.

Budget 2019 also proposes to introduce technical amendments to the Canadian Payments Act to modernize the governance framework of Payments Canada. These proposed amendments follow a legislative review of the Canadian Payments Act undertaken by the Government in 2018.

Supporting Sustainable Financing

Given the trajectory of climate change, the way Canadian companies and financial institutions address climate issues and capitalize on clean growth opportunities will ultimately shape long-term economic, environmental and social development. That is why the Minister of Environment and Climate Change and the Minister of Finance jointly launched Canada’s Expert Panel on Sustainable Finance. Over the last year, the Panel has been consulting with financial market participants and other stakeholders with the aim of submitting a final report in spring 2019.

Many Canadian companies and federal Crown corporations are now taking steps to implement the recommendations of the Financial Stability Board’s Task Force on Climate-related Financial Disclosures (TCFD). The Government supports the TCFD’s voluntary international disclosure standards and a phased approach to adopting them by major Canadian companies, as appropriate. By supporting these standards, the Government aims to raise firms’ awareness of the importance of tracking, managing and disclosing material climate-related risks and opportunities in a consistent and comparable way. The Government will also encourage adoption by federal Crown corporations where appropriate and relevant to their business activities.

Introducing a Financial Consumer Agency of Canada Governance Council

The Government of Canada is committed to protecting financial consumers, and it delivered on this commitment in 2018 by providing new protections to consumers and granting new powers to the Financial Consumer Agency of Canada (FCAC).

This year, the Minister of Finance will appoint a governance council to support the Agency in becoming a world leader in financial consumer protection. The Council will guide FCAC in its expanded mandate and promote the confidence of Canadians in our financial consumer protection system.

330	Annex 4

Updating Federal Financial Sector Statutes

With the help of Parliament, the Government regularly reviews existing statutes governing federal financial institutions to ensure they have the legal authority to make appropriate adjustments to meet the changing needs of Canadian consumers and businesses.

The Government proposes to introduce amendments to the federal financial institutions statutes (the Bank Act, Insurance Companies Act and Trust and Loan Companies Act) and related legislation such as the Bank of Canada Act, Canada Deposit Insurance Corporation Act and Payment Clearing and Settlement Act.

In the latest review, stakeholders identified an opportunity to modernize the corporate governance framework for federally regulated financial institutions to keep in step with changes passed by Parliament to the Canada Business Corporations Act in May 2018. These legislative amendments will promote, among other things, a more democratic and transparent election process of board members. Some changes will also allow for easier participation in the election of boards. For example, members of federal credit unions would have more options for voting prior to and at annual general meetings, enhancing their participation in decision-making of federal credit unions. The legislative amendments will also afford the opportunity for institutions to reduce their administrative costs and regulatory burden by using technology in their communications with owners.

The new measures will also introduce new requirements for federally regulated financial institutions to disclose policies aimed at promoting greater diversity on boards and in senior management.

Technical amendments will also be proposed to ensure the legislation remains clear and current, and add further clarity on how investors, creditors and other participants may be compensated as a result of actions taken by financial sector authorities to sell, wind down or restore to viability a failing bank or financial market infrastructure.

Modernizing the Unclaimed Assets Framework

The Government of Canada is committed to protecting Canadians’ unclaimed deposits, which result when accounts, deposits or other instruments held by financial institutions have been inactive for 10 years. In 2017 and 2018, the Government consulted the public on proposed ways to modernize and improve the unclaimed deposits program and better serve Canadians.

In Budget 2019, the Government proposes to introduce legislative amendments to the Bank Act, the Bank of Canada Act, the Trust and Loan Companies Act and the Pension Benefits Standards Act, 1985 to expand the scope of the framework to include foreign denominated bank accounts and unclaimed pension balances from terminated federally regulated pension plans. These legislative changes will enable the Government to protect a greater number of people’s hard-earned savings and help reunite more Canadians with their lost or forgotten money.

Modernizing Canada’s Financial Sector	331

Annex 4—Modernizing Canada’s Financial Sector

millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Modernizing Canada’s Financial Sector
Supporting an Innovative and Well-Functioning Canadian	0	1	4	6	8	9	27
Payments System
Less: Costs to be Recovered	0	0	0	-5	-8	-9	-21
Introducing a FCAC Governance Council	0	0	0	0	0	0	1
Annex 4—Net Fiscal Impact	0	1	4	2	0	0	7

332	Annex 4

Debt Management Strategy

Introduction

The Debt Management Strategy sets out the Government of Canada’s objectives, strategy and borrowing plans for its domestic debt program and the management of its official international reserves. Borrowing activities support the ongoing refinancing of government debt coming to maturity, the execution of the budget plan and the financial operations of the Government. The Debt Management Strategy for 2019–20 reflects Budget 2019 fiscal projections.

The Financial Administration Act requires that the Government table in Parliament, prior to the start of the fiscal year, a report on the anticipated borrowing to be undertaken in the year ahead, including the purposes for which the money will be borrowed. The Debt Management Strategy fulfills this requirement.

Outlook for Government of Canada Debt

The Government of Canada continues to receive triple-A credit ratings, with a stable outlook, from major rating agencies that evaluate its financial position.

Those rating agencies indicate that Canada’s triple-A credit ratings are supported by strong political institutions, economic resilience and economic diversity, well-regulated financial markets, and monetary and fiscal flexibility. They also note that the country’s effective, stable and predictable policy-making contributes to stable financing demand from long-term investors.

Canada’s general government gross debt and net debt positions also remain favourable. According to the International Monetary Fund (IMF), Canada’s net debt-to-GDP (gross domestic product) ratio is the lowest in the Group of Seven (G7), reflecting significant holdings of financial assets.

Debt Management Strategy	333

Planned Borrowing Activities for 2019–20

Borrowing Authority

The authority to manage public debt flows from the Borrowing Authority Act and Part IV of the Financial Administration Act, which together allow the Minister of Finance to borrow money up to a maximum amount as approved by Parliament.

Parliament granted its approval of a maximum stock of outstanding government and Crown corporation market debt of $1,168 billion via the Borrowing Authority Act, which came into force on November 23, 2017. Outstanding government and Crown corporation market debt is projected to reach $1,070 billion by the end of 2019–20, including $754 billion in projected year-end government market debt and an anticipated Crown corporation market debt stock of approximately $316 billion.

The Government is therefore not expected to exceed the maximum authorized amount of borrowings under the Borrowing Authority Act in 2019–20 and will not seek any changes to the current Parliamentary approval. The Government will provide a more fulsome report to Parliament on the borrowing authority by November 2020, as required by the Borrowing Authority Act.

The projected sources and uses of borrowings are presented in Table A4.2. Actual borrowings and uses of funds for the upcoming fiscal year compared with the projections will be reported in the Debt Management Report for 2019–20, and detailed accounting information on the Government’s interest-bearing debt will be provided in the Public Accounts of Canada 2020.

Sources of Borrowings

The aggregate principal amount of money to be borrowed by the Government in 2019–20 is projected to be $280 billion. All borrowing will be sourced from domestic and foreign wholesale markets (Table A4.2).

334	Annex 4

Table A4.2

Planned/Actual Sources and Uses of Borrowings for Fiscal Year 2019—20

billions of dollars

Sources of borrowings
Payable in Canadian currency
Treasury bills[1]	151
Bonds[2]	119
Total payable in Canadian currency	270
Payable in foreign currencies	10
Total cash raised through borrowing activities	280
Uses of borrowings
Refinancing needs
Payable in Canadian currency
Treasury bills	131
Bonds	111
Of which:
Switch bond buybacks	1
Cash management bond buybacks	40
Retail debt	1
Total payable in Canadian currency	243
Payable in foreign currencies	7
Total refinancing needs	250
Financial source/requirement
Budgetary balance	20
Non-budgetary transactions
Pension and other accounts	-6
Non-financial assets	3
Loans, investments and advances	8
Of which:
Loans to enterprise Crown corporations	7
Other	1
Other transactions[3]	8
Total non-budgetary transactions	12
Total financial source/requirement	32
Adjustment for risk[4]	-3
Change in other unmatured debt transactions[5]	1
Net increase or decrease (-) in cash	0
Total uses of borrowings	280

Notes: Numbers may not add due to rounding. A negative sign denotes a financial source.

1

Treasury bills are rolled over, or refinanced, a number of times during the year. This results in a larger number of new issues per year than the stock of outstanding at the end of the fiscal year, which is presented in the table.

2	Includes switch buyback issuance.
3

Other transactions primarily comprise the conversion of accrual transactions to cash inflows and outflows for taxes and other accounts receivable, provincial and territorial tax collection agreements, amounts payable to taxpayers and other liabilities, and foreign exchange accounts.

4

The $3 billion risk adjustment included for prudent fiscal planning purposes is removed to increase the accuracy of borrowing needs. If the risk adjustment is needed, the debt strategy can be adjusted accordingly.

5	Includes cross-currency swap revaluation, unamortized discounts on debt issues, obligations related to capital leases and other unmatured debt.

Debt Management Strategy	335

Uses of Borrowings

The Government’s borrowing needs are driven by the Government’s refinancing of maturing debt and projected financial requirements.

Financial requirements measure the net cash flow associated with the Government’s budgetary and non-budgetary transactions.4 If the Government has a net cash inflow (financial source), it can use the cash to decrease the total debt stock. However, as is currently the case, if a net cash outflow (financial requirement) is projected, the Government must meet that requirement by increasing the total debt stock or by drawing down cash balances.

In 2019–20, the refinancing of maturing debt is projected to be $250 billion, the financial requirement is projected to be approximately $32 billion, and the Government’s cash balances are not projected to change as new borrowings are expected to meet all borrowing requirements.

Actual borrowings for the year may differ due to uncertainty associated with economic and fiscal projections, the timing of cash transactions, and other factors such as changes in foreign reserve needs and Crown corporation borrowings. To adjust for unexpected changes in financial requirements, debt issuance can be altered during the year—typically through changes in the issuance of treasury bills as well as the 3-year sector.

Objectives

The fundamental objectives of debt management are to raise stable and low-cost funding to meet the financial needs of the Government of Canada and to maintain a well-functioning market for Government of Canada securities. Achieving stable, low-cost funding involves striking a balance between the cost and risk associated with the debt structure as funding needs and market conditions vary. Having access to a well-functioning government securities market ensures that funds can be raised efficiently over time to meet the Government’s needs. Moreover, to support a liquid and well-functioning market for Government of Canada securities, the Government strives to promote transparency and consistency.

Debt Structure Planning

The Debt Management Strategy for 2019–20 is informed by an analysis of several possible debt structures over a wide range of economic and interest rate scenarios and forecasts over a medium-term horizon. Market participants are also consulted as part of the process of developing the debt management strategy.

The Government seeks to strike a balance between keeping funding costs low and mitigating risks, as measured by metrics such as debt rollover and the variation in annual debt-service charges.

4

Budgetary transactions include government revenues and expenses. Non-budgetary transactions include changes in federal employee pension accounts; changes in non-financial assets; investing activities through loans, investments and advances; and changes in other financial assets, including foreign exchange activities.

336	Annex 4

Composition of Market Debt

The stock of total market debt is projected to reach $754 billion by the end of 2019–20 (Table A4.3).

Table A4.3

Change in Composition of Market Debt

billions of dollars, end of fiscal year

	2015–16 Actual	2016–17 Actual	2017–18 Actual	2018–19 Estimated	2019–20 Projected
Domestic bonds[1]	504	536	576	574	583
Treasury bills	138	137	111	131	151
Foreign debt	22	18	16	16	19
Retail debt	5	5	3	2	1
Total market debt	670	695	705	723	754

Note: numbers may not add due to rounding.

1	Includes additional debt that accrues during the fiscal year as a result of the inflation adjustments to Real Return Bonds.

Over the next decade, the share of domestic market debt outstanding with original terms to maturity of 10 years or more is projected to stay at about the current level (i.e., around 40 per cent). Additionally, the average term to maturity of domestic market debt is projected to remain relatively stable at around 5.5 to 6.5 years over the medium term.

The Government of Canada continues to follow prudent debt management practices compared to global peers. Canada’s level of federal market debt as a proportion of GDP is the lowest among G7 countries. Despite this, Canada has continued to prudently issue debt across different maturity sectors and has maintained a weighted average term to maturity similar to that of most G7 countries.

2019–20 Treasury Bill Program

Bi-weekly issuance of 3-, 6- and 12-month maturities will be continued in 2019–20, with bi-weekly auction sizes projected to be largely in the $9 billion to $15 billion range. The Government is making changes to increase the projected year-end stock of treasury bills to an expected level of $151 billion. This approach will support a liquid and well-functioning market for Canadian federal government treasury bills.

Cash management bills (i.e., short-dated treasury bills) help manage government cash requirements in an efficient manner. These instruments will also continue to be used in 2019–20.

Debt Management Strategy	337

2019–20 Bond Program

In 2019–20, gross bond issuance is projected to be around $119 billion (Table A4.4). This approach balances liquidity requirements in both the treasury bill and core benchmark bond sectors necessary to promote market well-functioning, while also satisfying the Government’s objective of achieving stable, low-cost funding. Along with treasury bills, issuance in the 3-year sector may be adjusted to address unexpected changes in financial requirements.

Table A4.4

Bond Issuance Plan for 2019–20

billions of dollars, end of fiscal year

	2015–16 Actual		2016–17 Actual		2017–18 Actual	2018–19 Estimated	2019–20 Projected
Gross bond issuance[1]	93	[3]	135	[3]	138	100	119
Bond buybacks on a switch basis	-1		-1		-1	-1	-1
Net issuance	93		134		137	99	118
Maturing bonds and adjustments[2]	-78		-103		-97	-101	-110
Change in bond stock	16		32		40	-2	8

Note: numbers may not add due to rounding.

1	Includes switch buyback issuance and additional debt that accrues during the fiscal year as a result of the inflation adjustments to Real Return Bonds.
2	Includes cash management bond buybacks.
3	Historic bond issuances are accounted for at market value.

Maturity Date Cycles and Benchmark Bond Target Range Sizes

For 2019–20, increases in benchmark bond target ranges are planned relative to fiscal year 2018–19 (Table A4.5).

Table A4.5

Maturity Date Patterns and Benchmark Size Ranges

billions of dollars

	Feb.	Mar.	May	June	Aug.	Sept.	Nov.	Dec.
2-year	9-15		9-15		9-15		9-15
3-year[1]		6-12				6-12
5-year		12-18				12-18
10-year				10-16
30-year[2]								12-18
Real Return Bonds[2,3]								9-15
Total	9-15	18-30	9-15	10-16	9-15	18-30	9-15	9-18	[2]

Note: These amounts do not include coupon payments.

1

Issuance in the 3-year sector will be fungible with the previous 5-year benchmark bonds. The benchmark size range for the 3-year sector presented here is in addition to fungible outstanding previous 5-year benchmark bonds.

2	The 30-year nominal bond and Real Return Bond do not mature each year or in the same year as each other.
3	Includes estimate for inflation adjustment.

338	Annex 4

Bond Auction Schedule

In 2019–20, there will be quarterly auctions of 2-, 3-, 5- and 10-year bonds. Some of these bonds may be issued multiple times per quarter. The number of planned auctions in 2019–20 for each bond sector is shown in Table A4.6. The actual number of auctions that occur may be different than the planned number of auctions due to unexpected changes in borrowing requirements.

Table A4.6

Number of Planned Bond Auctions for 2019–20

Sector	Planned Bond Auctions
2-year	16
3-year	8
5-year	8
10-year	4
30-year	3
30-year switch buyback	2
Real Return Bond	3

The dates of each auction will continue to be announced through the Quarterly Bond Schedule that is published on the Bank of Canada’s website prior to the start of each quarter (www.bankofcanada.ca/stats/cars/results/bd_auction_schedule.html).

Bond Buyback Programs

The Government plans to continue conducting regular bond buybacks on a switch basis as well as cash management bond buybacks.

Two bond buyback operations on a switch basis are planned for 2019–20. These operations would occur for bonds that were originally issued with terms to maturity of 30 years. The dates of each operation will continue to be announced through the Quarterly Bond Schedule that is published on the Bank of Canada’s website prior to the start of each quarter.

The cash management bond buyback program helps to manage government cash requirements by reducing large bond maturities. Weekly cash management bond buyback operations will be continued in 2019–20. A pilot project to increase the flexibility in the maximum repurchase amount was introduced in January 2017, and this change was made permanent in November 2018.

Debt Management Strategy	339

Management of Canada’s Official International Reserves

The Exchange Fund Account (EFA), which is held in the name of the Minister of Finance, represents the largest component of Canada’s official international reserves. It is a portfolio of Canada’s liquid foreign exchange reserves and special drawing rights (SDRs)5 used to aid in the control and protection of the external value of the Canadian dollar and to provide a source of liquidity to the Government. In addition to the EFA, Canada’s official international reserves include Canada’s reserve position held at the IMF.

The Government borrows to invest in liquid reserves, which are maintained at a level at or above 3 per cent of nominal GDP. Net funding requirements for 2019–20 are estimated to be around US$9 billion, but may vary as a result of movements in foreign interest rates and exchange rates.

The mix of funding sources used to finance the liquid reserves in 2019–20 will depend on a number of considerations, including relative cost, market conditions and the objective of maintaining a prudent foreign-currency-denominated debt maturity structure. Potential funding sources include a short-term US-dollar paper program (Canada bills), medium-term notes, cross-currency swaps involving the exchange of Canadian dollars for foreign currency to acquire liquid reserves, and the issuance of global bonds.

Further information on foreign currency funding and the foreign reserve assets is available in the Report on the Management of Canada’s Official International Reserves (www.fin.gc.ca/purl/efa-eng.asp) and in The Fiscal Monitor (www.fin.gc.ca/pub/fm-rf-index-eng.asp).

Cash Management

The core objective of cash management is to ensure the Government has sufficient cash available at all times to meet its operating requirements.

Cash consists of moneys on deposit with the Bank of Canada, chartered banks and other financial institutions. Cash with the Bank of Canada includes operational balances and balances held for prudential liquidity. Periodic updates on the liquidity position are available in The Fiscal Monitor (www.fin.gc.ca/pub/fm-rf-index-eng.asp).

Prudential Liquidity

The Government holds liquid financial assets in the form of domestic cash deposits and foreign exchange reserves to safeguard its ability to meet payment obligations in situations where normal access to funding markets may be disrupted or delayed. The Government’s overall liquidity levels cover at least one month of net projected cash flows, including coupon payments and debt refinancing needs.

5	SDRs are international reserve assets created by the IMF whose value is based on a basket of international currencies.

340	Annex 4

Government Tax Expenditure and Spending Reviews

Overview

In 2015, the Government committed to achieving up to $3 billion in annual savings by 2019–20 through a number of targeted changes to federal tax expenditures and program spending.

As a first step, in Budget 2016, the Government announced a significant cut to its advertising budget and federal spending on professional services and travel. As a result of these early actions, $221 million in annual savings were made available to reinvest in better government services, and new and enhanced programs to strengthen and grow the middle class.

Since then, the Government has undertaken a comprehensive review of federal tax expenditures. Over the four-year period ending in 2018–19, the tax expenditure review resulted in savings of $3.9 billion, and will lead to estimated savings of more than $3 billion annually starting in 2019–20.

Table A5.1

Total Savings Realized From Tax Measures and Government Spending Reviews Since 2015

millions of dollars

	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	2020– 2021
Pre-Budget 2019 Tax Savings (Table A5.2)	20	371	1,200	2,319	3,020	3,720
Budget 2019 Tax Savings (Table A5.3)					75	154
Spending Review Savings (Table A5.4)	222	231	235	237	237	237
Total Estimated Savings Achieved	242	602	1,435	2,556	3,332	4,111
2015 Savings Commitment		500	1,000	2,000	3,000	3,000

The continuous improvement of government programming is vital to ensuring that tax dollars are delivering the value and results that Canadians expect and deserve.

In addition to the review of its tax expenditures, the Government undertook several comprehensive program spending reviews to ensure that the resources invested in these areas are administered effectively and continue to deliver value for Canadians.

Government Tax Expenditure and Spending Reviews	341

Tax Expenditure Review

In Budget 2016, the Government committed to undertake a wide-ranging review of federal tax expenditures. Individuals and businesses had expressed concerns about the efficiency and fairness of Canada’s tax system, and how the increasing number of tax expenditures had made the federal tax system more complex.

The review’s objectives were to eliminate poorly targeted and inefficient tax measures, and allow the Government to identify opportunities to reduce tax benefits that unfairly help the wealthiest Canadians rather than the middle class and those working hard to join it.

The Government has completed a wide-ranging review of federal tax expenditures to ensure that they are fair for Canadians, efficient and fiscally responsible.

•	The Government’s comprehensive review has resulted in the elimination of measures that were found to be ineffective and inefficient.

•

The review also identified opportunities to crack down on tax evasion and aggressive tax avoidance, and reduce tax benefits that disproportionately helped the wealthiest Canadians rather than the middle class and those working hard to join it.

•	Finally, the review led to measures that made existing tax relief for individuals and families more effective and accessible.

In each of its budgets, the Government has made improvements to the tax system—many of which have been informed by this comprehensive review. Table A5.2 below provides a detailed breakdown of the savings resulting from tax measures introduced from the beginning of the Government’s mandate up to and including Budget 2018.

Table A5.2

Savings Realized From Tax Measures Undertaken From Beginning of Mandate to Budget 2018

millions of dollars

Measure	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	2020– 2021
Multiplication of the Small Business Deduction	–	-5	60	55	45	40
Avoidance of the Business Limit and Taxable Capital Limit	–	-1	10	10	10	10
Life Insurance Policies	–	30	35	35	35	40
Debt-Parking to Avoid Foreign Exchange Gains	–	–	–	–	–	–
Valuation for Derivatives	–	–	–	–	–	–
Cross-Border Surplus Stripping	–	–	–	–	–	–
Extension of Back-to-Back Rules	–	–	–	–	–	–
Taxation of Switch Fund Shares	–	–	75	145	145	145
Sales of Linked Notes	–	65	-20	–	45	45
Restricting the Relief of Excise Tax on Diesel and Aviation Fuel	–	35	45	45	40	40

342	Annex 5

Table A5.2

Savings Realized From Tax Measures Undertaken From Beginning of Mandate to Budget 2018

millions of dollars

Measure	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	2020– 2021
GST/HST Closely Related Test	–	–	–	–	–	–
Cracking Down on Tax Evasion and Combating Tax Avoidance
(Net Federal Revenue Impact)
Budget 2016		154	312	398	473	775
Budget 2017			122	232	335	511
Budget 2018				32	46	45
Enhancing Tax Collections[1]		-32	-56	-80	-105	-78
Children’s Fitness and Arts Tax Credits	20	120	245	250	255	260
Principal Residence Exemption Measure of October 2016		–	–	–	–	–
Automatic Exchange of Information for Tax Purposes		–	–	–	–	–
Registered Education Savings Plan and Registered Disability Savings Plan Anti-Avoidance Rules		–	–	–	–	–
Meaning of Factual Control		–	–	–	–	–
Timing of Recognition of Gains and Losses on Derivatives		–	54	60	60	65
Extending the Base Erosion Rules to Foreign Branches of Canadian Life Insurers		–	–	–	–	–
Public Transit Tax Credit		–	150	205	210	220
Taxation of Benefits in Respect of Home Relocation Loans		–	–	–	–	–
Billed-Basis Accounting		–	35	220	170	–
Tax Exemption for Insurers of Farmers and Fishers		–	–	–	10	10
Accelerated Deductibility of Some Canadian Exploration Expenses		–	–	–	45	55
Reclassification of Expenses Under Flow-Through Shares		–	–	–	2	2
Eliminating Tax Exemptions of Allowances for Certain Public Officials		–	–	6	30	30
GST/HST Rebate to Non-Residents for Tour Package Accommodations		–	10	15	15	15
Additional Deduction for Gifts of Medicine		–	–	–	–	–
Investment Tax Credit for Child Care Spaces		–	–	–	–	–
Income Sprinkling announcement of December 2017			45	190	200	205
Taxi and Ride-Sharing Services			3	4	4	4
Passive Investment Income—Business Limit			–	-2	120	430

Government Tax Expenditure and Spending Reviews	343

Table A5.2

Savings Realized From Tax Measures Undertaken From Beginning of Mandate to Budget 2018

millions of dollars

Measure	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	2020– 2021
Passive Investment Income—Refundability of Taxes on Investment Income			–	45	185	220
Artificial Losses Using Equity-Based Financial Instruments			–	135	245	265
Stop-Loss Rule on Share Repurchase Transactions			–	230	315	275
At-risk Rules for Tiered Partnerships			–	–	–	–
Amendment to Section 212.1—Cross-Border Surplus Stripping			–	–	–	–
Foreign Accrual Property Income Avoidance Using Tracking Interests			–	–	–	–
CRA Common International Data Standard—Phase II				-5	-6	-9
Tax Savings Total (of measures introduced from the beginning of the mandate to Budget 2018)	20	371	1,200	2,319	3,020	3,720

Notes: “-” indicates a nil amount, a small amount (less than $500,000) or an amount that cannot be determined in respect of a measure that is intended to protect the tax base. For years prior to the implementation of a measure, the corresponding cells for this measure have been left blank.

1	It is anticipated that this proposal will result in the collection of an additional $7.4 billion in tax debt over five years.

344	Annex 5

Additional Tax Savings Introduced in Budget 2019

Budget 2019 builds on the Government’s earlier efforts to build an economy that works for everyone, and maintain a tax system in which all Canadians pay their fair share. It also proposes measures to further strengthen the Canada Revenue Agency’s ability to crack down on tax evasion and combat tax avoidance, and makes additional progress in closing tax loopholes.

Table A5.3 provides a breakdown of the savings resulting from tax measures proposed in Budget 2019.

Table A5.3

Savings Realized From Tax Measures Introduced in Budget 2019

millions of dollars

Measure	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	2020– 2021
Foreign Affiliate Dumping				–	–	–
Transfer Pricing Measures				–	–	–
Cross-Border Share Lending Arrangements				–	–	–
Character Conversion Transactions				–	–	–
Mutual Funds: Allocation to Redeemers Methodology				–	25	105
Pensionable Service Under an Individual Pension Plan				–	–	–
Carrying on a Business in a Tax- Free Savings Account				–	–	–
CRA Measures to Enhance Tax Compliance					50	49
Tax Savings Total (of measures included in Budget 2019)				–	75	154

Notes: “-” indicates a nil amount, a small amount (less than $500,000) or an amount that cannot be determined in respect of a measure that is intended to protect the tax base. For years prior to the implementation of a measure, the corresponding cells for this measure have been left blank.

To ensure the tax system operates as fairly and effectively as possible moving forward, the Government will continue to study, identify and address tax loopholes and tax planning schemes.

Government Tax Expenditure and Spending Reviews	345

Government Spending Reviews

Responsible fiscal management requires that government spending and programming be managed wisely and be continuously improved in order to ensure that the investment of Canadian taxpayer dollars is delivering results in the most effective and efficient manner possible. Since 2015, the Government has undertaken a number of targeted program expenditure reviews to specifically achieve this aim.

Review	Impact
Professional Services, Travel and Advertising Reductions

In Budget 2016, the Government announced annual reductions of $221 million in professional services, travel and government advertising, starting in 2016–17. The savings created as a result of these reductions enabled a better alignment of government spending with priorities.

Transport Canada Comprehensive Review

In 2016–17, Transport Canada undertook a Comprehensive Review of all departmental activities to identify and eliminate poorly targeted and inefficient programs. Savings identified through the Review were reprioritized to support government priorities within the department.

Fisheries and Oceans and the Canadian Coast Guard Comprehensive Review

In 2016–17, Fisheries and Oceans Canada and the Canadian Coast Guard undertook a Comprehensive Review. This review resulted in the reallocation of $22 million per year ongoing in existing departmental resources to higher priority activities in the department’s mandate.

Health Canada Comprehensive Review

In 2017–18, Health Canada undertook a Comprehensive Review of all program spending to ensure alignment with mandate, efficiency, effectiveness and program integrity. The review concluded that the department’s programs are well-aligned with the mandate and positioned to deliver on the Government’s priorities, and identified opportunities for reinvestment in core regulatory activities, such as the enforcement of drug and medical device regulations.

346	Annex 5

Review	Impact
Canada Border Services Agency Review

In 2017–18, the Canada Border Services Agency undertook a Comprehensive Review across its programs to ensure alignment with the agency’s mandate and government priorities, and to identify opportunities to strengthen program efficiencies and effectiveness. Through the Review, the agency considered key priorities including ways to support financial and operational sustainability, the integrity of border infrastructure, continued delivery of core responsibilities, and opportunities to modernize border operations to keep pace with the growing volume of goods and people crossing the Canadian border.

Royal Canadian Mounted Police (RCMP) Review

In 2015, the RCMP began the process of undertaking a review of activities, programs and services with a view to better understanding resourcing requirements across business lines. The review provided a better understanding of the cost pressures facing the RCMP, efforts to streamline internal operations and enhance capacity, and challenges and opportunities to begin modernization of policing while focusing on delivering results to and for Canadians.

A detailed breakdown of the savings that were created as a result of several of the comprehensive reviews outlined above can be found in Table A5.4 below.

Table A5.4

Estimated Savings Realized From Government Spending Reviews Undertaken Since 2015

millions of dollars

Review	2015– 2016	2016– 2017	2017– 2018	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023
Professional Services, Travel and Advertising Reductions		221	221	221	221	221	221	221
Transport Canada Comprehensive Review		1	10	14	16	16	16	16
Estimated Total Review Savings Achieved		222	231	235	237	237	237	237

Government Tax Expenditure and Spending Reviews	347

Tax Measures:
Supplementary Information

Tax Measures: Supplementary Information

Table of Contents

Overview	351
Personal Income Tax Measures	354
Canada Training Credit	354
Home Buyers’ Plan	356
Change in Use Rules for Multi-Unit Residential Properties	357
Permitting Additional Types of Annuities Under Registered Plans	358
Registered Disability Savings Plan – Cessation of Eligibility for the Disability Tax Credit	362
Tax Measures for Kinship Care Providers	366
Donations of Cultural Property	367
Medical Expense Tax Credit	367
Contributions to a Specified Multi-Employer Plan for Older Members	368
Pensionable Service Under an Individual Pension Plan	368
Mutual Funds: Allocation to Redeemers Methodology	369
Carrying on Business in a Tax-Free Savings Account	371
Electronic Delivery of Requirements for Information	372
Business Income Tax Measures	373
Support for Canadian Journalism	373
Business Investment in Zero-Emission Vehicles	376
Small Business Deduction – Farming and Fishing	379
Scientific Research and Experimental Development Program	380
Canadian-Belgian Co-productions – Canadian Film or Video Production Tax Credit	381
Character Conversion Transactions	382
International Tax Measures	385
Transfer Pricing Measures	385
Foreign Affiliate Dumping	386
Cross-Border Share Lending Arrangements	387
Sales and Excise Tax Measures	391
GST/HST Health Measures	391
Cannabis Taxation	393
Previously Announced Measures	396

349

Notices of Ways and Means Motions	397
Notice of Ways and Means Motion to amend the Income Tax Act and Other Related Legislation	398
Notice of Ways and Means Motion to amend the Excise Tax Act	445
Notice of Ways and Means Motion to amend the Excise Act, 2001	448
Draft Amendments to Various Regulations	453

350

Overview

This annex provides detailed information on each of the tax measures proposed in the Budget.

Table 1 lists these measures and provides estimates of their budgetary impact.

The annex also provides the Notices of Ways and Means Motions to amend the Income Tax Act, the Excise Tax Act, the Excise Act, 2001 and other related legislation and draft amendments to related regulations.

In this annex, references to “Budget Day” are to be read as references to the day on which this Budget is presented.

351

Table 1

Cost of Proposed Tax Measures1, 2

Fiscal Costs (millions of dollars)

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Personal Income Tax
Canada Training Credit	–	35	155	185	210	230	815
Less savings due to claimed amounts not qualifying under the Tuition Tax Credit	–	(5)	(20)	(25)	(25)	(30)	(105)
Home Buyers’ Plan – Withdrawal Limit	–	20	20	20	20	20	100
Home Buyers’ Plan – Breakdown of a Marriage or Common-Law Partnership	–	5	10	10	10	10	45
Change in Use Rules for Multi-Unit Residential Properties*	–	–	–	–	–	–	–
Permitting Additional Types of Annuities under Registered Plans – Advanced Life Deferred Annuities*	–	–	–	2	4	5	11
Permitting Additional Types of Annuities under Registered Plans – Variable Payment Life Annuities*	–	–	–	–	–	–	–
Registered Disability Savings Plan – Cessation of Eligibility for the Disability Tax Credit[3]	–	3	17	28	30	31	109
Tax Measures for Kinship Care Providers*	–	–	–	–	–	–	–
Donations of Cultural Property	–	–	–	–	–	–	–
Medical Expense Tax Credit*	–	–	–	–	–	–	–
Contributions to a Specified Multi- Employer Plan for Older Members*	–	–	–	–	–	–	–
Pensionable Service Under an Individual Pension Plan	–	–	–	–	–	–	–
Mutual Funds: Allocation to Redeemers Methodology	–	(25)	(105)	(90)	(75)	(55)	(350)
Carrying on a Business in a Tax-Free Savings Account*	–	–	–	–	–	–	–
Electronic Delivery of Requirements for Information*	–	–	–	–	–	–	–
Business Income Tax
Business Investment in Zero-Emission Vehicles	–	14	21	40	90	100	265
Small Business Deduction – Farming and Fishing	–	–	–	–	–	–	–
Scientific Research and Experimental Development Program	–	5	80	100	105	105	395
Canadian-Belgian Co-productions – Canadian Film or Video Production Tax Credit*	–	–	–	–	–	–	–
Character Conversion Transactions	–	–	–	–	–	–	–

352

Table 1

Cost of Proposed Tax Measures1, 2

Fiscal Costs (millions of dollars)

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Support for Canadian Journalism
Qualified Donee Status	–	6	25	32	22	11	96
Refundable Labour Tax Credit	–	–	75	95	95	95	360
Tax Credit for Digital Subscriptions	–	5	26	31	36	41	138
Less: Amounts Provisioned in the Fiscal Framework	–	(45)	(105)	(130)	(150)	(165)	(595)
International Tax Measures
Transfer Pricing Measures	–	–	–	–	–	–	–
Foreign Affiliate Dumping	–	–	–	–	–	–	–
Cross-Border Share Lending Arrangements	–	–	–	–	–	–	–
Sales and Excise Tax Measures
GST/HST Health Measures	–	–	–	–	–	–	–
Cannabis Taxation	–	–	–	–	–	–	–
Total Tax Measures Included in Budget 2019
– Gross Impact	–	63	304	428	522	563	1,879
– Net Fiscal Impact	–	18	199	298	372	398	1,284
Of Which: Amounts Only in this Annex (*)	–	–	–	2	4	5	11

[1]	A “–” indicates a nil amount, a small amount (less than $500,000) or an amount that cannot be determined in respect of a measure that is intended to protect the tax base.
[2]	Totals may not add due to rounding.
[3]	The cost of this measure is attributable to program expenditure.

353

Personal Income Tax Measures

Canada Training Credit

Budget 2019 proposes to introduce the Canada Training Benefit to address barriers to professional development for working Canadians. The Canada Training Benefit will include as one of its key components the new Canada Training Credit, a refundable tax credit aimed at providing financial support to help cover up to half of eligible tuition and fees associated with training. Eligible individuals will accumulate $250 each year in a notional account which can be accessed for this purpose.

In order to accumulate the amount of $250 in respect of a year, an individual must:

•	file a tax return for the year;

•	be at least 25 years old and less than 65 years old at the end of the year;

•	be resident in Canada throughout the year;

•

have earnings (including income from an office or employment, self-employment income, Maternity and Parental Employment Insurance benefits or benefits paid under the Act respecting parental insurance, the taxable part of scholarship income, and the tax-exempt part of earnings of status Indians and emergency service volunteers) of $10,000 or more in the year; and

•	have individual net income for the year that does not exceed the top of the third tax bracket for the year ($147,667 in 2019).

A taxpayer’s notional account balance will be communicated to them each year in their Notice of Assessment and will be available through the Canada Revenue Agency’s My Account portal. The amount of a credit that can be claimed for a taxation year will be equal to the lesser of half of the eligible tuition and fees paid in respect of the taxation year and the individual’s notional account balance for the taxation year (based on amounts used or accumulated in respect of previous years). The amount claimed will offset, dollar for dollar, tax otherwise payable or will be refunded to the individual to the extent that the amount exceeds tax otherwise payable.

An individual who claims the credit for a given taxation year may still accumulate an entitlement to $250 in respect of that year. The credit will be available to be claimed for a taxation year even if the individual’s earnings or income preclude them from accumulating an amount in respect of that year. However, an individual must be resident in Canada throughout a year to claim the credit for the year.

Individuals will be able to accumulate up to a maximum amount of $5,000 over a lifetime. Any unused balance will expire at the end of the year in which an individual turns 65.

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Example:

•   Michelle is eligible to accumulate an amount of $250 in respect of each year starting in 2019. Her notional account balance for 2023 is $1,000.

•   In 2023, Michelle enrols in training and pays $1,500 in eligible tuition fees. She can claim a refundable tax credit worth $750 for the 2023 taxation year.

•   Michelle is also eligible to accumulate an amount of $250 in respect of 2023. As a result, her notional account balance for 2024 is $500 ($250 in unused balance from the prior year in addition to the annual $250 amount). She will then be able to accumulate up to an additional $3,750 in her notional account over her lifetime.

Eligible Tuition and Other Fees

Tuition and other fees eligible for the Canada Training Credit will generally be the same as under the existing rules for the Tuition Tax Credit, a 15-per-cent non-refundable tax credit on fees paid in respect of a year for an individual enrolled at an eligible educational institution. In particular, eligible fees will include:

•	tuition fees;

•	ancillary fees and charges (e.g., admission fees, exemption fees and charges for a certificate, diploma or degree); and

•	examination fees.

As in the case of the Tuition Tax Credit, an eligible educational institution in Canada will be:

•	a university, college or other educational institution providing courses at a post-secondary level; or

•	an institution providing occupational-skills courses that is certified by the Minister of Employment and Social Development.

Unlike the Tuition Tax Credit, educational institutions outside of Canada will not be eligible for the purpose of the Canada Training Credit.

The portion of the tuition fees refunded through the Canada Training Credit will not qualify as eligible expenses under the Tuition Tax Credit. The difference between the total eligible fees and the portion refunded through the Canada Training Credit will continue to qualify as eligible fees under the Tuition Tax Credit. In the example above, Michelle would have $750 of eligible fees for the purposes of the Tuition Tax Credit (i.e., $1,500 of total eligible fees less the $750 refunded through the Canada Training Credit).

This measure will apply to the 2019 and subsequent taxation years. Consequently, the annual accumulation to the notional account will start based on eligibility in respect of the 2019 taxation year and the credit will be available to be claimed for expenses in respect of the 2020 taxation year.

Earning and income thresholds under the Canada Training Credit will be subject to annual indexation.

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Home Buyers’ Plan

The home buyers’ plan (HBP) helps first-time home buyers save for a down payment by allowing them to withdraw up to $25,000 from a registered retirement savings plan (RRSP) to purchase or build a home without having to pay tax on the withdrawal. First-time home buyers purchasing a home jointly may each withdraw up to $25,000 from their own RRSP under the HBP.

Amounts withdrawn under the HBP must be repaid to an RRSP over a period not exceeding 15 years, starting the second year following the year in which the withdrawal was made. A special rule denies an RRSP deduction for contributions that are withdrawn under the HBP within 90 days of being contributed.

For HBP purposes, an individual is not considered to be a first-time home buyer if, in the relevant calendar year or in any of the four preceding calendar years,

•	the individual, or the individual’s spouse or common-law partner, owned and occupied another home, and

•	that home was the individual’s principal place of residence.

Withdrawal Limit

To provide first-time home buyers with greater access to their RRSPs to purchase or build a home, Budget 2019 proposes to increase the HBP withdrawal limit to $35,000 from $25,000. As a result, a couple will potentially be able to withdraw $70,000 from their RRSPs to purchase a first home.

Special rules under the HBP apply to facilitate the acquisition of a home that is more accessible or better suited for the personal needs and care of an individual who is eligible for the disability tax credit, even if the first-time home-buyer requirement is not met. For these cases, the rules will also be modified to provide the same $35,000 withdrawal limit.

This increase in the HBP withdrawal limit will apply to the 2019 and subsequent calendar years in respect of withdrawals made after Budget Day.

Breakdown of a Marriage or Common-Law Partnership

Budget 2019 also proposes to extend access to the HBP in order to help Canadians maintain homeownership after the breakdown of a marriage or common-law partnership.

Generally, an individual will not be prevented from participating in the HBP because they do not meet the first-time home buyer requirement, provided that the individual lives separate and apart from their spouse or common-law partner for a period of at least 90 days as a result of a breakdown in their marriage or common-law partnership. The individual will be able to make a withdrawal under the HBP if the individual lives separate and apart from their spouse or common-law partner at the time of the withdrawal and began to live separate and apart in the year in which the withdrawal is made or any time in the four preceding years. However, in the case where an individual’s principal place of residence is a home owned and occupied by a new spouse or common-law partner, the individual will not be able to make an HBP withdrawal under these rules.

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An individual will be required to dispose of their previous principal place of residence no later than two years after the end of the year in which the HBP withdrawal is made. The requirement to dispose of the previous principal place of residence will be waived for individuals buying out the share of the residence owned by the individual’s spouse or common-law partner. The existing rule that individuals may not acquire the home more than 30 days before making the HBP withdrawal will also be waived in this circumstance.

Existing HBP rules will otherwise generally apply. For example, an individual’s outstanding HBP balance must be nil at the beginning of the year in which the individual makes an HBP withdrawal.

This measure will apply to HBP withdrawals made after 2019.

Change in Use Rules for Multi-Unit Residential Properties

The Income Tax Act deems a taxpayer to have disposed of, and reacquired, a property when the taxpayer converts the property from an income-producing use (e.g., a rental property) to a personal use (e.g., a residential property) or vice versa. Where the use of an entire property is changed to an income-producing use, or an income-producing property becomes a principal residence, the taxpayer may elect that this deemed disposition not apply. As a consequence, the election can provide a deferral of the realization of any accrued capital gain on the property until it is realized on a future disposition.

As well, where an election is made on a conversion of a property to or from a principal residence, the property can be designated as a taxpayer’s principal residence for an additional period of up to four years before or after the period for which the taxpayer could otherwise claim the principal residence exemption in respect of the property (provided no other principal residence exemption is claimed in respect of those additional years).

The deemed disposition also occurs when the use of part of a property is changed. For example, this can occur where a taxpayer owns a multi-unit residential property, such as a duplex, and either starts renting or moves into one of the units. However, under the current rules, a taxpayer cannot elect out of the deemed disposition that arises on a change in use of part of a property.

To improve the consistency of the tax treatment of owners of multi-unit residential properties in comparison to owners of single-unit residential properties, Budget 2019 proposes to allow a taxpayer to elect that the deemed disposition that normally arises on a change in use of part of a property not apply.

This measure will apply to changes in use of property that occur on or after Budget Day.

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Permitting Additional Types of Annuities Under Registered Plans

The tax rules allow funds from certain registered plans to be used to purchase an annuity to provide income in retirement, subject to specified conditions. In exchange for a lump-sum amount of funds, an annuity provides a stream of periodic payments to an individual (i.e., the annuitant), generally for a fixed term, for the life of the annuitant or for the joint lives of the annuitant and the annuitant’s spouse or common-law partner.

To provide Canadians with greater flexibility in managing their retirement savings, Budget 2019 proposes to permit two new types of annuities under the tax rules for certain registered plans:

•

advanced life deferred annuities will be permitted under a registered retirement savings plan (RRSP), registered retirement income fund (RRIF), deferred profit sharing plan (DPSP), pooled registered pension plan (PRPP) and defined contribution registered pension plan (RPP); and

•	variable payment life annuities will be permitted under a PRPP and defined contribution RPP.

The measures will apply to the 2020 and subsequent taxation years.

Advanced Life Deferred Annuities

The tax rules generally require an annuity purchased with registered funds to commence by the end of the year in which the annuitant attains 71 years of age.

Budget 2019 proposes to amend the tax rules to permit an advanced life deferred annuity (ALDA) to be a qualifying annuity purchase, or a qualified investment, under certain registered plans. An ALDA will be a life annuity the commencement of which may be deferred until the end of the year in which the annuitant attains 85 years of age.

Qualifying plans

An ALDA will be a qualifying annuity purchase under an RRSP, RRIF, DPSP, PRPP and defined contribution RPP. An ALDA will also be a qualified investment for a trust governed by an RRSP or a RRIF. Qualifying plan terms may need to be amended in order to permit the purchase of an ALDA under such plans.

The value of an ALDA will not be included for the purpose of calculating the minimum amount required to be withdrawn in a year from a RRIF, a PRPP member’s account or a defined contribution RPP member’s account, after the year in which the ALDA is purchased.

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Limits

An individual will be subject to a lifetime ALDA limit equal to 25 per cent of a specified amount in relation to a particular qualifying plan. The specified amount will equal the sum of:

•	the value of all property (other than most annuities, including ALDAs) held in the qualifying plan as at the end of the previous year; and

•	any amounts from the qualifying plan used to purchase ALDAs in previous years.

In practice, this limit will apply only when an ALDA is purchased or when an additional amount is added to an existing ALDA contract. As a result, an individual will not be required to surrender or dispose of ALDAs in situations where the value of ALDA purchases in previous years exceeds the individual’s lifetime ALDA limit for a particular year due to a decline in qualifying plan assets.

An individual will also be subject to a comprehensive lifetime ALDA dollar limit of $150,000 from all qualifying plans. The lifetime ALDA dollar limit will be indexed to inflation for taxation years after 2020, rounded to the nearest $10,000.

Annuity requirements

In order to qualify as an ALDA, the annuity contract will need to state that it intends to qualify as an ALDA and will need to satisfy certain requirements. These include the requirements that the annuity contract:

•

provide annual or more frequent periodic payments for the life of the annuitant, or for the joint lives of the annuitant and annuitant’s spouse or common-law partner, commencing no later than the end of the year in which the annuitant attains 85 years of age;

•

provide, when the annuitant under a joint-life contract dies prior to commencement, payments that commence to the surviving spouse or common-law partner no later than the time at which the payments would have commenced if the annuitant had not died, where the value of the periodic payments must, if the payments commence before that time, be adjusted in accordance with generally accepted actuarial principles;

•	provide periodic payments which are equal, except to the extent they are

–	adjusted annually to reflect in whole or in part changes to the Consumer Price Index or a fixed rate specified in the annuity contract not to exceed two per cent per year, or

–	reduced on the death of the annuitant or the annuitant’s spouse or common-law partner;

•

provide that, following the death of the annuitant, a lump-sum death benefit (if any) provided to a beneficiary does not exceed the premium paid for the annuity less the sum of all payments received by the annuitant or, in the case of a joint-life contract, the sum of all payments received by the annuitant and the annuitant’s spouse or common-law partner prior to death;

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•	permit a refund to the annuitant of any portion of the premium paid for the contract to the extent that the premium paid for the contract exceeded the annuitant’s ALDA limit; and

•	provide no other payments, such as commutation or cash surrender payments, or payments under a guarantee period.

Tax treatment on death

Annuity payments to the surviving spouse or common-law partner of a deceased annuitant under a joint-life contract will be included in the income of the surviving spouse or common-law partner for tax purposes.

If the beneficiary of a lump-sum death benefit (i.e., a return of all or a portion of the premium paid to purchase the annuity) is the deceased annuitant’s surviving spouse or common-law partner, or a financially dependent child or grandchild of the deceased annuitant, the lump-sum death benefit will be included in the income of the beneficiary for tax purposes. All or a portion of that amount will be permitted to be transferred on a tax-deferred basis (or “rollover” basis) to the RRSP, RRIF or other qualifying vehicle of the beneficiary provided that, where the beneficiary is a financially dependent child or grandchild, the beneficiary was dependent on the deceased annuitant by reason of physical or mental infirmity.

If the beneficiary of a lump-sum death benefit is neither the deceased annuitant’s surviving spouse or common-law partner nor a financially dependent child or grandchild of the deceased annuitant, the lump-sum death benefit paid to a beneficiary will be included in the income of the deceased annuitant for tax purposes in the year of death.

Non-compliance

If an individual purchases ALDA contracts in excess of their ALDA limit, a tax of one per cent per month will apply to the excess portion. All or some of the tax on the excess portion may be waived or cancelled if the annuitant establishes the excess portion was paid as a consequence of a reasonable error, and the amount of the excess portion is returned to an RRSP, RRIF or other eligible vehicle of the annuitant by the end of the year following the year in which the excess portion was paid.

If an annuity contract that is intended to qualify as an ALDA does not comply with the ALDA requirements, it will be considered to be a non-qualifying annuity purchase or a non-qualified investment, as the case may be, and will be subject to the existing rules and taxes that apply to such purchases and investments.

Additional rules

Additional rules will be included, as necessary, in the draft amendments for the measure to be released for public comment.

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Variable Payment Life Annuities

The tax rules generally require that retirement benefits from a PRPP or defined contribution RPP be provided to a member by means of a transfer of funds from the member’s account to an RRSP or RRIF of the member, variable benefits paid from the member’s account or an annuity purchased from a licensed annuities provider. However, in-plan annuities (annuities provided to members directly from a PRPP or defined contribution RPP) are generally not permitted under the tax rules.

Budget 2019 proposes to amend the tax rules to permit PRPPs and defined contribution RPPs to provide a variable payment life annuity (VPLA) to members directly from the plan. A VPLA will provide payments that vary based on the investment performance of the underlying annuities fund and on the mortality experience of VPLA annuitants.

Annuities fund

PRPP and defined contribution RPP administrators will be permitted to establish a separate annuities fund under the plan to receive transfers of amounts from members’ accounts to provide VPLAs. Only transfers from a member’s account will be permitted to be made to the annuities fund. Direct employee and employer contributions to the annuities fund will not be permitted.

A minimum of 10 retired members will be required to participate in a VPLA arrangement in order for a plan to establish such an arrangement and it must be reasonable to expect that at least 10 retired members will participate in the arrangement on an ongoing basis.

Annuity requirements

VPLAs will be required to comply with certain existing tax rules applicable to PRPPs and defined contribution RPPs, as well as additional requirements. Specifically, a VPLA must:

•	commence payments by the later of the end of the year in which the member attains 71 years of age and the end of the calendar year in which the VPLA is acquired;

•	provide annual or more frequent periodic payments, after commencement, for the life of the annuitant, or for the joint-lives of the annuitant and the annuitant’s spouse or common-law partner;

•	provide periodic payments that reflect the value of the amount transferred from the member’s account to acquire the VPLA, in accordance with generally accepted actuarial principles;

•	provide periodic payments which are equal, except to the extent they are

–	adjusted annually to reflect in whole or in part changes to the Consumer Price Index or a fixed rate specified in the annuity contract not to exceed two per cent per year,

–	reduced on the death of the annuitant or the annuitant’s spouse or common-law partner, or

–	adjusted to reflect the investment performance of the annuities fund and the mortality experience of the pool of VPLA annuitants;

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•

adjust periodic payments on an annual basis to reflect the investment performance of the annuities fund, if the investment performance differs materially compared to the investment performance under the assumptions on which the VPLA payments are based;

•

adjust periodic payments on an annual basis to reflect the mortality experience of VPLA annuitants, if the mortality experience differs materially compared to the mortality assumptions on which the VPLA payments are based;

•

provide that continuing periodic payments to a beneficiary under a guarantee period following the death of the annuitant, or the annuitant’s spouse or common-law partner, reflect the periodic payments that would have been payable to the annuitant, or the annuitant’s spouse or common- law partner, if they were alive; and

•

provide that the commuted value of any remaining periodic payments payable to a beneficiary under a guarantee period following the death of the annuitant, or the annuitant’s spouse or common-law partner, be determined in accordance with generally accepted actuarial principles.

Tax treatment on death

The tax treatment of VPLAs on the death of the annuitant will reflect the existing tax treatment of annuities purchased with PRPP and defined contribution RPP savings.

Non-compliance

The existing rules for PRPPs and defined contribution RPPs relating to non-compliance will apply in respect of non-compliance with the tax rules for VPLAs.

Additional rules

Additional rules will be included, as necessary, in the draft amendments for the measure to be released for public comment.

Pension benefits standards legislation

The Government will consult on potential changes to federal pension benefits standards legislation to accommodate VPLAs for federally regulated PRPPs and defined contribution RPPs. To the extent that provinces wish to accommodate VPLAs for provincially regulated PRPPs and defined contribution RPPs, they may need to amend their provincial pension benefits standards legislation.

Registered Disability Savings Plan – Cessation of Eligibility for the Disability Tax Credit

The registered disability savings plan (RDSP) is a tax-assisted savings vehicle intended to help an individual with a disability—and the individual’s family—save for the individual’s long-term financial security. An RDSP may be established only for a beneficiary who is eligible for the disability tax credit (DTC).

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To encourage long-term saving, the Government of Canada supplements private RDSP contributions with Canada Disability Savings Grants and provides Canada Disability Savings Bonds under the Canada Disability Savings Program. These grants and bonds are eligible to be paid into an RDSP until the end of the year in which a beneficiary of the RDSP turns 49 years of age.

Current Treatment

When a beneficiary of an RDSP ceases to be eligible for the DTC, no contributions may be made to, and no Canada Disability Savings Grants and Canada Disability Savings Bonds may be paid into, the RDSP. The income tax rules generally require that the RDSP be closed by the end of the year following the first full year throughout which the beneficiary is not eligible for the DTC.

An RDSP issuer is required to set aside an amount (referred to as the “assistance holdback amount”) equivalent to the total Canada Disability Savings Grants and Canada Disability Savings Bonds paid into the RDSP in the preceding 10 years, less any of these grants and bonds that have been repaid in respect of that 10-year period. This requirement ensures that RDSP funds are available to meet potential repayment obligations. Upon plan closure, the assistance holdback amount must be repaid to the Government. Any assets remaining in the RDSP after this repayment are paid to the beneficiary.

Previous amendments to the Income Tax Act allow an RDSP plan holder to elect to extend the period for which an RDSP may remain open after a beneficiary becomes ineligible for the DTC. To qualify for this extension, a medical practitioner must certify in writing that the nature of the beneficiary’s condition makes it likely that the beneficiary will, because of the condition, be eligible for the DTC in the foreseeable future.

During the period for which an election is valid, the following rules apply, commencing with the first full calendar year throughout which the beneficiary is no longer eligible for the DTC:

•

No contributions to the RDSP, including rollovers of registered education savings plan investment income, are permitted. The income tax rules do permit, however, a rollover of proceeds from a deceased individual’s registered retirement savings plan or registered retirement income fund to the RDSP of a financially dependent infirm child or grandchild.

•

The beneficiary is not eligible to receive Canada Disability Savings Grants or Canada Disability Savings Bonds and no new entitlements are generated in respect of any year throughout which the beneficiary is ineligible for the DTC.

•

If the beneficiary dies during the election period, the RDSP is closed and the assistance holdback amount, determined immediately prior to the beneficiary becoming ineligible for the DTC, must be repaid to the Government.

•

Withdrawals from the RDSP are permitted, subject to the regular repayment rules and the maximum and minimum withdrawal rules. For example, for each $1 withdrawn from an RDSP, $3 of any Canada Disability Savings Grants or Canada Disability Savings Bonds paid into the plan in the 10 years preceding the withdrawal must be repaid, up to the maximum of the assistance holdback amount, determined immediately prior to the beneficiary becoming ineligible for the DTC (referred to as the “proportional repayment rule”).

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An election is generally valid until the end of the fourth calendar year following the first full calendar year throughout which a beneficiary is ineligible for the DTC. If a beneficiary becomes eligible for the DTC while an election is valid, the regular RDSP rules apply commencing with the year in which the beneficiary becomes eligible. If the beneficiary does not regain eligibility for the DTC during the election period, the RDSP must be closed by the end of the first year following the end of the election period and the assistance holdback amount, determined immediately prior to cessation of the beneficiary’s eligibility for the DTC, must be repaid to the Government.

Concerns have been raised that the requirements that an RDSP be closed and the assistance holdback amount repaid to the Government upon loss of eligibility for the DTC do not appropriately recognize the period of severe and prolonged disability experienced by an RDSP beneficiary.

Proposed Treatment

Budget 2019 proposes to remove the time limitation on the period that an RDSP may remain open after a beneficiary becomes ineligible for the DTC and to eliminate the requirement for medical certification that the beneficiary is likely to become eligible for the DTC in the future in order for the plan to remain open. The general rules that currently apply in respect of a period during which an election is valid, as described above, will apply to an RDSP in any period during which the beneficiary is ineligible for the DTC, with the following modifications:

•	There will be no requirement for medical certification that the individual is likely to become eligible for the DTC in the future.

•	Withdrawals from the RDSP will be subject to the proportional repayment rule, but the assistance holdback amount will be modified, depending on the beneficiary’s age, in the following manner:

–

For years throughout which the beneficiary is ineligible for the DTC that are prior to the year in which the beneficiary turns 51 years of age, the assistance holdback amount will be equal to the assistance holdback amount determined immediately prior to the beneficiary becoming ineligible for the DTC, less any repayments made after the beneficiary becomes ineligible for the DTC.

–

Over the following 10 years, the assistance holdback amount will be reduced based on Canada Disability Savings Grants and Canada Disability Savings Bonds paid into the RDSP during a reference period. This reference period is initially the 10 years immediately prior to the beneficiary becoming ineligible for the DTC. Each year after the year in which the beneficiary turns 50 years of age, the reference period is reduced by a year. For example, for the year in which the beneficiary turns 51 years of age, the reference period will be the nine-year period immediately prior to the beneficiary becoming ineligible for the DTC. The assistance holdback amount will be equal to the amount of grants and bonds paid into the RDSP in those nine years, less any repayments of those amounts.

•

A rollover of proceeds from a deceased individual’s registered retirement savings plan or registered retirement income fund to the RDSP of a financially dependent infirm child or grandchild will be permitted only if the rollover occurs by the end of the fourth calendar year following the first full calendar year throughout which the beneficiary is ineligible for the DTC.

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•

A plan holder may, at any time during which the beneficiary is ineligible for the DTC, request closure of the RDSP of the beneficiary. Closure of an RDSP will be subject to the general rules that apply in the event of a closure, with the exception that the amount required to be repaid upon closure will be equal to the assistance holdback amount at that time, as modified above.

Example:

•   Bruce’s parents open an RDSP for him in 2009 at age five and contribute $1,500 to his plan annually for 10 years, attracting the maximum amount of Canada Disability Savings Grants ($3,500) each year. For 2019, the assistance holdback amount for his plan equals $35,000. While his parents continue to contribute $1,500 to his plan each year for the subsequent five years (attracting the maximum $3,500 annually in Canada Disability Savings Grants), the assistance holdback amount for his plan remains at $35,000, as grants received during the first five years that fall out of the assistance holdback amount, are replaced with new grant amounts.

•   The effects of Bruce’s disability improve such that he is determined to no longer be eligible for the DTC after 2023. Under the current rules, unless Bruce regains eligibility for the DTC, his plan would have to be closed by the end of 2025 (or by the end of 2029 under an election) and all Canada Disability Savings Grants received over the 2014 to 2023 period would have to be repaid.

•   Under the proposed approach, Bruce could choose not to close his plan. While his plan remains open:

-  Withdrawals are allowed (up to the assistance holdback amount and subject to the repayment rules and the minimum and maximum withdrawal rules) but no contributions are permitted (except a rollover from an eligible registered retirement savings plan or registered retirement income fund before the end of 2028).

-  His assistance holdback amount is frozen at $35,000 until the year he turns age 51 (in 2055), when the amount of his assistance holdback amount begins to decline by $3,500 each year.

By 2064, the year Bruce turns age 60, he will be able to withdraw amounts from his RDSP and no longer be required to repay Canada Disability Savings Grants, as his assistance holdback amount has now been reduced to zero.

If a beneficiary regains eligibility for the DTC, the regular RDSP rules will apply commencing with the year in which the beneficiary becomes eligible for the DTC. For example, contributions will be permitted and new Canada Disability Savings Grants and Canada Disability Savings Bonds may be paid into the RDSP. Should the beneficiary become ineligible for the DTC at some later time, the proposed rules in respect of DTC ineligibility will resume.

This measure will apply after 2020. An RDSP issuer will not, however, be required to close an RDSP on or after Budget Day and before 2021 solely because the RDSP beneficiary is no longer eligible for the DTC.

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Tax Measures for Kinship Care Providers

A number of provinces and territories offer kinship and close-relationship care programs (referred to as kinship care programs), such as the Prince Edward Island Grandparents and Care Providers program, as alternatives to foster care (or other formal care by the state) for children in need of protection who require out-of-home care on a temporary basis. As part of their kinship care programs, some of these jurisdictions provide financial assistance to care providers to help defray the costs of caring for the child.

Canada Workers Benefit

The Canada Workers Benefit is a refundable tax credit that supplements the earnings of low-income workers and improves work incentives for low-income Canadians. A higher benefit amount is provided to eligible families (couples and single parents) than to single individuals without dependants.

In order for an individual to be eligible as a single parent under the Canada Workers Benefit, the individual must be the parent of a child with whom the individual resides at the end of the taxation year. For income tax purposes, a parent includes an individual upon whom a child is wholly dependent for support. A concern has been raised that receipt of financial assistance under a kinship care program could preclude a care provider from being considered to be the parent of a child in their care for the purposes of the Canada Workers Benefit.

Budget 2019 proposes to amend the Income Tax Act to clarify that an individual may be considered to be the parent of a child in their care for the purpose of the Canada Workers Benefit, regardless of whether they receive financial assistance from a government under a kinship care program. Kinship care providers will thus be eligible for the Canada Workers Benefit amount available for families, provided all other eligibility requirements are met.

This measure will apply for the 2009 and subsequent taxation years.

Tax Treatment of Financial Assistance Payments

Under the Income Tax Act, social assistance payments made on the basis of a means, needs or income test are not taxable but must be included in income for the purposes of determining entitlement to income-tested benefits and credits. A concern has been raised that financial assistance payments received under certain kinship care programs may reduce benefit levels for some lower-income kinship care providers.

Budget 2019 also proposes to amend the Income Tax Act to clarify that financial assistance payments received by care providers under a kinship care program are neither taxable, nor included in income for the purposes of determining entitlement to income-tested benefits and credits.

This measure will apply for the 2009 and subsequent taxation years.

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Donations of Cultural Property

The Government of Canada provides certain enhanced tax incentives to encourage donations of cultural property to certain designated institutions and public authorities in Canada, in order to ensure that such property remains in Canada for the benefit of Canadians. The enhanced tax incentives include a charitable donation tax credit (for individuals) or deduction (for corporations), which may eliminate the donor’s tax liability for a year, and an exemption from income tax for any capital gains arising on the disposition.

To qualify for the incentives, a donated property must be of “outstanding significance” by reason of its close association with Canadian history or national life, its aesthetic qualities or its value in the study of the arts or sciences. In addition, it must be of “national importance” to such a degree that its loss to Canada would significantly diminish the national heritage. These requirements are set out in the Cultural Property Export and Import Act and are also used to regulate the export of cultural property out of Canada.

A recent court decision related to the export of cultural property interpreted the “national importance” test as requiring that a cultural property have a direct connection with Canada’s cultural heritage. This decision has raised concerns that certain donations of important works of art that are of outstanding significance but of foreign origin may not qualify for the enhanced tax incentives.

To address these concerns, Budget 2019 proposes to amend the Income Tax Act and the Cultural Property Export and Import Act to remove the requirement that property be of “national importance” in order to qualify for the enhanced tax incentives for donations of cultural property. No changes are proposed that would affect the export of cultural property.

This measure will apply in respect of donations made on or after Budget Day.

Medical Expense Tax Credit

The medical expense tax credit is a 15-per-cent non-refundable tax credit that recognizes the effect of above-average medical or disability-related expenses on an individual’s ability to pay tax. For 2019, the medical expense tax credit is available for qualifying medical expenses in excess of the lesser of $2,352 and three per cent of the individual’s net income.

Amounts paid for cannabis products may be eligible for the medical expense tax credit where such products are purchased for a patient for medical purposes in accordance with the Access to Cannabis for Medical Purposes Regulations, under the Controlled Drugs and Substances Act. However, cannabis is no longer regulated under this Act. Instead, as of October 17, 2018, access to cannabis is subject to the Cannabis Regulations, under the Cannabis Act. Eligible expenses for the medical expense tax credit will also include expenses for other classes of cannabis products purchased for a patient for medical purposes, once they become permitted for legal sale under the Cannabis Act.

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Budget 2019 proposes to amend the Income Tax Act to reflect the current regulations for accessing cannabis for medical purposes.

This measure will apply to expenses incurred on or after October 17, 2018.

Contributions to a Specified Multi-Employer Plan for Older Members

In general, the pension tax rules effectively ensure that contributions to a defined benefit registered pension plan (RPP) in respect of a member are not made after the member can no longer accrue further pension benefits. Under the tax rules, pension benefits may not be accrued by a member after the end of the year in which the member attains 71 years of age or if the member has returned to work for the same or a related employer and is receiving a pension from the plan (except under a qualifying phased retirement program).

However, in the case of a specified multi-employer plan (SMEP), a specific type of union-sponsored, defined benefit pension plan, employer contributions are deemed to be eligible contributions in order to ensure that such plans can operate effectively under the pension tax rules. Consequently, and in contrast to other defined benefit RPPs, employers are not prevented by the pension tax rules from making contributions to a SMEP in respect of workers over age 71 or those receiving a pension from the plan, if such contributions are required by the plan. Furthermore, in requiring an employer to contribute in respect of employed union members, some collective bargaining agreements and SMEP plan terms do not prevent contributions in respect of workers in these situations. Such contributions do not benefit the member because they can no longer accrue any corresponding pension benefits under the plan.

To bring the SMEP rules in line with the pension tax provisions that apply to other defined benefit RPPs, Budget 2019 proposes to amend the tax rules to prohibit contributions to a SMEP in respect of a member after the end of the year the member attains 71 years of age and to a defined benefit provision of a SMEP if the member is receiving a pension from the plan (except under a qualifying phased retirement program). The proposed changes will ensure that employers do not make pension contributions on behalf of older SMEP members in these situations from which they cannot benefit.

To provide SMEP sponsors and employers with a flexible transition period, this measure will apply in respect of SMEP contributions made pursuant to collective bargaining agreements entered into after 2019, in relation to contributions made after the date the agreement is entered into.

Pensionable Service Under an Individual Pension Plan

An individual pension plan (IPP) is a defined benefit registered pension plan that has fewer than four members, at least one of whom (e.g., a controlling shareholder) is related to an employer that participates in the plan. IPPs provide businesses with a mechanism to provide lifetime retirement benefits to owner-managers in respect of their employment.

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When an individual terminates membership in a defined benefit registered pension plan, the income tax rules allow for a tax-deferred transfer of all or a portion of the commuted value of the member’s accrued benefits in one of two ways:

•	a transfer of the full commuted value to another defined benefit plan sponsored by another employer; or

•

subject to a prescribed transfer limit (normally about 50 per cent of the member’s commuted value), a transfer of a portion of the commuted value to the member’s registered retirement savings plan or similar registered plan.

Planning is being undertaken that seeks to circumvent these prescribed transfer limits. This planning is effected by establishing an IPP sponsored by a newly incorporated private corporation controlled by an individual who has terminated employment with their former employer. The individual then transfers the commuted value of their pension entitlement from the former employer’s defined benefit plan to the new IPP. This planning seeks to obtain a 100-per-cent transfer of assets to the new IPP instead of the restricted transfer of assets to the individual’s registered retirement savings plan.

To prevent this inappropriate planning, Budget 2019 proposes to prohibit IPPs from providing retirement benefits in respect of past years of employment that were pensionable service under a defined benefit plan of an employer other than the IPP’s participating employer (or its predecessor employer). Any assets transferred from a former employer’s defined benefit plan to an IPP that relate to benefits provided in respect of prohibited service will be considered to be a non-qualifying transfer that is required to be included in the income of the member for income tax purposes.

This measure applies to pensionable service credited under an IPP on or after Budget Day.

Mutual Funds: Allocation to Redeemers Methodology

Mutual fund trusts are commonly used vehicles for the pooling and investment of funds. Although a mutual fund trust is considered to be a separate taxpayer, its conduit nature is recognized in the Income Tax Act. In particular, if a mutual fund trust’s capital gains or ordinary income for the year are allocated to its unitholders, the mutual fund trust will be entitled to a deduction for such allocated amounts in computing its income.

When a mutual fund trust disposes of investments to fund a redemption of its units, any accrued gain on the investments is realized by the trust and is subject to tax, and may be taxed again in the hands of the unitholder who disposes of units at a redemption price that reflects this accrued gain. Mutual fund trusts have access to a capital gains refund mechanism under the Income Tax Act, which is intended to address this potential for “double taxation”. This mechanism provides a refund to the mutual fund trust in respect of tax that the mutual fund trust has paid on its capital gains attributable to redeeming unitholders. However, because this mechanism is a formulaic approximation, it does not always fully relieve “double taxation”.

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The “allocation to redeemers methodology” was developed to more effectively match the capital gains realized by the mutual fund trust on its investments with the capital gains realized by the redeeming unitholders on their units. This methodology, which is used by many mutual fund trusts, allows a mutual fund trust to allocate capital gains realized by it to a redeeming unitholder and claim a corresponding deduction. The allocated capital gains are included in computing the redeeming unitholder’s income but its redemption proceeds are reduced by that amount.

Deferral

Certain mutual fund trusts have been using the allocation to redeemers methodology to allocate capital gains to redeeming unitholders in excess of the capital gains that would otherwise have been realized by these unitholders on the redemption of their units. This results in the following consequences:

•	the mutual fund trust is allowed a deduction in respect of the full allocated amount;

•	the redeeming unitholder is taxed on the same overall amount of capital gain as if no allocation were made to it; in particular, because the allocation reduces the unitholder’s redemption proceeds,

–

a portion of the allocation effectively eliminates the capital gain that would have been realized by that unitholder on the redemption and so the unitholder is taxed only on that allocated portion, and

–

the excess portion of the allocation effectively results in a capital loss on the redemption for that unitholder that completely offsets the portion of the allocation included in the unitholder’s income; and

•

because the excess portion does not need to be allocated by the mutual fund trust to the remaining holders, it is reflected as an unrealized gain in the units held by them. This unrealized capital gain is taxed only when the remaining unitholders redeem their units.

From a policy perspective, any amount of capital gains realized by a mutual fund trust in a taxation year in excess of the capital gains realized by redeeming unitholders on their units in that year should be taxed in that taxation year either at the mutual fund trust level or, more typically, in the hands of the remaining unitholders. Therefore, this planning results in an inappropriate deferral of the taxation of the excess amount for these remaining unitholders.

Budget 2019 proposes to introduce a new rule that would deny a mutual fund trust a deduction in respect of the portion of an allocation made to a unitholder on a redemption of a unit of the mutual fund trust that is greater than the capital gain that would otherwise have been realized by the unitholder on the redemption, if the following conditions are met:

•	the allocated amount is a capital gain; and

•	the unitholder’s redemption proceeds are reduced by the allocation.

This measure will apply to taxation years of mutual fund trusts that begin on or after Budget Day.

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Character Conversion

Certain mutual fund trusts have also been using the allocation to redeemers methodology in a way that allows the mutual fund trust to convert the returns on an investment that would have the character of ordinary income to capital gains for their remaining unitholders. This character conversion planning is possible when the redeeming unitholders hold their units on income account but other unitholders hold their units on capital account.

Although this misuse of the allocation to redeemers methodology (as well as the planning described under “Deferral”) can be challenged by the Government based on existing rules in the Income Tax Act, these challenges could be both time-consuming and costly. As a result, the Government is proposing a specific legislative measure.

Budget 2019 proposes to introduce a new rule that will deny a mutual fund trust a deduction in respect of an allocation made to a unitholder on a redemption, if

•	the allocated amount is ordinary income; and

•	the unitholder’s redemption proceeds are reduced by the allocation.

This measure will apply to taxation years of mutual fund trusts that begin on or after Budget Day.

Carrying on Business in a Tax-Free Savings Account

The tax-free savings account (TFSA) is a registered account that allows Canadians to earn tax-free investment income on a wide range of investments. However, a TFSA is liable to pay tax under Part I of the Income Tax Act (at the top personal tax rate) on income from a business carried on by the TFSA or from non-qualified investments.

Under the current rules, the trustee of a TFSA (i.e., a financial institution) is jointly and severally liable with the TFSA for Part I tax while the holder of the TFSA is not. In cases where there are insufficient assets within the TFSA to pay any resulting tax liability (e.g., the TFSA holder withdraws the assets or transfers them to a different financial institution), the TFSA’s trustee is liable to pay the tax owing. In contrast, a holder of a TFSA is liable for any tax imposed under Part XI.01 of the Income Tax Act, which applies in respect of the acquisition of a non-qualified or a prohibited investment by the TFSA.

To recognize that a TFSA’s holder is typically in the best position to know whether the activities of the TFSA constitute carrying on a business, Budget 2019 proposes that the joint and several liability for tax owing on income from carrying on a business in a TFSA be extended to the TFSA holder. The joint and several liability of a trustee of a TFSA at any time in respect of business income earned by a TFSA will be limited to the property held in the TFSA at that time plus the amount of all distributions of property from the TFSA on or after the date that the notice of assessment is sent.

This measure will apply to the 2019 and subsequent taxation years.

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Electronic Delivery of Requirements for Information

The Canada Revenue Agency (CRA) may issue a requirement for information to oblige a person to provide information or documents for the purposes of the administration and enforcement of various Acts. In many cases, the CRA must send requirements for information by registered mail, certified mail or personal service and is not permitted to send those requirements electronically.

Banks and credit unions are often sent requirements in respect of third-party financial information. These requirements for information are generally sent by registered mail, which is costly and impractical for both the CRA and the banks and credit unions receiving the requirements.

To improve the efficiency of the requirement-for-information process and to reduce administration and compliance costs, Budget 2019 proposes to allow the CRA to send requirements for information electronically to banks and credit unions by amending the following tax statutes: the Income Tax Act, the Excise Tax Act, the Excise Act, 2001 and the Air Travellers Security Charge Act. Budget 2019 further proposes similar amendments to Part 1 of the Greenhouse Gas Pollution Pricing Act, which is also administered by the CRA.

The CRA will be allowed to send requirements for information electronically to a bank or credit union only if the bank or credit union notifies the CRA that it consents to this method of service. This measure will change only the means by which the CRA can issue requirements for information and it will not expand the scope of information that can be requested by the CRA.

This measure will apply as of January 1, 2020.

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Business Income Tax Measures

Support for Canadian Journalism

Budget 2019 proposes to introduce three new tax measures to support Canadian journalism:

•	allowing journalism organizations to register as qualified donees;

•	a refundable labour tax credit for qualifying journalism organizations; and

•	a non-refundable tax credit for subscriptions to Canadian digital news.

These measures are intended to provide support to Canadian journalism organizations producing original news.

An independent panel will be established to recommend eligibility criteria for the purposes of these measures. Once the panel has made its recommendations, eligibility of organizations will be evaluated and a recognition process will be put in place.

Qualified Canadian Journalism Organizations

Qualified Canadian Journalism Organization (QCJO) status is a necessary condition for each of the three measures. In order to be a QCJO, an organization will be required to be recognized as meeting criteria developed by the independent panel. This recognition will be made by an administrative body that will be established for this purpose.

A QCJO will be required to be organized as a corporation, partnership or trust. It will need to operate in Canada and meet additional conditions, depending on how it is organized. To qualify as a QCJO, a corporation will be required to be incorporated and resident in Canada. In addition, its chairperson (or other presiding officer) and at least 75 per cent of its directors must be Canadian citizens. In general, in order for a partnership or trust to qualify, such corporations, along with Canadian citizens, must own at least 75 per cent of the interests in it.

In addition, an organization will be required to meet the following conditions to be a QCJO:

•	it is primarily engaged in the production of original news content and in particular, the content

–	must be primarily focused on matters of general interest and reports of current events, including coverage of democratic institutions and processes, and

–	must not be primarily focused on a particular topic such as industry- specific news, sports, recreation, arts, lifestyle or entertainment;

•	it regularly employs two or more journalists in the production of its content who deal at arm’s length with the organization;

•	it must not be significantly engaged in the production of content

–	to promote the interests, or report on the activities, of an organization, an association or their members,

–	for a government, Crown corporation or government agency, or

–	to promote goods or services; and

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•	it must not be a Crown corporation, municipal corporation or government agency.

Qualified Donee Status

The Government of Canada provides support to certain categories of organizations, including charities, that are referred to in the Income Tax Act as “qualified donees” and that operate for some broad public purpose. Canadians may claim the charitable donation tax credit (for individuals) or deduction for donations (corporations) for donations to qualified donees. Qualified donees can also receive gifts from Canadian registered charities.

Budget 2019 proposes to add registered journalism organizations as a new category of tax-exempt qualified donee. In order to qualify for registration, a QCJO will be required to apply to the Canada Revenue Agency (CRA) to be registered as a qualified donee and meet certain additional conditions, as described below.

Registered journalism organizations will be required to be corporations or trusts and to have purposes that exclusively relate to journalism. Any business activities carried on by these organizations will be required to be related to their purposes. For example, the sale of news content and advertising would be considered activities related to journalism. These organizations will not be permitted to distribute their profits, if any, or allow their income to be available for the personal benefit of certain individuals connected with the organization.

To ensure that registered journalism organizations are not used to promote the views or objectives of any particular person or related group of persons, a registered journalism organization:

•	will be required to have a board of directors or trustees, each of whom deals at arm’s length with each other;

•	must not be factually controlled by a person (or a group of related persons); and

•

must generally not, in any given year, receive gifts that represent more than 20 per cent of its total revenues, including donations, from any one source (excluding bequests and one-time gifts made on the initial establishment of the particular registered journalism organization).

To provide transparency, the names of all registered journalism organizations will be listed on the website of the Government of Canada. Registered journalism organizations will be required to file an annual return with the CRA containing information on their activities. In addition, registered journalism organizations will be required to disclose, in their information returns, the name(s) of any donors that make donations of over $5,000 and the amount donated. Similar to registered charities and registered Canadian amateur athletic associations, these information returns will be made public along with certain additional information.

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Qualified donees are required to issue official donation receipts in accordance with the Income Tax Act, to maintain proper books and records and to provide access to them upon request by the CRA. As qualified donees, these rules will apply to registered journalism organizations, including the regulatory sanctions for failing to follow these rules (i.e., a monetary penalty, the suspension of its qualified donee status and the revocation of registration).

Where a registered journalism organization no longer meets the requirements for registration as a qualified donee (including because it fails to qualify as a QCJO), the CRA will have the authority to revoke its registration. Where a journalism organization’s registration is revoked, it will no longer be exempt from income tax as a registered journalism organization and will no longer be entitled to issue charitable donation receipts.

Where the CRA proposes to revoke the registration of a registered journalism organization, it will be able to file an objection with the Appeals Branch of the CRA. If the organization disagrees with the decision of the Appeals Branch, it will be entitled to appeal the decision to the Federal Court of Appeal.

This measure will apply as of January 1, 2020.

Refundable Labour Tax Credit

Budget 2019 proposes to introduce a 25-per-cent refundable tax credit on salary or wages paid to eligible newsroom employees of qualifying QCJOs. This will be subject to a cap on labour costs of $55,000 per eligible newsroom employee per year, which will provide a maximum tax credit in respect of eligible labour costs per individual per year of $13,750. To qualify for this credit, a QCJO must be a corporation, partnership or trust primarily engaged in the production of original written news content. A QCJO carrying on a broadcasting undertaking (as defined in the Broadcasting Act) will not qualify for this credit. A QCJO will also not qualify for this credit in a taxation year if it receives funding from the Aid to Publishers component of the Canada Periodical Fund in that taxation year.

A QCJO that is a corporation will be required to meet the following additional requirements in order to qualify:

•	if it is a public corporation, it must be listed on a stock exchange in Canada and not be controlled by non-Canadian citizens; and

•	if it is a private corporation, it must be at least 75-per-cent owned by Canadian citizens or by public corporations described above.

As noted above, an independent panel will be established to consider eligibility criteria for purposes of this measure. Initially, an eligible newsroom employee will generally be an employee of a QCJO who works for a minimum of 26 hours per week, on average, and is employed by the QCJO (or is expected to be employed) for at least 40 consecutive weeks. In addition, an eligible newsroom employee will be required to spend at least 75 per cent of their time engaged in the production of news content, including by researching, collecting information, verifying facts, photographing, writing, editing, designing and otherwise preparing content. These rules will be amended if necessary, pending the work completed by the independent panel.

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Eligible expenses will include salary or wages paid to eligible newsroom employees in respect of a taxation year and will be reduced by the amount of any government or other assistance received by the QCJO in the taxation year. In addition, salary or wages will be eligible expenses of an organization only if they are in respect of a period throughout which it is a QCJO.

A registered journalism organization, which will be exempt from income tax, may also be entitled to this refundable tax credit in respect of its eligible expenses.

This measure will apply to salary or wages earned in respect of a period on or after January 1, 2019. The administrative body will be able to recognize organizations as of that date, in order to ensure the credit is available as intended.

Personal Income Tax Credit for Digital Subscriptions

Budget 2019 proposes a temporary, non-refundable 15-per-cent tax credit on amounts paid by individuals for eligible digital news subscriptions. This will allow individuals to claim up to $500 in costs paid towards eligible digital subscriptions in a taxation year, for a maximum tax credit of $75 annually. In the case of combined digital and newsprint subscriptions, individuals will be limited to claiming the cost of a stand-alone digital subscription.

Eligible digital subscriptions are those that entitle a taxpayer to access content provided in a digital form by a QCJO that is primarily engaged in the production of written content. A subscription with a QCJO carrying on a broadcasting undertaking (as defined in the Broadcasting Act) will not qualify for this credit.

Amounts paid to an organization will be eligible only if, at the time they are paid, the organization is a QCJO. If an organization ceases to qualify as a QCJO, that will not cause amounts paid by individuals for subscriptions prior to the loss of QCJO status to cease to qualify for the credit.

This credit will be available in respect of eligible amounts paid after 2019 and before 2025.

Business Investment in Zero-Emission Vehicles

The capital cost allowance (CCA) system determines the deductions that a business may claim each year for income tax purposes in respect of the capital cost of its depreciable property. With some exceptions, depreciable property is divided into CCA classes and a CCA rate for each class of property is prescribed in the Income Tax Regulations.

Prior to November 21, 2018, the CCA allowed in the first year that a property was available for use was generally limited to half the amount that would otherwise be available. On November 21, 2018, the Government announced a temporary enhanced first-year allowance, referred to as the Accelerated Investment Incentive, equal to up to three times the previously applicable first-year allowance and a temporary 100-per-cent deduction for certain classes.

Motor vehicles are generally included in Class 10, Class 10.1 or Class 16 and are currently subject to the following effective CCA rates.

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Table 2

Effective CCA Rates for Main CCA Classes Containing Motor Vehicles

		Effective First-Year CCA

	CCA Rate	Prior to November 21, 2018	Accelerated Investment Incentive
Class 10

• includes most motor vehicles not included in any other class	30%	15%	45%
Class 10.1
• includes passenger vehicles that cost more than $30,000 (before sales taxes)	30%	15%	45%

• the maximum capital cost that can be added to the class in respect of each such vehicle is limited to $30,000 plus sales taxes on that amount
Class 16

• includes taxi cabs, vehicles acquired for the purpose of short-term renting or leasing, and heavy trucks and tractors designed for hauling freight	40%	20%	60%

Budget 2019 proposes to provide a temporary enhanced first-year CCA rate of 100 per cent in respect of eligible zero-emission vehicles. Two new CCA classes will be created: Class 54 for zero-emission vehicles that would otherwise be included in Class 10 or 10.1; and Class 55 for zero-emission vehicles that would otherwise be included in Class 16. In the case of Class 54, there will be a limit of $55,000 (plus sales taxes) on the amount of CCA deductible in respect of each zero-emission passenger vehicle. This new $55,000 limit will be reviewed annually to ensure that it remains appropriate.

To be eligible for this first-year enhanced allowance, a vehicle must:

•	be a motor vehicle as defined in the Income Tax Act (i.e., an automotive vehicle for use on streets and highways, but not including a trolley bus or vehicle operated exclusively on rail);

•	otherwise be included in Class 10, 10.1 or 16;

•	be fully electric, a plug-in hybrid with a battery capacity of at least 15 kWh or fully powered by hydrogen; and

•	not have been used, or acquired for use, for any purpose before it is acquired by the taxpayer.

Vehicles in respect of which assistance is paid under the new federal purchase incentive announced in Budget 2019 will be ineligible.

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This proposal will also have implications for the Goods and Services Tax/Harmonized Sales Tax (GST/HST). Under the GST/HST, businesses can generally claim input tax credits to recover the GST/HST they pay to acquire inputs for use in their commercial activities. The general policy under the GST/HST is to treat business expenses for passenger vehicles in a manner similar to the treatment under the income tax system.

Accordingly, Budget 2019 proposes to amend the GST/HST to ensure that the treatment of expenses incurred in respect of zero-emission passenger vehicles under the GST/HST parallels the proposed income tax treatment of these vehicles. This will generally result in an increase in the amount of GST/HST that businesses can recover in respect of zero-emission passenger vehicles, subject to limits similar to those under the income tax system.

Application and Phase-Out

This measure will apply to eligible zero-emission vehicles acquired on or after Budget Day and that become available for use before 2028, subject to a phase-out for vehicles that become available for use after 2023 (as shown in Table 3). A taxpayer will be able to claim the enhanced allowance in respect of an eligible zero-emission vehicle only for the taxation year in which the vehicle first becomes available for use.

Table 3

Rates for the First-Year Enhanced Allowance

First-Year Enhanced Allowance
March 19, 2019—2023	100%
2024—2025	75%
2026—2027	55%
2028 onward	-

CCA will be deductible on any remaining balances in the new classes on a declining-balance basis at a rate of 30 per cent for Class 54 and 40 per cent for Class 55.

Additional Rules

Under the short-taxation-year rule, the amount of CCA that can be claimed in a taxation year must generally be prorated where the taxation year is less than 12 months. This rule will apply to the enhanced allowance for zero-emission vehicles.

As a general rule, the proceeds from the disposition of a depreciable property in a particular CCA class must be deducted from the undepreciated capital cost of property of that class. If at the end of a taxation year the deduction of the proceeds of disposition from the undepreciated capital cost results in a negative balance for the class, this negative amount must generally be included in the taxpayer’s income for the year. Conversely, if at the end of a taxation year a taxpayer has no more property in a class but has a positive balance for the class, this positive amount may generally be deducted from the taxpayer’s income for the year.

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A special rule will apply to adjust the proceeds of disposition to be deducted from the undepreciated capital cost of the property on the disposition of a zero-emission vehicle that is subject to the capital cost limit of $55,000. Specifically, the proceeds of disposition will be adjusted based on a factor equal to the capital cost limit of $55,000 as a proportion of the actual cost of the vehicle (see Table 4 for an example).

Table 4

Example of Adjusted Proceeds of Disposition to be Deducted from the Undepreciated Capital Cost

First-Year Enhanced Allowance
Acquisition cost (before HST)[1]	$60,000
First-Year CCA	$55,000*100% =$55,000
Undepreciated capital cost	$55,000-$55,000 =$0
Proceeds of disposition	$30,000
Part of proceeds of disposition to be deducted from the undepreciated capital cost	$30,000*($55,000/$60,000) =$27,500
1	Assumes HST province and that all HST is recovered through input tax credits.

An election will be available to forgo Class 54 or 55 treatment and instead include a zero-emission vehicle in Class 10, 10.1 or 16, as the case may be. The Income Tax Act and the Income Tax Regulations include a series of rules designed to protect the integrity of the CCA regime and the tax system more broadly (e.g., the leasing property rules). In certain circumstances, these rules can restrict a CCA deduction, or a loss in respect of such a deduction, that would otherwise be available. The integrity rules that currently apply to Classes 10, 10.1 and 16 will apply to Classes 54 and 55.

This proposal is expected to have positive environmental effects, as it is expected to encourage the adoption of technologies that will reduce greenhouse gas (GHG) emissions. A reduction in GHG emissions would contribute to the Federal Sustainable Development Strategy target of reducing Canada’s total GHG emissions by 30 per cent, relative to 2005 emissions levels, by 2030.

Small Business Deduction – Farming and Fishing

In general terms, income from an active business carried on in Canada by a Canadian-controlled private corporation (CCPC) is eligible for a reduced rate of taxation under the small business deduction rules in the Income Tax Act. As of 2019, these rules allow CCPCs to reduce their federal corporate income tax rate from 15 per cent to 9 per cent on such income, up to $500,000. The Income Tax Act contains various rules that are intended to prevent the inappropriate multiplication of this $500,000 limit.

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One such rule, enacted in 2016, has the effect of disqualifying “specified corporate income” of a CCPC from eligibility for the small business deduction. This income includes certain amounts earned by a CCPC from sales to a private corporation in which the CCPC, or certain specified persons, holds a direct or indirect interest. However, certain income of a CCPC’s farming or fishing business that arises from sales to a farming or fishing cooperative corporation is excluded from specified corporate income and, as a result, such income remains eligible for the small business deduction.

To provide greater flexibility to farming and fishing businesses, Budget 2019 proposes to eliminate the requirement that sales be to a farming or fishing cooperative corporation in order to be excluded from specified corporate income. As such, this exclusion will apply to the income of a CCPC from sales of the farming products or fishing catches of its farming or fishing business to any arm’s length purchaser corporation. However, consistent with the existing rules, amounts allocated to a CCPC as patronage payments from a purchaser corporation will not qualify for this exclusion.

This measure will apply to taxation years that begin after March 21, 2016.

Scientific Research and

Experimental Development Program

Under the Scientific Research and Experimental Development (SR&ED) tax incentive program, qualifying expenditures are fully deductible in the year they are incurred. In addition, these expenditures are eligible for an investment tax credit. The rate and level of refundability of the credit vary depending on the characteristics of the firm, including its legal status and its size.

•

For all corporations other than Canadian-controlled private corporations (CCPCs) and for unincorporated businesses, a 15-per-cent non-refundable tax credit is available on all qualifying SR&ED expenditures.

•

For CCPCs, a fully refundable enhanced tax credit at a rate of 35 per cent is available on up to $3 million of qualifying SR&ED expenditures annually. This expenditure limit for a taxation year is gradually phased out based on two factors, which apply on the basis of an associated group.

–	The expenditure limit is reduced where taxable income for the previous taxation year is between $500,000 and $800,000.

–	The expenditure limit is also reduced where taxable capital employed in Canada for the previous taxation year is between $10 million and $50 million.

•

Qualifying expenditures in excess of a CCPC’s expenditure limit are eligible for the 15-per-cent tax credit. Unused SR&ED credits earned at this rate may be partially refundable depending on the CCPC’s taxable income and taxable capital.

Table 5 presents the amount of SR&ED credits on $3 million of SR&ED expenditures at specific levels of taxable capital and taxable income under the current rules. In particular, it illustrates how these credits can be affected by a relatively small change in the amount of taxable income for firms within the phase-out range.

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For example, a CCPC that spends $3 million on qualifying SR&ED expenditures in a taxation year, and that has $500,000 of taxable income and $10 million of taxable capital in the previous taxation year, is eligible for the 35-per-cent refundable SR&ED credit on all of its expenditures, resulting in a fully refundable credit of $1.05 million. If the corporation’s taxable income for the previous taxation year were $600,000 instead, the total SR&ED tax credits earned would have been $850,000 (of which $700,000 would have been refundable). For this CCPC, a $100,000 increase in taxable income would have resulted in a $200,000 reduction in SR&ED tax credits.

Table 5

Current Tax Credits on $3 Million SR&ED Expenditures, CCPCs

(refundable portion in parentheses) ($ 000s)

Prior-Year Taxable Capital		Prior-Year Taxable Income

	500	600	700	800
10,000	1,050	850	650	450
	(1,050)	(700)	(350)	(0)
20,000	900	750	600	450
	(788)	(525)	(263)	(0)
30,000	750	650	550	450
	(525)	(350)	(175)	(0)
40,000	600	550	500	450
	(263)	(175)	(88)	(0)
50,000	450	450	450	450
	(0)	(0)	(0)	(0)

Budget 2019 proposes to repeal the use of taxable income as a factor in determining a CCPC’s annual expenditure limit for the purpose of the enhanced SR&ED tax credit. As a result, small CCPCs with taxable capital of up to $10 million will benefit from unreduced access to the enhanced refundable SR&ED credit regardless of their taxable income. As a CCPC’s taxable capital begins to exceed $10 million, this access will gradually be reduced as shown in the highlighted column in Table 5.

This change will provide a more predictable phase-out of the enhanced SR&ED credit rate, which will more effectively support growing small and medium-sized firms as they scale up.

This measure will apply to taxation years that end on or after Budget Day.

Canadian-Belgian Co-productions – Canadian Film or Video Production Tax Credit

The Canadian film or video production tax credit provides a 25-per-cent refundable tax credit to qualified corporations in respect of qualified labour expenditures of an eligible Canadian film or video production. The maximum amount of Canadian labour costs qualifying for the credit is 60 per cent of the total cost of a production, net of any assistance, with the result that the credit can cover up to 15 per cent of total production costs.

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Audiovisual co-production treaties and similar instruments allow productions that are the joint projects of producers from two different countries to qualify in both countries as a treaty co-production, for purposes including the Canadian film or video production tax credit. On March 12, 2018, the Government of Canada and the Belgian linguistic communities signed The Memorandum of Understanding between the Government of Canada and the Respective Governments of the Flemish, French and German-speaking Communities of the Kingdom of Belgium concerning Audiovisual Coproduction, modernizing the 1984 film treaty between Canada and Belgium.

Budget 2019 proposes to add this Memorandum of Understanding to the list of instruments under which a film or video production may be produced in order to qualify as a treaty co-production. This measure will allow joint projects of producers from Canada and Belgium to qualify for the Canadian film or video production tax credit.

This measure will apply as of March 12, 2018.

Character Conversion Transactions

In the past, certain taxpayers entered into financial arrangements (character conversion transactions) that sought to reduce tax by converting, with the use of derivative contracts, the returns on an investment that would have the character of ordinary income to capital gains, only 50 per cent of which are included in income.

One type of character conversion transaction involved a taxpayer seeking to gain economic exposure to a portfolio of investments that produces fully taxable ordinary income. The taxpayer would enter into an agreement with a counterparty to acquire Canadian securities at a specified future date. The value of the Canadian securities to be delivered to the taxpayer on the settlement of the forward purchase agreement was based on the performance of the reference portfolio. On the settlement of the forward purchase agreement, the taxpayer acquired the Canadian securities from the counterparty and then immediately resold them for cash. Because the taxpayer made an election to treat its Canadian securities as capital property, it would take the position that any gain realized from their disposition would result in a capital gain.

In response, rules were introduced in 2013 that treat any gain arising from a “derivative forward agreement” as ordinary income rather than as a capital gain. For the purposes of these rules, a derivative forward agreement is defined to include any agreement to purchase a capital property where:

•	the term of the agreement (or series of agreements) exceeds 180 days; and

•

the difference between the fair market value of the property delivered on settlement of the agreement and the amount paid for the property is derivative in nature (i.e., it is attributable, in whole or in part, to an underlying interest other than certain excluded interests).

This definition also includes agreements to sell a capital property that meet similar conditions.

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One important excluded interest is where the economic return from a purchase or sale agreement is based on the economic performance of the actual property being purchased or sold. This exception is intended to exclude certain commercial transactions (e.g., merger and acquisition transactions) from the scope of the derivative forward agreement rules.

An alternative character conversion transaction has been developed that attempts to misuse this commercial transaction exception as it applies to purchase agreements. Under this alternative transaction:

•

A first mutual fund (Investor Fund) enters into a forward purchase agreement with a counterparty pursuant to which it agrees to acquire units of a second mutual fund (Reference Fund) at a specified future date, for a purchase price equal to the value of such units at the date the forward purchase agreement is entered into. Reference Fund holds a portfolio of investments that produces fully taxable ordinary income.

•

On settlement of the forward purchase agreement, Investor Fund acquires the units of Reference Fund and treats the cost of those units as being equal to the purchase price under the forward purchase agreement.

•

Investor Fund then immediately redeems or sells the units of Reference Fund and realizes a gain, which Investor Fund treats as a capital gain, by virtue of making an election to treat its Canadian securities (such as the Reference Fund units) as capital property.

Investor Fund does not treat the forward purchase agreement as giving rise to a “derivative forward agreement” on the basis that the agreement falls within the commercial transaction exception to the definition because Investor Fund’s economic return under the forward purchase agreement is based on the economic performance of the acquired units of Reference Fund over the term of the agreement.

In the end, the alternative transaction provides Investor Fund with an economic return that is essentially based on the performance of the portfolio of investments held by Reference Fund which, if the portfolio of investments was held directly by Investor Fund, would include fully taxable ordinary income. However, the transaction is structured in such a way that the entire return is taxed as a capital gain.

Although this alternative transaction can be challenged by the Government based on existing rules in the Income Tax Act, these challenges could be both time-consuming and costly. As a result, the Government is proposing a specific legislative measure.

Budget 2019 proposes an amendment that introduces an additional qualification for the commercial transaction exception in the definition “derivative forward agreement” as the exception applies to purchase agreements. In general terms, this amendment will provide that the commercial transaction exception is unavailable if it can reasonably be considered that one of the main purposes of the series of transactions, of which an agreement to purchase a security in the future (or an equivalent agreement) is part, is for a taxpayer to convert into a capital gain an amount paid on the security, by the issuer of the security, during the period that the security is subject to the agreement.

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This measure will apply to transactions entered into on or after Budget Day. It will also apply after December 2019 to transactions that were entered into before Budget Day including those that extended or renewed the terms of the agreement on or after Budget Day. This grandfathering will incorporate the same growth limits used under the transitional relief provided under the derivative forward agreement rules introduced in 2013 to ensure that no new money flows into grandfathered transactions on or after Budget Day.

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International Tax Measures

Transfer Pricing Measures

In the tax context, “transfer pricing” refers to the prices, and other terms and conditions, used in transactions occurring across international borders by persons who are not dealing at arm’s length. These transactions may involve the intra-group purchase or sale of goods, services or intangibles. They may also involve the provision of intra-group financing or loan guarantees. Because these transactions occur across international borders, it is necessary to address the tax issues related to transfer pricing in a broad international context. Member countries of the Organisation for Economic Co-operation and Development, including Canada, have agreed to adopt a standard against which a multinational enterprise’s transfer pricing is measured, referred to as the “arm’s length principle”. The application of this principle protects the tax base against the shifting of income that can potentially result from the discretionary determination of transfer prices by a multinational enterprise.

In Canada, the arm’s length principle is reflected in the transfer pricing rules contained in Part XVI.1 of the Income Tax Act. Under the transfer pricing rules, where the terms or conditions of a transaction, or series of transactions, between non-arm’s length parties do not reflect arm’s length terms and conditions, the Canada Revenue Agency may adjust, for the purpose of computing the parties’ tax liabilities under the Income Tax Act, the quantum or nature of amounts related to the transaction or series between the participants to reflect arm’s length terms and conditions.

Budget 2019 proposes two measures concerning the relationship between the transfer pricing rules in Part XVI.1 and other provisions of the Income Tax Act.

Order of Application of the Transfer Pricing Rules

As noted, the transfer pricing rules can apply to determine the quantum or nature of amounts relevant to the computation of tax. Other provisions of the Income Tax Act can apply to similar effect. Where both the transfer pricing rules and another provision of the Income Tax Act may apply to the same amount that is relevant to the computation of tax, questions have arisen as to whether adjustments, if any, under the transfer pricing rules are made in priority to the application of the other provision. This may have various implications, including with respect to the calculation of penalties imposed under Part XVI.1.

To provide greater certainty in the application of the income tax rules, Budget 2019 proposes to amend the Income Tax Act to clarify that the transfer pricing rules in Part XVI.1 apply in priority to the application of the provisions in other parts of the Income Tax Act, including the provisions relating to income computation in Part I. The current exceptions to the application of the transfer pricing rules that pertain to situations in which a Canadian resident corporation has an amount owing from, or extends a guarantee in respect of an amount owing by, a controlled foreign affiliate will continue to apply.

This measure will apply to taxation years that begin on or after Budget Day.

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Applicable Reassessment Period

The transfer pricing rules include an expanded definition of “transaction”, which includes an arrangement or event. This allows the transfer pricing rules to apply to the broad range of situations that may arise in the context of a multinational enterprise’s operations.

After a taxpayer files an income tax return for a taxation year, the Canada Revenue Agency is required to perform an initial examination of the return and to assess tax payable, if any, with all due dispatch. The Canada Revenue Agency then normally has a fixed period, generally three or four years, after its initial examination beyond which the Canada Revenue Agency is precluded from reassessing the taxpayer.

An extended three-year reassessment period exists in respect of a reassessment made as a consequence of a transaction involving a taxpayer and a nonresident with whom the taxpayer does not deal at arm’s length. This is intended to apply in the transfer pricing context. However, the expanded definition of “transaction” used in the transfer pricing rules does not apply for the purposes of the rule establishing this extended reassessment period.

Budget 2019 proposes to amend the Income Tax Act to provide that the definition “transaction” used in the transfer pricing rules also be used for the purposes of the extended reassessment period relating to transactions involving a taxpayer and a non-resident with whom the taxpayer does not deal at arm’s length.

This measure will apply to taxation years for which the normal reassessment period ends on or after Budget Day.

Foreign Affiliate Dumping

The foreign affiliate dumping rules in the Income Tax Act are intended to counter erosion of the tax base resulting from transactions in which a corporation resident in Canada (CRIC) that is controlled by a non-resident buys or otherwise invests in a foreign affiliate using borrowed, or surplus funds. One example of a foreign affiliate dumping transaction involves a CRIC using retained earnings to acquire shares of a foreign affiliate from its foreign parent corporation. Absent the foreign affiliate dumping rules, this transaction would provide a mechanism for the foreign parent corporation to, in effect, extract surplus from the CRIC free of dividend withholding tax.

In general terms, and subject to certain exceptions, the foreign affiliate dumping rules currently apply where a CRIC makes an “investment” (as defined in the rules) in a foreign affiliate of the CRIC and the CRIC is controlled by a non-resident corporation. The rules can also apply where a CRIC makes an investment in a foreign affiliate of a corporation that does not deal at arm’s length with the CRIC, if the CRIC or the non-arm’s length corporation is controlled by a non-resident corporation. When they apply, the foreign affiliate dumping rules generally result in:

•

a suppression of paid-up capital otherwise created because of the investment or a reduction in the paid-up capital of one or more relevant classes of shares of the CRIC (or, in certain cases, a related corporation resident in Canada); and

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•

a deemed dividend paid by the CRIC to the controlling non-resident (or, where a valid election is made, by another qualifying corporation resident in Canada or to a different non-resident corporation). The amount of the deemed dividend is equal to the amount by which the investment exceeds the amount of the paid-up capital suppressed or reduced. This deemed dividend is subject to non-resident withholding tax, which may be reduced by an applicable tax treaty.

While the foreign affiliate dumping rules currently apply only in respect of CRICs that are controlled by a non-resident corporation (or by a related group of nonresident corporations), similar policy concerns arise where a CRIC that is controlled by a non-resident individual or trust makes an investment in a foreign affiliate.

To better achieve the policy objectives of the foreign affiliate dumping rules, Budget 2019 proposes to extend the application of these rules to CRICs that are controlled by

•	a non-resident individual,

•	a non-resident trust, or

•	a group of persons that do not deal with each other at arm’s length, comprising any combination of non-resident corporations, non-resident individuals and non-resident trusts.

Related persons are considered not to deal with each other at arm’s length for income tax purposes. To ensure that a non-resident trust will be considered to be related to another non-resident person in circumstances similar to where a nonresident corporation would be so related, the proposals include an extended meaning of “related” that applies for the purpose of determining whether a non-resident trust does not deal at arm’s length with another non-resident person. This measure will apply to transactions and events that occur on or after Budget Day.

Cross-Border Share Lending Arrangements

Securities lending is a long-established practice that plays an important role in capital markets. Certain securities lending arrangements involve a non-resident lending a share to a Canadian resident, and the Canadian resident agreeing to return an identical share to the non-resident in the future. The Canadian resident typically provides collateral as security for the return of the identical share. Over the term of the arrangement, the Canadian resident is obligated to make payments as compensation for any dividends paid by the issuer of the lent share (dividend compensation payments). Ultimately, the non-resident retains the same economic exposure with respect to the lent share as if it had continued to hold the share.

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The Income Tax Act contains rules that generally seek to put a lender under a securities lending arrangement in the same tax position as if the securities had not been lent. Within the securities lending arrangement rules, there are special rules that determine the character of any dividend compensation payment made by a Canadian resident to a non-resident under such securities lending arrangements for the purposes of the non-resident withholding tax rules in Part XIII of the Income Tax Act.

These characterization rules deem a dividend compensation payment made under a “fully collateralized” securities lending arrangement to be a payment made by the Canadian resident to the non-resident of a dividend payable on the lent share. This deemed dividend is subject to Canadian dividend withholding tax. For the purpose of these rules, a securities lending arrangement is “fully collateralized” if the Canadian resident provides collateral to the nonresident in the form of money or government debt obligations with a value of 95 per cent or more of the lent share. This collateral must be in place throughout the term of the securities lending arrangement, and the Canadian resident must be entitled to the benefits of all or substantially all the income from, and opportunity for gain with respect to, the collateral.

If a securities lending arrangement is not “fully collateralized”, the dividend compensation payment is instead deemed to be a payment of interest made by the Canadian resident to the non-resident. Since 2008, interest paid to a nonresident with whom a Canadian resident is dealing at arm’s length is generally exempt from Canadian withholding tax, unless the interest is participating debt interest.

Canadian Shares

Certain non-residents have engaged in planning intended to avoid Canadian dividend withholding tax on dividend compensation payments made to them in respect of shares of Canadian resident corporations (Canadian shares). Broadly speaking, this planning is effected using two different methods.

The first method involves entering into securities lending arrangements that are structured to not meet the “fully collateralized” test in the Income Tax Act, but that are, in substance, fully collateralized. When a securities lending arrangement is not “fully collateralized”, the characterization rules apply to deem a dividend compensation payment to be a payment of interest. In these circumstances, these non-residents take the position that the general withholding tax exemption on interest payments applies to this deemed interest payment.

The second method involves entering into securities loans that are designed to fail the requirements of the “securities lending arrangement” definition in the Income Tax Act. If a securities loan does not meet that definition, the characterization rules do not apply. As a result, these non-residents take the position that a dividend compensation payment made under such a securities loan is simply a payment made under a derivative contract and is not subject to Canadian withholding tax.

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Depending on the particular facts, these arrangements can be challenged by the Government based on existing rules in the Income Tax Act. However, as any such challenge could be both time-consuming and costly, the Government is proposing specific legislative measures to ensure that the appropriate tax consequences apply to these arrangements.

To better reflect the policy objective that the Canadian dividend withholding tax consequences for a non-resident lender under a share loan should generally be the same as if it had continued to hold the lent share, Budget 2019 proposes an amendment to ensure that a dividend compensation payment made under a securities lending arrangement by a Canadian resident to a non-resident in respect of a Canadian share is always treated as a dividend under the characterization rules and, accordingly, always subject to Canadian dividend withholding tax.

Budget 2019 also proposes an amendment to apply the characterization rules not only to a “securities lending arrangement”, as defined under the Income Tax Act, but also to a “specified securities lending arrangement”. Budget 2018 introduced the latter definition in the context of a measure intended to prevent taxpayers from realizing artificial losses through the use of equity-based financial arrangements. The definition includes securities loans that are substantially similar to securities lending arrangements.

Finally, Budget 2019 proposes to introduce complementary amendments to ensure that the securities lending arrangement rules cannot be used to obtain other unintended withholding tax benefits. For instance, a rule will be introduced to ensure that the same withholding tax rate under a tax treaty applies to a dividend compensation payment made to a non-resident as to a dividend that would have been paid to that non-resident had it continued to hold the lent Canadian share.

These proposed amendments will apply to compensation payments that are made on or after Budget Day unless the securities loan was in place before Budget Day, in which case the amendments will apply to compensation payments that are made after September 2019.

Foreign Shares

The existing characterization rules may also inappropriately subject dividend compensation payments in respect of lent shares issued by non-resident corporations (foreign shares) to Canadian dividend withholding tax. In particular, if a non-resident lends a foreign share to a Canadian resident under a securities lending arrangement that is “fully collateralized”, the characterization rules deem a dividend compensation payment in respect of the foreign share to be a dividend paid by the Canadian resident, rather than by the non-resident issuer of the share, to the non-resident. Canadian dividend withholding tax would therefore apply on the dividend compensation payment. If the non-resident had continued to hold the lent foreign share, it would not have been subject to Canadian dividend withholding tax on a dividend paid by the non-resident issuer of the share.

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To address this issue, Budget 2019 proposes an amendment to broaden an existing exemption from Canadian dividend withholding tax so that it includes any dividend compensation payment made by a Canadian resident to a non-resident under a securities lending arrangement if:

•	the securities lending arrangement is “fully collateralized”; and

•	the lent security is a foreign share.

This proposed amendment will apply to dividend compensation payments that are made on or after Budget Day.

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Sales and Excise Tax Measures

GST/HST Health Measures

Under the Goods and Services Tax/Harmonized Sales Tax (GST/HST), tax relief is provided for basic health care services and products. This is achieved by exempting the services of basic health care professionals, such as doctors, dentists and physiotherapists, and zero-rating prescription drugs, certain biologicals and certain specially designed medical devices.

Exempt treatment means that suppliers of exempt health care services do not charge the GST/HST, but they cannot claim input tax credits to recover the GST/HST paid on inputs in relation to these supplies. Zero-rating means that suppliers do not charge purchasers the GST/HST on these supplies and are entitled to claim input tax credits to recover the GST/HST paid on inputs in relation to these supplies. The health care services and medical items eligible for GST/HST relief are listed in the GST/HST legislation.

Budget 2019 proposes to extend the application of the GST/HST relief to certain biologicals, medical devices and health care services to reflect the evolving nature of the health care sector.

Human Ova and In Vitro Embryos

Canadians experiencing infertility, as well as single individuals and same-sex couples, are increasingly turning to assisted human reproduction to help build their families. Donated human sperm, ova or in vitro embryos may be used as part of an assisted human reproduction procedure. At present, human sperm is zero-rated in the GST/HST legislation, while human ova and in vitro embryos are not.

Technological advances have resulted in donated human ova and in vitro embryos now being used in assisted human reproduction procedures and the Assisted Human Reproduction Act has established a framework for assisted human reproduction in Canada. Under this framework, donated human sperm or ova may be legally imported or purchased in Canada from a reproduction clinic or donor bank, so long as these facilities are not acting on behalf of a donor. In addition, donated human in vitro embryos may be legally imported into Canada.

To reflect developments in the health care sector related to assisted human reproduction, Budget 2019 proposes to provide GST/HST relief for human ova and in vitro embryos, similar to the relief provided for human sperm. In line with the legal framework for assisted human reproduction, it is proposed that supplies and imports of human ova be relieved of the GST/HST, and that imports of human in vitro embryos also be relieved of the GST/HST.

This measure will apply to supplies and imports of human ova made after Budget Day, and to imports of human in vitro embryos made after Budget Day.

The Government is also committed to ensuring that the medical expense tax credit reflects medically related developments. To this end, the Government will be reviewing the tax treatment of fertility-related medical expenses under the medical expense tax credit (for the purposes of the Income Tax Act) for fairness and consistency, and in light of work being undertaken by Health Canada in relation to the Assisted Human Reproduction Act and supporting regulations.

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Foot Care Devices Supplied on the Order of a Podiatrist or Chiropodist

Medical and assistive devices that are designed to assist an individual with a disability or impairment are zero-rated under the GST/HST. Certain medical and assistive devices are eligible for this relief only when supplied on the written order of a physician, nurse, physiotherapist or occupational therapist. The list of medical and assistive devices that are zero-rated only when supplied on the written order of these practitioners includes certain foot care devices, such as orthopedic devices and anti-embolic stockings.

Podiatrists and chiropodists are regulated health professionals in most provinces, and are often the only practitioner seen by an individual for treatment of a foot problem or disorder. The health care services of podiatrists and chiropodists are also exempt from the GST/HST. However, they are not among the list of practitioners on whose order certain medical devices can be sold on a zero-rated basis.

In recognition of their role in the health care system, Budget 2019 proposes to add licenced podiatrists and chiropodists to the list of practitioners on whose order supplies of foot care devices are zero-rated.

This measure will apply to supplies of these items made after Budget Day.

Multidisciplinary Health Care Services

Certain health care services may be provided by a multidisciplinary team of licensed health care professionals. For example, an assessment and rehabilitation program can be rendered jointly by a team consisting of a physician, an occupational therapist, and a physiotherapist.

When supplied separately, the services rendered by these health care professionals would generally be exempt from GST/HST. However, there is currently no provision under the GST/HST that explicitly relieves the service of a multidisciplinary health care team that combines elements of the various practices.

Budget 2019 proposes to exempt from the GST/HST the supply of these multidisciplinary health services. The relief will apply to a service rendered by a team of health professionals, such as doctors, physiotherapists and occupational therapists, whose services are GST/HST-exempt when supplied separately. The exemption will apply provided that all or substantially all—generally 90 per cent or more—of the service is rendered by such health professionals acting within the scope of their profession.

This measure will apply to supplies of multidisciplinary health services made after Budget Day.

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Cannabis Taxation

New Classes of Cannabis Products

On October 17, 2018, the sale of cannabis for non-medical purposes became legal in Canada under the Cannabis Act. There are currently five classes of cannabis products permitted for legal sale: fresh cannabis, dried cannabis, cannabis oil, cannabis plant seeds and cannabis plants.

The Government released for consultation in December 2018 draft regulations governing the production and sale of additional classes of cannabis products, namely edible cannabis, cannabis extracts and cannabis topicals. Following the upcoming legalization and regulation of these three new classes of cannabis products, it is expected that there will eventually be seven classes in total, since cannabis oils are proposed to be subsumed under the new ‘cannabis extract’ product class after a six-month transition period.

Currently, all cannabis products (including cannabis oils) are generally subject to an excise duty under the Excise Act, 2001 that is the higher of a flat rate applied on the quantity of cannabis contained in a final product and a percentage of the dutiable amount of the product as sold by the producer (ad valorem rate). Budget 2019 proposes an approach to more effectively apply the duty to these new classes of cannabis products, as well as to cannabis oils.

Budget 2019 proposes that edible cannabis, cannabis extracts (including cannabis oils) and cannabis topicals be subject to excise duties imposed on cannabis licensees at a flat rate applied on the quantity of total tetrahydrocannabinol (THC), the primary psychoactive compound in cannabis, contained in a final product. The THC-based duty will be imposed at the time of packaging of a product and become payable when it is delivered to a non-cannabis licensee (e.g., a provincial wholesaler, retailer or individual consumer). The proposed THC-based rate would alleviate compliance issues that producers have encountered with respect to the tracking of the quantity of cannabis material contained in cannabis oils, and would allow producers and administrators to more easily calculate and verify excise duties for cannabis edibles, extracts and topicals. This will be facilitated by requirements in the labelling regulations under the Cannabis Act that mandate the display of total THC content on cannabis products packaging.

The current excise duty regime and associated rates for fresh and dried cannabis, and seeds and seedlings, will be unaffected by this proposed change. Current exemptions under the excise duty framework will also continue to apply in respect of fresh and dried cannabis and cannabis oils that contain no more than 0.3 per cent THC, as well as for pharmaceutical cannabis products that have a Drug Identification Number and can only be acquired through a prescription.

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The federal government has entered into Coordinated Cannabis Taxation Agreements (CCTAs) with most provincial and territorial governments, with the aim of keeping duties on cannabis low through a federally administrated coordinated framework. The agreement provides that 75 per cent of the duties go to provincial and territorial governments and the remaining 25 per cent to the federal government. For the first two years of the agreement, the federal portion of cannabis excise duty revenue is capped at $100 million annually, with any federal revenue in excess of $100 million provided to provinces and territories. The proposed measure will not affect the CCTAs.

•

The combined federal-provincial-territorial THC-based excise duty rate for cannabis edibles, cannabis extracts (including cannabis oils) and cannabis topicals is proposed to be $0.01 per milligram of total THC.

•

The new proposed rate is not expected to materially change the overall projected excise duty revenues from these products under the combined federal-provincial-territorial $1 per gram rate presented in Budget 2018.

•

Consistent with the CCTAs signed with provinces and territories, the new THC-based regime will provide for the application of a federal THC-based rate, as well as an additional THC-based rate in respect of provinces and territories, which results in the agreed-upon 75:25 revenue split. These respective rates are set out for each province and territory in Table 6.

•

Where provinces and territories have requested a sales tax adjustment under the CCTAs to account for differences in general sales tax rates across the country, the adjustment will continue to be computed as an ad valorem additional duty.

Table 6.

Proposed Excise Duty Rates for Cannabis Edibles, Cannabis Extracts (Incl. Oil) and Cannabis Topicals

	Federal Rate	Additional Rate in Respect of Province/Territory	Current Ad Valorem Sales Tax Adjustment
Province/Territory	($/mg of total THC)	($/mg of total THC)	(per cent)
Alberta	0.0025	0.0075	16.8
British Columbia	0.0025	0.0075	–
Manitoba	0.0025	N/A	–
New Brunswick	0.0025	0.0075	–
Newfoundland and Labrador	0.0025	0.0075	–
Northwest Territories	0.0025	0.0075	–
Nova Scotia	0.0025	0.0075	–
Nunavut	0.0025	0.0075	19.3
Ontario	0.0025	0.0075	3.9
Prince Edward Island	0.0025	0.0075	–
Quebec	0.0025	0.0075	–
Saskatchewan	0.0025	0.0075	6.45
Yukon	0.0025	0.0075	–

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Transitional Rules

The proposed changes to the excise duty framework will come into effect on May 1, 2019.

•	As a practical matter, the changes will initially apply to cannabis oil products packaged by licensed producers.

•

Any cannabis oil product that is packaged for final retail sale before May 1, 2019 will be subject to the currently applicable excise duty rate, regardless of the date of its final delivery to a purchaser.

•

As cannabis edibles, other cannabis extracts and cannabis topicals become legally permitted for production and sale under the Cannabis Act, licensed producers will be subject to the new THC-based excise duty rules as they relate to these products.

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Previously Announced Measures

Budget 2019 confirms the Government’s intention to proceed with the following previously announced tax and related measures, as modified to take into account consultations and deliberations since their release:

•	Income tax measures announced on November 21, 2018 in the Fall Economic Statement to

–	provide for the Accelerated Investment Incentive,

–	allow the full cost of machinery and equipment used in the manufacturing and processing of goods, and the full cost of specified clean energy equipment, to be written off immediately,

–	extend the 15-per-cent mineral exploration tax credit for an additional five years, and

–	ensure that business income of communal organizations retains its character when it is allocated to members of the communal organization for tax purposes;

•	Regulatory proposals released on September 17, 2018 relating to the taxation of cannabis;

•	Remaining legislative and regulatory proposals released on July 27, 2018 relating to the Goods and Services Tax/Harmonized Sales Tax;

•	The measures referenced in Budget 2018 to support employees who must reimburse a salary overpayment to their employers due to a system, administrative or clerical error;

•	The income tax measures announced in Budget 2018 to implement enhanced reporting requirements for certain trusts to provide additional information on an annual basis;

•	The income tax measures announced in Budget 2018 to facilitate the conversion of Health and Welfare Trusts to Employee Life and Health Trusts;

•	Measures confirmed in Budget 2016 relating to the Goods and Services Tax/Harmonized Sales Tax joint venture election;

•	The income tax measures announced in Budget 2016 expanding tax support for electric vehicle charging stations and electrical energy storage equipment; and

•	The income tax measures announced in Budget 2016 on information-reporting requirements for certain dispositions of an interest in a life insurance policy.

Budget 2019 also reaffirms the Government’s commitment to move forward as required with technical amendments to improve the certainty of the tax system.

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Notice

of Ways and

Means Motion

Notice of Ways and Means Motion to Amend the Income Tax Act and Other Related Legislation

That it is expedient to amend the Income TaxAct (the “Act”) and other related legislation as follows:

Canada Training Credit

1 (1) The portion of subsection 117.1(1) of the Act before paragraph (a) is replaced by the following:

Annual adjustment

117.1 (1) The amount of $1,000 referred to in the formula in paragraph 8(1)(s), each of the amounts expressed in dollars in subparagraph 6(1)(b)(v.1), subsection 117(2), the description of B in subsection 118(1), subsection 118(2), paragraph (a) of the description of B in subsection 118(10), subsection 118.01(2), the descriptions of C and F in subsection 118.2(1) and subsections 118.3(1), 122.5(3) and 122.51(1) and (2), the amount of $400,000 referred to in the formula in paragraph 110.6(2)(a), the amounts of $1,355 and $2,335 referred to in the description of A, and the amounts of $12,820 and $17,025 referred to in the description of B, in the formula in subsection 122.7(2), the amount of $700 referred to in the description of C, and the amounts of $24,111 and $36,483 referred to in the description of D, in the formula in subsection 122.7(3), the amount of $10,000 referred to in the description of B in the formula in subsection 122.91(2), and each of the amounts expressed in dollars in Part I.2 in relation to tax payable under this Part or Part I.2 for a taxation year shall be adjusted so that the amount to be used under those provisions for the year is the total of

(2) Subsection (1) applies to the 2020 and subsequent taxation years, except that the adjustment provided for in subsection 117.1(1) of the Act, as amended by subsection (1), does not apply for the 2020 taxation year in respect of the amount of $10,000.

2 (1) The portion of subsection 118.5(1) of the Act before paragraph (a) is replaced by the following:

Tuition credit

118.5 (1) Subject to subsection (1.2), for the purpose of computing the tax payable under this Part by an individual for a taxation year, there may be deducted,

(2) Section 118.5 of the Act is amended by adding the following after subsection (1.1):

Canada training credit reduction

(1.2) The amount that may be deducted in a taxation year by an individual under subsection (1) is to be reduced by the amount determined by the formula

A x B

where

A	is the appropriate percentage for the taxation year; and

B	is the amount, if any, deemed to have been paid by the individual under subsection 122.91(1) in respect of the taxation year.

(3) Subsections (1) and (2) are deemed to have come into force on January 1, 2019.

3 (1) The Act is amended by adding the following after section 122.9:

Subdivision a.5 – Canada Training Credit

Claimed amount

122.91 (1) An individual who is resident in Canada throughout a taxation year, files a return of income for the taxation year and makes a claim under this subsection is deemed to have paid, at the end of the taxation year, on account of tax payable under this Part for the taxation year, an amount claimed by the individual that does not exceed the lesser of

(a) the training amount limit of the individual for the taxation year, and

(b) 50% of the amount that would be deductible under paragraph 118.5(1)(a) or (d) in computing the individual’s tax payable under this Part for the taxation year if

(i) this Act were read without reference to subsection 118.5(1.2) and (2), and

(ii) the appropriate percentage for the taxation year were 100%.

Definition of training amount limit

(2) In this section, the training amount limit, of an individual for a taxation year, is

(a) if the taxation year is after 2019 and the individual has attained the age of 26 years, and has not attained the age of 66 years, before the end of the taxation year, the lesser of

(i) the amount determined by the formula

A + B – C

where

A	is the individual’s training amount limit for the preceding taxation year,

B	is

(A) $250, if

(I) the individual was resident in Canada throughout the preceding taxation year,

(II) the total of the following amounts is greater than or equal to $10,000:

1 the amount that would be the individual’s working income (as defined in subsection 122.7(1)) for the preceding taxation year, if this Act were read without reference to paragraph 81(1)(a) and subsection 81(4),

2 the total of all amounts each of which is an amount payable to the individual under subsection 22(1), 23(1), 152.04(1) or 152.05(1) of the Employment Insurance Act in the preceding taxation year, and

3 the amount that would be included in the individual’s income because of subparagraph 56(1)(a)(vii) in computing the individual’s income for the preceding taxation year, if this Act were read without reference to paragraph 81(1)(a), and

(III) the individual’s income for the preceding taxation year under this Part does not exceed the higher dollar amount referred to in paragraph 117(2)(c), as adjusted under this Act for the preceding taxation year, and

(B) nil, in any other case, and

C	is the amount deemed to have been paid by the individual under subsection (1) in respect of the preceding taxation year, and

(ii)	the amount determined by the formula

$5,000 – D

Where

D	is the total of all amounts deemed to have been paid by the individual under subsection (1) in respect of a preceding taxation year; and

(b) nil, in any other case.

Effect of bankruptcy

(3) For the purpose of this subdivision, if an individual becomes bankrupt in a particular calendar year,

(a) notwithstanding subsection 128(2), any reference to the taxation year of the individual (other than in this subsection) is deemed to be a reference to the particular calendar year; and

(b) the individual’s working income and income under this Part for the taxation year ending on December 31 of the particular calendar year is deemed to include the individual’s working income and the income under this Part for the taxation year that begins on January 1 of the particular calendar year.

Special rules in the event of death

(4) For the purposes of this section, if an individual dies in a calendar year,

(a) the individual is deemed to be resident in Canada from the time of death until the end of the year;

(b) the individual is deemed to be the same age at the end of the year as the individual would have been if the individual were alive at the end of the year; and

(c) any return of income filed by a legal representative of the individual is deemed to be a return of income filed by the individual.

(2) Subsection (1) is deemed to have come into force on January 1, 2019.

4  (1) Paragraph 152(1)(b) of the Act is replaced by the following :

(b) the amount of tax, if any, deemed by subsection 120(2) or (2.2), 122.5(3), 122.51(2), 122.7(2) or (3), 122.8(4), 122.9(2), 122.91(1), 125.4(3), 125.5(3), 125.6(2), 127.1(1), 127.41(3) or 210.2(3) or (4) to be paid on account of the taxpayer’s tax payable under this Part for the year.

(2) Paragraph 152(4.2)(b) of the Act is replaced by the following:

(b) redetermine the amount, if any, deemed by subsection 120(2) or (2.2), 122.5(3), 122.51(2), 122.7(2) or (3), 122.8(4), 122.9(2), 122.91(1), 127.1(1), 127.41(3) or 210.2(3) or (4) to be paid on account of the taxpayer’s tax payable under this Part for the year or deemed by subsection 122.61(1) to be an overpayment on account of the taxpayer’s liability under this Part for the year.

(2) Subsections (1) and (2) are deemed to have come into force on January 1, 2019.

5 (1) Subsection 163(2) of the Act is amended by adding the following after paragraph (c.5):

(c.6) the amount, if any, by which

(i) the total of all amounts each of which is an amount that would be deemed by subsection 122.91(1) to have been paid on account of the person’s tax payable under this Part for the year if those amounts were calculated by reference to the information provided in the return exceeds

(ii) the total of all amounts each of which is an amount that is deemed by subsection 122.91(1) to be a payment on account of the person’s tax payable under this Part for the taxation year,

(2) Subsection (1) is deemed to have come into force on January 1, 2019.

Home Buyers’ Plan

6 (1) The definition excluded withdrawal in subsection 146.01(1) of the Act is amended by striking out “or” at the end of paragraph (b), by adding “or” at the end of paragraph (c) and by adding the following after paragraph (c):

(d) a particular amount (other than an eligible amount) received while the individual was resident in Canada and in a calendar year if

(i) the particular amount would be a regular eligible amount if subsection (2.1) were read without reference to its subparagraph (a)(iii),

(ii) a payment (other than an excluded premium) equal to the particular amount is made by the individual under a retirement saving plan that is, at the end of the taxation year of the payment, a registered retirement savings plan under which the individual is the annuitant, and

(iii) the payment is made before the end of the second calendar year after the calendar year that includes the particular time referred to in subsection (2.1);

(2) Paragraph (h) of the definition regular eligible amount in subsection 146.01(1) of the Act is replaced by the following:

(h) the total of the amount and all other eligible amounts received by the individual in the calendar year that includes the particular time does not exceed $35,000, and

(3) Paragraph (g) of the definition supplemental eligible amount in subsection 146.01(1) of the Act is replaced by the following:

(g) the total of the amount and all other eligible amounts received by the individual in the calendar year that includes the particular time does not exceed $35,000, and

(4) Section 146.01 of the Act is amended by adding the following after subsection (2):

Marriage or common-law partnership

(2.1) Notwithstanding paragraph (2)(a.1), for the purposes of the definition regular eligible amount,

(a) an individual, and a spouse or common-law partner of the individual, are deemed not to have an owner-occupied home in a period ending before a particular time referred to in that definition if

(i) at the particular time, the individual

(A) is living separate and apart from the individual’s spouse or common-law partner because of a breakdown of their marriage or common-law partnership,

(B) has been living separate and apart from the individual’s spouse or common-law partner for a period of at least 90 days, and

(C) began living separate and apart from the individual’s spouse or common-law partner in the calendar year that includes the particular time or any time in the four preceding calendar years,

(ii) in the absence of this subsection, the individual would not have a regular eligible amount because of the application of paragraph (f) of that definition in respect of a spouse or common-law partner other than the spouse or common-law partner referred to in clauses (i)(A) to (C), and

(iii) where the individual has an owner-occupied home at the particular time,

(A) the home is not the qualifying home referred to in that definition and the individual disposes of the home no later than the end of the second calendar year after the calendar year that includes the particular time, or

(B) the individual acquires the interest of the spouse or common-law partner in the home; and

(b) if an individual to whom paragraph (a) applies has an owner-occupied home at the particular time referred to in that paragraph and the individual acquires the interest of a spouse or common-law partner in the home, the individual is deemed for the purposes of paragraphs (c) and (d) of that definition to have acquired a qualifying home on the date that the individual acquired the interest.

(5) Subsections (1) and (4) apply in respect of amounts received after 2019.

(6) Subsections (2) and (3) apply to the 2019 and subsequent taxation years in respect of amounts received after Budget Day.

Change in Use Rules for Multi-Unit Residential Properties

7 (1) Subsection 45(2) of the Act is replaced by the following:

Election where change of use

(2) For the purposes of this subdivision and section 13, if a taxpayer elects in respect of any property of the taxpayer in the taxpayer’s return of income for a taxation year under this Part,

(a) if subparagraph (1)(a)(i) or paragraph 13(7)(b) would otherwise apply to the property for the taxation year, the taxpayer is deemed not to have begun to use the property for the purpose of gaining or producing income;

(b) if subparagraph (1)(c)(ii) or 13(7)(d)(i) would otherwise apply to the property for the taxation year, the taxpayer is deemed not to have increased the use regularly made of the property for the purpose of gaining or producing income relative to the use regularly made of the property for other purposes; and

(c) if the taxpayer rescinds the election in respect of the property in the taxpayer’s return of income under this Part for a subsequent taxation year,

(i) if paragraph (a) applied to the taxpayer in the taxation year, the taxpayer is deemed to have begun to use the property for the purpose of gaining or producing income on the first day of the subsequent taxation year, and

(ii) if paragraph (b) applied to the taxpayer in the taxation year, the taxpayer is deemed to have increased the use regularly made of the property for the purpose of gaining or producing income on the first day of the subsequent taxation year by the amount that would have been the increase in the taxation year if the election had not been made.

(2) The portion of subsection 45(3) of the Act before paragraph (a) is replaced by the following:

Election concerning principal residence

(3) If at any time a property that was acquired by a taxpayer for the purpose of gaining or producing income, or that was acquired in part for that purpose, ceases in whole or in part to be used for that purpose and becomes, or becomes part of, the principal residence of the taxpayer, paragraphs (1)(a) and (c) shall not apply to deem the taxpayer to have disposed of the property at that time and to have reacquired it immediately thereafter if the taxpayer so elects by notifying the Minister in writing on or before the earlier of

(3) Subsections (1) and (2) apply in respect of changes in the use of property that occur on or after Budget Day.

Permitting Additional Types of Annuities under Registered Plans

8 The Act is modified to give effect to the proposals relating to permitting additional types of annuities under registered plans described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Registered Disability Savings Plan — Cessation of Eligibility for the Disability Tax Credit

9 The Act is modified to give effect to the proposals relating to the Registered Disability Savings Plan — cessation of eligibility for the disability tax credit measure described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Tax Measures for Kinship Care Providers

10 (1) Subsection 81(1) of the Act is amended by adding the following after paragraph (h):

Social assistance for informal care programs

(h.1) if the taxpayer is an individual (other than a trust), a social assistance payment ordinarily made on the basis of a means, needs or income test provided for under a program of the Government of Canada or the government of a province, to the extent that it is received directly or indirectly by the taxpayer for the benefit of a particular individual, if

(i) payments to recipients under the program are made for the care and upbringing, on a temporary basis, of another individual in need of protection,

(ii) the particular individual is a child of the taxpayer because of paragraph 252(1)(b) (or would be a child of the taxpayer because of that paragraph if the taxpayer did not receive payments under the program), and

(iii) no special allowance under the Children’s Special Allowances Act is payable in respect of the particular individual for the period in respect of which the social assistance payment is made;

(2) Subsection (1) is deemed to have come into force on January 1, 2009.

11 (1) Section 122.7 of the Act is amended by adding the following after subsection (1.1):

Receipt of social assistance

(1.2) For the purposes of applying the definitions eligible dependant and eligible individual in subsection (1) for a taxation year, an individual shall not fail to qualify as a parent (within the meaning assigned by section 252) of another individual solely because of the receipt of a social assistance amount that is payable under a program of the Government of Canada or the government of a province for the benefit of the other individual, unless the amount is a special allowance under the Children’s Special Allowances Act in respect of the other individual in the taxation year.

(2) Subsection (1) is deemed to have come into force on January 1, 2009.

Donations of Cultural Property

12 (1) The portion of subparagraph 39(1)(a)(i.1) of the Act before clause (A) is replaced by the following:

(i.1) an object that the Canadian Cultural Property Export Review Board has determined meets the criteria set out in paragraph 29(3)(b) of the Cultural Property Export and Import Act if

(2) Subsection (1) is deemed to have come into force on Budget Day.

404

13(1) Paragraph 110.1(1)(c) of the Act is replaced by the following:

Gifts to institutions

(c) the total of all amounts each of which is the eligible amount of a gift (other than a gift described in paragraph (d)) of an object that the Canadian Cultural Property Export Review Board has determined meets the criteria set out in paragraph 29(3)(b) of the Cultural Property Export and Import Act, which gift was made by the corporation in the year or in any of the five preceding taxation years to an institution or a public authority in Canada that was, at the time the gift was made, designated under subsection 32(2) of that Act either generally or for a specified purpose related to that object; and

(2) Subsection (1) is deemed to have come into force on Budget Day.

14 (1) Paragraph (a) of the definition total cultural gifts in subsection 118.1(1) of the Act is replaced by the following:

(a) of an object that the Canadian Cultural Property Export Review Board has determined meets the criteria set out in paragraph 29(3)(b) of the Cultural Property Export and Import Act,

(2) Subsection (1) is deemed to have come into force on Budget Day.

15 (1) Subsection 32(1) of the Cultural Property Export and lmport Act is replaced by the following:

Request for determination of Review Board

32 (1) For the purposes of subparagraph 39(1)(a)(i.1), paragraph 110.1(1)(c), the definition total cultural gifts in subsection 118.1(1) and subsection 118.1(10) of the Income Tax Act, where a person disposes of or proposes to dispose of an object to an institution or a public authority designated under subsection (2), the person, institution or public authority may request, by notice in writing given to the Review Board, a determination by the Review Board as to whether the object meets the criteria set out in paragraph 29(3)(b) and a determination by the Review Board of the fair market value of the object.

(2) Subsection (1) is deemed to have come into force on Budget Day.

16 (1) Subsection 33(1) of the Cultural Property Export and lmport Act is replaced by the following:

Income tax certificate

33 (1) Where the Review Board determines or redetermines the fair market value of an object in respect of which a request was made under section 32 and determines that the object meets the criteria set out in paragraph 29(3)(b), it shall, where the object has been irrevocably disposed of to a designated institution or public authority, issue to the person who made the disposition a certificate attesting to the fair market value and to the meeting of those criteria, in such form as the Minister of National Revenue may specify.

(2) Subsection (1) is deemed to have come into force on Budget Day.

Medical Expense Tax Credit

17 (1) Paragraph 118.2(2)(u) of the Act is replaced by the following:

Cannabis for medical purposes

(u) on behalf of the patient who is the holder of a medical document (as defined in subsection 264(1) of the Cannabis Regulations) to support their use of cannabis for medical purposes, for the cost of cannabis, cannabis oil, cannabis plant seeds or cannabis products purchased for medical purposes from a holder of a licence for sale (as defined in subsection 264(1) of the Cannabis Regulations).

(2) Subsection (1) is deemed to have come into force on October 17, 2018.

Contributions to a Specified Multi-Employer Plan for Older Members

18 (1) Subsection 8510(7) of the Income Tax Regulations (the “Regulations”) is amended by striking out “and” at the end of paragraph (a), by adding “and” at the end of paragraph (b) and by adding the following after that paragraph:

(c) no contributions are made

(i) to the plan with respect to a member at any time after the end of the calendar year in which the member attains 71 years of age, or

(ii) to a defined benefit provision of the plan with respect to a member during a period (other than a qualifying period, as defined in subsection 8503(16)) in which the member is in receipt of retirement benefits from a defined benefit provision of the plan.

(2) Subsection (1) applies in respect of contributions made pursuant to any collective bargaining agreement entered into after 2019, except that it does not apply in respect of contributions made on or before the date the agreement is entered into.

Pensionable Service Under an Individual Pension Plan

19 (1) Paragraph 147.3(3)(c) of the Act is replaced by the following:

(c) is transferred directly to another registered pension plan to be held in connection with a defined benefit provision of the other plan, unless the transfer is to an individual pension plan (as defined by regulation) and is in respect of benefits that are attributable to employment with a former employer that is not a participating employer (or its predecessor employer); and

(2) Subsection (1) is deemed to have come into force on Budget Day.

20 (1) The portion of subparagraph 8503(3)(a)(v) of the Regulations before clause (A) is replaced by the following:

(v) unless the provision is a provision of an individual pension plan, a period in respect of which

(2) The portion of subparagraph 8503(3)(a)(v.1) of the Regulations before clause (A) is replaced by the following:

(v.1) unless the provision is a provision of an individual pension plan, a portion — determined by reference to the proportion of property that has been transferred, as described in clause (B) — of a period in respect of which

(3) Subparagraph 8503(3)(a)(vi) of the Regulations is replaced by the following:

(vi) unless the provision is a provision of an individual pension plan, a period throughout which the member was employed in Canada by a former employer where the period was an eligibility period for the participation of the member in another registered pension plan, and

(4) Subsections (1) to (3) are deemed to have come into force on Budget Day. However, subsections (1) to (3) do not apply to a period that was pensionable service (as defined in subsection 8500(1) of the Regulations) in respect of a member under a defined benefit provision of an individual pension plan before Budget Day.

Mutual Funds: Allocation to Redeemers Methodology

21 (1) Section 132 of the Act is amended by adding the following after subsection (5.2):

406

Allocation to redeemers

(5.3) If a trust that is a mutual fund trust throughout a taxation year paid or made payable, at any time in the taxation year, to a beneficiary an amount on a redemption by that beneficiary of a unit of the trust (in this subsection referred to as the “allocated amount”), and the beneficiary’s proceeds from the disposition of that unit do not include the allocated amount, in computing its income for the taxation year no deduction may be made by the trust in respect of

(a) the portion of the allocated amount that would be, without reference to subsection 104(6), an amount paid out of the income (other than taxable capital gains) of the trust; and

(b) the portion of the allocated amount determined by the formula

A - 1/2 (B + C - D)

where

A	is the portion of the allocated amount that would be, without reference to subsection 104(6), an amount paid out of the taxable capital gains of the trust,

B	is the beneficiary’s proceeds from the disposition of the unit on the redemption,

C	is the allocated amount, and

D	is the beneficiary’s cost amount of that unit.

(2) Subsection (1) applies to taxation years that begin on or after Budget Day.

Carrying on Business in a Tax-Free Savings Account

22 (1) Section 146.2 of the Act is amended by adding the following after subsection (6):

Carrying on a business

(6.1) If tax is payable under this Part for a taxation year because of subsection (6) by a trust that is governed by a TFSA that carries on one or more businesses at any time in the taxation year,

(a) the holder of the TFSA is jointly and severally, or solidarily, liable with the trust to pay each amount payable under this Act by the trust that is attributable to that business or those businesses; and

(b) the issuer’s liability at any time for amounts payable under this Act in respect of that business or those businesses shall not exceed the total of the amount of property of the trust that the issuer is in possession or control of at that time in its capacity as legal representative of the trust and the total amount of all distributions of property from the trust on or after the date that the notice of assessment was sent in respect of the taxation year and before that time.

(2) Subsection (1) applies in respect of business activities in a TFSA for the 2019 and subsequent taxation years.

Electronic Delivery of Requirements for Information

23 (1) The portion of subsection 231.2(1) of the Act before paragraph (a) is replaced by the following:

Requirement to provide documents or information

231.2 (1) Notwithstanding any other provision of this Act, the Minister may, subject to subsection (2), for any purpose related to the administration or enforcement of this Act (including the collection of any amount payable under this Act by any person), of a listed international agreement or, for greater certainty, of a tax treaty with another country, by notice sent or served in accordance with subsection (1.1), require that any person provide, within such reasonable time as is stipulated in the notice,

(2) Section 231.2 of the Act is amended by adding the following after subsection (1):

407

Notice

(1.1) A notice referred to in subsection (1) may be

(a) served personally;

(b) sent by registered or certified mail; or

(c) sent electronically, in the case of a bank, or credit union, that has provided written consent to receive notices under subsection (1) electronically.

(3) Subsections (1) and (2) come into force on January 1, 2020.

24 (1) Subsection 231.6(2) of the Act is replaced by the following:

Requirement to provide foreign-based information

(2) Notwithstanding any other provision of this Act, the Minister may, by notice sent or served in accordance with subsection (3.1), require that a person resident in Canada or a non-resident person carrying on business in Canada provide any foreign-based information or document.

(2) Section 231.6 of the Act is amended by adding the following after subsection (3):

Notice

(3.1) A notice referred to in subsection (2) may be

(a) served personally;

(b) sent by registered or certified mail; or

(c) sent electronically, in the case of a bank, or credit union, that has provided written consent to receive notices under subsection (2) electronically.

(3) Subsection 231.6(4) of the English version of the Act is replaced by the following:

Review of foreign information requirement

(4) The person who is sent or served with a notice of a requirement under subsection (2) may, within 90 days after the notice is sent or served, apply to a judge for a review of the requirement.

(4) Subsection 231.6(6) of the English version of the Act is replaced by the following:

Idem

(6) For the purposes of paragraph (5)(c), the requirement to provide the information or document shall not be considered to be unreasonable because the information or document is under the control of or available to a non-resident person that is not controlled by the person who is sent or served with the notice of the requirement under subsection (2) if that person is related to the non-resident person.

(5) Subsection 231.6(8) of the Act is replaced by the following:

Consequence of failure

(8) If a person fails to comply substantially with a notice sent or served under subsection (2) and if the notice is not set aside by a judge pursuant to subsection (5), any court having jurisdiction in a civil proceeding relating to the administration or enforcement of this Act shall, on motion of the Minister, prohibit the introduction by that person of any foreign-based information or document covered by that notice.

(6) Subsections (1) to (5) come into force on January 1, 2020.

408

25 (1) Paragraph 231.8(a) of the Act is replaced by the following:

(a) where the taxpayer is sent or served with a notice of a requirement under subsection 231.2(1), the period of time between the day on which an application for judicial review in respect of the requirement is made and the day on which the application is finally disposed of; and

(2) Subsection (1) comes into force on January 1, 2020.

26 (1) Section 244 of the Act is amended by adding the following after subsection (6):

Proof of electronic delivery

(6.1) If, by this Act or a regulation, provision is made for sending a notice to a person electronically, an affidavit of an officer of the Canada Revenue Agency sworn before a commissioner or other person authorized to take affidavits, shall, in the absence of proof to the contrary, be received as evidence of the sending and of the notice if the affidavit sets out that

(a) the officer has knowledge of the facts in the particular case;

(b) the notice was sent electronically to the person on a named day; and

(c) the officer identifies as exhibits attached to the affidavit copies of

(i) an electronic message confirming the notice has been sent to the person, and

(ii) the notice.

(2) Subsection (1) comes into force on January 1, 2020.

Related Amendments

27 (1) Subsection 99(1) of the Excise Tax Act is replaced by the following:

Provision of documents may be required

99 (1) Subject to section 102.1, the Minister may, for any purpose related to the administration or enforcement of this Act, or of a listed international agreement, by a notice served or sent in accordance with subsection (1.1), require that any person provide any book, record, writing or other document or any information or further information within any reasonable time that may be stipulated in the notice.

Notice

(1.1) A notice referred to in subsection (1) may be

(a) served personally;

(b) sent by registered or certified mail; or

(c) sent electronically, in the case of a bank, or credit union (as defined in subsection 123(1)), that has provided written consent to receive notices under subsection (1) electronically.

(2) Subsection (1) comes into force on January 1, 2020.

28 (1) Subsection 102.1(1) of the Excise Tax Act is replaced by the following:

Unnamed persons

102.1 (1) The Minister shall not serve or send a notice under subsection 99(1) with respect to an unnamed person or a group of unnamed persons unless the Minister has been authorized to do so under subsection (2).

409

(2) The portion of subsection 102.1(2) of the Excise Tax Act before paragraph (a) is replaced by the following:

Authorization order

(2) A judge of the Federal Court may, on application by the Minister and subject to any conditions that the judge considers appropriate, authorize the Minister to serve or send a notice under subsection 99(1) with respect to an unnamed person or a group of unnamed persons if the judge is satisfied by information on oath that

(3) Paragraph 102.1(2)(b) of the Excise Tax Act is replaced by the following:

(b) the notice would be served or sent in order to verify compliance by the person or group with any duty or obligation of that person or of persons in that group under this Act.

(4) Subsections (1) to (3) come into force on January 1, 2020.

29 (1) Section 105 of the Excise Tax Act is amended by adding the following after subsection (2):

Proof of electronic delivery

(2.1) If, under this Act or a regulation made under this Act, provision is made for sending a notice to a person electronically, an affidavit of an officer of the Agency, sworn before a commissioner or other person authorized to take affidavits, is evidence of the sending and of the notice if the affidavit sets out that

(a) the officer has knowledge of the facts in the particular case;

(b) the notice was sent electronically to the person on a named day; and

(c) the officer identifies as exhibits attached to the affidavit copies of

(i) an electronic message confirming the notice has been sent to the person, and

(ii) the notice.

(2) Subsection (1) comes into force on January 1, 2020.

30 (1) The portion of subsection 289(1) of the Excise Tax Act before paragraph (a) is replaced by the following:

Requirement to provide documents or information

289 (1) Despite any other provision of this Part, the Minister may, subject to subsection (2), for any purpose related to the administration or enforcement of a listed international agreement or this Part, including the collection of any amount payable or remittable under this Part by any person, by a notice served or sent in accordance with subsection (1.1), require that any person provide the Minister, within any reasonable time that is stipulated in the notice, with

(2) Section 289 of the Excise Tax Act is amended by adding the following after subsection (1):

Notice

(1.1) A notice referred to in subsection (1) may be

(a) served personally;

(b) sent by registered or certified mail; or

(c) sent electronically, in the case of a bank, or credit union, that has provided written consent to receive notices under subsection (1) electronically.

(3) Subsections (1) and (2) come into force on January 1, 2020.

410

31 (1) Paragraph 289.2(a) of the Excise Tax Act is replaced by the following:

(a) if the person is served or sent a notice of a requirement under subsection 289(1), the period of time between the day on which an application for judicial review in respect of the requirement is made and the day on which the application is finally disposed of; and

(2) Subsection (1) comes into force on January 1, 2020.

32 (1) Subsection 292(2) of the Excise Tax Act is replaced by the following:

Requirement to provide foreign-based information

(2) Despite any other provision of this Part, the Minister may, by a notice served or sent in accordance with subsection (3.1), require a person resident in Canada or a non-resident person that carries on business in Canada to provide any foreign-based information or document.

(2) Section 292 of the Excise Tax Act is amended by adding the following after subsection (3):

Notice

(3.1) A notice referred to in subsection (2) may be

(a) served personally;

(b) sent by registered or certified mail; or

(c) sent electronically, in the case of a bank, or credit union, that has provided written consent to receive notices under subsection (2) electronically.

(3) Subsection 292(4) of the English version of the Excise Tax Act is replaced by the following:

Review of foreign information requirement

(4) If a person is served or sent a notice of a requirement under subsection (2), the person may, within 90 days after the day on which the notice is served or sent, apply to a judge for a review of the requirement.

(4) Subsection 292(6) of the English version of the Excise Tax Act is replaced by the following:

Requirement not unreasonable

(6) For the purposes of subsection (5), a requirement to provide information or a document shall not be considered to be unreasonable because the information or document is under the control of or available to a non-resident person that is not controlled by the person on which the notice of the requirement under subsection (2) is served, or to which that notice is sent, if that person is related to the non-resident person.

(5) Subsection 292(8) of the English version of the Excise Tax Act is replaced by the following:

Consequence of failure

(8) If a person fails to comply substantially with a notice served or sent under subsection (2) and if the notice is not set aside under subsection (5), any court having jurisdiction in a civil proceeding relating to the administration or enforcement of this Part shall, on motion of the Minister, prohibit the introduction by that person of any foreign-based information or document covered by that notice.

(6) Subsections (1) to (5) come into force on January 1, 2020.

411

33 (1) Section 335 of the Excise Tax Act is amended by adding the following after subsection (2):

Proof of electronic delivery

(2.1) If, under this Part or a regulation made under this Part, provision is made for sending a notice to a person electronically, an affidavit of an officer of the Canada Revenue Agency, sworn before a commissioner or other person authorized to take affidavits, is evidence of the sending and of the notice if the affidavit sets out that

(a) the officer has knowledge of the facts in the particular case;

(b) the notice was sent electronically to the person on a named day; and

(c) the officer identifies as exhibits attached to the affidavit copies of

(i) an electronic message confirming the notice has been sent to the person, and

(ii) the notice.

(2) Subsection (1) comes into force on January 1, 2020.

34 (1) Subsection 38(1) of the Air Travellers Security Charge Act is replaced by the following:

Requirement to provide information

38 (1) Despite any other provision of this Act, the Minister may, by a notice served or sent in accordance with subsection (2.1), require a person that is resident in Canada or a person that is not resident in Canada but that carries on business in Canada to provide any information or record.

(2) Section 38 of the Air Travellers Security Charge Act is amended by adding the following after subsection (2):

Notice

(2.1) A notice referred to in subsection (1) may be

(a) served personally;

(b) sent by registered or certified mail; or

(c) sent electronically, in the case of a bank, or credit union (as defined in subsection 123(1) of the Excise Tax Act), that has provided written consent to receive notices under subsection (1) electronically.

(3) Subsection 38(3) of the English version of the Air Travellers Security Charge Act is replaced by the following:

Review of information requirement

(3) If a person is served or sent a notice of a requirement under subsection (1), the person may, within 90 days after the day on which the notice is served or sent, apply to a judge for a review of the requirement.

(4) Subsection 38(5) of the Air Travellers Security Charge Act is replaced by the following:

Requirement not unreasonable

(5) For the purposes of subsection (4), a requirement to provide information or a record shall not be considered to be unreasonable solely because the information or record is under the control of or available to a person that is not resident in Canada, if that person is related, for the purposes of the Income Tax Act, to the person on which the notice of the requirement is served or to which that notice is sent.

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(5) Subsection 38(7) of the English version of the Air Travellers Security Charge Act is replaced by the following:

Consequence of failure

(7) If a person fails to comply substantially with a notice served or sent under subsection (1) and the notice is not set aside under subsection (4), any court having jurisdiction in a civil proceeding relating to the administration or enforcement of this Act shall, on the motion of the Minister, prohibit the introduction by that person of any information or record described in that notice.

(6) Subsections (1) to (5) come into force on January 1, 2020.

35 (1) Section 83 of the Air Travellers Security Charge Act is amended by adding the following after subsection (2):

Proof of electronic delivery

(2.1) If, under this Act, provision is made for sending a notice to a person electronically, an affidavit of an officer of the Agency, sworn before a commissioner or other person authorized to take affidavits, is evidence of the sending and of the notice if the affidavit sets out that

(a) the officer has knowledge of the facts in the particular case;

(b) the notice was sent electronically to the person on a named day; and

(c) the officer identifies as exhibits attached to the affidavit copies of

(i) an electronic message confirming the notice has been sent to the person, and

(ii) the notice.

(2) Subsection (1) comes into force on January 1, 2020.

36 (1) The portion of subsection 208(1) of the Excise Act, 2001 before paragraph (a) is replaced by the following:

Requirement to provide records or information

208 (1) Despite any other provision of this Act, the Minister may, subject to subsection (2), for any purpose related to the administration or enforcement of a listed international agreement or of this Act, by a notice served or sent in accordance with subsection (1.1), require any person to provide the Minister, within any reasonable time that is stipulated in the notice, with

(2) Section 208 of the Excise Act, 2001 is amended by adding the following after subsection (1):

Notice

(1.1) A notice referred to in subsection (1) may be

(a) served personally;

(b) sent by registered or certified mail; or

(c) sent electronically, in the case of a bank, or credit union, as those terms are defined in subsection 123(1) of the Excise Tax Act, that has provided written consent to receive notices under subsection (1) electronically.

(3) Subsections (1) and (2) come into force on January 1, 2020.

37 (1) Paragraph 209.1(a) of the Excise Act, 2001 is replaced by the following:

(a) if the person is served or sent a notice of a requirement under subsection 208(1), the period of time between the day on which an application for judicial review in respect of the requirement is made and the day on which the application is finally disposed of; and

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(2) Subsection (1) comes into force on January 1, 2020.

38 (1) Subsection 210(2) of the Excise Act, 2001 is replaced by the following:

Requirement to provide foreign-based information

(2) Despite any other provision of this Act, the Minister may, by a notice served or sent in accordance with subsection (3.1), require a person resident in Canada or a non-resident person that carries on business in Canada to provide any foreign-based information or record.

(2) Section 210 of the Excise Act, 2001 is amended by adding the following after subsection (3):

Notice

(3.1) A notice referred to in subsection (2) may be

(a) served personally;

(b) sent by registered or certified mail; or

(c) sent electronically, in the case of a bank, or credit union, as those terms are defined in subsection 123(1) of the Excise Tax Act, that has provided written consent to receive notices under subsection (2) electronically.

(3) Subsection 210(4) of the English version of the Excise Act, 2001 is replaced by the following:

Review of foreign information requirement

(4) If a person is served or sent a notice of a requirement under subsection (2), the person may, within 90 days after the day on which the notice is served or sent, apply to a judge for a review of the requirement.

(4) Subsection 210(6) of the English version of the Excise Act, 2001 is replaced by the following:

Requirement not unreasonable

(6) For the purposes of subsection (5), a requirement to provide information or a record shall not be considered to be unreasonable because the information or record is under the control of or available to a non-resident person that is not controlled by the person on which the notice of the requirement is served, or to which that notice is sent, if that person is related to the non-resident person.

(5) Subsection 210(8) of the English version of the Excise Act, 2001 is replaced by the following:

Consequence of failure

(8) If a person fails to comply substantially with a notice served or sent under subsection (2) and the notice is not set aside under subsection (5), any court having jurisdiction in a civil proceeding relating to the administration or enforcement of this Act shall, on the motion of the Minister, prohibit the introduction by that person of any foreign-based information or record described in that notice.

(6) Subsections (1) to (5) come into force on January 1, 2020.

39 (1) Section 301 of the Excise Act, 2001 is amended by adding the following after subsection (2):

Proof of electronic delivery

(2.1) If, under this Act, provision is made for sending a notice to a person electronically, an affidavit of an officer of the Agency, sworn before a commissioner or other person authorized to take affidavits, is evidence of the sending and of the notice if the affidavit sets out that

(a) the officer has knowledge of the facts in the particular case;

(b) the notice was sent electronically to the person on a named day; and

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(c) the officer identifies as exhibits attached to the affidavit copies of

(i) an electronic message confirming the notice has been sent to the person, and

(ii) the notice.

(2) Subsection (1) comes into force on January 1, 2020.

Support for Canadian Journalism

Qualified Donee Status

40 (1) Subsection 149(1) of the Act is amended by adding the following after paragraph (g):

Registered journalism organizations

(h) a registered journalism organization;

(2) Subsection (1) comes into force on January 1, 2020.

41 (1) The definition qualified donee in subsection 149.1(1) of the Act is amended by adding the following after paragraph (b):

(b.1) a registered journalism organization,

(2) Subsection 149.1(1) of the Act is amended by adding the following in alphabetical order:

qualifying journalism organization means a corporation or trust that meets the following conditions:

(a) it is a qualified Canadian journalism organization,

(b) it is constituted and operated for purposes exclusively related to journalism,

(c) any business activities it carries on are related to its purposes,

(d) it has a board of directors or trustees, each of whom deals at arm’s length with each other,

(e) it is not controlled, directly or indirectly in any manner whatever, by a person or by a group of persons that do not deal with each other at arm’s length,

(f) it may not, in a taxation year, receive gifts from any one source that represent more than 20% of its total revenues (including donations) for the taxation year, other than a gift

(i) made by way of bequest,

(ii) made within 12 months after the time the organization is first registered, or

(iii) approved, on a case-by-case basis, by the Minister, and

(g) no part of its income is payable to, or otherwise available for the personal benefit of, any proprietor, member, shareholder, director, trustee, settlor or like individual; (organisation journalistique admissible)

(3) Subsection 149.1(4.3) of the Act is replaced by the following:

Revocation of a qualified donee

(4.3) The Minister may, in the manner described in section 168, revoke the registration of a qualified donee referred to in paragraph (a) or (b.1) of the definition qualified donee in subsection (1) for any reason described in subsection 168(1).

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(4) Section 149.1 of the Act is amended by adding the following after subsection (14):

Information returns

(14.1) Every registered journalism organization shall, within six months from the end of each taxation year of the organization without notice or demand, file with the Minister both an information return and a public information return for the year in prescribed form and containing prescribed information including, for each donor whose total gifts to the organization in the year exceed $5,000, the name of the donor and the total amount donated.

(5) Paragraphs 149.1(15)(a) and (b) of the Act are replaced by the following:

(a) the information contained in a public information return referred to in subsection 149.1(14) or (14.1) shall be communicated or otherwise made available to the public by the Minister in such manner as the Minister deems appropriate;

(b) the Minister may make available to the public in any manner that the Minister considers appropriate, in respect of each registered, or previously registered, charity, Canadian amateur athletic association, registered journalism organization and qualified donee referred to in paragraph (a) of the definition qualified donee in subsection (1),

(i) its name, address and date of registration,

(ii) in the case of a registered, or previously registered, charity, Canadian amateur athletic association or registered journalism organization, its registration number, and

(iii) the effective date of any revocation, annulment or termination of registration; and

(6) Subsection 149.1(22) of the Act is replaced by the following:

Refusal to register

(22) The Minister may, by registered mail, give notice to a person that the application of the person for registration as a registered charity, registered Canadian amateur athletic association, registered journalism organization or qualified donee referred to in subparagraph (a)(i) or (iii) of the definition qualified donee in subsection (1) is refused.

(7) Subsections (1) to (6) come into force on January 1, 2020.

42 (1) Paragraph 168(1)(c) of the Act is replaced by the following:

(c) in the case of a registered charity, registered Canadian amateur athletic association or registered journalism organization, fails to file an information return as and when required under this Act or a regulation;

(2) Paragraph 168(1)(f) of the Act is replaced by the following:

(f) in the case of a registered Canadian amateur athletic association or registered journalism organization, accepts a gift the granting of which was expressly or implicitly conditional on the association or organization making a gift to another person, club, society, association or organization.

(3) Subsection 168(2) of the Act is replaced by the following:

Revocation of registration

(2) If the Minister gives notice under subsection 168(1) to a registered charity, to a registered Canadian amateur athletic association or to a registered journalism organization,

(a) if it has applied to the Minister in writing for the revocation of its registration, the Minister shall, forthwith after the mailing of the notice, publish a copy of the notice in the Canada Gazette, and on that publication of a copy of the notice, the registration is revoked; and

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(b) in any other case, the Minister may, after the expiration of 30 days from the day of mailing of the notice, or after the expiration of such extended period from the day of mailing of the notice as the Federal Court of Appeal or a judge of that Court, on application made at any time before the determination of any appeal pursuant to subsection 172(3) from the giving of the notice, may fix or allow, publish a copy of the notice in the Canada Gazette, and on that publication of a copy of the notice, the registration is revoked.

(4) Paragraph 168(4)(c) of the Act is replaced by the following:

(c) in the case of a person described in any of subparagraphs (a)(i) to (v) and paragraph (b.1) of the definition qualified donee in subsection 149.1(1), that is or was registered by the Minister as a qualified donee or is an applicant for such registration, it objects to a notice under any of subsections (1) and 149.1(4.3) and (22).

(5) Subsections (1) to (4) come into force on January 1, 2020.

43 (1) Paragraph 172(3)(a.2) of the Act is replaced by the following:

(a.2) confirms a proposal or decision in respect of which a notice was issued under any of subsections 149.1(4.3), (22) and 168(1) by the Minister, to a person that is a person described in any of subparagraphs (a)(i) to (v) and paragraph (b.1) of the definition qualified donee in subsection 149.1(1) that is or was registered by the Minister as a qualified donee or is an applicant for such registration, or does not confirm or vacate that proposal or decision within 90 days after service of a notice of objection by the person under subsection 168(4) in respect of that proposal or decision,

(2) Subsection (1) comes into force on January 1, 2020.

44 (1) Subsection 188.1 (6) of the Act is replaced by the following:

Failure to file information returns

(6) Every registered charity, registered Canadian amateur athletic association and registered journalism organization that fails to file a return for a taxation year as and when required by subsection 149.1(14) or (14.1) is liable to a penalty equal to $500.

(2) Subsection 188.1(7) of the Act is replaced by the following:

Incorrect information

(7) Except where subsection (8) or (9) applies, every registered charity, registered Canadian amateur athletic association and registered journalism organization that issues, in a taxation year, a receipt for a gift otherwise than in accordance with this Act and the regulations is liable for the taxation year to a penalty equal to 5% of the amount reported on the receipt as representing the amount in respect of which a taxpayer may claim a deduction under subsection 110.1(1) or a credit under subsection 118.1(3).

(3) Subsection 188.1(8) of the Act is replaced by the following:

Increased penalty for subsequent assessment

(8) Except where subsection (9) applies, if the Minister has, less than five years before a particular time, assessed a penalty under subsection (7) or this subsection for a taxation year of a registered charity, registered Canadian amateur athletic association or registered journalism organization and, after that assessment and in a subsequent taxation year, it issues, at the particular time, a receipt for a gift otherwise than in accordance with this Act and the regulations, it is liable for the subsequent taxation year to a penalty equal to 10% of the amount reported on the receipt as representing the amount in respect of which a taxpayer may claim a deduction under subsection 110.1(1) or a credit under subsection 118.1(3).

(4) Subsection 188.1(9) of the Act is replaced by the following:

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False information

(9) If at any time a person makes or furnishes, participates in the making of or causes another person to make or furnish a statement that the person knows, or would reasonably be expected to know but for circumstances amounting to culpable conduct (within the meaning assigned by subsection 163.2(1)), is a false statement (within the meaning assigned by subsection 163.2(1)) on a receipt issued by, on behalf of or in the name of another person for the purposes of subsection 110.1(2) or 118.1(2), the person (or, where the person is an officer, employee, official or agent of a registered charity, registered Canadian amateur athletic association or registered journalism organization, the charity, association or organization) is liable for their taxation year that includes that time to a penalty equal to 125% of the amount reported on the receipt as representing the amount in respect of which a taxpayer may claim a deduction under subsection 110.1(1) or a credit under subsection 118.1(3).

(5) Subsections (1) to (4) come into force on January 1, 2020.

45 (1) The portion of subsection 188.2(1) of the Act before paragraph (a) is replaced by the following:

Notice of suspension with assessment

188.2 (1) The Minister shall, with an assessment referred to in this subsection, give notice by registered mail to a registered charity, registered Canadian amateur athletic association or registered journalism organization that its authority to issue an official receipt referred to in Part XXXV of the Income Tax Regulations is suspended for one year from the day that is seven days after the day on which the notice is mailed, if the Minister has assessed the charity, association or organization for a taxation year for

(2) Subsection 188.2(2.1) of the Act is replaced by the following:

Suspension—failure to report

(2.1) If a registered charity, a registered Canadian amateur athletic association or a registered journalism organization fails to report information that is required to be included in a return filed under subsection 149.1(14) or (14.1), the Minister may give notice by registered mail to the charity, association or organization that its authority to issue an official receipt referred to in Part XXXV of the Income Tax Regulations is suspended from the day that is seven days after the day on which the notice is mailed until such time as the Minister notifies the charity, association or organization that the Minister has received the required information in prescribed form.

(3) Subsections (1) and (2) come into force on January 1, 2020.

46 (1) The portion of subsection 230(2) of the Act before paragraph (a) is replaced by the following:

Records and books

(2) Every qualified donee referred to in paragraphs (a) to (c) of the definition qualified donee in subsection 149.1(1) shall keep records and books of account—in the case of a qualified donee referred to in any of subparagraphs (a)(i) and (iii) and paragraphs (b), (b.1) and (c) of that definition, at an address in Canada recorded with the Minister or designated by the Minister—containing

(2) Subsection (1) comes into force on January 1, 2020.

47 (1) The portion of subsection 241(3.2) of the Act before paragraph (a) is replaced by the following:

Certain qualified donees

(3.2) An official may provide to any person the following taxpayer information relating to another person (in this subsection referred to as the “registrant”) that was at any time a registered charity, registered Canadian amateur athletic association or registered journalism organization:

(2) Paragraph 241(3.2)(f) of the Act is replaced by the following:

(f) financial statements required to be filed with an information return referred to in subsection 149.1(14) or (14.1);

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(3) Subsections (1) and (2) come into force on January 1, 2020.

48 (1) Subsection 248(1) of the Act is amended by adding the following in alphabetical order:

registered journalism organization means a qualifying journalism organization (as defined in subsection 149.1(1)) that has applied to the Minister in prescribed form for registration, that has been registered and whose registration has not been revoked; (organisation journalistique enregistrée)

(2) Subsection (1) comes into force on January 1, 2020.

49 (1) The portion of subsection 253.1(2) of the Act before paragraph (a) is replaced by the following:

Investments in limited partnerships

(2) For the purposes of section 149.1 and subsections 188.1(1) and (2), if a registered charity, a registered Canadian amateur athletic association or a registered journalism organization holds an interest as a member of a partnership, the member shall not, solely because of its acquisition and holding of that interest, be considered to carry on any business of the partnership if

(2) Subsection (1) comes into force on January 1, 2020.

50 (1) The definition registered organization in section 3500 of the Regulations is replaced by the following:

registered organization means a registered charity, a registered Canadian amateur athletic association, registered journalism organization or a registered national arts service organization. (organisation enregistrée)

(2) Subsection (1) comes into force on January 1, 2020.

51 (1) Paragraphs 5800(1)(d) and (e) of the Regulations are replaced by the following:

(d) in respect of

(i) any record of the minutes of meetings of the executive of a registered charity, registered Canadian amateur athletic association or registered journalism organization,

(ii) any record of the minutes of meetings of the members of a registered charity, registered Canadian amateur athletic association or registered journalism organization, and

(iii) all documents and by-laws governing a registered charity, registered Canadian amateur athletic association or registered journalism organization,

the period ending on the day that is two years after the date on which the registration of the registered charity, the registered Canadian amateur athletic association or the registered journalism organization under the Act is revoked;

(e) in respect of all records and books of account that are not described in paragraph (d) and that relate to a registered charity, registered Canadian amateur athletic association or registered journalism organization whose registration under the Act is revoked, and in respect of the vouchers and accounts necessary to verify the information in such records and books of account, the period ending on the day that is two years after the date on which the registration of the registered charity, the registered Canadian amateur athletic association or the registered journalism organization under the Act is revoked;

(2) Subsection (1) comes into force on January 1, 2020.

Refundable Labour Tax Credit

52 (1) Subsection 87(2) of the Act is amended by adding the following after paragraph (j.95):

Journalism organizations

(j.96) for the purposes of section 125.6, the new corporation is deemed to be the same corporation as, and a continuation of, each predecessor corporation;

(2) Subsection (1) is deemed to have come into force on January 1, 2019.

53 (1) The Act is amended by adding the following after section 125.5:

Definitions

125.6 (1) The following definitions apply in this section.

assistance means an amount, other than an amount deemed under subsection (2) to have been paid, that would be included under paragraph 12(1)(x) in computing the income of a taxpayer for any taxation year if that paragraph were read without reference to

(a) subparagraphs 12(1)(x)(v) to (viii), if the amount were received

(i) from a person or partnership described in subparagraph 12(1)(x)(ii), or

(ii) in circumstances where clause 12(1)(x)(i)(C) applies; and

(b) subparagraphs 12(1)(x)(v) to (vii), in any other case, (montant d’aide)

eligible newsroom employee, in respect of a qualified Canadian journalism organization in a taxation year, means an individual who

(a) is employed by the organization in the taxation year;

(b) works, on average, a minimum of 26 hours per week throughout the portion of the taxation year in which the individual is employed by the organization;

(c) at any time in the taxation year, has been, or is reasonably expected to be, employed by the organization for a minimum period of 40 consecutive weeks that includes that time;

(d) spends at least 75% of their time engaged in the production of news content, including by researching, collecting information, verifying facts, photographing, writing, editing, designing and otherwise preparing content; and

(e) meets any prescribed conditions, (employé de salle de presse admissible)

qualifying journalism organization, at any time, means a qualified Canadian journalism organization that meets the following conditions:

(a) it is primarily engaged in the production of original written news content;

(b) it does not carry on a broadcasting undertaking as defined in subsection 2(1) of the Broadcasting Act;

(c) it does not, in the taxation year in which the time occurs, receive an amount from the Aid to Publishers component of the Canada Periodical Fund; and

(d) if it is a corporation having share capital, it meets the conditions in subparagraph (e)(iii) of the definition Canadian newspaper in subsection 19(5). (organisation journalistique admissible)

qualifying labour expenditure, of a taxpayer for a taxation year in respect of an eligible newsroom employee, means the lesser of

(a) the amount determined by the formula

$55,000 x A/365

where

A is the lesser of 365 and the number of days in the taxation year, and

(b) the amount that is the salary or wages payable by the taxpayer to the eligible newsroom employee in respect of the portion of the taxation year throughout which the taxpayer is a qualified Canadian journalism organization. (dépense de main-d´œuvre admissible)

Tax credit

(2) A taxpayer that is a qualifying journalism organization at any time in a taxation year and that files a prescribed form containing prescribed information with its return of income for the year is deemed to have, on its balance-due day for the year, paid on account of its tax payable under this Part for the year an amount determined by the formula

0.25 x (A – B)

where

A	is the total of all amounts each of which is a qualifying labour expenditure of the qualified Canadian journalism organization for the year in respect of an eligible newsroom employee; and

B

is the total of all amounts each of which is an amount of assistance that the taxpayer has received, is entitled to receive or can reasonably be expected to receive, in respect of the year that has not been repaid before the end of the year pursuant to a legal obligation to do so (and that does not reduce the amount determined for A).

When assistance received

(3) For the purposes of this Act other than this section, and for greater certainty, the amount that a corporation is deemed under subsection (2) to have paid for a taxation year is assistance received by the corporation from a government immediately before the end of the year.

(2) Subsection (1) is deemed to have come into force on January 1, 2019. For greater certainty, it does not apply in respect of salary or wages that are in respect of a period before January 1, 2019.

54 (1) Paragraph 152(1)(b) of the Act is replaced by the following:

(b) the amount of tax, if any, deemed by subsection 120(2) or (2.2), 122.5(3), 122.51(2), 122.7(2) or (3), 122.8(4), 122.9(2), 122.91(1), 125.4(3), 125.5(3), 125.6(2), 127.1(1), 127.41(3) or 210.2(3) or (4) to be paid on account of the taxpayer’s tax payable under this Part for the year.

(2) Subsection (1) is deemed to have come into force on January 1, 2019.

55 (1) Paragraph 157(3)(e) of the Act is replaced by the following:

(e) 1/12 of the total of the amounts each of which is deemed by subsection 125.4(3), 125.5(3), 125.6(2), 127.1(1) or 127.41(3) to have been paid on account of the corporation’s tax payable under this Part for the year.

(2) Subsection (1) is deemed to have come into force on January 1, 2019.

56 (1) Paragraph 157(3.1)(c) of the Act is replaced by the following:

(c) 1/4 of the total of the amounts each of which is deemed by subsection 125.4(3), 125.5(3), 125.6(2), 127.1(1) or 127.41(3) to have been paid on account of the corporation’s tax payable under this Part for the taxation year.

(2) Subsection (1) is deemed to have come into force on January 1, 2019.

57 (1) Subsection 163(2) of the Act is amended by striking out “and” at the end of paragraph (f), by adding “and” at the end of paragraph (g) and by adding the following after paragraph (g):

(h) the amount, if any, by which

(i) the amount that would be deemed by subsection 125.6(2) to have been paid for the year by the person if that amount were calculated by reference to the information provided in the return filed for the year pursuant to that subsection exceeds

(ii) the amount that is deemed by that subsection to be paid for the year by the person.

(2) Subsection (1) is deemed to have come into force on January 1, 2019.

58 (1) Subparagraph 164(1)(a)(ii) of the Act is replaced by the following:

(ii) before sending the notice of assessment for the year, where the taxpayer is a qualified corporation (as defined in subsection 125.4(1)), an eligible production corporation (as defined in subsection 125.5(1)) or a qualified Canadian journalism organization and an amount is deemed under subsection 125.4(3), 125.5(3) or 125.6(2) to have been paid on account of its tax payable under this Part for the year, refund all or part of any amount claimed in the return as an overpayment for the year, not exceeding the total of those amounts so deemed to have been paid, and

(2) Subsection (1) is deemed to have come into force on January 1, 2019.

59 (1) Paragraph 241(4)(d) of the Act is amended by adding the following after subparagraph (xvi):

(xvi.1) to a person employed or engaged in the service of an office or agency, of the Government of Canada or of a province, whose mandate includes the provision of assistance (as defined in subsection 125.6(1)) in respect of qualified Canadian journalism organizations, solely for the purpose of the administration or enforcement of the program under which the assistance is offered,

(xvi.2) to a body referred to in paragraph (b) of the definition qualified Canadian journalism organization in subsection 248(1), solely for the purpose of determining eligibility for designation under that paragraph,

(2) Subsection (1) is deemed to have come into force on January 1, 2019.

60 (1) Subsection 248(1) of the Act is amended by adding the following in alphabetical order:

qualified Canadian journalism organization, at any time, means a corporation, partnership or trust that

(a) meets the following conditions:

(i) in the case of a corporation,

(A) it is incorporated under the laws of Canada or a province,

(B) the chairperson or other presiding officer, and at least 3/4 of the directors or other similar officers, are citizens of Canada, and

(C) it is resident in Canada,

(ii) in the case of a partnership,

(A) it is formed under the laws of a province, and

(B) individuals who are citizens of Canada or persons, or partnerships, described in any of subparagraphs (i) to (iii) hold interests in the partnership

(I) representing in value at least 75% of the total value of the partnership property, and

(II) that result in at least 75% of each income or loss of the partnership from any source being included in the determination of their incomes,

(iii) in the case of a trust,

(A) it is formed under the laws of a province,

(B) it is resident in Canada, and

(C) if interests as a beneficiary under the trust are held by one or more persons or partnerships, at least 75% of the fair market value of all interests as a beneficiary under the trust are held by

(I) individuals who are citizens of Canada, or

(II) persons or partnerships described in any of subparagraphs (i) to (iii),

(iv) it operates in Canada, including that its content is edited, designed and, except in the case of digital content, published in Canada,

(v) it is primarily engaged in the production of original news content which

(A) must be primarily focused on matters of general interest and reports of current events, including coverage of democratic institutions and processes, and

(B) must not be primarily focused on a particular topic such as industry-specific news, sports, recreation, arts, lifestyle or entertainment,

(vi) it regularly employs two or more journalists who deal at arm’s length with the organization in the production of its content,

(vii) it is not significantly engaged in the production of content

(A) to promote the interests, or report on the activities, of an organization, an association or its members,

(B) for a government, Crown corporation or government agency, or

(C) to promote goods or services, and

(viii) it is not a Crown corporation, municipal corporation or government agency; and

(b) is designated at that time by a body prescribed for the purpose of this definition; (organisation journalistique canadienne qualifiée)

(2) Subsection (1) is deemed to have come into force on January 1, 2019.

Personal Income Tax Credit for Digital Subscriptions

61 (1) The Act is amended by adding the following after section 118.01:

Definitions

118.02 (1) The following definitions apply in this section.

digital news subscription, of an individual with a qualified Canadian journalism organization, means an agreement entered into between the individual and the qualified Canadian journalism organization, if

(a) the agreement entitles an individual to access content of the qualified Canadian journalism organization in digital form; and

(b) the qualified Canadian journalism organization is primarily engaged in the production of original written news content and is not engaged in a broadcasting undertaking as defined in subsection 2(1) of the Broadcasting Act. (abonnement aux nouvelles numériques)

qualifying subscription expense, for a taxation year, means the amount paid in the year for a digital news subscription of an individual with a qualified Canadian journalism organization and, for this purpose, if the digital news subscription provides access to content in non-digital form or content other than content of qualified Canadian journalism organizations, the amount considered to be paid for the digital news subscription shall not exceed

(a) the cost of a comparable digital news subscription with the qualified Canadian journalism organization that solely provides access to content of qualified Canadian journalism organizations in digital form; and

(b) if there is no such comparable digital news subscription, 1/2 of the amount actually paid. (dépense pour abonnement admissible)

Digital news subscription tax credit

(2) For the purpose of computing the tax payable under this Part by an individual for a taxation year that is before 2025, there may be deducted the amount determined by the formula

A x B

where

A	is the appropriate percentage for the year; and

B	is the lesser of

(a) $500, and

(b) the total of all amounts each of which is a qualifying subscription expense of the individual for the year.

Apportionment of credit

(3) If more than one individual is entitled to a deduction under this section for a taxation year in respect of a qualifying subscription expense, the total of all amounts so deductible shall not exceed the maximum amount that would be so deductible for the year by any one of those individuals in respect of the qualifying subscription expense, if that individual were the only individual entitled to deduct an amount for the year under this section, and if the individuals cannot agree as to what portion of the amount each can so deduct, the Minister may fix the portions.

(2) Subsection (1) applies to the 2020 and subsequent taxation years.

62 (1) Section 118.92 of the Act is replaced by the following:

Ordering of credits

118.92 In computing an individual’s tax payable under this Part, the following provisions shall be applied in the following order: subsections 118(1) and (2), section 118.7, subsections 118(3) and (10) and sections 118.01, 118.02, 118.04, 118.041, 118.05, 118.06, 118.07, 118.3, 118.61, 118.5, 118.9, 118.8, 118.2, 118.1, 118.62 and 121.

(2) Subsection (1) comes into force on January 1, 2020.

63 Section 241 of the Act is amended by adding the following after subsection (3.3):

Information may be communicated

(3.4) The Minister may communicate or otherwise make available to the public, in any manner that the Minister considers appropriate, the following taxpayer information:

(a) the names of each organization with respect to which an individual can be entitled to a deduction under subsection 118.02(2); and

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(b) the start and, if applicable, end of the period in which paragraph (a) applies in respect of any particular organization.

Business Investment in Zero-Emission Vehicles

64 (1) Subsection 13(7) of the Act is amended by striking out “and” at the end of paragraph (g), by adding “and” at the end of paragraph (h) and by adding the following after paragraph (h):

(i) if the cost to a taxpayer of a zero-emission passenger vehicle exceeds the prescribed amount,

(i) the capital cost to the taxpayer of the vehicle is deemed to be equal to the prescribed amount, and

(ii) for the purposes of paragraph (a) of the description of F in the definition undepreciated capital cost in subsection (21), the proceeds of disposition of the vehicle are deemed to be the amount determined by the formula

A x B/C

where

A	is the amount that would, in the absence of this subparagraph, be the proceeds of disposition of the vehicle,

B	is

(a) if the vehicle is disposed of to a person or partnership with which the taxpayer deals at arm’s length, the capital cost to the taxpayer of the vehicle, and

(b) in any other case, the cost to the taxpayer of the vehicle, and

C	is the cost to the taxpayer of the vehicle.

(2) Subsection (1) is deemed to have come into force on Budget Day.

65 (1) The portion of subsection 20(4) of the Act before paragraph (a) is replaced by the following:

Bad debts — dispositions of depreciable property

(4) If an amount that is owing to a taxpayer as or on account of the proceeds of disposition of depreciable property (other than a timber resource property, a passenger vehicle to which paragraph 13(7)(g) applies or a zero-emission passenger vehicle to which paragraph 13(7)(i) applies) of the taxpayer of a prescribed class is established by the taxpayer to have become a bad debt in a taxation year, there may be deducted in computing the taxpayer’s income for the year the lesser of

(2) Section 20 of the Act is amended by adding the following after subsection (4.1):

Bad debts — zero-emission passenger vehicles

(4.11) If an amount that is owing to a taxpayer as or on account of the proceeds of disposition of a zero-emission passenger vehicle of the taxpayer to which paragraph 13(7)(i) applies is established by the taxpayer to have become a bad debt in a taxation year, there may be deducted in computing the taxpayer’s income for the year the lesser of

(a) the amount that would be determined by the formula in subparagraph 13(7)(i)(ii) in respect of the disposition if the amount determined for A in the formula were the amount owing to the taxpayer, and

(b) the amount determined by the formula

A – B

where

A is the capital cost to the taxpayer of the vehicle, and

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B

is the amount that would be determined by the formula in subparagraph 13(7)(i)(ii) in respect of the disposition if the amount determined for A in the formula were the total amount, if any, realized by the taxpayer on account of the proceeds of disposition.

(3) Subsections (1) and (2) are deemed to have come into force on Budget Day.

66 (1) The portion of section 67.2 of the Act before the formula is replaced by the following:

Interest on money borrowed for certain vehicles

67.2 For the purposes of this Act, if an amount is paid or payable for a period by a person in respect of interest on borrowed money used to acquire a passenger vehicle or zero-emission passenger vehicle, or on an amount paid or payable for the acquisition of such a vehicle, then in computing the person’s income for a taxation year the amount of interest so paid or payable is deemed to be the lesser of the actual amount paid or payable and the amount determined by the formula

(2) Subsection (1) is deemed to have come into force on Budget Day.

67 (1) The Act is amended by adding the following after section 67.4:

More than one owner

67.41 If a person owns a zero-emission passenger vehicle jointly with one or more other persons, any reference in paragraph 13(7)(i) to the prescribed amount and in section 67.2 to the amount of $250 or such other amount as may be prescribed is to be read as a reference to that proportion of each of those amounts that the fair market value of the first-mentioned person’s interest in the vehicle is of the fair market value of the interests in the vehicle of all those persons.

(2) Subsection (1) is deemed to have come into force on Budget Day.

68 (1) Subsection 85(1) of the Act is amended by adding the following after paragraph (e.4):

(e.5) if the property is depreciable property of a prescribed class of the taxpayer that is a zero-emission passenger vehicle to which paragraph 13(7)(i) applies and the taxpayer and the corporation do not deal at arm’s length,

(i) the amount that the taxpayer and the corporation have agreed on in their election in respect of the vehicle is deemed to be an amount equal to the cost amount to the taxpayer of the vehicle immediately before the disposition, and

(ii) for the purposes of subsection 6(2), the cost to the corporation of the vehicle is deemed to be an amount equal to its fair market value immediately before the disposition;

(2) Subsection (1) is deemed to have come into force on Budget Day.

69 (1) The definition passenger vehicle in subsection 248(1) of the Act is replaced by the following:

passenger vehicle means an automobile

(a) acquired after June 17, 1987, other than an automobile that is acquired after that date pursuant to an obligation in writing entered into before June 18, 1987 or that is a zero-emission vehicle, or

(b) leased under a lease entered into, extended or renewed after June 17, 1987; (voiture de tourisme)

(2) Subsection 248(1) of the Act is amended by adding the following definitions in alphabetical order:

zero-emission passenger vehicle, of a taxpayer, means an automobile of the taxpayer that is included in Class 54 of Schedule II to the Income Tax Regulations; (voiture de tourisme zéro émission)

zero-emission vehicle, of a taxpayer, means a motor vehicle that

(a) is a plug-in hybrid with a battery capacity of at least 15 kWh or is fully

(i) electric, or

(ii) powered by hydrogen,

(b) is acquired, and becomes available for use, by the taxpayer on or after Budget Day and before 2028, and

(c) is not a vehicle

(i) that has been used, or acquired for use, for any purpose before it was acquired by the taxpayer, or

(ii) in respect of which

(A) the taxpayer has, at any time, made an election under subsection 1103(2j) of the Income Tax Regulations,

(B) assistance has been paid by the Government of Canada under a prescribed program, or

(C) an amount has been deducted under paragraph 20(1)(a) or subsection 20(16) by another person or partnership. (véhicule zéro émission)

(3) Subsections 248(17) and (17.1) of the Act are replaced by the following:

Application of subsection (16) to certain vehicles and aircraft

(17) If the input tax credit of a taxpayer under Part IX of the Excise Tax Act in respect of a passenger vehicle, zero-emission passenger vehicle or aircraft is determined with reference to subsection 202(4) of that Act, subparagraphs (16)(a)(i) to (iii) are to be read as they apply in respect of the vehicle or aircraft, as the case may be, as follows:

“(i) at the beginning of the first taxation year or fiscal period of the taxpayer commencing after the end of the taxation year or fiscal period, as the case may be, in which the goods and services tax in respect of such property was considered for the purposes of determining the input tax credit to be payable, if the tax was considered for the purposes of determining the input tax credit to have become payable in the reporting period, or

(ii) if no such tax was considered for the purposes of determining the input tax credit to have become payable in the reporting period, at the end of the reporting period; or”.

Application of subsection (16.1) to certain vehicles and aircraft

(17.1) If the input tax refund of a taxpayer under An Act respecting the Québec sales tax, R.S.Q., c. T-0.1, in respect of a passenger vehicle, zero-emission passenger vehicle or aircraft is determined with reference to section 252 of that Act, subparagraphs (16.1)(a)(i) to (iii) are to be read as they apply in respect of the vehicle or aircraft, as the case may be, as follows:

“(i) at the beginning of the first taxation year or fiscal period of the taxpayer that begins after the end of the taxation year or fiscal period, as the case may be, in which the Quebec sales tax in respect of such property was considered for the purposes of determining the input tax refund to be payable, if the tax was considered for the purposes of determining the input tax refund to have become payable in the reporting period, or

(ii) if no such tax was considered for the purposes of determining the input tax refund to have become payable in the reporting period, at the end of the reporting period; or”.

(4) Subsections (1) to (3) are deemed to have come into force on Budget Day.

70 (1) Paragraph 1100(1)(a) of the Regulations is amended by striking out “and” at the end of subparagraph (xxxviii) and by adding the following after subparagraph (xxxix):

(xl) of Class 54, 30 per cent, and

(xli) of Class 55, 40 per cent,

(2) Subsection 1100(2) of the Regulations is amended by incorporating the following into the formula contained in the Notice of Ways and Means Motion to amend the Income Tax Act and the Income Tax Regulations tabled in the House of Commons on November 21, 2018:

X(Y – Z)

where

X is

(a) if the class is Class 54

(i) 2 1/3, in respect of property that becomes available for use before 2024,

(ii) 1 1/2, in respect of property that becomes available for use in 2024 or 2025, and

(iii) 5/6, in respect of property that becomes available for use after 2025, and

(b) if the class is Class 55

(i) 1 1/2, in respect of property that becomes available for use before 2024,

(ii) 7/8, in respect of property that becomes available for use in 2024 or 2025, and

(iii) 3/8, in respect of property that becomes available for use after 2025;

Y

is the total of all amounts each of which is an amount included, in respect of the class, under element A of the definition undepreciated capital cost in subsection 13(21) of the Act in respect of a property that became available for use by the taxpayer in the year; and

Z	is the total of all amounts each of which is an amount included, in respect of the class, under element F of that definition in respect of property disposed of in the year.

71 (1) The portion of subsection 1102(14) of the Regulations before paragraph (a) is replaced by the following:

(14) Subject to subsections (14.11) to (14.13), for the purposes of this Part and Schedule II, if a property is acquired by a taxpayer

(2) Section 1102 of the Regulations is amended by adding the following after subsection (14.12):

(14.13) Subsection (14) does not apply to an acquisition of property by a taxpayer from a person in respect of which the property is a zero-emission vehicle included in Class 54 or 55.

(3) Section 1102 of the Regulations is amended by adding the following after subsection (25):

(26) For the purpose of clause (c)(ii)(B) of the definition zero-emission vehicle in subsection 248(1) of the Act, the federal purchase incentive described in the budget documents tabled by the Minister of Finance on Budget Day is a prescribed program.

(4) Subsections (1) to (3) are deemed to have come into force on Budget Day.

72 (1) Section 1103 of the Regulations is amended by adding the following after subsection (2i):

(2j) A taxpayer may, in its return of income filed with the Minister on or before its filing-due date for the taxation year in which a property is acquired, elect not to include the property in Class 54 or 55 in Schedule II, as the case may be.

(2) Subsection (1) is deemed to have come into force on Budget Day.

73 (1) Section 7307 of the Regulations is amended by adding the following after subsection (1):

(1.1) For the purposes of paragraph 13(7)(i) of the Act, the amount prescribed in respect of a zero-emission passenger vehicle of a taxpayer is the amount determined by the formula

A + B

where

A	is $55,000; and

B

is the sum that would have been payable in respect of federal and provincial sales taxes on the acquisition of the vehicle if it had been acquired by the taxpayer at a cost equal to A, before the application of the federal and provincial sales taxes.

(2) Subsection (1) is deemed to have come into force on Budget Day.

74 (1) Schedule II to the Regulations is amended by adding the following after Class 53:

CLASS 54

Property that is a zero-emission vehicle that is not included in Class 16 or 55.

CLASS 55

Property that is a zero-emission vehicle that would otherwise be included in Class 16.

(2) Subsection (1) is deemed to have come into force on Budget Day.

Small Business Deduction – Farming and Fishing

75 (1) The definition specified cooperative income in subsection 125(7) of the Act is repealed.

(2) The portion of subparagraph (a)(i) of the definition specified corporate income in subsection 125(7) of the Act before clause (A) is replaced by the following:

(i) the total of all amounts each of which is income (other than specified farming or fishing income of the corporation for the year) from an active business of the corporation for the year from the provision of services or property to a private corporation (directly or indirectly, in any manner whatever) if

(3) Subsection 125(7) of the Act is amended by adding the following in alphabetical order:

specified farming or fishing income, of a particular corporation for a taxation year, means income of the particular corporation (other than an amount included in the particular corporation’s income under subsection 135(7)), if

(a) the income is from the sale of the farming products or fishing catches of the particular corporation’s farming or fishing business to another corporation, and

(b) the particular corporation deals at arm’s length with the other corporation; (revenu d’agriculture ou de pêche déterminé)

(4) Subsections (1) to (3) apply to taxation years that begin after March 21, 2016. Any assessment of a taxpayer’s tax, interest and penalties payable under the Act for any taxation year that ends before Budget Day that would, in the absence of this subsection, be precluded because of subsections 152(4) to (5) of the Act is to be made to the extent necessary to take into account subsections (1) to (3).

Scientific Research and Experimental Development Program

76 (1) Paragraph 87(2)(j.6) of the Act is replaced by the following:

Continuing corporation

(j.6) for the purposes of paragraphs 12(1)(t) and (x), subsections 12(2.2) and 13(7.1), (7.4) and (24), paragraphs 13(27)(b) and (28)(c), subsections 13(29) and 18(9.1), paragraphs 20(1)(e), (e.1) and (hh), sections 20.1 and 32, paragraph 37(1)(c), subsection 39(13), subparagraphs 53(2)(c)(vi) and (h)(ii), paragraph 53(2)(s), subsections 53(2.1), 66(11.4), 66.7(11) and 127(10.2), section 139.1, subsection 152(4.3), the determination of D in the definition undepreciated capital cost in subsection 13(21) and the determination of L in the definition cumulative Canadian exploration expense in subsection 66.1(6), the new corporation is deemed to be the same corporation as, and a continuation of, each predecessor corporation;

(2) Paragraph 87(2)(oo) of the Act is repealed.

(3) Subsections (1) and (2) apply to taxation years that end on or after Budget Day.

77 (1) Paragraph 88(1)(e.8) of the Act is repealed.

(2) Subsection (1) applies to taxation years that end on or after Budget Day.

78 (1) Subsection 127(10.2) of the Act is replaced by the following:

Expenditure limit

(10.2) For the purpose of subsection (10.1), a particular corporation’s expenditure limit for a particular taxation year is the amount determined by the formula

$3 million x ($40 million – A)/$40 million

where

A is

(a) nil, if the following amount is less than or equal to $10 million:

(i) if the particular corporation is not associated with any other corporation in the particular taxation year, the amount that is its taxable capital employed in Canada (within the meaning assigned by section 181.2 or 181.3) for its immediately preceding taxation year, and

(ii) if the particular corporation is associated with one or more other corporations in the particular taxation year, the amount that is the total of all amounts, each of which is the taxable capital employed in Canada (within the meaning assigned by section 181.2 or 181.3) of the particular corporation for its, or of one of the other corporations for its, last taxation year that ended in the last calendar year that ended before the end of the particular taxation year, and

(b) in any other case, the lesser of $40 million and the amount by which the amount determined under subparagraph (a)(i) or (ii), as the case may be, exceeds $10 million.

(2) Subsection 127(10.6) of the Act is amended by adding “and” at the end of paragraph (a), by striking out “and” at the end of paragraph (b) and by repealing paragraph (c).

(3) Subsections (1) and (2) apply to taxation years that end on or after Budget Day.

Canadian-Belgian Co-productions – Canada Film or Video Production Tax Credit

79 (1) Subsection 1106(3) of the Regulations is amended by striking out “and” at the end of paragraph (d), by adding “and” at the end of paragraph (e) and by adding the following after paragraph (e):

(f) the Memorandum of Understanding between the Government of Canada and the Respective Governments of the Flemish, French and German-speaking Communities of the Kingdom of Belgium concerning Audiovisual Coproduction.

(2) Subsection (1) is deemed to have come into force on March 12, 2018.

Character Conversion Transactions

80 (1) Subparagraph (b)(i) of the definition derivative forward agreement in subsection 248(1) of the Act is replaced by the following:

(i) revenue, income or cashflow in respect of the property over the term of the agreement, changes in the fair market value of the property over the term of the agreement, or any similar criteria in respect of the property unless

(A) the property is

(I) a Canadian security (in this subparagraph as defined in subsection 39(6)), or

(II) an interest in a partnership the fair market value of which is derived, in whole or in part, from a Canadian security,

(B) the purchase agreement is an agreement to acquire property from

(I) a tax-indifferent investor, or

(II) a financial institution (as defined in subsection 142.2(1)), and

(C) it can reasonably be considered that one of the main purposes of the series of transactions or events, or any transaction or event in the series, of which the purchase agreement is part is for all or any portion of the capital gain on a disposition of a Canadian security referred to in clause (A)—as part of the same series of transactions or events—to be attributable to amounts paid or payable on the Canadian security by the issuer of the Canadian security during the term of the purchase agreement as

(I) interest,

(II) dividends, or

(III) income of a trust other than income paid out of the taxable capital gains of the trust,

(2) Subsection (1) is deemed to have come into force on Budget Day. However, it does not apply before 2020 in respect of

(a) an agreement that is entered into after the final settlement of another derivative forward agreement (in this paragraph referred to as the “prior agreement”) if

(i) having regard to the source of the funds used to purchase the property to be sold under the agreement, it is reasonable to conclude that the agreement is a continuation of the prior agreement,

(ii) the terms of the agreement and the prior agreement are substantially similar,

(iii) the final settlement date under the agreement is before 2020,

(iv) subsection (1) does not apply to the prior agreement, and

(v) the notional amount of the agreement is at all times less than or equal to the amount determined by the formula

(A + B + C + D + E) – (F + G)

where

A is the notional amount of the agreement when it is entered into,

B is the total of all amounts each of which is an increase in the notional amount of the agreement, at or before that time, that is attributable to the underlying interest,

C	is the amount of the taxpayer’s cash on hand immediately before Budget Day that was committed, before Budget Day, to be invested under the agreement,

D

is the total of all amounts each of which is an increase, at or before that time, in the notional amount of the agreement that is attributable to the final settlement of another derivative forward agreement if subsection (1) does not apply to the other agreement,

E	is the lesser of

(A) either

(I) if the prior agreement was entered into before Budget Day, the amount, if any, by which the amount determined under subparagraph (i) of the description of F in paragraph (b) for the prior agreement immediately before it was finally settled exceeds the total determined under subparagraph (ii) of the description of F in paragraph (b) for the prior agreement immediately before it was finally settled, or

(II) in any other case, the amount, if any, by which the amount determined under this clause for the prior agreement immediately before it was finally settled exceeds the total determined under clause (B) for the prior agreement immediately before it was finally settled, and

(B) the total of all amounts each of which is an increase in the notional amount of the agreement before 2020 that is not otherwise described in this formula,

F	is the total of all amounts each of which is a decrease in the notional amount of the agreement, at or before that time, that is attributable to the underlying interest, and

G	is the total of all amounts each of which is the amount of a partial settlement of the agreement, at or before that time, to the extent that it is not reinvested in the agreement; or

(b) an agreement that is entered into before Budget Day, unless at any time on or after Budget Day, the notional amount of the agreement exceeds the amount determined by the formula

(A + B + C + D + E + F) – (G + H)

where

A	is the notional amount of the agreement immediately before Budget Day,

B	is the total of all amounts each of which is an increase in the notional amount of the agreement, on or after Budget Day and at or before that time, that is attributable to the underlying interest,

C	is the amount of the taxpayer’s cash on hand immediately before Budget Day that was committed, before Budget Day, to be invested under the agreement,

D

is the amount, if any, of an increase, on or after Budget Day and at or before that time, in the notional amount of the agreement as a consequence of the exercise of an over-allotment option granted before Budget Day,

E

is the total of all amounts each of which is an increase, on or after Budget Day and at or before that time, in the notional amount of the agreement that is attributable to the final settlement of another derivative forward agreement if subsection (1) does not apply to the other agreement,

F	is the lesser of

(i) 5% of the notional amount of the agreement immediately before Budget Day, and

(ii) the total of all amounts each of which is an increase in the notional amount of the agreement on or after Budget Day and before 2020 that is not otherwise described in this formula,

G	is the total of all amounts each of which is a decrease in the notional amount of the agreement, on or after Budget Day and at or before that time, that is attributable to the underlying interest, and

H

is the total of all amounts each of which is the amount of a partial settlement of the agreement, on or after Budget Day and at or before that time, to the extent that it is not reinvested in the agreement.

(3) For the purposes of subsection (2), the notional amount of a derivative forward agreement at any time is the fair market value at that time of the property that would be acquired under the agreement if the agreement were finally settled at that time.

Transfer Pricing Measures

Order of Application of the Transfer Pricing Rules

81 (1) Section 247 of the Act is amended by adding the following after subsection (1):

Order of applying provisions

(1.1) For the purpose of applying the provisions of this Act, the adjustments under Part XVI. 1 shall be made before any other provision of the Act is applied.

(2) Subsection 247(8) of the Act is repealed.

(3) Subsections (1) and (2) apply to taxation years that begin on or after Budget Day.

Applicable Reassessment Period

82 (1) Clause 152(4)(b)(iii)(A) of the Act is replaced by the following:

(A) as a consequence of a transaction (as defined in subsection 247(1)) involving the taxpayer and a non-resident person with whom the taxpayer was not dealing at arm’s length, or

(2) Subsection (1) applies to taxation years of a taxpayer in respect of which the normal reassessment period (as defined in subsection 152(3.1) of the Act) for the taxpayer ends on or after Budget Day.

Foreign Affiliate Dumping

83 (1) Subsection 17.1(2) of the Act is replaced by the following:

Acquisition of control

(2) If at any time a parent or group of parents referred to in section 212.3 acquires control of a CRIC and the CRIC was not controlled by a non-resident person, or a group of non-resident persons not dealing with each other at arm’s length, immediately before that time, no amount is to be included under subsection (1) in computing the income of the CRIC in respect of a pertinent loan or indebtedness (as defined in subsection 212.3(11)) for the period that begins at that time and ends on the day that is 180 days after that time.

(2) Subsection (1) applies in respect of transactions or events that occur on or after Budget Day.

84 (1) The portion of paragraph 128.1(1)(c.3) of the Act before subparagraph (i) is replaced by the following:

(c.3) if the taxpayer is a corporation that was, immediately before the particular time, controlled by one non-resident person or, if no single non-resident person controlled the CRIC, a group of non-resident persons not dealing with each other at arm’s length (in this section, that one non-resident person, or each member of the group of non-resident persons, as the case may be, is referred to as a “parent”, and the group of non-resident persons, if any, is referred to as the “group of parents”) and the taxpayer owned, immediately before the particular time, one or more shares of one or more non-resident corporations (each of which is in this paragraph referred to as a “subject affiliate”) that, immediately after the particular time, were — or that became, as part of a transaction or event or series of transactions or events that includes the taxpayer having become resident in Canada — foreign affiliates of the taxpayer, then

(2) Subparagraph 128.1(1)(c.3)(ii) of the Act is replaced by the following:

(ii) for the purposes of Part XIII, the taxpayer is deemed, immediately after the particular time, to have paid to each parent, and each parent is deemed, immediately after the particular time, to have received from the taxpayer, a dividend in an amount determined by the formula

(A – B) x C/D

where

A	is the amount determined under clause (B) of the description of A in subparagraph (i),

B	is the amount determined under clause (A) of the description of A in subparagraph (i),

C	is the fair market value, immediately after the particular time, of the shares of the capital stock of the taxpayer that are held, directly or indirectly, by the parent, and

D

is total of all amounts each of which is the fair market value, immediately after the particular time, of the shares of the capital stock of the taxpayer that are held, directly or indirectly, by a parent.

(3) Subsections (1) and (2) apply in respect of transactions or events that occur on or after Budget Day.

85 (1) The portion of paragraph 212.3(1)(b) of the Act before clause (i)(A) is replaced by the following:

(b) the CRIC or an other Canadian corporation is immediately after the investment time, or becomes after the investment time and as part of a transaction or event or series of transactions or events that includes the making of the investment, controlled by one non-resident person or, if no single non-resident person controls the CRIC, by a group of non-resident persons not dealing with each other at arm’s length (in this section, that one non-resident person, or each member of the group of non-resident persons, as the case may be, is referred to as a “parent”, and the group of non-resident persons, if any, is referred to as the “group of parents”), and any of the following conditions is satisfied:

(i) if, at the investment time, a parent owned all shares of the capital stock of the CRIC and the other Canadian corporation, if applicable, that are owned — determined without reference to paragraph (25)(b) in the case of partnerships referred to in this subparagraph and as if all rights referred to in paragraph 251(5)(b), of the parent, each person that does not deal at arm’s length with the parent and all of those partnerships, were immediate and absolute and the parent and each of the other persons and partnerships had exercised those rights at the investment time — by the parent, persons that are not dealing at arm’s length with the parent and partnerships of which the parent or a non-resident person that is not dealing at arm’s length with the parent is a member (other than a limited partner within the meaning assigned by subsection 96(2.4)), the parent would own shares of the capital stock of the CRIC or the other Canadian corporation that

(2) Paragraph 212.3(2)(a) of the Act is replaced by the following:

(a) for the purposes of this Part and subject to subsections (3) and (7), the CRIC is deemed to have paid to each parent, and each parent is deemed to have received from the CRIC, at the dividend time, a dividend in an amount determined by the formula

A x B/C

where

A

is the total of all amounts each of which is the portion of the fair market value at the investment time of any property (not including shares of the capital stock of the CRIC) transferred, any obligation assumed or incurred, or any benefit otherwise conferred, by the CRIC, or of any property transferred to the CRIC which transfer results in the reduction of an amount owing to the CRIC, that can reasonably be considered to relate to the investment,

B	is

(i) if there is one parent, one, and

(ii) if there is a group of parents, the fair market value at the dividend time of the shares of the capital stock of the CRIC that are held, directly or indirectly, by the parent, and

C	is

(i) if there is one parent, one, and

(ii) if there is a group of parents, the total of all amounts each of which is the fair market value at the dividend time of the shares of the capital stock of the CRIC that are held, directly or indirectly, by a parent; and

(3) Subsection 212.3(3) of the Act is replaced by the following:

Dividend substitution election

(3) If a CRIC (or a CRIC and a corporation that is a qualifying substitute corporation in respect of the CRIC at the dividend time) and a parent (or a parent and another non-resident person that at the dividend time is related to the parent) jointly elect in writing under this subsection in respect of an investment, and the election is filed with the Minister on or before the filing-due date of the CRIC for its taxation year that includes the dividend time, then the dividend that would, in the absence of this subsection, be deemed under paragraph (2)(a) to have been paid by the CRIC to the parent and received by the parent from the CRIC is deemed to have instead been

(a) paid by the CRIC or the qualifying substitute corporation, as agreed on in the election; and

(b) paid to, and received by, the parent or the other non-resident person, as agreed on in the election.

(4) Subsection 212.3(4) of the Act is replaced by the following:

Definitions

(4) The following definitions apply in this section.

cross-border class, in respect of an investment, means a class of shares of the capital stock of a CRIC or qualifying substitute corporation if, immediately after the dividend time in respect of the investment,

(a) a parent, or a non-resident person that does not deal at arm’s length with a parent, owns at least one share of the class; and

(b) no more than 30% of the issued and outstanding shares of the class are owned by one or more persons resident in Canada that do not deal at arm’s length with a parent. (catégorie transfrontalière)

dividend time, in respect of an investment, means

(a) if the CRIC is controlled by a parent or group of parents at the investment time, the investment time; and

(b) in any other case, the earlier of

(i) the first time, after the investment time, at which the CRIC is controlled by a parent or group of parents, as the case may be, and

(ii) the day that is one year after the day that includes the investment time. (moment du dividende)

qualifying substitute corporation, at any time in respect of a CRIC, means a corporation resident in Canada

(a) that is, at that time, controlled by

(i) a parent,

(ii) a group of parents, or

(iii) a non-resident person that does not deal at arm’s length with a parent;

(b) that has, at that time, an equity percentage (as defined in subsection 95(4)) in the CRIC; and

(c) shares of the capital stock of which are, at that time, owned by a parent or another non-resident person with which the parent does not, at that time, deal at arm’s length. (société de substitution admissible)

(5) Subsection 212.3(5.1) of the Act is replaced by the following:

Sequential investments — paragraph (10)(f)

(5.1) In the case of an investment (in this subsection referred to as the “second investment”) in a subject corporation by a CRIC described in paragraph (10)(f), the amount determined for A in paragraph (2)(a) in respect of the second investment is to be reduced by the amount determined for A in paragraph (2)(a) in respect of a prior investment (in this subsection referred to as the “first investment”) in the subject corporation by another corporation resident in Canada if

(a) the first investment is an investment that is described in paragraph (10)(a) or (b) and to which paragraph (2)(a) applies;

(b) immediately after the investment time in respect of the first investment, the other corporation is not controlled by,

(i) if there is one parent in respect of the CRIC, the parent, and

(ii) if there is a group of parents in respect of the CRIC, the group of parents; and

(c) the other corporation becomes, after the time that is immediately after the investment time in respect of the first investment and as part of a transaction or event or series of transactions or events that includes the making of the first investment, controlled by the parent or group of parents, as the case may be, because of the second investment.

(6) The portion of paragraph 212.3(6)(a) of the Act before subparagraph (i) is replaced by the following:

(a) a particular corporation resident in Canada that does not deal at arm’s length with a parent

(7) The portion of clause 212.3(6)(a)(ii)(B) of the act before subclause (I) is replaced by the following:

(B) the increase in paid-up capital in respect of the particular class can reasonably be considered to be connected to funding provided to the particular corporation or another corporation resident in Canada (other than the corporation that issued the particular class) by a parent or a non-resident person that does not deal at arm’s length with a parent, unless

(8) The portion of subparagraph 212.3(7)(a)(i) of the Act before clause (A) is replaced by the following:

(i) the amount determined, without reference to this subsection, for A in paragraph (2)(a), is reduced by the lesser of

(9) The portion of paragraph 212.3(7)(b) of the Act before subparagraph (i) is replaced by the following:

(b) where the amount determined, without reference to this paragraph, for A in paragraph (2)(a) is equal to or greater than the total of all amounts each of which is an amount of paid-up capital immediately after the dividend time, determined without reference to this paragraph, of a cross-border class in respect of the investment, then

(10) Paragraphs 212.3(7)(c) and (d) of the Act are replaced by the following:

(c) where paragraph (b) does not apply and there is at least one cross-border class in respect of the investment,

(i) the amount determined, without reference to this paragraph, for A in paragraph (2)(a) is reduced to nil,

(ii) in computing, at any time after the dividend time, the paid-up capital in respect of a particular cross-border class in respect of the investment, there is to be deducted the amount, if any, that when added to the total of all amounts that are deducted under this paragraph in computing the paid-up capital of other cross-border classes, results in the greatest total reduction because of this paragraph, immediately after the dividend time, of the paid-up capital in respect of shares of cross-border classes that are owned by a parent or another non-resident person with which a parent does not, at the dividend time, deal at arm’s length,

(iii) if the proportion of the shares of a particular class owned, in aggregate, by parents and non-resident persons that do not deal at arm’s length with parents is equal to the proportion so owned of one or more other cross-border classes (in this subparagraph all those classes, together with the particular class, referred to as the “relevant classes”), then the proportion that the reduction under subparagraph (ii) to the paid-up capital in respect of the particular class is of the paid-up capital, determined immediately after the dividend time and without reference to this paragraph, in respect of that class is to be equal to the proportion that the total reduction under subparagraph (ii) to the paid-up capital in respect of all the relevant classes is of the total paid-up capital, determined immediately after the dividend time and without reference to this paragraph, of all the relevant classes, and

(iv) the total of all amounts each of which is an amount to be deducted under subparagraph (ii) in computing the paid-up capital of a cross-border class is to be equal to the amount by which the amount determined for A in paragraph (2)(a) is reduced under subparagraph (i); and

(d) if the amount determined for A in paragraph (2)(a) is reduced because of any of subparagraphs (a)(i), (b)(i) and (c)(i),

(i) the CRIC shall file with the Minister in prescribed manner a form containing prescribed information and the amounts of the paid-up capital, determined immediately after the dividend time and without reference to this subsection, of each class of shares that is described in paragraph (a) or that is a cross-border class in respect of the investment, the paid-up capital of the shares of each of those classes that are owned by a parent or another non-resident person that does not, at the dividend time, deal at arm’s length with a parent, and the reduction under any of subparagraphs (a)(ii), (b)(ii) and (c)(ii) in respect of each of those classes, and

(ii) if the form is not filed on or before the CRIC’s filing-due date for its taxation year that includes the dividend time, the CRIC is deemed to have paid to each parent, and each parent is deemed to have received from the CRIC, on the filing-due date, a dividend equal to the total of all amounts each of which is the amount of a reduction because of any of subparagraphs (a)(i), (b)(i) and (c)(i) in the amount the CRIC is deemed under paragraph (2)(a) to have paid to the parent.

(11) The portion of paragraph 212.3(11)(c) of the Act before subparagraph (i) is replaced by the following:

(c) the CRIC and each parent jointly elect in writing under this paragraph in respect of the amount owing and file the election with the Minister on or before the filing-due date of the CRIC

(12) Paragraphs 212.3(15)(a) and (b) of the Act are replaced by the following:

(a) a CRIC or a taxpayer to which paragraph 128.1(1)(c,3) applies (in this subsection referred to as the “specific corporation”), that would, in the absence of this subsection, be controlled at any time

(i) by more than one non-resident person, is deemed not to be controlled at that time by any such non-resident that controls at that time another non-resident person that controls at that time the specific corporation, unless the application of this paragraph would otherwise result in no non-resident person controlling the specific corporation, and

(ii) by a particular non-resident corporation is deemed not to be controlled at that time by the particular corporation if the particular corporation is controlled at that time by another corporation that is at that time

(A) resident in Canada, and

(B) not controlled by any non-resident person or group of non-resident persons not dealing with each other at arm’s length; and

(b) a non-resident person is deemed not to be a member of a particular group of non-resident persons not dealing with each other at arm’s length that controls the specific corporation if

(i) the non-resident person would, absent the application of this paragraph, be a member of the particular group, and

(ii) the non-resident person is a member of the particular group solely because it controls, or is a member of a group that controls, another member of the particular group.

(13) The portion of paragraph 212.3(16)(a) before subparagraph (i) is replaced by the following:

(a) the business activities carried on by the subject corporation and all other corporations (those other corporations in this subsection and subsection (17) referred to as the “subject subsidiary corporations”) in which the subject corporation has, at the investment time, an equity percentage (as defined in subsection 95(4)) are at the investment time, and are expected to remain, on a collective basis, more closely connected to the business activities carried on in Canada by the CRIC, or by any corporation resident in Canada with which the CRIC does not, at the investment time, deal at arm’s length, than to the business activities carried on by any non-resident person with which the CRIC, at the investment time, does not deal at arm’s length, other than

(14) Paragraph 212.3(18)(a) of the Act is replaced by the following:

(a) the investment is described in paragraph (10)(a) or (d) and is an acquisition of shares of the capital stock, or a debt obligation, of the subject corporation

(i) from a corporation resident in Canada (in this paragraph referred to as the “disposing corporation”) to which the CRIC is, immediately before the investment time, related (determined without reference to paragraph 251(5)(b)), and

(A) each shareholder of the disposing corporation immediately before the investment time is,

(I) if there is only one parent in respect of the CRIC,

1 either the CRIC or a corporation resident in Canada that is, immediately before the investment time, related to the parent, and

2 at no time that is in the period during which the series of transactions or events that includes the making of the investment occurs and that is before the investment time, dealing at arm’s length (determined without reference to paragraph 251(5)(b)) with the parent or a non-resident person that participates in the series and is, at any time that is in the period and that is before the investment time, related to the parent, and

(II) if there is a group of parents in respect of the CRIC,

1 either the CRIC or a corporation resident in Canada that is, immediately before the investment time, controlled by the group of parents, and

2 at all times that are in the period during which the series of transactions or events that includes the making of the investment occurs and that are before the investment time, controlled by the group of parents, or

(B) the disposing corporation is,

(I) if there is only one parent in respect of the CRIC, at no time that is in the period and that is before the investment time, dealing at arm’s length (determined without reference to paragraph 251(5)(b)) with the parent or a non-resident person that participates in the series and is, at any time that is in the period and that is before the investment time, related to the parent, and

(II) if there is a group of parents in respect of the CRIC, at all times that are in the period during which the series of transactions or events that includes the making of the investment occurs and that are before the investment time, controlled by the group of parents, or

(ii) on an amalgamation described in subsection 87(1) of two or more corporations (each of which is in this subparagraph referred to as a “predecessor corporation”) to form the CRIC if all of the predecessor corporations are, immediately before the amalgamation, related to each other (determined without reference to paragraph 251(5)(b)) and

(A) either

(I) if there is only one parent in respect of the CRIC, none of the predecessor corporations are, at any time that is in the period during which the series of transactions or events that includes the making of the investment occurs and that is before the investment time, dealing at arm’s length (determined without reference to paragraph 251(5)(b)) with the parent or a non-resident person that participates in the series and is, at any time that is in the period and that is before the investment time, related to the parent, or

(II) if there is a group of parents in respect of the CRIC, all of the predecessor corporations are, at all times that are in the period during which the series of transactions or events that includes the making of the investment occurs and that are before the investment time, controlled by the group of parents, or

(B) if the condition in clause (A) is not satisfied in respect of a predecessor corporation, each shareholder of that predecessor immediately before the investment time is,

(I) if there is only one parent in respect of the CRIC,

1 either the CRIC or a corporation resident in Canada that is, immediately before the investment time, related to the parent, and

2 at no time that is in the period and that is before the investment time, dealing at arm’s length (determined without reference to paragraph 251(5)(b)) with the parent or a non-resident person that participates in the series and is, at any time that is in the period and that is before the investment time, related to the parent, and

(II) if there is a group of parents in respect of the CRIC,

1 either the CRIC or a corporation resident in Canada that is, immediately before the investment time, controlled by the group of parents, and

2 at all times that are in the period during which the series of transactions or events that includes the making of the investment occurs and that are before the investment time, controlled by the group of parents;

(15) The portion of paragraph 212.3(18)(c) of the Act before subparagraph (iii) is replaced by the following:

(c) the investment is an indirect acquisition referred to in paragraph (10)(f) that results from a direct acquisition of shares of the capital stock of another corporation resident in Canada

(i) from a corporation (in this paragraph referred to as the “disposing corporation”) to which the CRIC is, immediately before the investment time, related (determined without reference to paragraph 251 (5)(b)) and

(A) each shareholder of the disposing corporation immediately before the investment time is

(I) if there is only one parent in respect of the CRIC,

1 either the CRIC or a corporation resident in Canada that, immediately before the investment time, is related to the parent, and

2 at no time that is in the period during which the series of transactions or events that includes the making of the investment occurs and that is before the investment time, dealing at arm’s length (determined without reference to paragraph 251 (5)(b)) with the parent or a non-resident person that participates in the series and is, at any time that is in the period and that is before the investment time, related to the parent, and

(II) if there is a group of parents in respect of the CRIC,

1 either the CRIC or a corporation resident in Canada that is, immediately before the investment time, controlled by the group of parents, and

2 at all times that are in the period during which the series of transactions or events that includes the making of the investment occurs and that are before the investment time, controlled by the group of parents, or

(B) the disposing corporation is,

(I) if there is only one parent in respect of the CRIC, at no time that is in the period and that is before the investment time, dealing at arm’s length (determined without reference to paragraph 251(5)(b)) with the parent or a non-resident person that participates in the series and is, at any time that is in the period and that is before the investment time, related to the parent, and

(II) if there is a group of parents in respect of the CRIC, at all times that are in the period during which the series of transactions or events that includes the making of the investment occurs and that are before the investment time, controlled by the group of parents, or

(ii) on an amalgamation described in subsection 87(1) of two or more corporations (each of which is in this subparagraph referred to as a “predecessor corporation”) to form the CRIC, or a corporation of which the CRIC is a shareholder, if all of the predecessor corporations are, immediately before the amalgamation, related to each other (determined without reference to paragraph 251(5)(b)) and

(A) either

(I) if there is only one parent in respect of the CRIC, none of the predecessor corporations are, at any time that is in the period during which the series of transactions or events that includes the making of the investment occurs and that is before the investment time, dealing at arm’s length (determined without reference to paragraph 251(5)(b)) with the parent or a non-resident person that participates in the series and is, at any time that is in the period and that is before the investment time, related to the parent, or

(II) if there is a group of parents in respect of the CRIC, all of the predecessor corporations are, at all times that are in the period during which the series of transactions or events that includes the making of the investment occurs and that are before the investment time, controlled by the group of parents, or

(B) if the condition in clause (A) is not satisfied in respect of a predecessor corporation, each shareholder of that predecessor immediately before the investment time is

(I) if there is only one parent in respect of the CRIC,

1 either the CRIC or a corporation resident in Canada that is, immediately before the investment time, related to the parent, and

2 at no time that is in the period and that is before the investment time, dealing at arm’s length (determined without reference to paragraph 251(5)(b)) with the parent or a non-resident person that participates in the series and is, at any time that is in the period and that is before the investment time, related to the parent, and

(II) if there is a group of parents in respect of the CRIC,

1 either the CRIC or a corporation resident in Canada that is, immediately before the investment time, controlled by the group of parents, and

2 at all times that are in the period during which the series of transactions or events that includes the making of the investment occurs and that are before the investment time, controlled by the group of parents;

(16) Susection 212.3(21) is replaced by the following:

Persons deemed not to be related

(21) If it can reasonably be considered that one of the main purposes of one or more transactions or events is to cause two or more persons to be related to each other, or a person or group of persons to control another person, so that, in the absence of this subsection, subsection (2) would not apply because of subsection (18) to an investment in a subject corporation made by a CRIC, those persons are deemed not to be related to each other, or that person or group of persons is deemed not to control that other person, as the case maybe, for the purposes of subsection (18).

(17) Section 212.3 of the Act is amended by adding the following after subsection (25):

(26) For the purposes of this section, subsection 17.1(1) (as it applies in respect of a pertinent loan or indebtedness as defined in subsection (11)), paragraph 128.1(1)(c.3) and subsection 219.1(2) — and for the purpose of paragraph 251(1)(a) as it applies for the purposes of those provisions — in determining, at any time, whether two persons are related to each other or whether any person is controlled by any other person or group of persons, it shall be assumed that

(a) each trust is a corporation having a capital stock of a single class of voting shares divided into 100 issued shares;

(b) each beneficiary under a trust owned at that time the number of issued shares of that class determined by the formula

A/B x 100

where

A is the fair market value at that time of the beneficiary’s interest in the trust, and

B is the total fair market value at that time of all beneficiaries’ interests under the trust; and

(c) if a beneficiary’s share of the income or capital of a trust depends on the exercise by any person of, or the failure by any person to exercise, any discretionary power, the fair market value at any time of the beneficiary’s interest under the trust is equal to the total fair market value at that time of all beneficiaries’ interests under the trust.

(18) Subsections (1) to (17) apply in respect of transactions or events that occur on or after Budget Day.

86 (1) Paragraph 219.1(2)(b) of the Act is replaced by the following:

(b) the other corporation is controlled, at that time, by a non-resident person or a group of non-resident persons not dealing with each other at arm’s length; and

(2) Subsection (1) applies in respect of transactions or events that occur on or after Budget Day.

Cross-Border Share Lending Arrangements

87 (1) Subsection 212(2.1) of the Act is replaced by the following:

Exempt dividends

(2.1) Subsection (2) does not apply to an amount paid or credited, by a borrower, under a securities lending arrangement or a specified securities lending arrangement if

(a) the amount is deemed by subparagraph 260(8)(a)(ii) to be a dividend;

(b) the arrangement is a fully collateralized arrangement; and

(c) the security that is transferred or lent to the borrower under the securities lending arrangement is a share of a class of the capital stock of a non-resident corporation.

(2) Paragraph (d) of the definition fully exempt interest in subsection 212(3) of the Act is replaced by the following:

(d) an amount paid or payable or credited under a securities lending arrangement, or a specified securities lending arrangement, that is deemed by subparagraph 260(8)(a)(i) to be a payment made by a borrower to a lender of interest, if the arrangement is a fully collateralized arrangement, and

(i) the following conditions are met:

(A) the arrangement was entered into by the borrower in the course of carrying on a business outside Canada, and

(B) the security that is transferred or lent to the borrower under the arrangement is described in paragraph (b) of the definition qualified security in subsection 260(1) and issued by a non-resident issuer,

(ii) the security that is transferred or lent to the borrower under the arrangement is described in paragraph (c) of the definition qualified security in subsection 260(1), or

(iii) the security that is transferred or lent to the borrower under the arrangement is described in paragraph (a) or (b).

(3) Subsections (1) and (2) apply in respect of amounts paid or payable or credited on or after Budget Day.

88 (1) Subsection 248(1) of the Act is amended by adding the following in alphabetical order:

fully collateralized arrangement means a securities lending arrangement or a specified securities lending arrangement if, throughout the term of the arrangement, the borrower

(a) has provided the lender under the arrangement with money in an amount of, or securities described in paragraph (c) of the definition qualified security in subsection 260(1) that have a fair market value of, not less than 95% of the fair market value of the security that is transferred or lent under the arrangement, and

(b) is entitled to enjoy, directly or indirectly, the benefits of all or substantially all income derived from, and opportunity for gain in respect of, the money or securities provided; (mécanisme entièrement garanti)

specified securities lending arrangement has the meaning assigned by subsection 260(1); (mécanisme de prêt de valeurs mobilières déterminé)

(2) Subsection (1) is deemed to have come into force on Budget Day.

89 (1) Section 260 of the Act is amended by adding the following after subsection (1.1):

References — borrower and lender

(1.2) For the purposes of subsections (8), (8.1), (8.2), (8.3), (8.4) and (9.1) and 212(2.1) and (3), in respect of a specified securities lending arrangement,

(a) a reference to a borrower includes a transferee; and

(b) a reference to a lender includes a transferor.

(2) Subsection 260(8) of the Act is replaced by the following:

Non-resident withholding tax

(8) For the purpose of Part XIII, any amount paid or credited under a securities lending arrangement or a specified securities lending arrangement by or on behalf of the borrower to the lender

(a) as an SLA compensation payment in respect of a security that is not a qualified trust unit, is deemed

(i) to the extent of the amount of the interest paid in respect of the security, to be a payment made by the borrower to the lender of interest, and

(ii) to the extent of the amount of the dividend paid in respect of the security, to be a payment made by the borrower to the lender of a dividend payable on the security;

(b) as an SLA compensation payment in respect of a security that is a qualified trust unit, is deemed, to the extent of the amount of the underlying payment to which the SLA compensation payment relates, to be an amount paid by the trust and having the same character and composition as the underlying payment; and

(c) as, on account of, in lieu of payment of or in satisfaction of, a fee for the use of the security is deemed to be a payment of interest made by the borrower to the lender.

(3) The portion of subsection 260(8.1) of the Act before paragraph (a) is replaced by the following:

Deemed fee for borrowed security

(8.1) For the purpose of paragraph (8)(c), if under a securities lending arrangement or a specified securities lending arrangement the borrower has at any time provided the lender with money, either as collateral or consideration for the security, and the borrower does not, under the arrangement, pay or credit a reasonable amount to the lender as, on account of, in lieu of payment of or in satisfaction of, a fee for the use of the security, the borrower is deemed to have, at the time that an identical or substantially identical security is or can reasonably be expected to be transferred or returned to the lender, paid to the lender under the arrangement an amount as a fee for the use of the security equal to the amount, if any, by which

(4) Subsection 260(8.2) of the Act is replaced by the following:

Effect for tax treaties — interest

(8.2) In applying subparagraph (8)(a)(i), if a securities lending arrangement or specified securities lending arrangement is a fully collateralized arrangement, any SLA compensation payment deemed to be a payment made by the borrower to the lender of interest is deemed for the purposes of any tax treaty to be payable on the security.

(5) Section 260 of the Act is amended by adding the following after subsection (8.2):

Effect for tax treaties — dividend

(8.3) In applying subparagraph (8)(a)(ii), if the security is a share of a class of the capital stock of a corporation resident in Canada (in this subsection referred to as the “Canadian share”), for the purposes of determining the rate of tax that Canada may impose on a dividend because of the dividend article of a tax treaty,

(a) any SLA compensation payment deemed to be a payment made by the borrower to the lender of a dividend is deemed to be paid by the issuer of the Canadian share and not by the borrower;

(b) the lender is deemed to be the beneficial owner of the Canadian share; and

(c) the shares of the capital stock of the issuer owned by the lender are deemed to give it less than 10% of the votes that could be cast at an annual meeting of the shareholders of the issuer and have less than 10% of the fair market value of all of the issued and outstanding shares of the capital stock of the issuer, if

(i) the securities lending arrangement or the specified securities lending arrangement is not a fully collateralized arrangement, and

(ii) the borrower and the lender are not dealing at arm’s length.

Idem

(8.4) In applying subparagraph (8)(a)(ii), if the security is a share of a class of the capital stock of a non-resident corporation, for the purposes of determining the rate of tax that Canada may impose on a dividend because of the dividend article of a tax treaty, the shares of the capital stock of the borrower owned by the lender are deemed to give it less than 10% of the votes that could be cast at an annual meeting of the shareholders of the borrower, and the lender is deemed to hold less than 10% of the fair market value of all of the issued and outstanding shares of the capital stock of the borrower if

(a) the securities lending arrangement or the specified securities lending arrangement is not a fully collateralized arrangement; and

(b) the borrower and the lender are not dealing at arm’s length.

(6) Subsection 260(9.1) of the Act is replaced by the following:

Non-arm’s length compensation payment

(9.1) For the purpose of Part XIII, if the lender under a securities lending arrangement or a specified securities lending arrangement is not dealing at arm’s length with either the borrower under the arrangement or the issuer of the security that is transferred or lent under the arrangement, or both, and subsection (8) deems an amount to be a payment of interest by a person to the lender, the lender is deemed, in respect of that payment, not to be dealing at arm’s length with that person.

(7) Subsection (1) is deemed to have come into force on Budget Day.

(8) Subsections (2) to (6) apply in respect of amounts paid or credited as SLA compensation payments on or after Budget Day. However, subsections (2) to (6) do not apply in respect of amounts paid or credited as SLA compensation payments on or after Budget Day and before October 2019, if they are pursuant to a written arrangement entered into before Budget Day.

Notice of Ways and Means Motion to amend the Excise Tax Act

That it is expedient to amend the Excise Tax Act as follows:

GST/HST Health Measures

Human Ova and In Vitro Embryos

1 (1) Part I of Schedule VI to the Excise Tax Act is amended by adding the following after section 5:

6 A supply of an ovum, as defined in section 3 of the Assisted Human Reproduction Act.

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

2 (1) Schedule VII to the Act is amended by adding the following after section 12:

13 In vitro embryos, as defined in section 3 of the Assisted Human Reproduction Act.

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

3 (1) Part I of Schedule X to the Act is amended by adding the following after section 26:

27 In vitro embryos, as defined in section 3 of the Assisted Human Reproduction Act.

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

Foot Care Devices Supplied on the Order of a Podiatrist or Chiropodist

4 (1) Paragraphs (a) and (b) of the definition specified professional in section 1 of Part II of Schedule VI to the Act are replaced by the following:

(a) in respect of a supply included in any of sections 23, 24.1 and 35,

(i) a person that is entitled under the laws of a province to practise the profession of medicine, physiotherapy, occupational therapy, chiropody or podiatry, or

(ii) a registered nurse, and

(b) in respect of any other supply,

(i) a person that is entitled under the laws of a province to practise the profession of medicine, physiotherapy or occupational therapy, or

(ii) a registered nurse.

(2) Subsection (1) applies to any supply made after Budget Day.

Multidisciplinary Health Care Services

5 (1) Part II of Schedule V to the Act is amended by adding the following after section 7.3:

7.4 A supply of a service if all or substantially all of the consideration for the supply is reasonably attributable to two or more particular services, each of which meets the following conditions:

(a) the particular service is rendered in the course of making the supply; and

(b) a supply of the particular service would be a supply included in any of sections 5 to 7.3, if the particular service were supplied separately.

(2) Subsection (1) applies to any supply made after Budget Day.

Business Investment in Zero-Emission Vehicles

6 (1) The definition passenger vehicle in subsection 123(1) of the Act is replaced by the following:

passenger vehicle means a passenger vehicle or a zero-emission passenger vehicle, as those terms are defined in subsection 248(1) of the Income Tax Act; (voiture de tourisme)

(2) Subsection (1) is deemed to have come into force on Budget Day.

7 (1) The portion of the description of A in paragraph 201 (b) of the French version of the Act before subparagraph (i) is replaced by the following:

A

représente la taxe qui serait payable par lui relativement à la voiture s’il l’avait acquise à l’endroit ci-après au moment donné pour une contrepartie égale au montant qui serait, selon celui des alinéas 13(7)g) à i) de la Loi de l’impôt sur le revenu qui est applicable relativement à la voiture, réputé être, pour l’application de l’article 13 de cette loi, le coût en capital pour un contribuable d’une voiture de tourisme à laquelle l’alinéa en cause s’applique s’il n’était pas tenu compte de l’élément B des formules figurant à l’alinéa 7307(1)b) et au paragraphe 7307(1.1) du Règlement de l’impôt sur le revenu:

(2) The portion of the description of A in paragraph 201(b) of the English version of the Act after subparagraph (ii) is replaced by the following:

for consideration equal to the amount that would, under whichever of paragraphs 13(7)(g) to (i) of the Income Tax Act is applicable in respect of the vehicle, be deemed to be, for the purposes of section 13 of that Act, the capital cost to a taxpayer of a passenger vehicle in respect of which that paragraph applies if the formulae in paragraph 7307(1)(b) and subsection 7307(1.1) of the Income Tax Regulations were read without reference to the description of B,

(3) Subsections (1) and (2) apply to any passenger vehicle that is acquired, imported or brought into a participating province on or after Budget Day.

8 (1) Subsection 202(1) of the Act is replaced by the following:

Improvement to passenger vehicle

202 (1) If the consideration paid or payable by a registrant for an improvement to a passenger vehicle of the registrant increases the cost to the registrant of the vehicle to an amount that exceeds the amount that would, under whichever of paragraphs 13(7)(g) to (i) of the Income Tax Act is applicable in respect of the vehicle, be deemed to be, for the purposes of section 13 of that Act, the capital cost to a taxpayer of a passenger vehicle in respect of which that paragraph applies if the formulae in paragraph 7307(1)(b) and subsection 7307(1.1) of the Income Tax Regulations were read without reference to the description of B, the tax calculated on that excess shall not be included in determining an input tax credit of the registrant for any reporting period of the registrant.

(2) Subsection (1) applies to any improvement to a passenger vehicle that is acquired, imported or brought into a participating province on or after Budget Day.

9 (1) Subparagraph (b)(ii) of the definition imported taxable supply in section 217 of the Act is replaced by the following:

(ii) the recipient is not acquiring the property for consumption, use or supply exclusively in the course of its commercial activities or the property is a passenger vehicle that the recipient is acquiring for use in Canada as capital property in its commercial activities and that has a capital cost to the recipient exceeding the amount deemed under any of paragraphs 13(7)(g) to (i) of the Income Tax Act to be the capital cost of the vehicle to the recipient for the purposes of section 13 of that Act;

(2) Subparagraph (b.01)(ii) of the definition imported taxable supply in section 217 of the Act is replaced by the following:

(ii) the recipient is not acquiring the property for consumption, use or supply exclusively in the course of its commercial activities or the property is a passenger vehicle that the recipient is acquiring for use in Canada as capital property in its commercial activities and that has a capital cost to the recipient exceeding the amount deemed under any of paragraphs 13(7)(g) to (i) of the Income Tax Act to be the capital cost of the vehicle to the recipient for the purposes of section 13 of that Act;

(3) Subparagraph (b.1)(ii) of the definition imported taxable supply in section 217 of the Act is replaced by the following:

(ii) the recipient is not acquiring, as the recipient of the taxable supply, the property for consumption, use or supply exclusively in the course of its commercial activities or the property is a passenger vehicle that the recipient is acquiring for use in Canada as capital property in its commercial activities and that has a capital cost to the recipient exceeding the amount deemed under any of paragraphs 13(7)(g) to (i) of the Income Tax Act to be the capital cost of the vehicle to the recipient for the purposes of section 13 of that Act;

(4) Subsections (1) to (3) apply in respect of supplies made on or after Budget Day.

10 (1) The portion of subsection 235(1) of the French version of the Act before the formula is replaced by the following:

Taxe nette en cas de location de voiture de tourisme

235 (1) Lorsque la taxe relative aux fournitures d’une voiture de tourisme, effectuées aux termes d’un bail, devient payable par un inscrit, ou est payée par lui sans être devenue payable, au cours de son année d’imposition, et que le total de la contrepartie des fournitures qui serait déductible dans le calcul du revenu de l’inscrit pour l’année pour l’application de la Loi de l’impôt sur le revenu s’il était un contribuable aux termes de cette loi et s’il n’était pas tenu compte de l’article 67.3 de cette loi, excéde le montant, relatif á cette contrepartie, qui serait déductible dans le calcul du revenu de l’inscrit pour l’année pour l’application de cette loi s’il était un contribuable aux termes de cette loi et s’il n’était pas tenu compte de l’élément B des formules figurant á l’alinéa 7307(1)b), au paragraphe 7307(1.1) et á l’alinéa 7307(3)b) du Réglement de l’impôt sur le revenu, le montant obtenu par la formule ci-aprés est ajouté dans le calcul de la taxe nette de l’inscrit pour la Période de déclaration indiquée :

(2) Paragraph 235(1)(b) of the English version of the Act is replaced by the following:

(b) the amount in respect of that consideration that would be deductible in computing the registrant’s income for the year for the purposes of the Income Tax Act, if the registrant were a taxpayer under that Act and the formulae in paragraph 7307(1)(b), subsection 7307(1.1) and paragraph 7307(3)(b) of the Income Tax Regulations were read without reference to the description of B,

(3) Subsections (1) and (2) are deemed to have come into force on Budget Day.

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Notice of Ways and Means Motion to amend the Excise Act, 2001

That it is expedient to amend the Excise Act, 2001 as follows:

Cannabis Taxation

1 (1) The description of B in the definition dutiable amount in section 2 of the Excise Act, 2001 is replaced by the following:

B is the percentage set out in paragraph 2(a) of Schedule 7, and

(2) Paragraphs (a) and (b) of the definition low-THC cannabis product in section 2 of the Act are replaced by the following:

(a) consisting entirely of

(i) fresh cannabis,

(ii) dried cannabis, or

(iii) oil that contains anything referred to in item 1 or 3 of Schedule 1 to the Cannabis Act and that is in liquid form at a temperature of 22 ± 2°C; and

(b) any part of which does not have a maximum yield of more than 0.3% THC w/w, taking into account the potential to convert THCA into THC, as determined in accordance with the Cannabis Act. (produit du cannabis a faible teneur en THC)

(3) Section 2 of the Act is amended by adding the following in alphabetical order:

dried cannabis has the same meaning as in subsection 2(1) of the Cannabis Act. (cannabis seche)

fresh cannabis has the same meaning as in subsection 1(1) of the Cannabis Regulations, (cannabis frais)

THCA means delta-9-tetrahydrocannabinolicacid. (ATHC)

total THC of a cannabis product means the total quantity of THC, in milligrams, that the cannabis product could yield, taking into account the potential to convert THCA into THC, as determined in accordance with the Cannabis Act. (THC total)

(4) Subsections (1) to (3) come into force, or are deemed to have come into force, on May 1, 2019.

2 (1) Section 172 of the Act is replaced by the following:

Application of interest provisions

172 For greater certainty, if an amendment to this Act, or an amendment or enactment that relates to this Act, comes into force on, or applies as of, a particular day that is before the day on which the amendment or enactment is assented to or promulgated, the provisions of this Act and of the Customs Act, as the case may be, that relate to the calculation and payment of interest apply in respect of the amendment or enactment as though it had been assented to or promulgated on the particular day.

(2) Subsection (1) comes into force, or is deemed to have come into force, on May 1, 2019.

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3 (1) Paragraph (b) of the description of A in section 233.1 of the Act is replaced by the following:

(b) the amount obtained by multiplying the fair market value, at the time the contravention occurred, of the cannabis products to which the contravention relates by the percentage set out in paragraph 4(a) of Schedule 7, as that paragraph read at that time;

(2) Subsection (1) comes into force, or is deemed to have come into force, on May 1, 2019.

4 (1) Paragraph (b) of the description of A in section 234.1 of the Act is replaced by the following:

(b) the amount obtained by multiplying the fair market value, at the time the contravention occurred, of the cannabis products to which the contravention relates by the percentage set out in paragraph 4(a) of Schedule 7, as that paragraph read at that time;

(2) Subsection (1) comes into force, or is deemed to have come into force, on May 1, 2019.

5 (1) Subparagraphs 238.1(2)(b)(i) and (ii) of the Act are replaced by the following:

(i) the dollar amount set out in subparagraph 1(a)(i) of Schedule 7,

(ii) if the stamp is in respect of a specified province, three times the dollar amount set out in subparagraph 1(a)(i) of Schedule 7, and

(2) Subsection (1) comes into force, or is deemed to have come into force, on May 1, 2019.

6 (1) Sections 1 to 4 of Schedule 7 to the Act are replaced by the following:

1 Any cannabis product produced in Canada or imported: the amount equal to

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, the total of

(i) $0.25 per gram of flowering material included in the cannabis product or used in the production of the cannabis product,

(ii) $0.075 per gram of non-flowering material included in the cannabis product or used in the production of the cannabis product,

(iii) $0.25 per viable seed included in the cannabis product or used in the production of the cannabis product, and

(iv) $0.25 per vegetative cannabis plant included in the cannabis product or used in the production of the cannabis product; and

(b) in any other case, $0.0025 per milligram of the total THC of the cannabis product.

2 Any cannabis product produced in Canada: the amount obtained by multiplying the dutiable amount for the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 2.5%; and

(b) in any other case, 0%.

3 Any imported cannabis product: the amount obtained by multiplying the value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 2.5%; and

(b) in any other case, 0%.

4 Any cannabis product taken for use or unaccounted for: the amount obtained by multiplying the fair market value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 2.5%; and

(b) in any other case, 0%.

(2) Subsection (1) comes into force, or is deemed to have come into force, on May 1, 2019 except that for the purpose of determining the amount of duty imposed on or after that day under subsection 158.19(2) of the Act on any cannabis product that is packaged before that day, section 2 of Schedule 7 to the Act is to be read as it did on April 30, 2019.

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Draft
Amendments to
Various
Regulations

Draft Amendments to Various Regulations

Business Investment in Zero-Emission Vehicles

Streamlined Accounting (GST/HST) Regulations

1 (1) The portion of subsection 21.3(4) of the Streamlined Accounting (GST/HST) Regulations before paragraph (a) is replaced by the following:

(4) For the purposes of this Part, if any of paragraphs 13(7)(g) to (i) of the Income Tax Act deems an amount to be the capital cost to a registrant of a passenger vehicle for the purposes of section 13 of that Act, the amount, if any, by which

(2) The description of B in paragraph 21.3(4)(b) of the Regulations is replaced by the following:

B	is the amount deemed by any of paragraphs 13(7)(g) to (i) of the Income Tax Act to be the capital cost to the registrant of the vehicle for the purposes of section 13 of that Act,

2 Section 1 is deemed to have come into force on Budget Day.

Cannabis Taxation

Draft Excise Duties on Cannabis Regulations

3 Subparagraph 2(b)(i) of the draft Excise Duties on Cannabis Regulations, as published by the Minister of Finance on September 17, 2018, is replaced by the following:

(i) that contains a known quantity or concentration of a chemical component of cannabis, such as cannabidiol, cannabidiolic acid, THCA or THC,

4 (1) Subparagraph 3(1)(a)(i) of the draft Regulations is replaced by the following:

(i) the percentage set out in paragraph 2(a) of Schedule 1, and

(2) Paragraphs 3(1)(b) and (c) of the draft Regulations are replaced by the following:

(b) in the case of Quebec, the percentage set out in paragraph 2(a) of Schedule 2;

(c) in the case of Nova Scotia, the percentage set out in paragraph 2(a) of Schedule 3;

(3) Subparagraph 3(1)(d)(i) of the draft Regulations is replaced by the following:

(i) the percentage set out in paragraph 2(a) of Schedule 4, and

(4) Paragraph 3(1)(e) of the draft Regulations is replaced by the following:

(e) in the case of British Columbia, the percentage set out in paragraph 2(a) of Schedule 5;

(5) Subparagraph 3(1)(f)(i) of the draft Regulations is replaced by the following:

(i) the percentage set out in paragraph 2(a) of Schedule 6, and

(6) Subparagraph 3(1)(g)(i) of the draft Regulations is replaced by the following:

(i) the percentage set out in paragraph 2(a) of Schedule 7, and

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(7) Subparagraph 3(1)(h)(i) of the draft Regulations is replaced by the following:

(i) the percentage set out in paragraph 2(a) of Schedule 8, and

(8) Subparagraph 3(1)(i)(i) of the draft Regulations is replaced by the following:

(i) the percentage set out in paragraph 2(a) of Schedule 9, and

(9) Paragraphs 3(1)(j) and (k) of the draft Regulations are replaced by the following:

(j) in the case of Yukon, the percentage set out in paragraph 2(a) of Schedule 10;

(k) in the case of the Northwest Territories, the percentage set out in paragraph 2(a) of Schedule 11; and

(10) Subparagraph 3(1)(l)(i) of the draft Regulations is replaced by the following:

(i) the percentage set out in paragraph 2(a) of Schedule 12, and

5 Sections 1 to 4 of Schedule 1 to the draft Regulations are replaced by the following:

1 Any cannabis product produced in Canada or imported: the amount equal to

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, the total of

(i) $0.75 per gram of flowering material included in the cannabis product or used in the production of the cannabis product,

(ii) $0.225 per gram of non-flowering material included in the cannabis product or used in the production of the cannabis product,

(iii) $0.75 per viable seed included in the cannabis product or used in the production of the cannabis product, and

(iv) $0.75 per vegetative cannabis plant included in the cannabis product or used in the production of the cannabis product; and

(b) in any other case, $0.0075 per milligram of the total THC of the cannabis product.

2 Any cannabis product produced in Canada: the amount obtained by multiplying the dutiable amount for the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

3 Any imported cannabis product: the amount obtained by multiplying the value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

4 Any cannabis product taken for use or unaccounted for: the amount obtained by multiplying the fair market value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

6 Sections 1 to 4 of Schedule 2 to the draft Regulations are replaced by the following:

1 Any cannabis product produced in Canada or imported: the amount equal to

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, the total of

(i) $0.75 per gram of flowering material included in the cannabis product or used in the production of the cannabis product,

(ii) $0.225 per gram of non-flowering material included in the cannabis product or used in the production of the cannabis product,

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(iii) $0.75 per viable seed included in the cannabis product or used in the production of the cannabis product, and

(iv) $0.75 per vegetative cannabis plant included in the cannabis product or used in the production of the cannabis product; and

(b) in any other case, $0.0075 per milligram of the total THC of the cannabis product.

2 Any cannabis product produced in Canada: the amount obtained by multiplying the dutiable amount for the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

3 Any imported cannabis product: the amount obtained by multiplying the value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

4 Any cannabis product taken for use or unaccounted for: the amount obtained by multiplying the fair market value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

7 Sections 1 to 4 of Schedule 3 to the draft Regulations are replaced by the following:

1 Any cannabis product produced in Canada or imported: the amount equal to

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, the total of

(i) $0.75 per gram of flowering material included in the cannabis product or used in the production of the cannabis product,

(ii) $0.225 per gram of non-flowering material included in the cannabis product or used in the production of the cannabis product,

(iii) $0.75 per viable seed included in the cannabis product or used in the production of the cannabis product, and

(iv) $0.75 per vegetative cannabis plant included in the cannabis product or used in the production of the cannabis product; and

(b) in any other case, $0.0075 per milligram of the total THC of the cannabis product.

2 Any cannabis product produced in Canada: the amount obtained by multiplying the dutiable amount for the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

3 Any imported cannabis product: the amount obtained by multiplying the value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

4 Any cannabis product taken for use or unaccounted for: the amount obtained by multiplying the fair market value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

8 Sections 1 to 4 of Schedule 4 to the draft Regulations are replaced by the following:

1 Any cannabis product produced in Canada or imported: the amount equal to

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, the total of

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(i) $0.75 per gram of flowering material included in the cannabis product or used in the production of the cannabis product,

(ii) $0.225 per gram of non-flowering material included in the cannabis product or used in the production of the cannabis product,

(iii) $0.75 per viable seed included in the cannabis product or used in the production of the cannabis product, and

(iv) $0.75 per vegetative cannabis plant included in the cannabis product or used in the production of the cannabis product; and

(b) in any other case, $0.0075 per milligram of the total THC of the cannabis product.

2 Any cannabis product produced in Canada: the amount obtained by multiplying the dutiable amount for the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

3 Any imported cannabis product: the amount obtained by multiplying the value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

4 Any cannabis product taken for use or unaccounted for: the amount obtained by multiplying the fair market value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

9 Sections 1 to 4 of Schedule 5 to the draft Regulations are replaced by the following:

1 Any cannabis product produced in Canada or imported: the amount equal to

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, the total of

(i) $0.75 per gram of flowering material included in the cannabis product or used in the production of the cannabis product,

(ii) $0.225 per gram of non-flowering material included in the cannabis product or used in the production of the cannabis product,

(iii) $0.75 per viable seed included in the cannabis product or used in the production of the cannabis product, and

(iv) $0.75 per vegetative cannabis plant included in the cannabis product or used in the production of the cannabis product; and

(b) in any other case, $0.0075 per milligram of the total THC of the cannabis product.

2 Any cannabis product produced in Canada: the amount obtained by multiplying the dutiable amount for the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

3 Any imported cannabis product: the amount obtained by multiplying the value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

4 Any cannabis product taken for use or unaccounted for: the amount obtained by multiplying the fair market value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

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10 Sections 1 to 4 of Schedule 6 to the draft Regulations are replaced by the following:

1 Any cannabis product produced in Canada or imported: the amount equal to

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, the total of

(i) $0.75 per gram of flowering material included in the cannabis product or used in the production of the cannabis product,

(ii) $0.225 per gram of non-flowering material included in the cannabis product or used in the production of the cannabis product,

(iii) $0.75 per viable seed included in the cannabis product or used in the production of the cannabis product, and

(iv) $0.75 per vegetative cannabis plant included in the cannabis product or used in the production of the cannabis product; and

(b) in any other case, $0.0075 per milligram of the total THC of the cannabis product.

2 Any cannabis product produced in Canada: the amount obtained by multiplying the dutiable amount for the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

3 Any imported cannabis product: the amount obtained by multiplying the value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

4 Any cannabis product taken for use or unaccounted for: the amount obtained by multiplying the fair market value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

11 Sections 1 to 4 of Schedule 7 to the draft Regulations are replaced by the following:

1 Any cannabis product produced in Canada or imported: the amount equal to

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, the total of

(i) $0.75 per gram of flowering material included in the cannabis product or used in the production of the cannabis product,

(ii) $0.225 per gram of non-flowering material included in the cannabis product or used in the production of the cannabis product,

(iii) $0.75 per viable seed included in the cannabis product or used in the production of the cannabis product, and

(iv) $0.75 per vegetative cannabis plant included in the cannabis product or used in the production of the cannabis product; and

(b) in any other case, $0.0075 per milligram of the total THC of the cannabis product.

2 Any cannabis product produced in Canada: the amount obtained by multiplying the dutiable amount for the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

3 Any imported cannabis product: the amount obtained by multiplying the value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

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4 Any cannabis product taken for use or unaccounted for: the amount obtained by multiplying the fair market value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

12 Sections 1 to 4 of Schedule 8 to the draft Regulations are replaced by the following:

1 Any cannabis product produced in Canada or imported: the amount equal to

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, the total of

(i) $0.75 per gram of flowering material included in the cannabis product or used in the production of the cannabis product,

(ii) $0.225 per gram of non-flowering material included in the cannabis product or used in the production of the cannabis product,

(iii) $0.75 per viable seed included in the cannabis product or used in the production of the cannabis product, and

(iv) $0.75 per vegetative cannabis plant included in the cannabis product or used in the production of the cannabis product; and

(b) in any other case, $0.0075 per milligram of the total THC of the cannabis product.

2 Any cannabis product produced in Canada: the amount obtained by multiplying the dutiable amount for the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

3 Any imported cannabis product: the amount obtained by multiplying the value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

4 Any cannabis product taken for use or unaccounted for: the amount obtained by multiplying the fair market value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

13 Sections 1 to 4 of Schedule 9 to the draft Regulations are replaced by the following:

1 Any cannabis product produced in Canada or imported: the amount equal to

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, the total of

(i) $0.75 per gram of flowering material included in the cannabis product or used in the production of the cannabis product,

(ii) $0.225 per gram of non-flowering material included in the cannabis product or used in the production of the cannabis product,

(iii) $0.75 per viable seed included in the cannabis product or used in the production of the cannabis product, and

(iv) $0.75 per vegetative cannabis plant included in the cannabis product or used in the production of the cannabis product; and

(b) in any other case, $0.0075 per milligram of the total THC of the cannabis product.

2 Any cannabis product produced in Canada: the amount obtained by multiplying the dutiable amount for the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

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3 Any imported cannabis product: the amount obtained by multiplying the value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

4 Any cannabis product taken for use or unaccounted for: the amount obtained by multiplying the fair market value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

14 Sections 1 to 4 of Schedule 10 to the draft Regulations are replaced by the following:

1 Any cannabis product produced in Canada or imported: the amount equal to

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, the total of

(i) $0.75 per gram of flowering material included in the cannabis product or used in the production of the cannabis product,

(ii) $0.225 per gram of non-flowering material included in the cannabis product or used in the production of the cannabis product,

(iii) $0.75 per viable seed included in the cannabis product or used in the production of the cannabis product, and

(iv) $0.75 per vegetative cannabis plant included in the cannabis product or used in the production of the cannabis product; and

(b) in any other case, $0.0075 per milligram of the total THC of the cannabis product.

2 Any cannabis product produced in Canada: the amount obtained by multiplying the dutiable amount for the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

3 Any imported cannabis product: the amount obtained by multiplying the value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

4 Any cannabis product taken for use or unaccounted for: the amount obtained by multiplying the fair market value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

15 Sections 1 to 4 of Schedule 11 to the draft Regulations are replaced by the following:

1 Any cannabis product produced in Canada or imported: the amount equal to

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, the total of

(i) $0.75 per gram of flowering material included in the cannabis product or used in the production of the cannabis product,

(ii) $0.225 per gram of non-flowering material included in the cannabis product or used in the production of the cannabis product,

(iii) $0.75 per viable seed included in the cannabis product or used in the production of the cannabis product, and

(iv) $0.75 per vegetative cannabis plant included in the cannabis product or used in the production of the cannabis product; and

(b) in any other case, $0.0075 per milligram of the total THC of the cannabis product.

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2 Any cannabis product produced in Canada: the amount obtained by multiplying the dutiable amount for the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

3 Any imported cannabis product: the amount obtained by multiplying the value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

4 Any cannabis product taken for use or unaccounted for: the amount obtained by multiplying the fair market value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

16 Sections 1 to 4 of Schedule 12 to the draft Regulations are replaced by the following:

1 Any cannabis product produced in Canada or imported: the amount equal to

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, the total of

(i) $0.75 per gram of flowering material included in the cannabis product or used in the production of the cannabis product,

(ii) $0.225 per gram of non-flowering material included in the cannabis product or used in the production of the cannabis product,

(iii) $0.75 per viable seed included in the cannabis product or used in the production of the cannabis product, and

(iv) $0.75 per vegetative cannabis plant included in the cannabis product or used in the production of the cannabis product; and

(b) in any other case, $0.0075 per milligram of the total THC of the cannabis product.

2 Any cannabis product produced in Canada: the amount obtained by multiplying the dutiable amount for the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

3 Any imported cannabis product: the amount obtained by multiplying the value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

4 Any cannabis product taken for use or unaccounted for: the amount obtained by multiplying the fair market value of the cannabis product by

(a) in the case of dried cannabis, fresh cannabis, cannabis plants and cannabis plant seeds, 7.5%; and

(b) in any other case, 0%.

17 Sections 3 to 16 come into force, or are deemed to have come into force, on May 1, 2019 except that in applying subsection 5(2) of the draft Regulations for the purpose of determining the amount of duty imposed on or after that day under subsection 158.2(1) of the Excise Act, 2001 on any cannabis product that is packaged before that day, Schedules 1 to 12 of the draft Regulations are to be read as they did on April 30, 2019.

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